UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ANESIVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock of Anesiva, Inc.

(2)	Aggregate number of securities to which transaction applies:

121,000,000 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.20 (average of high and low prices reported on August 4, 2009)

(4)	Proposed maximum aggregate value of transaction:

$24,200,000.00

(5)	Total fee paid:

$1,350.36

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ANNUAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

A special committee of the board of directors of Anesiva, Inc. (“Anesiva”) has approved a merger combining Anesiva, Inc. and Arcion Therapeutics, Inc. (“Arcion”).

If the merger is consummated, Arcion will become a wholly-owned subsidiary of Anesiva and all outstanding shares of Arcion common stock and preferred stock will be converted into the right to receive shares of Anesiva common stock. The shares of Anesiva common stock issued to Arcion stockholders in connection with the merger are expected to represent approximately 64% of the outstanding shares of the combined company immediately following the consummation of the merger and the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes, without giving effect to any shares issuable pursuant to Anesiva’s outstanding options and warrants. There will be no adjustment to the total number of shares of Anesiva common stock to be issued to Arcion stockholders for changes in the market price of Anesiva common stock. The actual number of shares of Anesiva common stock to be issued will be         .

Anesiva common stock is listed on The NASDAQ Global Market under the symbol “ANSV.” On             , 2009 the closing sale price of Anesiva common stock was $     per share.

Stockholders of Anesiva will be asked, at Anesiva’s annual meeting of stockholders, among other proposals, to approve the issuance of shares of Anesiva common stock to the stockholders of Arcion in the merger.

The date, time and place of the annual meeting is as follows:

                    , 2009

                    , local time

                    , California

This proxy statement provides you with information about Anesiva and the proposed merger. You may obtain other information about Anesiva from documents filed with the Securities and Exchange Commission. We encourage you to carefully read the entire proxy statement.

Michael L. Kranda

Chief Executive Officer

Anesiva, Inc.

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE ANNUAL MEETING, SEE “RISK FACTORS” BEGINNING ON PAGE 25.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated                     , 2009, and is first being mailed to stockholders of Anesiva on or about                     , 2009.

ANESIVA, INC.

400 Oyster Point, Suite 502

South San Francisco, California 94080

(650) 624-9600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2009

To the Stockholders of Anesiva, Inc.:

On behalf of the board of directors of Anesiva, Inc., a Delaware corporation (“Anesiva”), we are pleased to deliver this proxy statement for the annual meeting and the proposed merger combining Anesiva and Arcion Therapeutics, Inc., a Delaware corporation (“Arcion”). The annual meeting of stockholders of Anesiva will be held on                     , 2009 at     :00  .m. (local time) at                     , California,                     , for the following purposes:

1.	To consider and vote upon the issuance of shares of Anesiva common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of August 4, 2009, among Anesiva, Arca Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Anesiva, and Arcion.

2.	To consider and vote upon the amendment of the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of issued and outstanding Anesiva common stock, contingent upon consummation of the merger.

3.	To consider and vote upon an amendment to Anesiva’s certificate of incorporation to change the name of the company from Anesiva, Inc. to Arcion Therapeutics, Inc., contingent upon consummation of the merger.

4.	To consider and vote upon an amendment to Anesiva’s 2003 Equity Incentive Plan increasing the share reserve thereunder by 3,000,000 post-split shares to an aggregate of 3,178,456 post-split shares, contingent upon the consummation of the merger and the effectiveness of the one-for-40 reverse stock split.

5.	To consider and vote upon an amendment to Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan increasing the share reserve thereunder by 500,000 post-split shares to an aggregate of 519,062 shares, contingent upon the consummation of the merger and the effectiveness of the one-for-40 reverse stock split.

6.	To elect three nominees for director named herein to hold office until the 2012 annual meeting of stockholders.

7.	To ratify the selection by the audit committee of the board of directors of Anesiva of Ernst & Young LLP as independent registered public accounting firm of Anesiva for its fiscal year ending December 31, 2009.

8.	To consider and vote upon an adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

9.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The board of directors of Anesiva has fixed August 11, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Anesiva common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. At the close of business on the record date, Anesiva had shares of common stock outstanding and entitled to vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on                     , 2009 at     :00  .m. (local time) at                     , California,                     .

The proxy statement is available at: http://investors.anesiva.com/sec.cfm?DocType=Proxy&Year=

Your vote is important. The affirmative vote of the holders of the majority of votes cast in person, or by proxy at the Anesiva annual meeting is required for approval of Proposal Nos. 1, 4, 5, 7 and 8 above. The affirmative vote of holders of a majority of the outstanding common stock as of the record date is required for approval of Proposal Nos. 2 and 3. The affirmative vote of a plurality of votes cast in person or by proxy at the annual meeting is required for approval of Proposal No. 6. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor Proposal Nos. 1 through 9. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting and will count as a vote against Proposal Nos. 2 and 3. If you do attend the Anesiva annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the board of directors,

Michael L. Kranda

President and Chief Executive Officer

South San Francisco, California

                    , 2009

THE SPECIAL COMMITTEE OF ANESIVA’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF ANESIVA COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH ISSUANCE. THE SPECIAL COMMITTEE OF ANESIVA’S BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF ANESIVA COMMON STOCK IN THE MERGER.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-40 REVERSE STOCK SPLIT OF ANESIVA COMMON STOCK IS ADVISABLE TO, AND IN THE BEST INTERESTS OF ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AMENDMENT. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2, TO APPROVE THE AMENDMENT TO EFFECT THE ONE-FOR-40 REVERSE STOCK SPLIT OF ANESIVA COMMON STOCK.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM ANESIVA, INC. TO ARCION THERAPEUTICS, INC. IS ADVISABLE TO, AND IN THE BEST INTERESTS OF ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AMENDMENT. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3, TO APPROVE THE AMENDMENT TO CHANGE THE NAME OF THE COMPANY.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT INCREASING THE SHARE RESERVE OF THE 2003 EQUITY INCENTIVE PLAN IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH INCREASE. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO APPROVE THE INCREASE IN THE SHARE RESERVE.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT INCREASING THE SHARE RESERVE OF THE 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH INCREASE. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO APPROVE THE INCREASE IN THE SHARE RESERVE.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ELECTING THE DIRECTORS IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6 TO APPROVE THE ELECTION OF THE DIRECTORS.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT RATIFYING THE SELECTION OF THE AUDIT COMMITTEE OF ERNST & YOUNG LLP AS ANESIVA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2009 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF ANESIVA AND ITS STOCKHOLDERS. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 7 TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADJOURNING THE ANESIVA ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 AND 2 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 8 TO ADJOURN THE ANESIVA ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 AND 2.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed one-for-40 reverse stock split described in Anesiva’s Proposal No. 2.

The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of Anesiva common stock. This section, however, only provides summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages included in the questions.

Q:	What is the merger?

A:	Anesiva and Arcion have entered into an Agreement and Plan of Merger, dated August 4, 2009, which is referred to in this proxy statement as the merger agreement, that contains the terms and conditions of the proposed business combination of Anesiva and Arcion. Under the merger agreement, Arca Acquisition Corporation, a wholly-owned subsidiary of Anesiva, will merge with and into Arcion, with Arcion surviving as a wholly-owned subsidiary of Anesiva, which transaction is referred to as the merger. The shares of Anesiva common stock issued to Arcion stockholders in connection with the merger are expected to represent approximately 64% of the outstanding shares of the combined company immediately following the consummation of the merger and the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes, without giving effect to any shares issuable pursuant to Anesiva’s outstanding options and warrants. There will be no adjustment to the total number of shares of Anesiva common stock to be issued to Arcion stockholders for changes in the market price of Anesiva common stock. For a more complete description of the merger, please see the section entitled “The Merger Agreement” on page 57 of this proxy statement.

Q:	Why are the two companies proposing to merge?

A:	Anesiva believes the combined company will have a seasoned management team, one product candidate in clinical trials in Phases 3 and 2, one product candidate in Phase 2 clinical trials and two pre-clinical product candidates, one of which Arcion expects to file an IND for in the first half of 2010, more secure capitalization to support product candidates and other significant potential management and business synergies. Anesiva believes that together, the two companies will be better able to achieve the goals of providing new medicines for patients and returns for stockholders. For a discussion of Anesiva’s reasons for the merger, please see the section entitled “Reasons for the Merger” on page 41 of this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Anesiva. This proxy statement is being used to solicit proxies on behalf of the Anesiva board of directors for the annual meeting, including any adjournments or postponements of the meeting. This document contains important information about the merger and the annual meeting of Anesiva, and you should read it carefully.

Q:	What is required to consummate the merger?

A:

To consummate the merger, Anesiva stockholders must approve (a) the issuance of shares of Anesiva common stock in the merger, which requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Anesiva annual meeting and (b) the one-for-40 reverse stock split, which requires the affirmative vote of holders of a majority of the outstanding shares of Anesiva’s common stock as of the record date for the annual meeting. In addition to obtaining stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. These closing conditions include: i) the condition that Anesiva shall have no indebtedness other than trade payables in an amount not in excess of $3.5 million and obligations under that certain secured note purchase agreement with Arcion, dated May 18, 2009 and those certain 7% senior notes due 2010 issued by Anesiva pursuant to that certain registration statement on Form S-3 (File No. 333-133337) filed by Anesiva with the SEC; and ii) the condition that Anesiva shall have completed the sale of shares of its capital stock (other than sales made in accordance with or pursuant to currently outstanding warrants or the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes) to investors which results in gross cash proceeds of at least $20.0 million. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Merger” on page 68 of this proxy statement.

Q:	What will Arcion stockholders receive in the merger?

A:	As a result of the merger, Arcion stockholders in the aggregate will receive shares of Anesiva common stock equal to approximately 64% of the outstanding shares of the combined company immediately following the consummation of the merger and the reinvestment, without giving effect to any shares issuable pursuant to Anesiva’s outstanding options and warrants. The aggregate amount of merger consideration will be allocated to holders of Arcion common stock and preferred stock in accordance with the applicable liquidation preference provisions of Arcion’s certificate of incorporation and as set forth in the merger agreement. The number of shares of Anesiva common stock to be issued for each share of Arcion common stock and preferred stock will not be adjusted based upon changes in the value of Anesiva common stock. For a more complete description of what Arcion stockholders will receive in the merger, please see the sections entitled “Summary—Market Price and Dividend Data” on page 12 and “The Merger Agreement—Merger Consideration; Manner and Basis of Converting Shares” on page 57.

Q:	What if the merger is not approved?

A:	If the merger is not approved, substantial doubt may arise regarding Anesiva’s ability to continue as a going concern. If Anesiva is unable to continue as a going concern, Anesiva would have to liquidate its assets, and Anesiva may realize significantly less for its assets than the values at which they are carried on its financial statements. Anesiva currently has capital resources that it believes to be sufficient to support its operations approximately through August 2009. If the merger is not approved by stockholders, Anesiva may not be able to raise sufficient capital to continue its existing operations beyond that time. Anesiva cannot assure you that any actions that Anesiva takes would raise or generate sufficient capital to fully address the uncertainties of its financial position. As a result, Anesiva may be unable to realize value from its assets and discharge its liabilities in the normal course of business. If Anesiva is unable to settle its obligations to its creditors or if it is unable to obtain financing to support continued satisfaction of its debt obligations, Anesiva would likely be in default under its lease and credit agreements and may need to seek protection under the provisions of the U.S. Bankruptcy Code. In that event, Anesiva may seek to reorganize its business, or a trustee appointed by the court may be required to liquidate its assets. In either of these events, whether the stockholders receive any value for their shares is highly uncertain. In the event Anesiva is required to liquidate under the U.S. Bankruptcy Code, it is highly unlikely that stockholders would receive any value for their shares.

In addition, Anesiva’s common stock would most likely be delisted from The NASDAQ Global Market if the merger is not approved. On March 27, 2009, Anesiva received a letter from NASDAQ notifying Anesiva that it no longer met the NASDAQ Global Market requirements under Marketplace Rule 4450(a)(3) (which has since been superseded by Rule 5450(b)(1)(A)), requiring a minimum of $10.0 million in stockholders’ equity for continued listing. On July 17, 2009, Anesiva received a letter notifying Anesiva that based on NASDAQ’s further review of Anesiva and material submitted by Anesiva, Anesiva had failed to regain compliance with Rule 5450(b)(1)(A) and that, therefore, NASDAQ has determined to delist Anesiva’s securities from The NASDAQ Global Market. Anesiva has requested an oral hearing before a hearings panel to appeal the decision during which time Anesiva’s securities will remain listed on The NASDAQ Global Market pending a decision by the listing qualifications panel following the hearing. The hearing has been scheduled for August 27, 2009. Unless the merger is consummated, it is unlikely Anesiva will be able to satisfy the $10.0 million stockholders’ equity requirement under Rule 5450(b)(1)(A) and its securities would therefore most likely be delisted from The NASDAQ Global Market. For a more complete description of the effects of a failure to approve the merger, please see the section entitled “Summary—Effect of Failure to Approve the Merger by the Stockholders” on page 4.

Q:	Do the directors, executive officers, principal stockholders and affiliates of Anesiva have interests in the merger that are different from mine?

A:	In considering the Anesiva board of directors’ recommendation that you vote to approve Proposal Nos. 1 and 2, you should be aware that some Anesiva officers, directors, principal stockholders and affiliates may have interests in the merger that are different from, or in addition to, your interests and that may present actual or potential conflicts of interest. Dr. Arnold L. Oronsky is a director of Anesiva and a director of Arcion. He is also the managing director and general partner of entities affiliated with InterWest Partners which are stockholders of both Anesiva and Arcion. Following the merger, based on shares outstanding as of July 30, 2009, these entities will own approximately 25% of the common stock of the combined company. In addition, under Anesiva’s Amended and Restated Executive Change in Control Severance Benefit Plan, certain of Anesiva’s executive officers, including Anesiva’s chief executive officer, Michael L. Kranda and Anesiva’s, vice president, finance and chief accounting officer, John H. Tran, will be eligible to receive certain severance benefits if they are terminated under certain conditions within three months prior to or 12 months following the effective date of the merger. Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan and 2003 Equity Incentive Plan also provide for the full acceleration of vesting of options under such plans if the optionholder’s service to Anesiva is terminated under certain conditions within 12 months after the merger. Anesiva also entered into a registration rights agreement with, among others, certain of its investors, including entities affiliated with Anesiva’s directors, pursuant to which the entities may require Anesiva to register under the Securities Act of 1933, as amended (the “Securities Act”), the shares issued to such investors in connection with the merger and the reinvestment, subject to certain conditions. The special committee of Anesiva’s board of directors was aware of the foregoing interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby including the merger, and in determining to recommend that Anesiva stockholders vote “FOR” the approval of the issuance of shares of Anesiva common stock in the merger. You should consider these and other interests of Anesiva’s directors and executive officers that are described more fully in this proxy statement in the section entitled “Summary—“Interests of Anesiva’s Executive Officers and Directors in the Merger”” on page 8 and “The Merger—Interests of Anesiva’s Executive Officers and Directors in the Merger”” on page 53.

Q:	What happens to existing shares of Anesiva capital stock in the merger?

A:	The shares of Anesiva common stock held by Anesiva stockholders will not be changed by the merger and Anesiva stockholders will continue to hold their existing shares following completion of the merger. Such shares, however, may be reduced pursuant to the reverse stock split described in Proposal No. 2. In addition, such shares will be diluted by the shares received by stockholders of Arcion in the merger and the shares to be issued to certain investors pursuant to the reinvestment, and such shares held by Anesiva’s stockholders will represent a smaller percentage of the combined company. For more information regarding dilution, please see the answer to the question, “Will these proposals dilute stockholders’ ownership interest in Anesiva?”.

Q:	What are the material federal income tax consequences of the merger?

A:	The merger is not a taxable event with respect to shares of Anesiva capital stock currently outstanding. The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisors for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “Material Federal Income Tax Consequences of the Merger” on page 55.

Q:	Who will be the directors of Anesiva following the merger?

A:	Following the merger, the board of directors of Anesiva will consist of Michael L. Kranda, John F. Hamilton, Arnold L. Oronsky, James N. Campbell, David J. Collier and two vacancies. Please see Proposal No. 6.

Q:	Who will be the executive officers of Anesiva following the merger?

A:	Following the merger, the executive management team of the combined company will likely include the following individuals:

Name	Position in the Combined Company	Current Position

Michael L. Kranda	Chief Executive Officer	Anesiva’s Chief Executive Officer

James N. Campbell	Chief Medical Officer	Arcion’s Chief Executive Officer

John H. Tran	Vice President, Finance and Chief Accounting Officer	Anesiva’s Vice President, Finance and Chief Accounting Officer

Kerrie L. Brady	Chief Business Officer	Arcion’s Chief Operating Officer

Q:	What risks should I consider in deciding whether to vote in favor of the share issuance or the adoption of the merger agreement?

A:	You should carefully review the section of this proxy statement entitled “Risk Factors” beginning on page 25, which sets forth certain risks and uncertainties related to the merger.

Q:	When do you expect the merger to be consummated?

A:	Anesiva anticipates that the consummation of the merger will occur sometime in the third quarter of 2009, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement—Conditions to the Merger” on page 68 of this proxy statement.

Q:	How do I attend the annual meeting?

A:	The meeting will be held on , 2009 at :00 .m. (local time) at , California, . Directions to the annual meeting may be found at: http://investors.anesiva.com/sec.cfm?DocType=Proxy&Year=. Information on how to vote in person at the annual meeting is discussed below.

Q:	Who may vote at the annual meeting?

A:	Only stockholders of record of Anesiva common stock at the close of business on August 11, 2009 will be entitled to notice of and to vote at the annual meeting. On this record date, shares of common stock of Anesiva were outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on August 11, 2009, your shares were registered directly in your name with Anesiva’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on August 11, 2009, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Your broker will not be able to vote your shares of Anesiva common stock without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	What am I voting on?

A:	There are eight matters scheduled for a vote:

•	Approval of the issuance of shares of Anesiva common stock in the merger;

•	Approval of the amendment to the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of Anesiva common stock;

•	Approval of an amendment to Anesiva’s certificate of incorporation to change the name of the company from Anesiva, Inc. to Arcion Therapeutics, Inc.;

•	Approval of an amendment to Anesiva’s 2003 Equity Incentive Plan increasing the share reserve thereunder by 3,000,000 post-split shares;

•	Approval of an amendment to Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan increasing the share reserve thereunder by 500,000 post-split shares;

•	Election of three directors to hold office until the 2012 annual meeting of stockholders.

•

Ratification of the selection by the audit committee of the board of directors of Anesiva of Ernst & Young LLP as the independent registered public accounting firm of Anesiva for its fiscal year ending December 31, 2009; and

•

Adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the issuance of shares of Anesiva common stock in the merger and the amendment to the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of Anesiva common stock

Q:	What is the reverse stock split and why is it necessary?

A:	Immediately prior to the effective time of the merger, the outstanding shares of Anesiva’s common stock will be reclassified and combined into a lesser number of shares on a ratio of one-for-40. The merger constitutes a “reverse merger” under applicable marketplace rules established by NASDAQ, which requires the combined company to comply with the initial listing standards of the applicable NASDAQ market to continue to be listed on such market following the merger. The NASDAQ Global Market’s initial listing standards require a company to have, among other things, a $5.00 per share minimum bid price and The NASDAQ Capital Market’s initial listing standards require a company to have, among other things, a $4.00 per share minimum bid price. Therefore, a reverse stock split is necessary to achieve a minimum bid price above the minimum required by these markets. Because it is a condition precedent to the merger that Anesiva’s common stock be listed on any of The NASDAQ Global Select Market, The NASDAQ Global Market or the NASDAQ Capital Market and the current price of Anesiva common stock is less than the minimum bid prices required by any of these markets, unless the condition is waived, the reverse stock split is necessary to consummate the merger.

Q:	What is the reinvestment?

A:	On August 4, 2009 we entered into a reinvestment agreement with Arcion and certain investors, including investors who are affiliates of Anesiva, contingent upon consummation of the merger. Pursuant to the reinvestment agreement, certain securities and notes held by such investors will be redeemed or repurchased by Anesiva. These investors will use the proceeds from the redemption and repurchase by Anesiva to purchase shares of Anesiva’s common stock at a fixed price of $0.30 per share, which was greater than the market price on the date of the reinvestment agreement. The investors are Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP, some of whom are affiliates of Anesiva. Please see the section of this proxy statement entitled, “Merger Agreement—Reinvestment” on page 59.

Q:	Will these proposals dilute stockholders’ ownership interest in Anesiva?

A:	Yes. Anesiva’s stockholders will incur immediate and significant dilution of their percentage of stock ownership in Anesiva if Proposal Nos. 1, 4 and 5 are approved. Please see the section of this proxy statement entitled “Risk Factors” beginning on page 25.

Q:	What if another matter is properly brought before the meeting?

A:	The board of director knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Q:	How do I vote?

A:	You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on             ,             , 2009 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com/ansv to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on             ,             , 2009 to be counted.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Anesiva. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Q:	How many votes do Anesiva stockholders have?

A:	Each holder of record of Anesiva common stock as of August 11, 2009 will be entitled to one vote for each share of common stock held on that record date. The holders of the common stock of Anesiva vote as a single class with respect to all matters subject to the vote of stockholders at the annual meeting.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal Nos. 2 and 3. For Proposal Nos. 2 and 3, broker non-votes will have the same effect as “Against” votes.

Q:	What are “broker non-votes”?

A:	Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

Q:	What is the quorum requirement?

A:	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were shares outstanding and entitled to vote. Thus, the holders of shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Q:	How many votes are needed to approve each proposal?

A:	The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Anesiva annual meeting is required for approval of each of Proposal Nos. 1, 4, 5, 7 and 8 above. The affirmative vote of holders of a majority of Anesiva’s outstanding common stock is required for approval of Proposal Nos. 2 and 3. The affirmative vote of a plurality of votes cast in person or by proxy at the Anesiva annual meeting is required for approval of Proposal No. 6.

Q:	How does Anesiva’s board of directors recommend that I vote?

A:	After careful consideration, Anesiva’s board of directors recommends that Anesiva stockholders vote:

•	“FOR” Proposal No. 1 to approve the issuance of shares of Anesiva common stock in the merger;

•	“FOR” Proposal No. 2 to approve the amendment to the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of Anesiva common stock;

•	“FOR” Proposal No. 3 to approve an amendment to Anesiva’s certificate of incorporation to change the name of the company from Anesiva, Inc. to Arcion Therapeutics, Inc.;

•	“FOR” Proposal No. 4 to approve an amendment to Anesiva’s 2003 Equity Incentive Plan increasing the share reserve thereunder by 3,000,000 post-split shares;

•	“FOR” Proposal No. 5 to approve an amendment to Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan increasing the share reserve thereunder by 500,000 post-split shares;

•	“FOR” Proposal No. 6 to elect three directors to hold office until the 2012 annual meeting of stockholders;

•

“FOR” Proposal No. 7 to ratify the selection by the audit committee of the board of directors of Anesiva of Ernst & Young LLP as the independent registered public accounting firm of Anesiva for its fiscal year ending December 31, 2009; and

•	“FOR” Proposal No. 8 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you.

If your shares of Anesiva stock are registered directly in your name, you may provide your proxy instructions in four different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via the toll-free call center set up for this purpose at 1-866-540-5760. You can also provide your proxy instructions via the Internet at http://www.proxyvoting.com/ansv. Finally, you can deliver your completed proxy card in person or by completing a ballot in person at the annual meeting. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the annual meeting of Anesiva stockholders.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the annual meeting of Anesiva stockholders and will have the same effect as voting against the one-for-40 reverse stock split described in Proposal No. 2 and the name change described in Proposal No. 3.

Q:	May I change my vote after I have provided proxy instructions?

A:	Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Anesiva’s Secretary at 400 Oyster Point, Suite 502, South San Francisco, California 94080.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If you have instructed a broker to vote your shares of Anesiva common stock, you must follow directions received from your broker to change those instructions.

Q:	How can I find out the results of the voting at the annual meeting?

A:	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the third quarter of 2009.

Q:	Should I send in my stock certificates now?

A:	No. If Proposal No. 2 is approved and effected, Anesiva stockholders will exchange their stock certificates and you will receive written instructions from Anesiva’s transfer agent for exchanging your shares of Anesiva common stock. You will also receive a cash payment for any fractional share.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware General Corporation Law, the holders of Anesiva common stock are not entitled to appraisal rights in connection with the merger or the proposals described in this proxy statement.

Q:	Who is paying for this proxy solicitation?

A:	Anesiva is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Anesiva may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Q:	What proxy materials are available on the internet?

A:	The proxy statement and Form 10-K are available at http://investors.anesiva.com/sec.cfm?DocType=Proxy&Year=.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Anesiva, Inc.

Attn: Investor Relations

400 Oyster Point, Suite 502

South San Francisco, California 94080

Telephone: (650) 624-9600

E-mail: investors@Anesiva.com

SUMMARY

This summary highlights selected information from this document. To understand the merger fully, you should read carefully this entire document and the documents to which we refer, including the annexes attached hereto. See “Where You Can Find More Information” on page 167. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary.

Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed one-for-40 reverse stock split described in Proposal No. 2.

THE COMPANIES (Page 30)

Anesiva, Inc.

400 Oyster Point, Suite 502

South San Francisco, California 94080

(650) 624-9600

Anesiva is a public, biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management. Anesiva’s lead product for the management of acute pain is in Phase 2 and 3 clinical trials.

Arca Acquisition Corporation is a wholly-owned subsidiary of Anesiva that was incorporated in Delaware on July 6, 2009. Arca Acquisition Corporation does not engage in any operations and exists solely to facilitate the merger.

Arcion Therapeutics, Inc.

2400 Boston Street, Suite 330

Baltimore, Maryland 21224

(410) 522-8701

Arcion Therapeutics is a private biotechnology company that focuses on developing innovative topical treatments to provide relief of chronic pain with convenient application and potentially reduced systemic side effects. Arcion’s product pipeline comprises multiple candidates to treat neuropathic pain, including ARC-4558, Arcion’s lead clinical program currently in Phase 2b clinical trials, ARC-2022, with respect to which Arcion expects to file an IND in early 2010 and initiate a Phase 1 clinical trial later in 2010.

Special Committee of Anesiva (Page 41)

The Anesiva board of directors appointed a special committee consisting of Mr. John F. Hamilton to evaluate the proposed transaction with Arcion. Mr. Hamilton does not hold a financial interest in Arcion.

The Combined Company (Page 41)

The combined company’s headquarters following the consummation of the merger will be at Anesiva’s current principal executive offices in South San Francisco, California. As a result of the merger, former Arcion stockholders will possess majority control of the combined company. Members of the current management of Anesiva as well as members of the current management of Arcion will be responsible for the day-to-day management of the combined company.

Risks Associated with Anesiva, Arcion and the Merger (Page 25)

The merger (including the possibility that the merger may not be completed) poses a number of risks. The risks are discussed in greater detail under the caption “Risk Factors” beginning on page 25 of this proxy statement. Anesiva encourages you to read and consider all of these risks carefully.

Reasons for the Merger

Mutual Reasons (Page 41)

Anesiva and Arcion believe that the combined company represents a biopharmaceutical company with the following potential advantages:

•	Financial Resources. The combined company will be more securely capitalized which will allow it to focus immediately on execution with respect to its product portfolio;

•	Deep Pipeline. The combined company will have a more robust product pipeline;

•

Experienced Management Team. The management of the combined company will be composed of accomplished professionals with substantial experience in the development, registration, manufacture and commercialization of pharmaceuticals. Management will have the experience and expertise necessary for the timely and successful execution of multiple clinical trials; submission of numerous, high quality regulatory filings; qualification of manufacturers and the procurement of an adequate supply of clinical and commercial quantities of product; and proper positioning and reimbursement for maximizing product sales; and

•

Synergies. There are significant potential synergies and cost savings that Anesiva and Arcion believe can be achieved by consolidating the infrastructures of the two companies and allowing management to fully leverage the combined research, development and administrative capabilities across the combined company’s product candidates.

Anesiva’s Reasons (Page 42)

The special committee of the Anesiva board of directors approved the merger based on a number of factors, including, among other factors, the following:

•

Financial Resources. Historical and current information regarding Anesiva’s business, including the discontinuing of its former product candidate, Zingo, and negative trends in its financial condition, operations, and competitive position as well as current financial market conditions combined with Anesiva’s declining cash balance and limited resources;

•

Assessment of Other Opportunities. The view of the special committee of Anesiva’s board of directors as to the potential for other third parties to enter into strategic relationships with or to acquire Anesiva on favorable terms, if at all, based on the interest expressed by other third parties during the strategic alternatives review process undertaken by Anesiva; and

•

Fairness Opinion. The opinion of Hempstead & Co., Inc. (“Hempstead”), delivered to Anesiva’s board of directors that, as of July 30, 2009, and based on and subject to the factors and assumptions set forth therein, the total merger consideration set forth in the merger agreement was fair to Anesiva from a financial point of view. The full text of Hempstead’s written opinion, dated July 30, 2009, is attached to this proxy statement as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Hempstead. Hempstead’s opinion is addressed to the Anesiva board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

In the course of its deliberations, the special committee of Anesiva’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including, among other risks and countervailing factors:

•	Dilution. The immediate and substantial dilution of the equity interests and voting power of Anesiva’s stockholders upon consummation of the merger;

•

Risks of Combination. The challenges and costs of combining the operations and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the integration and the inability to retain key employees could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger; and

•

Reputation. The possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on Anesiva’s reputation and ability to obtain financing in the future.

Arcion’s Reasons (Page 44)

The Arcion board of directors approved the merger based on a number of factors, including, among other factors, the following:

•

Expanding Pain Management Opportunities. Arcion’s current portfolio of products focuses exclusively on the development and commercialization of novel therapeutic treatments for pain management. Merging with Anesiva would enable Arcion to develop an additional pain therapeutic applicable in the number of indications;

•

Familiarity with Adlea. James N. Campbell, M.D., founder, director and chief executive officer of Arcion, and anticipated to be a director and Chief Medical Officer of Anesiva subsequent to the merger, is a co-inventor of Adlea In addition, Dr. Campbell has substantial experience in the pain therapeutics area. As such, Arcion believes that it is well situated to assist in the development and commercialization of Adlea;

•	Management Team. The availability of additional experienced executives that would broaden and deepen the combined entity’s management team;

•	Capital. Anesiva’s ability as a public company to raise additional capital; and

•

Historical and Current Information. Historical and current information concerning Arcion’s business, including its financial performance and condition, operations, management and competitive position, current industry and economic conditions, and Arcion’s prospects if it was to remain an independent company, including: (a) the risk of adverse outcomes in its clinical trials and (b) and its need to obtain additional financing and the likely terms on which it would be able to obtain that financing.

In the course of its deliberations, Arcion’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including, among other risks and countervailing factors:

•

Risks of Combination. The challenges and costs of combining the operations and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the integration and the inability to retain key employees could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•

Liabilities and Lawsuits at Anesiva. The ability of Anesiva to satisfy its outstanding obligations and resolve outstanding litigation, including the outstanding shareholder litigation, on acceptable terms;

•	Raising Additional Capital. The likelihood of the combined company to raise additional funds;

•

Stock Price. The price volatility of Anesiva’s common stock, which may reduce the value of the Anesiva common stock that Arcion stockholders will receive upon the consummation of the merger and, in particular, possibly result in the holders of Arcion common stock receiving no consideration in the merger;

•	Value. The inability of Arcion’s stockholders to realize the long-term value of the successful execution of Arcion’s current strategy as an independent company; and

•

Reputation. The possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on Arcion’s reputation and ability to obtain financing in the future.

Effect of Failure to Approve the Merger by the Stockholders

If the merger is not approved, substantial doubt may arise regarding Anesiva’s ability to continue as a going concern. If Anesiva is unable to continue as a going concern, Anesiva would have to liquidate its assets, and Anesiva may realize significantly less than the values at which they are carried on its financial statements.

Anesiva has incurred losses in each year since its inception in 1999. Anesiva currently has capital resources that it believes to be sufficient to support its operations approximately through August 2009. If the merger is not approved by stockholders, Anesiva may not be able to raise sufficient capital to continue its existing operations beyond that time, particularly in light of Anesiva’s obligations under its lease and credit agreements. Anesiva cannot assure you that any actions that it takes would raise or generate sufficient capital to fully address the uncertainties of its financial position. As a result, Anesiva may be unable to realize value from its assets and discharge its liabilities in the normal course of business. If it is unable to settle its obligations to its creditors, including its landlords, or if its is unable to obtain financing to support continued satisfaction of its leases and other debt obligations, it would likely be in default under its lease and credit agreements and may need to seek protection under the provisions of the U.S. Bankruptcy Code. In that event, it may seek to reorganize our business, or we or a trustee appointed by the court may be required to liquidate our assets. In either of these events, whether the stockholders receive any value for their shares is highly uncertain. If Anesiva needed to liquidate its assets, it would likely realize significantly less from them than the values at which they are carried on its financial statements. The funds resulting from the liquidation of its assets would be used first to pay off the debt owed to secured and unsecured creditors before any funds would be available to pay its stockholders, and any shortfall in the proceeds would directly reduce the amounts available for distribution, if any, to Anesiva’s creditors and to its stockholders. In the event Anesiva is required to liquidate under the U.S. Bankruptcy Code, it is highly unlikely that stockholders would receive any value for their shares.

During 2008, Anesiva initiated its commercialization activities relating to Zingo while simultaneously pursuing available financing sources to support operations and growth. Anesiva has had, and continues to have, an ongoing need to raise additional cash from outside sources to fund its operations. However, its announcement in November 2008 that Anesiva discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea for use in bunionectomy surgeries did not meet its primary end point has significantly depressed Anesiva’s stock price. The current credit conditions and the downturn in the financial markets and the global economy may have severely impaired Anesiva’s ability to raise additional funds.

The growth of Anesiva will be largely based on the success of a single product, Adlea, a long-acting, site-specific, non-opioid analgesic, being developed for moderate to severe pain, which has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee arthroplasty (TKA, or total knee replacement surgery). Anesiva is initially pursuing an indication for Adlea for the management of acute post-operative pain associated with orthopedic surgeries. Anesiva will require additional funds to continue to pursue an indication for Adlea for the management of acute post-operative pain associated with orthopedic surgeries.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Anesiva common stock is listed on The NASDAQ Global Market under the symbol “ANSV.” On August 4, 2009, the last full trading day prior to the public announcement of the proposed merger, Anesiva common stock closed at $0.19. On             , 2009, Anesiva common stock closed at $            .

Arcion is a private company and no public market exists for shares of its common stock or preferred stock.

NUMBER OF STOCKHOLDERS

As of the record date of August 11, 2009, there were approximately             holders of record of Anesiva common stock.

THE ANNUAL MEETING

Time, Date and Place. The 2009 annual meeting of the stockholders of Anesiva will be held on             , 2009 at     :00     .m. (local time) at             , California,             , to vote on Proposal No. 1 to approve the issuance of shares of Anesiva common stock in the merger; on Proposal No. 2 to amend the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of Anesiva common stock; on Proposal No. 3 to amend the certificate of incorporation of Anesiva to change the name of the company from Anesiva, Inc. to Arcion Therapeutics, Inc.; on Proposal No. 4 to approve an amendment to Anesiva’s 2003 Equity Incentive Plan increasing the share reserve thereunder by 3,000,000 post-split shares; on Proposal No. 5 to approve an amendment to Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan increasing the share reserve thereunder by 500,000 post-split shares; on Proposal No. 6 to approve the election of three directors to hold office until the 2012 annual meeting of stockholders; on Proposal No. 7 to ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as independent registered public accounting firm of Anesiva for its fiscal year ending December 31, 2009; and on Proposal No. 8 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

Record Date and Voting Power for Anesiva. You are entitled to vote at the Anesiva annual meeting if you owned shares of Anesiva common stock at the close of business on August 11, 2009, the record date for the Anesiva annual meeting. You will have one vote at the annual meeting for each share of Anesiva common stock you owned at the close of business on the record date. There are             shares of Anesiva common stock entitled to vote at the annual meeting.

Anesiva Required Vote. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Anesiva annual meeting is required for approval of each of Proposal Nos. 1, 4, 5, 7 and 8 above. The affirmative vote of holders of a majority of Anesiva’s outstanding common stock is required for approval of Proposals No. 2 and 3. The affirmative vote of a plurality of votes cast in person or by proxy at the Anesiva annual meeting is required for approval of Proposal No. 6.

Share Ownership of Management. As of August 11, 2009, the directors and executive officers of Anesiva, together with their affiliates, beneficially owned approximately         % of the shares entitled to vote at the Anesiva annual meeting. Certain affiliates of Anesiva have agreed to vote their shares in favor of the issuance of shares of Anesiva common stock in the merger.

RECOMMENDATIONS TO STOCKHOLDERS

The special committee of Anesiva’s board of directors has determined and believes that the issuance of shares of Anesiva common stock in the merger is advisable and fair to, and in the best interest of, Anesiva and its stockholders. The special committee of Anesiva’s board of directors recommends that the holders of Anesiva common stock vote:

•	“FOR” Proposal No. 1 to approve the issuance of shares of Anesiva common stock in the merger.

Anesiva’s board of directors recommends that the holders of Anesiva common stock vote:

•	“FOR” Proposal No. 2 to approve the amendment to the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of Anesiva common stock;

•	“FOR” Proposal No. 3 to approve an amendment to Anesiva’s certificate of incorporation to change the name of the company from Anesiva, Inc. to Arcion Therapeutics, Inc.;

•	“FOR” Proposal No. 4 to approve an amendment to Anesiva’s 2003 Equity Incentive Plan increasing the share reserve thereunder by 3,000,000 post-split shares;

•	“FOR” Proposal No. 5 to approve an amendment to Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan increasing the share reserve thereunder by 500,000 post-split shares;

•	“FOR” Proposal No. 6 to elect three directors to hold office until the 2012 annual meeting of stockholders;

•

“FOR” Proposal No. 7 to ratify the selection by the audit committee of the board of directors of Anesiva of Ernst & Young LLP as independent registered public accounting firm of Anesiva for its fiscal year ending December 31, 2009; and

•	“FOR” Proposal No. 8 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

The Merger (Page 57)

In the merger, Arca Acquisition Corporation, a wholly-owned subsidiary of Anesiva, will merge with and into Arcion, and Arcion will become a wholly-owned subsidiary of Anesiva. The Arcion common stock and preferred stock will be converted into the right to receive Anesiva common stock following the merger, in accordance with Arcion’s certificate of incorporation and as set forth in the merger agreement. The approval of the merger is contingent upon receiving stockholder approval of Proposal No. 2.

Merger Consideration; Manner and Basis of Converting Shares (Page 57)

As a result of the merger, all shares of Arcion capital stock will automatically be cancelled and Arcion stockholders will receive shares of Anesiva common stock equal to approximately 64% of the outstanding shares of the combined company immediately following the consummation of the merger and the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes, without giving effect to any shares issuable pursuant to Anesiva’s outstanding options and warrants. There will be no adjustment to the total number of shares of Anesiva common stock to be issued to Arcion stockholders for changes in the market price of Anesiva common stock. Further, the merger agreement does not include a price-based termination right. Accordingly, the market value of the shares of Anesiva issued in connection with the merger will depend on the market value of the shares of Anesiva common stock at the time of effectiveness of the merger, and could vary significantly from the market value on the date of this proxy statement.

The number of shares of Anesiva common stock to be issued in exchange for all shares of Arcion stock at the consummation of the merger will be allocated among holders of Arcion’s two classes, common stock and Series A Preferred Stock, which are the only two classes of Arcion capital stock issued and outstanding.

Arcion common stock and Arcion Series A Preferred Stock each have different liquidation and other preferences. Accordingly, the shares of Anesiva common stock to be issued in connection with the merger will not be allocated to the Arcion stockholders on a pro rata basis. Instead, the shares of Anesiva common stock will be allocated to holders of Arcion common stock and Series A Preferred Stock in accordance with the applicable liquidation preference provisions of Arcion’s certificate of incorporation and as set forth in the merger agreement.

The number of shares of Anesiva common stock to be issued in the merger does not in any way depend on the actual closing sale price of a share of Anesiva common stock on The NASDAQ Global Market at or prior to the effective time of the merger. Upon the consummation of the merger and the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes, current Anesiva stockholders will hold approximately 36% of the outstanding common stock of the combined entity, and current Arcion stockholders will hold approximately 64% of the combined entity. The percentage ownership of Anesiva stockholders will not deviate based on stock price. The percentage ownership will be based on the combined company after the merger and the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes, without giving effect to any shares issuable pursuant to Anesiva’s outstanding options and warrants.

No fractional shares of Anesiva common stock will be issued in the merger. Instead, each Arcion stockholder otherwise entitled to a fractional share of Anesiva common stock (after aggregating all fractional shares of Anesiva common stock issuable to such stockholder) will be entitled to receive in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $0.30 (see the section entitled, “Merger Agreement” on page 57).

If the number of shares of common stock of Anesiva changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the number of shares of Anesiva common stock to be issued to the Arcion stockholders.

Arcion Stock Options

At the effective time of the merger, each outstanding stock option to purchase Arcion common stock not exercised prior to the merger will be assumed by Anesiva, and Anesiva will assume Arcion’s stock option plan, subject to adjustment as provided by such plan such that options granted under such plan shall be exercisable for the purchase of Anesiva common stock.

Fairness Opinions Received by Anesiva (Page 47)

Hempstead delivered its opinion to Anesiva’s board of directors that, as of July 30, 2009 and based on and subject to the factors and assumptions set forth therein, the total merger consideration set forth in the merger agreement was fair to Anesiva from a financial point of view.

The full text of the written opinion of Hempstead, dated July 30, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex D. Hempstead & Co., Inc. provided its opinion for the information and assistance of Anesiva’s board of directors in connection with its consideration of the merger. The Hempstead opinion is not a recommendation as to how any holder of Anesiva common stock should vote with respect to the issuance of shares of Anesiva common stock in the merger. Anesiva urges you to read the entire opinion carefully.

Interests of Anesiva’s Executive Officers and Directors in the Merger (Page 53)

When considering the recommendations by the special committee of Anesiva’s board of directors, you should be aware that a number of Anesiva’s executive officers and directors have interests in the merger that are different from those of other Anesiva stockholders.

As of July 30, 2009, all directors and executive officers of Anesiva, together with their affiliates, beneficially owned as a group approximately 42.7% of Anesiva common stock. Certain affiliates of Anesiva have agreed in voting agreements with Arcion to vote all shares of Anesiva common stock owned by them as of the record date in favor of the issuance of the shares of Anesiva common stock in the merger.

Arnold L. Oronsky, Ph.D. is a current director of Anesiva. In addition, Dr. Oronsky is a current director of Arcion. Dr. Oronsky is the Managing Director of InterWest Management Partners VIII, LLC, the general partner of certain affiliated entities. As of July 30, 2009, these entities beneficially owned approximately 12.0% of Anesiva common stock and approximately 39.1% of Arcion common stock (on an as-converted basis). Following the merger, these entities will own approximately 32.3% of Anesiva common stock.

Dr. James N. Campbell, the founder, chief executive officer and a director of Arcion as well as the sole owner of ARC 1, Inc., a stockholder of Arcion which owns approximately 21.3% of the outstanding shares of Arcion, is a former director of Anesiva. Following the merger, ARC 1, Inc. will own approximately 13.9% of the shares of the combined company. Dr. Campbell is also a licensor of technology used in Anesiva’s product, Adlea.

Under Anesiva’s Amended and Restated Executive Change in Control Severance Benefit Plan, certain of Anesiva’s executive officers, including Anesiva’s chief executive officer, Michael L. Kranda and Anesiva’s vice president, finance and chief accounting officer, John H. Tran, will be eligible to receive certain severance benefits if terminated under certain conditions within three months prior to or 12 months following the effective date of the merger.

Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan and 2003 Equity Incentive Plan also provide for the full acceleration of vesting of options under such plans if the participant’s service to Anesiva is terminated under certain conditions within 12 months after the merger. If a participant must resign the participant’s position as a condition of the merger, the participant’s outstanding awards under the 2003 Non-Employee Directors’ Stock Option Plan and/or 2003 Equity Incentive Plan will become fully vested and exercisable immediately prior to such resignation. Dr. Powell and Mr. Janney will resign in connection with the closing of the merger and thus, their options to purchase 77,500 and 55,000 shares will be accelerated, respectively.

In connection with the merger, Anesiva entered into a registration rights agreement with, among others, certain of Anesiva’s investors including entities affiliated with Anesiva’s directors, pursuant to which the entities may require Anesiva to register under the Securities Act, the shares of Anesiva common stock issued to such entities in connection with the merger and reinvestment, subject to certain conditions. The entities who are affiliated with Anesiva’s directors who are parties to the registration rights agreement are Alta Partners VIII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, InterWest Partners IX, LP, Sofinnova Venture Partners V, L.P., Sofinnova Venture Affiliates V, L.P., Sofinnova Venture Principals V, L.P. and Sofinnova Venture Partners VII, L.P. The entities affiliated with Alta Partners will acquire unregistered shares of Anesiva common stock pursuant to the merger and the reinvestment and are affiliated with Anesiva’s director, Mr. Daniel S. Janney, who is the managing director of Alta Partners. The entities affiliated with Sofinnova will acquire unregistered shares of Anesiva common stock pursuant to the merger and reinvestment and are affiliated with Anesiva’s director, Dr. Michael F. Powell. InterWest Partners IX, LP will acquire unregistered shares of Anesiva common stock pursuant to the merger and reinvestment and is an affiliate of InterWest Partners, of which Dr. Arnold L. Oronsky is a general partner.

Anesiva intends to enter into offer letters with James N. Campbell and Kerrie L. Brady to be effective upon the consummation of the merger. It is also contemplated that David J. Collier will be appointed as a director of Anesiva to fill one of the vacancies on the board of directors after consummation of the merger.

Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals (Page 66)

Anesiva and Arcion have each agreed, and have further agreed to ensure that their representatives do not, prior to the consummation of the merger, directly or indirectly, solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of, or enter into discussions or negotiations with any person with respect to, any alternative acquisition proposal or any inquiry that would reasonably be expected to lead to an alternative acquisition proposal for their respective company. Anesiva and Arcion have also agreed to notify each other upon receipt of any alternative acquisition proposal or any inquiry that would reasonably be expected to lead to an alternative acquisition proposal, including the terms of the alternative acquisition proposal or inquiry and the identity of the person making the alternative acquisition proposal or inquiry. However, if Anesiva or Arcion receives an unsolicited bona fide written acquisition proposal that is a superior acquisition proposal, or could reasonably be expected to lead to a superior acquisition proposal, prior to its annual meeting, then Anesiva or Arcion, as the case may be, may provide nonpublic information to, and engage in discussions and negotiations with, the third party making the acquisition proposal so long as certain conditions are satisfied.

Obligations of the Anesiva board of directors and Arcion board of directors with Respect to Their Recommendations and Holding Meetings of Stockholders (Page 65)

Subject to certain conditions, the board of directors of Anesiva and Arcion may withdraw or modify their respective recommendation in support of the issuance of shares of Anesiva common stock in the merger. In the event that the board of directors of either company withdraws or modifies its recommendation in a manner adverse to the other company, that company may be required under certain circumstances to pay a termination fee of $1,160,000 to the other company and reimburse up to $500,000 of out-of-pocket legal, accounting and investment bank expenses of the other company.

Conditions to the Merger (Page 68)

The respective obligations of Anesiva and Arcion to consummate the merger are subject to the satisfaction of certain conditions.

Termination of the Merger Agreement (Page 70)

Either Anesiva or Arcion can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

Expenses and Termination Fees (Page 72)

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the company incurring such expenses. A termination fee of $1,160,000 and reimbursement of up to $500,000 of out-of-pocket legal, accounting and investment bank expenses may be payable by either Anesiva or Arcion to the other party upon the termination of the merger agreement under certain circumstances.

Material Federal Income Tax Consequences (Page 55)

It is a condition to Arcion’s obligation to consummate the merger that Cooley Godward Kronish LLP, counsel to Anesiva, and Goodwin Procter LLP, counsel to Arcion, each issue a tax opinion to the effect that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Regulatory Approvals (Page 55)

As of the date of this proxy statement, neither Anesiva nor Arcion is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. However, if the value of the merger were to exceed $60.2 million, Anesiva and Arcion would each be required to file premerger Notification and Report forms relating to the merger under the Hart-Scott-Rodino Act. In the United States, Anesiva must also comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Global Market in connection with the issuance of shares of Anesiva common stock in the merger and the filing of this proxy statement with the Securities and Exchange Commission (the “SEC”).

On March 27, 2009, Anesiva received a letter from NASDAQ notifying Anesiva that it no longer met the NASDAQ Global Market requirements under Marketplace Rule 4450(a)(3) (which has since been superseded by Rule 5450(b)(1)(A)), requiring a minimum of $10,000,000 in stockholders’ equity for continued listing. On July 17 2009, Anesiva received a letter notifying Anesiva that based on NASDAQ’s further review of Anesiva and material submitted by Anesiva, Anesiva had failed to regain compliance with Rule 5450(b)(1)(A) and that, therefore, NASDAQ has determined to delist Anesiva’s securities from The NASDAQ Global Market. Anesiva has requested an oral hearing before a Hearings Panel to appeal the decision during which time Anesiva’s securities will remain listed on The NASDAQ Global Market pending a decision by the Listing Qualifications Panel following the hearing. The hearing has been scheduled for August 27, 2009. Unless the merger is consummated, it is unlikely Anesiva will be able to satisfy the $10,000,000 stockholders’ equity requirement under Rule 5450(b)(1)(A) and its securities would therefore most likely be delisted from The NASDAQ Global Market.

Anticipated Accounting Treatment (Page 55)

The merger will be treated by Anesiva as a reverse merger under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. For accounting purposes, Arcion is considered to be acquiring Anesiva in this transaction. Therefore, the aggregate consideration paid in connection with the merger, together with the direct costs of acquisition, will be allocated to Anesiva’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Anesiva will be consolidated into the results of operations of Arcion as of the effective date of the merger.

Appraisal Rights (Page 55)

As Anesiva common stock is quoted on The NASDAQ Global Market, holders of Anesiva common stock are not entitled to appraisal rights in connection with the merger.

Proposal No. 2—Amendment to the Certificate of Incorporation of Anesiva (Page 77)

The Anesiva board of directors has determined and believes that the amendment to the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of all outstanding shares of Anesiva common stock is in the best interests of Anesiva and its stockholders. The approval of this matter is contingent upon receiving stockholder approval of Proposal No. 1. The board of directors of Anesiva will not effectuate the reverse stock split as proposed in this Proposal No. 2 unless stockholder approval for Proposal No. 1 is received.

The reverse stock split will affect all Anesiva stockholders uniformly. No fractional shares will be issued as a result of the reverse stock split, however stockholders who hold fractional shares will be entitled to a cash amount. After the reverse stock split is effected, stockholders will receive instructions from Anesiva’s transfer agent on how to exchange stock certificates. The reverse stock split will have no effect on par value.

Proposal No. 3—Amendment to the Certificate of Incorporation of Anesiva (Page 82)

The Anesiva board of directors has determined and believes that the amendment to the certificate of incorporation of Anesiva to change the name of Anesiva from Anesiva, Inc. to Arcion Therapeutics, Inc. is in the best interests of Anesiva and its stockholders. The approval of this matter is contingent upon consummation of the merger. The board of directors of Anesiva will not effectuate the corporate name change as proposed in this Proposal No. 3 unless stockholder approval for Proposal Nos. 1 and 2 is received.

Proposal No. 4—Approval of Amendment of 2003 Equity Incentive Plan (Page 83)

Anesiva’s board of directors has amended the 2003 Equity Incentive Plan to increase the number of shares available for issuance thereunder by 3,000,000 post-split shares. Anesiva’s board of directors believes that such an amendment is necessary to ensure that a sufficient number of shares remain available for issuance so that Anesiva can continue to grant stock awards at levels determined appropriate to attract, motivate, and retain qualified employees, directors, and consultants as well as to assume the options of Arcion pursuant to the merger described in Proposal No. 1. As of June 30, 2009, 111,993 post-split shares of Anesiva common stock remained available for future issuance under Anesiva’s 2003 Equity Incentive Plan. The amendment of the plan to increase the number of shares reserved thereunder is contingent upon the consummation of the merger and effectiveness of the reverse stock split as set forth in Proposal No. 2.

Proposal No. 5—Approval of Amendment of 2003 Non-Employee Directors’ Stock Option Plan (Page 91)

Anesiva’s board of directors has amended the 2003 Non-Employee Directors’ Stock Option Plan to increase the number of shares available for issuance thereunder by 500,000 post-split shares. Anesiva’s board of directors believes that such an amendment is necessary to ensure that a sufficient number of shares remain available for issuance so that Anesiva can continue to grant stock options to attract, motivate, and retain qualified non-employee directors. As of June 30, 2009, 13,416 post-split shares shares of Anesiva common stock remained available for future issuance under Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan. The amendment of the plan to increase the number of shares reserved thereunder is contingent upon the consummation of the merger and effectiveness of the reverse stock split as set forth in Proposal No. 2.

Proposal No. 6—Approval of Election of Class I Directors (Page 96)

Anesiva’s board of directors is currently divided into three classes pursuant to Anesiva’s certificate of incorporation, with each class having a three-year term. John F. Hamilton, Michael L. Kranda and Arnold L. Oronsky have been nominated for election as class III directors and if elected, would serve until the 2012 Annual Meeting.

Proposal No. 7—Ratification of Independent Registered Accounting Firm (Page 107)

The audit committee of the board of directors of Anesiva has selected Ernst & Young LLP as Aneisva’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and the board of directors has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited Anesiva’s financial statements since January 1, 2000.

Proposal No. 8—Adjournment (Page 109)

If Anesiva fails to receive a sufficient number of votes to approve Proposal Nos. 1 and 2, Anesiva may propose to adjourn the annual meeting, if a quorum is present, for a period of not more than 30 days to solicit additional proxies to approve Proposal Nos. 1 and 2. Anesiva does not intend to propose adjournment at the annual meeting if there are sufficient votes to approve Proposal Nos. 1 and 2.

MARKET PRICE AND DIVIDEND DATA

Anesiva common stock is listed on The NASDAQ Global Market under the symbol “ANSV.” The following tables present, for the periods indicated, the range of high and low per share sales prices for Anesiva common stock as reported on The NASDAQ Global Market.

Anesiva Common Stock

	High	Low
2007
First quarter	$8.71	$6.70
Second quarter	8.35	5.78
Third quarter	7.07	4.92
Fourth quarter	7.00	3.95
2008
First quarter	5.41	3.16
Second quarter	3.97	2.72
Third quarter	3.13	1.27
Fourth quarter	1.51	0.05
2009
First quarter	0.76	0.20
Second quarter	0.41	0.24
Third quarter (through August 7, 2009)	0.30	0.19

Following the consummation of the merger, Anesiva common stock will continue to be listed on The NASDAQ Global Market, and there will be no public market for the Arcion common stock or preferred stock.

On March 27, 2009, Anesiva received a letter from NASDAQ notifying Anesiva that it no longer met the NASDAQ Global Market requirements under Marketplace Rule 4450(a)(3) (which has since been superseded by Rule 5450(b)(1)(A)), requiring a minimum of $10,000,000 in stockholders’ equity for continued listing. On July 17 2009, Anesiva received a letter notifying Anesiva that based on NASDAQ’s further review of Anesiva and material submitted by Anesiva, Anesiva had failed to regain compliance with Rule 5450(b)(1)(A) and that, therefore, NASDAQ has determined to delist Anesiva’s securities from The NASDAQ Global Market. Anesiva has requested an oral hearing before a Hearings Panel to appeal the decision during which time Anesiva’s securities will remain listed on The NASDAQ Global Market pending a decision by the Listing Qualifications Panel following the hearing. The hearing has been scheduled for August 27, 2009. Unless the merger is consummated, it is unlikely Anesiva will be able to satisfy the $10,000,000 stockholders’ equity requirement under Rule 5450(b)(1)(A) and its securities would therefore most likely be delisted from The NASDAQ Global Market.

Dividends

Anesiva has never declared or paid any cash dividends on its capital stock. Anesiva currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of Anesiva’s board of directors and will depend upon its financial condition, operating results, capital requirements, covenants in Anesiva’s debt instruments, and such other factors as the board of directors deems relevant.

Under the terms of a securities purchase agreement with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (collectively, the “January Investors”), dated January 20, 2009, while securities in the aggregate principal amount of $6.3 million issued to the January Investors remain outstanding, the consent of the January Investors will be required for Anesiva to declare or pay any dividends or redeem any of its equity securities, other than dividends payable solely in common stock of Anesiva or in connection with benefit plans.

Under the terms of a secured note purchase agreement with Arcion, dated May 18, 2009, while the secured note issued to Arcion remains outstanding, the consent of Arcion will be required for Anesiva to declare or pay any dividends or redeem any of its equity securities, other than dividends payable solely in common stock of Anesiva or in connection with benefit plans.

Arcion Common Stock

Arcion’s common stock is not publicly traded, and Arcion does not currently file reports with the SEC.

Arcion has not declared or paid cash dividends on its capital stock and has no intention of doing so at the current time.

As of August 4, 2009, Arcion had one stockholder holding its common stock and three stockholders holding its Series A preferred stock.

ANESIVA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(In thousands, except share and per share data)

You should read the following tables in conjunction with Anesiva’s financial statements and related notes and Anesiva’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Anesiva’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 included as Annex K and L to this proxy statement and Anesiva’s Annual Report on Form 10-K for the year ended December 31, 2008. Historical results are not necessarily indicative of the results to be expected in the future.

The statement of operations for the years ended December 31, 2006, 2007 and 2008 and the balance sheet data as of December 31, 2007 and 2008 have been derived from Anesiva’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2008, and have been audited by Ernst & Young LLP, independent registered public accounting firm. Ernst & Young LLP’s report on the consolidated financial statements for the year ended December 31, 2008, which is included elsewhere herein, includes an explanatory paragraph which describes an uncertainty about Anesiva’s ability to continue as a going concern. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in Annex J. The balance sheet data as of December 31, 2004, 2005 and 2006 and the statement of operations data for the years ended December 31, 2004 and 2005 are derived from audited financial statements not included or incorporated by reference in this proxy statement. The statement of operations data for the six months ended June 30, 2009 and 2008 and the balance sheet data as of June 30, 2009 have been derived from unaudited financial statements contained in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 included as Annex L to this proxy statement.

	Years Ended December 31,					Six Months Ended June 30, (unaudited)
	2004	2005	2006	2007	2008	2008	2009
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Contract revenue	$—	$—	$89	$51	$304	$303	$—
Operating expenses:
Research and development	11,309	13,302	20,593	23,261	36,186	19,972	3,581
General and administrative	6,468	17,234	18,717	16,699	13,003	8,527	7,170

Total operating expenses	17,777	30,536	39,310	39,960	49,189	28,499	10,751

Loss from operations	(17,777)	(30,536)	(39,221)	(39,909)	(48,885)	(28,196)	(10,751)
Gain (loss) on sale of assets	—	22	(267)	151	(165)	—	80
Interest and other expense	(24)	—	(6)	(1,524)	(1,275)	(679)	(501)
Interest and other income	628	1,263	3,458	3,422	1,937	816	42
Loss from debt extinguishment	—	—	—	—	(3,709)	—	—

Loss before discontinued operations and extraordinary gain	(17,173)	(29,251)	(36,036)	(37,860)	(52,097)	(28,059)	(11,130)
Gain (loss) from discontinued operations	(5,860)	(5,992)	(19,531)	(21,422)	(51,116)	(15,383)	281

Loss before extraordinary gain	(23,033)	(35,243)	(55,567)	(59,282)	(103,213)	(43,442)	(10,849)

Extraordinary gain	—	1,725	—	—	—	—	—

Net income (loss)	(23,033)	(33,518)	(55,567)	(59,282)	(103,213)	(43,442)	(10,849)

Basic net income (loss) per common share:
Continuing operations	$(20.64)	$(14.74)	$(1.75)	$(1.35)	$(1.29)	$(0.70)	$(0.28)
Discontinued operations	$(7.04)	$(3.02)	$(0.95)	$(0.76)	$(1.27)	$(0.38)	$0.01
Extraordinary gain	$—	$0.87	$—	$—	$—	$—	$—

Basic net income (loss) per common share	$(27.68)	$(16.89)	$(2.69)	$(2.12)	$(2.56)	$(1.08)	$(0.27)

Diluted net income (loss) per common share:
Continuing operations	$(20.64)	$(14.74)	$(1.75)	$(1.35)	$(1.29)	$(0.70)	$(0.28)
Discontinued operations	$(7.04)	$(3.02)	$(0.95)	$(0.76)	$(1.27)	$(0.38)	$0.01
Extraordinary gain	$—	$0.87	$—	$—	$—	$—	$—

Diluted net income (loss) per common share	$(27.68)	$(16.89)	$(2.69)	$(2.12)	$(2.56)	$(1.08)	$(0.27)

Weighted average shares used to compute basic net income (loss) per common share	832	1,985	20,643	28,024	40,349	40,299	40,449

Weighted average shares used to compute diluted net income (loss) per common share	832	1,985	20,643	28,024	40,349	40,299	40,593

ANESIVA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—(Continued)

(In thousands, except share and per share data)

	As of December 31,					June 30, 2009 (unaudited)
	2004	2005	2006	2007	2008
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$39,858	$94,913	$85,055	$90,840	$658	$920
Total assets	43,254	97,917	95,376	109,736	3,053	1,950
Total current liabilities	3,444	8,377	6,831	12,175	11,053	19,621
Total long-term liabilities	—	—	217	9,047	—	750
Convertible preferred stock	87,687	—	—	—	—	—
Accumulated deficit	(60,126)	(93,644)	(149,211)	(208,765)	(311,978)	(322,826)
Total stockholders’ equity (deficit)	$(47,877)	$89,540	$88,328	$88,514	$(8,000)	$(18,421)

The 2007, 2008 and 2009 quarterly financial data below have been derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Anesiva considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2009 and June 30, 2009 and the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009. The data should be read in conjunction with the consolidated financial statements, related notes, and other information included in Annexes K and L to this proxy statement.

For the year-ended December 31, 2007 (in thousands, except per share data)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(unaudited)
Contract revenues	$—	$—	$50	$1
Operating expenses:
Research and development	4,146	4,603	6,885	7,627
General and administrative	4,207	4,229	4,171	4,092

Total operating expenses	8,353	8,833	11,056	11,719

Loss from operations	(8,353)	(8,833)	(11,006)	(11,718)
Gain on sale of assets	16	30	—	105
Interest and other expense	—	(90)	(1,027)	(407)
Interest and other income	1,022	880	887	633

Loss before discontinued operations	(7,315)	(8,013)	(11,146)	(11,387)
Loss from discontinued operations	(4,363)	(5,825)	(4,911)	(6,323)

Net Loss	(11,678)	(13,838)	(16,057)	(17,710)

Basic and diluted net loss per common share:
Continuing operations	$(0.27)	$(0.29)	$(0.40)	$(0.38)

Discontinued operations	$(0.16)	$(0.21)	$(0.18)	$(0.21)

Basic and diluted net loss per common share	$(0.43)	$(0.51)	$(0.58)	$(0.60)

Weighted average shares used to compute basic and diluted net loss per common share	27,315	27,376	27,659	29,713

ANESIVA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—(Continued)

(In thousands, except share and per share data)

For the year-ended December 31, 2008 (in thousands, except per share data)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(unaudited)
Contract revenues	$1	$302	$1	$—
Operating expenses:
Research and development	9,374	10,598	9,860	6,354
General and administrative	4,249	4,278	2,801	1,675

Total operating expenses	13,623	14,876	12,661	8,029

Loss from operations	(13,622)	(14,574)	(12,660)	(8,029)
Gain on sale of assets	—	—	1	(166)
Interest and other expense	(283)	(396)	(280)	(316)
Interest and other income	531	285	176	945
Loss from debt extinguishment	—	—	(656)	(3,053)

Loss before discontinued operations	(13,374)	(14,685)	(13,419)	(10,619)
Loss from discontinued operations	(8,209)	(7,174)	(9,451)	(26,282)

Net Loss	(21,583)	(21,859)	(22,870)	(36,901)

Basic and diluted net loss per common share:
Continuing operations	$(0.33)	$(0.36)	$(0.33)	$(0.26)

Discontinued operations	$(0.20)	$(0.18)	$(0.23)	$(0.65)

Basic and diluted net loss per common share	$(0.54)	$(0.54)	$(0.57)	$(0.91)

Weighted average shares used to compute basic and diluted net loss per common share	40,269	40,328	40,366	40,431

ANESIVA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA—(Continued)

(In thousands, except share and per share data)

For the first two quarters ended June 30, 2009 (in thousands, except per share data)

	Quarter Ended
	March 31,	June 30,
	(unaudited)
Contract revenues	$—	$—
Operating expenses:
Research and development	1,855	1,726
General and administrative	5,665	1,505

Total operating expenses	7,520	3,231

Loss from operations	(7,520)	(3,231)
Gain on sale of assets	65	15
Interest and other expense	(51)	(450)
Interest and other income	3	39

Loss before discontinued operations	(7,503)	(3,627)
Gain (loss) from discontinued operations	(80)	361

Net Income (loss)	(7,583)	(3,266)

Basic net income (loss) per common share:
Continuing operations	$(0.19)	$(0.09)
Discontinued operations	$(0.00)	$0.01

Basic net income (loss) per common share	$(0.19)	$(0.08)

Diluted net income (loss) per common share:
Continuing operations	$(0.19)	$(0.09)
Discontinued operations	$(0.00)	$0.01

Diluted net income (loss) per common share	$(0.19)	$(0.08)

Weighted average shares used to compute basic net income (loss) per common share	40,444	40,458

Weighted average shares used to compute diluted net income (loss) per common share	40,444	40,624

ARCION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(In thousands, except share and per share data)

You should read the following tables in conjunction with Arcion’s consolidated financial statements and related notes and Arcion’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained elsewhere in this proxy statement. Historical results are not necessarily indicative of the results to be expected in the future.

The statement of operations data for the period from February 28, 2007 (inception) through December 31, 2007 and the year ended December 31, 2008 and the balance sheet data as of December 31, 2007 and 2008 have been derived from Arcion’s audited consolidated financial statements contained in Annex M to this proxy statement, and have been audited by Ernst & Young LLP, independent registered public accounting firm. Ernst & Young LLP’s report on the consolidated financial statements for the year ended December 31, 2008, which is included elsewhere herein, includes an explanatory paragraph which describes an uncertainty about Arcion’s ability to continue as a going concern. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in Annex M to this proxy statement. The statement of operations data for the six months ended June 30 2008 and 2009, and the period from February 28, 2007 (inception) to June 30, 2009 and the balance sheet data as of June 30, 2009 have been derived from unaudited financial statements included as Annex N to this proxy statement.

	Period from February 28, 2007 (inception) through December 31, 2007	Year Ended December 31, 2008	Six Months Ended June 30,		Period from February 28, 2007 (inception) through June 30, 2009 (unaudited)
			2008	2009
			(unaudited)
	(in thousands, except per share amounts)
Operating expenses:
Research and development	$705	$2,313	$1,129	$1,782	$4,800
General and administrative	303	846	423	906	2,055

Total operating expenses	1,008	3,159	1,552	2,688	6,855

Loss from operations	(1,008)	(3,159)	(1,552)	(2,688)	(6,855)
Interest and other income	3	56	26	24	83
Interest expense	(5)	—	—	—	(5)
Series A Preferred Stock obligation expense	—	(631)	(659)	57	(574)

Net loss	$(1,010)	$(3,734)	$(2,185)	$(2,607)	$(7,351)

Basic and diluted net loss per common share	$(0.42)	$(1.56)	$(0.91)	$(1.09)	$(3.07)

Weighted average shares used to compute basic and diluted net loss per common share	2,394	2,394	2,394	2,394	2,394

	As of December 31,		June 30, 2009 (unaudited)
	2007	2008
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$2,631	$2,573	$678
Total assets	2,657	2,690	2,810
Total current liabilities	648	1,189	497
Series A Preferred Stock Obligation	2,780	5,990	9,401
Deficit accumulated during the development stage	(1,010)	(4,744)	(7,351)
Total liabilities, Convertible Preferred Stock and stockholders’ equity (deficit)	$2,657	$2,690	$2,810

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(in thousands, except share and per share data)

The following selected unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. For accounting purposes, Arcion is considered to be acquiring Anesiva in this merger. The Anesiva and Arcion unaudited pro forma condensed combined balance sheet data assume that the merger of Anesiva and Arcion took place on June 30, 2009, and combines the Anesiva historical balance sheet at June 30, 2009 with Arcion’s historical balance sheet at June 30, 2009. The Anesiva and Arcion unaudited pro forma condensed combined statement of operations data assume that the merger of Anesiva and Arcion took place as of the beginning of the periods presented. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2008 combines Anesiva’s historical statement of operations for the year then ended with Arcion’s statement of operations for the year ended December 31, 2008. The unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2009 combines Anesiva’s historical statement of operations for the six months then ended with Arcion’s historical statement of operations for the six months ended June 30, 2009.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the six months ended June 30, 2009 and for the year ended December 31, 2008 are derived from the unaudited pro forma condensed combined financial statements at page 115 of this proxy statement and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Year Ended December 31, 2008	Six Months Ended June 30, 2009
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Contract Revenues	$304	$—
Loss from continuing operations	(55,470)	(13,734)
Gain (loss) from discontinued operations	(51,116)	281
Net income (loss)	(106,586)	(13,453)

Basic net income (loss) per common share:
Continuing operations	$(0.30)	$(0.07)
Discontinued operations	$(0.28)	$0.00

Basic net income (loss) per common share	$(0.58)	$(0.07)

Diluted net income (loss) per common share:
Continuing operations	$(0.30)	$(0.07)
Discontinued operations	$(0.28)	$0.00

Diluted net income (loss) per common share	$(0.58)	$(0.07)

Weighted average shares used to compute basic net income (loss) per common share	184,228	184,328

Weighted average shares used to compute diluted net income (loss) per common share	184,228	184,472

As of June 30, 2009
(in thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalent	$1,598
Working capital	(9,037)
Total assets	25,154
Long-term liabilities	750
Total stockholders’ equity (deficit)	13,179
Total liabilities, Convertible Preferred Stock and stockholders’ equity	$25,154

DESCRIPTION OF ANESIVA’S COMMON STOCK

Common Stock

As of August 11, 2009, the authorized common stock of Anesiva consisted of 100,000,000 shares of common stock, of which              shares were issued and outstanding.

Dividend Rights. Anesiva has never declared or paid any cash dividends on its capital stock.

Under the terms of a securities purchase agreement with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (collectively, the “January Investors”), dated January 20, 2009, while securities in the aggregate principal amount of $6.3 million issued to the January Investors remain outstanding, the consent of the January Investors will be required for Anesiva to declare or pay any dividends or redeem any of its equity securities, other than dividends payable solely in common stock of Anesiva or in connection with benefit plans.

Under the terms of a secured note purchase agreement with Arcion, dated May 18, 2009, while the secured note issued to Arcion remains outstanding, the consent of Arcion will be required for Anesiva to declare or pay any dividends or redeem any of its equity securities, other than dividends payable solely in common stock of Anesiva or in connection with benefit plans.

Voting Rights. Each holder of shares of Anesiva common stock is entitled to one vote for each share held on all matters submitted to a vote of Anesiva stockholders. Cumulative voting for the election of directors is not provided for in Anesiva’s certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights. The Anesiva common stock is not entitled to preemptive rights and is not subject to conversion.

Rights to Receive Liquidation Distributions. Upon a liquidation, dissolution or winding up of Anesiva, assets legally available for distribution to stockholders are distributable ratably among the holders of the Anesiva common stock outstanding at that time after payment of any liquidation preferences on any outstanding preferred stock.

Anti-Takeover Provisions. The provisions of the Delaware General Corporation Law, or DGCL, Anesiva’s certificate of incorporation and bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control from Anesiva.

Anesiva is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•

the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or annual meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Anesiva has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Anesiva.

Transfer Agent. The transfer agent for Anesiva common stock is Mellon Investor Services LLC.

Listing. Anesiva common stock is quoted on The NASDAQ Global Market under the symbol “ANSV.”

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following information does not give effect to the proposed one-for-40 reverse stock split of Anesiva common stock described in Anesiva’s Proposal No. 2.

The information below reflects:

•

the historical net income (loss) and book value per share of Anesiva common stock and the historical net loss and book value per share of Arcion common stock in comparison with the unaudited pro forma net income (loss) and book value per share after giving effect to the proposed merger of Anesiva with Arcion on a purchase basis; and

•

the equivalent historical net loss and book value per share attributable to 120,093,720 shares of Anesiva common stock which will be issued to the holders of Arcion common stock and preferred stock, assuming the merger was consummated on January 1, 2008.

You should read the tables below in conjunction with the respective audited and unaudited financial statements and related notes of Anesiva and Arcion included elsewhere in this proxy statement and the unaudited pro forma condensed financial information and notes related to such financial statements included elsewhere in this proxy statement.

ANESIVA

	Year Ended December 31, 2008	Six Months Ended June 30, 2009
		(unaudited)
Historical Per Common Share Data:
Basic net income (loss) per common share:
Continuing operations	$(1.29)	$(0.28)
Discontinued operations	$(1.27)	$0.01

Basic net income (loss) per common share	$(2.56)	$(0.27)

Diluted net income (loss) per common share:
Continuing operations	$(1.29)	$(0.28)
Discontinued operations	$(1.27)	$0.01

Diluted net income (loss) per common share	$(2.56)	$(0.27)

Book value per basic share	$(0.20)	$(0.46)
Book value per diluted share	$(0.20)	$(0.46)

ARCION

	Year Ended December 31, 2008	Six Months Ended June 30, 2009
		(unaudited)
Historical Per Common Share Data:
Net loss per common share—basic and diluted	$(1.56)	$(1.09)
Book value per share	$(1.88)	$(2.96)

ANESIVA AND ARCION

	Year Ended December 31, 2008	Six Months Ended June 30, 2009
		(unaudited)
Combined Pro Forma Per Common Share Data:
Basic net income (loss) per common share:
Continuing operations	$(0.30)	$(0.07)
Discontinued operations	$(0.28)	$0.00

Basic net income (loss) per common share	$(0.58)	$(0.07)

Diluted net income (loss) per common share:
Continuing operations	$(0.30)	$(0.07)
Discontinued operations	$(0.28)	$0.00

Diluted net income (loss) per common share	$(0.58)	$(0.07)

Book value per basic share	$0.08	$0.07
Book value per diluted share	$0.08	$0.07

Equivalent Pro Forma Data:
Net loss per equivalent Arcion share—basic and diluted	$(42.97)	$(5.62)

FORWARD-LOOKING INFORMATION

This proxy statement includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions as well as the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements in this proxy statement include, without limitation, statements regarding benefits of the proposed merger and future expectations concerning available cash and cash equivalents, the expected timing of the conclusion of clinical trials, the timing of regulatory filings, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by this proxy statement. Such risk factors include, among others:

•	difficulties encountered in integrating merged businesses;

•	uncertainties as to the timing of the merger, approval of the transaction by the stockholders of the companies and the satisfaction of closing conditions to the transaction;

•	the competitive environment in the life sciences industry;

•	whether the companies can successfully develop new products and the degree to which these gain market acceptance.

•	the success and timing of our preclinical studies and clinical trials;

•	our ability to obtain and maintain regulatory approval for our product candidates and the timing of such approvals;

•	our plans to research, develop and commercialize our product candidates;

•	regulatory developments in the United States and foreign countries; and

•	our ability to obtain and maintain intellectual property protection for our product candidates.

Actual results may differ materially from those contained in the forward-looking statements in this proxy statement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. All forward-looking statements are qualified in their entirety by this cautionary statement.

RISK FACTORS

You should consider the following factors in evaluating whether to approve the issuance of shares of Anesiva common stock in the merger. These factors should be considered in conjunction with the other information included or incorporated by reference by Anesiva in this proxy statement.

To facilitate a reading of the risks that we believe will apply to Anesiva and Arcion as a combined company following completion of the merger, in referring to “we,” “us” and other first person declarations in these risk factors, we are referring to the combined company as it would exist following the merger. Where we use the words describing either Anesiva or Arcion, as the case may be, we are referring to such entity as a stand alone company.

RISKS RELATING TO THE MERGER AND THE REINVESTMENT

If we are not successful in integrating our organizations, we may not be able to operate efficiently after the merger.

Achieving the benefits of the merger will depend in part on the successful integration of Anesiva’s and Arcion’s operations and personnel in a timely and efficient manner. The integration process requires coordination of different development, regulatory, manufacturing and commercial teams, and involves the integration of systems, applications, policies, procedures, development programs, business processes and operations. This may be difficult and unpredictable because of possible cultural conflicts and different opinions on scientific, clinical and regulatory matters. If we cannot successfully integrate our operations and personnel, we may not realize the expected benefits of the merger.

Integrating our companies may divert management’s attention away from our operations.

Successful integration of Anesiva’s and Arcion’s operations, products and personnel may place a significant burden on Anesiva’s management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could result in delays in Anesiva’s clinical trial programs and could otherwise harm Anesiva’s business, financial condition and operating results.

We expect to incur significant costs integrating the companies into a single business.

We expect to incur significant costs integrating Anesiva’s and Arcion’s operations, products and personnel. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining development, regulatory, manufacturing and commercial teams and processes;

•	reorganization of facilities; and

•	relocation or disposition of excess equipment.

Following the merger and the reinvestment, our principal stockholders and management will own a significant percentage of our stock and will be able to exercise significant influence.

The executive officers, directors and principal stockholders of the combined company, together with their affiliates, will own approximately 87.8% of the voting stock of the combined company including shares issued pursuant to the reinvestment and shares subject to outstanding options after the consummation of the merger based upon shares outstanding as of July 30, 2009. These principal stockholders and management will likely be able to determine the composition of our board of directors, possess the voting power to approve all matters requiring stockholder approval, including the approval of mergers and acquisitions or other changes in corporate control, and will continue to have significant influence over our operations. The principal stockholders will have the ability to exert substantial influence or actual control over the combined company’s management policies and strategic focus, would control the outcome of any matter submitted to our stockholders and would have the ability to elect or remove all of our directors. There is a risk that the interests of these stockholders will not be consistent with the interests of other holders of Anesiva common stock.

This concentration of ownership could also have the effect of delaying or preventing a change in our control, making it more difficult for Anesiva to raise capital by selling stock or for Anesiva to use its stock as consideration in acquisitions, or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could impede or prevent transactions in which stockholders might otherwise receive a premium for their shares or reduce the price of our common stock.

Upon completion of the merger and the reinvestment, current stockholders of Anesiva will be subject to significant dilution of their voting power.

The former stockholders of Arcion will own approximately 64% of the outstanding shares of the combined company immediately following the consummation of the merger and the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes, without giving effect to any shares issuable pursuant to Anesiva’s outstanding options and warrants. As a result of the merger and the reinvestment, the current stockholders of Anesiva would experience immediate and substantial dilution of their ownership and voting influence. This dilution could have an adverse impact on the trading price of Anesiva’s common stock.

Further, there is a closing condition to the merger that Anesiva complete the sale of shares of its capital stock (other than sales made in accordance with or pursuant to currently outstanding warrants) to investors which results in gross cash proceeds of at least $20.0 million. This financing will further dilute the ownership and voting influence of the current stockholders of Anesiva.

Failure to complete the merger and the and the reinvestment could adversely affect Anesiva’s stock price and Anesiva’s future business and operations.

The merger is subject to the satisfaction of closing conditions, including the approval by Anesiva stockholders, and Anesiva cannot assure you that the merger will be successfully completed. In the event that the merger is not consummated, substantial doubt may arise regarding Anesiva’s ability to continue as a going concern. If Anesiva is unable to continue as a going concern, Anesiva would have to liquidate its assets, and Anesiva may realize significantly less than the values at which they are carried on its financial statements. Anesiva currently has capital resources that we believe to be sufficient to support our operations approximately through August 2009. If the merger is not approved by stockholders, Anesiva may not be able to raise sufficient capital to continue its existing operations beyond that time. Anesiva cannot assure you that any actions that it takes would raise or generate sufficient capital to fully address the uncertainties of its financial position. As a result, Anesiva may be unable to realize value from its assets and discharge its liabilities in the normal course of business. If Anesiva is unable to settle its obligations to its creditors or if it is unable to obtain financing to support continued satisfaction of its debt obligations, Anesiva would likely be in default under its lease and credit agreements and may need to seek protection under the provisions of the U.S. Bankruptcy Code. In that event, Anesiva may seek to reorganize its business, or a trustee appointed by the court may be required to liquidate its assets. In either of these events, whether the stockholders receive any value for their shares is highly uncertain. In the event Anesiva is required to liquidate under the U.S. Bankruptcy Code, it is highly unlikely that stockholders would receive any value for their shares.

If we fail to retain key employees, the benefits of the merger could be diminished.

The successful combination of Anesiva and Arcion will depend in part on the retention of key personnel. There can be no assurance that we will be able to retain Anesiva’s or Arcion’s key management and scientific personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of the merger.

The executive management team of the combined company will not be fully determined until after the merger is completed, and the loss of key personnel or our failure to attract, assimilate and retain highly qualified personnel in the future could cause a disruption in our business.

Michael L. Kranda, the chief executive officer of Anesiva, will continue to serve in such position for the combined company after the merger. James N. Campbell, the chief executive officer of Arcion, will serve as the chief medical officer of the combined company after the merger. John H. Tran, vice president, finance and chief accounting officer will continue to serve in such position for the combined company after the merger. Kerrie L. Brady, chief operating officer of Arcion, will serve as the chief business officer of the combined company after the merger. The other members of the executive management team have not yet been determined and will be appointed by the board of directors of the combined company after the merger. Although we anticipate entering into offer letters with James N. Campbell and Kerry L. Brady, to be effective at the closing of the merger, and with certain of our current senior executive officers, they may decide to terminate their employment or otherwise cease to be employed by us. The combined company’s success will depend in part upon its ability to recruit, hire, train and retain skilled and experienced management personnel, both new and current. Employment and retention of qualified personnel is important due to the competitive nature of the rapidly developing biopharmaceutical industry. The loss of the services of any of our key personnel or our inability to hire and retain personnel with the requisite skills could impair our ability to manage and operate our business effectively.

If one or more of the products in the merged company cannot be shown to be safe and effective in clinical trials, is not approvable or not commercially successful, then the benefits of the merger may not be realized.

The combined company will have two products in the clinic and one preclinical product candidate with respect to which it expects to file an IND in the second half of 2009. All of these products must be rigorously tested in clinical trials, and shown to be safe and effective before the U.S. Food and Drug Administration, or its foreign counterparts, will consider them for approval. Failure to demonstrate that one or more of the products is safe and effective, or significant delays in demonstrating safety and efficacy, could diminish the benefits of the merger. Failure of one or more of the products to obtain such approval, or significant delays in obtaining such approval, could diminish the benefits of the merger. If approved for sale, the products must be successfully commercialized. Failure to commercialize successfully one or more of the products could diminish the benefits of the merger.

Completion of the merger and the reinvestment may result in dilution of future earnings per share to the stockholders of Anesiva.

The completion of the merger may result in greater net losses or a weaker financial condition compared to that which would have been achieved by Anesiva on a stand-alone basis. The merger could fail to produce the benefits that Anesiva anticipates, or could have other adverse effects that Anesiva currently does not foresee. In addition, some of the assumptions that Anesiva has made, such as the achievement of operating synergies, may not be realized. In this event, the merger could result in greater losses as compared to the losses that would have been incurred by Anesiva if the merger had not occurred.

The costs associated with the merger are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

Anesiva estimates that it will incur aggregate direct transaction costs of approximately $0.7 million in connection with the transactions associated with the merger, and additional costs associated with the consolidation and integration of operations, which cannot be estimated accurately at this time. If the total costs of the merger exceeds Anesiva’s estimates or the benefits of the merger do not exceed the total costs of the merger, the financial results of the combined company could be adversely affected.

Anesiva executive officers and directors may have interests that are different from, or in addition to, those of Anesiva stockholders generally.

The executive officers and directors of Anesiva may have interests in the merger and the reinvestment that are different from, or are in addition to, those of Anesiva stockholders generally. These interests include ownership through affiliated entities of Anesiva common stock, accelerated vesting of stock options held by certain non-employee directors in connection with the merger, rights of executive officers under both the Anesiva Amended and Restated Executive Change of Control Severance Benefit Plan and their employment agreements, and/or the provision and continuation of indemnification and insurance arrangements for current directors of Anesiva following consummation of the merger. See the section entitled “The Merger—Interests of Anesiva’s Executive Officers and Directors in the Merger” starting on page 53.

The stock price of Anesiva common stock after the merger may be affected by factors different from those currently affecting the shares of Anesiva common stock.

The businesses of Anesiva and Arcion differ in some respects and, accordingly, the results of operations of the combined company and the stock price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Anesiva and Arcion.

Sales of Anesiva common stock by entities affiliated with CMEA and InterWest after the merger could cause the trading price of Anesiva’s common stock to decline.

Anesiva entered into a registration rights agreement with, among others, certain of Anesiva’s stockholders, including certain entities affiliated with Anesiva’s directors, pursuant to which the entities may require Anesiva, under certain circumstances, to register all of the shares of common stock received by them as a result of the merger and the reinvestment. See “Registration Rights Agreement” on page 74 of this proxy statement. The exercise of these registration rights, or sales by entities affiliated with CMEA and InterWest in the public market pursuant to any such registration, could cause the market price of Anesiva’s common stock to decline.

Anesiva common stock could be delisted from The NASDAQ Global Market if we do not comply with its initial listing standards at the time of the merger and may also be delisted if we do not comply with the continued listing standards.

We have been informed by The NASDAQ Global Market that the merger is deemed to constitute a “reverse merger” and would require the combined company to submit an initial listing application and, at the time of the merger, meet all of the criteria applicable to a company initially requesting listing (including a $4.00 per share minimum bid price for our common stock). We intend to apply for listing on The NASDAQ Global Market and are seeking stockholder approval of a reverse stock split in order to satisfy the initial listing criteria. While we intend to obtain listing status for the combined company and maintain the same, no guarantees can be made about our ability to do so. In the event the merger is approved by Anesiva’s stockholders but the reverse stock split is not, the merger could still be consummated and shares of Anesiva common stock would not be listed on a national securities exchange.

On March 27, 2009, Anesiva received a letter from NASDAQ notifying Anesiva that it no longer met the NASDAQ Global Market requirements under Marketplace Rule 4450(a)(3) (which has since been superseded by Rule 5450(b)(1)(A)), requiring a minimum of $10,000,000 in stockholders’ equity for continued listing. On July 17 2009, Anesiva received a letter notifying Anesiva that based on NASDAQ’s further review of Anesiva and material submitted by Anesiva, Anesiva had failed to regain compliance with Rule 5450(b)(1)(A) and that, therefore, NASDAQ has determined to delist Anesiva’s securities from The NASDAQ Global Market. Anesiva has requested an oral hearing before a Hearings Panel to appeal the decision during which time Anesiva’s securities will remain listed on The NASDAQ Global Market pending a decision by the Listing Qualifications Panel following the hearing. The hearing has been scheduled for August 27, 2009. Unless the merger is consummated, it is unlikely Anesiva will be able to satisfy the $10,000,000 stockholders’ equity requirement under Rule 5450(b)(1)(A) and its securities would therefore most likely be delisted from The NASDAQ Global Market.

The ability to use pre-merger net operating losses of Anesiva against post-merger income may be limited.

The merger will likely result in a change in control of Anesiva. Certain rules under the Code limit the ability of a company to apply net operating losses prior to a change in control against taxable income after the change in control. These rules will likely apply to any taxable income of Anesiva after the merger.

THE COMPANIES

Anesiva

Anesiva, Inc. (“we” or “Anesiva”) is a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management. Our portfolio of products includes:

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Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee replacement surgery. We are initially pursuing an indication for Adlea for the management of acute post-operative pain associated with orthopedic surgeries.

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Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Zingo and Adlea are different drugs, each with its own mechanisms of action. Adlea is a novel non-opioid drug candidate that is a vanilloid receptor 1 agonist, or TRPV1 agonist, based on the compound capsaicin which provides analgesia from weeks to months. Zingo is comprised of microcrystals of lidocaine delivered into the skin by compressed gas. Zingo employs a proprietary needle-free dispenser.

Our objective is to actively seek partnership for the continued development and commercialization of Adlea for the treatment of pain and pursue other potential business combination transactions. Key elements of our strategy include:

•	Advance the Clinical Development of Adlea

•	Initiation of a Phase 2 dose-validation study in total knee arthroplasty patients;

•	Conduct a supportive study in arthroscopic shoulder surgeries; and

•	Conduct a replacement Phase 3 study in an appropriate surgical model during 2009 and 2010.

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Be Opportunistic About Partnering our Existing Products and About Expanding Our Pain Management Franchise. Evaluate partnership opportunities for Adlea that would provide maximum exposure of the product in the marketplace. Seek to in-license product candidates that would enhance our product pipeline of pain management products.

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Explore other Potential Business Combination Transactions. Explore and evaluate opportunities for the merger, sale or other combination of Anesiva that would provide maximum return to our creditors and stockholders, including divestiture of Zingo and other assets.

Anesiva has assembled a management team with over 100 years of experience in the discovery, development, registration, manufacture and commercialization of new therapies at more than 15 pharmaceutical, medical device and biotechnology companies. Anesiva is also advised by renowned thought leaders and highly respected specialists in inflammation and dermatology.

Anesiva was incorporated in Delaware in January 1999. The address of its principal executive office is 400 Oyster Point, Suite 502, South San Francisco, California 94080, and its telephone number is (650) 624-9600. The Anesiva website address is www.anesiva.com . Anesiva does not incorporate the information on its website into this proxy statement, and you should not consider it part of this proxy statement.

In connection with the continuous review of its operations and cost cutting measures, Anesiva entered into a lease for an approximately 6,800 square foot office space facility for its current corporate offices in South San Francisco, California. Anesiva moved into its new offices on April 1, 2009. Anesiva believes that its current office facility will be sufficient to meet its needs through the end of 2009.

Merger Sub

Arca Acquisition Corporation, or Merger Sub, is a wholly-owned subsidiary of Anesiva that was incorporated in Delaware in July 6, 2009. Merger Sub does not engage in any operations and exists solely to facilitate the merger.

Arcion

Arcion Therapeutics, Inc. (“Arcion”) is a clinical-stage biotechnology company that focuses on developing innovative topical treatments to provide relief of chronic pain with convenient application and minimal systemic side effects. Arcion’s product pipeline comprises candidates to treat neuropathic pain, a growing market that is currently estimated to be worth over $2.3 billion.

Arcion’s lead clinical program, ARC-4558, is a 0.1% gel formulation of clonidine hydrochloride for topical administration. ARC-4558 targets peripheral a2 adrenoreceptors to relieve pain caused by damaged nerves in the skin. ARC-4558 is currently in a Phase 2b clinical trial for the treatment of painful diabetic neuropathy. Arcion expects data from the Phase 2b clinical trial in the first half of 2010.

Arcion’s preclinical candidates, also intended for topical administration, include ARC-2022 a pre IND candidate for the treatment of neuropathic pain associated with post-herpetic neuralgia.

Arcion’s management and advisors include seasoned business executives from the biotechnology and pharmaceutical industries and scientific innovators who are recognized for their expertise in the biology and treatment of pain. Arcion’s goal is to rapidly advance new topical therapeutics that provide pain relief with convenient application and reduced systemic side effects by leveraging its expertise and understanding of the biology underlying the neuropathic pain condition. Arcion’s corporate development strategy is to identify, in-license or acquire, and develop promising potential products that can be applied topically to treat neuropathic and other forms of chronic pain. Arcion intends to seek out quality partnerships and collaborations to best ensure the success of its clinical programs and to fully maximize the value of its assets. As clinical progress continues to be made on the development of ARC-4558 in the treatment of painful diabetic neuropathy, Arcion is also exploring its options related to partnerships for further development and commercialization of the lead product candidate.

Arcion was incorporated in Delaware in February 2007. Arcion’s principal executive office is located t 2400 Boston St., Suite 330, Baltimore, Maryland 21224, and its telephone number is (410) 522-8701. The Arcion website address is www.arciontherapeutics.com. The information on such website is not incorporated into this proxy statement, and you should not consider it part of this proxy statement.

THE ANNUAL MEETING OF ANESIVA STOCKHOLDERS

Date, Time and Place

The annual meeting of Anesiva stockholders will be held on             , on             , 2009 at     :00     .m. (local time) at             , California,             . We are sending this proxy statement to you in connection with the solicitation of proxies by the Anesiva board of directors for use at the Anesiva annual meeting and any adjournments or postponements of the annual meeting.

Purposes of the Anesiva Annual Meeting

The purposes of the Anesiva annual meeting are:

1.	To consider and vote upon the issuance of shares of Anesiva common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of August 4, 2009, among Anesiva, Arca Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Anesiva, and Arcion.

2.	To consider and vote upon the amendment of the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of issued and outstanding Anesiva common stock, contingent upon consummation of the merger.

3.	To approve an amendment to Anesiva’s certificate of incorporation to change the name of the company from Anesiva, Inc. to Arcion Therapeutics, Inc., contingent upon consummation of the merger.

4.	To consider and vote upon an amendment to Anesiva’s 2003 Equity Incentive Plan increasing the share reserve thereunder by 3,000,000 post-split shares to an aggregate of 3,178,456 post-split shares, contingent upon the consummation of the merger and the effectiveness of the one-for-40 reverse stock split.

5.	To consider and vote upon an amendment to Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan increasing the share reserve thereunder by 500,000 post-split shares to an aggregate of 519,062 post-split shares, contingent upon the consummation of the merger and the effectiveness of the one-for-40 reverse stock split.

6.	To elect three nominees for director named herein to hold office until the 2012 annual meeting of stockholders.

7.	To ratify the selection by the audit committee of the board of directors of Anesiva of Ernst & Young LLP as independent registered public accounting firm of Anesiva for its fiscal year ending December 31, 2009.

8.	To consider and vote upon an adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

9.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Recommendation of Anesiva’s Board of Directors

THE SPECIAL COMMITTEE OF ANESIVA’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF ANESIVA COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH ISSUANCE. THE SPECIAL COMMITTEE OF ANESIVA’S BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF ANESIVA COMMON STOCK IN THE MERGER.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-40 REVERSE STOCK SPLIT OF ANESIVA COMMON STOCK IS ADVISABLE TO, AND IN THE BEST

INTERESTS OF ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AMENDMENT. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2, TO APPROVE THE AMENDMENT TO EFFECT THE ONE-FOR-40 REVERSE STOCK SPLIT OF ANESIVA COMMON STOCK.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM ANESIVA, INC. TO ARCION THERAPEUTICS, INC. IS ADVISABLE TO, AND IN THE BEST INTERESTS OF ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AMENDMENT. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3, TO APPROVE THE AMENDMENT TO CHANGE THE NAME OF THE COMPANY.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT INCREASING THE SHARE RESERVE OF THE 2003 EQUITY INCENTIVE PLAN IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH INCREASE. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO APPROVE THE INCREASE IN THE SHARE RESERVE.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT INCREASING THE SHARE RESERVE OF THE 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH INCREASE. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO APPROVE THE INCREASE IN THE SHARE RESERVE.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ELECTING THE DIRECTORS IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6 TO APPROVE THE ELECTION OF THE DIRECTORS.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT RATIFYING THE SELECTION OF THE AUDIT COMMITTEE OF ERNST & YOUNG LLP AS ANESIVA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2009 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF ANESIVA AND ITS STOCKHOLDERS. THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 7 TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE ANESIVA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADJOURNING THE ANESIVA ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 AND 2 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ANESIVA AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 8 TO ADJOURN THE ANESIVA ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 AND 2.

Record Date and Voting Power

Only holders of record of Anesiva common stock at the close of business on the record date, August 11, 2009, are entitled to notice of, and to vote at, the Anesiva annual meeting. There were approximately holders of record of Anesiva common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Anesiva is unable to estimate the total number of stockholders represented by these record holders. At the close of business on the record date, shares of Anesiva common stock were issued and outstanding and entitled to vote. Each share of Anesiva common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Anesiva—Security Ownership by Certain Beneficial Owners” for information regarding persons known to the management of Anesiva to be the beneficial owners of more than 5% of the outstanding shares of Anesiva common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of Anesiva for use at the Anesiva annual meeting.

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on             ,             , 2009 to be counted.

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To vote through the internet, go to http://www.proxyvote.com/ansv to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on             ,             , 2009 to be counted.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Anesiva. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

All properly executed proxies that are not revoked will be voted at the Anesiva annual meeting and at any adjournments or postponements of the annual meeting in accordance with the instructions contained in the proxy. If a holder of Anesiva common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the issuance of shares of Anesiva common stock in the merger; “FOR” Proposal No. 2 to approve the amendment to the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of Anesiva common stock; “FOR” Proposal No. 3 to approve an amendment to Anesiva’s certificate of incorporation to change the name of the company from Anesiva, Inc. to Arcion Therapeutics, Inc.; “FOR” Proposal No. 4 to approve an amendment to Anesiva’s 2003 Equity Incentive Plan increasing the share reserve thereunder by 3,000,000 post-split shares; “FOR” Proposal No. 5 to approve an amendment to Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan increasing the share reserve thereunder by 500,000 post-split shares; “FOR” Proposal No. 6 to elect the three nominees named herein as directors to hold office until the 2012 annual meeting of stockholders; “FOR” Proposal No. 7 to ratify the selection by the audit committee of the board of directors of Anesiva of Ernst & Young LLP as independent registered public accounting firm of Anesiva for its fiscal year ending December 31, 2009; and “FOR” Proposal No. 8 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

An Anesiva stockholder who has submitted a proxy may revoke it at any time before it is voted at the Anesiva annual meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the internet (your latest telephone or Internet proxy is counted), filing a written notice of revocation with the Secretary of Anesiva stating that the proxy is revoked or attending the annual meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the annual meeting of the holders of a majority of the shares of Anesiva common stock outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of each of Proposals No. 1, 4, 5, 7 and 8 requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the annual meeting. Approval of Proposal Nos. 2 and 3 requires the affirmative vote of the holders of a majority of the outstanding shares of Anesiva common stock. For Proposal No. 6, the election of directors, the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposals 2 and 3. For Proposal Nos. 2 and 3, broker non-votes will have the same effect as “Against” votes.

At the record date for the annual meeting, the directors and executive officers of Anesiva owned approximately     % of the outstanding shares of Anesiva common stock entitled to vote at the meeting. Entities affiliated with each of Alta Partners and Sofinnova Ventures have each entered into voting agreements with Arcion, dated August 4, 2009. Each has agreed in the voting agreements to vote all shares of Anesiva common stock owned by them as of the record date in favor of the issuance of shares of Anesiva common stock in the merger. Each also granted Arcion an irrevocable proxy to vote their shares of Anesiva common stock in favor of the issuance of shares of Anesiva common stock in the merger. Approximately          shares of Anesiva common stock, representing approximately     % of the outstanding shares of Anesiva common stock as of the record date, are subject to the voting agreements and irrevocable proxies. See “Voting Agreements” on page 74 of this proxy statement.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Anesiva may solicit proxies from Anesiva’s stockholders by personal interview, telephone, telegram or otherwise. Anesiva will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Anesiva common stock for the forwarding of solicitation materials to the beneficial owners of Anesiva common stock. Anesiva may reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Directors and employees will not be paid any additional compensation for soliciting proxies.

Other Matters

As of the date of this proxy statement, the Anesiva board of directors does not know of any business to be presented at the Anesiva annual meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the annual meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 23, 2010, to our Secretary, care of Anesiva, Inc., 400 Oyster Point, Suite 502 South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, pursuant to our Bylaws you must provide specified information to us between May 17, 2010 and June 16, 2010; provided, however, that in the event that the date of the annual meeting is held before August 15, 2010 or after October 14, 2010, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th ) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

THE MERGER

General Description of the Merger

At the effective time, Merger Sub will be merged with and into Arcion. Arcion will be the surviving corporation and will continue as a wholly-owned subsidiary of Anesiva. In the merger, all shares of Arcion capital stock will be cancelled and Arcion stockholders will receive the number of shares of Anesiva common stock equal to approximately 64% of the outstanding shares of the combined company immediately following the consummation of the merger and the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes, without giving effect to any shares issuable pursuant to Anesiva’s outstanding options and warrants. There will be no adjustment to the total number of shares of Anesiva common stock to be issued to Arcion stockholders for changes in the market price of Anesiva common stock. The aggregate amount of merger consideration will be allocated to holders of Arcion common stock and preferred stock in accordance with the applicable liquidation preference provisions of Arcion’s certificate of incorporation and as set forth in the merger agreement. Each Arcion stockholder who would otherwise be entitled to receive a fraction of a share of Anesiva common stock (after aggregating all fractional shares to be received by such stockholder) will instead be paid in cash for such fractional share. The approval of this matter by Anesiva stockholders is contingent upon receiving stockholder approval of Proposal No.  2.

Background of the Merger

As a part of the continuous evaluation of their respective businesses, Anesiva and Arcion have regularly considered a variety of strategic transactions with a view toward increasing stockholder value. Both companies have explored different strategic alternatives, including the consideration of certain acquisitions, licenses or commercial relationships.

In addition, Anesiva has considered methods of raising funding to finance its various development programs. In September 2008, Anesiva, Inc. (“Anesiva” or the “Company”) entered into a loan and security agreement (the “Oxford Loan Agreement”) with Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the “Oxford Lenders”) wherein Anesiva received an initial $20.0 million pursuant to the terms and conditions set forth in the Oxford Loan Agreement. In November 2008, due to a missed primary endpoint in Anesiva’s ACTIVE-1 Phase III clinical trial in bunionectomies and a non-safety recall of the marketed Zingo product, Oxford requested and Anesiva returned $20.0 million plus interest and fees, Anesiva undertook a mass layoff and Anesiva actively explored alternative financing transactions. The return of cash and the uncertainty of the public equity market required Anesiva to consider alternative financing transactions, including loans and other combinations that would result in sufficient capital to fund Anesiva’s product development programs.

Beginning January 1, 2009, Anesiva’s business development team consisting of William Houghton, chief medical officer & senior vice president, Susan Kramer, vice president, research and John Donovan, executive director, business development, met with and provided information under nondisclosure agreements to several interested potential partners for Anesiva based upon meeting the primary endpoint in Anesiva’s ACTIVE-2 Phase III clinical trial in total knee arthroscopy for its Adlea product as reported in December 2008.

On January 19, 2009, Anesiva’s board of directors approved a securities purchase agreement (the “January Securities Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (“January Note Investors”), pursuant to which Anesiva agreed to sell and issue securities in the aggregate principal amount of up to $7.0 million. Anesiva raised $6.3 million pursuant to the January Securities Agreement.

On February 12, 2009, at an Anesiva board of directors meeting, management presented to the Anesiva board an analysis of recent business combination transactions and strategic alternatives to Anesiva’s existing business and operating plan. On the basis of the presentation and subsequent discussions, the board of directors concluded that it would be in the best interests of stockholders to further explore strategic alternatives in an effort to enhance stockholder value. The board of directors therefore determined to retain a financial advisor and instructed management to seek proposals from various investment banking firms. Anesiva management met with several investment banking firms and on February 24, 2009, at a meeting of the board of directors of Anesiva, the board authorized the engagement of Montgomery Marshall Health Care Partners, or MMHCP, as its financial advisor to assist it in its evaluation of strategic alternatives, including those that might result in the sale of Anesiva.

Between February 24, 2009 and May 1, 2009, MMHCP contacted approximately 30 parties regarding a potential transaction with Anesiva and provided to all interested parties an information memorandum on Anesiva and instructions on participating in the bid process. By May 1, 2009, no bids or term sheets were presented to Anesiva.

On April 2, 2009, Anesiva initiated a rights offering to raise up to $3.0 million under similar terms to the January Securities Agreement. Anesiva raised $1.1 million upon the closing of the rights offering on April 28, 2009.

On May 1, 2009, at an Anesiva board of directors meeting, management reported to the Anesiva board on the closing of the rights offering on April 28, 2009 as being less than $3.0 million. Dr. David Collier of CMEA Ventures, an Anesiva board of directors observer and a director of Arcion, introduced Arcion Therapeutics as being a party which may be complementary to Anesiva and which may be interested in a potential transaction with Anesiva. Anesiva and Arcion entered into a mutual non-disclosure agreement governing the exchange of confidential information for purpose of exploring a possible transaction.

Between May 1, 2009 and August 4, 2009, Anesiva’s business development team consisting of Drs. Houghton, Kramer, and Donovan continued to meet with and provided information under nondisclosure agreements to several interested potential partners with Anesiva for its clinical candidates and company.

On May 7, 2009, at a meeting of the board of directors of Anesiva, Dr. Collier of CMEA Ventures and Arnold L. Oronsky, Ph.D. of InterWest Partners, directors of Arcion and affiliated with investors in Arcion, gave the board of directors of Anesiva an overview of Arcion and presented a proposed term sheet for a bridge financing and possible merger between Anesiva and Arcion. At the meeting, the board of directors of Anesiva authorized management to continue discussions and negotiations with Arcion, including discussions of a possible merger, and to provide further information to the Anesiva board of directors at a subsequent meeting.

On May 14, 2009, at a meeting of the board of directors of Anesiva, the board formed a special committee of the board to work with Anesiva’s management and legal advisors to, among other matters, oversee the transaction process, evaluate all received transaction proposals, lead all discussions with respect to any such potential transaction and approve or disapprove such transaction. Due to the financial interests in both Anesiva and Arcion held by entities affiliated with Dr. Oronsky and the financial interests in Anesiva held by the January Note Investors, including Dr. Oronsky, Michael R. Powell and Daniel S. Janney through their respective venture funds, and the role of Michael L. Kranda as president, chief executive officer and a director of Anesiva, Anesiva’s board of directors appointed John F. Hamilton, the remaining non-interested independent director, as the sole member of the special committee. The special committee authorized Anesiva’s management to continue to negotiate the proposed bridge financing and letter of intent for a potential merger with Arcion.

On May 15, 2009, Mr. Hamilton spoke with Anesiva’s legal advisors regarding potential financing transactions and the impact of a potential merger on Anesiva’s operations.

On May 15, 2009, at a meeting of the board of directors of Anesiva, Drs. Collier and Oronsky further discussed terms of a bridge financing from and possible merger with Arcion. The special committee updated the board on its discussions with management and legal advisors. Mr. Kranda, John H. Tran, vice president, finance and chief accounting officer and Spencer S. Chen, vice president, legal, assistant general counsel and secretary met with Dr. Collier at the offices of CMEA Ventures in San Francisco, California to further discuss and negotiate the terms of the bridge financing and letter of intent for a potential merger with Arcion.

On May 16, 2009, Mr. Hamilton, as the sole member of the special committee of the board of directors of Anesiva, continued discussions with Anesiva’s legal advisors regarding potential financing situations and the impact of a potential merger on Anesiva’s operations.

On May 17, 2009, at a meeting of the board of directors of Anesiva, Dr. Collier presented the final terms of a bridge financing from and possible merger with Arcion after discussions and negotiations with Anesiva’s management.

On May 18, 2009, Mr. Hamilton presented his final approval as sole member of the special committee to the board of directors of Anesiva of the bridge loan financing and the letter of intent for the possible merger between the companies. Upon approval by the special committee, Anesiva management entered into a non-binding, letter of intent describing the terms of a proposed combination between Anesiva and Arcion, which included an exclusivity provision for 45 days. Upon approval by the special committee, Anesiva management entered into the bridge loan with Arcion in the amount of $2.0 million. The special committee approval of the bridge loan was ratified by the full board of directors on June 10, 2009 with Dr. Oronsky recusing himself.

On May 26, 2009, representatives of Anesiva met in South San Francisco, California with representatives of Arcion to discuss their respective companies. In attendance for Anesiva were Messrs. Kranda, Tran and Chen, Drs. Houghton, Kramer, and Donovan, Carlos Schuler, senior director, CMC, and Paula Adams, senior director, regulatory affairs. In attendance for Arcion were James Campbell, chief executive officer, Kerrie Brady, chief operating officer, William Schmidt, statistical consultant, Cynthia McCormick, regulatory consultant and Deni Zodda, business development consultant. Overviews of both companies’ programs were presented.

On June 2, 2009, Dr. Schmidt met with Drs. Kramer, Houghton and Adams to discuss the data from Anesiva’s clinical trials including regarding intermetatarsal neuralgia, ACTIVE-1 and ACTIVE-2.

From June 3, 2009 through August 4, 2009, representatives of Anesiva, including its consultants, accountants and outside counsel, conducted due diligence on Arcion, including a review of documents made available by Arcion.

From June 3, 2009 through August 4, 2009, representatives of Arcion, including its consultants, accountants and outside counsel, conducted due diligence on Anesiva, including a review of documents made available by Anesiva.

From June 3, 2009 through August 4, 2009, the parties, together with their respective outside counsel, engaged in negotiations regarding the merger agreement and related documentation, affiliate agreements and voting agreements, including merger consideration, termination rights and fees, non-solicitation provisions, indemnification and escrow provisions, representations and warranties and covenants, and the reinvestment. During this period, final agreement on these and other issues was reached over the course of several discussions between management of and counsel to Anesiva and Arcion. In addition, during this period, the parties continued their diligence reviews with respect to each other.

On June 10, 2009, at an Anesiva board of directors meeting, the special committee authorized the engagement of Hempstead & Co., as its financial advisor with respect to a fairness opinion regarding a possible merger between the companies. Mr. Kranda updated the board on the progression of merger discussions and management presented the timeline of a merger and due diligence efforts.

On June 15, 2009, Mr. Kranda met with Drs. Campbell, Collier and Oronsky at the office of InterWest in San Francisco, California to discuss the business combination of the two companies.

On June 18, 2009, Drs. Houghton, Kramer, Schuler, Donovan and Mr. Chen held a conference call with Dr. Campbell, Ms. Brady and Patrea Pabst, Arcion’s patent counsel regarding Arcion’s intellectual property. Dr. Schuler and Mr. Chen followed up with Drs. Campbell and Collier, Ms. Brady and Ms. Pabst on June 25, 2009 for further diligence regarding Arcion’s intellectual property.

On June 22, 2009, Messrs. Kranda, Tran and Chen met with Drs. Collier and Campbell and Ms. Brady to further discuss the business combination of the two companies and negotiate the terms and conditions of a draft definitive agreement between Anesiva and Arcion at Anesiva’s offices in South San Francisco, California.

On June 24, 2009, Messrs. Kranda and Tran met with Drs. Collier and Campbell at the offices of CMEA in San Francisco, California to continue the discussions and negotiation of the potential merger between the companies and the definitive merger agreement.

On June 26, 2009, at an Anesiva board of directors meeting, the board further discussed the progress of the merger discussions and an amendment to the letter of intent to extend the exclusivity provision of the letter of intent.

On June 30, 2009, Arcion and Anesiva entered into an amendment to the letter of intent to extent the term of the letter of intent to July 21, 2009.

From July 7-8, 2009, Messrs. Kranda and Tran met in Maryland with Drs. Campbell and Collier, Ms. Brady and Mr. Zodda to discuss the business combination of the two companies.

On July 9, 2009 the board of directors of Anesiva by written consent ratified the amendment to the letter of intent to extend the exclusivity provision of the letter of intent to July 21, 2009 and approved an amendment to the letter of intent for the proposed combination between Anesiva and Arcion to extend the exclusivity provision of the letter intent to August 7, 2009. On July 10, 2009, Anesiva and Arcion entered into such amendment to the letter of intent.

On July 27, 2009, the parties spoke via teleconference and discussed the terms and conditions of the definitive merger agreement and the timing of the planned merger between the companies with their legal advisors.

On July 30, 2009, Anesiva held a meeting of its special committee of the board of directors to review the terms of the merger agreement and related documents and to consider approval of the merger agreement and the merger. Anesiva’s management reviewed with the special committee the strategic benefits of the transaction and Hempstead reviewed with the special committee the financial analyses prepared in connection with its fairness opinion. Anesiva’s outside counsel, Cooley Godward Kronish LLP, described the provisions of the merger agreement and reviewed the special committee member’s fiduciary duties and responsibilities in connection with the proposed transaction. Hempstead presented its oral opinion, subsequently confirmed in writing, that, as of July 30, 2009 and based on and subject to the factors and assumptions set forth in the opinion, the total merger consideration to be paid by Anesiva as specified in the merger agreement was fair from a financial point of view to Anesiva. Anesiva’s special committee, after considering the terms of the merger agreement and other related documents and the various presentations, approved the merger and the merger agreement and the related documentation. Anesiva’s special committee then authorized management to execute the merger agreement and related agreements.

On August 4, 2009, the parties completed their diligence reviews and finalized the terms of the merger agreement and related documentation.

On August 4, 2009, Anesiva and Arcion executed the merger agreement. On August 5, 2009, Anesiva and Arcion issued a joint press release announcing the execution of the merger agreement.

Special Committee of Anesiva

Anesiva’s board of directors recognized that one of its directors, Dr. Oronsky had financial interests in an InterWest Partners venture fund that is a stockholder in Arcion. Additionally, Dr. Oronsky is also a director of Arcion. Anesiva’s board of directors also recognized that three of its directors, Dr. Oronsky, Dr. Powell and Mr. Daniel S. Janney, through their financial interests in InterWest Partners, Sofinnova and Alta Partners, respectively, also had interests in the reinvestment. Given these circumstances, Anesiva’s board of directors believed it would be in the best interest of Anesiva’s stockholders to appoint a special committee to review and evaluate the merger and related transactions, with such committee to be formed with member(s) who did not have any financial affiliation with, or interest in, Arcion or the proposed transaction. The Anesiva board of directors appointed a special committee consisting of Mr. John F. Hamilton to evaluate the proposed transaction with Arcion. Mr. Hamilton does not hold a financial interest in Arcion. On July 30, 2009, the special committee approved and authorized the execution of the definitive merger agreement with Arcion and the issuance of Anesiva’s common stock pursuant to the merger, as well as the reinvestment and the execution of the registration rights agreement.

The Combined Company

The combined company’s headquarters following the completion of the merger will be at Anesiva’s current principal executive offices in South San Francisco, California. As a result of the merger, former Arcion stockholders will possess majority control of the combined company. Members of Anesiva’s current management and Arcion’s current management will continue to be responsible for the day-to-day management of the combined company.

Management of the combined company will seek to identify synergies and redundancies in the combined workforce. The combined company intends to continue developing Anesiva’s current products as well as Arcion’s products.

Reasons for the Merger

The following discussion of the parties’ reasons for the merger contains a number of forward-looking statements that reflect the current views of Anesiva and/or Arcion with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Summary—Forward-Looking Information” and “Risk Factors.”

Mutual Reasons

Anesiva and Arcion believe that the combined company represents a biopharmaceutical company with the following potential advantages:

•	Financial Resources. The combined company will be more securely capitalized which will allow it to focus immediately on execution with respect to its product portfolio;

•	Deep Pipeline. The combined company will have a more robust product pipeline;

•

Synergies. There are significant potential synergies and cost savings that Anesiva and Arcion believe can be achieved by consolidating the infrastructures of the two companies and allowing management to fully leverage the combined research, development and administrative capabilities across the combined company’s product candidates; and

•

Experienced Management Team. The management of the combined company will be composed of accomplished professionals with substantial experience in the development, registration, manufacture and commercialization of pharmaceuticals. Management will have the experience and expertise necessary for the timely and successful execution of multiple clinical trials; submission of numerous, high quality regulatory filings; qualification of manufacturers and obtaining an adequate supply of clinical and commercial quantities of product; and proper positioning and reimbursement for maximizing product sales.

Anesiva’s Reasons

The special committee of the board of directors of Anesiva approved the merger based on a number of factors, including, among other factors, the following:

•

Financial Resources. Historical and current information regarding Anesiva’s business, including the discontinuance of its former product candidate, Zingo, and negative trends in its financial condition, operations, and competitive position;

•	Market Conditions. Current financial market conditions, and historical market prices, volatility and trading information with respect to Anesiva’s common stock;

•

Limited Standalone Future. Anesiva’s limited prospects if it were to remain an independent, standalone company as a result of factors such as the absence of a late late-stage product candidate, its declining cash balance, the expenses and fixed costs associated with its operations and its prospects for development and commercialization of its lead product candidate, particularly given its limited resources;

•	Broad Pipeline. The addition of Arcion’s products in development broaden the product pipeline;

•

Enhanced Value. The belief that the combination with Arcion would result in a combined company with the potential for enhanced future growth and value as compared to Anesiva as an independent, standalone company;

•	Future Stockholder Value. The opportunity for Anesiva’s stockholders to participate in the potential future value of the combined company;

•

Assessment of Other Opportunities. The special committee’s view as to the potential for other third parties to enter into strategic relationships with or acquire Anesiva on favorable terms, if at all, based on the interest expressed by other third parties during the strategic alternatives review process undertaken by Anesiva; and management’s belief that the merger was more favorable to Anesiva’s stockholders than any other alternative reasonably available to Anesiva and its stockholders, including the alternative of remaining an independent, standalone company; and

•

Attractive Expansion. Historical and current information concerning Arcion’s business, financial performance, financial condition, operations and management, including the results of a due diligence investigation of Arcion conducted by Anesiva’s management and advisors.

In addition to considering the strategic factors outlined above, the special committee of the board of directors of Anesiva considered the following factors in reaching its conclusion to approve the merger and to recommend that the Anesiva stockholders approve the issuance of shares of Anesiva common stock in the merger, all of which it viewed as generally supporting its decision to approve the business combination with Arcion:

•

Hempstead delivered its opinion to the special committee of Anesiva’s board of directors that, as of July 30, 2009, and based on and subject to the factors and assumptions set forth therein, the total merger consideration set forth in the merger agreement was fair to Anesiva from a financial point of view. The full text of Hempstead’s written opinion, dated July 30, 2009, is attached to this proxy statement as Annex D. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Hempstead. Hempstead’s opinion is addressed to the special committee of Anesiva board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger; and

•	the terms and conditions of the merger agreement, including:

•

the determination that the relative percentage ownership of the combined company by Anesiva’s stockholders and Arcion’s stockholders is consistent with Anesiva’s perceived valuations of each company at the time the special committee of Anesiva’s board of directors approved the merger agreement;

•

the non-solicitation provisions limiting Arcion’s ability to engage in discussions or negotiations regarding, or furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, an alternative acquisition proposal;

•	Anesiva’s rights under the merger agreement to pursue alternative acquisition proposals received independently under specified circumstances;

•

the absence of any terms providing for an adjustment to the exchange ratio based on the amount of cash or working capital at closing for Anesiva provided that Anesiva complies in all material respects with certain covenants with respect to expenditures and minimum cash balances;

•

The belief of the special committee of Anesiva’s board of directors that the $1,160,000 termination fee and obligation to reimburse expenses up to $500,000 payable to Arcion in the circumstances set forth in the merger agreement was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior acquisition proposal; and

•

the qualification of the merger as a reorganization for U.S. federal income tax purposes, with the result that in the merger neither Anesiva’s nor Arcion’s stockholders will recognize gain or loss for U.S. federal income tax purposes.

In the course of its deliberations, the special committee of Anesiva’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including, among other risks and countervailing factors:

•	the risk that the merger might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of Anesiva’s control;

•

the risk that if the merger is not completed, the potential adverse effect of the public announcement of the merger on Anesiva’s business, including its ability to attract and retain key personnel and its overall competitive position;

•	the immediate and substantial dilution of the equity interests and voting power of Anesiva’s stockholders upon completion of the merger;

•	the lack of the ability of Anesiva’s current stockholders to significantly influence the combined company’s business after the completion of the merger;

•

the risk that the combined company may be unable to raise needed additional capital and that such additional capital, even if available, will be further dilutive to Anesiva’s stockholders and may be at a lower valuation than reflected in the merger;

•	the restrictions that the merger agreement imposes on soliciting competing acquisition proposals;

•

the fact that Anesiva would be obligated to pay a $1,160,000 termination fee to Arcion and reimburse Arcion’s expenses of up to $500,000 if the merger agreement is terminated under certain circumstances;

•

the restrictions on the conduct of Anesiva’s business prior to the completion of the merger, which require Anesiva to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, subject to specific additional restrictions, including restrictions relating to expenditures outside an agreed upon budget or which would result in lower than anticipated cash balances at the end of each completed fiscal quarter and interim stub period prior to the effective time of the merger, which restrictions may delay or prevent Anesiva from pursuing business opportunities that would otherwise be in its best interests as a standalone company;

•

the challenges and costs of combining administrative operations and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the administrative integration and such other expenses, as well as the additional public company expenses and obligations that Arcion will be subject to in connection with the merger that it has not previously been subject to, could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Anesiva’s common stock resulting from the announcement and pendency of the merger;

•	the possible earlier than anticipated loss of key management or other personnel of Anesiva;

•	the risk of diverting management’s attention from day-to-day operations to implement the merger;

•

the interests of Anesiva’s executive officers and directors in the transactions contemplated by the merger agreement, as described in the section of this proxy statement entitled “Interests of Anesiva’s Directors and Executive Officers in the Merger”; and

•

various other applicable risks associated with the business of Anesiva and the combined company and the merger, including those described in the section of this proxy statement entitled “Risk Factors.”

The foregoing information and factors considered by the special committee of Anesiva’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the special committee of Anesiva’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the special committee of Anesiva’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors.

The special committee of Anesiva’s board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Anesiva’s management and Anesiva’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Arcion’s Reasons

The Arcion board of directors approved the merger based on a number of factors, including, among other factors, the following:

•

Expanding Pain Management Opportunities. Arcion’s current portfolio of products focuses exclusively on the development and commercialization of novel therapeutic treatments for pain management. Merging with Anesiva would enable Arcion to develop an additional pain therapeutic applicable in the number of indications.

•

Familiarity with Adlea. James N. Campbell, M.D., founder, director and chief executive officer of Arcion, and is intended to be a director and Chief Medical Officer of Anesiva subsequent to the merger, is a co-inventor of Adlea. In addition, Dr. Campbell has substantial experience in the pain therapeutics area. As such, Arcion believes that it is well situated to assist in the development and commercialization of Adlea.

•	Management Team. The availability of additional experienced executives that would broaden and deepen the combined entity’s management team.

•	Capital. Anesiva’s ability as a public company to raise additional capital.

•

Historical and Current Information. Historical and current information concerning Arcion’s business, including its financial performance and condition, operations, management and competitive position, current industry and economic conditions, and Arcion’s prospects if it was to remain an independent company, including: (a) the risk of adverse outcomes in its clinical trials and (b) and its need to obtain additional financing and the likely terms on which it would be able to obtain that financing.

•

Merger Conditions. The provisions of the merger agreement, including the fact that a material adverse effect on Arcion’s financial condition, business, assets or results of operations arising out of or relating to its clinical trial results has been specifically excluded from the definition of material adverse effect in the merger agreement, meaning that any such effect would not be included in determining whether the conditions to Anesiva’s obligation to complete the merger are satisfied.

In addition to considering the strategic factors outlined above, the Arcion board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Arcion stockholders adopt the merger agreement, all of which it viewed as generally supporting its decision to approve the business combination with Anesiva:

•	Anesiva’s attractiveness as a strategic partner, including Anesiva’s:

•	potential to raise further capital, particularly in light of Arcion’s cash needs and limited cash resources;

•	high quality and complementary management team; and

•	public company infrastructure and stock liquidity.

•	the opportunity for Arcion stockholders to participate in the long-term value of Arcion’s development programs through the ownership of Anesiva common stock.

•	the aggregate value to be received by Arcion stockholders in the merger.

•	the terms and conditions of the merger agreement, including the following related factors:

•

the expectation that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes, with the result that the Arcion stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes;

•

the determination that the relative percentage ownership of Anesiva stockholders and Arcion stockholders ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type and captures the respective ownership interests of the Anesiva and Arcion stockholders in the combined company based on Arcions’ perceived valuations of Anesiva and Arcion at the time of the board’s approval of the merger agreement;

•

the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of Arcion and that the issuance of shares of Anesiva common stock in the merger be submitted to a vote of the stockholders of Anesiva;

•	the limited number and nature of the conditions to Anesiva’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•

Arcion’s rights under the merger agreement to consider certain unsolicited acquisition proposals and to change its recommendation to Arcion stockholders to adopt the merger agreement under certain circumstances should Arcion receive a superior proposal; and

•

the conclusion of Arcion’s board of directors that the $1,160,000 termination fee and reimbursement of expenses up to $500,000 payable to Anesiva, and the circumstances when such fees may be payable, were reasonable.

•	the likelihood that the merger will be consummated on a timely basis.

•	the major risks and uncertainties of alternatives to the merger, such as Arcion remaining an independent private company subject to the difficulties of raising capital privately in the current market.

In the course of its deliberations, Arcion’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including, among other risks and countervailing factors:

•

Risks of Combination. The challenges and costs of combining the operations and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the integration and the inability to retain key employees could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger.

•

Liabilities and Lawsuits at Anesiva. The ability of Anesiva to satisfy its outstanding obligations and resolve outstanding litigation, including the outstanding shareholder litigation, on acceptable terms.

•	Raising Additional Capital. The likelihood of the combined company to raise additional funds.

•

Stock Price. The price volatility of Anesiva’s common stock, which may reduce the value of the Anesiva common stock that Arcion stockholders will receive upon the consummation of the merger and, in particular, possibly result in the holders of Arcion common stock receiving no consideration in the merger.

•	Value. The inability of Arcion’s stockholders to realize the long-term value of the successful execution of Arcion’s current strategy as an independent company.

•

Reputation. The possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on Arcion’s reputation and ability to obtain financing in the future.

In addition to the risks and countervailing factors outlined above, Arcion’s board of directors also considered other risks and countervailing factors, including the following:

•

the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•

the fact that shares of Anesiva common stock issued to Arcion stockholders will be not be registered securities and will not be immediately freely tradable for Arcion stockholders who are affiliates of Arcion;

•

the risk that Anesiva may not receive approval from NASDAQ for the re-listing of Anesiva’s common stock in connection with the merger based on the initial listing requirements of any of The NASDAQ Global Select Market, NASDAQ Global Market or NASDAQ Capital Market;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this proxy statement entitled “Risk Factors.”

The foregoing information and factors considered by Arcion’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Arcion’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Arcion board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Arcion board of directors may have given different weight to different factors. The Arcion board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Arcion’s management and Arcion’s legal advisors and consultants, and considered the factors overall to be favorable to, and to support, its determination.

Fairness Opinion Received by Anesiva

Hempstead was engaged by the special committee of the board of directors of Anesiva to provide an opinion as to the fairness to its stockholders, from a financial point of view, of the common stock issued as a consequence of certain transactions arising in connection with the merger agreement.

Hempstead was engaged by Anesiva’s board of directors, as of June 10, 2009 to provide the fairness opinion. A preliminary conference call occurred on June 16, 2009, with John Tran, vice president and chief accounting officer of Anesiva, at which time Hempstead and Mr. Tran discussed the nature of the engagement, transaction structure and rationale, company information and other relevant topics. Hempstead met with Dr. James Campbell, chief executive officer of Arcion and Kerrie L. Brady, chief operating officer of Arcion at the offices of Arcion on June 25, 2009. On June 30, 2009 Hempstead visited the offices of Anesiva and conversed with Mr. Tran, William Houghton, M.D., senior vice president and chief medical officer, Susan M. Kramer, vice president, development and Spencer Chen, vice president, legal. Hempstead also had numerous telephone conversations throughout the period of this engagement with Mr. Tran and others related to financial and other relevant data.

In arriving at its opinion, Hempstead reviewed numerous documents and financial data presented by the management of Anesiva and Arcion, including, but not limited to, the following:

1.	Anesiva’s Form 10-Ks, for the periods ending December 31, 2005, 2006, 2007 and 2008 and Form 10-Q for the period ending March 31, 2009.

2.	Draft copy of the merger agreement.

3.	Anesiva Investor Presentation dated May 6, 2009 and Anesiva Merger Presentation dated May 26, 2009.

4.	Anesiva Post-Split (pro forma) Capitalization Table dated March 31, 2009

5.	Arcion’s financial statements for the periods ended December 31, 2007 and December 31, 2008, and the three and five month periods ended March 31, 2009 and May 31, 2009, respectively.

6.	Arcion Therapeutics, Inc. Series A Preferred Stock Purchase Agreement dated November 21, 2007

7.	First Amendment to Arcion Therapeutics, Inc. Series A Preferred Stock Purchase Agreement dated May 9, 2008

8.	Amended and Restated Certificate of Incorporation of Arcion Therapeutics, Inc. filed November 20, 2007.

9.	Arcion Therapeutics, Inc. Capitalization Table (post-Series A) effective November 21, 2007.

10.	Arcion Therapeutics, Inc. Financial Projections, FY 2009-2027

11.	Anesiva, Inc. Projected Income and Expense Data, FY 2009-2018.

12.	Various analyst reports regarding Anesiva.

In arriving at its opinion, Hempstead assumed a reverse stock split ratio for Anesiva common stock of one-for-20 and a private placement of $10.0 million.

The full text of the Hempstead written opinion dated July 30, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Hempstead in rendering its opinion, is attached to this proxy statement as Annex D and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Hempstead opinion in its entirety. The Hempstead opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the total merger consideration to Anesiva. The Hempstead opinion was directed solely to the special committee of Anesiva’s board of directors and was not intended to be, and does not constitute, a recommendation as to how any Anesiva stockholder should vote or act on any matter relating to the proposed merger.

A summary of the fairness opinion prepared by Hempstead is provided as follows:

Valuation Analysis

The valuation analysis presented by Hempstead was focused on three principal components of fairness: (1) the values of Anesiva and Arcion on a stand-alone basis, (2) the relative fairness, to the existing stockholders of Anesiva, of the conversion of Arcion preferred stock and common stock into an aggregate 64% of Anesiva common stock (pre-money), and (3) the per-share value of Anesiva common stock resulting from the combination of Anesiva and Arcion (which combination shall be referred to herein as “NewCo”).

Anesiva Stand-Alone Valuation Analysis

Stand-alone valuation analyses are focused on the indication(s) of value for Anesiva and Arcion without post-merger effects.

Hempstead examined a number of indications in assessing the fair value of Anesiva, on a stand-alone basis. In fairness analysis, alternative approaches (in addition to the subject company’s quoted stock price) are analyzed under the assumption that a company’s quoted market price may not, in all cases, be the most reliable indication of fair value.

Market Approach

Anesiva’s stock has traded at a median price of approximately $0.27 over the observed 30-day period. The current stock price implies an aggregate equity value of $10.9 million (based on 40,451,687 shares outstanding) and an enterprise value (based on $7.6 million in debt) of $18.5 million. In addition to the actual trading price of Anesiva’s stock on NASDAQ, Hempstead considered valuation benchmarks developed via comparison to transactions involving the equity or assets of other companies. Market-based data obtained via analysis of guideline companies suggests that the current market price may exceed its fair value, given its thin pipeline and relative financial distress.

Income Approach

The income approach to value is focused on the expected future returns to the subject company’s capital holders. Under the income approach, Hempstead applied the discounted cash flows (DCF) methodology, in which expected future cash flows that accrue to the capital holders of an entity are discounted to present value at a rate of return commensurate with the risk profile of the subject. In Hempstead’s model, the DCF method assumes a potential collaboration scenario in which the licensor would have full commercial rights to Adlea product sales. Assumptions include the following:

•	Peak sales are estimated at approximately $380 million.

•	It is expected that the Zingo assets will be sold in 2009 for proceeds of approximately $3.5 million (based on a pending offer).

•	Milestone payments totaling $50 million are projected through 2012.

•	It is assumed that the collaborative partner will reimburse all of Anesiva’s remaining research and development costs with respect to Adlea.

•	The initial launch of Adlea is projected in 2013, at which point it is assumed that Anesiva would receive a royalty of 10%[1] of Adlea product sales.

•

Net cash flows from royalty revenues are discounted to present value through 2023 reflecting the current and anticipated patent life of the Adlea technology. The current patent related to the capsaicin injection for pain has regulatory exclusivity through 2018, with potential extensions through 2023, according to Anesiva’s patent counsel.

•

The cumulative probability of FDA approval is estimated based on statistics compiled from various available studies (DiMassi 2001, Kola 2004, Avance) for drug development programs categorized in the “Arthritis / Pain” space.

Hempstead applied a range of discount rates from 45% to 55% (venture capital rates of return), reflecting the high bankruptcy risk and financial leverage associated with Anesiva on a stand-alone basis. This scenario resulted in a range of enterprise value of $18.3 million to $23.7 million, which implies a value range per-common share from $0.27 to $0.40. Hempstead also notes that no collaboration agreements have been secured to date and all efforts toward such an agreement with a suitable partner have been unsuccessful. As such, the ability of Anesiva to realize value under such a scenario is highly uncertain.

Asset Approach

In the asset-based approach, value is based upon the subject company’s underlying net asset value. This method is applicable in certain situations in which realization of a company’s underlying asset value is a likely event, such as when liquidation is probable. Given Anesiva’s financial position and based upon Hempstead’s discussion with Anesiva’s management, on a stand-alone basis, liquidation and bankruptcy would be a probable outcome in the short-run.

Hempstead applied a liquidation analysis which indicates that Anesiva’s recent stock price of $0.27 implies a liquidation value of nearly $27.1 million for the Adlea assets. This implied technology value (in liquidation) exceeds the high end of the range indicated by the collaboration scenario examined under the income approach. Hempstead opined that the probability of realizing such a value in liquidation is unlikely, given the uncertainty associated with the value of intellectual property in liquidation. Anesiva’s intangible assets would most likely sell at a considerable discount to that which is implied by the current stock price. Hempstead estimated that the minimum discount (from the value implied by Anesiva’s stock price) to the Adlea assets in liquidation would be in the range of 10% to 30%, resulting in an implied range of liquidation values per common share of $0.07 to $0.20. The midpoint of this range indicates an enterprise value of $13.1 million and per-share value of $0.14.

Summary: Anesiva Stand Alone Valuation

In summary, Hempstead indicated that Anesiva’s stock price as quoted on NASDAQ ($0.27 per-share, $18.5 million enterprise value) is at the upper end of the indicated fair valuation range and may be above its actual fair value, given the risk of bankruptcy and liquidation. Discounted cash flows analyses focusing on a collaboration of the Adlea program provides a useful indication of future returns, under the assumption that such an agreement was available. Since efforts at establishing a partnership have been unsuccessful to date, Hempstead focused on the low end of the indicated value range ($0.27 per share (rounded), $18.3 million enterprise value) in estimating value under a collaboration scenario. Based upon Hempstead’s discussions with Anesiva’s management, the most

[1]

Anesiva management indicates that royalty rates tend to be higher (15%–30%); however, Anesiva would require substantial upfront funding/research and development reimbursement which would likely result in a lower royalty.

likely outcome, on a stand-alone basis, would be liquidation. Implied values in a liquidation scenario range from $0.07 to $0.20, with a midpoint of $0.14 per share ($13.1 million enterprise value). Hempstead noted, however, that the actual discount to the implied going-concern value of Adlea intellectual property value would potentially be significantly higher than the 10% to 30% range examined herein, yielding little value (if any) to common stockholders in such a liquidation scenario.

Based upon the preceding, it was the opinion of Hempstead that an appropriate range of value indications for Anesiva on a stand-alone basis, for purposes of the subject fairness analysis, is as follows:

Value Range:	Per-Share	Enterprise
Low	$0.14	$13.1 million
High	$0.27	$18.5 million

Hempstead was inclined to focus on the lower end of this range, given Anesiva’s financial distress and pending liquidation. Furthermore, Hempstead notes that there could be a wide range of outcomes in a liquidation scenario for common stockholders due to uncertainty related to the liquidation value of Adlea technology and leverage related to senior claims. In Hempstead’s judgment, there is a significant probability that values below the indicated range would be realized in a liquidation scenario.

Arcion Stand-Alone Valuation Analysis

Three approaches were considered in assessing the value indications for Arcion on a stand-alone basis. Ultimately, Hempstead determined that the DCF methodology based upon a collaboration partnership on the ARC-4558 assets provided the most reasonable indication of Arcion’s stand-alone value.

Projections prepared by the management of Arcion and Anesiva were utilized in estimating future cash flows under a collaboration scenario (for ARC-4558), for purposes of a DCF analysis.

•

Peak sales expectations are in the range of $400 million (pessimistic) to $1.1 billion (optimistic), with a base-case of $800 million. Peak sales figures are developed by Arcion management, based upon market analysis, expected patient population and a 25% peak penetration rate in painful diabetic neuropathy.

•	Collaboration scenario would be the most likely path to commercialization of ARC-4558.

•

Estimated milestone payments over a four-year period through the end of Phase 3 trials and potential FDA approval (2010 – 2013) total $125 million. Milestone estimates are based upon management’s analysis of comparable collaboration arrangements.

•	It is assumed that the partner would reimburse research and development expense

•	Estimated royalty of 20% on all product sales based upon analysis of industry deal terms which indicate rates in the 15% to 30% range for Phase 2 and 3 stage products.

•	General and administrative expense will flatten upon commercialization and reflect administration of the revenue stream (2% growth with inflation).

•	Revenue projection spans through 2026, reflecting the potential expiration of relevant patents (currently pending).

•

Probability assumptions associated with success of clinical trials and FDA approval are based upon various available studies (DiMassi 2001, Kola 2004, Avance) and presented in Valuation in Life Sciences by Borris Bogden and Ralph Villager for pain products.

Hempstead examined a range of discount rates, from 35%—45% (venture capital rate of return) and peak sales figures ranging from $400 million to $1.1 billion. Focusing on the baseline peak revenue figure of $800 million, the indicated range of enterprise values was $35.6 to $50.4 million (based on discount rates from 35% to 45%).

In terms of Arcion’s stand-alone value contribution to NewCo, it is appropriate to add the $2.0 million loan from Arcion to Anesiva, which will stand as an intercompany loan which will not be repaid.

Analysis of Relative Fairness

In assessing the fairness, from a financial point of view, of the Series A Preference Exchange Ratio and the Common Exchange Ratio, from the perspective of Anesiva stockholders, Hempstead makes note of the following factors:

1.	Anesiva would be in a state of considerable financial distress, but for the pending merger, Arcion loan and potential post-closing investment.

2.	Anesiva has attempted to secure a collaborative partner and/or buyer for the Adlea assets with no success.

3.	Arcion has a more diversified clinical pipeline, with multiple products in various stages of development, as opposed to Anesiva, with one product candidate.

4.	Arcion’s lead product ARC-4558 addresses a larger and less crowded market than Adlea. Additionally, Adlea has limited patent exclusivity with potential extensions subject to competitive pressures[2].

5.	Arcion is following a 505(b)(2) strategy which reduces the number of patients required for the clinical trial safety database. Costs are further reduced by trial design.

The effect of the Series A Preference Exchange Ratio and the Common Exchange Ratio is a preliminary ownership in NewCo of 64% for Arcion’s aggregate contribution.

Stand-alone enterprise value indications for Anesiva are in the range of $13.1 to $18.5 million. Hempstead indicates that the liquidation value of Anesiva is likely (significantly) below the indicated range.

Stand-alone indications of value for Arcion are in the range of $35.6 to $50.4 million, based upon expected partnering of ARC-4558. The range of Arcion’s contributed value increases to $37.6 million—$52.4 million after adding the $2.0 million loan from Arcion to Anesiva which will stand as an intercompany loan which will not be repaid.

The chart below summarizes and compares the relevant value indications:

Stand-Alone Valuation Summary (in thousands)
	High	Median	Low
Anesiva Stand-Alone	$18,500	$15,800	$13,100

Arcion Stand-Alone	50,400	43,000	35,600
Add: Arcion Loan(1)	2,000	2,000	2,000

Total Arcion	$52,400	$45,000	$37,600

Total Stand-Alone Value	$70,900	$60,800	$50,700

Anesiva % Contribution to NewCo	26.09%	25.99%	25.84%
Arcion % Contribution to NewCo	73.91%	74.01%	74.16%

(1)	Arcion provided a $2.0 million loan to Anesiva which will stand as an intercompany loan and remain unpaid.

[2]	NeurogesX is currently pursuing an indication which will likely make a patent extension unfeasible for Anesiva.

Hempstead’s analysis indicates that Anesiva’s relative contribution is approximately 26% of the combined stand-alone values of each entity. In exchange, Anesiva’s stockholders will receive 36% of the aggregate common stock of Parent, post-merger (subject to the reinvestment, but prior to dilution from the $10.0 million private placement contemplated in the draft merger agreement). Hempstead also discusses the probability that the actual contribution of Anesiva, on a stand-alone basis, may be substantially lower than 26%, given the high probability of liquidation and the uncertainty of intellectual property values in such circumstances.

Based upon the preceding, Hempstead provided an opinion that the relative contributions of Anesiva and Arcion to NewCo are fair, from a financial point of view, to the stockholders of Anesiva.

Valuation of NewCo

Hempstead focused upon the income approach to value in assessing the fair value indications for NewCo. Specifically, the DCF was applied, in which the fair value of company’s stock is determined by discounting to present value the expected returns that accrue to capital holders.

Hempstead utilized projections of cash flow previously employed in valuation calculations for Arcion and Anesiva’s stand-alone analyses. Anesiva and Arcion management indicated that collaborative partnerships would be the most likely course of action for both Anesiva and Arcion’s assets in a NewCo scenario. Net cash flows to NewCo were discounted to present value based upon a range of discount rates, from 30% to 40%. This range of discount rates is lower than the range employed in the stand-alone analyses for each entity, reflecting a reduced risk profile created by the combined entities’ greater access to capital, combined technical expertise and management depth. Results of these analyses are as follows:

	(in 000 except per-share)
Discount Rates	30%	35%	40%
NewCo-Based Enterprise Value for Adlea Collaboration	25,700	20,900	17,300
NewCo-Based Enterprise Value for ARC-4558 Collaboration	59,300	47,600	39,200
Add: Minimum $10 M Cash Investment	10,000	10,000	10,000

Aggregate Enterprise Value	$95,000	$78,500	$66,500
Pro-Forma Parent Shares Outstanding	10,773	10,773	10,773

Post-Split Value Per Share	$8.82	$7.29	$6.17
Reverse Split	20	20	20

Pre-Split Value Per Share	$0.44	$0.36	$0.31

The resultant fair value indications for NewCo (Anesiva common stock) are in the range of $0.31 to $0.44 per share.

Summary and Conclusion

As outlined in Hempstead’s memorandum:

1.	Fair value indications for Anesiva common stock on a stand-alone basis are in the range of $0.14 to $0.27 per share. This reflects the range of value to be given up by Anesiva’s stockholders as a consequence of the merger.

2.	Valuation analyses for NewCo, imply a range of fair value for the post-merger equity in Anesiva to be received by Anesiva’s current stockholders of approximately $0.31 to $0.44 per share. This reflects the range of value to be received by Anesiva’s stockholders as a consequence of the merger.

3.	Analyses of the relative contributions of Anesiva and Arcion to NewCo imply that Anesiva’s relative contribution of 26% to NewCo is considerably lower than the 36% interest in Anesiva common stock to be received as a consequence of the merger.

Based upon the relevant facts and our interpretation of them, it is the opinion of Hempstead that the Anesiva common stock to be received by the stockholders of Anesiva, Inc. as a consequence of the merger, is fair to the stockholders of Anesiva, from a financial point of view. Additionally, based upon relative stand-alone valuation analyses for Anesiva and Arcion, it is the opinion of Hempstead that the relative contribution of Anesiva, in exchange for a preliminary interest in NewCo of 36% is fair to the stockholders of Anesiva, from a financial point of view.

Interests of Anesiva’s Executive Officers and Directors in the Merger

In considering the recommendation of the special committee of Anesiva’s board of directors with respect to issuing shares of Anesiva common stock as contemplated by the merger agreement, Anesiva stockholders should be aware that certain members of the board of directors and executive officers of Anesiva have interests in the merger that are different from, or in addition to, their interests as Anesiva stockholders. These interests present a conflict of interest. The special committee of Anesiva’s board of directors was aware of these conflicts of interest during its deliberations on the merits of the merger and in making its decision in approving the merger, the merger agreement and the related transactions.

Board of Directors and Executive Officers Stock Ownership

As of July 30, 2009, all directors and executive officers of Anesiva, together with their affiliates, beneficially owned as a group approximately 42.7% of the shares of Anesiva common stock. Approval of the issuance of shares of Anesiva common stock in connection with the merger requires the affirmative vote of a majority of shares cast at the Anesiva annual meeting. Certain of our affiliates have also entered into voting agreements in connection with the merger. The voting agreements are discussed in greater detail under the caption “Voting Agreements” beginning on page 74.

Dr. Arnold Oronsky is a director of Anesiva and a director of Arcion. Dr. Oronsky is a managing director of InterWest Management Partners VIII, LLC, the general partner of InterWest Partners VIII, L.P., InterWest Investors Q VIII, L.P. and InterWest Investors VIII, L.P. (collectively “InterWest VIII”), which are stockholders of Anesiva, and a managing director of InterWest Management Partners IX, LLC, the general partner of InterWest Partners IX, LP (“InterWest IX,” and collectively with InterWest VIII, “InterWest”), which is a stockholder of Arcion. InterWest VIII owns approximately 12% of the outstanding common stock of Anesiva and InterWest IX owns approximately 39% of the outstanding capital stock (on an as-converted basis) of Arcion. In addition, InterWest VIII holds $1,890,000 of securities issued by Anesiva pursuant to that certain Securities Purchase Agreement, dated January 20, 2009, as amended (the “Securities Purchase Agreement”), and $400,000 principal amount of notes of Anesiva issued pursuant to a rights offering in April 2009. Following the merger, based on shares outstanding as of July 30, 2009, InterWest will own approximately 32.3% of the common stock of the combined company.

Anesiva and Arcion entered into a letter of intent on May 18, 2009. In addition, Anesiva issued to Arcion a secured promissory note in a principal amount of $2.0 million pursuant to that certain Secured Note Purchase Agreement, dated May 18, 2009 (the “Arcion Note”).

Accelerated Vesting of Anesiva Options

Anesiva’s 2003 Equity Incentive Plan states a stock award held by a participant will become fully vested and exercisable if the participant is terminated without cause or constructively terminated by the surviving or acquiring company (or its parent) within 12 months after the effective date of a change in control transaction. In addition, if a participant must resign the participant’s position with Anesiva as a condition of the change in control, the participant’s stock award under the 2003 Incentive Plan will become fully vested and exercisable. The merger with Arcion constitutes a change of control under the 2003 Incentive Plan. Thus, if an officer of

Anesiva is terminated without cause or constructively terminated within 12 months after the effective date of the merger, such officer’s stock awards under the 2003 Equity Incentive Plan will become fully vested and exercisable.

Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan provides a stock option held by an individual will become fully vested and exercisable if the optionholder ceases to perform services for Anesiva or its successor within 12 months after the close of a change in control transaction, or is not nominated or elected for a new term on the board if such election occurs within 12 months after the effective time of such a transaction. In addition, if an optionholder must resign the optionholder’s position with Anesiva as a condition of the change in control, the participant’s stock option under the Director Plan will become fully vested and exercisable. The merger with Arcion constitutes a change of control under the 2003 Non-Employee Directors’ Stock Option Plan. Since Dr. Powell and Mr. Janney will resign after the consummation of the merger, options to purchase 77,500 shares of common stock of Anesiva held by Dr. Powell and 55,000 shares of common stock of Anesiva held by Mr. Janney will become fully vested and exercisable.

Amended and Restated Change in Control Severance Benefit Plan

Under Anesiva’s Amended and Restated Executive Change in Control Severance Benefit Plan, if Anesiva’s chief executive officer, Mr. Kranda is terminated without cause within three months prior to or 12 months following the effective date of merger or if he resigns due to a constructive termination within 12 months following the effective date of the merger, he will receive a cash severance payment equal to (a) two times his base salary, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the merger, (b) his maximum annual target cash bonus, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the merger, (c) continued premiums for health insurance coverage for a period of up to six months and (d) outplacement services for a period of three months.

Under Anesiva’s Amended and Restated Executive Change in Control Severance Benefit Plan, if Anesiva’s other officers who are eligible employees under the Amended and Restated Executive Change in Control Severance Benefit Plan (William Houghton, John H. Tran, Spencer S. Chen and Carlos Schuler) are terminated without cause within three months prior to or 12 months following the effective date of merger or if such officers resign due to a constructive termination within 12 months following the effective date of the merger, he/she will receive a cash severance payment equal to (a) one times his/her respective base salary, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the merger, (b) his/her respective maximum annual target cash bonus, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the merger, (c) continued premiums for health insurance coverage for a period of up to six months and (d) outplacement services for a period of three months.

Registration Rights Agreement

In connection with the merger, Anesiva entered into a registration rights agreement with, among others, certain of Anesiva’s investors, including entities affiliated with Anesiva’s directors, pursuant to which such entities may require Anesiva, subject to certain conditions, to register the shares of Anesiva common stock issued in connection with the merger and reinvestment to such entities. The entities who are affiliated with Anesiva’s directors who are parties to the registration rights agreement are Alta Partners VIII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, InterWest Partners IX, LP, Sofinnova Venture Partners V, L.P., Sofinnova Venture Affiliates V, L.P., Sofinnova Venture Principals V, L.P. and Sofinnova Venture Partners VII, L.P. The entities affiliated with Alta Partners will acquire unregistered shares of Anesiva common stock pursuant to the merger and the reinvestment and are affiliated with Anesiva’s director Mr. Daniel S. Janney, who is the managing director of Alta Partners. The entities affiliated with Sofinnova will acquire unregistered shares of Anesiva common stock pursuant to the merger and reinvestment and are affiliated with Anesiva’s director, Dr. Michael F. Powell. InterWest Partners IX, LP will acquire unregistered shares of Anesiva common stock pursuant to the merger and reinvestment and are affiliated with Anesiva’s director, Dr. Arnold L. Oronsky who is a general partner of InterWest Partners.

Offer Letters

Anesiva intends to enter into offer letters with James N. Campbell and Kerrie L. Brady to be effective upon the consummation of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to U.S. holders of Anesiva common stock. This discussion is based on the Code, Treasury Regulations, administrative rulings and court decisions in effect as of the date of this proxy statement, all of which may change at any time, possibly with retroactive effect.

The merger is not a taxable event with respect to shares of Anesiva capital stock currently outstanding. The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and it is a closing condition to the merger that Anesiva and Arcion receive opinions of their respective counsel regarding such qualification.

The preceding discussion is intended only as a summary of certain U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all of the merger’s potential tax effects. Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, and the applicability and effect of federal, state, local and other applicable tax laws.

Anticipated Accounting Treatment

The merger will be treated by Anesiva as a reverse merger under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. For accounting purposes, Arcion is considered to be acquiring Anesiva in this transaction. Therefore, the aggregate consideration paid in connection with the merger, together with the direct costs of acquisition, will be allocated to Anesiva’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Anesiva will be consolidated into the results of operations of Arcion as of the effective date of the merger. These allocations will be based upon a valuation that has not yet been finalized.

Appraisal Rights

Under Delaware law, holders of Anesiva common stock are not entitled to appraisal rights in connection with the merger.

Regulatory Approvals

As of the date of this proxy statement, neither Anesiva nor Arcion is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. However, if the value of the merger were to exceed $60.2 million, Anesiva and Arcion would each be required to file premerger Notification and Report forms relating to the merger under the Hart-Scott-Rodino, or HSR, Act. In the United States, Anesiva must also comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Global Market in connection with the issuance of shares of Anesiva common stock in the merger and the filing of this proxy statement with the SEC.

On March 27, 2009, Anesiva received a letter from NASDAQ notifying Anesiva that it no longer met the NASDAQ Global Market requirements under Marketplace Rule 4450(a)(3) (which has since been superseded by Rule 5450(b)(1)(A)), requiring a minimum of $10.0 million in stockholders’ equity for continued listing. On July 17 2009, Anesiva received a letter notifying Anesiva that based on NASDAQ’s further review of Anesiva and material submitted by Anesiva, Anesiva had failed to regain compliance with Rule 5450(b)(1)(A) and that, therefore, NASDAQ has determined to delist Anesiva’s securities from The NASDAQ Global Market. Anesiva has requested an oral hearing before a Hearings Panel to appeal the decision during which time Anesiva’s securities will remain listed on The NASDAQ Global Market pending a decision by the Listing Qualifications Panel following the hearing. The hearing has been scheduled for August 27, 2009. Unless the merger is consummated, it is unlikely Anesiva will be able to satisfy the $10.0 million stockholders’ equity requirement under Rule 5450(b)(1)(A) and its securities would therefore most likely be delisted from The NASDAQ Global Market.

Restrictions on Resales

The shares of Anesiva common stock to be received by Arcion stockholders and certain of Anesiva’s investors in the merger and the reinvestment will not be registered under the Securities Act. Thus, the shares cannot be offered, resold or otherwise transferred except pursuant to (a) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (b) an available exemption from registration. Anesiva, Arcion and certain stockholders of Anesiva and Arcion have entered into a registration rights agreement pursuant to which such entities may require Anesiva to, subject to certain conditions, file a registration statement registering all of the Anesiva common stock issued to such stockholders in the merger or the reinvestment. For more details regarding the registration rights agreement, please see the description of the registration rights agreement on page 74.

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this proxy statement and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about Anesiva or Arcion. Such information can be found elsewhere in this proxy statement and in the case of Anesiva, in the other public filings Anesiva makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed one-for-40 reverse stock split of Anesiva common stock described in Anesiva’s Proposal No. 2.

The Merger

The merger agreement provides that at the effective time, Arca Acquisition Corporation, or Merger Sub, a wholly-owned subsidiary of Anesiva, will be merged with and into Arcion. Upon the consummation of the merger, Arcion will continue as the surviving corporation and will be a wholly-owned subsidiary of Anesiva.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger on the first business day after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of Arcion, the approval of the issuance of shares of Anesiva common stock in the merger by the stockholders of Anesiva, Anesiva having reduced its indebtedness to an amount acceptable to Arcion and the sale of additional shares of capital stock which resulted in gross cash proceeds of at least $20.0 million. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Anesiva and Arcion and specified in the certificate of merger. However, because the consummation of the merger may be subject to governmental and regulatory approvals and other conditions, we cannot predict the exact timing of the consummation of the merger.

Merger Consideration; Manner and Basis of Converting Shares

At the effective time, all shares of Arcion capital stock will automatically be cancelled and Arcion stockholders will receive shares of Anesiva common stock equal to approximately 64% of the outstanding shares of the combined company immediately following the consummation of the merger and the reinvestment (as described below), without giving effect to any shares issuable pursuant to Anesiva’s outstanding options and warrants. There will be no adjustment to the total number of shares of Anesiva common stock to be issued to Arcion stockholders for changes in the market price of Anesiva common stock. Further, the merger agreement does not include a price-based termination right. Accordingly, the market value of the shares of Anesiva issued in connection with the merger will depend on the market value of the shares of Anesiva common stock at the time of effectiveness of the merger, and could vary significantly from the market value on the date of this document.

The number of shares of Anesiva common stock to be issued in exchange for all shares of Arcion stock at the consummation of the merger will be allocated among holders of Arcion’s two classes, common stock and Series A Preferred Stock, which are the only two classes of Arcion capital stock issued and outstanding.

Arcion common stock and Arcion Series A Preferred Stock each have different liquidation and other preferences. Accordingly, the shares of Anesiva common stock to be issued in connection with the merger will not be allocated to the Arcion stockholders on a pro rata basis. Instead, the shares will be allocated as follows:

•

The shares of Anesiva common stock will be distributed, on a pro rata basis, to the Arcion Series A preferred stock stockholders, on a fully-diluted basis, in an amount sufficient to cover their aggregate liquidation preference; and

•

The number of Anesiva common stock shares remaining, will be distributable, on a pro rata basis, to the Arcion common stockholders and the Arcion Series A preferred stockholders on an as-if-converted basis.

The number of shares of Anesiva common stock to be issued in the merger does not in any way depend on the actual closing sale price of a share of Anesiva common stock on The NASDAQ Global Market at or prior to the effective time of the merger. Upon the consummation of the merger and the reinvestment, current Anesiva stockholders will hold approximately 36% of the outstanding common stock of the combined entity, and current Arcion stockholders will hold approximately 64% of the outstanding common stock of the combined entity. The percentage ownership of Anesiva stockholders will not deviate based on stock price.

No fractional shares of Anesiva common stock will be issued in the merger. Instead, each Arcion stockholder otherwise entitled to a fractional share of Anesiva common stock (after aggregating all fractional shares of Anesiva common stock issuable to such stockholder) will be entitled to receive in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $0.30.

If the number of shares of common stock of Anesiva changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the number of shares of Anesiva common stock to be issued to the Arcion stockholders.

The merger agreement provides that, at the effective time of the merger, Anesiva will deposit with Mellon Investor Services LLC, as the exchange agent, stock certificates representing the shares of Anesiva common stock issuable to the Arcion stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

The merger agreement provides that, promptly after the effective time of the merger, Anesiva shall instruct the exchange agent for the merger to mail to each record holder of Arcion common stock and preferred stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s Arcion stock certificates. Upon surrender of an Arcion common stock or preferred stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal, and such other documents as the exchange agent may reasonably require, the holder of the Arcion stock certificate will be entitled to receive the following:

•	a certificate representing Anesiva common stock;

•	cash in lieu of any fractional share of Anesiva common stock; and

•	dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement.

The stock certificate so surrendered will be cancelled.

After the effective time, all holders of certificates representing shares of Arcion common stock and preferred stock that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of Arcion.

If any Arcion stock certificate has been lost, stolen or destroyed, Anesiva may in its reasonable discretion, and as a condition to the issuance of any certificate representing Anesiva common stock, require the owner of such certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond in such amount as Anesiva may reasonably direct as indemnity against any claim that may be made with respect to that certificate against Anesiva, the surviving corporation or the exchange agent.

From and after the effective time of the merger, until it is surrendered and exchanged, each certificate that previously evidenced Arcion common stock or preferred stock will be deemed to represent only the right to receive shares of Anesiva common stock and cash in lieu of any fractional share of Anesiva common stock. Anesiva will not pay dividends or other distributions on any shares of Anesiva common stock to be issued in exchange for any unsurrendered Arcion stock certificate until the Arcion stock certificate is surrendered as provided in the merger agreement.

Reinvestment

Anesiva entered into a securities purchase agreement, dated January 20, 2009, as amended on April 1, 2009 and August 4, 2009 (the “Securities Purchase Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (collectively, the “January Investors”). On August 4, 2009, Anesiva entered into a reinvestment agreement with Arcion and the January Investors, contingent upon consummation of the merger. The reinvestment agreement provides that immediately following the redemption by Anesiva of all of the outstanding securities held by the January Investors issued pursuant to the Securities Purchase Agreement at a redemption price in cash equal to 100% of the aggregate outstanding principal amount of and all accrued but unpaid returns on such securities, each January Investor, upon receipt of the redemption price for the securities, will reinvest the proceeds of such redemption by purchasing unregistered common stock of Anesiva at a price per share of $0.30. The total principal amount of securities outstanding held by January Investors is approximately $6.3 million. The reinvestment agreement further provides that following the consummation of the merger, and upon the repurchase by Anesiva of all of the 7% senior notes due 2010 (the “Notes) held by the January Investors and outstanding under that certain Supplemental Indenture dated April 2, 2009, as supplemented by that Second Supplemental Indenture, dated April 28, 2009, by and between Anesiva and the Bank of New York Mellon Trust Company, N.A., each January Investor will reinvest the proceeds of the repurchase of its outstanding Notes, together with any accrued by unpaid returns and interest thereon, by purchasing unregistered common stock of Anesiva at a price per share of $0.30. The total principal amount of Notes outstanding held by January Investors party to the reinvestment agreement is approximately $0.7 million. The transactions contemplated by the reinvestment agreement are referred to as the “Reinvestment.” This description of the reinvestment agreement is qualified in its entirety by reference to the reinvestment agreement attached as Annex E to this proxy statement.

Arcion Stock Options

At the effective time of the merger, each outstanding stock option to purchase Arcion common stock not exercised prior to the merger will be assumed by Anesiva, and Anesiva will assume Arcion’s stock option plan, subject to adjustment as provided by such plan such that options granted under such plan shall be exercisable for the purchase of Anesiva common stock.

Representations and Warranties

The merger agreement contains customary representations and warranties Anesiva (including the Merger Sub) and Arcion (as well as its stockholders) made to, and solely for the benefit of, each other. The representations and warranties expire upon the consummation of the merger or termination of the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Anesiva and Arcion have exchanged in connection with signing the merger agreement. While Anesiva and Arcion do not believe that they contain information securities laws require the parties to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of Arcion. Subject to certain exceptions, Arcion has agreed that before the effective time, it will:

•

provide Anesiva and its representatives access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of Arcion and its subsidiaries and to the books and records thereof and furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Arcion and its subsidiaries as Anesiva and its representative may reasonably request; and

•	conduct its operations only in the ordinary and usual course of business consistent with past practice.

Negative Covenants of Arcion. Subject to certain exceptions, Arcion has agreed that before the effective time, except as otherwise approved by the operating committee, it will not, will not agree to, and will not permit any of its subsidiaries to:

•

declare, set aside, make, or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its shares of capital stock (other than dividends paid by a wholly-owned subsidiary of the company or to any other wholly-owned subsidiary of the company) or enter into any agreement with respect to the voting of its capital stock;

•

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Arcion’s capital stock, other equity interests or securities (other than in connection with the termination of an employee pursuant to existing repurchase rights);

•

subject to limited exceptions, issue, sell, pledge, dispose of, grant, transfer, encumber, grant or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock or other security in, Arcion or any of its subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Arcion or any of its subsidiaries other than the issuance of Arcion common stock upon the exercise of Arcion options outstanding as of the date of the merger agreement in accordance with their terms or upon the conversion of Arcion preferred stock or other Arcion convertible securities;

•

subject to limited exceptions, sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including intellectual property and intellectual property related to Arcion’s clonindine program) of Arcion or any of its subsidiaries;

•	subject to limited exceptions, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Arcion benefit plan;

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•

acquire (including without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

•

other than in the ordinary course of business and consistent with past practice, enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under the merger agreement or terminate, cancel or request any material change in, or agree to any material change in, any Arcion material contract;

•	modify, amend, or terminate, waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which it is a party;

•

subject to limited exceptions, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned subsidiary of Arcion) for borrowed money;

•

subject to limited exceptions, increase the compensation or benefits payable or to become payable to Arcion’s directors, officers, or employees, or grant or modify rights to severance, change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Arcion or any of Arcion’s subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

•	subject to limited exceptions, make any change in accounting policies or procedures, except as required by generally accepted accounting principles (“GAAP”) or by a government entity;

•	change its method of accounting, make any material tax election, settle or compromise any material liability for taxes, amend any tax return or file any refund for taxes;

•	other than in the ordinary course of business and consistent with past practice, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise);

•

other than in the ordinary course of business and consistent with past practice, accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or delay or accelerate payment of any account payable in advance of its due date;

•	subject to limited exceptions, waive, release, assign, settle or compromise any material claims or any material litigation or arbitration;

•	take, or agree to take, any action that would prevent the merger from qualifying as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, or the Code;

•	take any action that is intended or would reasonably be expected to result in any of the closing conditions of the merger not being satisfied; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Affirmative Covenants of Anesiva. Subject to certain exceptions, Anesiva has agreed that before the effective time, it will:

•	use its reasonable best efforts to preserve and maintain the listing of its common stock on The NASDAQ Global Market;

•

promptly notify Arcion of any written or oral communications with NASDAQ and not participate in any substantive meeting or discussion with NASDAQ unless it consults with Arcion in advance and gives Arcion or its counsel the opportunity to attend and participate in such meeting or discussion;

•

promptly prepare and submit to NASDAQ a listing application covering the shares of Anesiva common stock to be issued in the merger and shall use its reasonable best efforts to cause the shares of Anesiva common stock to be issued as consideration in the merger to be approved for listing on The NASDAQ Global Market;

•

provide Arcion and its representatives access during normal business hours and upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities of Anesiva and its subsidiaries and to the books and records thereof and furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Anesiva and its subsidiaries as Arcion and its representative may reasonably request;

•	conduct its operations only in the ordinary and usual course of business consistent and with past practice; and

•	take all necessary actions to execute and file a certificate of amendment to its certificate of incorporation to change the name of the company to “Arcion Therapeutics, Inc.”

Anesiva has agreed that prior to or at the effective time, it will take all actions necessary to execute and file a certificate of amendment to its certificate of incorporation with the Secretary of State of the State of Delaware to change the name of the company to “Arcion Therapeutics, Inc.”

Anesiva has agreed that at or after the effective time, it will:

•

pay all federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer taxes, if any, due as a result of the transactions contemplated by the merger agreement; and

•

promptly, but no later than ten (10) business days following the effective time, file a registration statement on Form S-8 for the shares of Anesiva common stock issuable with respect to assumed Arcion options.

Negative Covenants of Anesiva. Subject to certain exceptions, Anesiva has agreed that before the effective time, except as otherwise approved by the operating committee, it will not, will not agree to, and will not permit any of its subsidiaries to:

•

declare, set aside, make, or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its shares of capital stock (other than dividends paid by a wholly-owned subsidiary of the company or to any other wholly-owned subsidiary of the company) or enter into any agreement with respect to the voting of its capital stock;

•

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Anesiva’s capital stock, other equity interests or securities (other than in connection with the termination of an employee pursuant to existing repurchase rights);

•

subject to limited exceptions, issue, sell, pledge, dispose of, grant, transfer, encumber, grant or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock or other security in, Anesiva or any of its subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Anesiva or any of its subsidiaries other than the issuance of Anesiva common stock upon the exercise of Anesiva options outstanding as of the date of the merger agreement in accordance with their terms;

•

subject to limited exceptions, sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including intellectual property and intellectual property related to Anesiva’s Zingo and Adlea programs) of Anesiva or any of its subsidiaries;

•

subject to limited exceptions, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding or exercise any discretion under any Anesiva benefit plan;

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•

acquire (including without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

•

other than in the ordinary course of business and consistent with past practice, enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under the merger agreement or terminate, cancel or request any material change in, or agree to any material change in, any Anesiva material contract;

•	modify, amend, or terminate, waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which it is a party;

•

subject to limited exceptions, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned subsidiary of Anesiva) for borrowed money (other than ordinary course trade accounts payable, which shall not be material in the aggregate);

•

subject to limited exceptions, increase the compensation or benefits payable or to become payable to Anesiva’s directors, officers, or employees, or grant or modify rights to severance, change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Anesiva or any of Anesiva’s subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

•	subject to limited exceptions, make any change in accounting policies or procedures, except as required by GAAP or by a government entity;

•	change its method of accounting, make any material tax election, settle or compromise any material liability for taxes, amend any tax return or file any refund for taxes;

•

subject to limited exceptions, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) provided that promptly following the effective date of the merger agreement, Anesiva shall agree upon a payment plan with the operating committee;

•

other than in the ordinary course of business and consistent with past practice, accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or delay or accelerate payment of any account payable in advance of its due date;

•	subject to limited exceptions, waive, release, assign, settle or compromise any material claims or any material litigation or arbitration;

•	take, or agree to take, any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that is intended or would reasonably be expected to result in any of the closing conditions of the merger not being satisfied; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Affirmative Covenants of Anesiva and Arcion. Both Anesiva and Arcion have agreed that:

•

as promptly as reasonably practicable following the date of the merger agreement, both Anesiva and Arcion will prepare and file with the SEC mutually acceptable proxy materials which shall constitute the proxy statement (and any amendments or supplements thereto);

•

each party will use commercially reasonable best efforts to obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Anesiva or Arcion or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including, without limitation, those in connection with Hart-Scott-Rodino

Antitrust Improvement Act of 1976 (the HSR Act)) in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including, without limitation, the merger and make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under (a) the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other applicable federal or state securities laws, (b) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (c) any other applicable law;

•

each party shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all commercially reasonable best efforts to obtain any third party consents (a) necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, (b) required to be disclosed or (c) required to prevent a material adverse effect with respect to either party from occurring prior to or after the effectiveness of the merger;

•

each party will use commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable; and

•

each party agrees that between the signing date of the merger agreement and the effective time that it will use reasonable efforts to provide the other party and its representatives with a reasonable opportunity to review and confer with such party regarding any filing, correspondence, or other communications proposed to be submitted or transmitted to the Food and Drug Administration, or FDA, and to attend and participate in any meetings with any representatives of the FDA.

Operating Committee

Pursuant to the merger agreement, Anesiva and Arcion shall form a five member operating committee consisting of James N. Campbell, David J. Collier, Michael Kranda, Arnold L. Oronsky and John H. Tran. Until the effective time of the merger or until such covenants are terminated pursuant to the termination provisions in the merger agreement, Anesiva and Arcion each agree to conduct their respective operations in compliance with the covenants set forth in the merger agreement unless authorized and approved in writing by a majority of the members of the operating committee.

Employee Benefits Matters and Section 16 Matters

The merger agreement provides that, prior to the effective time, Anesiva’s board of directors, or an appropriate committee of non-employee directors, shall adopt a resolution in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, so that the acquisition by any officer or director of Arcion who may become a covered person of Anesiva for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder of shares of Anesiva common stock or options to acquire Anesiva common stock pursuant to the merger agreement and the merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

The merger agreement further provides that continuing employees shall receive credit for purposes of eligibility to participate and vesting (but not benefit accruals) under Anesiva’s benefit plans for service accrued or deemed accrued prior to the effective time of the merger with Arcion or any subsidiary, provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. The merger agreement further provides that, to the extent permitted by applicable plans and insurance policies, Anesiva will waive, or cause to be waived, under its benefit plans any limitations on benefits relating to any pre-existing conditions of continuing employees, and Anesiva shall recognize, or cause to be recognized under its benefit plans, for purposes of applying annual deductibles, co-payments and out-of-pocket maximums, amounts paid by continuing employees in the calendar year in which the effective time occurs under its benefit plans as though such amounts had been paid in accordance with the terms and conditions of its benefit plans in such calendar year.

Nothing provided for in the merger agreement creates a right in any Arcion employee to employment with Anesiva, the surviving corporation or any other subsidiary of Anesiva. In addition, no Arcion employee or employee who continues employment with Anesiva will be deemed to be a third party beneficiary of the merger agreement, except for officers and directors of Arcion to the extent of their respective rights with respect to the maintenance of indemnification rights and directors’ and officers’ insurance coverage. Please see “The Merger Agreement—Indemnification and Insurance” below.

Indemnification and Insurance

The merger agreement provides that, for a period of six years after the merger, the surviving corporation will observe, to the fullest extent permitted by Delaware law, all rights of the directors and officers of Arcion as of the time the merger becomes effective to indemnification for acts and omissions as directors and officers occurring before the merger pursuant to the Arcion certificate of incorporation and bylaws (as in effect on August 4, 2009) and pursuant to indemnification agreements with Arcion as in effect on August 4, 2009 or, subject to certain conditions, entered into prior to the consummation of the merger. In addition, the merger agreement provides that for a period of six years after the merger, the surviving corporation will maintain in effect a directors’ and officers’ liability insurance policy covering the directors and officers of Arcion with coverage in amount and scope at least as favorable as the coverage under Arcion’s existing policy as of the time the merger becomes effective, or if substantially equivalent insurance coverage is unavailable, the best available coverage. If the annual premiums payable for such insurance coverage exceed 300% of the last annual premium paid by Arcionfor its existing policy, the surviving corporation may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Obligations of the Anesiva Board of Directors and Arcion Board of Directors with Respect to Their Recommendations and Holding Meetings of Stockholders

Anesiva has agreed to call, give notice of and hold a meeting of its stockholders to obtain the approval of the issuance of the shares of Anesiva common stock in the merger, and Arcion has agreed to obtain the written consent of its stockholders for the adoption of the merger agreement.

Anesiva has agreed to include a statement in this proxy statement to the effect that the board of directors of Anesiva recommends that Anesiva’s stockholders approve the issuance of shares of Anesiva common stock in the merger at the Anesiva annual meeting. Arcion has agreed to recommend its stockholders vote in favor of adopting the merger agreement. The merger agreement provides that neither the board of directors of Arcion nor the board of directors of Anesiva may withdraw its recommendation or modify its recommendation in a manner adverse to the other company except in certain circumstances.

The merger agreement provides that Arcion’s board of directors is entitled to withdraw, modify or amend its recommendation that Arcion’s stockholders vote to adopt the merger agreement if upon the receipt by Arcion of a superior proposal, certain requirements, including the following, are met:

•

Arcion’s board of directors shall have given Anesiva at least five days notice of its intention and the opportunity during such period to submit a competing proposal (which shall be considered by Arcion’s board, as applicable, in good faith, after consultation with nationally recognized outside legal counsel (which may be its current legal counsel) and financial advisor (which may be its current financial advisor)) and notwithstanding such competing proposal, the superior proposal continues to constitute a superior proposal;

•

Arcion’s board of directors reasonably determines in good faith, after having taken into account the advice of its nationally recognized financial advisor (which may be its current financial advisor), that

Arcion has received an acquisition proposal that could reasonably be expected to lead to a superior proposal; and

•

Arcion’s board of directors reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to its stockholders under applicable law.

The merger agreement provides that Anesiva’s board of directors is entitled to withdraw, modify or amend its recommendation that Anesiva’s stockholders vote to approve the issuance of shares of Anesiva common stock in the merger if upon the receipt by Anesiva of a superior proposal, certain requirements, including the following, are met:

•

Anesiva’s board of directors shall have given Arcion at least five days notice of its intention and the opportunity during such period to submit a competing proposal (which shall be considered by Anesiva’s board, as applicable, in good faith, after consultation with nationally recognized outside legal counsel (which may be its current legal counsel) and financial advisor (which may be its current financial advisor)) and notwithstanding such competing proposal, the superior proposal continues to constitute a superior proposal;

•

Anesiva’s board of directors determines in good faith, after having taken into account the advice of its nationally recognized financial advisor (which may be its current outside financial advisor), that Anesiva has received an acquisition proposal that could reasonably be expected to lead to a superior proposal; and

•

Anesiva’s board of directors reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to its stockholders under applicable law.

The merger agreement provides that, if either company withdraws or modifies the recommendation of its board of directors, that company may be required under certain circumstances to pay a termination fee of $1,160,000 to the other company and reimburse up to $500,000 of out-of-pocket legal, accounting and investment bank expenses of the other company. See “Expenses and Termination Fees.”

Under the terms of the merger agreement, Anesiva or Arcion may make accurate and complete public disclosure of any material facts, including, in the case of Anesiva, a competing acquisition proposal, if the board of directors of that company determines in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by fiduciary duties of that company’s board of directors or by any legal requirement, and if that company has given the other company reasonable advance notice of such disclosure. The merger agreement permits Anesiva and its board of directors to comply with Rules 14d-9 and 14e-2 and Item 1012(a) of Regulation M-A under the Exchange Act with regard to an acquisition proposal that Anesiva may receive.

Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting Anesiva and Arcion from seeking or entering into an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described below, Anesiva and Arcion have agreed that they will not, directly or indirectly (and that they will ensure that their subsidiaries do not and they and their subsidiaries’ representatives do not directly or indirectly):

•

initiate, solicit, induce, knowingly encourage or take any other action designed to, or which could reasonably be expected to, facilitate an acquisition proposal or acquisition inquiry or the making, submission or announcement of, any acquisition proposal or acquisition inquiry;

•	furnish to any person any nonpublic information in connection with or in response to any acquisition proposal or acquisition inquiry;

•

participate or engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry, except to notify such person as to the existence of these provisions;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition proposal or acquisition inquiry.

Exception to Limitation on Discussing and Negotiating Other Acquisition Proposals

The merger agreement provides that, if, prior to obtaining the requisite merger approval from Anesiva stockholders or Arcion stockholders, Anesiva or Arcion receive from any person an acquisition proposal that constitutes, or could reasonably be expected to result in the submission by such person of, a superior proposal (as described below), then Anesiva or Arcion may furnish nonpublic information to, and engage in discussions and negotiations with, the person making the acquisition proposal, as long as:

•	there has been no breach of any of the obligations described under the heading “Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals” above;

•

Anesiva’s or Arcion’s board of directors, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to its stockholders under applicable law;

•

Anesiva’s or Arcion’s board of directors, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized financial advisor (which may be its current outside financial advisor), that such acquisition proposal could reasonably be expected to lead to a superior proposal;

•

at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, the Anesiva or Arcion gives the other party written notice of the identity of such person and of the party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person;

•

the party receives from such person an executed confidentiality agreement containing terms and conditions at least as favorable as the provisions in the confidentiality agreement between Anesiva and Arcion;

•

the party shall as promptly as practicable (and in any event within 24 hours) advise the other party of any acquisition inquiry or acquisition proposal, including the identity of the person making such acquisition proposal or acquisition inquiry and the terms and conditions thereof, and such party shall, within 24 hours of receipt thereof, promptly provide to the other party copies of any written materials received in connection with any of the foregoing; and

•

the party shall keep the other party fully informed of the status and material details (including amendments or proposed amendments) of any such acquisition proposal or acquisition inquiry and keep the other party fully informed as to the material details of any nonpublic information requested of it and as to the details of all discussions or negotiations with respect to any such acquisition proposal or acquisition inquiry, and shall provide to the other party within 24 hours of receipt thereof all written materials received by it with respect thereto.

For purposes of the merger agreement, the term “superior proposal” shall mean, with respect to Anesiva and Arcion, a bona fide written indication of interest or offer which is not solicited after the date of the merger agreement in violation of the merger agreement made by any person other than either such party to purchase, in exchange for consideration consisting exclusively of cash or equity securities traded publicly in the United States

(or a combination thereof), all of the outstanding capital stock of such party, pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization or otherwise, that:

•	is not subject to a financing contingency; and

•

is on terms which such party’s board of directors in good faith concludes (after obtaining and taking into account the advice of its financial advisors and after taking into account the various legal, financial and regulatory aspects of the proposal and the likelihood and anticipated timing of the consummation) are more favorable from a financial point of view to the party’s stockholders (in their capacities as stockholders) than the transactions contemplated by the merger agreement (including any revisions thereto).

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions of Anesiva, Merger Sub and Arcion in the merger agreement are qualified by reference to whether the item in question has had or could reasonably be expected to have a “material adverse effect” on the applicable company. The merger agreement provides that “material adverse effect” means, when used in connection with Anesiva or Arcion, any change, effect or circumstance that prevents Anesiva or Arcion, as applicable, from consummating the merger and the other transactions contemplated by the merger agreement or that has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to:

(1)	economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales;

(2)	conditions generally affecting the industries in which such party participates;

(3)	the announcement or pendency of the merger;

(4)	legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by the merger agreement;

(5)	any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency;

(6)	compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, the merger agreement;

(7)	the failure of any nonclinical or clinical trial to demonstrate the desired safety and efficacy of any medical device, biologic or drug; or

(8)	the denial, delay or limitation of approval of, or taking of any other regulatory action by, the FDA or any other governmental entity with respect to any medical device, biologic or drug;

provided, that with respect to (1), (2) and (4) above, the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party.

Conditions to the Merger

Conditions to the Obligations of Each Party. The merger agreement contemplates that the respective obligations of each party to effect the merger and the other transactions contemplated in the merger agreement shall be subject to the satisfaction, at or prior to the effective time, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

•	Anesiva stockholder approval and Arcion stockholder approval shall have been obtained;

•

no governmental entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the merger or any other transactions contemplated in the merger agreement;

•

all material consents, approvals and authorizations of any governmental entity required of Arcion, Anesiva or any of their subsidiaries shall have been obtained. Any applicable waiting periods (together with any extensions thereof) or approvals under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated or received; and

•

Anesiva shall have completed the sale of shares of its capital stock (other than sales made in accordance with or pursuant to currently outstanding warrants and other than sales made pursuant to the reinvestment to investors (which may include persons or entities that already own shares of Anesiva’s common stock) which results in gross cash proceeds of at least $20.0 million.

Additional Conditions to the Obligations of Anesiva. The merger agreement contemplates that the obligations of Anesiva and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are also subject to the following conditions:

•

the representations and warranties of Arcion contained in the merger agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not, individually or in the aggregate, result in a material adverse effect. Anesiva shall have received a certificate of the chief executive officer of Arcion to that effect;

•

Arcion shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger. Anesiva shall have received a certificate of the chief executive officer to that effect;

•

since the date of the merger agreement, there shall not have occurred any material adverse effect with respect to Arcion. Anesiva shall have received a certificate of the chief executive officer to that effect; and

•	all consents, approvals and authorizations set forth in the applicable disclosure schedule shall have been obtained.

Additional Conditions to the Obligations of Arcion. The merger agreement contemplates that the obligations of Arcion to effect the merger and the other transactions contemplated by the merger agreement are also subject to the following conditions:

•

the representations and warranties of Anesiva and Merger Sub contained in the merger agreement, other than the representations and warranties of Anesiva related to litigation, shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not, individually or in the aggregate, result in a material adverse effect. The representations and warranties of Anesiva related to litigation shall be true and correct as of the effective date of the merger agreement as if made at and as of such time. Arcion shall have received a certificate of the chief executive officer or chief financial officer of Anesiva to that effect;

•	Anesiva and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by each of them on or prior to the effective time of the merger. Arcion shall have received a certificate of the chief executive officer or chief financial officer to that effect;

•

since the date of the merger agreement, there shall not have occurred any material adverse effect with respect to Anesiva. Arcion shall have received a certificate of the chief executive officer or chief financial officer to that effect;

•	all consents, approvals and authorizations set forth in the applicable disclosure schedule shall have been obtained;

•

Anesiva shall have no indebtedness other than trade payables in an amount not in excess of $3,500,000, obligations under that certain secured note purchase agreement with Arcion, dated May 18, 2009 and obligations pursuant to the 7% senior notes due 2010 issued by Anesiva pursuant to that certain registration statement on Form S-3 (File No. 333-133337) filed with the SEC;

•

all litigation disclosed by Anesiva in its filings with the SEC filed prior to the date of the merger agreement or as set forth in the disclosure schedules to the merger agreement shall have been resolved in a manner satisfactory to Arcion;

•

investors to that certain securities purchase agreement dated January 20, 2009 among Anesiva and those investors (the “Securities Purchase Agreement”) shall have entered into an amendment to that agreement and entered into a new securities purchase agreement, pursuant to which, subject to the terms and conditions set forth therein, concurrently with the closing, such investors shall purchase shares of Anesiva common stock for an aggregate purchase price equal to the total proceeds received in connection with the redemption of their securities under the Securities Purchase Agreement and (ii) such investors have agreed to elect to redeem all of their 7% senior notes due 2010 issued by Anesiva pursuant to that certain registration statement on Form S-3 (File No. 333-133337) filed with the SEC and to purchase shares of Anesiva common stock for an aggregate purchase price equal to the total proceeds received in connection with such redemption; and

•

Anesiva and Arcion shall each have received opinions from their respective tax counsel, Cooley Godward Kronish LLP and Goodwin Procter LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Anesiva, Arcion and Arca Acquisition Corporation will be a party to a reorganization within the meaning of Section 368(b) of the Code and such opinions shall not have been withdrawn. The parties agree to make customary representations as requested by such counsel for the purpose of rendering such opinions.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the effective time of the merger, either before or after the requisite approvals of the stockholders of Anesiva or Arcion have been obtained, Anesiva and Arcion can terminate the merger agreement by mutual written consent, which action is duly authorized by their respective boards of directors.

The merger agreement also provides that, at any time prior to the effective time of the merger, either before or after the requisite approvals of the stockholders of Anesiva or Arcion have been obtained, either company can terminate the merger agreement by action taken or authorized by the board of directors of the terminating party or parties:

•

if the merger shall not have been consummated prior to December 31, 2009; provided, however, that the right to terminate the merger agreement under this bullet shall not be available to any party whose breach of the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before December 31, 2009;

•	if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable);

•	if the other party shall have materially breached its obligations under section 6.6 of the merger agreement, related to non-solicitation;

•	if the board of directors of Anesiva or Arcion shall have:

(1)	failed to make a recommendation, in accordance with the merger agreement, or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), its recommendation;

(2)	approved or recommended, or resolved to approve or recommend, to its stockholders an acquisition proposal other than that contemplated by the merger agreement or entered into, or resolved to enter into, any agreement with respect to an acquisition proposal;

(3)	after an acquisition proposal has been publicly made, failed to affirm its recommendation, as the case may be, within two business days of any written request by Anesiva or Arcion to do so in response to such public acquisition proposal; or

(4)	failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by a party hereto) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock within ten business days of a written request by the other party to do in response to such tender offer or exchange offer;

•	if Anesiva stockholder approval shall not have been obtained at Anesiva’s annual meeting duly convened therefor (or at any adjournment or postponement thereof); or

•

if Arcion stockholder approval shall not have been obtained by means of written consent of Arcion’s stockholders on or before 11:59 p.m. PST, on the 15th business day following the signing of the merger agreement.

The merger agreement also provides that, at any time prior to the effective time of the merger, either before or after the requisite approvals of the stockholders of Anesiva or Arcion have been obtained, Anesiva can terminate the merger agreement by action taken or authorized by its board of directors if it is not in material breach of its obligations under the merger agreement and if:

•

at any time that any of the representations and warranties of Arcion in the merger agreement become untrue or inaccurate such that Section 7.2(a) of the merger agreement would not be satisfied (treating such time as if it were the effective time for purposes of this bullet); or

•

there has been a breach on the part of Arcion of any of their respective covenants or agreement contained in the merger agreement such that Section 7.2(b) of the merger agreement would not be satisfied (treating such time as if it were the effective time for purposes of this bullet), and such breach (if curable) has not been cured within 30 days after notice to Arcion.

The merger agreement also provides that Arcion, at any time prior to the effective time of the merger, either before or after the requisite approvals of the stockholders of Anesiva or Arcion have been obtained, can terminate the merger agreement by action taken or authorized by its board of directors if it is not in material breach of its obligations under the merger agreement and if:

•

at any time that any of the representations and warranties of Anesiva or Merger Sub in the merger agreement become untrue or inaccurate such that Section 7.3(a) of the merger agreement would not be satisfied (treating such time as if it were the effective time for purposes of this bullet); or

•

there has been a breach on the part of Anesiva or Merger Sub of any of their respective covenants or agreement contained in the merger agreement such that Section 7.3(b) of the merger agreement would not be satisfied (treating such time as if it were the effective time for purposes of this bullet), and such breach (if curable) has not been cured within 30 days after notice to Anesiva.

Expenses and Termination Fees

The merger agreement provides that all expenses incurred by the parties to the merger agreement shall be paid by the party incurring such expenses.

The merger agreement provides that Arcion shall pay Anesiva a termination fee of $1,160,000 as liquidated damages and reimburse up to $500,000 of out-of-pocket legal, accounting and investment bank expenses of the other company in the event that the merger agreement is terminated as follows:

•	if Anesiva shall terminate the merger agreement because Arcion shall have:

(1)	failed to make a recommendation or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), its recommendation;

(2)	approved or recommended, or resolved to approve or recommend, to its stockholders an acquisition proposal other than that contemplated by the merger agreement or entered into, or resolved to enter into, any agreement with respect to an acquisition proposal;

(3)	after an acquisition proposal has been made, failed to affirm its recommendation, as the case may be, within two business days of any written request to do so; or

(4)	failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by a party hereto) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock; or

•

if (A) either party shall terminate the merger agreement if the merger shall not have been consummated prior to December 31, 2009; provided, however, that this right to terminate the merger agreement shall not be available to any party whose breach of the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before December 31, 2009 or Arcion stockholder approval shall not have been obtained by written consent of its stockholders and, at any time after the date of the merger agreement and before the termination of the merger agreement, an acquisition proposal with respect to Arcion shall have been made, proposed or communicated and not withdrawn and (B) within 12 months following the termination of the merger agreement, Arcion consummates any acquisition proposal or enters into an agreement, understanding (including a letter of intent) with respect to any acquisition proposal which is subsequently consummated. Any termination fee payable to Anesiva under this provision shall be payable as liquidated damages to compensate Anesiva for the damages Anesiva will suffer if the merger agreement is terminated in the circumstances set forth in this bullet or the above bullet, which damages cannot be determined with reasonable certainty.

The merger agreement provides that Anesiva will pay Arcion a termination fee of $1,160,000 as liquidated damages and reimburse up to $500,000 of out-of-pocket legal, accounting and investment bank expenses of the other company in the event that the merger agreement is terminated as follows:

•	if Arcion shall terminate the merger agreement because Anesiva shall have:

(1)

failed to make a recommendation or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change

(including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), its recommendation;

(2)	approved or recommended, or resolved to approve or recommend, to its stockholders an acquisition proposal other than that contemplated by the merger agreement or entered into, or resolved to enter into, any agreement with respect to an acquisition proposal;

(3)	after an acquisition proposal has been made, failed to affirm its recommendation, as the case may be, within two business days of any written request to do so; or

(4)	failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by a party hereto) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock; or

•

if (A) either party shall terminate the merger agreement if the merger shall not have been consummated prior to December 31, 2009; provided , however , that this right to terminate the merger agreement shall not be available to any party whose breach of the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before December 31, 2009 or Anesiva stockholder approval shall not have been obtained at the Anesiva stockholders’ meeting duly convened therefor (or at any adjournment or postponement thereof) and, at any time after the date of the merger agreement and before the termination of the merger agreement, an acquisition proposal with respect to Anesiva shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within 12 months following the termination of the merger agreement, Anesiva consummates any acquisition proposal or enters into an agreement, understanding (including a letter of intent) with respect to any acquisition proposal which is subsequently consummated. Any termination fee payable to Arcion under this provision shall be payable as liquidated damages to compensate Arcion for the damages Arcion will suffer if the merger agreement is terminated in the circumstances set forth in this bullet or the above bullet, which damages cannot be determined with reasonable certainty.

Amendment, Extension and Waiver of the Merger Agreement

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by stockholders of Anesiva and Arcion, and to the extent that such amendment affects the rights, obligations or duties of the Arcion stockholders, the Arcion stockholders; provided, that after any such approval, no amendment shall be made that by law requires further approval by Anesiva’s or Arcion’s stockholders, as the case may be, without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time of the merger, any party to the merger agreement may, by written consent, extend the other party’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, provided that after any such waiver, no amendment shall be made that by law requires further approval from Anesiva’s or Arcion’s stockholders, as the case may be, without such further approval.

VOTING AGREEMENTS

The following description of the voting agreements describes the material terms of the voting agreements. This description of the voting agreements is qualified in its entirety by reference to the form of voting agreement attached as Annex B to this proxy statement. We encourage you to read the entire form of voting agreement.

Voting Agreements Relating to Anesiva Shares

Entities affiliated with each of Alta Partners and Sofinnova Ventures have entered into voting agreements with Arcion dated August 4, 2009. In the voting agreements, the entities agreed to vote all shares of Anesiva common stock owned by them as of the record date in favor of the approval of the issuance of shares of Anesiva common stock in the merger. Each granted Arcion an irrevocable proxy to vote their shares of Anesiva common stock in favor of the issuance of shares of Anesiva common stock in the merger. Each has also agreed that, before the earlier of the Anesiva annual meeting of stockholders or certain other specified events, they will not transfer, assign, convey or dispose of any shares of Anesiva common stock, or any options to purchase shares of Anesiva common stock, owned by them except upon their death or to certain related parties, and only if each person to whom any shares or options are transferred agrees to hold the shares or options subject to all of the terms and provisions of the voting agreement. Approximately              shares in the aggregate (or approximately             % of the Anesiva common stock outstanding on the record date) are subject to voting agreements and irrevocable proxies. In addition, options to purchase              shares of Anesiva common stock are subject to voting agreements and irrevocable proxies; however, the shares underlying such options do not carry any voting rights unless and until such options are exercised.

REGISTRATION RIGHTS AGREEMENT

The following description of the registration rights agreement describes the material terms of the registration rights agreement. This description of the registration rights agreement is qualified in its entirety by reference to the registration rights agreement which is attached as Annex C to this proxy statement. We encourage you to read the entire registration rights agreement.

Registration Rights Agreement

On August 4, 2009 Anesiva, Arcion, stockholders of Arcion and certain stockholders of Anesiva (the stockholders collectively the “Holders”) entered into a registration rights agreement pursuant to which Anesiva agreed to the following:

•

Demand Registration Rights: At any time the holders of a majority of common stock subject to the registration rights agreement (the “Majority Holders”) may require Anesiva, on not more than three occasions, to file a registration statement under the Securities Act with respect to their shares of common stock subject to the registration rights agreement. In such event, Anesiva will be required to use its reasonable best efforts to effect the registration.

•

Piggyback Registration Rights: At any time if Anesiva proposes to register any of its securities under the Securities Act either for its own account or for the account of other stockholders, with certain exceptions, the Holders will be entitled to notice of the registration and will be entitled to include their shares of common stock subject to the registration rights agreement in the registration statement. These registration rights are subject to specified conditions and limitations, including the right of underwriters to limit the number of shares included in any such registration under certain circumstances.

•

Form S-3 Registration Rights: At any time Anesiva is eligible to register securities on form S-3, the Majority Holders may require Anesiva to file a registration statement under the Securities Act with respect to their shares of common stock subject to the registration rights agreement. In such event, Anesiva will be required to use its reasonable best efforts to effect the registration.

•

Shelf Registration Rights: At any time Anesiva is eligible to register securities on Form S-3 on a continuous basis, the Majority Holders may require Anesiva to file a registration statement under the Securities Act with respect to their shares of common stock subject to the registration rights agreement. In such event, Anesiva will be required to its our reasonable best efforts to effect the registration.

•	Expenses of Registration: Anesiva will pay all expenses relating to any demand, piggyback, Form S-3 or shelf registration, other than underwriting discounts and commissions.

•

Termination: The registration rights and Anesiva’s obligations terminate with respect to any holder of common stock subject to the registration rights agreement when such holder can sell all of such holder’s common stock subject to the registration rights agreement without registration under the Securities Act or compliance with any restrictions, including pursuant to Rule 144 promulgated under the Securities Act. The registration rights agreement will terminate automatically upon termination of the merger agreement for any reason.

MANAGEMENT AND OTHER INFORMATION

After the merger, Arcion will be a wholly-owned subsidiary of Anesiva, and all of Arcion’s subsidiaries will be indirect wholly-owned subsidiaries of Anesiva. It is anticipated that, following the merger, the Anesiva board of directors will consist of Michael L. Kranda, John F. Hamilton, Arnold L. Oronsky, James N. Campbell, David J. Collier and two vacancies. The merger agreement provides that Anesiva must cause, as of the effective time, Drs. Campbell and Collier to be elected or appointed as directors of Anesiva. In addition, it is anticipated that Dr. Campbell and Kerrie L. Brady will become executive officers of Anesiva after the consummation of the merger.

THE SPECIAL COMMITTEE OF ANESIVA’S BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF ANESIVA COMMON STOCK IN THE MERGER.

PROPOSAL NO. 2

AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-40 REVERSE STOCK SPLIT OF ANESIVA COMMON STOCK

Overview

The board of directors of Anesiva has approved a proposed amendment to the certificate of incorporation of Anesiva to effect a one-for-40 reverse stock split of all outstanding shares of Anesiva common stock. The Anesiva board of directors has recommended that this proposed amendment be presented to Anesiva stockholders for approval. You are now being asked to vote upon this amendment to Anesiva’s certificate of incorporation to effect a reverse stock split whereby 40 outstanding shares of Anesiva common stock, such number consisting only of whole shares, will be combined into one share of Anesiva common stock. The approval of this matter is contingent upon receiving stockholder approval of Proposal No. 1. The board of directors of Anesiva will not effect a reverse stock split as proposed in this Proposal No. 2 unless stockholder approval for Proposal No. 1 is received. If Proposal No. 1 is approved, the board of directors of Anesiva anticipates implementing the reverse stock split in connection with the consummation of the merger.

The text of the form of the proposed amendment to the certificate of incorporation of Anesiva is attached to this proxy statement as Annex F. If approved by the stockholders, and following such approval, Anesiva’s board of directors determines that effecting a reverse stock split is in the best interests of Anesiva and its stockholders, the reverse stock split will become effective upon filing of the amendment with the Secretary of State of the State of Delaware or such later time as set forth in the amendment to the certificate of incorporation.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Anesiva outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of Anesiva common stock would remain unchanged at $0.001 per share.

Reasons for the Reverse Stock Split

Anesiva’s board of directors believes that a reverse stock split may be desirable for a number of reasons. First, Anesiva’s board of directors believes that a reverse stock split will enable Anesiva to continue having Anesiva’s common stock listed on The NASDAQ Global Market following the merger. Under NASDAQ Marketplace Rule 5110(a), Anesiva expects that the merger, if completed, would constitute a “reverse merger.” As a result, Anesiva will need to apply for initial inclusion of its common stock for listing on The NASDAQ Global Market following the merger. The listing standards of The NASDAQ Global Market require, among other things, a $5.00 per share minimum bid upon the effective time of the merger. Anesiva will file an initial listing application for The NASDAQ Global Market in connection with the merger. On August     , 2009 Anesiva’s common stock closed at $0.     per share. Therefore, the reverse stock split is necessary in order to consummate the merger unless this condition is waived.

In addition to the initial listing requirement for The NASDAQ Global Market that Anesiva must satisfy in connection with the merger, in order for Anesiva common stock to continue to be quoted on The NASDAQ Global Market after the completion of the merger, Anesiva must satisfy certain listing maintenance standards established by The NASDAQ Global Market. Among other things, if the closing bid price of Anesiva’s common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by NASDAQ, NASDAQ may delist Anesiva’s common stock from trading on The NASDAQ Global Market. On October 16, 2008, NASDAQ announced that it had suspended the enforcement of its rules requiring a minimum bid price of $1.00 per share, with the suspension to remain in place until Monday, August 3, 2009. In the event that Anesiva receives a determination letter from the staff at NASDAQ with respect to its non-compliance with the minimum bid requirement, Anesiva expects to appeal such determination and present a plan for compliance to NASDAQ that includes the consummation of the merger and the implementation of the reverse stock split.

The Anesiva board of directors expects that a reverse stock split of its common stock will increase the market price of its common stock so that Anesiva is able to achieve the initial listing requirements for The NASDAQ Global Market upon completion of the merger and thereafter maintain compliance with the NASDAQ minimum bid price listing standard for the foreseeable future. Notwithstanding the foregoing, there can be no assurance that the market price per share following the merger and the reverse stock split will remain in excess of the minimum bid price for a sustained period of time. In addition, there can be no assurance that the Anesiva common stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of Anesiva’s common stock remains in excess of the minimum bid requirement.

Anesiva’s board of directors also believes that the increased market price of Anesiva common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of Anesiva common stock and will encourage interest and trading in Anesiva common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Anesiva common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of Anesiva common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Anesiva board of directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects of the policies and practices of institutional investors and brokerage houses described above on the liquidity and marketability of the common stock.

Implementation of the Reverse Stock Split

If the reverse stock split is approved by Anesiva stockholders, it will be effected in connection with the consummation of the merger. Notwithstanding approval of the reverse stock split by the stockholders, Anesiva’s board of directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split as permitted under Section 242(c) of the Delaware General Corporation Law.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Anesiva common stock. However, the proposed reverse stock split will affect all of Anesiva’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Anesiva, except to the extent that the reverse split results in any of the Anesiva stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of Anesiva common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Anesiva common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Anesiva common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

The amendment to Anesiva’s certificate of incorporation to effect the reverse stock split will not change the number of authorized shares of Anesiva common stock. As a result, one of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Anesiva or the combined company being able to issue more shares without further stockholder approval.

The proposed reverse stock split will reduce the number of shares of common stock available for issuance under Anesiva’s 2003 Equity Incentive Plan, 2003 Non-Employee Directors’ Stock Option Plan, and 2003 Employee Stock Purchase Plan in proportion to the exchange ratio. Anesiva also has outstanding stock options and purchase rights to acquire shares of its common stock under each of those plans. Under the terms of those plans, the number of shares of common stock issuable upon exercise of outstanding stock options and purchase rights will be reduced in proportion to the exchange ratio of the reverse stock split, and the exercise price of such outstanding stock options and purchase rights will be increased in proportion to the exchange ratio. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and purchase rights will be rounded to the nearest whole share, and no cash payment will be made in respect of any fractional shares. Appropriate adjustments will also be made to the outstanding warrants to purchase common stock of Anesiva.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of Anesiva who own “odd lots” of less than 100 shares of Anesiva common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a reverse stock split may not achieve the desired results of increasing marketability and liquidity of Anesiva common stock that have been outlined above.

Anesiva’s common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and Anesiva is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Securities Exchange Act. If the proposed reverse stock split is implemented, and Anesiva’s initial listing application with The NASDAQ Global Market is approved, Anesiva’s common stock will be reported on The NASDAQ Global Market under the symbol “        ”, assuming stockholder approval of Proposal No. 3 to effect a corporate name change (although NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

The proposed reverse stock split will not affect the par value of Anesiva common stock. As a result, on the effective date of the reverse stock split, the stated capital on Anesiva’s balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by Anesiva’s board of directors in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Anesiva common stock will be increased because there will be fewer shares of its common stock outstanding.

Effective Date

The proposed reverse stock split would become effective on the date of filing of the certificate of amendment to the Anesiva certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Anesiva board of directors within the limits set forth in this proposal and the authorized number of shares of common stock will be reduced on a proportional basis to the exchange ratio implemented.

Payment for Fractional Shares

No fractional shares of Anesiva common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing sale prices of Anesiva common stock on the effective date as reported on The NASDAQ Global Market by (b) the number of shares of Anesiva common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse split has been effected. Anesiva’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Anesiva. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of Anesiva common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on Anesiva’s balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of Anesiva common stock outstanding. Anesiva does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, Anesiva stockholders are not entitled to dissenter’s rights with respect to the proposed amendment to the certificate of incorporation to effect the reverse split and Anesiva will not independently provide Anesiva stockholders with any such right.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, or the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, Anesiva has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by Anesiva as a result of the reverse stock split.

Vote Required and Recommendation of the Board

The affirmative vote of the holders of a majority of the outstanding shares of common stock as of the record date will be required to approve this amendment to Anesiva’s certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA’S STOCKHOLDERS VOTE FOR PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-40 REVERSE STOCK SPLIT.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT TO ANESIVA’S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME

The board of directors of Anesiva has proposed an amendment of Anesiva’s certificate of incorporation to effect a corporate name change from Anesiva, Inc. to Arcion Therapeutics, Inc., attached hereto as Appendix G. The board of directors has recommended that this proposed amendment be presented to the Anesiva stockholders for approval. The approval of this matter is contingent upon the consummation of the merger. The board of directors of Anesiva will not effect a corporate name change as proposed in this Proposal No. 3 unless stockholder approval of Proposal Nos. 1 and 2 is received. If Proposals No. 1 and 2 are approved, the board of directors of Anesiva anticipates implementing the corporate name change in connection with the consummation of the merger.

Anesiva’s management and board believe that the corporate name change will better align our corporate name with our mission if the merger is consummated.

The change of our name to Arcion Therapeutics, Inc. will not affect in any way the validity of currently outstanding stock certificates or the trading of Anesiva’s securities. Anesiva’s stockholders will not be required to surrender or exchange any of Anesiva’s stock certificates that they currently hold. Stockholders with certificated shares may continue to hold their existing certificates or receive new certificates reflecting the name change upon tendering the old certificates to our transfer agent.

If the stockholders approve the amendment to the certificate of incorporation, Anesiva intends to change its NASDAQ Global Market trading symbol to “            .” If approved, we will amend our certificate of incorporation as provided above, which amendment will be effective upon the filing with the Secretary of State of the State of Delaware.

Vote Required and Recommendation of the Board

The affirmative vote of the holders of a majority of the outstanding common stock as of the record date will be required to approve this amendment to Anesiva’s certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA’S STOCKHOLDERS VOTE FOR PROPOSAL NO. 3 TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A CORPORATE NAME CHANGE.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO THE 2003 EQUITY INCENTIVE PLAN

Anesiva’s board of directors adopted the 2003 Equity Incentive Plan, or the 2003 Incentive Plan, in December 2003, and Anesiva’s stockholders approved such adoption in January 2004. On December 15, 2005, Anesiva’s stockholders approved an amendment of the 2003 Equity Incentive Plan to increase the share reserve thereunder by 45,000 post-split shares to an aggregate of 78,860 post-split shares.

As of June 30, 2009, an aggregate of 111,993 post-split shares of Anesiva common stock (plus any shares that might be returned to the 2003 Incentive Plan in the future as a result of the forfeiture of restricted stock, repurchase, cancellation or expiration of options) remained available for future issuance under the 2003 Incentive Plan. Anesiva’s board of directors believes that an adequate reserve of shares under the 2003 Incentive Plan is essential for the continued success of Anesiva in attracting, motivating and retaining qualified employees, directors, and consultants and to assume Arcion’s options if the merger as set forth in Proposal No. 1 is approved.

On July 30, 2009, subject to stockholder approval and the effectiveness of the one-for-40 reverse stock split as set forth in Proposal No. 2 of this proxy statement, Anesiva’s board of directors amended the 2003 Incentive Plan to increase the number of shares available for issuance thereunder by 3,000,000 post-split shares. The amendment of the 2003 Incentive Plan is contingent upon the consummation of the merger and the effectiveness of the one-for-40 reverse stock split as set forth in Proposal No. 2.

Summary of Terms of the 2003 Equity Incentive Plan

The material terms of the 2003 Incentive Plan, as amended, are summarized below. This summary, however, does not purport to be a complete description of the 2003 Incentive Plan. The following summary is qualified in its entirety by reference to the complete text of the 2003 Incentive Plan. The 2003 Incentive Plan has been filed with the SEC as Annex H to this proxy statement and may be accessed from the SEC’s website at www.sec.gov .
General. The 2003 Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, phantom stock awards, stock appreciation rights, and other forms of equity compensation (collectively, the “stock awards”). Incentive stock options may be granted to employees, including officers. All other stock awards may be granted to employees, including officers, non-employee directors, and consultants.

Incentive stock options granted under the 2003 Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code.” Nonstatutory stock options granted under the 2003 Incentive Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose. Anesiva’s board of directors adopted the 2003 Incentive Plan to provide a means to secure and retain the services of employees, directors, and consultants of Anesiva and its affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of Anesiva’s common stock, and thereby align the long-term compensation and interests of those individuals with our stockholders.

Administration. Anesiva’s board of directors administers the 2003 Incentive Plan. Subject to the provisions of the 2003 Incentive Plan, our board of directors has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards. The board of directors may also amend the terms of the 2003 Incentive Plan and outstanding stock awards, subject to stockholder approval to the extent required by law, rule or regulation. In addition, the board of directors may amend an option to reduce its exercise price or exchange an outstanding option for an option with a lower exercise price, another stock award, cash, or any other consideration, or may take any other action that is treated as a repricing under U.S. generally accepted accounting principles.

Anesiva’s board of directors has the authority to delegate some or all of the administration of the 2003 Incentive Plan to a committee or committees composed of one or more board members. If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members. As used herein with respect to the 2003 Incentive Plan, the “plan administrator” refers to the board of directors, any committee the board appoints or, if applicable, any subcommittee.

Eligibility. Incentive stock options may be granted under the 2003 Incentive Plan only to employees (including officers) of Anesiva and its affiliates. Employees (including officers), non-employee board members, and consultants of Anesiva and its affiliates are eligible to receive all other types of stock awards under the 2003 Incentive Plan. All of the directors, consultants and all of the approximately 12 employees of Anesiva and its affiliates are eligible to participate in the 2003 Incentive Plan.

No incentive stock option may be granted under the 2003 Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Anesiva or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2003 Incentive Plan and any other equity plans of Anesiva and its affiliates) may not exceed $100,000.

Share Reserve. Subject to this proposal, the maximum number of shares of common stock available for issuance under the 2003 Incentive Plan is 3,178,456 post-split shares. This share reserve consists of (a) the number of shares currently reserved for issuance under the plan, including shares subject to outstanding stock options thereunder, plus (b) an additional 3,000,000 post-split shares subject to approval by the stockholders.

The number of shares reserved for issuance under the 2003 Incentive Plan will automatically increase on January 1st, from January 1, 2006 through January 1, 2013, by the lesser of (a) 5% of the number of shares of common stock outstanding on such date, or (b) sixty-two thousand five hundred (62,500) post-split shares. However, Anesiva’s board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on each such date. As of August 7, 2009, there were a total of 158,816 post-split shares reserved for issuance under the 2003 Incentive Plan, of which options to purchase 46,822 post-split shares were outstanding, and 237,410 post-split shares remained available for future issuance.

The following types of shares issued under the 2003 Incentive Plan may again become available for the subsequent grant of new stock awards under the 2003 Incentive Plan: (a) stock that is forfeited or repurchased prior to becoming fully vested, (b) shares withheld to satisfy income and employment withholding taxes, (c) shares used to pay the exercise price of an option in a net exercise arrangement, and (d) shares tendered to Anesiva to pay the exercise price of a stock award. In addition, if a stock award granted under the 2003 Incentive Plan expires or otherwise terminates without being exercised in full, the shares of common stock not acquired pursuant to the award again become available for subsequent issuance under the 2003 Incentive Plan. Shares issued under the 2003 Incentive Plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

Terms of Options

Options may be granted under the 2003 Incentive Plan pursuant to stock option agreements. The following is a description of the permissible terms of options under the 2003 Incentive Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 50% of the fair market value of the stock on the date of grant. As of August 7, 2009, the closing price of Anesiva’s common stock as reported on The NASDAQ Global Market was $0.23 per share, equivalent to $9.20 per share post-split.

Consideration. The exercise price of options granted under the 2003 Incentive Plan may, at the discretion of the plan administrator, be paid in (a) cash, (b) by delivery of other Anesiva common stock owned by the optionholder, (c) pursuant to a deferred payment arrangement, (d) pursuant to a net exercise arrangement, (e) pursuant to a broker-assisted cashless exercise, or (f) in any other form of legal consideration acceptable to the plan administrator.

Vesting. Options granted under the 2003 Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the plan administrator. Vesting typically will occur during the optionholder’s continued service with Anesiva or an affiliate, whether such service is performed in the capacity of an employee, director, or consultant (collectively, “service”) and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the 2003 Incentive Plan may be subject to different vesting terms. The plan administrator has the authority to accelerate the time during which an option may vest or be exercised.

Term. The maximum term of options granted under the 2003 Incentive Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

Termination of Service. Options under the 2003 Incentive Plan generally terminate three months after termination of a participant’s service unless (a) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of termination; (b) the participant dies before the participant’s service has terminated, or within three months after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within eighteen months of the participant’s death by the person or persons to whom the rights to such option have passed; or (c) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer. A participant in the 2003 Incentive Plan may not transfer an option other than by will or the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise a stock option. However, a participant may designate a beneficiary who may exercise an option following the participant’s death.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the 2003 Incentive Plan pursuant to restricted stock award agreements.

Purchase Price. The purchase price for restricted stock awards must be at least the par value of Anesiva’s common stock.

Consideration. The purchase price for restricted stock awards may be payable in (a) cash, (b) pursuant to a deferred payment arrangement, (c) by services rendered or to be rendered for Anesiva, without the payment of a purchase price, or (d) any other form of legal consideration acceptable to the plan administrator.

Vesting. Shares of stock acquired under a restricted stock award may, but need not, be subject to a repurchase option in favor of Anesiva in accordance with a vesting schedule as determined by the plan administrator.

Termination of Service. Upon termination of a participant’s service, Anesiva may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award agreement.

Restrictions on Transfer. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as determined by the plan administrator.

Terms of Phantom Stock

Phantom stock awards may be granted under the 2003 Incentive Plan pursuant to phantom stock award agreements.

Consideration. The purchase price for phantom stock awards may be paid in any form of legal consideration acceptable to the plan administrator, but must be at least the par value of Anesiva’s common stock.

Settlement of Awards. A phantom stock award may be settled by the delivery of shares of Anesiva’s common stock, cash, or any combination as determined by the plan administrator. At the time of grant, the plan administrator may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the phantom stock award after vesting.

Vesting. Phantom stock awards vest at the rate specified in the phantom stock award agreement as determined by the plan administrator.

Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares covered by a phantom stock award. Anesiva does not anticipate paying cash dividends on its common stock for the foreseeable future.

Termination of Service. Except as otherwise provided in the applicable award agreement, phantom stock awards that have not vested will be forfeited upon the participant’s termination of service.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2003 Incentive Plan pursuant to stock appreciation rights agreements.

Exercise. Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, Anesiva will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the plan administrator on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of Anesiva’s common stock, or any other form of consideration determined by the plan administrator.

Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Strike Price. The plan administrator determines the strike price for a stock appreciation right.

Term. The plan administrator determines the term of a stock appreciation right granted under the 2003 Incentive Plan.

Termination of Service. Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Other Stock Awards

The plan administrator may grant other stock awards based in whole or in part by reference to the value of Anesiva’s common stock. Subject to the provisions of the 2003 Incentive Plan, the plan administrator has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2003 Incentive Plan.

Changes to Capital Structure

In the event any change is made to the outstanding shares of Anesiva’s common stock without the company’s receipt of consideration (whether through a stock split or other specified change in the capital structure of the company), appropriate adjustments will be made to: (a) the maximum number and/or class of securities issuable under the 2003 Incentive Plan and (b) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2003 Incentive Plan.

Corporate Transactions; Changes in Control

In the event of certain significant corporate transactions, all outstanding stock awards under the 2003 Incentive Plan may be assumed, continued or substituted by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute such stock awards, then (a) with respect to any such stock awards that are held by individuals then performing services for Anesiva or its affiliates, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction. Restricted stock awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity in the corporate transaction. If such repurchase or forfeiture rights are not assigned, then such stock awards will become fully vested.

Even if a stock award is assumed, continued or substituted by a surviving or acquiring entity in a corporate transaction, a stock award held by a participant will become fully vested and exercisable if the participant is terminated without cause or constructively terminated by the surviving or acquiring company (or its parent) within 12 months after the effective date of a change in control transaction. In addition, if a participant must resign the participant’s position with Anesiva as a condition of the change in control, the participant’s stock award under the 2003 Incentive Plan will become fully vested and exercisable. Stock awards held by participants whose service has not terminated prior to a change in control may be subject to additional acceleration of vesting, but in the absence of such a provision, no additional vesting will occur. The board of directors of Anesiva has determined that the merger with Arcion constitutes a change of control under the 2003 Incentive Plan.

The acceleration of stock awards in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Anesiva.

Duration, Amendment and Termination

The board of directors may suspend or terminate the 2003 Incentive Plan without stockholder approval or ratification at any time. The board of directors may amend or modify the 2003 Incentive Plan at any time, subject to any required stockholder approval. Unless sooner terminated, the 2003 Incentive Plan will terminate on December 4, 2013.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and Anesiva with respect to participation in the 2003 Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the 2003 Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or Anesiva by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Anesiva will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Anesiva will be entitled to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, Anesiva will be entitled to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

If the exercise price of a nonstatutory stock option is less than the fair market value of the shares on the date of grant, the participant recognizes ordinary income as the option vests in an amount equal to the excess of

(a) the fair market value of the shares on the vesting date, over (b) the exercise price. In addition, Section 409A of the Code imposes a 20% excise tax and an interest penalty on the amount of such income. Generally, Anesiva will be entitled to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

However, if the shares acquired upon exercise of a nonstatutory stock option are unvested and subject to repurchase in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of exercise, but will have to report as ordinary income, as and when Anesiva’s repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date the repurchase right lapses, over (b) the exercise price paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date, over (b) the exercise price paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Awards. The tax principles applicable to restricted stock awards under the 2003 Incentive Plan are substantially the same as those summarized above for the exercise of nonstatutory stock options.

Phantom Stock Awards. No taxable income is recognized upon receipt of a phantom stock award. The participant will generally recognize ordinary income in the year in which the shares subject to the award are vested and issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and Anesiva will be required to satisfy certain tax withholding requirements applicable to such income. Anesiva will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, Anesiva is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, Anesiva will be entitled to an income tax deduction in the year in which such ordinary income is recognized by the participant.

New Plan Benefits

As of the date hereof, no options or other stock awards have been granted on the basis of the share increase for which stockholder approval is sought under this Proposal 4. Accordingly, future benefits or amounts received are not determinable.

Aggregate Plan Information

The following table provides certain information with respect to all of Anesiva’s equity compensation plans in effect as of December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)			Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
	Pre-Split	Post-Split	Pre-Split		Post-Split	Pre-Split	Post-Split
Equity compensation plans approved by security holders(1)	3,742,971	93,574	$4.87	(2)	$194.80	4,492,760	112,319
Equity compensation plans not approved by security holders(3)	10,000	250	$4.80	(2)	$192.00	__	__
Total

(1)	The plans included in this row include our 1999 Equity Incentive Plan, 2003 Equity Incentive Plan, 2003 Non Employee Directors’ Stock Option Plan and 2003 Employee Stock Purchase Plan. As of August 7, 2009, Anesiva has no warrants outstanding.
(2)	Represents the weighted average exercise price of outstanding stock options only.
(3)	Represents nonstatutory stock options granted outside of any security holder approved equity compensation plan. The terms of such nonstatutory stock options are similar to the terms of the stock options granted under the 2003 Equity Incentive Plan.

Vote Required and Recommendation of the Board

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the annual meeting will be required to approve this amendment to Anesiva’s 2003 Equity Incentive Plan. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total.

THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA’S STOCKHOLDERS VOTE FOR PROPOSAL NO. 4 TO INCREASE THE SHARE RESERVE UNDER THE 2003 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 5

APPROVAL OF AMENDMENT TO THE

2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

Anesiva’s board of directors adopted the 2003 Non-Employee Directors’ Stock Option Plan, or the Director Plan, in December 2003, and Anesiva’s stockholders approved such adoption in January 2004. The board of directors subsequently amended the Directors’ Plan in April 2005 to increase the number of shares underlying initial grants to non-employee directors from 250 to 312 post-split shares. Anesiva’s stockholders approved this amendment in June 2005. The board of directors amended the Directors’ Plan in December 2005 to increase the Directors’ Plan reserve by 10,000 post-split shares. Anesiva’s stockholders approved this amendment in December 2005. The board of directors subsequently amended the Directors’ Plan in April 2006 to increase the number of shares underlying the initial grants to non-employee directors from 312 to 1,250 post-split shares and the number of shares underlying the annual grants to non-employee directors from 2,500 to 10,000. The stockholders approved this amendment in June 2006.

As of August 7, 2009, an aggregate of 13,416 post-split shares of Anesiva common stock (plus any shares that might be returned to the Director Plan in the future as a result of the cancellation or expiration of options) remained available for future issuance under the Director Plan. Anesiva’s board of directors believes that an adequate reserve of shares under the Director Plan is essential for the continued success of Anesiva in attracting, motivating and retaining qualified non-employee directors.

On July 30, 2009, subject to stockholder approval and the effectiveness of the one-for-40 reverse stock split as set forth in Proposal No. 2 of this proxy statement, Anesiva’s board of directors amended the Director Plan to increase the number of shares available for issuance thereunder by 500,000 post-split shares. The amendment of the Director Plan is contingent upon the consummation of the merger and the effectiveness of the one-for-40 reverse stock split as set forth in Proposal No. 2.

Summary of Terms of the 2003 Non-Employee Directors’ Stock Option Plan

The material terms of the Director Plan, as amended, are summarized below. This summary, however, does not purport to be a complete description of the Director Plan. The following summary is qualified in its entirety by reference to the complete text of the Director Plan. The Director Plan has been filed with the SEC as Annex I to this proxy statement.

General. The Director Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Options granted under the Director Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of nonstatutory stock options.

Purpose. Anesiva’s board of directors adopted the Director Plan to provide a means by which Anesiva non-employee directors may be given an opportunity to purchase Anesiva common stock, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for the success of Anesiva. Four of the current Anesiva directors are eligible to participate in the Director Plan.

Administration. Anesiva’s board of directors administers the Director Plan. Anesiva’s board of directors has the power to construe and interpret the Director Plan. The Director Plan specifies the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, and the type of consideration, and the other terms of each option.

Eligibility. The Director Plan provides that options may be granted only to Anesiva non-employee directors. A “non-employee director” is defined in the Director Plan as a director who is not otherwise an employee of Anesiva or any of its affiliates.

Share Reserve. Subject to this proposal, the maximum number of shares of common stock available for issuance under the Director Plan is 19,062 post-split shares). This share reserve consists of (a) the number of shares currently reserved for issuance under the plan, including shares subject to outstanding stock options thereunder, plus (b) an additional 500,000 post-split shares subject to approval by the stockholders.

The number of shares of common stock reserved for issuance under the Director Plan will automatically increase on January 1st, from January 1, 2006 through January 1, 2014, by the number of shares of common stock subject to options granted during the preceding calendar year. However, Anesiva’s board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on each such date. As of August 7, 2009, there were a total of 19,062 post-split shares reserved for issuance under the Director Plan, of which options to purchase 5,645 post-split shares were outstanding, and 13,416 post-split shares remained available for future issuance.

If options granted under the Director Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again become available for issuance under the Director Plan. If Anesiva reacquires unvested stock issued under the Director Plan, the reacquired stock will again become available for reissuance under the Director Plan.

Automatic Grants. Pursuant to the terms of the Director Plan, each person who for the first time becomes a non-employee director, automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase two thousand five hundred (2,500) post-split shares of common stock. In addition, on the date of each annual meeting of the stockholders, each person who is a non-employee director immediately following such meeting automatically will be granted an option to purchase five hundred (500) post-split shares of common stock, provided, however, that if the person has not been serving as a non-employee director for the entire period since the preceding annual meeting, then the number of shares subject to such annual grant will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director.

Exercise Price. The exercise price of options granted under the Director Plan may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant. As of August 7, 2009, the closing sale price of Anesiva’s common stock as reported on The NASDAQ Global Market was $0.23 per share, equivalent to $9.20 per share post-split.

Consideration. The exercise price of options granted under the Director Plan must be paid (a) in cash or check, (b) by delivery of other Anesiva common stock, or (c) pursuant to a broker-assisted cashless exercise.

Vesting. Options granted under the Director Plan vest during the optionholder’s continuous service to Anesiva, as that term is defined in the Director Plan. Initial grants vest in a series of 48 successive equal monthly installments upon the optionholder’s completion of each month of service over the four year period measured from the date of grant. Annual grants vest in a series of 12 successive equal monthly installments upon the optionholder’s completion of each month of service over the one year period measured from the date of grant. Options granted under the Director Plan permit exercise prior to vesting, and in such event the optionholder is required to enter into an early exercise stock purchase agreement that allows Anesiva to repurchase unvested shares at their exercise price should the optionholder’s service terminate before vesting.

Term. The maximum term of options under the Director Plan is 10 years.

Termination of Service. Options under the Director Plan terminate three months after termination of the optionholder’s service unless (a) such termination is due to the optionholder’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; or (b) the optionholder dies before the optionholder’s service has terminated, or within three months after termination of the optionholder’s service, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within eighteen months of the optionholder’s death by the person or persons to whom the rights to such option have passed. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer. An option is transferable only by will or by the laws of descent and distribution and exercisable only by the optionholder during the life of the optionholder. However, an option may be transferred for no consideration upon written consent of Anesiva’s board of directors (a) if, at the time of transfer, a Form S-8 registration statement under the Securities Act is available for the issuance of Anesiva shares upon the exercise of such transferred option, or (b) the transfer is to the optionholder’s employer at the time of transfer or an affiliate of the optionholder’s employer at the time of transfer. Any such transfer is subject to such limits as Anesiva’s board of directors may establish, and subject to the transferee agreeing to remain subject to all the terms and conditions applicable to the option prior to such transfer. In addition, the optionholder may, by delivering written notice to Anesiva in a form satisfactory to Anesiva, designate a third party who, in the event of the death of the optionholder, shall thereafter be entitled to exercise the option.

Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as determined by Anesiva’s board of directors.

Changes to Capital Structure. In the event any change is made to the outstanding shares of Anesiva’s common stock without the company’s receipt of consideration (whether through a stock split or other specified change in the capital structure of the company), appropriate adjustments will be made to: (a) the maximum number and/or class of securities issuable under the Director Plan, (b) the number and/or class of securities subject to options thereafter issuable pursuant to the automatic grant provisions of the Director Plan, and (c) the number and/or class of securities and the price per share in effect under each outstanding stock option under the Director Plan.

Corporate Transactions; Changes in Control. In the event of certain significant corporate transactions, any or all outstanding options under the Director Plan may be assumed or substituted by any surviving or acquiring corporation. If the surviving or acquiring corporation elects not to assume or substitute any or all such options, then (a) with respect to any such options that are held by individuals then performing services for Anesiva or its affiliates, the vesting and exercisability provisions of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding options will be terminated if not exercised prior to the effective date of the corporate transaction.

Even if a stock option is assumed or substituted by a surviving or acquiring corporation in a corporate transaction, a stock option held by an individual will become fully vested and exercisable if the optionholder ceases to perform services for Anesiva or its successor within 12 months after the close of a change in control transaction, or is not nominated or elected for a new term on the board if such election occurs within 12 months after the effective time of such a transaction. In addition, if an optionholder must resign the optionholder’s position with Anesiva as a condition of the change in control, the participant’s stock option under the Director Plan will become fully vested and exercisable.

Duration, Amendment and Termination. Anesiva’s board of directors may suspend or terminate the Director Plan without stockholder approval or ratification at any time or from time to time. The board of directors may amend or modify the Director Plan at any time, subject to any required stockholder approval. Unless sooner terminated, the Director Plan will terminate on February 12, 2014.

Federal Income Tax Information. The following is a summary of the principal United States federal income taxation consequences to participants and Anesiva with respect to participation in the Director Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Nonstatutory Stock Options. No taxable income is recognized by an optionholder upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, Anesiva will be entitled to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

However, if the shares acquired upon exercise of a nonstatutory stock option are unvested and subject to repurchase in the event of the optionholder’s termination of service prior to vesting in those shares, the optionholder will not recognize any taxable income at the time of exercise, but will have to report as ordinary income, as and when Anesiva’s repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date the repurchase right lapses, over (b) the exercise price paid for the shares. The optionholder may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date, over (b) the exercise price paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

New Plan Benefits Under Amendment

No options have been granted under the Directors Plan on the basis of the share increase that forms part of this proposal. Should Anesiva’s stockholders approve the amendment to the Directors Plan, our non-employee directors will continue to receive an annual option to purchase 250 post-split shares of Anesiva common stock on the date of each annual meeting of stockholders; provided, however, that if the person has not been serving as a non-employee director for the entire period since the preceding annual meeting, then the number of shares subject to such annual grant will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director. The exercise price per share of these options will be equal to the closing sales price of our common stock on the date of grant.

Aggregate Plan Information

The following table provides certain information with respect to all of Anesiva’s equity compensation plans in effect as of December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)			Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
	Pre-Split	Post-Split	Pre-Split		Post-Split	Pre-Split	Post-Split
Equity compensation plans approved by security holders(1)	3,742,971	93,574	$4.87	(2)	$194.80	4,492,760	112,319
Equity compensation plans not approved by security holders(3)	10,000	250	$4.80	(2)	$192.00	—	—
Total

(1)	The plans included in this row include our 1999 Equity Incentive Plan, 2003 Equity Incentive Plan, 2003 Non Employee Directors’ Stock Option Plan and 2003 Employee Stock Purchase Plan. As of August 7, 2009, Anesiva has no warrants outstanding.

(2)	Represents the weighted average exercise price of outstanding stock options only.
(3)	Represents nonstatutory stock options granted outside of any security holder approved equity compensation plan. The terms of such nonstatutory stock options are similar to the terms of the stock options granted under the 2003 Equity Incentive Plan.

Vote Required and Recommendation of the Board

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the annual meeting will be required to approve this amendment to Anesiva’s 2003 Non-Employee Directors’ Stock Option Plan. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total.

THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA’S STOCKHOLDERS VOTE FOR PROPOSAL NO. 5 TO INCREASE THE SHARE RESERVE UNDER THE 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN.

PROPOSAL NO. 6

ELECTION OF DIRECTORS

Anesiva’s board of directors is divided into three classes with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. Anesiva’s board of directors currently has two vacancies. Anesiva’s board of directors will fill these vacancies after the consummation of the merger. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

The board of directors presently has five members. The board of directors has nominated John F. Hamilton, Michael L. Kranda and Arnold L. Oronsky to serve as Class III directors. Mr. Kranda was elected by the board of directors in June 2008. Mr. Hamilton was elected by the board of directors in February 2009. Dr. Oronsky was elected by the stockholders in May 2008. If elected at the annual meeting, each of Messrs. Hamilton and Kranda and Dr. Oronsky would serve until the 2012 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Hamilton and Kranda and Dr. Oronsky. If any of Messrs. Hamilton and Kranda and Dr. Oronsky becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Anesiva’s management. Messrs. Hamilton and Kranda and Dr. Oronsky have agreed to serve if elected. Our management has no reason to believe that Messrs. Hamilton and Kranda or Dr. Oronsky will be unable to serve. It is Anesiva’s policy to invite directors and nominees for director to attend the annual meeting. All of Anesiva’s then directors attended Anesiva’s 2008 annual meeting of stockholders.

If approved, each of Messrs. Hamilton and Kranda and Dr. Oronsky will become members of the Anesiva board of directors and will serve as directors of Anesiva until the 2012 annual meeting and until his successor is elected and has qualified, or until the earlier of his death, resignation or removal.

If the merger is consummated, Dr. Powell and Mr. Janney will resign from the board of directors. Anesiva’s board of directors anticipates it will elect Drs. James N. Campbell and David J. Collier to fill the resulting vacancies upon the consummation of the merger.

Set forth below is biographical information for Messrs. Hamilton and Kranda and Dr. Oronsky.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2012 ANNUAL MEETING

John F. Hamilton, 64 years old, has served as a member of our board of directors since February 2009 and Chairman of the Audit Committee since then. Mr. Hamilton began his career in international banking with The Philadelphia National Bank and Crocker National Bank and went on to hold senior financial positions at several biopharmaceutical companies, including treasurer of Chiron Corporation and vice president and chief financial officer of Glyko Inc. (now BioMarin Pharmaceuticals), a biopharmaceutical company. From 1997 until his retirement in 2007, Mr. Hamilton served as vice president and chief financial officer of Depomed, Inc., a pharmaceutical company. He sits on the regional board of directors of the Association of Bioscience Financial Officers and is past-president of the Treasurers Club of San Francisco. He is also on the board of directors of Vermillion, Inc., a biomedical company. Mr. Hamilton received his M.B.A. from the University of Chicago and his B.A. in International Relations from the University of Pennsylvania.

Michael L. Kranda, 55 years old, joined Anesiva as president, chief executive officer and director in June of 2008. Prior to Anesiva, Mr. Kranda led life sciences venture investments as Managing Director for Vulcan

Capital. From July 1996 to July 2002, Mr. Kranda served as chief executive officer at Oxford GlycoSciences, establishing the biotechnology company as the leading proteomics platform-based drug discovery company. Prior to joining Oxford GlycoSciences, Mr. Kranda was president and chief operating officer at Immunex Corporation (now Amgen), where he was responsible for sales and marketing, manufacturing and operations. Mr. Kranda serves on the board of PTC Therapeutics. Mr. Kranda received his B.A. and M.B.A from University of Washington School of Business.

Arnold L. Oronsky, Ph.D., 69 years old, has served as a member of our board of directors since December 2005. Dr. Oronsky is a General Partner with InterWest Partners, a venture capital firm focusing on investments in medical and information technology. Dr. Oronsky joined InterWest in a full-time capacity in 1994 after serving as a special limited partner since 1989. In addition to the position of General Partner at InterWest, he also serves as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. From March 2001 to December 2005, Dr. Oronsky served on the board of directors of AlgoRx Pharmaceuticals, Inc., a company which merged into Anesiva in December 2005. From 1980 to 1993, Dr. Oronsky was the Vice President for Discovery Research at the Lederle Laboratories division of American Cyanamid Company, a pharmaceutical company. From 1970 to 1972, Dr. Oronsky was assistant professor at Harvard Medical School, where he also served as a research fellow from 1968 to 1970. Dr. Oronsky serves on the board of directors of Aspreva Pharmaceuticals Corporation, Metabasis Therapeutics, Inc. and Dynavax Technologies Corp. He received a Ph.D. from Columbia University’s College of Physicians and Surgeons.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

Daniel S. Janney, 43 years old, has served as a member of our board of directors since February 2008. Mr. Janney previously served on our board of directors from November 2000 to December 2005. Since 1996, Mr. Janney has been a managing director of Alta Partners, a venture capital firm investing in information technologies and life science companies. Prior to Alta Partners, he was Vice President at Montgomery Securities’ health care and biotechnology investment banking group from 1993 to 1996. Previously, Mr. Janney was an associate at Bankers’ Trust Company in the leveraged buyout/private equity group. Mr. Janney currently serves on the board of directors of ChemGenex Pharmaceuticals Ltd. as well as several private companies. Mr. Janney received a B.A. from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles.

Michael F. Powell, Ph.D., 54 years old, has served as a member of our board of directors since December 2005. He has served as managing director of Sofinnova Ventures, a venture capital firm, since 1997. Previously, he was a Group Leader at Genentech, Inc. from December 1990 to June 1997 and Director of Product Development for Cytel Corporation, a biotechnology company, from September 1987 to December 1990. In 1993, Dr. Powell was honored as a Fellow by the American Association of Pharmaceutical Scientists. From March 2001 to December 2005, Dr. Powell served on the board of directors of AlgoRx Pharmaceuticals, Inc. Dr. Powell serves on the board of directors of Orexigen Therapeutics, a biotechnology company, as well as several private biotechnology companies, including Trius Therapeutics, Inc., Ocera Therapeutics, Inc., Alvine Pharmaceuticals, Inc. and Ascenta Therapeutics, Inc. He received a Ph.D. in Chemistry from the University of Toronto in 1981 and was a postdoctoral fellow in Bio-Organic Chemistry at the University of California, Berkeley.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The NASDAQ Stock Market LLC (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with Anesiva’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and Anesiva, its senior management and its independent auditors, the board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Janney, Dr. Oronsky, Dr. Powell and Mr. Hamilton. In making this determination, the board found that none of these directors had a material or other disqualifying relationship with Anesiva. Mr. Kranda, Anesiva’s president and chief executive officer, is not an independent director by virtue of his employment with Anesiva.

CERTAIN RELATIONSHIPS AND RELATED-PERSON

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of our audit committee, the audit committee is charged with reviewing all related party transactions for potential conflict of interest situations and is also responsible for approving such related party transactions. Pursuant to Anesiva’s Code of Conduct, all of our directors, executive officers and employees are required to report to the compliance officer under the Code of Conduct any conflicts of interest, including any related party transactions. In approving or rejecting a proposed related party transaction, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to Anesiva, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The audit committee will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Anesiva, as the audit committee determines in the good faith exercise of its discretion.

There were no “related party” transactions arising during 2008 requiring disclosure under applicable NASDAQ listing standards, SEC rules and regulations or Anesiva policy and procedures, other than:

•

A license agreement by and between us and Dr. James N. Campbell and other parties, under which we will owe Dr. Campbell and the other parties up to $775,000 in milestone payments under the agreement, of which, as of December 31, 2008 and 2007, we have paid an aggregate of $400,000 and $200,000, respectively, in addition to royalty payments for any sales of the Adlea product. Dr. Campbell was a member of our board of directors from July 2007 until December 2008. The license agreement was entered into in August 2001, prior to Dr. Campbell joining our board of directors.

•

Anesiva entered into indemnification agreements with each of its directors and executive officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. Anesiva also intends to enter into an indemnification agreement with each of its future directors and officers.

On December 12, 2007, Anesiva conducted an offering of its common stock on Form S-3, in which entities associated with InterWest Partners and Sofinnova Ventures purchased common stock worth approximately $8.0 million and $15.0 million, respectively. The total value of the offering was approximately $50.0 million. As described below, Dr. Arnold L. Oronsky, who serves on Anesiva’s board of directors, is affiliated with InterWest Partners and Dr. Michael F. Powell, who also serves on Anesiva’s board of directors, is affiliated with Sofinnova Ventures. This transaction was approved by the audit committee.

On January 20, 2009, Anesiva entered into a securities purchase agreement (the “Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and collectively, the “Investors”), pursuant to which Anesiva sold and issued securities (each a “Security” and collectively, the “Securities”) in the aggregate principal amount of $6.3 million, subject to the terms and conditions set forth in the Agreement. The Securities are secured by a first priority security interest in all of the assets of Anesiva and

AlgoRx Pharmaceuticals, Inc. (“AlgoRx”), one of Anesiva’s wholly-owned subsidiaries. Dr. Arnold L. Oronsky serves on Anesiva’s board of directors and is a managing director of InterWest Management Partners VIII, LLC, the general partner of InterWest Partners VIII, L.P., InterWest Investors Q VIII, L.P. and InterWest Investors VIII, L.P. Entities affiliated with InterWest Partners own 12.0% of the outstanding common stock of Anesiva as of July 30, 2009. Dr. Michael F. Powell serves on Anesiva’s board of directors and is a managing general partner of Sofinnova Management VII, LLC and a managing member of Sofinnova Management V, L.L.C., which are general partners of certain Sofinnova entities, including Sofinnova Venture Partners VII, L.P., which own 12.1% of the outstanding common stock of Anesiva as of July 30, 2009. Mr. Daniel S. Janney serves on Anesiva’s board of directors and is a managing director of Alta Partners Management VIII, LLC, which is the general partner of Alta Partners VIII, L.P., and is also a managing director of Alta California Management Partners III, LLC, which is the general partner of Alta California Partners III, L.P. Entity affiliated with Alta Partners own 16.5% of the outstanding common stock of Anesiva as of July 30, 2009. A special committee of the board of directors determined that the transactions contemplated by the Agreement was the best proposal regarding a financing transaction received by Anesiva.

The Securities accrue interest at a continuously compounding rate of seven percent per annum. During the occurrence and continuance of an event of default, the Securities will accrue interest at a continuously compounding rate of 14% per annum. Unless earlier paid pursuant to the terms of the Agreement or accelerated in connection with an event of default, subject to the terms of the Agreement, the outstanding principal and accrued but unpaid returns will be immediately due and payable at any time upon request by a majority of the investors on or after July 20, 2009. As of August 7, 2009, no principal of the Securities has been paid and no returns or interest have been paid.

Anesiva conducted a rights offering in April 2009 whereby it distributed to its stockholders, at no charge, non-transferable subscription rights to purchase an aggregate principal amount of up to $3.0 million of its 7% senior notes due 2010. Each stockholder received one subscription right for each share of Anesiva common stock owned of record on March 27, 2009. Each subscription right entitled the holder to purchase $0.12 principal amount of notes. Each subscription right carried with it an over-subscription privilege to purchase a portion of the principal amount of notes not otherwise purchased through the exercise of the basic subscription privilege.

InterWest Partners VIII, LP, InterWest Investors VIII, LP, InterWest Investors Q VIII, LP, Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, and Alta Partners VIII, LP possessed the right, but not the obligation, to purchase the principal amount of notes that are not purchased by other stockholders upon exercise of the basic subscription and over-subscription rights prior to the expiration of the rights offering. Pursuant to this right, InterWest Partners VIII, LP, InterWest Investors VIII, LP and InterWest Investors Q VIII, LP were issued notes in the aggregate principal amount of $400,000 (the “Rights Offering Notes”). The Rights Offering Notes will mature on April 28, 2010. Interest will accrue on the Rights Offering Notes at a rate of 7.0% per annum and be payable at maturity; provided that if an event of default has occurred and is continuing, the interest rate will be increased to 14.0%. The Rights Offering Notes are unsecured.

On May 18, 2009, Anesiva entered into a secured note purchase agreement (the “Note Agreement”) with Arcion, pursuant to which Anesiva agreed to sell and issue a note (the “Note”) in the principal amount of $2.0 million, subject to the terms and conditions set forth in the Note Agreement. The Note is secured by a first priority security interest in all of the assets of Anesiva and AlgoRx.

The Note accrues interest at a continuously compounding rate of 10% per annum. During the occurrence and continuance of an event of default, the Note will accrue interest at a continuously compounding rate of 14% per annum. Unless earlier paid pursuant to the terms of the Agreement or accelerated in connection with an event of default, subject to the terms of the Agreement, the outstanding principal and accrued but unpaid returns will be immediately due and payable on October 20, 2009.

Dr. Oronsky serves on Anesiva’s board of directors and on the board of directors of Arcion. He is also a general partner of InterWest Partners, an affiliate stockholder of Anesiva and a stockholder of Arcion. Dr. James Campbell, who served on Anesiva’s board of directors from June 29, 2007 to December 19, 2008, is a licensor of technology used in Anesiva’s product, Adlea and is currently the chief executive officer and a director of Arcion and executive in residence at InterWest Partners. A special committee of the board of directors of Anesiva approved the transactions contemplated by the Note Agreement.

On August 4, 2009, in connection with the merger, Anesiva entered into a registration rights agreement with, among others, certain of Anesiva’s investors including entities affiliated with Anesiva’s directors, pursuant to which the entities may require Anesiva to register the shares of Anesiva common stock issued to such entities in connection with the merger and the reinvestment by certain existing stockholders of Anesiva and investors in Anesiva of proceeds from the redemption of certain securities and notes. The entities who are affiliated with Anesiva’s directors who are parties to the registration rights agreement are Alta Partners VIII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, InterWest Partners IX, LP, Sofinnova Venture Partners V, L.P., Sofinnova Venture Affiliates V, L.P., Sofinnova Venture Principals V, L.P. and Sofinnova Venture Partners VII, L.P. The entities affiliated with Alta Partners will acquire unregistered shares of Anesiva common stock pursuant to the merger and reinvestment and are affiliated with Anesiva’s director, Mr. Daniel S. Janney, who is the managing director of Alta Partners. The entities affiliated with Sofinnova will acquire unregistered shares of Anesiva common stock pursuant to the merger and reinvestment and are affiliated with Anesiva’s director, Dr. Michael F. Powell. InterWest Partners IX, LP will acquire unregistered shares of Anesiva common stock pursuant to the merger and reinvestment and is an affiliate of InterWest Partners, of which Dr. Arnold L. Oronsky is a general partner. A special committee of the board of directors of Anesiva approved the registration rights agreement.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met 17 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2008, Anesiva’s independent directors met three (3) times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2008 for each of the Board committees:

Name	Audit[4]		Compensation		Nominating and Corporate Governance
James N. Campbell(1)	—		—		—
Thomas J. Colligan	X	[2]*	—		—
Carter H. Eckert	X	[2]	—		—
Rodney A. Ferguson, Ph.D.(3)	X	[3]	X	[3]	X	[3]
James A. Harper(5)	—		X	[5]	—
Daniel S. Janney(6)	—		—	[7]	X	[8]
Arnold L. Oronsky, Ph.D.	—		—	[7]	X	*
Michael F. Powell, Ph.D.	X		—	[7]	—	[8]
Robert L. Zerbe, M.D.(5)	—		X	[5]	—
Total meetings in fiscal 2008	10		8		1

*	Committee Chairperson
(1)	Dr. Campbell resigned from the board of directors on December 19, 2008
(2)	Mr. Colligan and Mr. Eckert resigned from the board of directors on December 15, 2008. Mr. Colligan had served as the chairman of the Audit Committee and Mr. Eckert had served as a member of the Audit Committee.
(3)	On December 19, 2008, Dr. Ferguson was appointed as a member of the Audit Committee. On February 12, 2009, Dr. Ferguson resigned as the chairman and as a member of the Compensation Committee. Dr. Ferguson resigned from the board of directors and all committees thereof on March 31, 2009.

(4)	John F. Hamilton was appointed as a member of and as the chairman of the Audit Committee on February 12, 2009.
(5)	Mr. Harper and Dr. Zerbe resigned from the board of directors on December 16, 2008. Mr. Harper and Dr. Zerbe had served on the Compensation Committee of the board of directors.
(6)	Mr. Janney was appointed to the board of directors on February 6, 2008.
(7)	Mr. Janney and Drs. Oronsky and Powell were added to the Compensation Committee on February 12, 2009. Dr. Powell was appointed as the chairman of the Compensation Committee.
(8)	As of February 6, 2008, Dr. Powell was no longer a member of the Nominating and Corporate Governance Committee. Mr. Janney was added to the Nominating and Corporate Governance Committee on February 6, 2008.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence,” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Anesiva.

Information Regarding the Audit Committee of the Board of Directors

The Audit Committee of the board of directors was established by the board of directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee Anesiva’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions.

The Audit Committee of the board of directors is responsible for, among other things:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•

overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance, and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	providing the board of directors with the results of its monitoring and recommendations; and

•

providing to the board of directors additional information and materials as it deems necessary to make the board of directors aware of significant financial matters that require the attention of the board of directors.

Anesiva’s audit committee is currently comprised of Mr. Hamilton and Dr. Powell and one vacancy. Mr. Hamilton is the chairman of the Audit Committee. The Audit Committee met ten times during fiscal 2008. The Audit Committee has adopted a written charter that is available on Anesiva’s website at www.anesiva.com.

The board of directors has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that Mr. Hamilton and Dr. Powell are currently independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The board of directors has determined that Mr. Hamilton is an “audit committee financial expert” as defined in applicable SEC rules.

Rule 5605(c)(2)(A) of the NASDAQ rules requires each listed issuer to have, and certify that it has and will continue to have, an audit committee of at least three members, each of whom, among other things, meets “the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, (the “Act”) (subject to the exemptions provided in Rule 10A-3(c)). Rule 10A-3(b)(1) under the Act states that to be considered independent, a member of an audit committee may not, among other things, “be an affiliated person of the issuer or any subsidiary thereof.” Rule 10A-3(e) defines an “affiliate” as a “person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.” Rule 10A-3(e) provides a safe harbor by stating that a person will not be in control of a specified person (and therefore not an affiliate) if the person is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the specified person, and is not an executive officer of the specified person.

Dr. Powell, who is a member of the audit committee of the board of directors, is a Managing Director of the Sofinnova Funds and a Managing Member of Sofinnova Management V, L.L.C., the general partner of the Sofinnova Funds. Dr. Powell has shared voting and dispositive powers over the shares held by the Sofinnova Funds and thus may be deemed to beneficially own 12.1% of the shares of common stock of Anesiva. Dr. Powell disclaims beneficial ownership of the shares held by the Sofinnova Funds, except to the extent of his pecuniary interest therein. As a result of his deemed beneficial ownership of 12.1% of the shares of common stock of Anesiva, Dr. Powell does not currently fall within the 10% safe harbor for independence. However, Dr. Powell may still be considered independent if he is seen as not having “control” of Anesiva or an affiliate.

If the merger is consummated, Dr. Powell will resign from the board of directors of Anesiva which will result in two vacancies on the audit committee. Anesiva is currently seeking two additional candidates to appoint to the board of directors and the audit committee who will satisfy the audit committee independence standards under Section 10A of the Act and the NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS3

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management of Anesiva. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the board of directors that the audited financial statements be included in Anesiva’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Mr. John F. Hamilton (Chair)

Dr. Michael F. Powell

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Janney and Drs. Oronsky and Powell. All members of Anesiva’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met eight times during the fiscal year. The Compensation Committee has adopted a written charter that is available on Anesiva’s website at www.anesiva.com.

The Compensation Committee of the board of directors is responsible for, among other things:

•

reviewing and approving for our chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation, compensation policies or arrangements;

•	reviewing and making recommendations to the board of directors regarding the compensation policy for such other senior management as directed by the board of directors;

•	reviewing and making recommendations to the board of directors regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•

preparing a report to be included in our annual proxy statement which describes: (a) the criteria on which compensation paid to our chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•	acting as administrator of our benefit plans, including making amendments to the plans, and changes in the number of shares reserved for issuance thereunder.

Commencing in 2007, the Compensation Committee also began to review with management Anesiva’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

[3]	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least six times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the executive officers and Radford Services and Consulting (“Radford”), an independent compensation consulting group. The Compensation Committee meets regularly in executive session with no executive officers present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Anesiva, as well as authority to obtain, at the expense of the Anesiva, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In February 2007, Anesiva, at the direction of the Compensation Committee, retained the independent compensation consulting firm of Radford to assist the Committee in evaluating our compensation practices. In 2006, Radford developed a competitive peer group, using criteria such as stage of development, employee size and market capitalization. Radford reviewed data on this peer group, as well as additional data provided through market survey sources that reflect companies of comparable size and complexity in the biotechnology industry, to perform analyses of competitive performance and compensation levels. It also met with the members of the Compensation Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the markets in which we compete. Radford developed recommendations that were reviewed and approved by the Compensation Committee and the board of directors in connection with developing and approving our compensation plan.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Anesiva’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive officers other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his cash compensation as well as any equity awards to be granted. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Up until January 4, 2007, Anesiva had a Stock Award Committee of the board of directors that granted stock awards pursuant to the 2003 Equity Incentive Plan to new Anesiva non-executive employees. The grants were made in accordance with guidelines adopted by the Compensation Committee. Except as approved by the

Compensation Committee, the grants did not exceed 15,000 shares per new employee, and the total number of options granted to all new employees in a quarter did not exceed an aggregate of 150,000 shares. The Stock Award Committee was comprised of Mr. McLaughlin. On January 4, 2007 the Compensation Committee adopted new procedures for making equity grants to non-executive employees and the Stock Award Committee was terminated.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Anesiva’s compensation committee consists of Mr. Janney and Drs. Oronsky and Powell. During 2008, Mr. Harper and Dr. Zerbe served as members of the compensation committee, until their resignations from the board of directors in December 2008. During 2008, Dr. Ferguson served as the chairperson of the compensation committee, however he stepped down in February 2009. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS4

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the CD&A be included in this proxy statement.

Mr. Daniel S. Janney

Dr. Arnold L. Oronsky

Dr. Michael F. Powell

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the board of directors is responsible for, among other things:

•	reviewing the board of directors’ structure, composition, and practices, and making recommendations on these matters to the board of directors;

•	reviewing, soliciting and making recommendations to the board of directors and stockholders with respect to candidates for election to the board of directors; and

•	overseeing compliance by employees with our Code of Conduct.

Our Nominating and Corporate Governance Committee is comprised of Dr. Oronsky and Mr. Janney. Dr. Oronsky is the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter that is available on our website at www.anesiva.com. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met one time during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate

[4]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Anesiva, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Anesiva and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and Anesiva, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Anesiva during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board of directors by majority vote. The Nominating and Corporate Governance Committee has paid fees to third parties to assist in the process of identifying and evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the board of directors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Anesiva’s board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of its directors. This information is available on Anesiva’s website at www.anesiva.com.

CODE OF CONDUCT

Anesiva has adopted a Code of Conduct that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.anesiva.com. If Anesiva makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, Anesiva will promptly disclose the nature of the amendment or waiver on its website.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires Anesiva’s directors and executive officers, and persons who own more than ten percent of a registered class of Anesiva’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Anesiva. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Anesiva with copies of all Section 16(a) forms they file.

To Anesiva’s knowledge, based solely on a review of the copies of such reports furnished to Anesiva and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met, except for one filing to report the grant of a stock option to purchase shares of Anesiva’s common stock to Michael L. Kranda which was filed one day late.

PROPOSAL NO. 7

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as Anesiva’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and the board of directors has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited Aneisva’s financial statements since January 1, 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Anesiva’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Anesiva’s independent registered public accounting firm. However, the audit committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit Committee of the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Anesiva and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

In connection with the audit of the 2008 financial statements, Anesiva entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for Anesiva. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to Anesiva for the fiscal years ended December 31, 2008 and 2007, by Ernst & Young LLP, Anesiva’s principal registered public accounting firm.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

	Fiscal Year Ended
	2008	2007
Audit Fees	$514,650	$641,499
Audit-related Fees	127,500	—
Tax Fees(1)	77,000	58,000

Total Fees	$719,150	$699,499

(1)	Tax Fees include assistance with 382 tax study.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2008, all of the total hours expended on Anesiva’s financial audit by Ernst & Young LLP were provided by Ernst & Young LLP permanent employees.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide each service. The pre-approval of services has been delegated to Mr. Hamilton, Chairman of the Audit Committee, and any such pre-approval must be reported to the full Audit Committee at its next scheduled meeting. All services rendered by Ernst & Young LLP during 2008 and 2007 were pre-approved in accordance with the above policies and procedures.

THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA’S STOCKHOLDERS VOTE FOR PROPOSAL NO. 7 TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

PROPOSAL NO. 8

POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING

If Anesiva fails to receive a sufficient number of votes to approve Proposal Nos. 1 and 2, Anesiva may propose to adjourn the annual meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal Nos. 1 and 2. Anesiva currently does not intend to propose adjournment at the annual meeting if there are sufficient votes to approve Proposal Nos. 1 and 2. If approval of the proposal to adjourn the Anesiva annual meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Anesiva annual meeting.

THE ANESIVA BOARD OF DIRECTORS RECOMMENDS THAT ANESIVA’S STOCKHOLDERS VOTE FOR PROPOSAL NO. 8 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 AND 2.

ANESIVA

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

Except where specifically noted, the following information and all other information contained in this proxy statement does not effect to the proposed one-for-40 reverse stock split described in Anesiva’s Proposal No. 2.

The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of Anesiva common stock, as of July 30, 2009 (except as noted in the footnotes), by each director and executive officer of Anesiva and by each person or group who is known to the management of Anesiva to be the beneficial owner of more than 5% of the Anesiva common stock outstanding as of July 30, 2009. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Where information regarding stockholders is based on Schedules 13D and 13G, the number of shares owned is as of the date for which information was provided in such schedules. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreement entered into by an affiliate of Anesiva with Arcion, Anesiva believes that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 40,467,057 shares outstanding on July 30, 2009, adjusted as required by rules promulgated by the SEC. Shares of Anesiva common stock subject to options that are currently exercisable or are exercisable within 60 days after July 30, 2009 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o Anesiva, Inc., 400 Oyster Point, Suite 502, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 days of July 30, 2009	Shares Beneficially Owned(1)
		Number	Percent
5% Stockholders
Entities affiliated with Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC and Alta Partners VIII, L.P.(2)	—	6,696,645	16.5
Entities affiliated with Sofinnova Ventures(3)	—	4,906,973	12.1
Entities affiliated with InterWest Partners(4)	77,500	4,874,233	12.0
Entities affiliated with CVCA, LLC(5)	—	3,369,025	8.3
John F. Hamilton	60,000	60,000	*
Daniel S. Janney(2)	55,000	6,751,645	16.7
Arnold L. Oronsky, PhD.(4)(6)	77,500	4,884,417	12.0
Michael F. Powell, PhD.(3)	77,500	4,984,538	12.1
Michael L. Kranda	650,000	650,000	1.6
William C. Houghton, M.D.	210,000	210,000	*
Nancy E. Donahue(7)(11)	—	22,651	*
John P. McLaughlin(8)(11)	—	128,024	*
John X. Regan(9)(11)	—	16,318	*
Jean-Frédéric Viret, PhD.(10)(11)	—	6,541	*
All directors and executive officers as a group (11 persons)	1,230,000	17,814,134	42.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Anesiva believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 40,467,057 shares outstanding on July 30, 2009, adjusted as required by rules promulgated by the SEC.
(2)	Includes (a) 6,172,840 shares held by Alta Partners VIII, L.P., (b) 506,606 shares held by Alta California Partners III, L.P., and (c) 17,199 shares held by Alta Embarcadero Partners III, LLC., collectively, the Alta Partners Funds. Mr. Janney, one of our current directors, is a managing director of Alta Partners Management VIII, LLC, which is the general partner of Alta Partners VIII, L.P., and is also a managing director of Alta California Management Partners III, LLC, which is the general partner of Alta California Partners III, L.P. Mr. Janney is also a manager of Alta Embarcadero Partners III, LLC. As managing director and manager of these entities, Mr. Janney may be deemed to share voting and investment powers over the shares held by the funds. Mr. Janney disclaims beneficial ownership of the shares held by the Alta Partners entities, except to the extent of his pecuniary interest therein. The address for the Alta Partners Funds is One Embarcadero Center, Suite 3700, San Francisco, California, 94111.
(3)	Includes (a) 1,148,524 shares held by Sofinnova Venture Partners V, L.P., (b) 37,145 shares held by Sofinnova Venture Affiliates V, L.P., (c) 17,600 shares held by Sofinnova Venture Principals V, L.P., and (d) 3,703,704 shares held by Sofinnova Venture Partners VII, L.P., collectively, the Sofinnova Funds. Dr. Powell, one of our current directors, is a Managing General Partner of the Sofinnova Management VII, LLC and a Managing Member of Sofinnova Management V, L.L.C., the respective general partners of the Sofinnova Funds. Dr. Powell has shared voting and dispositive powers over the shares held by the Sofinnova Funds. Dr. Powell disclaims beneficial ownership of the shares held by the Sofinnova Funds, except to the extent of his pecuniary interest therein. The address for the Sofinnova Funds is 140 Geary Street, 10th Floor, San Francisco, California, 94108.
(4)	Includes (a) 4,627,266 shares held by InterWest Partners VIII, L.P., (b) 132,388 shares held by InterWest Investors Q VIII, L.P., (c) 37,079 shares held by InterWest Investors VIII, L.P., collectively, the InterWest Funds, and (d) options to purchase 77,500 shares granted to Dr. Oronsky, one of our current directors. Dr. Oronsky is obligated to transfer any shares issued pursuant to the exercise of such options to InterWest. Dr. Oronsky is a Managing Director of InterWest Management Partners VIII, LLC, the general partner of the InterWest Funds. Dr. Oronsky has shared voting and dispositive powers over the shares held by the InterWest Funds. Dr. Oronsky disclaims beneficial ownership of the shares held by the InterWest Funds, except to the extent of his pecuniary interest therein. The address for the InterWest Partners is 2710 Sand Hill Road, Second Floor, Menlo Park, California, 94025.
(5)

Includes (a) 2,886,119 shares held by CVCA, LLC, or CVCA, (b) 174,806 shares held by J.P. Morgan Partners Global Investors, L.P., (c) 95,015 shares held by J.P. Morgan Partners Global Investors A, L.P., (d) 118,118 shares held by J.P. Morgan Partners Global Investors (Cayman), L.P., (e) 13,198 shares held by J.P. Morgan Partners Global Investors (Cayman) II, L.P., and (f) 81,769 shares held by J.P. Morgan Partners Global Investors (Selldown), L.P. The sole member of CVCA is J.P. Morgan Partners (BHCA), L.P., or JPMP BHCA, the general partner of which is JPMP Master Fund Manager, L.P., or JPMP MFM, the general partner of which is JPMP Capital Corp., or JPMP Capital, a wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly traded bank holding company, or J.P. Morgan Chase. Each of JPMP BHCA, JPMP MFM, JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by CVCA, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. Additionally, JPMP Capital is the general partner of JPMP Global Investors, L.P., the general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and J.P. Morgan J.P. Morgan Partners Global Investors (Selldown), L.P., collectively, the J.P. Morgan Funds and together with CVCA, JPMP BHCA, JPMP MFM and JPMP Capital, or the JPMP Entities. Each of JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by the J.P.

Morgan Funds, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. The address for CVCA and J.P. Morgan is 2440 Sand Hill Road, Suite 302, Menlo Park, California, 94025.

(6)	Includes 9,864 shares held in the Oronsky Living Trust dated 12/15/00, of which Dr. Oronsky is a co-trustee, and 320 shares held by Matadoro Investments, L.P. (“Matadoro”). Dr. Oronsky is the General Partner of Matadoro. He has shared voting and dispositive powers over the shares held by Matadoro. He disclaims beneficial ownership of the shares held by Matadoro, except to the extent of his pecuniary interest therein.
(7)	Ms. Donahue’s employment with Anesiva terminated effective November 21, 2008.
(8)	Mr. McLaughlin employment with Anesiva terminated effective June 13, 2008. Includes (a) 1,562 shares held in The John P. McLaughlin Grantor Retained Annuity Trust, (b) 1,562 shares held in The Susan McLaughlin Grantor Retained Annuity Trust, (c) 1,386 shares held in The 2005 John P. McLaughlin Grantor Retained Annuity Trust est. 3/23/05 and (d) 1,386 shares held in The 2005 Susan McLaughlin Grantor Retained Annuity Trust est. 3/23/05 and (e) 4,864 shares held by Mr. McLaughlin’s spouse.
(9)	Mr. Regan’s employment with Anesiva terminated effective September 2, 2008.
(10)	Dr. Viret’s employment with Anesiva terminated effective February 18, 2009.
(11)	The information regarding beneficial ownership is based upon most recent filing made pursuant to Section 16(a) of the 1934 Act.

Changes in Control

There will be a change in control of Anesiva that will occur as a result of the merger. See also “Risk Factors—“Following the merger and the reinvestment, our principal stockholders and management will own a significant percentage of our stock and will own a significant percentage of our stock and will be able to exercise significant influence.”

COMBINED COMPANY

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table and the notes thereto set forth certain information with respect to the beneficial ownership of the combined company upon consummation of the merger, by each director and executive officer of Anesiva and Arcion and by each person or group who is known to the management of Anesiva and Arcion to be the beneficial owner of more than 5% of the combined company at the consummation of the merger. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Where information regarding stockholders is based on Schedules 13D and 13G, the number of shares owned is as of the date for which information was provided in such schedules. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreements entered into by certain directors and executive officers of Anesiva with Arcion, Anesiva and Arcion believe that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. In addition, the table below assumes the conversion of all 8,849,998 shares of Arcion preferred stock and 2,393,750 shares of Arcion common stock into approximately 120,093,720 shares of Anesiva common stock. Percentages of shares in Anesiva are based on 40,467,057 shares outstanding as of July 30, 2009, percentages of shares in Arcion are based on 11,243,748 shares of common stock and preferred stock on an as-converted basis outstanding as of July 30, 2009 and percentages of shares in the combined company are based on 4,429,690 shares outstanding upon the consummation of the merger. Shares of Anesiva common stock subject to options that are currently exercisable or are exercisable within 60 days after July 30, 2009 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of Anesiva of that person but are not treated as outstanding for the purpose of computing the percentage ownership of Anesiva of any other person. Shares of Arcion common stock subject to options that are currently exercisable or are exercisable within 60 days after July 30, 2009 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of Arcion of that person but are not treated as outstanding for the purpose of computing the percentage ownership of Arcion of any other person.

Name and Address of Beneficial Owner	Percentage of Shares in Anesiva	Percentage of Shares in Arcion	Percentage of Shares in Combined Company
5% Stockholders
Entities affiliated with Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC and Alta Partners VIII, L.P.	16.5	—	7.0
Entities affiliated with Sofinnova Ventures	12.1	—	6.2
Entities affiliated with InterWest Partners	12.0	39.1	32.4
Entities affiliated with CVCA, LLC	8.3	—	1.8
Entities affiliated with CMEA Ventures	—	39.1	27.3
Directors and Executive Officers
Michael L. Kranda	1.0	—	*
James N. Campbell(12)	—	23.1	13.9
David J. Collier(13)	5.2	39.1	27.3
John F. Hamilton	*	—	*
Arnold L. Oronsky, PhD.(14)	12.0	39.1	32.4
Kerrie L. Brady(15)	—	1.4	1.0
John H. Tran	*	—	*

(12)	With respect to percentage of shares in Arcion, includes 2,393,750 shares of common stock held by ARC 1, Inc., a Delaware corporation, of which Dr. Campbell is the sole stockholder, and 257,669 options to purchase common stock that are currently exercisable or are exercisable within 60 days after July 30, 2009.
(13)	With respect to percentage of shares in Arcion, includes 4,290,000 shares of preferred stock held by CMEA Ventures VII, L.P. and 109,999 shares of preferred stock held by CMEA Ventures VII (Parallel),

L.P., collectively the CMEA Funds. Dr. Collier is a Managing Director at CMEA Ventures VII GP, LP and CMEA Ventures VII GP, LLC, the general partners of the CMEA Funds. Dr. Collier has shared voting and dispositive powers over the shares held by the CMEA Funds. Dr. Collier disclaims beneficial ownership of the shares held by the CMEA Funds, except to the extent of his pecuniary interest therein. The address for CMEA Ventures is One Embarcadero Center, Suite 3250, San Francisco, CA 94111.

(14)	With respect to percentage of shares in Arcion, includes 4,399,999 shares of preferred stock held by InterWest Partners IX, LP or InterWest IX. Dr. Oronsky is a Managing Director of InterWest Management Partners IX, LLC, the general partner of InterWest IX. Dr. Oronsky has shared voting and dispositive powers over the shares held by the InterWest Funds. Dr. Oronsky disclaims beneficial ownership of the shares held by InterWest IX, except to the extent of his pecuniary interest therein. The address for the InterWest Partners is 2710 Sand Hill Road, Second Floor, Menlo Park, California, 94025.
(15)	With respect to percentage of shares in Arcion, includes 154,601 options to purchase common stock that are currently exercisable or are exercisable within 60 days after July 30, 2009.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed one-for-40 reverse stock split described in Proposal No. 2.

The following unaudited pro forma condensed combined financial statements give effect to the proposed transaction between Anesiva and Arcion. For accounting purposes Arcion is considered to be acquiring Anesiva in this transaction. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Anesiva, while the historical results of Arcion are reflected in the results of the combined company. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, (SFAS) No. 141R, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. Management of Anesiva and Arcion have made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Anesiva that exist as of the date of completion of the transaction.

The unaudited pro forma condensed combined financial statements presented below are based upon the historical financial statements of Anesiva and Arcion, adjusted to give effect to the acquisition of Anesiva by Arcion, for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined balance sheet as of June 30, 2009 gives effect to the proposed transaction as if it occurred on June 30, 2009 and combines the historical balance sheets of Anesiva and Arcion at June 30, 2009. The Arcion balance sheet information was derived from its unaudited June 30, 2009 balance sheet included herein. The Anesiva balance sheet information was derived from its unaudited June 30, 2009 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 included herein.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 is presented as if the transaction was consummated on January 1, 2008 and combines the historical results of Anesiva and Arcion for the year ended December 31, 2008. The historical results of Arcion were derived from its audited December 31, 2008 statement of operations included herein. The historical results of Anesiva were derived from its consolidated statement of operations included in its Annual Report on Form 10-K, for its year ended December 31, 2008 included herein.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2009 is presented as if the transaction was consummated on January 1, 2009 and combines the historical results of Anesiva and Arcion for the six months ended June 30, 2009. The historical results of Arcion were derived from its unaudited June 30, 2009 statement of operations included herein. The historical results of Anesiva for the six months ended June 30, 2009 were derived from its consolidated statement of operations included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 included herein.

The unaudited pro forma condensed combined financial statements have been prepared by Anesiva and Arcion management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Anesiva and Arcion been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Arcion for the year ended December 31, 2008 included herein and the unaudited condensed consolidated financial statements of Arcion for the six months ended June 30, 2009 included herein, the historical financial statements of Anesiva included in its Annual Report on Form 10-K, for its year ended December 31, 2008 included herein and the unaudited condensed historical financial statements of Anesiva included in its Quarterly Report on Form 10-Q for its quarter ended June 30, 2009 included herein.

Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Anesiva and Arcion are in the process of making these assessments and estimates of these costs are not currently known. The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of Anesiva and Arcion are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance or relocation costs related to Arcion employees, costs of vacating some facilities of Arcion, or other costs associated with exiting activities of Arcion that would affect amounts in the unaudited pro forma condensed combined financial statements. Any such liabilities would be recorded as an expense in the consolidated statement of operations in the period in which they were incurred. In addition, Anesiva may incur significant restructuring charges upon consummation of the merger or in subsequent quarters for severance related to Anesiva employees, and other costs associated with exiting activities of Anesiva. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they were incurred.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of future integration activities, the timing of completion of the transaction and other changes in Anesiva’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except per share data)

	Anesiva As of June 30, 2009	Arcion As of June 30, 2009	Proforma Adjustments(1)		Proforma Combined
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$920	$678	$—		$1,598
Prepaid expenses and other current assets	391	2,032	(2,024)	A	399
Assets held-for-sale	191	—	—		191

Total current assets	1,502	2,710	(2,024)		2,188
Property, plant and equipment, net	126	20	—		146
Other assets	322	50	22,823	B	22,790
			(405)	B
Restricted cash	—	30	—		30

Total assets	$1,950	$2,810	$20,394		$25,154

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,413	$497	$—		$5,910
Accrued clinical trial liabilities	375	—	—		375
Accrued compensation	179	—	—		179
Other accrued liabilities	4,329	—	—		4,329
Debt obligations	9,325	—	(2,024)	A	432
			(6,869)	C

Total current liabilities	19,621	497	(8,893)		11,225

Other long-term liabilities	750	—	—		750

Convertible Preferred Stock	—	9,401	(9,401)	D	—
Commitments
Stockholders’ equity (deficit):
Common stock, $0.001 par value	41	24	(41)	E	184
			24	C
			136	D
Additional paid-in capital	304,364	239	22,823	B	20,637
			(18,421)	B
			6,674	C
			9,322	D
			(304,364)	E
Accumulated deficit	(322,826)	(7,351)			(7,642)
			(405)	B
			171	C
			(57)	D
			322,826	E

Total stockholders’ equity (deficit)	(18,421)	(7,088)	38,688		13,179

Total liabilities, Convertible Preferred Stock and stockholders’ equity	$1,950	$2,810	$20,394		$25,154

(1)	The letters refer to a description of the adjustments in Note 2.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	Historical		Pro Forma Adjustments(2)		Pro Forma Combined
	Anesiva Year Ended December 31, 2008	Arcion Year Ended December 31, 2008
			(Unaudited)		(Unaudited)
Contract revenues	$304	$—	$—		$304
Operating expenses:
Research and development	36,186	2,313	—		38,499
General and administrative	13,003	846	—		13,849

Total operating expenses	49,189	3,159	—		52,348

Loss from operations	(48,885)	(3,159)	—		(52,044)
Gain (loss) on sale of assets	(165)	—	—		(165)
Interest and other expense	(1,275)	—	(270)	B	(1,545)
Interest and other income	1,937	56	—		1,993
Series A Preferred Stock obligation expense	—	(631)	631	D	—
Loss from debt extinguishment	(3,709)	—	—		3,709

Loss before discontinued operations	(52,097)	(3,734)	361		(55,470)
Loss from discontinued operations	(51,116)	—	—		(51,116)

Net loss	$(103,213)	$(3,734)	$361		$(106,586)

Basic net income (loss) per common share:
Continuing operations	$(1.29)	$(1.56)			$(0.30)
Discontinued operations	$(1.27)	$—			$(0.28)

Basic net income (loss) per common share	$(2.56)	$(1.56)			$(0.58)

Diluted net income (loss) per common share:
Continuing operations	$(1.29)	$(1.56)			$(0.30)
Discontinued operations	$(1.27)	$—			$(0.28)

Diluted net income (loss) per common share	$(2.56)	$(1.56)			$(0.58)

Weighted average shares used to compute basic net income (loss) per common share(1)	40,349	2,394	143,879	F	184,228

Weighted average shares used to compute diluted net income (loss) per common share(1)	40,349	2,394	143,879	F	184,228

(1)	The combined basic and diluted net income (loss) per share is based on the weighted average shares of Anesiva common stock plus the 23,785,059 shares of Anesiva common issued pursuant to the Reinvestment Agreement and the estimated 120,093,720 shares of Anesiva common stock to be issued at the merger.
(2)	The letters refer to a description of the adjustment in Note 2.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	Historical		Pro Forma Adjustments(2)		Pro Forma Combined
	Anesiva Six Months Ended June 30, 2009	Arcion Six Months Ended June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Contract revenues	$—	$—	$—		$—
Operating expenses:
Research and development	3,581	1,782	—		5,363
General and administrative	7,170	906	—		8,076

Total operating expenses	10,751	2,688	—		13,439

Loss from operations	(10,751)	(2,688)	—		(13,439)
Gain on sale of assets	80	—			80
Interest and other expense	(501)	—	24	A	(441)
			(135)	B
			171	C
Interest and other income	42	24	—		66
Series A Preferred Stock Obligation income	—	57	(57)	D	—

Loss before discontinued operations	(11,130)	(2,607)	3		(13,734)
Gain (loss) from discontinued operations	281	—	—		281

Net income (loss)	$(10,849)	$(2,607)	$3		$(13,453)

Basic net income (loss) per common share:
Continuing operations	$(0.28)	$(1.09)			$(0.07)
Discontinued operations	$0.01	$—			$0.00

Basic net income (loss) per common share	$(0.27)	$(1.09)			$(0.07)

Diluted net income (loss) per common share:
Continuing operations	$(0.27)	$(1.09)			$(0.07)
Discontinued operations	$0.01	$—			$0.00

Diluted net income (loss) per common share	$(0.27)	$(1.09)			$(0.07)

Weighted average shares used to compute basic net income (loss) per common share(1)	40,449	2,394	143,879	F	184,328

Weighted average shares used to compute diluted net income (loss) per common share(1)	40,593	2,394	143,879	F	184,472

(1)	The combined basic and diluted net income (loss) per share is based on the weighted average shares of Anesiva common stock plus the estimated 120,093,720 shares of Anesiva common stock to be issued at the merger.
(2)	The letters refer to a description of the adjustment in Note 2.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

1. Basis of Presentation

On August 4, 2009, Anesiva and Arcion entered into a definitive agreement pursuant to which Anesiva will issue approximately 120,093,720 shares of its common stock in exchange for all of Arcion’s outstanding shares of Series A preferred stock and common stock. Because Arcion stockholders will own approximately 64% of the fully-diluted shares of the combined company immediately following the consummation of the merger, Arcion is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States.

As of August 4, 2009, Anesiva had 40,467,057 shares of common stock outstanding. Based on an estimated closing price of $0.20 per share on September 10, 2009 (shareholder meeting to approve the transaction), the fair value of the outstanding Anesiva shares is estimated at approximately $24.0 million. The total preliminary estimated purchase price of $28.1 million includes the estimated fair value of the Anesiva common stock of approximately $24.0 million, the estimated fair value of Anesiva outstanding stock options of approximately $554,000, and estimated assumed liabilities of $3.5 million.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary because the proposed transaction has not yet been completed. The actual purchase price will be based on the Anesiva shares and options to purchase Arcion shares outstanding on the closing date of the transaction. The final allocation of the purchase price will be based on Anesiva’s assets and liabilities on the closing date.

The preliminary estimated total purchase price of the proposed transaction is as follows (in thousands):

Anesiva common stock	$24,019
Liabilities held by Anesiva and assumed by Arcion	3,500
Estimated fair value of options assumed	554

Total preliminary estimated purchase price	$28,073

Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to the Anesiva net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the completion of the transaction. Management of Anesiva and Arcion has allocated the preliminary estimated purchase price based on preliminary estimates based on various factors as described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the preliminary estimated purchase price associated with certain assets is as follows (in thousands):

Amount

Preliminary estimated purchase price allocation:
In process technology—Adlea	$13,500
Patent	2,700
Net tangible assets	5,250
Goodwill	6,623

Total preliminary estimated purchase price	$28,073

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Anesiva’s net tangible and identifiable intangible assets to a preliminary estimate of their fair values, and to reflect the amortization expense related to deferred stock compensation.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Anesiva and Arcion are in the process of making these assessments, and estimates of these costs are not currently known.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (dollar amounts in thousands):

(a)	Adjustment to eliminate the Arcion $2.0 million secured note purchase agreement with Arcion entered into on May 18, 2009.

(b)	Adjustment to record in-process technology and goodwill (see Note 1) and amortization of in-process technology and patents.

(c)	Adjustment to reflect the conversion of debt obligations with the January 2009 Investors under the terms of the Reinvestment Agreement, which includes the elimination of related interest expense.

(d)	Adjustment to reflect the issuance of 120,093,720 shares of Anesiva common stock pursuant to the merger agreement in exchange for all of Arcion’s Series A Preferred Stock and common stock.

(e)	Adjustment to eliminate Anesiva’s equity by reducing common stock and additional paid-in capital and eliminating accumulated deficit.

(f)	Pro forma combined basic and diluted net income (loss) per share is based on the weighted average shares outstanding of Anesiva plus the 23,785,059 shares of Anesiva common issued pursuant to the Reinvestment Agreement and the 120,093,720 shares of Anesiva common stock issued pursuant to the merger agreement. The pro forma financial information has not been adjusted for the Anesiva reverse stock split that is contemplated in Proposal No. 2.

3. Non-recurring Expenses

Anesiva will incur certain non-recurring expenses in connection with the transaction. These expenses, which are not reflected in the accompanying unaudited pro forma condensed combined financial statements, are currently estimated as follows (in thousands):

Financial advisors’ fee	$50
Accounting and legal fees	700
Printing fees	200

Total fees	$950

The combined company will incur certain non-recurring expenses in connection with the transaction. These expenses are recorded as an expense in the consolidated statement of operations in the period in which they were incurred.

Such amount will be recorded as an expense in the period that such expenses are incurred. Because this expense is directly attributable only to the transaction and will not be a recurring expense, this expense is not reflected in the pro forma condensed combined statement of operations.

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to:

•	align compensation with business objectives and individual performance,

•	attract, retain and motivate executives who are expected to contribute to the long-term success of Anesiva,

•	provide executives fair and competitive compensation for sustained performance through both cash compensation and long-term incentives, and

•	use long-term incentive compensation to align the interests between executives and stockholders and assist in the retention of executive officers.

Executives are expected to contribute to the long-term success of Anesiva, and the compensation committee’s goal is to provide executives fair and competitive compensation for sustained performance through both cash compensation and long-term incentives. The compensation committee believes that long-term incentives align the interests between executives and stockholders and assist in the retention of executive officers.

Throughout this compensation, discussion and analysis, the individuals who served as Anesiva’s chief executive officer and chief financial officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table on page 132, are referred to as the “named executive officers.”

The compensation committee created and regularly reviews our compensation philosophy and approves all elements of our compensation program for our named executive officers. The compensation committee recognizes the importance of maintaining sound principles for the development and administration of our compensation programs which are intended to strengthen the link between executive pay and performance. The charter for the compensation committee reflects their responsibilities, and the compensation committee and the board of directors periodically review and revise the charter. The compensation committee charter has been published in the corporate governance section of our website located at www.anesiva.com.

All members of our compensation committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ listing standards and as determined by the board of directors. Qualifications for inclusion on the compensation committee include independence and experience with: compensation, benefits, leading and motivating people, and fiscal responsibility. From January 1, 2008, until December 16, 2008, the compensation committee was composed of the following directors: Rodney A. Ferguson, who served as chairperson, James A. Harper and Robert L. Zerbe. Messrs. Harper and Zerbe resigned on December 16, 2008. In February 2009, Dr. Ferguson stepped down as chairperson of the compensation committee and the board of directors appointed Michael F. Powell to the compensation committee as chairperson. In February 2009, Arnold L. Oronsky and Daniel S. Janney were appointed as members of the compensation committee.

The compensation committee meets at scheduled times during the year. The compensation committee met eight times during fiscal 2008. The compensation committee chairperson annually sets the agenda for the scheduled committee meetings, and before each meeting the chairperson, in collaboration with the compensation committee’s compensation consultant and the executive officers, creates a detailed meeting agenda.

On January 4, 2007 the compensation committee adopted new procedures for making equity grants. These procedures were not adopted in response to any perceived failings of prior procedures, but solely in order to adopt current best practice for making equity grants. The procedures for making equity grants adopted by the compensation committee are based on the following guidelines:

•	Equity grants to non-employee directors will be issued automatically according to the terms of the 2003 Non-Employee Directors’ Stock Option Plan.

•	All other grants shall be approved by the compensation committee or the full board.

•	No grants shall be delegated to any other committee or sub-committee of the board of directors or the officers.

•	All grants must be approved at a compensation committee or full board meeting. No grants will be approved by written consent.

•	Grants shall be approved on meeting dates which are annually pre-determined meeting dates.

Determining Executive Compensation

At compensation committee meetings members of management, including the chief executive officer, chief financial officer, general counsel, and certain other executive officers may attend. These executive officers attend at the request and discretion of the compensation committee and present and discuss agenda items, answer questions, and take the minutes of the meeting. The compensation committee may solicit information from the chief executive officer in order to assist the compensation committee in determining executive officer compensation. On a regular basis, the compensation committee has executive sessions with no executive officers present. Periodically, the chief executive officer may be asked to attend a specific executive session to review the performance and compensation of other executive officers. The compensation committee may from time to time request the attendance of independent compensation consultants at its meetings as well as at executive sessions.

The compensation committee has the authority to engage the services of outside advisors, experts, and others to assist the committee. In 2006 Anesiva, at the direction of the compensation committee, retained the compensation consulting firm of Radford Surveys and Consulting (“Radford”) to assist the compensation committee in evaluating our compensation practices and to assist in developing and implementing the executive compensation program and philosophy. In February 2007 the compensation committee retained Radford directly. In 2006, Radford developed a competitive peer group, using criteria such as stage of development, employee size and market capitalization. Radford reviewed data on this peer group, as well as additional data provided through market survey sources that reflect companies of comparable size and complexity in the biotechnology industry, to perform analyses of competitive performance and compensation levels. It also met with the members of the compensation committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the markets in which we compete. Radford developed recommendations that were reviewed by the compensation committee and the board of directors in connection with developing and approving our compensation plan. Our executive compensation plan consists of the following principal components: base salary, annual cash bonuses, long-term incentive compensation, change of control benefits and benefit plans generally available to all employees.

Benchmarking is one component in determining executive officer compensation. The compensation committee compares annual base salaries, total cash compensation and long-term incentive compensation to compensation at certain peer companies we benchmark against. In the first quarter of 2006 Radford provided an analysis of data from the following 18 selected public companies: ACADIA Pharmaceuticals Inc., Adolor Corporation, Anadys Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Atherogenics, Inc., Corcept Therapeutics, Inc., Cytokinetics, Incorporated, Dendreon Corporation, Dov Pharmaceutical, Inc., Dynavax Technologies Corporation, Genitope Corporation, Inhibitex, Inc., NeoPharm, Inc., Nuvelo, Inc., Pain Therapeutics, Inc., Progenics Pharmaceuticals, Inc., Renovis, Inc. and Threshold Pharmaceuticals, Inc. The compensation committee used the market survey data as one resource to assess the appropriate level of executive compensation for fiscal 2007 and not as a stand-alone tool.

The compensation committee seeks to target (i) base salaries to result in annual salaries equal to the market 50th – 60th percentile as among our peer groups, (ii) total cash compensation of base salary plus annual performance incentives to result in cash compensation equal to the market 50 th percentile as among our peer groups and (iii) long-term equity incentive compensation to result in compensation equal to the market 50 th percentile as among our peer groups. We believe our named executive officer compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

In the fourth quarter of 2007, Radford reassessed the peer group for purposes of benchmarking and provided an analysis of data from the following 18 selected public companies: Acadia Pharmaceuticals, Inc., Adolor Corporation, Arena Pharmaceuticals, Inc., Avigen, Inc., Corcept Therapeutics, Inc., Cytokinetics, Incorporated, Dendreon Corporation, DURECT Corporation, Dynavax Technologies Corporation, Genitope Corporation, ISTA Pharmaceuticals, Inc., Kosan Biosciences Incorporated, NeurogesX, Inc., Pain Therapeutics, Inc., Penwest Pharmaceuticals Co., POZEN Inc., Progenics Pharmaceuticals, Inc. and Tercica, Inc. The compensation committee used the market survey data as one resource to assess the appropriate level of executive compensation for fiscal 2008 and not as a stand-alone tool. We did not obtain a Radford survey in fiscal 2008 for the benchmarking of year-end salary reviews.

Design and Elements of our Compensation Program

Compensation is broken out into the following components:

•	Base Salary;

•	Annual Cash Bonuses;

•	Long-Term Equity Incentive Program; and

•	Other Compensation and Benefits.

Each component of compensation is evaluated based on the factors discussed in each section below.

Base Salary. Base salaries for our named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The compensation committee seeks to set named executive officer base salaries within the competitive range of salaries based on the 50 th – 60 th percentile range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. The compensation committee defines the competitive range to be within 10% of the 50 th – 60 th percentile range of salaries in the market survey data. However, the compensation committee also takes into account specific retention factors for certain positions, as well as internal pay equity, and thus, benchmarks serve only as one source in determining base salary levels. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. Base salaries are intended to compensate individuals for the knowledge and experience that they bring with them to Anesiva, and for building on those skills over time. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. The compensation committee reviewed that the market survey data of the peer group discussed above, and determined that the 2007 base salaries for Messrs. McLaughlin, Huang, Broderick, and Ms. Donahue were within the competitive range of salaries. The 2007 base salaries for Messrs. Regan and Powers were above the competitive range due to their level of experience and scope of responsibilities. We believe that the base salaries paid to our named executive officers during fiscal year 2007 achieve our executive compensation objectives, are in line with our peer group, and are within our target of providing base salary at the market median. In February 2007, during the annual review of base salaries, the compensation committee approved base salary increases for each named executive officer, none of which exceeded five and a half percent of the named executive officer’s base salary for fiscal 2006. In July 2007, the compensation committee approved an additional salary increase for Mr. Regan in connection with a promotion. In October 2007, the compensation committee approved an additional salary increase for Ms. Donahue in connection with a promotion. The compensation committee determined the base salary increases based on the analysis of the market survey data of the peer group as well as internal pay equity and specific retention factors.

In February 2008, during the annual review of base salaries, the compensation committee approved 2008 salary increases for Messrs. Regan and Broderick. In February 2008, the full board, at the recommendation of the compensation committee, approved a 2008 salary increase for Mr. McLaughlin. The compensation committee determined the base salary increases based on the analysis of the market survey data. Each salary increase was in accordance with the compensation committee’s established salary guidelines. The compensation committee determined that no further salary increase was warranted for Ms. Donahue given her recent salary increase in connection with a promotion in October 2007. In February 2008, the compensation committee and board of directors appointed Jean-Frédéric Viret, Ph.D. as vice president and chief financial officer of Anesiva, effective March 1, 2008. The board of directors, at the recommendation of the compensation committee, approved an additional salary increase for Dr. Viret in connection with the promotion. The compensation committee determined that Dr. Viret’s base salary increase was within the competitive range of salaries based on the analysis of the market survey data. In June 2008, the board of directors appointed Michael L. Kranda as president, chief executive officer and director. The compensation committee determined Mr. Kranda’s 2008 base salary based on salaries for executives in similar positions and with similar responsibilities at comparable company and Mr. Kranda’s level of experience and scope of responsibilities. We believe that the base salaries paid to our named executive officers during fiscal year 2008 achieve our executive compensation objectives and are in line with salaries paid to executives in similar positions at comparable companies.

In December 2008, the compensation committee approved a salary freeze for all of Anesiva’s executive officers and employees for 2009 as a result of overall cost reduction efforts in response to current economic conditions.

Annual Cash Bonuses. Annual cash bonuses are used to motivate executive officers to meet short-term product results, annual operational goals, and individual objectives established by the compensation committee and the chief executive officer as part of the performance management process. The compensation committee recommends the annual cash bonus for the chief executive officer to the full board and approves the annual cash bonus for each other named executive officer based on the chief executive officer’s recommendations. We use annual cash bonuses specifically to align compensation with the achievement of specified business objectives and specific individual performance. The compensation committee seeks to set total cash compensation, base salary plus annual cash bonuses, within the competitive range of total cash compensation based on the median of the range of total cash compensation for executives in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. The compensation committee defines the competitive range to be within 15% of the median total cash compensation in the range of total cash compensation in the market survey data. The compensation committee takes into account specific retention factors for certain positions as well as internal pay equity, and thus benchmarks serve only as one source in determining annual cash bonuses.

Our compensation committee established bonus amounts to be paid in 2008 for performance in 2007 at (i) up to 30% of base salary for each of our named executive officers, excluding our chief executive officer, and (ii) up to 45% of base salary for our chief executive officer. The compensation committee linked approximately 75% of each named executive officer’s bonus to the achievement of corporate goals and milestones and approximately 25% to the achievement of individual objectives. The chief executive officer’s bonus was based 100% on corporate achievement. The corporate goals and milestones for 2007 depended on the achievement of various weighted performance objectives. These objectives can be divided into three primary categories: (i) preclinical and clinical development milestones and objectives for Zingo and Adlea, (ii) business development objectives, and (iii) internal business and financial objectives. The business development and financial objectives included equity financing goals, collaboration and licensing goals as well as goals relating to employment matters. The goals were set with weightings that would result in an overall achievement ranging from 0% to 125% depending on Anesiva’s overall performance. The compensation committee determined in January 2008 that Anesiva had met some, but not all of its goals for 2007. The actual amount of bonuses for 2007 was determined by the compensation committee in February 2008 following a review of the achievement of overall corporate goals and milestones, and each named executive officer’s individual performance and contributions. The compensation committee approved 2007 bonus payouts for Messrs. Broderick and Regan and Ms. Donahue in February 2008. The full board approved a 2007 bonus payout for Mr. McLaughlin in February 2008 based on the recommendation of the compensation committee. Mr. McLaughlin received a bonus payout of approximately

28% of his base salary, and Messrs. Broderick and Regan and Ms. Donahue each received a bonus payout of approximately 21% of their respective base salaries. The bonus payouts were below the target amounts set by the compensation committee in 2007 due to the fact that Anesiva did not meet all of its goals for 2007. Mr. Powers tendered his resignation on February 7, 2008, and did not receive a bonus for 2007. Mr. Huang separated employment in October 2007, and he received a bonus for consulting services rendered in 2007 in connection with his ongoing consulting agreement with Anesiva.

The compensation committee reviewed the market survey data of the peer group discussed above, and found that the 2007 total cash compensation for Messrs. McLaughlin, Broderick, Regan and Ms. Donahue were within the competitive range of total cash compensation. The 2007 total cash compensation for Mr. Powers was below the competitive range due to the fact that he was not eligible to receive a bonus for 2007. The 2007 total cash compensation paid to Mr. Huang as an employee was below the competitive range due to the fact that he separated employment with Anesiva in October of 2007. The 2007 total cash compensation paid to Mr. Huang, including amounts paid to him as a consultant, was within the competitive range of total cash compensation.

The compensation committee also determined in January 2008 that the bonus amounts to be paid in 2009 for performance in 2008 would be targeted at (i) up to 30% of base salary for each of our named executive officers, excluding our chief executive officer, with approximately 75% of each named executive officer’s bonus linked to the achievement of corporate goals and milestones and approximately 25% of each named executive officer’s bonus linked to the achievement of individual objectives, and (ii) up to 45% of base salary for our chief executive officer, with 100% of the chief executive officer’s bonus linked to the achievement of corporate goals. In December 2008, the compensation committee determined that Anesiva did not meet most of its annual objectives and approved a zero payout for all of Anesiva’s executive officers and employees under the 2008 bonus plan.

On November 8, 2008, our board of directors approved the restructuring of our operations to focus on the clinical and commercial development of Adlea and to discontinue Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration. In connection with the restructuring, we reduced our workforce and eliminated our sales and marketing functions of 23 employees relating to Zingo commercial activities. On November 10, 2008, we provided the Worker Adjustment and Retraining Notification Act (WARN Act) notices to 62 employees to inform them that their employment with Anesiva would end by January 9, 2009. In conjunction with the restructuring plan and the uncertainty surrounding our financial conditions, the board of directors approved a retention bonus plan for the remaining 16 employees, including the named executive officers which would have to be repaid if the employee terminated employment before February 9, 2009. The retention bonus amount is equal to two months of base salary for each retained employee, of which 50% was paid on November 17, 2008, 25% was paid on November 26, 2008 and 25% was paid on December 15, 2008. For Mr. Kranda, Dr. Viret and Dr. Houghton, the total retention bonus paid was $75,000, $44,167 and $56,667, respectively.

In conjunction with our continuing operations for 2009 and the uncertainty surrounding our financial conditions, the board of directors approved a retention bonus plan for our remaining employees to retain such employees to work and maintain our ongoing operations, including our named executive officers. Each respective amount must be repaid if the employee resigns from employment before a 60 day period following each retention bonus payment. The retention bonus amount is equal to a pre-determined amount for each remaining employee, of which 33% was paid on March 1, 2009. For Mr. Kranda, Mr. Tran and Dr. Houghton, the retention bonus paid on March 1, 2009 amounted to $66,667, $16,000 and $33,333, respectively. Additional amounts were paid pursuant to this retention bonus plan on May 21, 2009. For Mr. Kranda, Dr. Houghton and Mr. Tran, the retention bonuses paid on May 21, 2009 amounted to $66,667, $33,333 and $26,667, respectively. The final payments pursuant to the retention bonus plan were made on June 30, 2009.

Long-Term Equity Incentive Program. Long-term equity incentives, which have historically been delivered predominantly via stock options, are used to ensure executive alignment with Anesiva’s stockholders through stock price appreciation and long-term retention of the executive team. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards and facilitates long-term thinking and business planning. The compensation committee seeks to target long-term incentives within the competitive range of long-term incentives based on the median of the range of long-term incentives for executives in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. In determining grants of long-term incentives, the compensation committee also takes into account specific retention factors for certain positions, each executive officer’s ability to impact our results that drive stockholder value, the executive officer’s organization level and the executive officer’s potential to take on roles of increasing responsibility. In addition, the compensation committee considers the executive officer’s unvested options, as we believe the vesting of options over time is important to the future performance of our executive officers. The compensation committee also considers the executive officer’s total potential ownership as a percent of company compared to its peers. The compensation committee also reviews overall dilution to stockholders that may result from annual grants to the executive officers. In 2007, the compensation committee sought to target total option grants to all directors, executive officers, employees and consultants at approximately four percent of the total outstanding stock.

In February 2007, the compensation committee approved the grant of stock options and restricted stock awards to Messrs. Broderick, and Regan and Ms. Donahue in connection with the compensation committee’s annual performance review process. The compensation committee determined that a mix of stock options and restricted stock awards was appropriate to provide retention benefits in light of the volatile nature of the stock while minimizing dilution to stockholders. In March 2007, the full board approved the grant of stock options and a restricted stock award to Mr. McLaughlin based on the recommendation of the compensation committee in connection with the compensation committee’s annual performance review. In July 2007, the compensation committee approved the grant of stock options and a restricted stock award to Mr. Regan in connection with a promotion. In October 2007, the compensation committee approved the grant of stock options to Ms. Donahue in connection with a promotion. The compensation committee reviewed the market survey data of the peer group discussed above, and determined that the 2007 long-term incentives for Messrs. McLaughlin, Broderick, Regan and Ms. Donahue were within the competitive range of long-term incentives for the peer group. Mr. Powers did not receive any long-term incentives in 2007. Equity forms a key part of overall compensation of the named executive officers and will be considered each year as part of the annual performance review process.

In February 2008, in connection with the compensation committee’s annual review process, the compensation committee approved 2008 long-term equity incentive awards for Messrs. Regan and Broderick and Ms. Donahue. In February 2008, the full board approved a long-term incentive equity award for Mr. McLaughlin based on the recommendation of the compensation committee. In August 2008, the compensation committee approved a long-term incentive equity award for Mr. Kranda as his new hire grant. In October 2008, the compensation committee approved a long-term incentive equity award for Dr. Houghton as his new hire grant. In December 2008, in connection with the restructuring plan, the compensation committee approved 2008 long-term equity incentive awards for Messrs. Kranda, Viret and Houghton. All equity awards were determined based on previously determined compensation committee guidelines and upon the analyses done by Radford.

The 1999 Equity Incentive Plan was adopted in July 1999, and provided for the issuance of stock options. In December of 2003, Anesiva’s board of directors adopted the reservation of an additional 250,000 shares of common stock for issuance under the 1999 Equity Incentive Plan, and to rename it the 2003 Equity Incentive Plan (the “2003 Plan”), to become effective upon the effective date of the initial public offering. The stockholders approved this action in January of 2004. In October of 2005, the board of directors adopted, and in December of 2005, the stockholders approved, the reservation of an additional 1,800,000 shares of common stock for issuance under the Plan. The aggregate number of shares of common stock that may be currently issued pursuant to stock awards granted under the 2003 Plan is 7,384,139 shares, an amount that will be increased annually on January 1 st for the life of the 2003 Plan by the lesser of (a) 5% of the number of shares of common stock outstanding on such date or (b) 2,500,000 shares of common stock. However, the compensation committee of the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date. On January 1, 2008, the compensation committee approved the annual evergreen increase of 1,615,136 shares to be reserved under the 2003 Plan, which was equivalent to 4% rather than 5%, of the total number of shares of Anesiva’s common stock outstanding on January 1, 2008. After the increase of the additional evergreen shares to the 2003 Plan reserves, on January 1, 2008, 3,171,705 shares of common stock were issued and outstanding, and 3,385,872 shares were reserved for future issuance under the 2003 Plan. In December 2008, the board of directors approved that no shares would be added under the annual evergreen increase for 2009.

Stock awards granted under the 2003 Plan may be either (i) options, (ii) restricted stock awards, (iii) stock appreciation rights, (iv) phantom stock or (v) other stock awards. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time Anesiva grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of Anesiva stock, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of the grant. Stock awards may be granted with vesting terms as determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant, or earlier if employment is terminated.

The board of directors adopted in December 2003, and the stockholders approved in January of 2004, the 2003 Non-employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to non-employee directors upon election to the Board and after each annual meeting held by Anesiva. The aggregate number of shares of common stock that may be issued pursuant to options granted under the Directors’ Plan is 762,500 shares, an amount that will be increased annually on January 1 st , from 2009 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. On January 1, 2008, pursuant to the terms of the Directors’ Plan, Anesiva automatically added an additional 170,000 shares to the Directors’ Plan, which was equivalent to the number of shares granted in the prior year under the Directors’ Plan. After the increase of the additional evergreen shares to the Directors’ Plan reserves, on January 1, 2009, 319,112 shares of common stock were issued and outstanding, and 443,388 shares were reserved for future issuance under the Directors’ Plan. In December 2008, the board of directors approved that no shares would be added to the Directors’ Plan for 2009.

Stock options may include a provision whereby the holder, while an employee, director, or consultant, may elect at any time to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Upon termination of services, any unvested shares so exercised are subject to repurchase by Anesiva at a price equal to the original exercise price of the stock. This right of repurchase will lapse with respect to the option shares that have vested upon termination of services. As of December 31, 2008, no shares of common stock acquired through the exercise of options are subject to Anesiva’s right of repurchase.

Other Compensation and Benefits. We provide benefit programs to executive officers and to other employees, including health and welfare programs. Anesiva provides these benefits to remain competitive with our peers in attracting and retaining the best possible employee talent. In December 2008, the compensation committee eliminated the 401(k) match program for all of Anesiva’s executive officers and employees for 2009 as a result of overall cost reduction efforts in response to current economic conditions.

Perquisites. We believe perquisites for executive officers should be extremely limited in scope and value. As a result, we have historically given nominal perquisites to our executive officers, if any. In 2008, we provided some nominal perquisites to our named executive officers as disclosed in the Summary Compensation Table on page 132.

Termination Benefits for Named Executive Officers

Michael L. Kranda

In June 2008, we entered into an offer letter agreement with Michael L. Kranda, our president, chief executive officer and director. Pursuant to Mr. Kranda’s offer letter, in the event he is terminated without cause or he voluntarily terminates employment for good reason, he will be entitled to 12 months of his then current base salary and monthly payment of health care coverage for 12 months pursuant to COBRA, assuming timely election of such coverage. Mr. Kranda will also be entitled to the benefits provided in Anesiva’s Executive Change in Control Severance Benefit Plan, as amended (the “Change in Control Plan”), which provides that if he is terminated without cause within three months prior to or 12 months following the effective date of a change in control of Anesiva or he resigns due to a constructive termination within 12 months following the effective date of a change in control of Anesiva, he will receive a cash severance payment equal to (a) two times his base salary, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the change in control of Anesiva, (b) his maximum annual target cash bonus, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the change in control of Anesiva, (c) continued premiums for health insurance coverage for a period of up to six months and (d) outplacement services for a period of three months.

John P. McLaughlin

In November 1999, we entered into a letter agreement with John P. McLaughlin, our former chief executive officer and director. In June 2008, Mr. McLaughlin resigned from Anesiva. As a result, Mr. McLaughlin received severance and medical benefits for a period of six months after the date of the termination and accelerated vesting of his unvested stock options equal to six months. The amount of these severance benefits is equal to the amount Mr. McLaughlin would have received under his offer letter had his employment with Anesiva been terminated without cause.

In June 2008, Mr. McLaughlin entered into a consulting agreement with Anesiva, whereby Mr. McLaughlin receives $18,166.66 per month for consulting services up to one year from effective date. The consulting agreement also provides that Mr. McLaughlin may exercise his stock options up to three months after the termination of the consulting agreement. We stopped payments to Mr. McLaughlin under his consulting agreement in November 2008.

William C. Houghton, M.D.

In July 2008, we entered into an offer letter agreement with Dr. Houghton. Under the terms of the offer letter Dr. Houghton will also be entitled to the benefits provided in the Change in Control Plan, which provides that if he is terminated without cause within three months prior to or 12 months following the effective date of a change in control of Anesiva or he resigns due to a constructive termination within 12 months following the effective date of a change in control of Anesiva, he will receive a cash severance payment equal to (a) an amount equal to his base salary, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the change in control of Anesiva, (b) his maximum annual target cash bonus, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the change in control of Anesiva, (c) continued premiums for health insurance coverage for a period of up to six months and (d) outplacement services for a period of three months. In March 2009, we entered into an amendment to the offer letter agreement with Dr. Houghton, effective as of April 1, 2009. Pursuant to the amendment, Dr. Houghton is entitled to receive $4,000 per month for one year from Dr. Houghton’s first date of full-time employment with Anesiva (the “Housing Allowance”). Upon a change of control, the Housing Allowance payments for the remaining months of the one (1) year term will be accelerated.

Jean-Frédéric Viret

In March 2008, we promoted Dr. Viret to vice president and chief financial officer. In February 2009, we eliminated the chief financial officer position and Dr. Viret was terminated as a result. We entered into a separation and consulting agreement with Dr. Viret. Under the terms of the consulting agreement, Dr. Viret is entitled to receive severance benefits consisting of (i) a sabbatical payment equal to six weeks of salary, (ii) acceleration of 12 months vesting for outstanding stock options and restricted stock units and (iii) payment of COBRA premiums for up to six months following his termination. Also under the terms of the Consulting Agreement, we engaged Dr. Viret as a consultant to provide consulting services to Anesiva of up to 40 hours per month at a rate of $175 per hour when and if requested by Anesiva.

Richard P. Powers

In October 2001, we entered into an offer letter with Richard P. Powers, our former vice president and chief financial officer. In February 2008, Mr. Powers’ employment with Anesiva was terminated through mutual agreement. As a result, Mr. Powers received salary, bonus and medical benefits for a period of six months after the date of the termination and accelerated vesting of his unvested stock options equal to six months. The amount of these severance benefits is equal to the amount Mr. Powers would have received under his offer letter had his employment with Anesiva been terminated without cause.

In February 2008, Mr. Powers entered into a consulting agreement with Anesiva, whereby Mr. Powers receives $350 per hour for any consulting services. The consulting agreement also provided that Mr. Powers may exercise his stock options up to three months after the termination of the consulting agreement.

John X. Regan

In December 2002, we entered into an offer letter with John X. Regan, our former senior vice president, operations. In September 2008, Mr. Regan’s employment was terminated as part of a company restructuring. In September 2008, Anesiva entered into a separation and consulting agreement with Mr. Regan. Under the terms of the separation and consulting agreement, Mr. Regan received severance benefits of two and one-half (2 1/2) months salary and payment of COBRA premiums for up to six months following his termination dated September 2, 2008. Under the terms of the Consulting Agreement, Anesiva also engaged Mr. Regan as a consultant to provide consulting services to Anesiva of up to 80 hours per month when and if requested by Anesiva. Mr. Regan’s existing stock options and restricted stock grant will remain outstanding during the consulting period. Mr. Regan’s consulting relationship with Anesiva will continue for 3 months, unless it is terminated earlier for cause. We stopped payments to Mr. Regan under this consulting agreement in November 2008. On June 1, 2009, Mr. Regan filed a wage complaint claim with the Division of Labor Standards Enforcement (“DLSE”) of the California Department of Industrial Relations alleging non-payment of severance payments totaling $63,000 under his separation and consulting agreement dated September 3, 2008. A hearing was held on July 27, 2009 at the DLSE. On July 29, 2009, the DLSE awarded Mr. Regan $102,000. We intend to appeal this award and we are unable to predict the outcome of this appeal at this time.

Nancy E. Donahue

In September 2005, we entered into an offer letter with Nancy E. Donahue, our former senior vice president, sales and marketing. In September 2008, Ms. Donahue’s employment was terminated as part of a company restructuring. Under the separation agreement, Ms. Donahue received severance benefits of approximately seven (7) weeks in salary and payment of COBRA premiums for up to two months following her termination date of November 21, 2008.

Executive Change in Control and Severance Benefit Plan. On July 29, 2005, our board of directors approved the Executive Change in Control and Severance Benefit Plan, or the Change in Control Plan. The Change in Control Plan was amended in March 2008, and amended again in January 2009. Pursuant to the Change in Control Plan, our chief executive officer, chief financial officer, senior vice presidents and vice presidents, each an eligible employee under the Change in Control Plan, will be entitled to certain benefits in the event of a covered termination. We provide benefits under the Change in Control Plan because we believe, in the event of a potential change of control, the benefits promote the ability of our executive officers to act in the best interest of our stockholders without regard for the potential impact on their own job position. A covered termination in general means either: (a) an involuntary termination without cause which occurs within three months prior to, or 12 months following, the effective date of a change of control, or (b) a constructive termination which occurs within 12 months following the effective date of a change of control. In general, in the event of a covered termination, an eligible employee will be entitled to receive: (a) cash severance payments as described below; (b) continued health insurance coverage for six months; and (c) outplacement assistance for three months. In order to receive benefits under the Change in Control Plan, an eligible employee will be required to execute a general waiver and release at the time of the covered termination.

The cash severance benefits that an eligible employee receives in the event of a covered termination under the Change in Control Plan are as follows: under the Change in Control Plan, an eligible employee that is not the chief executive officer would receive the greater of (A) cash severance payments equal to the sum of (i) one times the eligible employee’s annual base salary and (ii) the eligible employee’s annual target cash bonus or, (B) if the aggregate proceeds to Anesiva upon a change in control (the “Change in Control Proceeds”) are (a) less than or equal to $30,000,000, 9.0% of the Change in Control Proceeds, (b) greater than $30,000,000 but less than or equal to $50,000,000, 10.0% of the Change in Control Proceeds, (c) greater than $50,000,000 but less than or equal to $100,000,000, 11.0% of the Change in Control Proceeds, or (d) greater than $100,000,000, 12.0% of the Change in Control Proceeds at an eligible employee’s pro rata amount as determined by the Board. Under the Change in Control Plan, the chief executive officer would receive cash severance payments in the event of a covered termination of the greater of (A) cash severance payments equal to the sum of (i) two times the chief executive officer’s annual base salary and (ii) the chief executive officer’s annual target cash bonus, or (B) if the Change in Control Proceeds are (a) less than or equal to $30,000,000, a cash severance payment of 9.0% of the Change in Control Proceeds, (b) greater than $30,000,000 but less than or equal to $50,000,000, a cash severance payment of 10.0% of the Change in Control Proceeds, (c) greater than $50,000,000 but less than or equal to $100,000,000, a cash severance payment of 11.0% of the Change in Control Proceeds, or (d) greater than $100,000,000, a cash severance payment of 12.0% of the Change in Control Proceeds at the chief executive officer’s pro rata amount as determined by the Board.

Board Process. On at least an annual basis, the compensation committee approves all compensation and awards to our named executive officers. In reviewing compensation, the compensation committee reviews a number of factors involving Company and individual performance. With respect to equity compensation awarded to other employees, the compensation committee currently grants stock options and restricted stock awards, generally based on guidelines approved by the compensation committee with input from the chief executive officer on individual performance. The compensation committee reviews the chief executive officer’s compensation at least annually and recommends applicable changes to the full board for approval.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2008, 2007 and 2006, compensation awarded to or paid to, or earned by, Anesiva’s chief executive officer, chief financial officer, its other most highly compensated executive officers at December 31, 2008 and two former executive officers who departed from Anesiva during the fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR FISCAL 2008

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Totals ($)
Mr. Michael L. Kranda, President and Chief Executive Officer	2008 2007 2006	243,750 — —	— — —	62,840 — —	175,000 — —	(10)	62,807 — —	544,397 — —

Mr. John P. McLaughlin, Chief Executive Officer(4)	2008 2007 2006	264,396 417,384 395,625	43,856 93,683 —	279,330 2,041,333 2,423,471	218,000 118,000 169,130	(11)	3,319 4,532 4,532	808,901 2,674,932 2,992,758

Dr. William C. Houghton, Sr. Vice President and Chief Medical Officer(5)	2008 2007 2006	113,333 — —	— — —	4,940 — —	70,667 — —	(12)	2,716 — —	191,656 — —

Dr. Jean-Frédéric Viret, Vice President and Chief Financial Officer(6)	2008 2007 2006	260,167 — —	13,144 — —	134,651 — —	44,167 — —	(13)	3,740 — —	455,869 — —

Mr. Richard P. Powers, Chief Financial Officer(7)	2008 2007 2006	107,360 298,354 295,4090	— — —	118,721 397,320 445,010	44,753 — 63,142	(11)	2,468 5,084 5,084	273,302 700,758 808,636

Mr. John X. Regan, Sr. Vice President, Operations(8)	2008 2007 2006	268,491 283,027 —	25,479 20,792 —	187,253 401,017 —	— 60,000 —		3,987 4,052 —	485,210 768,888 —

Ms. Nancy E. Donahue, Sr. Vice President, Sales and Marketing(9)	2008 2007 2006	248,612 249,421 —	21,031 18,847 —	223,047 170,500 —	— 55,000 —		4,048 3,740 —	496,738 497,508 —

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2006, 2007 and 2008 in accordance with FAS 123(R). For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. For a complete description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the indicated fiscal year.
(2)	Represents amounts paid under Anesiva’s 2006 Bonus Program during 2007 and amounts paid under Anesiva’s 2007 Bonus Program during 2008, respectively.
(3)	Represents term life insurance premiums and 401(k) company matching contributions.
(4)	Mr. McLaughlin’s employment with Anesiva terminated effective June 13, 2008
(5)	Dr. Houghton became a Named Executive Officer in 2008.
(6)	Dr. Viret’s employment with Anesiva terminated effective February 18, 2009.
(7)	Mr. Powers’ employment with Anesiva terminated effective February 29, 2008.
(8)	Mr. Regan’s employment with Anesiva terminated effective September 2, 2008.
(9)	Ms. Donahue’s employment with Anesiva terminated effective November 21, 2008.
(10)	Includes $100,000 in sign-on bonus and $75,000 in retention bonus.
(11)	Represents severance payment
(12)	Includes $14,000 in cost of living adjustment and $56,667 in retention bonus
(13)	Represents retention bonus

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2008

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Target ($)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)
Mr. Michael L. Kranda	8/13/2008 12/3/2008	— —	— —	— — 225,000	500,000 150,000	1.97 0.09	627,550 11,445

Mr. John P. McLaughlin	2/7/2008	—	—	— 218,000	150,000	5.00	472,680

Dr. William C. Houghton	10/14/2008 12/3/2008	— —	— —	— — 119,000	140,000 70,000	0.96 0.09	87,948 5,341

Dr. Jean-Frédéric Viret	2/7/2008 10/14/2008 12/3/2008	— — —	— — —	— — — 79,500	60,000 35,000 50,000	5.00 0.96 0.09	189,072 21,987 3,815

Mr. John X. Regan	2/6/2008	—	—	— 90,600	50,000	5.03	158,260

Ms. Nancy E. Donahue	2/6/2008 10/14/2008	— —	— —	— — 77,100	50,000 35,000	5.03 0.96	158,260 21,987

(1)	Actual amounts earned by our Named Executive Officers for 2008 are shown in the column entitled “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table.
(2)	Represents the closing sales price per share of our common stock on The NASDAQ Global Market on the day prior to the grant date pursuant to the terms of our 2003 Equity Incentive Plan.
(3)	Amount represents the total fair value of stock options granted to our Named Executive Officers in 2008, calculated in accordance with FAS 123(R). See Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2008 for all of our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (#)
Equity compensation plans approved by security holders	3,742,971	4.87	4,492,760
Equity compensation plans not approved by security holders	10,000	4.80	—

Total	3,752,971	4.87	4,492,760

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Option (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Michael L. Kranda	500,000 150,000	(4) (5)	— —	1.97 0.09	8/13/2018 12/3/2018	— —	— —

Mr. John P. McLaughlin	150,000	(6)	—	5.00	2/7/2018	—	—

Dr. William C. Houghton	140,000 70,000	(7) (5)	— —	0.96 0.06	10/14/2018 12/3/2018	— —	— —

Dr. Jean-Frédéric Viret	1,875 3,937 6,250 7,500 2,625 1,250 20,000 25,000 12,500 60,000 35,000 50,000	(8) (9) (10) (11) (12) (13) (14) (15) (16) (6) (17) (5)	— — — — — — — — — — — —	8.00 9.00 9.88 9.80 9.80 9.80 7.46 6.85 8.05 5.00 0.96 0.09	11/18/2013 4/28/2015 5/13/2015 2/21/2015 10/5/2014 2/17/2014 5/10/2016 8/11/2016 2/6/2017 2/7/2018 10/14/2018 12/3/2018	3,333 — — — — — — — — — — —	1,167 — — — — — — — — — — —

Mr. Richard Powers	—		—	—	—	—	—

Mr. John X. Regan	12,500 12,500 7,875 1,525 3,750 8,750 80,000 20,000 5,000 50,000	(18) (8) (9) (19) (12) (20) (14) (16) (21) (22)	— — — — — — — — — —	4.80 8.00 9.00 9.80 9.80 9.80 7.46 8.05 6.57 5.03	11/6/2012 11/18/2013 4/28/2015 2/17/2015 10/5/2014 1/3/2015 5/10/2016 2/6/2017 7/24/2017 2/6/2018	— — — — — — — — — —	— — — — — — — — — —

Ms. Nancy E. Donahue	20,500 80,000 20,000 15,000 50,000	(23) (14) (16) (24) (22)	— — — — —	10.20 7.46 8.05 6.49 5.03	9/22/2015 5/10/2016 2/6/2017 10/15/2017 2/6/2018	— — — — —	— — — — —

(1)	All shares are immediately exercisable prior to vesting pursuant to the terms of the option agreements under which the shares were granted.
(2)	Represents the closing sales price per share of our common stock on The NASDAQ Global Market on the day prior to the grant date pursuant to the terms of our equity plans.
(3)	All shares expire ten years from original date of grant.
(4)	Option shares vest as follows: 1/4 of the shares vested on 8/13/09 and the remaining shares vested monthly in equal increments thereafter for 3 years.
(5)	Option shares vest as follows: 1/48 of the shares vested monthly in equal increments from 12/3/08 over a four year period.
(6)	Option shares vest as follows: 1/48 of the shares vested monthly in equal increments from 2/7/08 over a four year period.
(7)	Option shares vest as follows: 1/4 of the shares vested on 10/14/10 and the remaining shares vested monthly in equal increments thereafter for 3 years.
(8)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 11/18/03 over a four year period.
(9)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 4/28/05 over a four year period.
(10)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 5/13/05 over a four year period.
(11)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/21/05 over a four year period.
(12)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 10/5/04 over a four year period.
(13)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/27/04 over a four year period.
(14)	Option shares vest as follows: 1/4 of the shares vested on 5/10/07 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(15)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 8/11/06 over a four year period.
(16)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/6/07 over a four year period.
(17)	Option shares vest as follows: 1/4 of the shares vested on 10/14/09 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(18)	Option shares vest as follows: 1/4 of the shares vested on 12/17/03 and the remaining shares vested monthly in equal increments thereafter for 3 years.
(19)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/17/05 over a four year period.
(20)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 1/3/05 over a four year period.
(21)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 7/24/07 over a four year period.
(22)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/6/08 over a four year period.
(23)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 9/22/05 over a four year period.
(24)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 10/15/07 over a four year period.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

None of our Named Executive Officers exercised any stock options or vested in any restricted stock awards during the year ended December 31, 2008.

PENSION BENEFITS

Anesiva currently does not sponsor any pension or retirement plans for our Named Executive Officers and directors, thus, none of our Named Executive Officers or directors participated in, or otherwise received any benefits under any pension or retirement plan sponsored by us during the year ended December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION

None of our Named Executive Officers or directors earned any nonqualified deferred compensation benefits from us during the year ended December 31, 2008.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of Anesiva:

Name	Fees Earned or Paid in Cash ($)(11)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Total ($)
James N. Campbell(3)	39,000	—	67,057	106,057
Thomas J. Colligan(4)	55,500	2,805	181,295	239,600
Carter H. Eckert(5)	42,000	—	120,531	162,531
Rodney A. Ferguson(6)	58,500	—	120,531	179,031
James A. Harper(7)	45,000	—	79,461	124,461
Daniel S. Janney(8)	31,250	—	43,171	74,421
Arnold L. Oronsky(9)	41,750	—	120,531	162,281
Michael F. Powell(9)	45,750	—	120,531	166,281
Robert L. Zerbe(10)	41,250	—	120,531	161,781

(1)	Represents the dollar amount recognized by Anesiva for financial statement reporting purposes with respect to the year ended December 31, 2008 in accordance with FAS 123(R) (excluding any risk of forfeiture, per SEC regulations). For a complete description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	The grant date fair value, as calculated in accordance with FAS 123(R) and using a Black-Scholes model, of the stock option awards granted during 2008 for each of the directors listed in the table, was as follows: Dr. Campbell, $23,302; Mr. Colligan, $23,302; Mr. Eckert, $23,302; Dr. Ferguson, $23,302; Mr. Harper, $23,302; Mr. Janney $169,911; Dr. Oronsky, $23,302; Dr. Powell, $23,302; and Dr. Zerbe, $23,302. Please refer to Note 1—Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of assumptions made in determining the grant date fair value of our equity awards.
(3)	Dr. Campbell resigned from the board of directors on December 19, 2008. As of December 31, 2008, Mr. Campbell held options to purchase up to a total of 70,000 shares of our common stock, of which all shares were immediately exercisable and 33,541 shares were vested. In addition, prior to becoming a director, Mr. Campbell received from Anesiva a grant of 20,000 shares of restricted stock that vested in full on April 27, 2007 and all shares were released to him on that date.

(4)	Mr. Colligan resigned from the board of directors on December 15, 2008. As of December 31, 2008, Mr. Colligan held options to purchase up to a total of 95,000 shares of our common stock, of which all shares were immediately exercisable and 78,176 shares were vested. Mr. Colligan also received from Anesiva a grant of 2,500 shares of restricted stock, of which 1,250 shares vested on February 17, 2007 and 2008, respectively, and were released to him.
(5)	Mr. Eckert resigned from the board of directors on December 15, 2008. As of December 31, 2008, Mr. Eckert held options to purchase up to a total of 77,500 shares of our common stock, of which all shares were immediately exercisable and each director held 63,176 vested shares. Mr. Eckert received no restricted stock from Anesiva during his tenure.
(6)	As of December 31, 2008, Mr. Ferguson held options to purchase up to 92,500 shares of our common stock, of which all shares were immediately exercisable and 78,958 shares were vested. To date, no restricted stock has been granted by Anesiva to Dr. Ferguson.
(7)	Mr. Harper resigned from the board of directors on December 16, 2008. As of December 31, 2008, Mr. Harper held options to purchase up to 60,000 shares of our common stock, of which all shares were immediately exercisable and 24,583 shares were vested. To date, no restricted stock has been granted by Anesiva to Mr. Harper.
(8)	As of December 31, 2008, Mr. Janney held options to purchase up to 55,000 shares of our common stock, of which all shares were immediately exercisable and 13,332 shares were vested. To date, no restricted stock has been granted by Anesiva to Mr. Harper.
(9)	As of December 31, 2008, Drs. Oronsky and Powell each held options to purchase up to a total of 77,500 shares of our common stock, of which all shares were immediately exercisable and each director held 63,958 vested shares. To date, no restricted stock has been granted by Anesiva to Drs. Oronsky and Powell.
(10)	Dr. Zerbe resigned from the board of directors on December 16, 2008. As of December 31, 2008, Dr. Zerbe held options to purchase up to 77,500 shares of our common stock, of which all shares were immediately exercisable and 63,958 shares were vested. To date, no restricted stock has been granted by Anesiva to Dr. Zerbe.
(11)	On February 12, 2009, in conjunction with the review of Company operations, the board of directors approved compensation of Board fees to only independent non-investor Directors. As of March 2009, the only independent non-investor Directors are Rodney A. Ferguson and John F. Hamilton.

COMPARATIVE RIGHTS OF ANESIVA STOCKHOLDERS

AND ARCION STOCKHOLDERS

Both Anesiva and Arcion are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL. Before the consummation of the merger, the rights of holders of Arcion common stock and holders of Arcion preferred stock are also governed by the amended and restated certificate of incorporation of Arcion and the bylaws of Arcion. After the consummation of the merger, Arcion stockholders will become stockholders of Anesiva, and their rights will be governed by the DGCL, the certificate of incorporation of Anesiva, and the amended and restated bylaws of Anesiva.

The following is a summary of the material differences between the rights of Arcion stockholders and the rights of Anesiva stockholders under each company’s respective certificate of incorporation and bylaws. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Anesiva and Arcion stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Anesiva and Arcion that we refer to in this summary. You should carefully read this entire proxy statement and the other documents we refer to in this proxy statement for a more complete understanding of the differences between being a stockholder of Anesiva and being a stockholder of Arcion. Anesiva has filed the documents referred to herein with the SEC and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information.”

	Arcion	Anesiva
Authorized Capital Stock	Arcion’s certificate of incorporation authorizes the issuance of 28,850,000 shares, consisting of two classes: 20,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 8,850,000 shares of preferred stock, $0.01 par value per share, all of which have been designated as “Series A Preferred Stock”.	Anesiva’s certificate of incorporation authorizes the issuance of 105,000,000 shares, consisting of two classes: 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Number of Directors	Arcion’s bylaws and certificate of incorporation provide that the number of directors shall be fixed by resolutions adopted by a majority of the authorized number of directors constituting the board of directors, subject to the affirmative vote of a majority of the shares of Series A Preferred Stock, voting together as a separate class.	Anesiva’s certificate of incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted by a majority of the authorized number of directors constituting the board of directors.

Cumulative Voting	Arcion’s certificate of incorporation does not provide for cumulative voting, and as a result, holders of Arcion’s capital stock have no cumulative voting rights in connection with the election of directors.	Anesiva’s certificate of incorporation does not provide for cumulative voting, and as a result, holders of Anesiva common stock have no cumulative voting rights in connection with the election of directors.

Classification of board of directors	Arcion does not have a classified board of directors. Arcion’s bylaws provide that the directors shall be elected at each annual meeting of Arcion’s stockholders and shall hold office until the next annual meeting.	Anesiva has a classified board of directors. Anesiva’s certificate of incorporation provides that the board of directors is divided into three classes, with board of directors members serving three year terms.

	Arcion	Anesiva
Removal of Directors	Arcion’s bylaws provide that any director or the entire board of directors may be removed from office at any time, without or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of Arcion entitled to vote at an election of directors.	Anesiva’s certificate of incorporation provides that any director or the entire board of directors may be removed from office at any time with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock of Anesiva, entitled to vote at an election of directors.

Vacancies on the board of directors	Arcion’s bylaws provide that vacancies on the board of directors or newly created directorships shall, unless the board of directors determines by resolution otherwise, be filled by the affirmative vote of a majority of the directors then in office, including, with respect to a vacancy created by a director resignation(s), the resigning director(s); provided, however, that Arcion’s certificate of incorporation provides that the size of the board of directors shall not be increased or decreased without the approval of a majority of the then outstanding shares of its Series A Preferred Stock. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.	Anesiva’s certificate of incorporation provides that any vacancy on the board of directors shall, unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Stockholder Action by Written Consent	Arcion’s bylaws provide that any action required to be taken at any annual or special meeting of the stockholders may be taken by written consent if the written consent is signed by the holders of outstanding shares of voting stock required to authorize or take such action.	Anesiva’s certificate of incorporation and bylaws specify that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders and that no action shall be taken by the stockholders by written consent.

Amendment of Certificate of Incorporation	Arcion’s certificate of incorporation may be amended in any manner otherwise permitted by law, provided, however, that amendments to the certificate of incorporation that alter or change the rights, preferences or privileges of the Series A Preferred Stock in an adverse manner require the affirmative vote of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class.	Anesiva’s certificate of incorporation may be amended in any manner otherwise permitted by law, with the exception that Article V (relating to the composition of the board of directors, alterations and amendments to Anesiva’s bylaws, stockholder meetings and stockholder nominations for the election of directors and proposals for other business), Article VI (relating to director indemnification) and Article VII (relating to amendments and alterations to Anesiva’s certificate of incorporation) require the affirmative vote of the holders of 66 2/ 3% of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class.

	Arcion	Anesiva
Amendment of Bylaws	Arcion’s bylaws may be amended, altered or repealed by either the affirmative vote of the holders of a majority of the shares entitled to vote or the Company’s board of directors, provided, however, that amendments to the bylaws that alter or change the rights, preferences or privileges of the Series A Preferred Stock in an adverse manner require the affirmative vote of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class.	Anesiva’s bylaws may be amended by the affirmative vote of the holders of 66 2/3% of the voting power of all the then-outstanding shares of voting stock, voting together as a single class. Anesiva’s bylaws also permit the board of directors to adopt, amend or repeal the bylaws. However, any repeal or modification of the indemnification provisions of Anesiva’s bylaws will only be prospective and will not affect the indemnification rights under Anesiva’s bylaws in effect at the time of any action or omission giving rise to a claim for indemnification.

Special meetings of Stockholders	Arcion’s bylaws provide that special meetings of the stockholders may be called at any time by the board of directors pursuant to a resolution adopted by (i) the chairman of the board of directors, (ii) the president or (iii) one or more stockholders holding not less than 10% of the shares entitled to vote at such meeting.	Anesiva’s bylaws provide that special meetings of the stockholders may be called, for any purpose, by (i) the chairman of the board of directors, (ii) the chief executive officer or (iii) the board of directors pursuant to a resolution adopt by a majority of the total number of authorized directors.

Notice of Stockholder Meetings	Arcion’s bylaws require that notice of a special meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.	Anesiva’s bylaws require that notice of a meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Arcion’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Arcion’s secretary not less 90 days nor more than 120 days before the anniversary date of the prior year’s annual meeting; provided however, that if the date of annual meeting has changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day before the meeting or the 10th day following the day on which a public announcement of the date of the meeting was made.

The Arcion stockholder written notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a directors, the name, age, business address and residence address of such person; the principal occupation or employment of such person and the class and

Anesiva’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Anesiva’s secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided however, that if the date of annual meeting has changed by more than 30 days from the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of the meeting was made.

	Arcion	Anesiva
	number of shares of Arcion which are beneficially owned by such person; (ii) as to any other business that the stockholder proposes to bring forward in the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the name and address of such stockholder and of such beneficial owner and the class and number of shares of Arcion which are owned of record by such stockholder and beneficially by such beneficial owner.	The Anesiva stockholder’s written notice must set forth: (i) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Anesiva’s books, and of such beneficial owner, (ii) the class and number of shares of Anesiva which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of Anesiva’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of Anesiva’s voting shares to elect such nominee or nominees.

Proxy	Arcion’s bylaws provide that at any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by Delaware law filed in accordance with the procedure established for the meeting.	Anesiva’s bylaws provide that every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

Preemptive Rights	Arcion’s certificate of incorporation does not grant any preemptive rights. Arcion’s bylaws are silent as to preemptive rights.	Anesiva’s certificate of incorporation does not grant any preemptive rights. Anesiva’s bylaws are silent as to preemptive rights.

	Arcion	Anesiva
Dividends	Arcion’s certificate of incorporation provides that the holders of its Series A Preferred Stock are entitled to receive, in preference to the holders of its Common Stock, when, as and if declared by Arcion’s board of directors, but only out of funds that are legally available therefor, non-cumulative 8% cash dividends per year on each outstanding share of Series A Preferred Stock held by them. In the event dividends are paid on the shares of Common Stock, Arcion must also pay an additional dividend to the holders of its Series A Preferred Stock in an amount equal per share (on an as-converted basis) to the amount paid or set aside for each share of Common Stock.	Anesiva’s bylaws provide that, subject to the provisions of Anesiva’s certificate of incorporation and applicable law, the board of directors may declare dividends pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the certificate of incorporation and applicable law. Before payment of any dividend, the board of directors may set aside any funds of the company available for dividends as the board of directors from time to time, in its absolute discretion, thinks proper as a reserve for any purpose the board of directors thinks conducive to the interests of Anesiva.

Limitation of Personal Liability of Directors	Arcion’s certificate of incorporation provides that its directors shall not be personally liable to Arcion or its stockholder for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended.

Anesiva’s certificate of incorporation provides that liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Furthermore, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Officers and Directors

Arcion’s certificate of incorporation and bylaws require that it will indemnify its officers and directors to the fullest extent permitted by law; provided, however, that the company has modified the extent of such indemnification by individual contracts with each of its directors.

Arcion’s bylaws also provide that the company shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law.

Arcion’s bylaws provide that upon authorization by its board of directors, it shall advance expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required or permitted prior to the final disposition of such action or proceeding if Arcion receives an undertaking by or on behalf of the indemnified party to repay any portion of the amount so advanced for which it is ultimately determined that the indemnified party is not

Anesiva’s bylaws require that the company shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the company may modify the extent of such indemnification by individual contracts with its directors and officers. The company shall not be required to indemnify any director or officer in connection with any proceeding initiated by the person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, (iii) such indemnification is provided by the company, in its sole discretion, pursuant to the powers vested in the company under the DGCL or any other applicable law or (iv) such indemnification is required to be made under the provisions of the bylaws.

The company shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law.

	Arcion	Anesiva
	entitled to be indemnified by Arcion; provided, however, that the company has modified the extent and terms of such advances by individual contracts with each of its directors.	Anesiva shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise.

Dissenters’ Rights	All stockholders of Arcion have approved the merger and therefore will not be entitled to appraisal rights.	Appraisal rights are not available to Anesiva stockholders with respect to the merger.

Certain Business Combination Restrictions	Under Delaware law a corporation can elect not to be governed by §203 of the DGCL, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. Arcion has not made this election and is therefore governed by §203 of the DGCL.	Under Delaware law a corporation can elect not to be governed by §203 of the DGCL, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. Anesiva has not made this election and is therefore governed by §203 of the DGCL.

Vote on Business Combinations	Arcion’s certificate of incorporation requires that acquisitions of the company be approved by the affirmative vote of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class.	Neither the Anesiva certificate of incorporation nor its bylaws contain any provisions relating to business combinations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ANESIVA

For “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2008, please see Item 7 in Anesiva’s Annual Report on Form 10-K, attached as Annex J to this proxy statement.

For “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the three months ended March 31, 2009, please see Item 2 in Anesiva’s Quarterly Report on Form 10-Q, attached as Annex K to this proxy statement.

For “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the three months ended June 30, 2009, please see Item 2 in Anesiva’s Quarterly Report on Form 10-Q, attached as Annex L to this proxy statement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

For “Quantitative and Qualitative Disclosures about Market Risk” for the three months ended June 30, 2009, please see Item 3 in Anesiva’s Quarterly Report on Form 10-Q, attached as Annex L to this proxy statement.

INFORMATION REGARDING ARCION’S BUSINESS

Overview

Arcion is a private biotechnology company that focuses on developing innovative topical treatments to provide relief of chronic pain with convenient application and minimal systemic side effects. Arcion’s product pipeline comprises candidates to treat neuropathic pain, a growing market that is currently estimated to be over $2.3 billion.

Arcion’s lead clinical program, ARC-4558, is a 0.1% gel formulation of clonidine hydrochloride for topical administration. ARC-4558 targets peripheral a2 adrenoreceptors to relieve pain caused by damaged nerves in the skin. ARC-4558 is currently in a Phase 2b clinical trial for the treatment of painful diabetic neuropathy. Arcion expects data from the Phase 2b clinical trial in the first half of 2010.

Arcion’s preclinical candidates, also intended for topical administration, include ARC-2022, a pre IND candidate for the treatment of neuropathic pain associated with post-herpetic neuralgia.

Arcion’s goal is to rapidly advance new topical therapeutics that provide pain relief with convenient application and reduced systemic side effects by leveraging its expertise and understanding of the biology underlying the neuropathic pain condition. Arcion’s corporate development strategy is to identify, in-license or acquire, and develop promising potential products that can be applied topically to treat neuropathic and other forms of chronic pain. Arcion intends to seek out quality partnerships and collaborations to best ensure the success of its clinical programs and to fully maximize the value of its assets. As clinical progress continues to be made on the development of ARC-4558 in the treatment of painful diabetic neuropathy, Arcion is also exploring its options related to partnerships for further development and commercialization of the lead product candidate.

Neuropathic Pain Markets

According to the International Association for the Study of Pain, neuropathic pain is “initiated or caused by a primary lesion or dysfunction in the nervous system.” Arcion’s lead drug development programs are currently focused on neuropathic pain resulting from disorders of the peripheral nervous system.

The current neuropathic pain market offers a considerable commercial opportunity by combining a large patient potential with a huge need for new therapies. Treatments are palliative, targeted to provide relief of painful symptoms with the goal of reducing pain to tolerable levels. The market for drugs used to treat neuropathic pain is currently worth approximately $2.3 billion globally according to IMS sales data. This figure is projected to expand rapidly according to research group Datamonitor, who reports that the market for neuropathic pain drugs is forecast to more than double and will exceed $7.0 billion by the year 2016.

Two of the common causes of neuropathic pain are diabetes (painful diabetic neuropathy, or PDN) and herpes zoster (post herpetic neuralgia, or PHN). Neuropathy is one of the most common complications of diabetes mellitus. According to 2008 estimates by the Centers for Disease Control and Prevention, nearly 17.9 million people in the United States are diagnosed with diabetes. Given a conservative estimate that 15% of people with diabetes have symptomatic neuropathies, approximately 2.7 million Americans experience PDN. Patients with PDN often experience debilitating pain symptoms that affect day-to-day functioning and quality of life. Herpes zoster (HZ) (shingles) affects an estimated 800,000 persons each year in the United States (US), most of whom are elderly or immunosuppressed. About 20% of these cases go on to develop enduring pain (PHN). The incidence of PHN increases with age, and it is estimated that upward of 60% of elderly patients who report having painful symptoms from PHN report their pain as being moderate or severe. The mechanism of pain relates to affects on the pain fibers at the level of the skin.

Arcion believes that the key factors expected to drive the growth of the neuropathic pain market include:

•

steadily increasing numbers of patients affected by diabetes, which accounts for one-third of the neuropathic pain market (the total prevalence of diabetes increased 13.5% from 2005-2007 according to the American Diabetes Association);

•	a rapidly growing elderly population with an increasing need and desire to address pain-related ailments, such as PHN for which incidence increases with age;

•	longer survival times for patients with chronic conditions that can lead to neuropathic pain, such as cancer and AIDS;

•	patients increased demand for effective pain relief;

•	availability of efficacious therapy associated with fewer side effects; and

•	increasing recognition of the therapeutic and economic benefits of effective pain management by physicians, other health care providers and payors.

Analgesic Drugs for Neuropathic Pain

There are currently just five drugs approved in the US for the treatment of neuropathic pain syndromes, although many drugs are frequently used off-label. The estimated 2007 sales of these drugs specifically for the treatment of neuropathic pain was $2.3B**. The majority of treatments on the market are anticonvulsants (Lyrica®, gabapentin and carbamazepine) or antidepressants (Cymbalta®). There is one topical analgesic patch (Lidoderm® /Versatis®) approved specifically for PHN. A sixth product, Qutenza ® (trans-capsaicin) also a dermal patch, has recently been approved in the European Union for peripheral neuropathic pain conditions in non-diabetic adults in the EU and is pending approval for PHN by the US FDA. The table below lists estimated 2007 sales figures for the five marketed molecules used for the treatment of neuropathic pain.

Neuropathic Pain Market—2007 Sales

Product	2007 Revenue Total* (in millions)	Est. 2007 Revenues for Neuropathic Pain** (in millions)
Lyrica® (pregabalin)	$2,573	$880
Lidoderm®(lidocaine patch)	765	425
Cymbalta®(duloxetine)	2,697	155
gabapentin	486	378
carbamazepine	485	36
other	na	439
TOTAL		$2,313

*	Source: MedTrack
**	Source: Datamonitor, MIDAS Sales Data, IMS Health, March 2008 Includes data from 7 major markets (US, France, Germany, Italy Spain, UK, Japan)

Unmet Needs Not Addressed by Current Neuropathic Pain Management Approaches

The current prescribing pattern by physicians suggests that there is no one treatment for neuropathic pain that addresses all the symptoms and contributing factors. In addition, despite a spectrum of drugs available with different modes of action, many patients remain inadequately treated in several aspects of the disease.

The top unmet need according to Datamonitor was that of improved efficacy. Decreased side effects, faster time to onset of action, fewer drug to drug interactions and reduced pill burden are the other unmet needs.

•	Improved efficacy. Lack of efficacy is a major issue with existing therapies. For example with one approved drug, Cymbalta, only one out of every six patients treated reports a 50% or more relief of pain. That means that five out of six patients have less than a 50% drop in pain intensity compared to baseline.

•

Decreased side effects. The side effect profiles of the major drug classes used for relieving neuropathic pain including traditional anticonvulsants, tricyclic antidepressants (TCAs) and opioids all have substantial side-effect profiles, hence restricting their use. Drug choices are now based not only on efficacy but also toxicity and drug interactions. For this reason, the SNRI Cymbalta (duloxetine) as well as the anticonvulsant class, Neurontin (gabapentin)/Lyrica (pregabalin), have become popular despite demonstrating a lower efficacy than the TCA drug class. There remains a large opportunity for new market entrants that can increase efficacy and reduce the adverse side effects.

•

Fewer drug-drug interactions. Many of the drugs used for neuropathic pain treatment including Cymbalta and carbamazepine have the potential to interact with other medications the sufferer may be prescribed. In contrast, Lyrica and gabapentin are not metabolized, and as such are not subject to drug interactions, however they are limited by their efficacy and side effect profiles. In treatment of PHN one out of every 3.4 patients treated report a 50% reduction of pain with Lyrica and at the dose required to reach this goal, there was an associated 30% discontinuation rate due to side effects such as dizziness, somnolence, and peripheral edema. A topical drug associated with low systemic exposure avoids these issues. Moreover a topical therapy may be used in addition to systemic therapies.

Arcion Solution

Arcion believes there is a significant opportunity to develop novel topical gel formulations of therapeutics for neuropathic and chronic pain that can be applied directly to the site of origin of the pain. Though there have been substantial breakthroughs in the development of orally bioavailable treatments for neuropathic and chronic pain, each of these therapies has substantial side effects. The patient may achieve pain relief but at the price of significant interference with normal cognitive function, for example. A large body of data indicates that in many neuropathic pain conditions, such as painful diabetic neuropathy, the signal that triggers pain actually arises at the level of the skin. Thus a biological rationale exists for the application of drugs to the skin involved in the neuropathic pain condition. The skin has been used extensively as an alternative means to deliver medications systemically, but there has been relatively little effort aimed at development of drugs to deliver to the affected/painful skin. Topical analgesic patches may help to reduce systemic side-effects, but they provide inadequate coverage of the painful area and may be associated with intolerable application-site reactions.

The benefits of a topical gel approach to managing neuropathic pain include:

•	Optimal drug concentrations at the site of origin of the pain;

•	Conformal application to the skin enabling complete and uniform coverage of the painful area;

•	Lower systemic drug levels and therefore, fewer systemic side effects;

•	Fewer drug interactions; and

•	Potential to address pain symptoms with a combination therapy approach.

Arcion believes its topical gel approach, represented by three product candidates, will if approved, be able to offer patients tangible benefits over existing treatments for the chronic pain indications targeted by each candidate.

ARC-4558: Arcion’s lead clinical program, ARC-4558, is intended to provide an easy-to-administer local analgesia to manage the neuropathic pain associated with PDN. Orally bioavailable treatments for PDN are associated with substantial systemic side effects and the potential for dangerous drug-drug interactions. Topical analgesics used off-label typically fail to penetrate deep enough to reach the affected nerves in the skin and/or can cause loss of sensation in the diabetic patient’s hands and feet which can be detrimental to a patient’s quality of life and safety. Based on the results of clinical trials to-date, Arcion believes that ARC-4558 has a level of efficacy comparable to systemic therapies but with significantly fewer side effects. The 0.1% gel formulation avoids the treatment area limitations and undesirable aesthetic and skin reaction issues associated with topical patch approaches. Moreover, because minimal systemic exposure is anticipated, ARC-4558 could potentially be given as an add-on to patients’ existing pain medication to provide additional pain relief with reduced concerns for potential for drug-drug interactions.

ARC-2022: ARC-2022 is Arcion’s pre IND topical gel candidate for the treatment of PHN. Drug treatments that are currently available for the symptomatic relief of PHN pain include topical (e.g., capsaicin, lidocaine) and systemic agents (including tricyclic antidepressants, antiepileptic drugs, and opioids). However, as many as half of all patients fail to respond to these medications (alone or in combination). Even among responders pain is often unacceptably high. Topical patch approaches to treating PHN are limited by the size and shape of the patch and its ability to provide complete coverage and thus pain relief to the affected area. Patches are not well suited to placement on hair-bearing (e.g., the axilla) or mobile (e.g., over joints) areas. Wearing a patch poses social issues if the treated area is exposed and a patch may cause skin irritation or be uncomfortable. An advantage to the clinical use of a topical gel is that a high concentration of therapy is can delivered locally to the area of maximal pain, which can be identified and mapped if necessary. The use of capsaicin itself can cause a painful application site reaction even when there is co-application of a topical local anesthetic. Nonclinical studies with ARC-2022 have indicated that the compound does not require significant systemic dosing and pain relief can be obtained without skin irritation or the side effects usually associated with systemic medications. Furthermore, the ARC-2022 gel is designed to provide deep penetrating analgesia without numbing or anesthetizing the skin. Arcion believes that these are important competitive and commercial advantages that support the development of the ARC-2022 topical gel for the treatment of PHN.

Arcion’s Product Pipeline

Arcion’s product pipeline consists of one clinical product candidate, ARC-4558, and one preclinical candidate, ARC-2022, with respect to which Arcion expects to file an IND in early 2010. ARC-4558 is currently in a pivotal Phase 2b clinical trial.

ARC-4558

Overview

ARC-4558 is a 0.1% gel formulation of clonidine hydrochloride (HCL) for topical administration. ARC-4558 is being developed an easy-to-administer local analgesia to manage the neuropathic pain associated with painful diabetic neuropathy (PDN). Diabetic neuropathy is one of the most common complications of diabetes mellitus that is associated with a number of painful conditions. According to 2008 estimates by the Centers for Disease Control and Prevention, nearly 17.9 million people in the United States are diagnosed with diabetes. Given a conservative estimate that 15% of people with diabetes have painful neuropathies, approximately 2.7 million Americans experience PDN. Patients with PDN often experience debilitating pain symptoms that affect day-to-day functioning and quality of life, Arcion believes the PDN market is highly under-served by existing products and that there is a strong scientific rationale for developing a topical treatment for PDN that delivers analgesia to the damaged nerves in the skin.

Based on the results of clinical trials to-date, Arcion believes that ARC-4558 has a level of efficacy comparable to systemic therapies but with significantly fewer side effects. The 0.1% gel formulation avoids the treatment area limitations and undesirable aesthetic and skin reaction issues associated with analgesic patches. Furthermore, the ARC-4558 gel provides analgesia without numbing or anesthetizing the skin.

Mechanism of Action

A common complication of diabetes is the development of neuropathy. While the cause is unknown, effects of glycated molecules, the polyol pathway, protein kinase C, and microvascular damage have all been implicated.

There are different forms of neuropathy as well. The most common is termed a length dependent neuropathy. This condition leads to altered sensibility in the feet and many of the patients complain of severe burning pain in the feet. The pain likely arises in part from abnormal discharge in primary afferents concerned with pain sensation (nociceptors). Nociceptors that share the innervation territory of axotomized nerve fibers become catechol sensitized, and develop spontaneous activity.

Clonidine activates prejunctional a2-adrenergic receptors on the terminals of sympathetic nerve fibers, and thus blocks the release of norepinephrine leading to the attenuation of the catechol-mediated activation of nociceptors in skin affected by a neuropathy. Clonidine also activates the inhibitory G-protein pathway and has been shown to attenuate the anomalous rectification current (Ih current) in dorsal root ganglion cells. The Ih current has been hypothesized to play a role in generating abnormal spontaneous activity in nociceptive afferents. The inhibitory G-protein coupled receptor down regulates adenylate cyclase which in turn decreases levels of cAMP, another molecule implicated in the abnormal discharge of nociceptors. In a rodent model of neuropathic pain, topical clonidine was shown to block pain behaviors. Topical clonidine, through its agonist effects on alpha2 (a2)-adrenergic receptors, is believed to reduce pain in PDN via local actions on the nociceptors that innervate the affected skin. Systemic clonidine is associated with potential adverse effects mainly related to depression of blood pressure. Given the local effects of clonidine observed in clinical trials to-date, Arcion believes ARC-4558 may be given topically to the painful region to deliver effective analgesia, while minimizing systemic absorption and the associated side-effects.

Clinical Trials

Oral clonidine (Catapres®, clonidine hydrochloride) has been available in the US since 1974 for the treatment of arterial hypertension. A transdermal patch (Catapres-TTS®) was approved for the same indication in 1984 and has been shown to decrease pain associated with PDN. Clonidine is also approved by the Food and Drug Administration for epidural administration for cancer pain (Duraclon®). The pharmacology of clonidine has been extensively investigated and, with thousands of subject-years experience, its actions and effects on the various body systems are believed to be well characterized.

Development of ARC-4558 for neuropathic pain indications was initiated by Curatek Pharmaceuticals, LP (Curatek), which conducted 22 clinical studies of clonidine topical gel in subjects with various forms of neuropathic pain under IND #48,218 between 1995 and 2001. In 2001 the rights to ARC-4558 reverted to Dr. James Campbell and in 2007 Arcion acquired from Dr. Campbell the world-wide rights to the program. Curatek conducted initial pharmacokinetic and tolerability testing in volunteers followed by a series of open-label, uncontrolled, small pilot human efficacy and safety studies in a variety of pain syndromes. Studies in PDN and PHN were encouraging. Curatek continued evaluating the analgesic potential of multiple daily doses and multiple concentrations (0.05%, 0.1%, and 0.2%) of clonidine topical gel in placebo-controlled studies in these two neuropathic pain syndromes.

Over 500 subjects with a variety of neuropathic pain conditions have been exposed to topical formulations of clonidine gel in clinical trials through Phase 2. There have been no unexpected adverse events (AEs). The most common AEs have been mild to moderate application-site reactions. Target doses have not produced significant alterations of blood pressure, heart rate, or blood chemistry values. Subjects using other medications for neuropathic pain have been studied with clonidine topical gel and no drug-drug interactions have been identified.

Phase 2 Clinical Trial—Adult PDN Patients

In May 2009, Arcion presented the results of previously unpublished data from a Phase 2 clinical trial conducted by Curatek in patients with PDN at the American Pain Society Annual Meeting. The double-blind, placebo-controlled trial included 166 patients with chronic, bilateral, lower extremity, painful diabetic neuropathy. Patients were randomized to receive 0.1% or 0.2% topical clonidine gel or placebo gel, and remained on their existing pain management treatments. The gel was applied to both feet twice daily for the first two weeks and three times a day for six weeks. Participants rated their pain throughout the study.

The study results showed that patients receiving 0.1% clonidine gel reported significantly greater reductions in pain when compared to placebo (p=0.015). This improvement was demonstrated in the first week of the study (p=0.003). Participants in the 0.2% group did not differ from those in the placebo group, though a trend was observed (p=0.054). The 0.2% results may have been due to the fact that this group received 23% less gel in order to avoid higher systemic dosing. Consistent with this, clonidine blood levels in the 0.2% group were the same as that in the 0.1% group. Responder analysis revealed that 47.2% of patients across both treatment groups combined had 30% or more pain relief compared to 29.3% in the placebo group (p=0.031). Blood levels of clonidine varied from non-detectable to levels below the threshold required to treat hypertension (the original indication for clonidine). Patients with detectable clonidine in the blood experienced significantly greater pain reduction than patients in whom clonidine was not detected (p<0.05).

Phase 2b Clinical Trial—Adult PDN Patients

The extensive body of pre-existing clinical data supporting systemic and topical formulations of clonidine enabled Arcion to initiate its development of ARC-4558 on an accelerated clinical pathway beginning with a pivotal Phase 2b clinical study. In the third quarter of 2008, Arcion initiated a double blind, randomized, placebo-controlled Phase 2 study of ARC-4558 in adult patients with painful diabetic neuropathy. The study includes an adaptive trial design with a maximum patient enrollment of 250. Patients in the study are applying ARC-4558 0.1% gel or placebo to the affected area three-times-a-day (3.9 mg clonidine per day) for a 12-week treatment period. Patients are able to continue taking a stable dose of their existing pain medications. The primary endpoint of the study relates to the change in pain at week 12 compared to baseline measured by the numerical pain rating scale (NPRS). Arcion expects to report top-line data from this ongoing Phase 2b trial in the first half of 2010.

Regulatory Pathway

The extensive body of pre-existing clinical data supporting systemic and topical formulations of clonidine enabled Arcion to initiate its development of ARC-4558 on an accelerated clinical pathway. Arcion filed an IND for the study of ARC-4558 in PDN in February, 2008. Following the completion of this study and a full analysis of the results, Arcion intends to meet with the FDA to determine the regulatory path towards commercialization for ARC-4558.

ARC-2022

Overview

ARC-2022 is a topical gel formulation of an undisclosed compound intended for the treatment of post-herpetic neuralgia (PHN). Post-herpetic neuralgia is a complication of herpes zoster, or shingles. Shingles has an incidence of 3.4/1000 patients/year and results from reactivation of the chicken pox virus that resides in the sensory ganglia. PHN develops in about 20.0% of patients with shingles and is manifest as persistent pain despite healing of the blisters associated with the shingles rash. The affected area typically displays sensitivity to touch, such that even lightly stroking the skin may evoke pain. Arcion believes the PHN market is highly under-served by existing products and that there is a strong scientific rationale for developing a topical treatment for PHN that delivers treatment directly to the damaged nerves in the skin.

Like PDN, PHN is not well treated by current analgesic therapy, in fact it is estimated that only 50% of patients who seek treatment for their PHN symptoms receive adequate pain resolution. In the US, one of common treatments involves application of patches containing a local anesthetic to the painful area (Lidoderm® ;Endo). However, Lidoderm® is inconvenient to use and requires that as many as three separate patches be worn for 12 hours and then removed for 12 hours in order to avoid skin irritation. Another topical patch contains trans-capsaicin, 8% , Qutenza™ (NeurogesX) and was recently approved in the EU. Approval in the USA is pending. Though capsaicin has efficacy, application is associated with substantial pain even when accompanied by application of a topical local anesthetic. In addition, application of a patch to areas of the body such as hair bearing areas, hands, fingers, face, feet and toes or over joints is difficult and impractical. Also, topical patch approaches to treating PHN are limited by the size and shape of the patch and its ability to provide complete coverage and thus pain relief to the affected area.

Arcion believes that its simple to use topical gel formulation provides penetration into the skin to produce significant analgesia while avoiding limitations associated with use of patches. Also, because this is a topical therapy directed at the area of pain, systemic dosing is not required and thus systemic side effects are avoided. We anticipate that ARC-2022 may be used as a monotherapy or as an add-on therapy to other oral treatments.

Nonclinical Trials

The drug substance in ARC-2022 is a compound for which there is extensive clinical experience and it has been approved for topical and systemic applications. To-date, ARC-2022 has been studied in both in vitro and in vivo nonclinical trials for assessment of skin penetration and potential skin irritation. In vitro studies have shown that ARC-2022 has a rapid skin penetration and substantial skin delivery. In vivo studies have confirmed that the topical gel formulation provides rapid skin penetration but does not result high systemic dosing at the therapeutic dose range.

Regulatory Pathway

Arcion plans to file an IND in early 2010 and to initiate a Phase 1 study with ARC-2022 later in 2010 to study the safety and tolerability of a single application of ascending doses in patients with PHN

Intellectual Property

The following factors are important to Arcion’s success

•	receiving patent protection for its product candidates;

•	not infringing on the intellectual property rights of others;

•	preventing others from infringing Arcion’s intellectual property rights; and

•	maintaining its patent rights and trade secrets.

Arcion actively seeks, when appropriate, protection for its products, technologies and proprietary information through U.S. and foreign patents. In addition, Arcion relies upon contractual arrangements to protect its proprietary information.

As of July 31, 2009, Arcion owned or licensed approximately 5 U.S. patents, 3 U.S. patent applications, and 5 foreign patents related to its technologies, compounds and their applications in pharmaceutical development or their use as pharmaceuticals. Arcion faces the risk that one or more of the above patent applications may be denied. Arcion also faces the risk that its issued patents may be challenged or circumvented or may otherwise not provide protection for any commercially viable products that it develops. Arcion also notes that U.S. patents and patent applications may be subject to interference proceedings, and U.S. patents may be subject to reexamination proceedings in the U.S. Patent and Trademark Office and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination and opposition proceedings may be costly.

Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the very patent rights sought by Arcion, which in turn could affect Arcion’s ability to market a potential product to which that patent filing was directed. In the event that Arcion seeks to enforce any of its owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents Arcion asserts, which, if successful, would result in the entire loss of Arcion’s patent or the relevant portion of its patent and not just with respect to that particular infringer. Any litigation to enforce or defend Arcion’s patent rights, even if Arcion were to prevail, could be costly and time-consuming and would divert the attention of Arcion’s management and key personnel from business operations.

In addition, Arcion’s ability to assert its patents against a potential infringer depends on its ability to detect the infringement in the first instance. Many countries, including certain European countries, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties in some circumstances. For example, compulsory licenses may be required in cases where the patent owner has failed to “work” the invention in that country, or the third party has patented improvements. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. Compulsory licensing of life saving drugs is also becoming increasingly popular in developing countries either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of Arcion’s product candidates, which could limit Arcion’s potential revenue opportunities. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the aggressive enforcement of patent and other intellectual property protection.

Arcion’s success will also depend in part upon its not infringing patents issued to others. If Arcion’s product candidates are found to infringe the patents of others, Arcion’s development, manufacture and sale of such potential products could be severely restricted or prohibited. Patent litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim relating to infringement of patents that is successfully asserted against Arcion may require Arcion to pay substantial damages. Even if Arcion were to prevail, any litigation could be costly and time-consuming and would divert the attention of Arcion’s management and key personnel from its business operations. Furthermore, if a patent infringement suit were brought against Arcion or its future strategic partners or licensees, if any, Arcion or they may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a third party’s intellectual property unless that party grants Arcion or its strategic partners or licensees rights to use its intellectual property. In such cases, Arcion may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize its products. However, Arcion may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if Arcion strategic partners, licensees or Arcion were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving Arcion competitors access to the same intellectual property. Ultimately, Arcion may be unable to commercialize some of its potential products or may have to cease some of its business operations as a result of patent infringement claims, which could severely harm Arcion business.

Much of Arcion technology and processes depend upon the knowledge, experience and skills of its scientific and technical personnel. To protect rights to its proprietary know-how and technology, Arcion generally requires all employees, contractors, consultants, advisors, visiting scientists and collaborators as well as potential collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information. The agreements with employees and consultants also require disclosure and assignment to Arcion of ideas, developments, discoveries and inventions. These agreements may not effectively prevent disclosure of Arcion’s confidential information or provide meaningful protection for its confidential information.

Government Regulation

The FDA and comparable regulatory agencies in foreign countries, as well as local and state or other regional governmental agencies, impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of Arcion’s products.

The process required by the FDA before product candidates may be marketed in the U.S. generally involves the following:

•	preclinical laboratory and animal tests;

•	submission of an investigational new drug application, or IND application, which must become effective before clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use;

•	pre-approval inspection of manufacturing facilities, company regulatory files, and selected clinical investigators; and

•	FDA approval of a new drug application, or NDA, or FDA approval of an NDA supplement in the case of a new indication if the product is already approved for another indication.

The testing and approval process requires substantial time, effort and financial resources, and Arcion cannot be certain that any new approvals for its product candidates will be granted on a timely basis, if at all.

Prior to commencing the first human clinical trial, Arcion must submit an IND application to the FDA. The IND application automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the preclinical drug testing or nonclinical safety evaluation in animals, or the design or conduct of the first proposed clinical trial and places the study on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial may begin. Arcion’s submission of an IND application may result in the FDA’s denial of authorization to commence a clinical trial. A separate submission to the existing IND application must be made for each successive clinical trial conducted during product development, and the FDA must not object to the submission before each clinical trial may start and continue. Further, an independent institutional review board for investigation in human subjects within each medical center in which an investigator wishes to participate in the clinical trial must review and approve the preclinical drug testing and nonclinical safety evaluation and efficacy in animals or prior human trials as well as the design and goals of the proposed clinical trial before the clinical trial commences at that center. Regulatory authorities or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

For purposes of NDA approval, human clinical trials are typically conducted in three sequential Phases that may overlap.

•

Phase 1: Phase 1 clinical studies are initially conducted in a limited patient population to evaluate the product candidate for safety, dosage tolerance, absorption, metabolism, distribution and excretion in healthy humans or patients.

•

Phase 2: Phase 2 clinical studies are conducted in a limited patient population to further identify and measure possible adverse effects or other safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials. The first, limited Phase 2 clinical trials may be termed “Phase 2a” trials to denote that only a few patients are enrolled in order to obtain preliminary safety and efficacy data. Later, larger Phase 2 clinical trials may be termed “Phase 2b” trials to denote that preliminary evidence of safety and efficacy has already been obtained, and the current trial is intended to confirm the finding of the earlier trial, as well as to enroll additional subjects in order to further refine the estimate of the optimal dose and to detect less common side effects. In some instances, a Phase 2b trial may be declared acceptable by a regulatory agency, such as the FDA, as a “pivotal” trial necessary for purposes of obtaining marketing authorization for a drug.

•

Phase 3: When Phase 2 clinical evaluations demonstrate that a dosage range of the product appears to be effective and has an acceptable safety profile, Phase 3 clinical trials are undertaken in large patient populations to further evaluate dosage, to confirm clinical efficacy and to evaluate safety in yet larger and more diverse patient populations at multiple clinical trial sites.

The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase 4 clinical studies may be made a condition to be satisfied after a drug receives approval. The results of Phase 4 clinical studies may confirm the effectiveness of a product and may provide important safety information to augment the FDA’s voluntary adverse drug reaction reporting system.

The results of product development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA, or as part of an NDA supplement. The FDA may deny approval of an NDA or NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data or an additional pivotal Phase 3 clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA or NDA supplement does not satisfy the criteria for approval. The FDA may withdraw product approval, once issued, if ongoing regulatory standards are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Typically, if a drug product is intended to treat a chronic disease, as is the case with some of the product candidates Arcion is developing, safety and efficacy data must be gathered over an extended period of time, which can range from one to three years or more. Government regulation may delay or prevent marketing of product candidates for new indications for a considerable period of time and impose costly procedures upon Arcion’s activities. The FDA or any other regulatory agency may not grant approvals for new indications for Arcion’s product candidates on a timely basis, if at all. Success in early stage clinical trials does not ensure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain, additional regulatory approvals for Arcion’s products would harm Arcion’s business. In addition, Arcion cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

Any products manufactured or distributed by Arcion pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon Arcion and its third party manufacturers. Arcion cannot be certain that it or its future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements. If Arcion’s future suppliers are not able to comply with these requirements, the FDA may halt Arcion’s clinical trials, require Arcion to recall a drug from distribution, or withdraw approval of the NDA for that drug.

The FDA closely regulates the marketing and promotion of drugs. A company is permitted to make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by Arcion and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers’ communications on the subject of off-label use.

The FDA’s policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of Arcion’s product candidates or approval of new diseases for Arcion’s product candidates. Arcion cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Manufacturing

Arcion has no manufacturing facilities. Arcion has entered into arrangements with various third parties for the formulation and manufacture of its clinical supplies. These supplies and the manufacturing facilities must comply with regulations and current good laboratory practices or cGLPs, and current good manufacturing practices or cGMPs, enforced by the FDA. Arcion plans to continue to outsource formulation and manufacturing for its clinical trials and potential commercialization. Arcion believes that there are alternate manufacturers to produce its clinical supplies and, if its product candidates are approved by the FDA, commercial supplies of its product components.

Competition

Arcion competes in the segment of the pharmaceutical market that treats neuropathic pain, which is becoming increasingly competitive. Arcion faces significant competition from several pharmaceutical companies as well as biotechnology companies that are also researching and selling products designed to treat neuropathic pain. Many of Arcion’s competitors have significantly greater financial, manufacturing, marketing and product development resources than Arcion. Large pharmaceutical companies in particular have extensive experience in clinical testing and in obtaining regulatory approvals for drugs. These companies also have significantly greater research capabilities than Arcion. In addition, many universities and private and public research institutes are active in neurological research, some in direct competition with Arcion. Arcion also must compete with these organizations to recruit scientists and clinical development personnel.

Arcion believes that its ability to successfully compete will depend on, among other things:

•	the efficacy, safety and reliability of its product candidates;

•	the timing and scope of regulatory approval;

•	the speed at which Arcion develops product candidates;

•	Arcion’s ability to manufacture and sell commercial quantities of a product to the market;

•	product acceptance by physicians and other health care providers;

•	the quality and breadth of Arcion’s technology;

•	the skills of Arcion’s employees and Arcion’s ability to recruit and retain skilled employees;

•	the protection of Arcion’s intellectual property; and

•	the availability of substantial capital resources to fund development and commercialization activities.

ARC-4558. If ARC-4558 is approved and commercialized, it will face significant competition from existing systemic products Cymbalta® (duloxetine, Eli Lilly) and Lyrica® (pregabalin, Pfizer). A number of products are also prescribed off-label for PDN. If approved, ARC-4558 would compete with these products based on factors such as efficacy, side effect profile, onset time of pain relief and convenience. The main development-stage product intended to be used as topical analgesics for PDN is an amytriptyline/ketamine cream from EpiCept.

ARC-2022. If ARC-2022 is approved and commercialized, it will face significant competition from existing products, including LidoDerm® (Endo), which is a lidocaine patch. NGX-4010 trans-capsaicin 8% analgesic patch from NeurogesX was approved for peripheral neuropathies in non-diabetic patients in the EU and is pending approval by the FDA for PHN. Additional topical approaches to treating PHN in the industry pipeline include KS-7040 topical iNOS inhibitor from Kalypsys and Bupivacaine patch from Durect.

Legal Proceedings

Arcion is not involved in any material legal proceedings.

Facilities

Arcion currently leases and occupies approximately 1,000 square feet of office space in Baltimore, Maryland. The lease expires on December 14, 2009 with an option to extend for a further 12 months. Arcion believes its facilities are adequate for its present operations.

Employees

As of June 30, 2009, Arcion had 2 full-time employees and 1 part-time employee. Arcion believes its relations with its employees are good. To limit its current monthly operating costs, Arcion has outsourced several administrative and business functions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF ARCION

The following discussion of Arcion’s financial condition and results of operations should be read in conjunction with Arcion’s consolidated financial statements and related notes appearing elsewhere in this proxy statement. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties, see the section entitled “FORWARD-LOOKING STATEMENTS” in this proxy statement. Arcion’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth in the sections entitled “RISK FACTORS” and “RISKS RELATING THE MERGER AND THE REINVESTMENT “ in this proxy statement.

Amounts stated below are in thousands except percentages, shares and per share amounts.

Overview

Arcion was incorporated on February 28, 2007 in Delaware and is headquartered in Baltimore, Maryland. The consolidated financial statements of Arcion have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should Arcion be unable to continue in existence. Arcion has incurred net losses since inception and had an accumulated deficit of approximately $4,744 and $7,351 at December 31, 2008 and June 30, 2009, respectively. In addition, further impacting Arcion’s current liquidity is a currently outstanding promissory note in the principal amount of $2,000 issued by Arcion to Anesiva on May 18, 2009. Arcion anticipates that it will incur additional losses until such time, if ever, it can generate significant product revenues. These factors raise substantial doubt about Arcion’s ability to continue as a going concern through the end of 2009 without raising additional funding. Arcion’s management believes that the consummation of the merger with Anesiva or otherwise raising additional funding would allow Arcion to continue as a going concern through January 1, 2010, however, there can be no assurance in this regard.

Financial Operations Overview

Research and Development Expenses

Arcion’s research and development expenses consist primarily of:

•

fees paid to regulatory agencies, consultants, and clinical research organizations in conjunction with independently monitoring Arcion’s clinical trials and acquiring and evaluating data in conjunction with its clinical trials;

•	fees paid to research organizations in conjunction with preclinical studies;

•	costs to develop manufacturing processes at third-party manufacturers;

•	costs of materials used in research and development;

•	consulting fees paid to third parties; and

•	personnel costs.

Arcion expenses research and development costs as incurred. Arcion’s personnel costs are allocated across several projects, and some costs are not attributable to an individual project but rather are directed across more than one research project.

Arcion expects that a large percentage of its research and development expenses in the future will be incurred in support of ARC-4558 for relieving painful diabetic neuropathy which is caused by damaged nerves in the skin and ARC-2022 for the treatment of post-herpetic neuralgia.

These expenditures are subject to numerous uncertainties in timing and cost to completion. Arcion tests its product candidates in numerous preclinical studies for toxicology, safety, and efficacy. Arcion then conducts early stage clinical trials for each drug candidate. As Arcion obtains results from clinical trials, it may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus its resources on more promising product candidates or programs. Completion of clinical trials by Arcion or its future collaborators may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

•	the number of patients included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of sites that participate in the trials;

•	the number of doses that patients receive;

•	the duration of patient follow-up;

•	the phase of development the product is in; and

•	the efficacy and safety profile of the product.

Arcion’s most advanced product, ARC 4558, is still being studied in clinical trials and has not yet received approval by the FDA or any foreign regulatory authority. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that Arcion’s clinical data establishes the safety and efficacy of Arcion’s drug candidates.

As a result of the uncertainties discussed above, Arcion is unable to determine the duration and completion costs of its research and development projects or when and to what extent it will receive cash inflows from the commercialization and sale of a product.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation, including stock-based compensation, for employees in executive and operational functions, including business development. Other significant costs include facilities costs, employee-related travel expenses and professional fees for market research, scientific advisors and legal services, including legal services associated with obtaining and maintaining patents.

Critical Accounting Policies and Significant Judgments and Estimates

Arcion management’s discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires Arcion to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported expenses during the reporting periods. On an on-going basis, Arcion evaluates its estimates and judgments. Arcion bases its estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Arcion believes that the following accounting policies are most critical to a full understanding and evaluation of its reported financial results.

Stock Compensation

In November 2007, Arcion’s board of directors and sole stockholder approved the Arcion 2007 Stock Plan (the “Arcion Plan”). Arcion recognizes compensation expense for all share-based payment awards made to employees and directors pursuant to the Arcion Plan in accordance with SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R). SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the statements of operations.

SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock compensation is amortized on a straight-line basis over the requisite service period of the underlying option, generally four years.

Arcion estimates the grant-date fair value of each option grant to employees using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Period Ended December 31 2007
Expected dividend yield	0.0%
Risk-free interest rate	3.5%
Expected volatility	79%
Expected life of options	5 years

Stock-based compensation expense recognized under SFAS 123(R) for the six months ended June 30, 2009 and 2008, was $8 and $8, respectively. The total fair value of stock options which vested during the six month ended June 30, 2009 was approximately $8. Total unrecognized compensation expense as of June 30, 2009 is $36, which is expected to be amortized over the weighted-average remaining recognition period of 2.4 years.

A summary of activity under the Arcion Plan is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at December 31, 2008	924,499	$0.10	9.89

Granted	—
Exercised	—
Forfeited	—
Cancelled	—
Outstanding at June 30, 2009	924,499	0.10	8.39

Vested or expected to vest at June 30, 2009	924,499	0.10	8.39

Exercisable at June 30, 2009	364,385	$0.10	8.39

As of June 30, 2009, there are 681,750 shares available for future awards under the Arcion Plan.

Clinical Trial Accounting

Arcion’s expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on Arcion’s behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients or the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, Arcion modifies its estimates of accrued expenses accordingly on a prospective basis.

Marketable Securities Accounting

Arcion considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Arcion’s cash equivalents consist of deposits with its bank in money market funds. Arcion did not have any marketable securities, considered to be highly liquid investments with a maturity of greater than three months, during either the year ended December 31, 2008 or the six months ended June 30, 2009.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which is an interpretation of SFAS 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition. Arcion does not expect the adoption of FIN 48 to have a material impact on its financial statements.

In February 2008, the FASB issued a one-year deferral for nonfinancial assets and liabilities to comply with SFAS No. 157, Fair Value Measurements. Arcion adopted SFAS 157 for financial assets and liabilities effective January 1, 2008. There was no material effect upon adoption of this accounting pronouncement on Arcion’s results of operations, financial position or liquidity. Arcion does not expect the adoption of SFAS 157 as it pertains to nonfinancial assets and liabilities to have a material impact on its financial statements.

In June 2008, the FASB issued Emerging Issues Task Force (EITF) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. EITF 07-5 is effective for Arcion as of January 1, 2009. Arcion adopted EITF 07-5 in the first quarter of 2009 and it did not have a material impact on its financial statements.

Results of Operations

Research and Development Expenses

The following table summarizes Arcion’s research and development expenses for the periods indicated:

	Six Months Ended June 30		Total Change	% Change	Year Ended December 31	Period Ended December 31	Total Change	% Change
	2009	2008			2008	2007
Research and Development	$1,782	$1,129	$653	57.8%	$2,313	$705	$1,608	228.1%

Comparison of the Six Months Ended June 30, 2009 and 2008

The increase in research and development expenses for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 was primarily due to the following:

•	ARC-4558 costs increased $200 primarily due to the following:

•

$386 primarily related to fees paid to clinical research organizations in conjunction with independently monitoring Arcion’s clinical trials and acquiring and evaluating data in conjunction with the clinical trials;

•	$3 for increased outsourced costs of project manager retained in 2008; and

•

the above cost increases were offset by a decrease of $135 primarily due to a decrease in fees paid to third-parties for materials used in and development of manufacturing processes, and a decrease of $54 in fees paid to research organizations and scientific advisors in conjunction with preparation for regulatory filings.

•	ARC-2022 costs increased $453 primarily related to:

•	$143 in fees paid to research organizations and scientific advisors in conjunction with regulatory filings;

•	$130 in fees paid to contract research organizations for formulation development;

•	$90 for payments in 2009 for preclinical testing;

•	$48 for payments made to one scientific advisor for formulation and intellectual property development; and

•	$42 in fees paid to clinical research organizations in conjunction with the clinical trials.

Comparison of the Year Ended December 31, 2008 and Period Ended December 31, 2007

The increase in research and development expenses for the year ended December 31, 2008 compared to the period ended December 31, 2007 was primarily due to the following:

•	In 2007, Arcion incurred $239 in costs to acquire certain intellectual property related to Arcion’s development programs.

•	Personnel costs increased $101. These costs are allocated across projects and reflect full year expense incurred in 2008 compared with six months in 2007.

•	ARC-4558 costs increased $1,498 primarily due to the following:

•

$1,350 primarily related to fees paid to clinical research organizations in conjunction with independently monitoring Arcion’s clinical trials and acquiring and evaluating data in conjunction with the clinical trials;

•	$167 in fees paid to third-parties for materials used in and development of manufacturing processes;

•	$142 for outsourced costs of project manager retained in 2008;

•	$54 incurred with third-parties for regulatory consulting in Japan; and

•

The above cost increases were offset by a decrease of $215 primarily due to a decrease in fees paid to research organizations and scientific advisors in conjunction with preparation for regulatory filings.

•	ARC-2022 costs increased $248 primarily related to:

•	$183 in fees paid to contract research organizations for formulation development;

•	$52 for payments made to one scientific advisor for formulation and intellectual property development; and

•	$13 in other costs.

During the remainder of 2009, Arcion expects that its research and development expenses will increase from 2008 levels due to:

•	ARC-4558 advancement of clinical trials and subsequent increased numbers of patients participating; and

•	ARC-2022 progressing to IND filing and commencement of clinical trials.

General and Administrative Expenses

The following table summarizes Arcion’s general and administrative expenses for the periods indicated:

	Six Months Ended June 30		Total Change	% Change	Year Ended December 31	Period Ended December 31	Total Change	% Change
	2009	2008			2008	2007
General and Administrative	$906	$423	$483	114.2%	$846	$303	$543	179.2%

Comparison of the Six Months Ended June 30, 2009 and 2008

The increase in general and administrative expenses for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 was primarily due to the following:

•	$428 in expenses incurred in 2009 relating to the merger with Anesiva;

•	increased office and administrative costs of $40 related to clinical trial insurance costs incurred in 2009 and increased costs of IT resources engaged in April 2008;

•	increase of $4 primarily related to fees paid to scientific, market research and business development advisors;

•	increase in travel and related expenses of $11;

•	increase of $8 in other costs; and

•	decrease in compensation and employee related expenses of $8.

Comparison of the Year Ended December 31, 2008 and Period Ended December 31, 2008

The increase in general and administrative expenses for the year ended December 31, 2008 compared to the period ended December 31, 2007 was primarily due to the following:

•	increase in compensation and employee related expenses of $273;

•	increased office and administrative costs of $115 related to a full year operations in 2008 versus two months in 2007;

•	increase of $82 primarily related to fees paid to scientific, market research and business development advisors; and

•	increase in travel and related expenses of $73.

During the remainder of 2009, Arcion expects that its general and administrative expenses will increase over 2008 levels due to:

•	Increased travel requirements of senior managers;

•	Professional fees, including legal and patent related expenses;

•	Anticipated additional costs of insuring clinical trials; and

•	Expenses incurred in relation to the merger with Anesiva

Other (Income) Expense

Arcion Series A Preferred Stock Obligation and Expense

On November 21, 2007, Arcion entered into a Series A Preferred Stock Purchase Agreement (the “Arcion Stock Purchase Agreement”) with certain investors, including CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P. (collectively, “CMEA”) and InterWest Partners IX, LP (“InterWest” and together with CMEA, the “Arcion Principal Investors”) for the issuance of up to 8,849,998 shares of its Series A Preferred Stock (“Series A Preferred Stock”). At an initial closing, Arcion issued 3,116,666 shares of Series A Preferred Stock for $1.00 per share and the Arcion Principal Investors agreed to purchase an additional 2,866,666 shares of Series A Preferred Stock at each of two subsequent closings. Concurrently with the initial closing, all principal and interest accrued under Convertible Promissory Notes (the “Arcion Notes”) issued by Arcion on or about July 9, 2007 to the Arcion Principal Investors was converted into shares of Series A Preferred Stock. The conversion rate of the Arcion Notes was equal to the aggregate principal and accrued interest outstanding, at 7% per annum, divided by $1.00 per share purchase price of the Series A Preferred Stock.

Pursuant to the terms of the Arcion Stock Purchase Agreement, two subsequent closings would occur by May 9, 2008 and by April 10, 2009, respectively, assuming no material adverse events occurred, as defined in the Arcion Stock Purchase Agreement. This obligation to sell additional shares of Series A Preferred Stock at the subsequent closings represented a free-standing financial instrument, which was recorded as a liability at its estimated fair value of $630 on the date of issuance in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Subsequent changes in the fair value of the obligation were recorded as Series A Preferred Stock obligation income (expense), a component of other income (expense) in the statements of operations. Arcion did not record any expense in the period ended December 31, 2007, as the fair value of the obligation did not materially change from the date under the initial closing of the Arcion Stock Purchase Agreement to December 31, 2007.

At the second closing under the Arcion Stock Purchase Agreement, in May 2008, the Arcion Principal Investors purchased 2,866,666 shares of Series A Preferred Stock for $1.00 per share and the obligation to sell shares of Series A Preferred Stock at the second closing was deemed to be satisfied. At the time of the second closing, Arcion estimated the fair value of the obligation using the methodology described below and recorded the change in the fair value, which totaled $344, to Series A Preferred Stock obligation expense in the statements of operations. The aggregate fair value of the second closing obligation was reclassified to mezzanine equity upon the occurrence of the such closing. The fair value of the third closing obligation increased by $287 and totaled $602 as of December 31, 2008. The change in fair value for the third closing obligation of $287 is recorded to Series A Preferred Stock obligation expense in the statements of operations.

At the third closing under the Arcion Stock Purchase Agreement, on April 10, 2009, the Arcion Principal Investors purchased an additional 2,866,666 shares of Series A Preferred Stock for $1.00 per share, thereby exercising the third closing obligation. At the time of the third closing, the fair value of the Series A Preferred Stock obligation had increased by $229 since the obligation arose in 2007. The change in the fair value of $57 during the six month ended June 30, 2009 is recorded to Series A Preferred Stock obligation income (expense). The aggregate fair value of the third closing obligation was reclassified to mezzanine equity upon the occurrence of such closing.

Arcion estimated the fair value of the obligation/right on the issuance date and at each reporting date by using a binomial lattice model, which incorporates the probability of the obligation/right being exercised, the expected term of the obligation/right and the value of the underlying Series A Preferred Stock.

Interest Income

Interest income consists of earnings on bank deposits, including money market funds and a certificate of deposit held by Arcion’s bank as collateral for Arcion’s credit cards, and accrued interest on the loan to Anesiva.

Income Taxes

As of December 31, 2008, Arcion had federal and state net operating loss carryforwards of approximately $1,300, which expire beginning in the year 2022. Utilization of the net operating loss carryforwards may be subject to limitations set forth in Sections 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions.

As of December 31, 2008 and 2007, a full valuation allowance has been provided against the deferred tax assets, mainly relating to capitalized costs, net operating losses and other temporary differences. Arcion provides a valuation allowance against deferred tax assets when it believes that it is more likely than not that the asset will not be realized. As a result, Arcion does not recognize any tax benefit until Arcion is in a taxable position and, therefore, is likely to realize the benefit.

Liquidity and Capital Resources

Arcion believes that its existing cash and cash equivalents, including amounts received subsequent to June 30, 2009, will be sufficient to fund its activities through the end of 2009.

Arcion based this estimate on assumptions that may prove to be wrong, and it may use its available capital resources sooner than it currently expects. Further, Arcion’s operating plan may change, and it may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Because of the numerous risks and uncertainties associated with the development and commercialization of its product candidates Arcion is unable to estimate the amounts of increased capital outlays and operating expenditures associated with its current and anticipated clinical trials. At year-end December 31, 2008, Arcion’s total assets were $2,690 compared with liabilities of $1,189 and $5,990 of mezzanine equity in the form of Series A Preferred Stock on its balance sheets. At June 30, 2009, Arcion’s total assets were $2,810 compared with liabilities of $497 and $9,401 of mezzanine equity in the form of Series A Preferred Stock on its balance sheets.

Until and unless Arcion’s operations generate significant revenues and cash flows, Arcion will continue to attempt to fund operations from cash on hand and through the issuance of debt and preferred or common stock. Arcion’s principal sources of liquidity have been its issuance of preferred stock to the Arcion Principal Investors. Subject to the merger with Anesiva, however, Arcion may seek to raise additional capital through future debt or equity financing to provide for greater flexibility to fund expanded operations. Given the present economic climate, it is possible that Arcion will be unable to raise debt or equity financing sufficient to fund its operations or will raise such funds at unfavorable interest rates or terms.

Cash Flows

The following table summarizes Arcion’s statement of cash flows for the periods indicated:

	Six Months Ended June 30		Total Change	% Change	Year Ended December 31	Period Ended December 31	Total Change	% Change
	2009	2008			2008	2007
Cash flows provided by (used in):
Operating Activities	$(2,761)	$(1,572)	$(1,189)	(75.6)%	$(2,898)	$(459)	$(2,439)	(531.4)%
Investing Activities	$(2,000)	$(26)	$(1,974)	7,592.3%	$(26)	—	$(26)	(100)%
Financing activities	$2,866	$2,866	—	—	$2,866	$3,090	$(224)	(7.2)%
Net increase in cash and cash equivalents	$(1,895)	$1,268	$(3,163)	(249.4)%	$(58)	$2,631	$(2,689)	(102.2)%

Comparison of the Six Months Ended June 30, 2009 to 2008

Cash Flows from Operating Activities

Net cash used in operating activities was $2,761 and $1,572 for the six months ended June 30, 2009 and 2008, respectively.

Net cash used in operating activities in 2009 was primarily driven by Arcion’s net loss of $2,607 adjusted for non-cash items of $57 of Series A Preferred Stock obligation income, $8 of stock-based compensation, $2 in depreciation and amortization and $107 cash outflow related to changes in operating assets and liabilities. Net cash used in operating activities in 2008 was primarily driven by Arcion’s net loss of $2,185 adjusted for non-cash items of $659 of Series A Preferred Stock obligation expense, $8 of stock-based compensation, $1 in depreciation and amortization and $55 cash outflow related to changes in operating assets and liabilities.

Cash Flows from Investing Activities

Net cash used in investing activities was $2,000 in 2009 and $26 in 2008. On May 18, 2009, Arcion issued a $2,000 secured promissory note to Anesiva. In 2008, Arcion purchased computers and furniture for Arcion’s offices.

Cash Flows from Financing Activities

Net cash provided by financing activities was $2,866 in 2009 and $2,866 in 2008. Net cash provided by financing activities in 2009 was due to $2,866 in proceeds from the third closing under the Arcion Stock Purchase Agreement. Net cash provided by financing activities in 2008 was due to $2,866 in proceeds from the second closing under the Arcion Stock Purchase Agreement.

Comparison of the Year Ended December 31, 2008 and Period Ended December 31, 2007

Cash Flows from Operating Activities

Net cash used in operating activities was $2,898 and $459 for the year ended December 31, 2008 and the period ended December 31, 2007, respectively.

Net cash used in operating activities in 2008 was primarily driven by Arcion’s net loss of $3,734 adjusted for non-cash items of $631 of Series A Preferred Stock obligation expense, $16 of stock-based compensation, $4 in depreciation and amortization and $185 cash inflow related to changes in operating assets and liabilities. Net cash used in operating activities in 2007 was primarily driven by Arcion’s net loss of $1,010 adjusted for non-cash items of $239 of research and development expense related to the acquisition of certain IP, $5 of accrued interest on notes payable and $307 cash inflow related to changes in operating assets and liabilities.

Cash Flows from Investing Activities.

Net cash used in investing activities was $26 in 2008 compared to net cash provided by investing activities of zero in 2007. In 2008, Arcion purchased computers and furniture for our offices.

Cash Flows from Financing Activities.

Net cash provided by financing activities was $2,866 in 2008 compared to cash provided by financing activities of $3,090 in 2007. Net cash provided by financing activities in 2008 was due to $2,866 in proceeds from the second closing under the Arcion Stock Purchase Agreement. Net cash provided by financing activities in 2007 was due to $2,910 in proceeds from the initial closing under the Arcion Stock Purchase Agreement and $200 for proceeds from issuance of the Arcion Notes. At the initial closing under the Arcion Stock Purchase Agreement, the Arcion Notes were converted into shares of Series A Preferred Stock. Net cash used in financing activities was due to repayment of $20 on a loan made by James Campbell to the Arcion in July 2007 to fund initial expenses.

Series A Preferred Stock

Each holder of Series A Preferred Stock is entitled to receive noncumulative dividends equal to 8% of the original purchase price only when and if declared by Arcion’s board of directors. The holders of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of Arcion’s common stock (“Arcion Common Stock”) into which the shares of Series A Preferred Stock can be converted.

Holders of Series A Preferred Stock can elect at any time to convert all or part of their shares of Series A Preferred Stock into shares of Arcion Common Stock. The initial conversion rate is one share of Arcion Common Stock for each share of Series A Preferred Stock, which is adjusted for certain dilutive events, as defined in Arcion’s certificate of incorporation. The Series A Preferred Stock will automatically convert into Arcion Common Stock upon the earlier of (i) the date specified by the holders of a majority of the then outstanding shares of Series A Preferred Stock, and (ii) immediately prior to the closing of a qualifying public offering, with a price of at least five times the initial purchase price of the Series A Preferred Stock, which results in aggregate gross proceeds to Arcion of at least $30,000.

The Series A Preferred Stock has a liquidation preference equal to the original purchase price per share, subject to certain adjustments, plus any declared but unpaid dividends. This liquidation preference is senior to the Arcion Common Stock. As of June 30, 2009 the aggregate liquidation preference of the outstanding shares of Series A Preferred Stock was $8,850. As of December 31, 2008 and 2007, the aggregate liquidation preference of the outstanding shares of Series A Preferred Stock was $5,983 and $3,117, respectively. A redemption of the Series A Preferred Stock will only occur upon a deemed liquidation event, such as a merger, and as of June 30, 2009 the Series A Preferred Stock had not been redeemed.

Operating Capital and Capital Expenditure Requirements

Arcion expects to devote substantial resources to continue its research and development efforts for ARC-4558 and ARC-2022. Arcion believes that the key factors that will affect its internal and external sources of cash are:

•	Arcion’s ability to access capital;

•	the progress of preclinical development, laboratory testing and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	delays that may be caused by evolving requirements of regulatory agencies;

•	the number of product candidates Arcion pursues;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•	Arcion’s ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization; and

•	the acquisition of technologies, products and other business opportunities that require financial commitments.

Contractual Obligations

Arcion has contractual obligations related to its lease for office space. Obligations under this lease totaled $22 and $11 as of December 31, 2008 and June 30, 2009 respectively.

Loan to Anesiva

On May 18, 2009, Arcion issued a $2,000 secured promissory note to Anesiva. The promissory note is secured by a first priority security interest in all of the assets of Anesiva and AlgoRx Pharmaceuticals, Inc., a wholly-owned subsidiary of Anesiva. The promissory note accrues interest at a continuously compounding rate of 10% per annum, and all outstanding principal and accrued but unpaid interest will be immediately due and payable on October 20, 2009. Anesiva may prepay the promissory note at any time without penalty. Following the merger with Anesiva, the promissory note will stand as an intercompany loan, which will not be repaid.

Off-Balance Sheet Arrangements

At June 30, 2009 Arcion did not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Arcion’s exposure to market risk is principally limited to its cash equivalents. Arcion currently does not invest in any short-term investments. Arcion maintains cash balances with financial institutions in excess of federally insured limits. Arcion places its cash and cash equivalents with high quality financial institutions. Arcion’s management believes that the financial risks associated with its cash and cash equivalents are minimal.

If market interest rates were to decrease by 100 basis points, or 1 percent, the change in the fair value of Arcion’s cash balances would be insignificant. The modeling technique used measures the change in fair values arising from an immediate hypothetical shift in market interest rates and assumes ending fair values include principal plus accrued interest.

LEGAL MATTERS

Certain tax consequences of the merger have been passed upon for Anesiva by Cooley Godward Kronish LLP and for Arcion by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of Anesiva at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in this proxy statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Arcion at December 31, 2008 and 2007, for the year ended December 31, 2008, period ended December 31, 2007 and the period from February 28, 2007 (inception) through December 31, 2008, included in this proxy statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Anesiva stockholders will be “householding” Anesiva’s proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker. Direct your written request to Secretary, care of Anesiva, Inc., 400 Oyster Point, Suite 502, South San Francisco, California 94080 or call us at 650-624-9600, or email us at investors@anesiva.com. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

Anesiva has filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Anesiva files at the SEC’s public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Anesiva’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov . Reports, proxy statements and other information concerning Anesiva also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

Anesiva has attached as annexes to this proxy statement the following additional documents:

•	the Agreement and Plan of Merger attached to this proxy statement as Annex A;

•	the Form of Voting Agreement attached to this proxy statement as Annex B;

•	the Registration Rights Agreement attached to this proxy statement as Annex C;

•	the Opinion of Hempstead and Co., Inc. attached to this proxy statement as Annex D;

•	the Reinvestment Agreement, attached to this proxy statement as Annex E;

•	the proposed amendment to the certificate of incorporation of Anesiva attached to this proxy statement as Annex F;

•	the proposed amendment to the certificate of incorporation of Anesiva attached to this proxy statement as Annex G;

•	the 2003 Equity Incentive Plan attached to this proxy statement as Annex H;

•	the 2003 Non-Employee Directors’ Stock Option Plan attached to this proxy statement as Annex I;

•	Anesiva’s Annual Report on Form 10-K for the year ended December 31, 2008 attached to this proxy statement as Annex J;

•	Anesiva’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 attached to this proxy statement as Annex K;

•	Anesiva’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 attached to this proxy statement as Annex L;

•	Arcion’s Audited Consolidated Financial Statements for the year ended December 31, 2008 attached to this proxy statement as Annex M; and

•	Arcion’s Unaudited Consolidated Financial Statements for the six months ended June 30, 2009 attached to this proxy statement as Annex N.

Anesiva has supplied all information contained or attached to this proxy statement relating to Anesiva or Merger Sub, and Arcion has supplied all information relating to Arcion.

If you are a stockholder, you may have received some of the documents attached to this proxy statement as annexes. You may also obtain any of those documents from the appropriate company or the SEC or the SEC’s Internet web site described above. Documents attached to this proxy statement are available from the appropriate company without charge, excluding all exhibits unless attached to such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the appropriate company at the following addresses:

Anesiva, Inc.

Attn: Investor Relations

400 Oyster Point, Suite 502

South San Francisco, California 94080

Telephone: (650) 624-9600

E-mail: investors@Anesiva.com

If you would like to request documents, please do so by                 , 2009 to receive them before the annual meeting. If you request any incorporated documents, the appropriate company will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the annual meeting. We have not authorized anyone to provide you with

information that differs from that contained in this proxy statement. This proxy statement is dated                 , 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the issuance of shares of Anesiva common stock in the merger shall create any implication to the contrary.

Anesiva, the Anesiva logos and all other Anesiva product and service names are registered trademarks or trademarks of Anesiva, Inc. in the United States and in other select countries. Arcion, the Arcion logos and all other Arcion product and service names are registered trademarks or trademarks of Arcion Pharmaceuticals, Inc. in the United States and in other select countries. “ ® “ and “™” indicate U.S. registration and U.S. trademark, respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the board of directors

Secretary

                , 2009

A copy of Anesiva’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Investor Relations, Anesiva, Inc. 400 Oyster Point, Suite 502 South San Francisco, California 94080

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

ANESIVA, INC.,

ARCA ACQUISITION CORPORATION

AND

ARCION THERAPEUTICS, INC.

AND

WITH RESPECT TO ARTICLES V AND IX ONLY

THE STOCKHOLDERS NAMED HEREIN

August 4, 2009

A-(i)

A-(ii)

LIST OF SCHEDULES

Schedule I	Company Stockholders

LIST OF ANNEXES

Annex A	List of Parent Stockholders Executing the Parent Voting Agreement

Annex B	Directors of Parent

LIST OF EXHIBITS

Exhibit A	Form of Parent Voting Agreement

Exhibit B	Form of Certificate of Incorporation of Surviving Corporation

Exhibit C	Form of Bylaws of Surviving Corporation

A-(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 4, 2009 (the “Agreement Date”) by and among Anesiva, Inc., a Delaware corporation (“Parent”), Arca Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Arcion Therapeutics, Inc., a Delaware corporation (the “Company”) and, with respect to Articles V and IX only, each of the stockholders of the Company listed on Schedule I attached hereto (the “Company Stockholders”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”).

B. The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, each Parent stockholder listed on Annex A is executing and delivering to the Company a Parent Voting Agreement in substantially the form attached hereto as Exhibit A (a “Parent Voting Agreement”).

D. For United Stated federal income tax purposes, Parent, Merger Sub and the Company intend that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code, and (iii) that each of Parent, Merger Sub and the Company shall be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the Surviving Corporation shall be a wholly owned subsidiary of Parent.

1.2 Closing. Subject to termination of this Agreement as provided in Article VIII, the closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, or on such time or date as agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in form and substance substantially the same as Exhibit B hereto and (ii) the By-laws of the Surviving Corporation shall be amended and restated in their entirety to read in form and substance substantially the same as Exhibit C hereto, in each case until thereafter changed or amended as provided therein or applicable Law.

1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, as amended.

1.6 Directors; Officers. The parties will take all action necessary such that immediately following the Effective Time the Board of Directors of Parent shall consist of the following seven (7) members: five (5) members, which shall be those persons set forth on Annex B hereto (it being understood that prior to the Effective Time the persons set forth on Annex B may only be changed by mutual written consent of the parties) and two (2) members acceptable to the other members. The parties shall take such action as is necessary to structure the Board of Directors of Parent to satisfy applicable stock exchange and corporate governance requirements.

1.7 Parent Name Change. At or immediately prior to the Effective Time, Parent shall take all actions necessary to change the name of Parent to “Arcion Therapeutics, Inc.”

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Series A Preferred Stock. Each share of Series A Preferred Stock, par value $0.01 per share, of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be cancelled pursuant to Section 2.1(c)), shall be converted, subject to Section 2.2(c), into the right to receive a number of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) equal to the sum of (i) the Series A Preference Exchange Ratio plus (ii) the Common Exchange Ratio. All such shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Series A Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series A Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(b) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(c)), shall be converted, subject to Section 2.2(c), into the right to receive a number of shares of Parent Common Stock equal to the Common Exchange Ratio. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(c) Cancellation of Certain Shares. Each share of Company Common Stock or Company Series A Preferred Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(e) Change in Shares. The parties acknowledge and agree that the Exchange Ratios assume that no Reverse Stock Split has occurred following the Agreement Date and prior to the Effective Time. If between the Agreement Date and the Effective Time the outstanding shares of Parent Common Stock, Company Series A Preferred Stock or Company Common Stock shall have been changed (including as a result of the Reverse Stock Split) into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratios shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

2.2 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall irrevocably deposit, or shall cause to be deposited, with Mellon Investor Services LLC (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Series A Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for all outstanding shares of Company Common Stock and Company Series A Preferred Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series A Preferred Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock or Company Series A Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock or Company Series A Preferred Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock and Company Preferred Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock or Company Series A Preferred Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Company Common Stock or Company Series A Preferred Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock or Company Preferred Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock or Company Series A Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as applicable.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any fractional shares of Parent Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Parent Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the Parent Common Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Series A Preferred Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock or Company Series A Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. None of the Company, the Surviving Corporation or Parent shall be liable to any holder of shares of Company Common Stock or the Company Series A Preferred Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Series A Preferred Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Series A Preferred Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (“Appraisal Shares”) shall not be converted into a right to receive shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Company Common Stock or Company Series A Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Company Preferred Stock. The Company shall not settle, make any voluntary payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of Parent.

2.4 Stock Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, shall be assumed by Parent in accordance with Section 6.18. At the Effective Time, Parent shall assume each of the Company Stock Option Plans, subject to adjustment as provided therein such that options granted under each such plan after the Effective Time, if any, shall be exercisable for the purchase of Parent Common Stock. The Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing.

2.5 FIRPTA Certificate. At the Closing, the Company shall provide the Parent with a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Parent Disclosure Schedule shall be considered disclosed for other sections of the Parent Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Parent and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent. Except as set forth in Section 3.1 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries holds an Equity Interest in any other person.

3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent’s Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated By-laws (the “Parent By-laws”) that are listed as exhibits to Parent’s Form 10-K for the year ended December 31, 2008 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

3.3 Capitalization

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the Agreement Date, (A) 40,467,057 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Parent Preferred Stock were issued and outstanding, (C) no shares were held in treasury, (D) 2,007,714 shares of Parent Common Stock were issuable upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding on such date, (E) 1,193,388 shares of Parent Common Stock were issuable upon exercise of all outstanding warrants to purchase Equity Interests of Parent (“Parent Warrants”) and (F) 3,335 shares of Parent Restricted Stock were outstanding. All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities laws.

(b) As of the Agreement Date, except for Parent Options, Parent Warrants and Parent Restricted Stock (collectively, “Parent Stock Rights”), there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. Section 3.3(b) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Parent Stock Rights, and with respect to each Parent Stock Right, the name of the holder thereof, the number of shares subject to such Parent Stock Right, the type of Parent Stock Right, the prices at which any such outstanding Parent Stock Right may be exercised, the number of Parent Stock Rights outstanding at each such price and the vesting schedule of each Parent Stock Right that is a Parent Option. All shares of Parent Common Stock subject to issuance under Parent Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.3(b) of the Parent Disclosure Schedule sets forth the restricted stock agreements (and the acceleration provisions contained therein) pursuant to which all shares of Parent Restricted Stock have been granted.

(c) Except for the Parent Voting Agreements and contractual obligations contained in documents filed as exhibits to the Parent Form 10-K, as of the Agreement Date there are no outstanding contractual obligations of Parent or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) Other than the Parent Notes, Parent does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent has not adopted a stockholder rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

3.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.21. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent (the “Parent Board”), by resolutions duly adopted by unanimous vote of the disinterested directors at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend (subject to Section 6.6(a)) that the stockholders of Parent vote for approval of the issuance of Parent Common Stock to be issued pursuant to the Merger and for approval of the change-of-control of Parent in connection with the transactions contemplated hereby, each as required by the corporate governance rules and regulations of NASDAQ. Parent Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of Delaware Law.

(c) Merger Sub’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that Parent approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (A) (assuming Parent Stockholder Approval is obtained) conflict with or violate any provision of the Parent Certificate or Parent By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, Parent Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the rules and regulations of NASDAQ, the filing with the SEC of a proxy statement relating to the transactions contemplated under this Agreement to be sent to the Parent stockholders (as amended or supplemented from time to time, the “Proxy Statement”), the Parent Stockholder Approval and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

3.6 Permits; Compliance With Law. Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, orders, consents, registrations, approvals and clearances of any Governmental Entity (collectively, “Parent Permits”), including all Parent Permits under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted or proposed to be conducted, and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. No Parent Permit is subject to termination as a result of the execution of this Agreement. None of Parent or any of its Subsidiaries is or has been in conflict with, or in default or violation of, (x) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is or has been bound or affected or (y) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 SEC Filings; Sarbanes-Oxley Act; Financial Statements.

(a) Parent has timely filed or furnished all forms, reports, proxy statements, schedules and documents required to be filed or furnished by it under the Exchange Act since January 1, 2006 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of the time it was filed, complied in all material respects with the requirements of the Exchange Act, and (B) did not, at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading.

(b) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Filings, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.7(b), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Article 10 to Regulation S-X and the instructions to Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of Parent and each of its Subsidiaries have been maintained in accordance with applicable material legal and accounting requirements.

(d) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2009 included in Parent Form 10-Q for the quarter ended March 31, 2009, including the notes thereto, none of Parent or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments that would not be material in amount or effect and liabilities or obligations incurred in the ordinary course of business since March 31, 2009.

3.8 Brokers. No broker, finder or investment banker (other than Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has heretofore made available to the Company a true and complete copy of a letter agreement between Parent and Parent Financial Advisor regarding any payments pursuant to which such firm would be entitled as a result of the Merger or any other transaction contemplated by this Agreement or any future transactions undertaken by Parent.

3.9 Absence of Certain Changes or Events. Since December 31, 2008, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by Parent or any of its Subsidiaries during the period from December 31, 2008 through the Agreement Date that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 6.1.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Parent Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Parent or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”). Neither Parent, nor to the knowledge of Parent, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Parent Benefit Plan, (to the extent applicable) Parent has delivered or made available to the Company true, correct and complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the DOL with respect to such Parent Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter and (F) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of Parent Benefit Plans as of the Agreement Date have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent SEC Filings prior to the Agreement Date. With respect to Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as disclosed in Section 3.10(c) of the Parent Disclosure Schedule: (A) each Parent Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code is so qualified, and has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to Parent’s knowledge, no fact or event has occurred that has adversely affected or could reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, (B) to Parent’s knowledge there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Parent Benefit Plan that could result in material liability to Parent or an ERISA Affiliate, (C) each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if Parent Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent SEC Filings prior to the Agreement Date), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor or other Governmental Entity (other than routine benefits claims), (E) no Parent Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of Parent or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Parent Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon Parent under Chapter 43 of the Code.

(d) Except as set forth on Section 3.10(d) of the Parent Disclosure Schedule, (1) no amount that could be received (including without limitation in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any person who in respect of Parent is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and (2) no Parent Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this

Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) (i) could result in severance pay or any increase in severance pay upon any termination of employment after the Agreement Date, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Parent Benefit Plan. There will be no “Change of Control Proceeds” (as defined in the Parent Severance Plan) in connection with the Merger or the transactions contemplated by this Agreement, and as such no proceeds payable under Section 4(a)(i) of the Parent Severance Plan.

(e) Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Parent Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Parent and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including any proposed regulations) thereunder.

(f) None of Parent or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(g) Except as set forth in Section 3.10(g) of the Parent Disclosure Schedule, no Parent Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code and the guidance thereunder (each such plan listed in Section 3.10(g) of the Parent Disclosure Schedule, a “Parent Deferred Compensation Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each Parent Deferred Compensation Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder. Neither Parent nor any of its Subsidiaries has (i) granted to any person an interest in any Parent Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Parent Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10)(B) or (b)(4)(A) of the Code. No Parent Option provides or provided for a deferral of compensation subject to Section 409A of the Code, and all Parent Options vesting after December 31, 2004 were granted with an exercise price equal to at least 100% of the fair market value of the underlying shares of Parent Common Stock on the date the Parent Option was granted based upon a reasonable valuation method acceptable for purposes of both Section 409A and GAAP.

3.11 Labor and Other Employment Matters.

(a) Parent and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of Parent or any of its Subsidiaries. To Parent’s knowledge, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) Parent has identified in Section 3.11(b) of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of, or consultants to, Parent or any of its Subsidiaries, (B) all severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any of its Subsidiaries or affiliates from Parent or any of its Subsidiaries or affiliates under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the Agreement Date, no individual who is a party to an employment agreement listed in Section 3.11(b) of the Parent Disclosure Schedule or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Parent under such agreement.

3.12 Tax Treatment. None of Parent, any of its Subsidiaries or any of Parent’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 Contracts. As of the date hereof, except as filed as exhibits to Parent SEC Filings or as disclosed in Section 3.13 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or which restricts the conduct of any line of business by Parent or any of its Subsidiaries or any geographic area in which Parent or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract.” Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and, to Parent’s knowledge, each other party thereto, and in full force and effect, and Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract. Parent has made available to the Company true and complete copies of each Parent Material Contract.

3.14 Litigation. Except as and to the extent disclosed in Parent SEC Filings filed prior to the Agreement Date or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is as of the date hereof obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

3.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) Parent and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) None of Parent or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of Parent or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by Parent or any of its Subsidiaries is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of Parent, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by Parent or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving Parent or any of its Subsidiaries based on or related to any Environmental Law.

3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Parent owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Parent and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the Agreement Date (“Parent Material Intellectual Property”). Except as set forth in Section 3.16 of the Parent Disclosure Schedule as of the Agreement Date and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Parent Material Intellectual Property has been made by a third party and no such Parent Material Intellectual Property is the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Parent or any of its Subsidiaries that the use of any Parent Material Intellectual Property by Parent, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent or any of its Subsidiaries has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Parent Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent Material Intellectual Property; (D) Parent has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) Parent has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Parent Material Intellectual Property, and has no knowledge that any employee or former employee of Parent has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Parent Material Intellectual Property; (F) Parent has taken all reasonable action to maintain and protect each item of Parent Material Intellectual Property; (G) to its knowledge, Parent has the right to use all of Parent Material Intellectual Property in all jurisdictions in which Parent currently conducts business; and (H) neither the operation of the businesses of Parent and each of its Subsidiaries (as such businesses are conducted on the Agreement Date) nor the use of any Parent Material Intellectual Property infringes on or violates (or in the past infringed or violated) any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or constitutes or misappropriation of (or in the past constituted a misappropriation of) any trade secret, confidential information or know-how; provided that the foregoing representation shall be qualified by knowledge with respect to patents.

3.17 Regulatory Compliance.

(a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder, state and local law, or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by Parent or any of its Subsidiaries (each such product, a “Medical Device”, a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug has been and is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA, state and local law, and similar Law, including but not limited to those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the AMA’s guidelines on gifts to physicians, the PhRMA Code on Interactions with Healthcare Professionals, and the AdvaMed Code of Ethics for Interactions with Health Care Professionals, as applicable, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any material notice or other material communication, nor to the Parent’s knowledge is such notice or communication threatened, from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of Parent or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by Parent or any of its Subsidiaries of any Law.

(b) No Medical Device, Biologic or Drug is under consideration for or has been the subject of a safety alert, recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which Parent has knowledge seeking a safety alert related to, or the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending or threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been threatened, completed or pending at any time in the five year period prior to the date hereof. To the knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) with respect to a safety alert, recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Drug or Biologic of Parent or any of its Subsidiaries or with respect to any of the drug products or candidates being sold, manufactured, or developed by Parent (the “Parent Specified Compounds”). Complete and accurate copies of all material data of Parent with respect to the safety or efficacy of the Parent Specified Compounds have been made available to the Company.

(c) As to each Biologic or Drug of Parent or any of its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, Parent and its Subsidiaries are and have been in compliance with 21 U.S.C. § 355, Section 351 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and similar Law and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such drug, Parent and any relevant Subsidiary of Parent, and the officers, employees or agents of Parent or such Subsidiary, have included in the application for such Drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, Parent and its Subsidiaries are and have been in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and Part 807 and all similar Law.

(d) No article of any Medical Device, Biologic or Drug manufactured and/or distributed by Parent or any of its Subsidiaries is or has been (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), or (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No article of any Biologic or Drug manufactured and/or distributed by Parent or any of its Subsidiaries is or has been a product that is or has been in violation of 21 U.S.C. § 355 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(f) Neither Parent nor any of its Subsidiaries has received any written notice, nor is aware of any threatened notice, that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (c) to Parent’s knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received, nor is aware of any threatened, regulatory, untitled, or warning letter.

(g) To the knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity against or affecting Parent or any of its Subsidiaries relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder, (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, or (c) any similar state, local or foreign laws or regulations.

3.18 Taxes.

(a) Parent and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Parent and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of Parent and its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and Parent and its Subsidiaries have not received notification that any such audit or other proceeding is pending, and (iii) neither Parent nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of Parent or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, and (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of Parent or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in such jurisdiction.

(h) None of Parent or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Parent is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to any Tax sharing or allocation agreement.

(i) None of Parent or any of its Subsidiaries has been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(j) Parent and its Subsidiaries have delivered to the Company correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 2004, and made available such other Tax Returns as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(k) Each of Parent and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(l) Neither Parent nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither Parent nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(m) Parent and each Subsidiary is, and has always been, an accrued method taxpayer. Neither Parent nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(n) Parent has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(o) Neither Parent nor any of its Subsidiaries has elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(p) All transactions occurring between Parent and its Subsidiaries, or between any of the Subsidiaries, has been negotiated at arm’s length and Parent has maintained adequate documentation of such transactions and arm’s length negotiations.

(q) Section 3.18(q) of the Parent Disclosure Schedule accurately lists the U.S. federal income tax classification of each Subsidiary of the Parent.

(r) Section 3.18(r) of the Parent Disclosure Schedule sets forth all countries, states, provinces, cities and other jurisdictions in which the Parent and each Subsidiary either (i) has been subject to any Tax at any time during the past five (5) years, (ii) is currently subject to any Tax, or (iii) is or has been during the past five (5) years subject to a claim that the Parent or any Subsidiary is subject to any Tax.

(s) Each of Parent and its Subsidiary has filed all reports and has created and/or retained all records required under Sections 6038, 6038B, 6046 and 6046A of the Code.

3.19 Insurance. Section 3.19 of the Parent Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Parent and each of its Subsidiaries, copies of which have previously been made available to the Company. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.

3.20 Opinion of Financial Advisor. Prior to the execution of this Agreement, Hempstead & Co. Inc. (the “Parent Financial Advisor”) has delivered to Parent Board its written opinion substantially to the effect that the Total Merger Consideration to be paid for the Company pursuant to this Agreement is fair from a financial point of view to the holders of Parent Common Stock. Parent has made available to the Company a complete and correct copy of such opinion (or if not delivered in writing to Parent prior to the date hereof, Parent will promptly make such opinion available to the Company upon receipt thereof).

3.21 Vote Required. The affirmative vote of a majority of (i) the total votes cast by the holders of Parent Common Stock in favor of (y) the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger and (z) the approval of the change-of-control of Parent in connection with the transactions contemplated hereby, and (ii) the Parent Common Stock in favor of the Reverse Stock Split and the Parent Name Change, are the only votes of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Parent Stockholder Approval”).

3.22 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

3.23 Transactions with Affiliates. Except as set forth in the Parent SEC Filings filed prior to the Agreement Date, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC through the Agreement Date, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.24 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Parent or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made in the Proxy Statement based upon information supplied by any party other than Parent for inclusion in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section), the Company hereby represents and warrants to Parent as follows:

4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not have and never has had any Subsidiaries or any ownership or Equity Interests in or control of (direct or indirect) any other person.

4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) that the Company previously provided to Parent are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 8,850,000 shares of Company Series A Preferred Stock. As of the Agreement Date, (A) 2,393,750 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 8,849,998 shares of Company Series A Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (C) 934,499 shares of Company Common Stock were issuable (and such number was reserved for issuance ) upon the exercise of outstanding Company Options.

(b) As of the Agreement Date, except for (i) Company Options to purchase 934,499 shares of Company Common Stock, (ii) the conversion rights of the Company Series A Preferred Stock and (iii) the right of first offer of certain holders of the shares of Company Series A Preferred Stock set forth in Section 2.2 of the Company’s Investor Rights Agreement, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. The Company has previously provided Parent with a true and complete list, as of the date hereof, of all Company Options outstanding under the Company Stock Option Plans, the prices at which such outstanding Company Options may be exercised and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
(c) As of the Agreement Date, there are no outstanding contractual obligations of the Company (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock, Company Series A Preferred Stock, or any capital stock of, or other Equity Interests in, the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) The Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholders rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.20. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote of the disinterested directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend (subject to Section 6.4(b)) that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders in accordance with this Agreement. The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the Delaware Law.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) the filing and recordation of the Certificate of Merger as required by Delaware Law and the Company Stockholder Approval and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 Permits; Compliance With Law. The Company is in possession of all authorizations, licenses, permits, certificates, orders, consents, registrations, approvals and clearances of any Governmental Entity (collectively, “Company Permits”), including all Company Permits under the FDCA and the regulations of the FDA promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted or proposed to be conducted, and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. No Company Permit is subject to termination as a result of the execution of this Agreement. The Company is not or has been in conflict with, or in default or violation of, (x) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (y) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7 Financial Statements.

(a) The unaudited financial statements (except that the notes thereto do not contain all of the notes required by GAAP) of the Company for the year ended December 31, 2008 attached as Section 4.7(a) of the

Company Disclosure Schedule were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) The unaudited financial statements of the Company for the three month period ended March 31, 2009 attached as Section 4.7(b) of the Company Disclosure Schedule (the “Company Unaudited Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except that the Company Unaudited Financial Statements do not contain all of the notes required by GAAP), and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of March 31, 2009 (subject to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

(c) Except as and to the extent set forth on the balance sheet of the Company included in the Company Unaudited Financial Statements, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since March 31, 2009 that would not, individually or in the aggregate, have a Material Adverse Effect.

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

4.9 Absence of Certain Changes or Events. Since December 31, 2008, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Company Disclosure Schedule, the Company has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by the Company during the period from December 31, 2008 through the Agreement Date that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 6.2.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were since formation of the Company, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, (to the extent applicable) the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the DOL with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the Agreement Date have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet of the Company. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as disclosed in Section 4.10(c) of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code is so qualified, and has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Company’s knowledge, no fact or event has occurred that has adversely affected or could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Company Benefit Plan that could result in material liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent balance sheet of the Company), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor or other Governmental Entity (other than routine benefits claims), (E) no Company Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(d)(1) No amount that could be received (including without limitation in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any person who in respect of Parent is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and (2) no Company Benefit Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) (i) could result in severance pay or any increase in severance pay upon any termination of employment after the Agreement Date, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company Benefit Plan.

(e) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) The Company does not maintain, sponsor, contribute or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(g) Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, no Company Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code and the guidance thereunder (each such plan listed in Section 4.10(g) of the Company Disclosure Schedule, a “Company Deferred Compensation Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each Company Deferred Compensation Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder. The Company has not (i) granted to any person an interest in any Company Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Company Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10)(B) or (b)(4)(A) of the Code. No Company Option provides or provided for a deferral of compensation subject to Section 409A of the Code, and all Company Options vesting after December 31, 2004 were granted with an exercise price equal to at least 100% of the fair market value of the underlying shares of Company Common Stock on the date the Company Option was granted based upon a reasonable valuation method acceptable for purposes of both Section 409A and GAAP.

4.11 Labor and Other Employment Matters.

(a) The Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of the Company. To the Company’s knowledge, no employee of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 4.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company, (B) all severance programs and policies of the Company with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the Agreement Date, no individual who is a party to an employment agreement listed in Section 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

4.12 Tax Treatment. None of the Company or any of the Company’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13 Contracts. As of the date hereof, except as disclosed in Section 4.13 of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or which restricts the conduct of any line of business by the Company or any geographic area in which the Company may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company, and to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, the Company has not received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract. The Company has made available to Parent true and complete copies of each Company Material Contract.

4.14 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or for which the Company is as of the date hereof obligated to indemnify a third party and the Company is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

4.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law.

(c) The Company (A) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, or (B) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by the Company is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by the Company with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company based on or related to any Environmental Law.

4.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company in substantially the same manner as such businesses are conducted on the Agreement Date (“Company Material Intellectual Property”). Except as set forth in Section 4.16 of the Company Disclosure Schedule as of the Agreement Date and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company that the use of any Company Material Intellectual Property by the Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (D) the Company has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any the Company Material Intellectual Property, and has no knowledge that any employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (F) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (G) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business and (H) neither the operation of the businesses of the Company (as such businesses are conducted on the Agreement Date) nor the use of any Company Material intellectual property infringes on or violates (or in the past infringed or violated) any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or constitutes or misappropriation of (or in the past constituted a misappropriation of) any trade secret, confidential information or know-how; provided that the foregoing representation shall be qualified by knowledge with respect to patents.

4.17 Regulatory Compliance.

(a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder, state and local law, or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by the Company (each such product, a “Medical Device”, a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug has been and is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA, state and local law, and similar Law, including but not limited to those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the AMA’s guidelines on gifts to physicians, the PhRMA Code on Interactions with Healthcare professionals, and the AdvaMed Code of Ethics for Interactions with Health Care professionals, as applicable, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received any material notice or other material communication, nor to the Company’s knowledge is such notice or communication threatened, from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of the Company or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by the Company of any Law.

(b) No Medical Device, Biologic or Drug is under consideration for or has been the subject of a safety alert, recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by the Company in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has knowledge seeking a safety alert related to, or the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending or threatened against the Company or, to the knowledge of the Company, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been threatened, completed or pending at any time in the five year period prior to the date hereof. To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) with respect to a safety alert, recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Drug or Biologic of the Company or with respect to any of the drug products or candidates being sold, manufactured, or developed by the Company (the “Company Specified Compounds”). Complete and accurate copies of all material data of the Company with respect to the safety or efficacy of the Company Specified Compounds have been made available to Parent.

(c) As to each Biologic or Drug of the Company for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company is in compliance with 21 U.S.C. § 355, Section 351 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and similar Law and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such Drug, the Company and the officers, employees or agents of the Company, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company is and has been in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and Part 807 and all similar Law.

(d) No article of any Medical Device, Biologic or Drug manufactured and/or distributed by the Company is or has been (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), or (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law) except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No article of any Biologic or Drug manufactured and/or distributed by the Company is or has been a product that is or has been in violation of 21 U.S.C. § 355 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(f) The Company has not received any written notice nor is aware of any threatened notice, that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (c) to the Company’s knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received, nor is aware of any threatened, regulatory, untitled, or warning letter.

(g) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity against or affecting the Company relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder, (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, or (c) any similar state, local or foreign laws or regulations.

4.18 Taxes.

(a) The Company has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company (i) did not, as of the dates of the most recent financial statements of the Company, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to the Company has been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company is being conducted by any Tax authority or Governmental Entity, and the Company has not received notification that any such audit or other proceeding is pending, and (iii) neither the Company nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of the Company except (i) liens for current Taxes not yet due and payable, and (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) The Company currently is not the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in such jurisdiction or may be required to file a Tax Return in such jurisdiction.

(h) The Company has no liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not a party to any Tax sharing or allocation agreement.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company has not been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(k) The Company has delivered to Parent correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 2004, and made available such other Tax Returns as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(l) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(m) The Company has not consummated, participated in, nor is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n) The Company is, and has always been, an accrued method taxpayer. The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law);

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(o) The Company has not elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(p) Section 4.18(p) of the Company Disclosure Schedule sets forth all countries, states, provinces, cities and other jurisdictions in which the Company either (i) has been subject to any Tax at any time during the past five (5) years, (ii) is currently subject to any Tax, or (iii) is or has been during the past five (5) years subject to a claim that the Company is subject to any Tax.

(q) The Company has filed all reports and has created and/or retained all records required under Sections 6038, 6038B, 6046 and 6046A of the Code.

4.19 Insurance. Section 4.19 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company.

4.20 Vote Required. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock and Company Series A Preferred Stock, voting as a single class (with Company Series A Preferred Stock voting on an as-converted basis), and (ii) a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, are the only votes of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

4.21 Transactions with Affiliates. Section 4.21 of the Company Disclosure Schedule describes any material transactions or relationships between the Company and any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.22 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Parent or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made in the Proxy Statement based upon information supplied by any party other than the Company for inclusion in the Proxy Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Each Company Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

5.1 Organization. Such Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

5.2 Authorization; Enforceability. Such Company Stockholder has the requisite power and authority (including all requisite power and authority as a corporation or other entity) to enter into this Agreement and to perform its obligations hereunder. If such Company Stockholder is not a natural person, the execution and delivery of this Agreement by such Company Stockholder and the performance of its obligations hereunder have been duly authorized by all necessary action on the part of such Company Stockholder (including authorization by the board of directors or other managing body and by the stockholders or other securityholders of such Company Stockholder). This Agreement has been duly authorized and validly executed and delivered by such Company Stockholder and constitutes a legal, valid and binding obligation of such Company Stockholder, enforceable against the such Company Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of such Company Stockholder’s obligations hereunder will not, (i) if such Company Stockholder is not a natural person, conflict with or result in any violation or breach of the certificate of incorporation, by-laws or other organization documents of such Company Stockholder, (ii) materially conflict with or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a material penalty under, or result in the imposition of any material lien on any of the Company Shares or Company Options held by such Company Stockholder under, any of the terms, conditions or provisions of any material contract to which such Company Stockholder is a party or by which such Company Stockholder or such Company Stockholder’s Company Shares and/or Company Options may be bound, or (iii) conflict with or violate in any material respect any permit or Law applicable to such Company Stockholder or such Company Stockholder’s Company Shares or Company Options.

(b) The execution, delivery and performance by such Company Stockholder of this Agreement require no material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity.

5.4 Title to Company Shares and Company Options. Such Company Stockholder holds of record and owns the number of Company Shares of each class and series, and holds the number and type of Company Options, set forth next to the name of such Company Stockholder in Section 5.4 of the Company Disclosure Schedule, free and clear of any lien.

5.5 No Broker’s or Finder’s Fees. There are no investment bankers, brokers, advisors, finders or other intermediaries that have been retained by or are authorized to act on behalf of such Company Stockholder who are entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.6 Private Placement. Such Company Stockholder understands and acknowledges that the issuance of the shares of Parent Common Stock pursuant to the Merger will not be registered under the Securities Act and that any shares of Parent Common Stock will be issued to such Company Stockholder in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable Blue Sky Laws. Such Company Stockholder acknowledges that any shares of Parent Common Stock so issued to such Company Stockholder will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. Such Company Stockholder represents and acknowledges that such Company Stockholder is familiar with Rule 144 under the Securities Act as presently in effect and understands the restrictions and resale limitations imposed thereby and by the Securities Act.

5.7 Limitations on Transfer. Such Company Stockholder understands and agrees that any such shares of Parent Common Stock cannot be offered, resold or otherwise transferred except pursuant to (a) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (b) an available exemption from registration. Such Company Stockholder hereby covenants and agrees that such Company Stockholder will not offer, sell or otherwise transfer any such shares of Parent Common Stock except in compliance with the terms of this Agreement and with applicable federal and Blue Sky Laws.

5.8 Restrictive Legends. The certificates representing any shares of Parent Common Stock issued pursuant to the Merger shall bear, in addition to any other legends required under applicable Blue Sky Laws, a legend in substantially the following form:

These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any applicable state securities or “blue sky” laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or “blue sky” laws.

These securities are subject to the terms of an Agreement and Plan of Merger among Anesiva, Inc., Arca Acquisition Corporation, Arcion Therapeutics, Inc. and the Stockholders named therein, dated August 4, 2009. A copy of such Merger Agreement shall be furnished by the issuer to the holder hereof upon written request.

In order to prevent any transfer from taking place in violation of applicable law or the terms of this Agreement, Parent may cause a stop transfer order to be placed with its transfer agent with respect to any shares of Parent Common Stock issued to such Company Stockholder pursuant to the Merger. Parent will not be required to transfer on its books any shares of Parent Common Stock that have been sold or transferred in violation of any provision of applicable law or the terms of this Agreement.

5.9 Accredited Investor. Such Company Stockholder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, as presently in effect.

5.10 Investment Intent. Such Company Stockholder is acquiring the shares of Parent Common Stock issued pursuant to the Merger, if any, for such Company Stockholder’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof, without prejudice, however, to such Company Stockholder’s rights to dispose of all or any part of such shares of Parent Common Stock under an exemption from the registration requirements of the Securities Act. Such Company Stockholder has no present intention of selling or otherwise distributing any portion of any such shares of Parent Common Stock (or any interest therein), subject to such rights as aforesaid. If such Company Stockholder is not an individual, such Company Stockholder has not been formed to acquire any shares of Parent Common Stock issuable to such Company Stockholder pursuant to the Merger.

5.11 Investment Experience and Status. Such Company Stockholder has such knowledge and experience in financial and business matters that such Company Stockholder is capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting such Company Stockholder’s own interests in connection with such investment.

5.12 Documents Delivered; Information. Such Company Stockholder acknowledges that such Company Stockholder has received a copy of this Agreement and been afforded the opportunity to review the schedules and exhibits hereto. Such Company Stockholder has received or has had access to all the information relating to Parent that such Company Stockholder has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Parent Common Stock, including the annual reports, quarterly reports, current reports, proxy statements and other information filed by Parent with the SEC. Such Company Stockholder has been given the opportunity to make a thorough investigation of the activities of Parent and has been furnished with access to materials relating to Parent and its activities. Such Company Stockholder has been afforded the opportunity to obtain any additional information deemed necessary by such Company Stockholder to verify the accuracy of the information conveyed by Parent to such Company Stockholder. Such Company Stockholder has had an opportunity to ask questions of and receive answers from Parent, or from a person or persons acting on Parent’s behalf, concerning the terms and conditions of this investment.

5.13 Professional Advice. With respect to the legal, tax, accounting, financial and other economic considerations involved in acquiring any shares of Parent Common Stock, such Company Stockholder is not relying on Parent, Merger Sub, the Company, the Company Stockholder Representative or any other Company Stockholder, or any director, officer, employee, agent or other Representative of any of the foregoing.

5.14 Further Representations by Foreign Company Stockholders. If such Company Stockholder is not a United States person, such Company Stockholder hereby represents that such Company Stockholder is satisfied as to the full observance of the laws of such Company Stockholder’s jurisdiction in connection with acquiring any shares of Parent Common Stock and the execution and delivery by such Company Stockholder of this Agreement and any other instrument or document executed and delivered by such Company Stockholder pursuant hereto, including (a) the legal requirements within such Company Stockholder’s jurisdiction for acquiring any shares of Parent Common Stock issued pursuant to the Merger, (b) any foreign exchange restrictions applicable to any such acquisition of shares of Parent Common Stock issued in connection with the Merger, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of any shares of Parent Common Stock issued pursuant to the Merger.

ARTICLE VI

COVENANTS

6.1 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as set forth in Section 6.1 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless authorized and previously approved in writing by the majority of the members of the Operating Committee, Parent will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or agree to do, any of the following unless authorized and previously approved in writing by the majority of the members of the Operating Committee:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents (except, as applicable, as contemplated by the Reverse Stock Split);

(b)(A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any of its Subsidiaries, other than the (i) issuance of Parent Common Stock upon the exercise of Parent Options outstanding as of the date hereof in accordance with their terms or (ii) the grant of options at the Closing to such persons, on such terms and in such amounts as set forth in Section 6.1(b)(A)(ii) of the Parent Disclosure Schedule, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including, without limitation, Intellectual Property and Intellectual Property related to Parent’s Zingo and Adlea programs) of Parent or any of its Subsidiaries, except pursuant to existing Contracts or commitments;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of Parent to Parent or to any other wholly-owned Subsidiary of Parent) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than pursuant to the Reverse Stock Split or in connection with the termination of an employee pursuant to existing repurchase rights);

(e)(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of Parent) for borrowed money (other than ordinary course trade accounts payable, which shall not be material in the aggregate), (C) terminate, cancel or request any material change in, or agree to any material change in, any Parent Material Contract, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.1(e);

(f)(A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant or modify any rights to severance change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or exercise any discretion under any Parent Benefit Plan;

(g)(A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, provided that promptly following the Agreement Date, Parent shall agree upon a payment plan with respect to the subject matter of this Section 6.1(g) with the Operating Committee, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) change its method of accounting, make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Parent shall fully and promptly inform the Operating Committee of all discussions, negotiations or activities related to the license, sale, or potential license or sale, of any asset of Parent or its Subsidiaries, and shall promptly provide the Operating Committee copies of any written materials (including materials in electronic form or otherwise) received from any third party in connection with any of the foregoing.

6.2 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless authorized and previously approved in writing by the majority of the members of the Operating Committee, the Company will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or agree to do, any of the following unless authorized and previously approved in writing by the majority of the members of the Operating Committee:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b)(A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or upon the conversion of Company Preferred Stock or other convertible securities of the Company, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including, without limitation, Intellectual Property and Intellectual Property related to the Company’s Clonidine program) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than in connection with the termination of an employee pursuant to existing repurchase rights);

(e)(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money (other than ordinary course trade accounts payable, which shall not be material in the aggregate), (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.2(e);

(f)(A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant or modify any rights to severance, change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or exercise any discretion under any Company Benefit Plan;

(g)(A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) change its method of accounting, make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

The Company shall fully and promptly inform the Operating Committee of all discussions, negotiations or activities related to the license, sale, or potential license or sale, of any asset of the Company, and shall promptly provide the Operating Committee copies of any written materials (including materials in electronic form or otherwise) received from any third party in connection with any of the foregoing.

6.3 Proxy Statement.

(a) As promptly as practicable after the Agreement Date, Parent shall prepare (in consultation with the Company) and cause to be filed with the SEC the Proxy Statement. Parent shall cause the Proxy Statement to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement. The Company shall furnish to Parent all information concerning itself as Parent may reasonably request in connection with the preparation of the Proxy Statement or which may be required under applicable Law. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with the Company prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement, and shall promptly provide the Company with copies of all correspondence between Parent and its Representatives on the one hand and the SEC and its staff on the other hand. Parent will use reasonable best efforts to cause the Proxy Statement to be mailed to the Parent stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC (or expiration of applicable period for comments). If Parent or the Company becomes aware of any information relating to Parent or the Company or any of their respective affiliates, directors or officers that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then the party that discovers such information shall promptly notify the other party thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company.

6.4 Parent Stockholders’ Meetings; Company Stockholder Approval.

(a) Parent shall duly call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as practicable in accordance with applicable Law following the date the Proxy Statement is mailed to its stockholders for the purpose of voting upon the matters that are subject to Parent Stockholder Approval. In connection with Parent Stockholders’ Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Parent Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to Parent Stockholders’ Meeting. Subject to Section 6.6, the Parent Board shall recommend approval of the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement and the change-of-control of Parent in connection with the transactions contemplated by this Agreement by the stockholders of Parent (the “Parent Recommendation”) and, except as contemplated under Section 6.6, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Proxy Statement shall contain such recommendation.

(b) The Company shall use its reasonable best efforts to obtain and deliver to Parent, promptly following the Agreement Date, written consents of the Company Stockholders, pursuant to the requirements of Delaware Law, constituting approval and adoption of the Company Stockholder Approval (the “Company Stockholder Written Consents”). Subject to Section 6.6, the Company Board shall recommend adoption of this Agreement by the Company Stockholders (the “Company Recommendation”) and, except as contemplated under Section 6.6, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation.

6.5 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable efforts to cause the counterparty to waive), from the Agreement Date to the Effective Time, Parent and the Company shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 6.5, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Confidential Disclosure Agreement, dated May 1, 2009, previously executed by Parent and the Company (the “Confidentiality Agreement”).

6.6 No Solicitation of Transactions.

(a) Each of Parent and the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall ensure that its and its Subsidiaries’ Representatives do not, directly or indirectly: (i) initiate, solicit, induce, knowingly encourage or take any other action designed to, or which could reasonably be expected to, facilitate, an Acquisition Proposal or Acquisition Inquiry or the making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry, (ii) furnish to any person any nonpublic information in connection with or in response to any Acquisition Proposal or Acquisition Inquiry, (iii) participate or engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry, except to notify such person as to the existence of these provisions of Section 6.6(a), (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Inquiry; provided, that so long as there has been no breach of this Section 6.6(a), prior to obtaining the Parent Stockholder Approval, Parent may, or prior to obtaining the Company Stockholder Approval, the Company may, in response to a written Acquisition Proposal, participate in discussions or negotiations with, request clarifications from, or furnish nonpublic information to, any person in response to an Acquisition Proposal made by such person (and not withdrawn) if (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, such party gives the other party written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person and such party receives from such person an executed confidentiality agreement containing terms and conditions at least as favorable to such party as the provisions of the Confidentiality Agreement, (y) the Parent Board or Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, and (z) the Parent Board or Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to its stockholders under applicable Law. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 6.6(a) by any Representative of Parent or the Company or any of its respective Subsidiaries, whether or not such person is purporting to act on behalf of such party, shall constitute a breach of this Section 6.6(a). For purposes of this Agreement, a Representative shall be deemed to have breached this Section 6.6(a) if such Representative takes any action that would constitute a breach by Parent or the Company of this Section 6.6(a) were such party to take such action directly. Parent and the Company shall immediately terminate, and shall cause its Subsidiaries and its Subsidiaries’ Representatives to immediately terminate, all discussions or negotiations, if any, with any third party ongoing as of the date of this Agreement with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal or Acquisition Inquiry unless and until such third party submits an Acquisition Inquiry or Acquisition Proposal, in which case the foregoing provisions shall apply equally with respect to such third party as to any other third party with whom no discussions or negotiations were taking place as of the date of this Agreement.

(b) Neither the Parent Board or Company Board nor any committee thereof shall (i) withdraw, modify or amend, or formally propose to withdraw, modify or amend, in a manner adverse to the other party hereto, Parent Recommendation or the Company Recommendation, as the case may be or (ii) resolve to do any of the foregoing; provided, that Parent Board or the Company Board, as the case may be, may withdraw, modify or amend the Parent Recommendation or Company Recommendation, as applicable, prior to obtaining the approval of its stockholders as contemplated by Section 6.4 (an “Adverse Recommendation Change”) if, (x) Parent or the Company, as the case may be, has complied with its obligations under this Section 6.6, (y) Parent Board or the Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to its stockholders under applicable Law and (z) prior to taking such actions, Parent Board or the Company Board, as applicable, shall have given the other party, at least five days notice of its intention to take such action and the opportunity during such period to submit one or more competing proposal(s) (which shall be considered and negotiated by the Parent Board or Company Board, as applicable, in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor)) and, notwithstanding such competing proposal(s), the Superior Proposal continues to constitutes a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), Parent or the Company, as applicable, shall be required to deliver a new notice to Parent or the Company, as applicable, and to again comply with the requirements of this Section 6.6(b) with respect to such new notice. Neither the Parent Board’s ability to take any of the actions described in this Section 6.6(b) nor the commencement, disclosure, announcement or submission to it of an Acquisition Proposal shall relieve Parent’s obligation to duly call, give notice of, convene and hold the Parent Stockholders’ Meeting to consider and vote upon the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement and the change-of-control of Parent in connection with the transactions contemplated by this Agreement, pursuant to Section 6.4(b). Neither the Company Board’s ability to take any of the actions described in this Section 6.6(b) nor the commencement, disclosure, announcement or submission to it of an Acquisition Proposal shall relieve the Company’s obligation to seek to obtain the Company Stockholder Written Consent, pursuant to Section 6.4(b).

(c) In addition to the obligations set forth in Section 6.6(a), Parent or the Company, as applicable, shall as promptly as practicable (and in any event within 24 hours) advise the other of any Acquisition Inquiry or Acquisition Proposal, including the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the terms and conditions thereof, and such party shall, within 24 hours of the receipt thereof, promptly provide to the other party copies of any written materials received in connection with any of the foregoing. Such Party shall keep the other party fully informed of the status and material details (including amendments or proposed amendments) of any such Acquisition Proposal or Acquisition Inquiry and keep the other party fully informed as to the material details of any nonpublic information requested of it and as to the details of all discussions or negotiations with respect to any such Acquisition Proposal or Acquisition Inquiry, and shall provide to the other party within 24 hours of receipt thereof all written materials received by it with respect thereto. Parent or the Company, as applicable, shall promptly provide to the other party any non-public information concerning it provided to any other person in connection with any Acquisition Proposal or Acquisition Inquiry, which was not previously provided to the other party.

(d) Parent and the Company agree not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which Parent or the Company or any of its Subsidiaries is a party or under which Parent or the Company or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party.

(e) Nothing contained in this Agreement shall be deemed to restrict the Parent from complying with Rules 14d-9 or 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided, that any such disclosure shall be deemed to be an Adverse Recommendation Change unless the Parent Board expressly reaffirms the Parent Recommendation (x) in such disclosure or (y) within two (2) business days after requested to do so by the Company.

6.7 Appropriate Action; Consents; Filings.

(a) Parent and the Company shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act, and (z) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, that nothing in this Section 6.7(a) shall require the expenditure of money by the Company or Parent to a third party in exchange for any such consent (other than nominal filing or processing fees). Parent and the Company shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b) Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or (C) required to prevent a Material Adverse Effect with respect to Parent or the Company from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.7(b), such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Parent and the Company, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

6.8 Certain Notices. From and after the Agreement Date until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (B) the failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the Agreement Date or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.9 Public Announcements. The press release announcing the execution of this Agreement shall be issued in the form as has been mutually agreed upon by Parent and the Company and each of Parent and the Company shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or, in the case of Parent, by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner. Notwithstanding the provisions of this Section 6.9, in the event that there has been a change of recommendation pursuant to Section 6.6, neither Parent nor the Company will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal.

6.10 NASDAQ Matters.

(a) Parent shall use its reasonable best efforts to preserve and maintain the listing of Parent Common Stock on NASDAQ. Parent shall promptly notify the Company of any written or oral communications with NASDAQ and Parent shall not agree to participate in any substantive meeting or discussion with NASDAQ unless it consults with the Company in advance and gives the Company or its counsel the opportunity to attend and participate in such meeting or discussion.

(b) Parent shall promptly prepare and submit to NASDAQ a listing application covering the shares of Parent Common Stock to be issued in the Merger and, provided that the Parent Common Stock is listed on NASDAQ, shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ, including, without limitation, effecting a reverse stock split if necessary with respect to the then-outstanding shares of Parent Common Stock, such that each share of Parent Common Stock shall be converted into such lesser number of shares of Parent Common Stock according to a ratio between (and including) 50 into 1 and 30 into 1 (the “Reverse Stock Split”), subject to official notice of issuance, prior to the Effective Time. The Company shall furnish such information concerning it, the Company’s director nominees pursuant to Section 1.6 hereof and the holders of the Company’s capital stock as Parent may reasonably request in connection with such actions and the preparation of the listing application.

6.11 Employee Benefit and Section 16 Matters.

(a) Prior to the Effective Time, Parent Board, or an appropriate committee of non-employee directors, shall adopt a resolution in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(b) Employees of the Company or any Subsidiary of the Company who become employees of Parent or a Subsidiary of Parent at or after the Effective Time (“Continuing Employees”) shall receive credit for purposes of eligibility to participate and vesting (but not benefit accruals) under Parent Benefit Plans for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, to the extent permitted by applicable plans and insurance policies, Parent shall waive, or cause to be waived, under Parent Benefit Plans any limitations on benefits relating to any pre-existing conditions of Continuing Employees, and Parent shall recognize, or cause to be recognized under Parent Benefit Plans, for purposes of applying annual deductibles, co-payments and out-of-pocket maximums, amounts paid by Continuing Employees in the calendar year in which the Effective Time occurs under Company Benefit Plans as though such amounts had been paid in accordance with the terms and conditions of Parent Benefit Plans in such calendar year.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.11 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with Parent or the Company. After the Effective Time, nothing contained in this Section 6.11 shall interfere with Parent’s right to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan or to terminate the employment of any employee of Parent or the Company for any reason.

6.12 Indemnification of Directors and Officers.

(a) The Company, Merger Sub and Parent agree that the indemnification and exculpation obligations set forth in the Company Certificate and Company By-laws existing in favor of those persons who are directors and officers of the Company as of the Agreement Date for their acts and omissions as directors and officers thereof prior to the Effective Time, shall survive the Merger and be honored and be given full force and effect by Parent and Merger Sub to the fullest extent permitted by Delaware Law for a period of six years from Effective Time.

(b) For six years from the Effective Time, Parent shall provide to the Company’s directors and officers, as of the Agreement Date, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policies (true and complete copies which have been previously provided or made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay an annual premium for the D&O Insurance with respect to the Company in excess of 300% of the last annual premium paid by the Company prior to the Agreement Date for D&O Insurance with respect to the Company. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.12, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements listed in Section 6.12(c) of the Company Disclosure Schedule between the Company and such officers and directors.

6.13 Officer’s Certificates.

(a) Not later than five (5) business days prior to (x) the mailing date of the Proxy Statement and (y) the anticipated Closing Date, Parent shall provide to the Company in writing its estimate (as of the Effective Time) of the number of Parent Fully Diluted Shares. Immediately prior to the Effective Time, Parent shall provide to the Company a certificate of the Chief Executive Officer of Parent setting forth the number of Parent Total Fully Diluted Shares.

(b) Not later than five (5) business days prior to (x) the mailing date of the Proxy Statement and (y) the anticipated Closing Date, the Company shall provide to Parent in writing its estimate (as of the Effective Time) of the number of Company Fully Diluted Shares. Immediately prior to the Effective Time, the Company shall provide to Parent a certificate of the Chief Executive Officer of the Company setting forth the number of Company Total Fully Diluted Shares.

6.14 FDA Meetings. Each of the Company and Parent agrees that between the Agreement Date and the Effective Time that it will use reasonable efforts to provide the other party and its representatives with a reasonable opportunity to review and confer with such party regarding any filing, correspondence, or other communications proposed to be submitted or transmitted to the FDA and to attend and participate in any meetings with any representatives of the FDA.

6.15 Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.16 Reorganization. It is the intent of all parties hereto that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan or reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding anything herein to the contrary, each of Merger Sub, Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Merger Sub, Parent, the Company and the Surviving Corporation shall report, to the extent required or permitted by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code and shall file all Tax Returns consistent with the foregoing and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment or unless required to do so by applicable law. Parent and the Company will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

The Company shall deliver to each of Goodwin Procter LLP and Cooley Godward Kronish LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations and covenants of the Company, and Parent shall deliver to each of Goodwin Procter LLP and Cooley Godward Kronish LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations and covenants of Parent, in each case as shall be reasonably necessary or appropriate to enable each of Goodwin Procter LLP and Cooley Godward Kronish LLP to render the opinion described in Section 7.3(h) of this Agreement.

6.17 Transfer Taxes. Parent will pay all federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes, if any, due as a result of the transactions contemplated by this Agreement whether imposed by law on Parent or Company Stockholders (collectively, “Transfer Taxes”). The party required under applicable law to make any filing with respect to any Transfer Taxes will timely file the necessary documentation and Tax Returns and, upon request, will furnish proof of filing (and payment) to the other party.

6.18 Stock Options.

(a) At the Effective Time, each outstanding Company Option will, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other term and conditions set forth in the applicable Company Stock Option Plan, if any, pursuant to which the Company Option was issued and the applicable option agreement between the Company and the optionee with regard to the Company Option) as are in effect immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing (A) the per share exercise price of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (B) the Common Exchange Ratio, rounded up to the nearest whole cent.

(b) It is intended that Company Options assumed by Parent shall be adjusted in a manner consistent with Section 424 of the Code (whether or not such Company Options qualify as incentive stock options under Section 422 of the Code) and the provisions of this Section 6.17 shall be applied consistent with such intent.

6.19 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly, but in no event later than ten (10) business days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Company Options remain outstanding.

6.20 Note and Security Disposition. Concurrently with the execution of this Agreement, certain holders of the Parent Securities (the “Investors”) have (1) entered into an Amendment No. 2 to Securities Purchase Agreement to amend the Securities Purchase Agreement, dated January 20, 2009, as amended, among Parent and the Investors (collectively, the “Securities Purchase Agreement”) and (2) entered into a Reinvestment Agreement with Parent pursuant to which, subject to the terms and conditions set forth therein, (i) concurrently with the Closing, such Investors shall purchase shares of Parent Common Stock for an aggregate purchase price equal to the total proceeds received in connection with the redemption of their Parent Securities under the Securities Purchase Agreement and (ii) in connection with the transactions contemplated by this Agreement, such Investors have agreed to elect to redeem all of their Parent Notes for an amount equal to 100% of the principal amount of such Parent Notes plus all accrued but unpaid interest and to purchase shares of Parent Common Stock for an aggregate purchase price equal to the total proceeds received in connection with such redemption (collectively, the “Note and Security Disposition”).

6.21 Parent Name Change. At or immediately prior to the Effective Time, Parent shall take all actions necessary to execute and file a certificate of amendment to the Parent Certificate with the Secretary of State of the State of Delaware to provide that Article I of the Parent Certificate shall read: “The name of the corporation is Arcion Therapeutics, Inc. (the “Company”)” (the “Parent Name Change”).

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(c) Consents and Approvals. All material consents, approvals and authorizations of any Governmental Entity required of the Company, Parent or any of their Subsidiaries shall have been obtained. Any applicable waiting periods (together with any extensions thereof) or approvals under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated or received.

(d) Parent Equity Financing. Parent shall have completed the sale of shares of its capital stock (other than sales made in accordance with or pursuant to currently outstanding warrants and other than sales made pursuant to the Note and Security Disposition) to investors (which may include persons or entities that already own shares of the Company’s capital stock), which results in gross cash proceeds of at least $20,000,000.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(c) Consents and Approvals. All consents, approvals and authorizations set forth in Section 7.2(c) of the Parent Disclosure Schedule shall have been obtained.

(d) Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect with respect to the Company. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties of Parent and Merger Sub contained in Section 3.14 (Litigation)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. The representations and warranties of Parent and Merger Sub contained in Section 3.14 (Litigation) shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Consents and Approvals. All consents, approvals and authorizations set forth in Section 7.3(c) of the Company Disclosure Schedule shall have been obtained.

(d) Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect with respect to Parent. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(e) Indebtedness. Parent shall have no indebtedness other than trade payables in an amount not in excess of $3,500,000 and obligations under the Loan and the Parent Notes.

(f) Litigation. All litigation disclosed in the Parent SEC Filings filed prior to the Agreement Date or set forth in Section 3.14 of the Parent Disclosure Schedule shall have been resolved in a manner satisfactory to the Company.

(g) Note and Security Disposition. Parent shall have performed and complied with Section 6.20.

(h) Opinion of Counsel. Parent and the Company shall each have received opinions from their respective tax counsel, Cooley Godward Kronish LLP and Goodwin Procter LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and that each of Parent, Merger Sub and Company will be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, Goodwin Procter LLP and Cooley Godward Kronish LLP shall each be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.16.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the stockholders of the Company:

(a) By mutual written consent of the Company and Parent, by action of their respective Boards of Directors;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to December 31, 2009 (such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date.

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable);

(d) By either Parent or the Company if (A) the Board of Directors of the other party shall have: (i) failed to make the Parent Recommendation or the Company Recommendation, as the case may be, in accordance with Section 6.4 or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Parent Recommendation or the Company Recommendation, as the case may be; (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; (iii) after an Acquisition Proposal has been publicly made, failed to affirm the Parent Recommendation or the Company Recommendation, as the case may be, within two business days of a written request by the other party to do so in response to such public Acquisition Proposal; (iv) failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by a party hereto) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock within ten business days of a written request by the other party to do so in response to such tender or exchange offer; or (B) the other party shall have materially breached its obligations under Section 6.6;

(e) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreement contained in this Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)), and such breach (if curable) has not been cured within 30 days after notice to Parent.

(f) By Parent, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreement contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)), and such breach (if curable) has not been cured within 30 days after notice to the Company.

(g) By either the Company or Parent if (i) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) or (ii) the Company Stockholder Approval shall not have been obtained by means of the Company Stockholder Written Consent on or before 11:59 PM (San Francisco Time) on the fifteenth business day following the Agreement Date.

8.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent or their respective Subsidiaries, officers or directors except (x) with respect to Section 6.5, this Section 8.2 and Article IX and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of fraud or the willful and material breach by the other party of any provision of this Agreement.

(b) Parent Termination Fee. Parent shall pay to the Company a termination fee (the “Parent Termination Fee”) of $1,160,000 as liquidated damages and in addition shall reimburse the Company for all Expenses (up to a maximum aggregate amount of Expenses of $500,000) incurred by the Company in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder (the “Company Expense Fee”) in the event that this Agreement is terminated as follows: (i) if the Company shall terminate this Agreement pursuant to Section 8.1(d); or (ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(g)(i) and, at any time after the Agreement Date and before the termination of this Agreement, an Acquisition Proposal with respect to Parent shall have been publicly made, proposed or communicated and not withdrawn and (B) within twelve months following the termination of this Agreement, Parent consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated. Any Parent Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Company for the damages the Company will suffer if this Agreement is terminated in the circumstances set forth in this Section 8.2(b), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Parent Termination Fee to be paid pursuant to this Section 8.2(b) represents liquidated damages and not a penalty.

(c) Company Termination Fee. The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $1,160,000 as liquidated damages and in addition shall reimburse Parent for all Expenses (up to a maximum aggregate amount of Expenses of $500,000) incurred by Parent in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder (the “Parent Expense Fee”) in the event that this Agreement is terminated as follows: (i) if Parent shall terminate this Agreement pursuant to Section 8.1(d); or (ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(g)(ii) and, at any time after the Agreement Date and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been made, proposed or communicated and not withdrawn and (B) within twelve months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated. Any Company Termination Fee payable under this provision shall be payable as liquidated damages to compensate Parent for the damages Parent will suffer if this Agreement is terminated in the circumstances set forth in this Section 8.2(c), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Company Termination Fee to be paid pursuant to this Section 8.2(c) represents liquidated damages and not a penalty.

(d) All Payments. Any payment required to be made pursuant to Section 8.2(b)(i) or 8.2(c)(i) shall be made not later than two business days after the date of termination. Any payment required to be made pursuant to Section 8.2(b)(ii) or 8.2(c)(ii) shall be made not later than two business days after the consummation of an Acquisition Proposal. In no event shall more than one Parent Termination Fee, Parent Expense Fee, Company Termination Fee or Company Expense Fee be made. In no event shall Parent be required to pay the Parent Termination Fee or Parent Expense Fee nor shall the Company be required to pay the Company Termination Fee or Company Expense Fee if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee was in material breach of its obligations under this Agreement. All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Parent and the Company acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 8.2, such defaulting party shall pay to the prevailing party its costs and Expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

8.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, and to the extent that such amendment affects the rights, obligations or duties of the Company Stockholders, the Company Stockholders; provided, that after any such approval, no amendment shall be made that by Law requires further approval by Parent’s or the Company’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, that after any approval of the transactions contemplated by this Agreement by the stockholders of either party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or, in the case of Parent, in accordance with the rules of NASDAQ, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Expenses. Except as otherwise explicitly set forth in Section 8.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non Survival of Representations, Warranties and Agreements. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 1.6 (Directors; Officers), 6.11 (Employee Benefit and Section 16 Matters), 6.12 (Indemnification of Directors and Officers), 6.16 (Reorganization) and 6.19 (Form S-8) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 8.2 (Effect of Termination), the last sentence of Section 6.5 (Confidentiality), Section 8.5 (Expenses) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile or electronic transmission (providing confirmation of transmission) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

2400 Boston Street

Suite 330

Baltimore, MD 21224

Attention: James N. Campbell, Chief Executive Officer

Fax: 443-817-0402

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attention:	Stephen M. Davis
Fax: 212-355-3333
James A. Matarese
Fax: 617-523-1231

If to Parent or Merger Sub, addressed to it at:

400 Oyster Point Boulevard

Suite #502

South San Francisco, CA 94080

Attention: Michael L. Kranda

Fax: (650) 827-1491

with a copy to (which shall not constitute notice):

Cooley Godward LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Matthew Hemington

Fax: 650-849-7400

9.3 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Inquiry” means, with respect to the Company or Parent, an inquiry, indication or interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal with respect to such party.

“Acquisition Proposal” means, with respect to the Company or Parent, any offer or proposal concerning any transaction (or series of related transactions) involving: (A) any merger, consolidation, business combination, or similar transaction involving such party, (B) any sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of such party representing 20% or more of the consolidated assets of such party and its Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of such party, (D) in which any person or “group” of persons (as defined in Section 13(d) of the Exchange Act) directly or indirectly acquires beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of such party, (E) any liquidation or dissolution of such party, or (F) any combination of the foregoing (other than the Merger and other than the license or sale of Intellectual Property approved by the Operating Committee pursuant to Sections 6.1(b)(B) and 6.2(b)(B)).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Common Allocable Shares” means the number obtained by dividing (x) the Company Common Available Merger Consideration Value by (y) the Parent Common Stock Price.

“Common Exchange Ratio” means the number obtained by dividing (x) the number of the Common Allocable Shares by (y) the number of the Company Total Fully Diluted Shares.

“Company Common Available Merger Consideration Value” means (i) the Total Merger Consideration Value minus (ii) the Series A Preference Available Merger Consideration Value.

“Company Shares” means the shares of Company Common Stock, Company Series A Preferred Stock and any other shares of capital stock of the Company.

“Company Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Company Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of the Company), (ii) the number of shares of Company Common Stock issuable upon the conversion of the Company Series A Preferred Stock in accordance with the terms of the Company Certificate, (iii) the number of shares of Company Common Stock and Company Series A Preferred Stock into which any outstanding convertible or exchangeable securities (excluding the Company Options), if any, may be converted or exchanged and (iii) the number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation any shares of capital stock held in the treasury of the Company.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.\

“DOL” means the U.S. Department of Labor.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than Parent or the Company that together with Parent or the Company, as applicable, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratios” shall mean each or either of the Series A Preference Exchange Ratio and/or the Common Exchange Ratio.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonably inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Loan” means that certain loan in the principal amount of $2,000,000 issued by the Company in favor of Parent as evidenced by that certain Secured Note Purchase Agreement by and between the Company and Parent, dated as of May 18, 2009.

“Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect or circumstance that: (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (B) conditions generally affecting the industries in which such party participates; (C) the announcement or pendency of the Merger; (D) legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by this Agreement; (E) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency; (F) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; (G) the failure of any nonclinical or clinical trial to demonstrate the desired safety and efficacy of any Medical Device, Biologic or Drug; or (H) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the FDA or any other Governmental Entity with respect to any Medical Device, Biologic or Drug; provided, that with respect to clauses (A), (B) and (D) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; or (ii) prevents the Company or Parent, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“NASDAQ” shall refer to, individually or collectively, The NASDAQ Stock Market, The NASDAQ Global Market, The NASDAQ Global Select Market and The NASDAQ Capital Market (or any successor entities thereto) and any other exchange now or later existing under the control of The NASDAQ OMX Group, Inc.

“Operating Committee” shall consist of (a) three (3) members designated by the Company, who shall initially be James N. Campbell, Arnold L. Oronsky and David J. Collier, and (b) two (2) members designated by Parent, who shall initially be Michael L. Kranda and John Tran. In the event that any member shall resign or otherwise be unable to serve on the Operating Committee, a replacement member shall be designated by the Company or Parent, as the case may be. Notwithstanding the foregoing or the failure of either the Company or Parent to designate any member, as the case may be, from and after the Agreement Date, the Operating Committee shall be vested with the power to act in accordance with this Agreement.

“Parent Common Stock Price” means $0.30.

“Parent Notes” means those certain 7% Senior Notes due 2010 issued by Parent pursuant to that certain registration statement on Form S-3 (File No. 333-133337) filed by Parent with the SEC.

“Parent Restricted Stock” means restricted shares of Parent Common Stock issued or issuable pursuant to those certain restricted stock agreements set forth on Section 3.3(b) of the Parent Disclosure Schedule.

“Parent Severance Plan” means that certain Anesiva, Inc. Amended and Restated Executive Change In Control and Severance Benefit Plan, effective as of July 29, 2005, as amended.

“Parent Securities” means those certain securities issued by Parent pursuant that certain Securities Purchase Agreement by and among Parent and the investors set forth on Schedule I thereto, dated as of January 20, 2009.

“Parent Stock Plans” means the Parent 2003 Equity Incentive Plan, 2003 Non-Employee Directors’ Stock Option Plan and the Parent 2003 Employee Stock Purchase Plan each, as amended.

“Parent Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Parent Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of Parent), (ii) the number of shares of Parent Common Stock into which any outstanding convertible or exchangeable securities may be converted or exchanged (whether or not then convertible or exchangeable, and regardless of the conversion, exchange or exercise price), (iii) the number of shares of Parent Common Stock issuable upon exercise of all outstanding Parent Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation (x) any shares of capital stock held in the treasury of Parent, (y) reserved for future option grants under the Parent Stock Plan or (z) reserved for future issuance under the Parent 2003 Employee Stock Purchase Plan, and (iv) the number of shares of Parent Common Stock issuable pursuant to the reinvestment of proceeds received in connection with the prepayment of certain Parent Notes held by certain holders equal to the sum of the principal and unpaid interest outstanding on such Parent Notes divided by the Parent Common Stock Price.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preference Allocable Shares” means the number obtained by dividing (x) the Series A Preference Available Merger Consideration Value by (y) the Parent Common Stock Price.

“Series A Preference Available Merger Consideration Value” means the Total Merger Consideration Value; provided, that the Series A Preference Available Merger Consideration Value shall not exceed the Series A Preference Value.

“Series A Preference Exchange Ratio” means the number obtained by dividing (x) the Series A Preference Allocable Shares by (y) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Series A Preference Value” means the dollar amount obtained by multiplying (x) the number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time by (y) $1.00.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” shall mean, with respect to Parent or the Company, a bona fide written indication of interest or offer which is not solicited after the Agreement Date in violation of this Agreement made by any person other than either such party to purchase, in exchange for consideration consisting exclusively of cash or equity securities traded publicly in the U.S. (or a combination thereof), all of the outstanding capital stock of such party, pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization or otherwise, that (A) is not subject to a financing contingency, and (B) is on terms which such party’s Board of Directors in good faith concludes (after obtaining and taking into account the advice of its financial advisors and after taking into account the various legal, financial and regulatory aspects of the proposal and the likelihood and anticipated timing of consummation) are more favorable from a financial point of view to such party’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto).

“Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not, (ii) any liability for the payment of amounts referred to in (i) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (iii) any liability for amounts referred to in (i) or (ii) as a result of any obligations to indemnify another person (whether by agreement, applicable law or otherwise) or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means any report, return (including information return), claim for refund, or declarations or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Total Merger Consideration” means the number of shares obtained by multiplying (x) 1.7778 by (y) the number of Parent Total Fully Diluted Shares.

“Total Merger Consideration Value” means the dollar amount obtained by multiplying (x) the Total Merger Consideration by (y) the Parent Common Stock Price.

9.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
Adverse Recommendation Change	Section 6.6(b)

Agreement	Preamble

Agreement Date	Preamble

Appraisal Shares	Section 2.3

Biologic	Section 4.17

Certificate of Merger	Section 1.2

Certificates	Section 2.2(b)

Closing	Section 1.2

Closing Date	Section 1.2

Code	Recitals

Company	Preamble

Defined Term	Section
Company Benefit Plan	Section 4.10(a)

Company Board	Section 4.4(b)

Company Board Approval	Section 4.4(b)

Company By-laws	Section 4.2

Company Certificate	Section 4.2

Company Common Stock	Section 2.1(b)

Company Deferred Compensation Plan	Section 4.10(g)

Company Disclosure Schedule	Article IV

Company Expense Fee	Section 8.2(b)

Company Material Contract	Section 4.13

Company Material Intellectual Property	Section 4.16

Company Options	Section 2.4

Company Permits	Section 4.6

Company Recommendation	Section 6.4(b)
Company Series A Preferred Stock	Section 2.1(a)

Company Stock Option Plans	Section 2.4

Company Stockholder Approval	Section 4.20

Company Stockholder Written Consents	Section 6.4(b)

Company Stockholders	Preamble

Company Termination Fee	Section 8.2(c)

Company Unaudited Financial Statements	Section 4.7(b)

Confidentiality Agreement	Section 6.5

Continuing Employees	Section 6.11(c)

D&O Insurance	Section 6.12 (b)

Delaware Law	Recitals

Drug	Section 4.17

Effective Time	Section 1.2

Exchange Agent	Section 2.2(a)

Exchange Fund	Section 2.2(a)

FDA	Section 3.6

FDCA	Section 3.6

Investors	Section 6.20

Medical Device	Section 4.17

Merger	Recitals

Merger Sub	Preamble

Multiemployer Plan	Section 3.10(c)

Note and Security Disposition	Section 6.20

Outside Date	Section 8.1(b)

Defined Term	Section
Parent	Preamble

Parent Benefit Plan	Section 3.10(a)

Parent Board	Section 3.4(b)

Parent Board Approval	Section 3.4(b)

Parent By-Laws	Section 3.2

Parent Certificate	Section 3.2

Parent Common Stock	Section 2.1(a)

Parent Deferred Compensation Plan	Section 3.10(g)

Parent Disclosure Schedule	Article III

Parent Expense Fee	Section 8.2(c)

Parent Financial Advisor	Section 3.20

Parent Form 10-K	Section 3.2

Parent Material Contract	Section 3.13

Parent Material Intellectual Property	Section 3.16

Parent Name Change	Section 6.21

Parent Options	Section 3.3(a)

Parent Permits	Section 3.6

Parent Preferred Stock	Section 3.3(a)

Parent Recommendation	Section 6.4(a)

Parent SEC Filings	Section 3.7(a)

Parent Specified Compounds	Section 3.17(b)

Parent Stockholder Approval	Section 3.21

Parent Stockholders’ Meeting	Section 6.4(a)

Parent Stock Rights	Section 3.3(b)

Parent Termination Fee	Section 8.2(b)

Parent Voting Agreement	Recitals

Parent Warrants	Section 3.3(a)

Proxy Statement	Section 3.5(b)

Representatives	Section 6.5

Reverse Stock Split	Section 6.10

Sarbanes-Oxley Act	Section 3.7(d)

Section 16	Section 6.11(a)

Securities Purchase Agreement	Section 6.20

Surviving Corporation	Recitals

Transfer Taxes	Section 6.17

9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.7 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Section 6.12 and (b) after the Effective Time, the rights of the holders of the Company’s capital stock to receive the merger consideration specified in Section 2.1.

9.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

9.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

9.12 Disclosure. The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Company Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANESIVA, INC

By:	/s/ MICHAEL KRANDA
Name:	Michael Kranda
Title:	Chief Executive Officer, President

ARCA ACQUISITION CORPORATION

By:	/s/ MICHAEL KRANDA
Name:	Michael Kranda
Title:	Chief Executive Officer, President

ARCION THERAPEUTICS, INC.

By:	/s/ JAMES N. CAMPBELL
Name:	James N. Campbell
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

FOR PURPOSES OF ARTICLES V AND IX ONLY:

COMPANY STOCKHOLDERS:

ARC 1, Inc.

By:	/s/ JAMES N. CAMPBELL
Name:	James N. Campbell, M.D.
Title:	President

CMEA VENTURES VII, L.P.		CMEA VENTURES VII (PARALLEL), L.P.

By:	CMEA Ventures VII GP, L.P	By:	CMEA Ventures VII GP, L.P.,
	Its General Partner		Its General Partner

By:	CMEA Ventures VII GP, LLC	By:	CMEA Ventures VII GP, LLC,
	Its General Partner		Its General Partner

By:	/s/ DAVID COLLIER	By:	/s/ DAVID COLLIER
Name:	David Collier	Name:	David Collier
Title:	Manager	Title:	Manager

INTERWEST PARTNERS IX, LP		VLG INVESTMENTS 2007 LLC

By:	InterWest Management Partners IX, LLC
its general partner

By:	/s/ ARNOLD L. ORONSKY	By:	/s/ MARK ROYER
Name:	Arnold L. Oronsky, Ph.D	Name:	Mark Royer
Title:	Managing Director	Title:	Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of August     , 2009, is made by and between Arcion Therapeutics, Inc., a Delaware corporation (“Company”), and the undersigned holder (the “Stockholder”) of shares (the “Shares”) of common stock, par value $0.001 per share, of Anesiva, Inc., a Delaware corporation (“Parent”).

WHEREAS, Parent, Arca Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), each of the stockholders of Company and Company have entered into an Agreement and Plan of Merger, dated as of even date herewith (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite the Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Company in connection therewith, the Stockholder and Company agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement as to which stockholders of Parent are called upon to vote or consent in favor of any matter necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries or Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Parent’s or any of its Subsidiaries or Affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) the date that the Merger Agreement shall have been terminated in accordance with the terms and provisions thereof, (c) the date on which Parent’s Board of Directors effects an Adverse Recommendation Change in compliance with Section 6.6(b) of the Merger Agreement, or (d) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

3. Additional Purchases. The Stockholder agrees that any shares of capital stock of Parent that the Stockholder purchases or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares. The Stockholder agrees to promptly notify Company in writing of the nature and amount of any acquisition of New Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, the Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares or New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may make (a) transfers by will or by operation of law or other transfers for estate planning purposes, in which case this Agreement shall bind the transferee, (b) if the Stockholder is a partnership or limited liability company, transfers to one or more partners or members of Stockholder or to an affiliated person under common control with the Stockholder, and (c) as Company may otherwise agree in writing in its sole discretion; provided that a transfer referred to in this sentence shall be permitted only if the transferee agrees in writing to be bound by all of the terms of this Agreement.

5. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Company as follows:

(a) the Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b) this Agreement (assuming this Agreement constitutes a valid and binding agreement of Company) has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any known liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (other than restrictions under applicable securities laws) (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or, to the Stockholder’s knowledge, any law, statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder; and

(e) the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, the Stockholder does hereby appoint the members of the Board of Directors of Company, and each of them, with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his, her or its obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. The Stockholder hereby revokes any proxies previously granted, and represents that none of such previously-granted proxies are irrevocable.

7. No Solicitation. From and after the date hereof until the Expiration Date, the Stockholder shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or Representative of, the Stockholder or any of its Subsidiaries or Affiliates to, (a) take any action that Parent is prohibited from taking pursuant to Section 6.6(a) of the Merger Agreement, (b) solicit proxies, become a “participant” in a “solicitation” or take any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement), (c) initiate a stockholders’ vote or action by consent of Parent’s stockholders with respect to an Acquisition Proposal, or (d) except by reason of this Agreement become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent that takes any action in support of an Acquisition Proposal.

8. Waiver of Appraisal Rights. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

9. No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder, if the Stockholder or any officer, partner, member or employee of the Stockholder or any Affiliate of the Stockholder is serving on the Board of Directors of Parent, from exercising his or her duties and obligations as a director of Parent or otherwise taking any action or omitting to take any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Parent, and no such action taken (or omitted to be taken) by the Stockholder or any officer, partner, member or employee of Stockholder or any Affiliate of Stockholder shall be deemed to constitute a breach or default under any provision of this Agreement. The Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder of Parent.

10. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached.

It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

11. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Company in accordance with Section 9.2 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

13. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

15. No Waivers. No waivers of any breach of this Agreement extended by Company to the Stockholder shall be construed as a waiver of any rights or remedies of Company with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Parent. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

17. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

18. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Parent has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Parent Certificate, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

19. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

20. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows Next]

EXECUTED as of the date first above written.

STOCKHOLDER

Name:

ARCION THERAPEUTICS, INC.

By:
Name:
Title:

SCHEDULE 11

Stockholder & Address	Shares	Options

[1]	Shares include shares allocable to a stockholder’s account under Parent’s employee stock ownership, deferred investment or other similar plans of Parent.

Annex C

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of August 4, 2009, by and among ANESIVA, INC., a Delaware corporation (the “Company”) and the persons identified on Schedule A hereto (collectively, the “Shareholders,” and each individually, a “Shareholder”).

WHEREAS, the Company and the Shareholders are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated even date herewith, by and among the Company, Arca Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of the Company, Arcion Therapeutics, Inc. and the Shareholders providing for the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which, among other things, the Shareholders will become holders of Common Stock; and

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, as a condition and material inducement to the Shareholders’ willingness to enter into the Merger Agreement, the Company and the Shareholders are entering into this Agreement pursuant to which the Company shall provide certain registration rights to the Shareholders in respect of the shares of Common Stock that may be held by the Shareholders from time to time, from and after the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Shareholders as follows:

Section 1.01 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 1.02 No Conflict.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company does not and shall not, (i) conflict with or violate any federal, state, provincial, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party.

(b) The execution and delivery of this Agreement by the Company does not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory entity.

ARTICLE II

DEFINITIONS

Section 2.01 Definitions. As used in this Agreement, the following terms will have the following respective meanings:

“Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Demand Registration” shall mean a registration required to be effected by the Company pursuant to Section 3.01.

“Demand Registration Statement” shall mean a registration statement of the Company which covers the resale of the Registrable Securities requested to be included therein pursuant to the provisions of Section 3.01 and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Form S-3 Registration” shall have the meaning set forth in Section 3.03.

“Holders” shall mean the Shareholders for so long as they own any Registrable Securities and their Permitted Assigns.

“Holders’ Counsel” shall mean one firm of counsel (per registration) to the Holders of Registrable Securities participating in such registration, which counsel shall be selected by the Majority Holders of the Registration.

“Initiating Holders” shall mean, with respect to a particular registration, the holders who initiated the Request for such registration.

“Inspectors” shall have the meaning set forth in Section 4.02(g).

“Majority Holders” shall mean one or more Holders of Registrable Securities who would hold a majority of the Registrable Securities then outstanding.

“Outstanding Securities” means, at the applicable time, all of the then-issued and outstanding Common Stock of the Company.

“Permitted Assigns” shall mean (a) a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Shareholder that is a corporation, partnership or limited liability company, (b) a Shareholder’s family member or trust for the benefit of an individual Shareholder, or (c) any Person that acquires at least one hundred thousand (100,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder).

“Prospectus” shall mean the prospectus included in a Registration Statement (including, without limitation, any preliminary prospectus and any prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), and any such Prospectus as amended or supplemented by any prospectus supplement, and all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference (or deemed to be incorporated by reference) therein.

“register”, “registered” and “registration” refer to the preparation and filing by the Company of a prospectus in compliance with the Securities Act to qualify, inter alia, the distribution of Registrable Securities to the public and the issuance of a final receipt in respect of such prospectus.

“Registration Expenses” means any and all expenses incident to performance of or compliance with this Agreement by the Company and its subsidiaries, including, without limitation (i) all SEC, stock exchange, FINRA and other registration, listing and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of any stock exchange (including fees and disbursements of counsel in connection with such compliance and the preparation of a blue sky memorandum and legal investment survey), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing, distributing, mailing and delivering any Registration Statement, any Prospectus, any underwriting agreements, transmittal letters, securities sales agreements, securities certificates and other documents relating to the performance of or compliance with this Agreement, (iv) the fees and disbursements of counsel for the Company, (v) the fees and disbursements of Holders’ Counsel not to exceed $25,000 in connection with each registration of Registrable Securities hereunder, (vi) the fees and disbursements of all independent public accountants (including the expenses of any audit and/or “cold comfort” letters) and the fees and expenses of other Persons, including experts, retained by the Company, (vii) the expenses incurred in connection with making road show presentations and holding meetings with potential investors, if the Company so desires, to facilitate the distribution and sale of Registrable Securities, which are customarily borne by the issuer, (viii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, and (ix) premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered, if the Company so desires; provided, however, Registration Expenses shall not include discounts and commissions payable to underwriters, selling brokers, dealer managers or other similar Persons engaged in the distribution of any of the Registrable Securities or the costs and expenses of any Inspector other than Holders’ Counsel; and provided, further, that in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of Company personnel or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event; and provided, further, that in the event the Company shall, in accordance with Section 3.02 hereof, not register any securities with respect to which it had given written notice of its intention to register to Holders, notwithstanding anything to the contrary in the foregoing, all of the reasonable out-of-pocket costs incurred by the Holders in connection with such registration shall be deemed to be Registration Expenses.

“Registrable Securities” shall mean (i) any shares of Common Stock received by the Shareholders in the Merger and/or in connection with the Note and Security Disposition (as defined in the Merger Agreement), and (ii) any other securities issued or issuable with respect to any such shares described in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 of the Securities Act.

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

“Shelf Registration” shall have the meaning set forth in Section 3.04(a).

“Shelf Registration Statement” shall have the meaning set forth in Section 3.04(a).

“Underwriters” shall mean the underwriters, if any, of the offering being registered under the Securities Act.

“Underwritten Offering” shall mean a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

ARTICLE III

REGISTRATION RIGHTS

Section 3.01 Demand Registration.

(a) Subject to Section 3.01(c), at any time or from time to time the Majority Holders shall have the right to request in writing that the Company register all or part of such Holder’s Registrable Securities (a “Request”) (which Request shall specify the amount of Registrable Securities intended to be disposed of by the Holder and the intended method of disposition thereof) by filing with the SEC a Demand Registration Statement. As promptly as practicable, but no later than 10 days after receipt of a Request, the Company shall give written notice of such requested registration to all Holders of Registrable Securities. Subject to Section 3.01(b), the Company shall include in a Demand Registration (i) the Registrable Securities intended to be disposed of by the Initiating Holders and (ii) the Registrable Securities intended to be disposed of by any other Holder which shall have made a written request (which request shall specify the amount of Registrable Securities to be registered and the intended method of disposition thereof) to the Company for inclusion thereof in such registration within 20 days after the receipt of such written notice from the Company. The Company shall, as expeditiously as possible following a Request (but in no event later than 60 days after the date of the Initial Request), use its reasonable best efforts to cause to be filed with the SEC a Demand Registration Statement providing for the registration under the Securities Act of the resale of the Registrable Securities which the Company has been so requested to register by all such Holders, to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of disposition thereof specified in such Request or further requests. The Company shall use its reasonable best efforts to have such Demand Registration Statement declared effective by the SEC as soon as practicable thereafter and to keep such Demand Registration Statement continuously effective for the period specified in Section 4.02(b). A Request may be withdrawn prior to the filing of the Demand Registration Statement by the Majority Holders (a “Withdrawn Request”) and a Demand Registration Statement may be withdrawn prior to the effectiveness thereof by the Majority Holders (a “Withdrawn Demand Registration”), and such withdrawals shall not be treated as a Demand Registration which shall have been effected pursuant to this Section 3.01 (and shall not be counted toward the number of Demand Registrations). Any Holder requesting inclusion in a Demand Registration may, at any time prior to the effective date of the Demand Registration Statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion. The registration rights granted pursuant to the provisions of this Section 3.01 shall be in addition to the registration rights granted pursuant to the other provisions of Section 3.02 hereof.

(b) Priority in Demand Registrations. If a Demand Registration involves an Underwritten Offering, and the sole or lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date that is five days prior to the date then scheduled for such offering that, in its opinion, the amount of Registrable Securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering within a price range acceptable to the Majority Holders of the Registration (such writing to state the basis of such opinion and the approximate number of Registrable Securities which may be included in such offering), the Company shall include in such Demand Registration, to the extent of the number which the Company is so advised may be included in such offering, the Registrable Securities requested to be included in the Demand Registration by the Holders allocated pro rata in proportion to the number of Registrable Securities requested to be included in such Demand Registration by each of them. In the event the Company shall not, by virtue of this Section 3.01(b), include in any Demand Registration all of the Registrable Securities of any Holder requesting to be included in such Demand Registration, such Holder may, upon written notice to the Company given within five days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such Demand Registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such Demand Registration.

(c) Limitations on Registrations. The rights of Holders of Registrable Securities to request Demand Registrations pursuant to Section 3.01(a) are subject to the following limitations: (i) in no event shall the Company be required to effect more than three Demand Registration, and (ii) in no event shall the Company be required to effect a Demand Registration with respect to any Registrable Securities that may be freely sold publicly without either registration under the Securities Act or compliance with any restrictions, including without limitation, restrictions as to volume or manner of sales, under Rule 144 (or any successor provision).

(d) Underwriting; Selection of Underwriters. Notwithstanding anything to the contrary contained in Section 3.01(a), if the Initiating Holders holding a majority of the Registrable Securities for which registration was requested in the Request so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a firm commitment Underwritten Offering; and such Initiating Holders may require that all Persons (including other Holders) participating in such registration sell their Registrable Securities to the Underwriters at the same price and on the same terms of underwriting applicable to the Initiating Holders. If any Demand Registration involves an Underwritten Offering, the sole or managing Underwriters and any additional investment bankers and managers to be used in connection with such registration shall be selected by the Initiating Holders holding a majority of the Registrable Securities for which registration was requested in the Request, subject to the approval of the Company (such approval not to be unreasonably withheld, delayed or conditioned).

(e) Registration of Other Securities. Whenever the Company shall effect a Demand Registration, no securities other than the Registrable Securities shall be covered by such registration unless the Majority Holders of the Registration shall have consented in writing to the inclusion of such other securities.

(f) Effective Registration Statement; Suspension. A Demand Registration Statement shall not be deemed to have become effective (and the related registration will not be deemed to have been effected) (i) unless it has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Demand Registration Statement for the time period specified in Section 4.02(b), (ii) if the offering of any Registrable Securities pursuant to such Demand Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, or (iii) if, in the case of an Underwritten Offering, the conditions to closing specified in an underwriting agreement to which the Company is a party are not satisfied other than by the sole reason of any breach or failure by the Holders of Registrable Securities or are not otherwise waived.

(g) Other Registrations. During the period (i) beginning on the date of a Request and (ii) ending on the date that is 120 days after the date that a Demand Registration Statement filed pursuant to such Request has been declared effective by the SEC or, if the Holders shall withdraw such Request or such Demand

Registration Statement, on the date of such Withdrawn Request or such Withdrawn Registration Statement, the Company shall not, without the consent of the Majority Holders of the Registration, file a registration statement pertaining to any other securities of the Company (other than a registration statement on Form S-4 or Form S-8 or any successor forms).

(h) Registration Statement Form. The Company agrees to include in any such Registration Statement all information which any selling Holder, upon advice of counsel, shall reasonably request.

(i) Ineligibility for Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to the Required Holders and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

Section 3.02 Piggy-Back Registration.

(a) In connection with a registration by the Company of any of its securities, either for its own account or the account of a security holder or holders (other than for the Holders pursuant to Section 3.01, an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a registration statement on Form S-4, Form S-8 or another form not available for registering the Registrable Securities for sale to the public): (i) the Company will promptly, and in any event not less than 30 days prior to the proposed registration of any such securities, give written notice (a “Registration Notice”) to the Holders that it expects to determine or has determined to register securities, describing in reasonable detail the proposed registration and distribution (including the anticipated range of the proposed offering price, the class and number of securities proposed to be registered and the distribution arrangements) and the rights of such Holders to participate pursuant to this Section 3.02 in such registration; (ii) after receiving a Registration Notice, each Holder will promptly, and in any event not more than 15 days after receiving the Registration Notice, give written notice to the Company advising as to whether or not such Holder desires to exercise its registration right under this Section 3.02 to require the Company to include any of its Registrable Securities in the registration and, if so, specify the maximum number of Registrable Securities (being all or any part of the Holder’s Registrable Securities) to be so included (the “Piggy-Back Securities”); and (iii) the Company will include in such registration and in any underwriting involved in such registration all of the Piggy-Back Securities, subject to clause (b) in the case of an underwritten offering.

(b) If the registration of which the Company gives notice is for an Underwritten Offering involving an underwriting, the Company will so advise the Holders as a part of the Registration Notice. In such event, the right of the Holders to register pursuant to this clause (b) will be conditioned upon the Holders’ participation in such underwriting and the inclusion of the Holders’ Registrable Securities in the underwriting to the extent provided herein. If a Holder proposes to distribute its Registrable Securities through such underwriting, the Holder will, together with the Company, enter into an underwriting agreement in customary form with the managing underwriter and other underwriters selected for such underwriting, which managing underwriter will be selected by the Company and reasonably acceptable to the Majority Holders. Notwithstanding any other provision of this clause (b), if the managing underwriter determines, and so advises the Company in writing, that marketing factors require a limitation of the number of shares of Common Stock to be underwritten, the managing underwriter may limit the number of shares of Common Stock to be included in such registration by reducing the number of shares of Common Stock to be sold by the Company and any other selling security holder and the number of Registrable Securities to be sold by the Holders. Pursuant to such reduction, the maximum number of Common Stock to be sold by any other selling security holder or by the Holders in such registration shall be equal to the lesser of (i) the actual number of shares of Common Stock desired to be sold in such registration by the selling security holder or the Shareholders, as applicable, and (ii) the maximum number of shares of Common Stock to be underwritten (for greater certainty, excluding shares issued pursuant to an over-allotment option) multiplied by the percentage of the Outstanding Securities then owned by the selling security holder or the Shareholders, as applicable. The Company will so advise each Holder of the maximum number of shares of Common Stock that may be included in the registration and underwriting as calculated pursuant to clause (ii) of the preceding sentence. If a Holder disapproves of the terms of any such underwriting, it may elect to withdraw its Registrable Securities therefrom by written notice to the Company, subject to any of its covenants in any underwriting agreement or “bid letter” with such underwriter(s).

Section 3.03 Form S-3. At any time or from time to time, but only if the Company shall then be eligible to register securities pursuant to registration statement on Form S-3 or any success form) under the Securities Act, the Majority Holders shall have the right to request any number of registrations on Form S-3 (or any successor form) for the Registrable Securities held by such requesting holders (each a “Form S-3 Registration”). Such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such holder or holders. The Company shall give notice to all other holders of the Registrable Securities of the receipt of a request for registration pursuant to this Section 3.03 and such holders of Registrable Securities shall then have 20 days to notify the Company in writing of their desire to participate in the registration. The Company shall use its reasonable best efforts to (i) promptly cause the effectiveness of the registration statement of all shares on Form S-3 (or a comparable successor form) to the extent requested by such holders, and (ii) keep such registration statement effective until the earlier of one-hundred eighty (180) days or until such holders have completed the sales described in such registration statement.

Section 3.04 Shelf Registration.

(a) Filing; Effectiveness. At any time after the time at which the Company shall then be eligible to register securities on Form S-3 (or any successor form) on a continuous basis pursuant to Rule 415 under the Securities Act (or such successor rule or similar provision then in effect) if the Majority Holders shall so request, as soon as practicable but not later than the date that is 30 days following such request, the Company shall prepare and file with the Commission a “shelf” registration statement (the “Shelf Registration Statement”) on Form S-3 or the then appropriate form for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or such successor rule or similar provision then in effect) covering all of the securities held by the holders of Registrable Securities (a “Shelf Registration”). The Company shall use its reasonable best efforts to have the Shelf Registration Statement declared effective on or before the date that is 90 days following the date of the Majority Holders’ request and to keep such Shelf Registration Statement continuously effective for a target effective period of the longer of (i) 24 months following the date on which a Shelf Registration Statement is actually declared effective and (ii) three months after the Holder ceases to be an affiliate. Any holder shall be permitted to withdraw all or any part of the Registrable Securities from a Shelf Registration Statement at any time prior to the effective date of such Shelf Registration Statement.

(b) Supplements; Amendments. The Company agrees to supplement or amend the Shelf Registration Statement, as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or as requested (which request shall result in the filing of a supplement or amendment) by any holder of Registrable Securities to which such Shelf Registration Statement relates, and the Company agrees to furnish to the holders, counsel to the holders and any managing underwriter copies of any such supplement or amendment prior to its being used and/or filed with the Commission.

(c) Selection of Underwriter. If any holder participating in such underwritten offering so elects, an offering of Registrable Securities pursuant to a Shelf Registration Statement may from time to time be in the form of an underwritten offering. If a holder so elects, the holders of a majority in interest of the Registrable Securities registered on such Shelf Registration Statement shall select one or more firms of investment bankers to act as the book-running managing underwriter or underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering; provided, however, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

ARTICLE IV

EXPENSES AND REGISTRATION PROCEDURES

Section 4.01 Expenses. The Company shall pay all Registration Expenses in connection with any Demand Registration, Piggy-back Registration, Form S-3 Registration or Shelf Registration whether or not such registration shall become effective and whether or not all Registrable Securities originally requested to be included in such registration are withdrawn or otherwise ultimately not included in such registration, except with respect to a Withdrawn Request and a Withdrawn Demand Registration in Section 3.01(a). Each Holder shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons engaged in the distribution of such Holder’s Registrable Securities pursuant to any registration pursuant to Section 3.

Section 4.02 Registration Procedures. Whenever the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to Section 3 of this Agreement, the Company shall, as expeditiously as possible:

(a) prepare and file with the SEC the requisite Demand Registration, Piggy-back Registration, Form S-3 Registration or Shelf Registration to effect such registration, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such Registration Statement to become effective (provided, however, that the Company may discontinue any registration of securities that are not Registrable Securities, and, under the circumstances specified in Section 3.02, securities that are Registrable Securities); provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, the Company shall (i) provide Holders’ Counsel and any other Inspector with reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto or comparable statement) to be filed with the SEC, which documents shall be subject to the review and comment of Holders’ Counsel, and (ii) not file any such Registration Statement or Prospectus (or amendment or supplement thereto or comparable statement) with the SEC to which Holder’s Counsel, any selling Holder or any other Inspector shall have reasonably objected on the grounds that such filing does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective, and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement, in each case until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller(s) thereof set forth in such Registration Statement; provided, however, that such period need not extend beyond nine months after the effective date of the Registration Statement;

(c) furnish, without charge, to each selling Holder of such Registrable Securities and each Underwriter, if any, of the securities covered by such Registration Statement, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, and other documents, as such selling Holder and Underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such selling Holder (the Company hereby consenting to the use in accordance with applicable law of each such Registration Statement (or amendment or post-effective amendment thereto) and each such Prospectus (or preliminary prospectus or supplement thereto) by each such selling Holder of Registrable Securities and the Underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or Prospectus);

(d) prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as any selling Holder of Registrable Securities covered by such Registration Statement or the sole or lead managing Underwriter, if any, may reasonably request to enable such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder and to continue such registration or qualification in effect in each such jurisdiction for as long as such Registration Statement remains in effect (including through new filings or amendments or renewals), and do any and all other acts and things which may be necessary or advisable to enable any such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.02(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(e) use its reasonable best efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the selling Holders of such Registrable Securities to consummate the disposition of such Registrable Securities;

(f) promptly notify Holders’ Counsel, each Holder of Registrable Securities covered by such Registration Statement and the sole or lead managing Underwriter, if any: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any state securities or blue sky authority for amendments or supplements to the Registration Statement or the Prospectus related thereto or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose, (v) of the existence of any fact of which the Company becomes aware or the happening of any event which results in (A) the Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading, or (B) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading and (vi) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exists circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment; and, if the notification relates to an event described in any of the clauses (ii) through (vi) of this Section 4.02(f), the Company shall promptly prepare a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that (1) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading (and shall furnish to each such Holder and each Underwriter, if any, a reasonable number of copies of such Prospectus so supplemented or amended); and if the notification relates to an event described in clause (iii) of this Section 4.02(f), the Company shall take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

(g) subject to confidentiality restrictions as may be imposed by the Company, make available for inspection by any selling Holder of Registrable Securities, any sole or lead managing Underwriter participating in any disposition pursuant to such Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any Underwriter (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and any subsidiaries thereof as may be in existence at such time (collectively, the “Records”) as shall be reasonably necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to enable them to exercise their due diligence responsibility and to conduct a reasonable investigation within the meaning of the Securities Act, and cause the Company’s and any subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspectors in connection with such Registration Statement;

(h) if required by the underwriter in an Underwritten Offering, obtain an opinion from the Company’s counsel and a “cold comfort” letter from the Company’s independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, in each case dated the effective date of such Registration Statement (and dated the date of the closing under the underwriting agreement), in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the sole or lead managing Underwriter;

(i) provide a CUSIP number for all Registrable Securities and provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such Registration Statement not later than the effectiveness of such Registration Statement;

(j) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and any other governmental agency or authority having jurisdiction over the offering, and make available to its security holders, as soon as reasonably practicable but no later than 90 days after the end of any 12-month period, an earnings statement (i) commencing at the end of any month in which Registrable Securities are sold to Underwriters in an Underwritten Offering and (ii) commencing with the first day of the Company’s calendar month next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statement shall cover such 12-month periods, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k) if so requested by the Majority Holders of the Registration, use its reasonable best efforts to cause all such Registrable Securities to be listed on each national securities exchange on which the Company’s securities are then listed;

(l) keep each selling Holder of Registrable Securities reasonably advised in writing as to the initiation and progress of any registration under Section 3 hereunder;

(m) enter into and perform customary agreements (including, if applicable, an underwriting agreement in customary form) and provide officers’ certificates and other customary closing documents;

(n) cooperate with each selling Holder of Registrable Securities and each Underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA and make reasonably available its employees and personnel and otherwise provide reasonable assistance to the Underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any Underwritten Offering;

(o) furnish to each Holder participating in the offering and the sole or lead managing Underwriter, if any, without charge, at least one manually-signed copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those deemed to be incorporated by reference);

(p) cooperate with the selling Holders of Registrable Securities and the sole or lead managing Underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the Underwriters or, if not an Underwritten Offering, in accordance with the instructions of the selling Holders of Registrable Securities at least three business days prior to any sale of Registrable Securities;

(q) if requested by the sole or lead managing Underwriter or any selling Holder of Registrable Securities, immediately incorporate in a prospectus supplement or post-effective amendment such information concerning such Holder of Registrable Securities, the Underwriters or the intended method of distribution as the sole or lead managing Underwriter or the selling Holder of Registrable Securities reasonably requests to be included therein and as is appropriate in the reasonable judgment of the Company, including, without limitation, information with respect to the number of shares of the Registrable Securities being sold to the Underwriters, the purchase price being paid therefor by such Underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering; make all required filings of such Prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment; and supplement or make amendments to any Registration Statement if requested by the sole or lead managing Underwriter of such Registrable Securities; and

(r) use its reasonable best efforts to take all other steps necessary to expedite or facilitate the registration and disposition of the Registrable Securities contemplated hereby.

Section 4.03 Information by Shareholders. If a Shareholder’s Registrable Securities are the subject of any registration, it will furnish to the Company such information regarding the Shareholder, the Registrable Securities held by it and the distribution proposed by such Shareholder as the Company may reasonably request in writing and required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 4.04 Notice to Discontinue. Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.02(f)(ii) through (vi), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.02(f) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.02(f) to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 4.02(f).

Section 4.05 Market Stand-Off. Each Holder agrees, if so requested by the Company and an underwriter in connection with any public offering of the Company, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares held by it for such period, not to exceed 90 days following the effective date of the relevant registration statement in connection with any other public offering of Common Stock, as such underwriter shall specify reasonably and in good faith; provided, however, that all officers and directors of the Company enter into similar agreements.

ARTICLE V

INDEMNIFICATION

Section 5.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members, shareholders, employees, Affiliates and agents (collectively, “Agents”) and each Person who controls such Holder (within the meaning of the Securities Act) and its Agents with respect to each registration which has been effected pursuant to this Agreement, against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, and expenses (as incurred or suffered and including, but not limited to, any and all expenses incurred in investigating, preparing or defending any litigation or proceeding, whether commenced or threatened, and the reasonable fees, disbursements and other charges of legal counsel) in respect thereof (collectively, “Claims”), insofar as such Claims arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto) related to any such registration or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, or any qualification or compliance incident thereto; provided, however, that the Company will not be liable in any such case to the extent that any such Claims arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact so made in reliance upon and in conformity with written information furnished to the Company by such Holder specifically stating that it was expressly for use therein or (ii) the failure of such Holder to deliver or cause to be delivered the Prospectus contained in such Registration Statement (as amended or supplemented, as applicable) furnished by the Company to the Holder to any purchaser of Registrable Shares covered by such Registration Statement from the Holder through no fault of the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Person who may be entitled to indemnification pursuant to this Section 5 and shall survive the transfer of securities by such Holder.

Section 5.02 Indemnification by Holders. Each Holder, if Registrable Securities held by it are included in the securities as to which a registration is being effected, agrees to, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, each other Person who participates as an Underwriter in the offering or sale of such securities and its Agents and each Person who controls the Company or any such Underwriter (within the meaning of the Securities Act) and its Agents against any and all Claims, insofar as such Claims arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto) related to such registration, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company specifically stating that it was expressly for use therein, or (ii) the failure of such Holder to deliver or cause to be delivered the Prospectus contained in such Registration Statement (as amended or supplemented, as applicable) furnished by the Company to the Holder to any purchaser of Registrable Shares covered by such Registration Statement from the Holder through no fault of the Company; provided, however, that the aggregate amount which any such Holder shall be required to pay pursuant to this Section 5.02 shall in no event be greater than the amount of the gross proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims less all amounts previously paid by such Holder with respect to any such Claims. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder or Underwriter.

Section 5.03 Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party of notice of any Claim or the commencement of any action or proceeding involving a Claim under this Section 5, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to Section 5, (i) notify the indemnifying party in writing of the Claim or the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 5, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 5, and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any indemnified party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party has agreed in writing to pay such fees and expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party within 10 days after receiving notice from such indemnified party that the indemnified party reasonably believes it has failed to do so, (C) the named parties in any such Claim (including any impleaded party) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claims (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such indemnified party) or (D) such indemnified party is a defendant in an action or proceeding which is also brought against the indemnifying party and reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party (provided that in no event shall the indemnifying party be responsible for the fees and expenses of more than one counsel for all indemnified parties in any jurisdiction). No indemnifying party shall be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. In addition, without the consent of the indemnified party (which consent shall not be unreasonably withheld), no indemnifying party shall be permitted to consent to entry of any judgment with respect to, or to effect the settlement or compromise of any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), unless such settlement, compromise or judgment (1) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, (2) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party, and (3) does not provide for any action on the part of any indemnified party other than the payment of money damages which is to be paid in full by the indemnifying party.

Section 5.04 Contribution. If the indemnification provided for in Section 5.01 or 5.02 from the indemnifying party for any reason is unavailable to (other than by reason of exceptions provided therein), or is insufficient to hold harmless, an indemnified party hereunder in respect of any Claim, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the actions which resulted in such Claim, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. If, however, the foregoing allocation is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.04 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by a party as a result of any Claim referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth in Section 5.03, any legal or other fees, costs or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding anything in this Section 5.04 to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 5.04 to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims, less all amounts previously paid by such indemnifying party with respect to such Claims. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 5.05 Other Indemnification. Indemnification similar to that specified in the preceding Sections 5.01 and 5.02 (with appropriate modifications) shall be given by the Company and each selling Holder of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act. The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract.

Section 5.06 Indemnification Payments. The indemnification and contribution required by this Section 5 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when bills are received or any expense, loss, damage or liability is incurred, subject to the receipt of reasonable documentation with respect thereto. Any indemnified party who receives such periodic payments shall return such amounts to the indemnifying party on demand following judicial determination that such indemnified party is not entitled to indemnification or contribution under this Article V.

ARTICLE VI

GENERAL PROVISIONS REGARDING REGISTRATIONS

Section 6.01 Adjustments Affecting Registrable Securities. The Company agrees that it shall not effect or permit to occur any combination or subdivision of shares (i) which would adversely affect the ability of a Holder of any Registrable Securities to include such Registrable Securities in any registration contemplated by this Agreement or (ii) which would reasonably be expected to adversely affect the marketability of such Registrable Securities in any such registration.

Section 6.02 Registration Rights to Others. The Company has not previously entered into an agreement with respect to its securities granting any registration rights to any Person other than a Registration Rights Agreement, dated September 30, 2008, with Oxford Finance Corporation, Compass Horizon Funding Company LLC and CIT Healthcare LLC granting registration rights with respect to certain of its securities. If the Company shall at any time when any Registrable Securities remain outstanding provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, (i) such rights shall not be in conflict with or adversely affect any of the rights provided in this Agreement to the Holders and (ii) if such rights are provided on terms or conditions more favorable to such holder than the terms and conditions provided in this Agreement, the Company shall provide (by way of amendment to this Agreement or otherwise) such more favorable terms or conditions to the Holders.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Further Assurances. The Company and the Shareholders will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

Section 7.02 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. The Shareholders shall be entitled to its reasonable attorneys’ fees in any action brought to enforce this Agreement in which it is the prevailing party solely against the party over whom it has prevailed.

Section 7.03 Entire Agreement. This Agreement and the Merger Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein or in the Merger Agreement. This Agreement and the Merger Agreement supersede all prior agreements and understandings between the parties to this Agreement, both written and oral, with respect to such subject matter.

Section 7.04 Amendments and Waivers. This Agreement and any term hereof may not be amended, modified, supplemented or terminated, and waivers or consents to departure from the provisions hereof may not be given, except by written instrument duly executed by the Company and the Majority Holders. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

Section 7.05 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.06 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

Section 7.07 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction. Except as provided above or otherwise permitted by this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company without the consent of the other parties hereto.

Section 7.08 Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and enforceable, but all of which, taken together, shall constitute one and the same instrument.

Section 7.09 Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

Section 7.10 CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY ACTION, SUIT OR PROCEEDING, AT LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE DISTRICT OF DELAWARE OR ANY STATE COURT LOCATED IN THE STATE OF DELAWARE, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE) ANY AND ALL JURISDICTIONAL , VENUE AND CONVENIENCE OBJECTIONS OR DEFENSES THAT SUCH PARTY MAY HAVE IN SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF DELAWARE AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 7.12 AND TO THE SECRETARY OF STATE OF THE STATE OF DELAWARE. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

Section 7.11 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND, FOLLOWING CONSULTATION WITH LEGAL COUNSEL, HAS KNOWINGLY AND VOLUNTARILY MADE THIS WAIVER.

Section 7.12 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile or electronic transmission (providing confirmation of transmission) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

Anesiva, Inc.

400 Oyster Point Boulevard

Suite #502

South San Francisco, CA 94080

Attention: Chief Executive Officer

Fax: (650) 827-1491

If to a Shareholder, at the address set forth below such party’s signature hereto.

Section 7.13. Termination. The right of any Holder to request registration of Registrable Securities pursuant to this Agreement shall terminate upon such time as all Registrable Securities held by such Holder may be freely sold publicly without either registration under the Securities Act or compliance with any restrictions, including without limitation, restrictions as to volume or manner of sales, under Rule 144 (or any successor provision). This Agreement shall terminate, automatically and without any action of any party hereto upon termination of the Merger Agreement for any reason. In the event of termination of this Agreement for any reason, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Company or any Holder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:
ANESIVA, INC.

	By:	/s/ MICHAEL KRANDA
	Name:	Michael Kranda
	Title:	Chief Executive Officer, President

[SIGNATURE PAGE REGISTRATION RIGHTS AGREEMENT]

SHAREHOLDERS:	SOFINNOVA VENTURE PARTNERS VII, L.P.

	By:	Sofinnova Management VII, L.L.C.
Its General Partner

	By:	/s/ MICHAEL F. POWELL
	Name:	Michael F. Powell
	Title:	Managing General Partner

Address For Notice:
140 Geary St., 10th Floor
San Francisco, CA 94108

SOFINNOVA VENTURE PARTNERS V, L.P.

	By:	/s/ MICHAEL F. POWELL
	Name:	Michael F. Powell
	Title:	Managing General Partner

Address For Notice:
140 Geary St., 10th Floor
San Francisco, CA 94108

SOFINNOVA VENTURE AFFILIATES V, L.P.

	By:	/s/ MICHAEL F. POWELL
	Name:	Michael F. Powell
	Title:	Managing General Partner

Address For Notice:
140 Geary St., 10th Floor
San Francisco, CA 94108

SOFINNOVA VENTURE PRINCIPALS V, L.P.

	By:	/s/ MICHAEL F. POWELL
	Name:	Michael F. Powell
	Title:	Managing General Partner

Address For Notice:
140 Geary St., 10th Floor
San Francisco, CA 94108

[SIGNATURE PAGE REGISTRATION RIGHTS AGREEMENT]

SHAREHOLDERS:	ALTA CALIFORNIA PARTNERS III, L.P.

	By:	Alta California Management Partners III, LLC

	By:	/s/ HILARY STRAIN
	Name:	Hilary Strain
	Title:	Vice President of Finance & Administration

Address For Notice:
Attn: Finance
One Embarcadero Ctr., Ste 3700
San Francisco, CA 94111

ALTA EMBARCADERO PARTNERS III, LLC

	By:	/s/ HILARY STRAIN
	Name:	Hilary Strain
	Title:	Vice President of Finance & Administration

Address For Notice:
Attn: Finance
One Embarcadero Ctr., Ste 3700
San Francisco, CA 94111

ALTA PARTNERS VIII, LP

	By:	Alta Partners Management VIII, LLC

	By:	/s/ HILARY STRAIN
	Name:	Hilary Strain
	Title:	Chief Financial Officer

Address For Notice:
Attn: Finance
One Embarcadero Ctr., Ste 3700
San Francisco, CA 94111

[SIGNATURE PAGE REGISTRATION RIGHTS AGREEMENT]

SHAREHOLDERS:	CMEA VENTURES VII, L.P.

	By:	CMEA Ventures VII GP, L.P.,
Its General Partner

	By:	CMEA Ventures VII GP, LLC,
Its General Partner

	By:	/s/ DAVID COLLIER
	Name:	David Collier
	Title:	Manager

Address For Notice:

CMEA VENTURES VII (PARALLEL), L.P.

	By:	CMEA Ventures VII GP, L.P.,
Its General Partner

	By:	CMEA Ventures VII GP, LLC,
Its General Partner

	By:	/s/ DAVID COLLIER
	Name:	David Collier
	Title:	Manager

Address For Notice:

[SIGNATURE PAGE REGISTRATION RIGHTS AGREEMENT]

SHAREHOLDERS:	INTERWEST PARTNERS IX, LP

	By:	InterWest Management Partners IX, LLC, General Partner

	By:	/s/ ARNOLD L. ORONSKY
	Name:	Arnold L. Oronsky
	Title:	Managing Director

Address For Notice:

2710 Sand Hill Road, Second Floor
Menlo Park, CA 94025

ARC 1, Inc.

	By:	/s/ JAMES N. CAMPBELL
	Name:	James N. Campbell, M.D.
	Title:	President

Address For Notice:

2400 Boston St., Suite 330
Baltimore, MD 21224

VLG INVESTMENTS 2007 LLC

	By:	/s/ MARK ROYER
	Name:	Mark Royer
	Title:	Chief Financial Officer

Address For Notice:

[SIGNATURE PAGE REGISTRATION RIGHTS AGREEMENT]

SCHEDULE A

Shareholders

Alta Partners VIII, L.P.

Alta California Partners III, L.P.

Alta Embarcadero Partners III, LLC

ARC 1, Inc.

CMEA Ventures VII, L.P.

CMEA Ventures VII (Parallel) L.P.

InterWest Partners IX, LP

Sofinnova Venture Partners V, L.P.

Sofinnova Venture Affiliates V, L.P.

Sofinnova Venture Principals V, L.P.

Sofinnova Venture Partners VII, L.P.

VLG Investments 2007 LLC

Annex D

MEMORANDUM

To:	Special Committee of the Board of Directors of Anesiva, Inc.

From:	Hempstead & Co. Inc.

Re:	Fairness Opinion

Date:	August 7, 2009

Hempstead & Co. Inc. has been engaged by the Special Committee of the Board of Directors of Anesiva, Inc. (“Anesiva” or “Parent”) to provide an opinion as to the fairness to its stockholders, from a financial point of view, of the Parent Common Stock to be received as a consequence of certain transactions arising in connection with an Agreement and Plan of Merger (the “Agreement”) by and among Anesiva, Arc Acquisition Corp. (“Merger Sub”), Arcion Therapeutics, Inc. (the “Company”), and, with respect to Articles V and IX only, each of the stockholders of the Company.

The opinion is intended for use by the Special Committee of the Board of Directors of Anesiva and its professional advisors. This opinion will present the factors considered and the approaches utilized in arriving at our conclusions. The findings of the report are subject to certain limiting conditions, which are attached to this report as Exhibit I.

In the course of preparing this memorandum, we conferred with the management of Anesiva and Arcion concerning the evolution of its business, operations and the outlook for the future. We were engaged by Michael L. Kranda, Director, President & CEO of Anesiva, Inc., on behalf of the Special Committee of the Company’s Board of Directors, as of June 10, 2009. The preliminary conference call was scheduled on June 16, 2009, with John Tran, Vice President and Chief Accounting Officer of Anesiva, at which time we discussed the nature of the engagement, transaction structure and rationale, company information and other relevant topics. We met with Dr. James Campbell, CEO and Kerrie Brady, COO of Anesiva, Inc. at the offices of Anesiva, Inc. on June 25, 2009. On June 30, 2009 we visited the offices of Anesiva, Inc. where we conversed with Mr. Tran, William Houghton, M.D., Senior Vice President and Chief Medical Officer, Susan M. Kramer, Vice President, Development and Spencer Chen, Vice President, Legal. We also had numerous telephone conversations throughout the period of this engagement with Mr. Tran related to financial and other relevant data. Our preliminary discussion and presentation to the Special Committee of the Board of Directors was conducted on July 30, 2009.

In preparing this memorandum, we were supplied with various documentation, a non-exhaustive summary of which is attached as Exhibit II. Unless otherwise informed, we have assumed that all financial statements have been prepared in accordance with generally accepted accounting principles. While only a recapitulation of these statements is provided herein, they should be considered as part of this memorandum. Management also provided us with other data we considered relevant in the preparation of this analysis. We have relied upon the accuracy and completeness of the material furnished to us and have not independently verified the information contained in such material.

Summary of Findings

Based upon the relevant facts and our interpretation of them, it is our opinion that the Parent Common Stock to be received by the stockholders of Anesiva, Inc. as a consequence of the Merger is fair to the stockholders of Anesiva, from a financial point of view. Additionally, based upon relative stand-alone valuation analyses for Anesiva and Arcion, it is our opinion that the relative contribution of Anesiva, in exchange for a preliminary interest in Parent of 36% is fair to the stockholders of Anesiva, from a financial point of view.

Definition of Fair Value

Fair value is a judicially determined standard of value. Pursuant to Section 262(h) of the Delaware General Corporation Law, the fair value standard is set forth as follows:

“[T]he court shall appraise the shares, determining the fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors.”

Transaction Background

Anesiva, Inc. has focused on obtaining a collaborative partner to further the development and commercialization of its clinical pipeline since 2007. Anesiva’s management met with representatives from numerous pharmaceutical companies, biotechnology companies and medical device companies in 2007, and was unsuccessful in securing a partner. Candidates indicated numerous reasons for rejection including insufficient advancement of the product and cost/time associated with addressing drug delivery issues.

In late-2008, the announcement of the discontinuation of their sole commercial product (Zingo) and that the ACTIVE-1 Phase 3 clinical trial evaluating the sole pipeline product (Adlea) for use in bunionectomy surgeries did not meet its primary endpoint significantly depressed Anesiva’s stock price and severely impaired the company’s ability to raise additional funds. Consequently, Anesiva initiated discussions with potential partners in order to fund the continued development of Adlea. Offers were rejected for numerous reasons related to the duration of Anesiva’s intellectual property and the time and cost to bring Adlea to market.

In the second quarter of 2009, Anesiva entered discussions with Arcion Therapeutics, Inc. for a potential transaction involving a merger of the two entities. A merger would provide Arcion with access to the public market at a significant discount to the usual time and cost of a formal IPO. The combined entities would have a more diversified pipeline, which particularly benefits Anesiva, with only one product in its portfolio. The potential merger allows Anesiva avoid pending liquidation and bankruptcy.

Under the transactions contemplated in and by the Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (herein referred to as “NewCo”) on the terms and subject to the conditions of the Agreement and pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”).

Pursuant to §2.1 of the Agreement, each share of Series A Preferred Stock of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time1 (other than any shares of Company Series A Preferred Stock to be cancelled pursuant to Section 2.1(c)), will be converted into

[1]	As soon as practicable on or after the Closing Date, the parties subject to the Agreement will cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

the right to receive a number of shares of common stock of Parent (“Parent Common Stock”) equal to the sum of (i) the Series A Preference Exchange Ratio plus (ii) the Common Exchange Ratio.2 Each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(c)), shall be converted, subject to Section 2.2(c), into the right to receive a number of shares of Parent Common Stock equal to the Common Exchange Ratio. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of NewCo.

Concurrent with the Merger closing, the combined entity will consummate a private placement of Parent Common Stock for a minimum of $10.0 million3. The preliminary 36%/64% ownership percentages of existing Anesiva and Arcion stockholders in Parent common stock will be reduced as a consequence of this transaction.

Arcion provided a $2.0 million senior, secured loan to Anesiva on May 18, 2009 in order to maintain the value of its assets and fund certain payables during the period leading up to the Merger. The loan will be forgiven upon completion of the Merger.

Transaction Rationale

The Merger will provide the combined entities with up to $10.0 million in capital from InterWest, and CMEA Ventures via private placement of Parent common stock. Anesiva would otherwise have extremely limited access to cash due to recent setbacks including the discontinuation of commercial operations with respect to the Zingo program and negative clinical data with respect to one of its Phase III Adlea trials. A general decline in funding has made a private placement or other financing unfeasible at reasonable terms.

A reverse merger provides Arcion with access to the public market at a fraction of the time and cost of a formal IPO, without dependence on IPO market conditions.

Anesiva, Inc.

Anesiva, Inc. (“Anesiva”), a Delaware corporation, was formed in a merger transaction involving Corgentech, Inc. and AlgoRx, Inc. in 2005. In 2006, Corgetetech changed its name to Anesiva. The original date of incorporation is January 19, 1999. Anesiva is a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management.

Anesiva’s common stock is traded on NASDAQ under the ticker symbol ANSV. There are approximately 165 stockholders of record of Anesiva 40,452,353 shares of common stock. Roughly half of Anesiva’s common stock is held by executive officers, directors and stockholders whose ownership exceeds five percent of the common stock outstanding.

Anesiva has two inactive, wholly-owned subsidiaries, AlgoRx Pharmaceuticals (resulting from the merger of AlgoRx and Corgenetech) and Anesiva Hong Kong Limited (formed in connection with expected Zingo manufacturing in Asia).

[2]	Arcion Series A Preferred Stock and Common Stock will be converted to Parent Common Stock, effectively representing 64% of the fully-diluted common stock of Parent (and, effectively 64% of Surviving Corporation, a wholly-owned subsidiary of Parent). Current Anesiva stockholders will own the remaining 36% of post-merger common stock in Parent.
[3]	Management indicates that InterWest Partners and CMEA ventures will commit to the initial $10.0 million; additional investment will be sought from outside investors.

Presented following is a brief excerpt from Form 10Q for the first quarter of 2009, filed with the SEC as of May 15, 2009, discussing Anesiva’s current product portfolio:

Our portfolio of products includes:

•

Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee arthroplasty (TKA, or total knee replacement surgery). We are initially pursuing an indication for Adlea for the management of acute post-operative pain associated with orthopedic surgeries.

•

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Results of Phase 3 pivotal studies have been mixed for Adlea. Both primary and secondary endpoints were successful for total knee arthroplasty (TKA), however, the primary endpoint for bunionectomy was missed. According to Anesiva’s management, this is likely due to inappropriate endpoint selection and the study will likely be repeated with the appropriate endpoint. A Phase 1 study was conducted for total hip arthrolasty which was terminated prior to completion due to less-than-favorable results. Anesiva’s management has contemplated streamlining the Adlea program, potentially pursuing TKA as a specific indication (as opposed to a broader indication). This would be potentially less appealing to a potential partner as its value would be negatively impacted. However, this strategy would provide the opportunity to pursue a program for an osteoarthritis indication. The market for osteoarthritis is substantially larger than the current acute indication for post operative orthopedic pain. However, clinical trials for such an indication would require significant funding and time, with repeated treatments and at least 12-months to follow patients.

As a result of various cost-related and stability issues related to the Zingo program, Anesiva terminated Zingo contract manufacturing and engineering activities and implemented a substantial restructuring plan. Anesiva was required to repay $21 million in principal and accrued interest on the “Oxford Loan Agreement” to Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation. A significant cash shortage led to an 80% reduction in workforce across all departments. The resultant staff consists of only 16 employees.

Anesiva is currently seeking a buyer for the Zingo assets and a strategic partner for the continuation of the Adlea program due to a shortage of cash and difficulty obtaining additional financing. Anesiva’s management indicates that an offer of $3.5 million cash has been received and is currently pending for the sale of the Zingo assets.

On April 1, 2009 Anesiva announced that its consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2009, contained a going concern qualification from its independent registered public accounting firm. Anesiva also announced that it received a letter on March 27, 2009 from The NASDAQ Stock Market notifying Anesiva that it is not in compliance with Marketplace Rule 4450(a)(3) because Anesiva’s stockholder’s stockholders equity at December 31, 2008, was less than the $10.0 million required for continued listing on The NASDAQ Global Market. In addition, Anesiva is not in compliance with Marketplace Rule 4450(b)(1) because the market value of listed securities of the Company is less than $50.0 million and the total assets and total revenue of the Company was less than $50.0 million as of December 31, 2008. In the notice, NASDAQ requested that Anesiva provide a plan to regain compliance.

On July 17, 2009, Anesiva received a letter from NASDAQ notifying Anesiva that based on NASDAQ’s further review of Anesiva and material submitted by Anesiva, Anesiva has failed to regain compliance with the Rule and that, therefore, NASDAQ has determined to delist the Anesiva’s securities from The NASDAQ Global Market. Anesiva has requested a hearing before a NASDAQ Hearings Panel to appeal the determination to delist Anesiva’s securities. Anesiva’s securities will remain listed on The NASDAQ Global Market pending a decision by the Hearings Panel following the hearing.

A complete description of Anesiva, its product portfolio, operations, risks, competitive environment for its potential products, etc. can be found in Anesiva’s Form 10K filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2008 and/or Form 10Q for the quarter ended March 31, 2009.

Arcion Therapeutics, Inc.

Arcion Therapeutics (“Arcion”) is a private clinical-stage biotechnology company that applies breakthroughs in neuroscience to advance the treatment of chronic pain. Arcion focuses on developing innovative topical treatments to provide pain relief with convenient application and potentially reduced systemic side effects. Arcion’s product pipeline comprises multiple candidates to treat neuropathic pain. Arcion’s corporate development strategy is to seek out partnerships and collaborations to benefit the Company’s clinical programs and to maximize the value of its assets.

Arcion was originally incorporated on February 28, 2007 in Delaware. Arcion is headquartered in Baltimore, Maryland and commenced operations in July 2007. Arcion completed an $8.8 million Series A Preferred financing round in November 200, structured in three tranches, at $1.00 per Series A share, as follows: (i) Initial Closing of 3,116,666 shares on November 21, 2007, (ii) Second Closing of 2,866,666 shares on May 9, 2008, and (iii) Third Closing of 2,866,666 shares on April 10, 2009. Lead investors were InterWest Partners and CMEA Ventures.

Arcion’s senior management team consists of the following:

James N. Campbell, MD, CEO and Founder.

Dr. Campbell is the inventor of the Adlea technology (Anesiva) as well as Arcion’s clinical pipeline, Dr. Campbell is an Entrepreneur in Residence with InterWest Partners, a board member of Amplimmune, Professor of Neurosurgery at Johns Hopkins University as well as Chairman Emeritus of the American Pain Foundation.

Kerrie L. Brady, BPharm, MBA, M.S., COO

Ms. Brady is involved in business development, operations and marketing at Arcion. She has 25 years of experience in the biotechnology and pharmaceuticals industry. Ms. Brady is a board advisor to Ausio Pharmaceuticals, prior founder and CEO of Traxion Therapeutics and CEO of CRC Biopharmaceuticals.

Lead Program: ARC-4558

Arcion’s lead clinical program, ARC-4558, is a 0.1% gel formulation of clonidine hydrochloride for topical administration. ARC-4558 targets peripheral a2 adrenoreceptors to relieve pain caused by damaged nerves in the skin. ARC-4558 is currently in a Phase IIb clinical trial for the treatment of painful diabetic neuropathy. Arcion expects top-line data from the Phase IIb trial in the first half of 2010. According to Arcion’s management, clinical data to date suggests minimal systemic side effects, no material drug interaction effects or safety issues and efficacy comparable to other highly-successful drugs. Arcion is following a 505(b)(2) strategy which reduces the number of patients required for the clinical trial safety database. Costs are further reduced by the design of the study for an indication such as painful diabetic neuropathy, which has a relatively short endpoint (12 weeks).

Arcion’s granted patents provide exclusivity with respect to topical clonidine preparations (clonidine gel) through 2019 in the U.S., Australia, China, Europe and Japan. Additional patents related to the treatment of diabetic neuropathy are currently pending. An amended application has recently been submitted to the US Patent Office, pending examiner review. This specific patent group would provide strong protection for the ARC-4558 product.

The principal market for ARC-4558 is painful diabetic neuropathy; peak sales estimates in this market exceed $1.0 billion (per Arcion research). ARC-4558 is a topical product which is targeted directly to the area of pain (typically the feet). This offers potential advantages to competing therapies in that it is non-systemic and provides efficacy similar to systemic therapies (based on research to date). Non-systemic therapy offers a more convenient application with reduced side effects of traditional systemic therapy. The ARC-4558 is cosmetically acceptable (dries fast, odorless) and does not anesthetize the skin (which is important for diabetics). ARC-4558 is being positioned as a complement to other products, for patients with an unmet need. Arcion management believes that the non-systemic application reduces the stigma created by traditional drugs.

Diabetic neuropathic pain (DNP) is a symptom of diabetic neuropathy, a nerve disorder caused by chronic hyperglycemia. DNP is typically associated with loss or reduction of sensation in the feet, along with pain and weakness. The National Diabetes Information Clearinghouse estimates that approximately 50% of diabetics experience mild to severe forms of DNP. Approximately 331,000 diabetics in the US are treated annually for symptoms including neuropathic pain. According to research conducted by Datamonitor, there are currently five drugs approved for the treatment of neuropathic pain (Lyrica is the only drug approved for DNP). Numerous other drugs are used off-label. Datamonitor indicates that, as of June 2008, there were at least 40 compounds in clinical development for the treatment of neuropathic pain, making it one of the most active pipelines in the central nervous system arena. The size of this pipeline is due to the commercial opportunity created by a large patient population with significant unmet medical need. Currently, there is no topical drug specifically indicated for painful diabetic neuropathy.

Preclinical Pipeline

Arcion’s preclinical candidates, also intended for topical administration, include ARC-2022 for the treatment of post-herpetic neuralgia and ARC-1834 for the treatment of Raynaud’s syndrome.

Financial Statements Summary

Attached as Exhibit III are income statement and balance sheet summaries of Anesiva for the fiscal years ended December 31, 2004 through 2008 and the twelve-month period ended (“TTM” or “trailing twelve-months) March 31, 2009. Sources of income statement and balance sheet data were Anesiva’s Form 10-K for the fiscal years ended December 31, 2005 through 2008 and 10Q for the quarter ended March 31, 2009.

Attached as Exhibit IV are income statement and balance sheet summaries for Arcion for the fiscal years ended December 31, 2007 and December 31, 2008, as well as the twelve-month period ended March 31, 2009 (“TTM” or “trailing twelve months”) and at May 31, 2009.

Economic and Industry Data

A review of conditions in the general economy and in the biotechnology / pharmaceutical industry is presented in Exhibits V and VI, respectively.

Valuation Analysis

The valuation analysis presented herein is focused on (1) the values of Anesiva and Arcion on a stand-alone basis, and (2) the relative fairness, to the existing stockholders of Anesiva, of the conversion of Arcion Preferred and Common Stock into an aggregate 64% of Parent Common Stock (pre-money) and (3) the per-share value of Parent Common Stock resulting from the combination of Anesiva and Arcion into NewCo.

Step I: Stand-Alone Valuation Analysis (Anesiva and Arcion)

Stand-alone valuation analyses seek to derive the indication(s) of value for Anesiva and Arcion without post-Merger effects such as synergies.

Anesiva’s attempts at obtaining financing and/or strategic partnership opportunities have thus far, aside from the pending Merger, been unsuccessful. Capital market conditions are unfavorable and Anesiva lacks a robust pipeline of product candidates, with only one product in its clinical pipeline after the failure of Zingo commercial operations. Furthermore, recent notice that NASDAQ has determined to delist the Company’s securities from The NASDAQ Global Market has negatively impacted Anesiva’s stock price and trading prospects.

The current Adlea program has resulted in positive data for TKA, and mixed data for other treatments such as bunionectomy and total hip arthroplasty. According to Anesiva’s management, the program may be streamlined to a TKA indication, which could negatively impact the technology value and its attractiveness to potential collaborative partners. Furthermore, NCE regulatory exclusivity regarding the capsaicin injection for pain expires in 2018. Although potential extensions are available (methods of using capsaicin for pain), Adlea is at least three years from potential commercialization, thus limiting the available marketing period free from the impact of generics. Additionally, a competitor (NeurogesX) is in late Phase 3 clinical studies with a competing capsaicin-based product which would prohibit Anesiva from obtaining the primary patent extension (although additional formulation patents would be available).

Anesiva is operating with a severely reduced staff; full-scale operations with respect to Adlea will require Anesiva to rebuild its workforce. On a stand-alone basis, absent a better-capitalized collaboration partner, Anesiva’s options would be limited. Liquidation (and bankruptcy) would be a relevant concern and likely course of action according to Management.

Arcion would be viewed as a more attractive candidate for investment. Its clinical development pipeline is at an earlier stage than Adlea; however, there is more attractive market potential for the indication pursued by Arcion’s lead product (ARC-4558), relative to Adlea. Specifically, ARC-4558 pursues an indication for painful diabetic neuropathy, a market with significant unmet need and large patient population. Arcion’s 505(b)(2) strategy allows for considerable cost reduction and lean operations. ARC-4558 is positioned as a complementary therapy (patients can remain on other medications). Its systemic application may contribute to market acceptance, with reduced side-effects to systemic therapies, while providing efficacy comparable to systemic therapies. It is important to note, however, that due to the attractiveness of the market there are numerous potential products currently under development; thus, there is considerable uncertainty as to the future competitive environment. Additionally, Arcion has two preclinical products for other pain indications such as post-herpetic neuralgia and Raynaud’s Syndrome, providing a more diversified portfolio than Anesiva.

Anesiva Stand-Alone Valuation Analysis

In order to arrive at an opinion as to the fairness, from a financial point of view, of the proposed Merger to the stockholders of Anesiva, it is necessary to investigate the various indicia of the fair value of Anesiva’s common stock. This exercise will provide indications as to the value that Anesiva stockholders will give up as a result of the proposed Merger, as well as provide input to our analysis of relative fairness (of the various exchange ratios).

We note that Anesiva is publicly traded with a NASDAQ listing (the NASDAQ listing will remain in place pending a decision by the NASDAQ Hearings Panel). In fairness analysis, alternative approaches (in addition to Anesiva’s quoted stock price) are analyzed under the assumption that a company’s quoted market price may not, in all cases, be the most reliable indication of fair value.

Presented following are various approaches considered in estimating a range of value indications for Anesiva’s common stock on a stand-alone basis.

Market Approach: Actual Stock Price

As shown in Exhibit VII, Anesiva’s stock price has declined significantly throughout the past 12 months. Since July 2008, the adjusted weekly closing price has declined from $2.62 to approximately $0.25 per share. Throughout the past month, Anesiva’s stock price has ranged from $0.19 to $0.30, with a median of $0.27 per-share. Trading volume has ranged from approximately 19,300 to 1.1 million shares per day over the past 30 days. As of July 24, 2009, NASDAQ has determined to delist the Anesiva’s securities from The NASDAQ Global Market, resulting in a sharp decline to $0.19 and heavy trading volume (selling). For purposes of this analysis we have focused on the median price of $0.27, although it is important to note the significant volatility in Anesiva’s share price and the probability that the ultimate value realized by stockholders for Anesiva’s stock, on a stand-alone basis may be at or below the recent price of $0.19.

Market Approach-Alternative Sources

In addition to the actual trading price of Anesiva’s stock on NASDAQ, we considered valuation benchmarks developed via comparison to transactions involving the equity or assets of other companies. Such companies may be considered as similar companies or market substitutes from an investor’s point of view.

Market-based information was researched from two primary sources of pricing data:

1)	market prices of publicly traded stocks (Guideline Public Company Method); and

2)	comparative transaction data relating to the sale or purchase of companies in their entirety (Transaction/M&A Method)

The results of the Guideline Public Company Method are attached as Exhibit VIII. As shown in the Exhibit, we identified several companies which, in our judgment, provide a reasonable basis for comparison to the relevant investment characteristics of Anesiva. Hoover’s Online database, Anesiva’s 10K, and other online searches were utilized to identify potential comparables. Primary search criteria were public companies classified under the primary SIC codes 2834 and 2836 and companies identified by Hoover’s as being potential competitors, with at least a portion of their product portfolio in pain management. We eliminated companies with a material revenue stream from commercialized products. After identifying comparable public companies, comparison of relative financial data is performed in order to examine Anesiva’s market value relative to the selected companies. Typically, in a Guideline Public Company Method, valuation multiples are derived from the guideline companies’ financial data. Multiples are then adjusted for factors specific to the subject company and applied to the subject company’s relevant basis. In the case of a pre-revenue biotech company, such an analysis is not feasible. In this case we analyzed the attributes of the guideline companies’ clinical pipelines relative to Anesiva, as well as their implied technology values and available cash resources. This analysis is detailed in Exhibit VIII.

As shown in Exhibit VIII, the guideline companies, on average, have more diversified product portfolios than Anesiva. Anesiva ranks at the bottom with only one product in clinical development and no collaborative relationships with corporate partners. Anesiva also ranks at the bottom, in terms of cash available to fund its development and is in considerable financial distress with high bankruptcy risk. Most of the observed guideline companies have six-months to two years of available cash. Anesiva’s trailing twelve month cash burn was higher than all of the guideline companies. The guideline companies exhibit mixed results with respect to implied technology value (enterprise value—cash). Some of the guideline companies are priced such that the implied technology values are negative, which indicates that market participants are placing a low value on speculative technology assets in the current market.

In light of the preceding (single product, no cash, etc.), it would be reasonable to assume that Anesiva’s implied technology value would be at or below the low end of the indicated range; however, Anesiva’s implied technology value, based on its current price quoted on NASDAQ, is roughly twice the median of the guideline companies. As such, the guideline company data implies, in our judgment, that Anesiva’s stock price as quoted on the NASDAQ may exceed its intrinsic value.

The results of the Transaction/M&A Method are attached as Exhibit IX. The Transaction/M&A Method is based upon the prices paid for comparable property in mergers and acquisitions. Sources of data are transaction rosters presented in Mergerstat Review 2009, published by FactSet Mergerstat LLC. We observed transactions posted by Mergerstat under the industry classification #14 (“Drugs, Medical Supplies and Equipment”). We eliminated transactions involving targets not in the biotechnology/pharmaceutical space as well as targets with a material revenue stream. As shown in the Exhibit, the results of the study imply a median deal value of $9.0 million, with a median implied premium (over the market price of the seller’s stock five days prior to the sale) of 44%.

Merged and acquired company data are from controlling interest transactions and generally reflect a premium for control and a premium for buyer-specific synergies (acquisition premium), which are difficult to quantify and may not be applicable to the universe of potential buyers. In the instant case, the transaction data does not provide additional useful information relative to the valuation of Anesiva.

Income Approach

The Income Approach to value is focused on the expected future returns to the subject company’s capital holders. A description of this methodology is attached as Exhibit X.

Collaboration Scenario

Anesiva’s management indicated that a collaborative partnership has been sought since early-2007. Anesiva’s management presented to various large pharmaceutical companies, biotechnology companies, device companies and other mid-sized pharmaceutical and biotechnology on multiple occasions. No formal term sheets were received and no discussions advanced beyond the preliminary phase. Companies have declined Anesiva’s offers for numerous reasons including (i) the duration of remaining patent protection (2018), (ii) the cost of development, and (iii) the expected time required to reach an NDA.

According to Anesiva’s management, a collaboration agreement would be the only means for Anesiva to continue as a going concern (and management would continue to pursue such a partnership). Anesiva’s management provided projections of potential cash flows under a hypothetical collaboration scenario. Projections, which are attached as Exhibit XI, reflect milestone payment and research and development expense reimbursement in the early years. It is expected that the Zingo assets will be sold in 2009 for proceeds of approximately $3.5 million (based on a pending offer). Since Anesiva has little cash to fund Adlea’s development internally, it is assumed that the collaborative partner will reimburse all of Anesiva’s remaining R&D costs with respect to Adlea. It is assumed that the partner would have worldwide commercialization rights. The initial launch if Adlea is expected in 2013, at which point Anesiva would receive a royalty from product sales. Management has estimated a royalty rate of 10%4 of Adlea product sales. Additional cash flow assumptions are presented in the footnotes to Exhibit XI.

Net cash flows from royalty revenues are discounted to present value through 2023 reflecting the current and anticipated patent life of the Adlea technology. The current patent related to the capsaicin injection for pain has regulatory exclusivity through 2018, with a potential extensions through 2023, according to Anesiva’s patent counsel. We have not extrapolated beyond the relevant patent period as the impact of competitors and/or generics would result in a significant reduction in sales.

[4]	Anesiva management indicates that although royalty rates tend to be higher (15% – 30%); however, Anesiva would require substantial upfront funding/R&D reimbursement which would likely result in a lower royalty.

We have accounted for the cumulative probability of FDA approval based on statistics compiled from various available studies (DiMassi 2001, Kola 2004, Avance) for drug development programs categorized in the “Arthritis/Pain” space. Such data is presented in Valuation in Life Sciences by Borris Bogden and Ralph Villager and indicates a 78.1% success rate in Phase 3 and an 89.1% approval rate (assuming successful completion of the previous stage).

There are a number of significant risk factors associated with Anesiva contributing to the magnitude of the appropriate discount rate. Such risk factors include, but are not limited to, the following:

•	There is significant uncertainty as to FDA approval or commercial success of Adlea.[3]

•

Projections of future operations are highly speculative. Anesiva has little cash and, absent the loan from Arcion, their ability to continue as s going concern would be limited. This is further evidenced by the going concern qualification issued by Anesiva’s public accounting firm in its 10K for fiscal 2008.

•

The ability to secure such collaboration is highly speculative. Attempts to date have been unsuccessful due to a number of factors including i) the duration of Anesiva’s intellectual property, ii) the cost of their proposed development program, and iii) time until potential NDA.

Based upon the preceding, we have applied a range of discount rates from 45% to 55% which, in our judgment, is a reasonable range of required returns given the risks (including high bankruptcy risk and financial leverage) associated with Anesiva. As calculated in Exhibit XII, discount rates in the range of 45% to 55% result in the following range of values for Anesiva on a stand-alone basis, under a collaboration scenario:

Anesiva Stand-Alone DCF Indications (in 000 except per-share)
Discount Rate	Enterprise Value	Debt	Aggregate Equity Value	Shares Outst.	Per-Share
45%	$23,700	$7,562	$16,138	40,451	$0.40
50%	20,700	7,562	13,138	40,451	0.32
55%	18,300	7,562	10,738	40,451	0.27

Asset Approach

In the asset-based approach, value is based upon the subject company’s underlying net asset value. An asset based approach can take various forms, including value derivations based on book value or estimated liquidation value. This type of analysis can be particularly relevant in the appraisal of an asset holding company, or when realization of the subject company’s underlying net asset value is a relevant consideration.

Liquidation Scenario

According to Anesiva’s management, in approximately 2 months time, absent a material transaction or collaborative agreement, liquidation proceedings would commence. A bankruptcy filing is probable in the liquidation scenario, given insufficient liquid assets for debt repayment. Anesiva would incur various liquidation and wind-down costs (primarily legal), which have been estimated by Management at approximately $1.0 million. The Zingo assets are assumed to have a $3.5 million value, based upon recent transaction negotiations. The expected value of the Adlea assets in liquidation and bankruptcy is uncertain. Anesiva entered discussions with a potential buyer in the past; discussions did not progress beyond Anesiva’s initial offer. In liquidation, it is reasonable to assume that technology assets would not yield their going concern value; rather, it is likely that such assets would be sold at a considerable discount, if a suitable buyer were available. In our judgment, absent a potential buyer or pending offer, the estimated value to be derived from the Adlea assets in liquidation is highly uncertain as of the current measurement date. We have calculated the implied required liquidation value of Adlea assets which would result in a liquidation value per share equivalent to the current stock price.

[3]	Management indicates that InterWest Partners and CMEA ventures will commit to the initial $10.0 million; additional investment will be sought from outside investors.

As shown in Exhibit XIII, Anesiva would require proceeds of approximately $27.1 million in a liquidation sale of the Adlea assets in order to produce a cash distribution per share equal to the Anesiva stock price as quoted in the NASDAQ. This is above the range of indicated technology value implied by the collaboration scenario presented in the preceding section. Thus, it is reasonable to assume that, in liquidation, the realized value for Adlea would be at a discount to the $27.1 million implied by the current stock price (which further implies that the stock price may be above fair value).

As shown following, due to Anesiva’s high degree of financial leverage (caused by debt), minor changes in expected Adlea liquidation proceeds have a significant impact on the estimated proceeds to common stock. In our judgment, the discount to the indicated implied value of Adlea assets in liquidation would potentially be as high as 50% to 60%5, resulting in de minimis proceeds to common equity. For purposes of this analysis, we have assumed that the discount in liquidation would be at least 10% to 30%, resulting in a range of liquidation value $0.07 to $0.20. The midpoint of this range (20% discount) implies an enterprise value of $13.1 million and per-share value of 0.14.

Adlea Liquidation Scenario (in 000 except per-share)

From Adlea Value Implied by Stock Price	(A) Adlea Liquidation	(B) Cash +Zingo Value	(C) Senior Claims	(A+B+C) Common Proceeds	Common Shares	Common Liquidation Value Per-Share	(D) Debt	(A+B+C+D) Enterprise Value
0%	$27,055	$4,800	$(20,933)	$10,922	40,451	$0.27	$7,562	$18,484
2%	26,514	4,800	(20,933)	10,381	40,451	0.26	7,562	17,943
4%	25,973	4,800	(20,933)	9,839	40,451	0.24	7,562	17,402
6%	25,431	4,800	(20,933)	9,298	40,451	0.23	7,562	16,860
8%	24,890	4,800	(20,933)	8,757	40,451	0.22	7,562	16,319
10%	24,349	4,800	(20,933)	8,216	40,451	0.20	7,562	15,778
12%	23,808	4,800	(20,933)	7,675	40,451	0.19	7,562	15,237
14%	23,267	4,800	(20,933)	7,134	40,451	0.18	7,562	14,696
16%	22,726	4,800	(20,933)	6,593	40,451	0.16	7,562	14,155
18%	22,185	4,800	(20,933)	6,052	40,451	0.15	7,562	13,614
20%	21,644	4,800	(20,933)	5,511	40,451	0.14	7,562	13,073
22%	21,103	4,800	(20,933)	4,970	40,451	0.12	7,562	12,532
24%	20,562	4,800	(20,933)	4,429	40,451	0.11	7,562	11,991
26%	20,020	4,800	(20,933)	3,887	40,451	0.10	7,562	11,449
28%	19,479	4,800	(20,933)	3,346	40,451	0.08	7,562	10,908
30%	18,938	4,800	(20,933)	2,805	40,451	0.07	7,562	10,367
32%	18,397	4,800	(20,933)	2,264	40,451	0.06	7,562	9,826
34%	17,856	4,800	(20,933)	1,723	40,451	0.04	7,562	9,285
36%	17,315	4,800	(20,933)	1,182	40,451	0.03	7,562	8,744
38%	16,774	4,800	(20,933)	641	40,451	0.02	7,562	8,203
40%	16,233	4,800	(20,933)	100	40,451	0.00	7,562	7,662

[5]

Research on intellectual property value in bankruptcy situations was conducted by Fernando Torres, Senior Economist, CONSOR Intellectual Asset Management, titled Trademark Values in Corporate Restructuring and presented at Western Economics Association International, 82nd Annual Conference on July 1, 2007. Mr. Torres’ research indicates that liquidation discount ratios (to going-concern value) can be as high as 80% to 90%. The ratio is dependent upon a number of factors including the level of sales supported by the intellectual property. Mr. Torres’ research was conducted on consumer goods trademarks.

Summary of Anesiva Fair Value Indications

The fair value indications derived in preceding analysis are summarized following:

•

Anesiva’s stock has traded at a median price of approximately $0.27 over the past month. The median stock price implies an aggregate equity value of $10.9 million (based on 40,451,687 shares outstanding) and an enterprise value (based on $7.6 million in debt) of $18.5 million. Market-based data obtained via analysis of guideline companies suggests that the current market price may exceed its fair value, given its thin pipeline and relative financial distress.

•

The Discounted Cash Flows method assumes a potential collaboration scenario in which the licensor would have full commercial rights to Adlea product sales. This scenario resulted in a range of enterprise value of $18.3 million to $23.7 million, which implies a value range per-common share from $0.27 to $0.40. It should be noted that no collaboration agreements have been secured to date and all efforts toward such an agreement with a suitable partner have been unsuccessful. As such, the ability of Anesiva to realize value under such a scenario is highly uncertain.

•

Given Anesiva’s financial position, on a stand-alone basis, liquidation and bankruptcy would be a probable outcome in the short-run. The liquidation analysis indicates that Anesiva’s median stock price of $0.27 implies a liquidation value of nearly $27.1 million for the Adlea assets. This implied technology value (in liquidation) exceeds the high end of the range implied by the collaboration scenario DCF (Exhibit XII) under a going-concern scenario. Given the uncertainty associated with the value of intellectual property in liquidation, the probability of realizing such a value in liquidation is unlikely. Anesiva’s intangible assets would most likely sell at a considerable discount to that which is implied by the current stock price. In our judgment, the minimum discount (from the value implied by Anesiva’s stock price) to the Adlea assets in liquidation would be in the range of 10% to 30%, resulting in an implied range of liquidation values per common share of $0.07 to $0.20. The midpoint of this range indicates an enterprise value of $13.1 million and per-share value of $0.14.

In summary, Anesiva’s median stock price for the recent month as quoted on NASDAQ ($0.27 per-share, $18.5 million enterprise value) is, in our judgment, at the upper end of the indicated fair valuation range and may be above its actual fair value, given the risk of bankruptcy and liquidation. The trading price as of July 24, 2009 closed at $0.19, reflecting significant selling in response to a NASDAQ delisting notice. Discounted cash flows analyses focusing on a collaboration of the Adlea program provides a useful indication of future returns, under the assumption that such an agreement was available. Since efforts at establishing a partnership have been unsuccessful to date, it is reasonable to focus on the low end of the indicated value range ($0.27 per share, $18.3 million enterprise value) in estimating value under a collaboration scenario. The most likely outcome, on a stand-alone basis, would be liquidation. Implied values in a liquidation scenario range from $0.07 to $0.20, with a midpoint of $0.14 per share ($13.1 million enterprise value). It is important to note, however, that the actual discount to the implied going-concern value of Adlea intellectual property value would potentially be significantly higher than the 10% to 30% range examined herein, yielding little value (if any) to common stockholders in such a liquidation scenario.

Based upon the preceding, it is our opinion that an appropriate range of value indications for Anesiva on a stand-alone basis, for purposes of this fairness analysis, is as follows:

Value Range	Per-Share	Enterprise
Low	$0.14	$13.1 million
High	$0.27	$18.5 million

On a stand-alone basis, the value to common stockholders of Anesiva is reasonably estimated, in our judgment, on the lower end of this range, given Anesiva’s financial distress and pending liquidation. The recent stock price decline has approached the lower end of this range, which may be a signal as to investors perception as to future bankruptcy and liquidation. Furthermore, it is significant to note that there could be a wide range of outcomes in a liquidation scenario for common stockholders due to uncertainty related to the liquidation value of Adlea technology and leverage related to senior claims. Thus, there is a significant possibility that values below the indicated range would be realized.

Arcion Stand-Alone Valuation Analysis

In assessing the stand-alone indications of value for Arcion, we considered similar approaches as were applied in deriving Anesiva’s stand-alone value estimate. Arcion is not publicly-traded, thus no observable market price is available.

Market Approach

Absent a quoted price in a public market, actual transactions in a private company’s shares, conducted at arm’s length in proximity to the subject measurement date, may provide useful evidence of value. Arcion completed an $8.8 million Series A financing in April 2009. The Series A financing was structured in three tranches, beginning in November 2008. As such, the transaction reflects investor pricing from November 2008, roughly 18 months prior to the final tranche. In our judgment, a valuation indication implied by the Series A transaction would therefore not be reflective of facts and circumstances that would influence a current valuation of its shares.

As shown in Exhibit XIV, we compiled financial data from comparable public companies which were identified as having at least a portion of its product portfolio in the field of neuropathic pain. A shown in the exhibit, the guideline companies exhibit significantly higher technology values that those observed relative to Anesiva. Given the lack of revenue, earnings, or other meaningful basis for comparative valuation analysis, we have not relied upon the guideline company methodology as a principal source of valuation data.

Income Approach

Attached as Exhibit XV Is a revenue projection for ARC-4558 provided by Arcion management for period spanning from fiscal 2009 through fiscal 2027. Preliminary projections were provided for ARC-2022; however, it is likely that such preclinical products would be viewed by investors as highly speculative with respect to projections of future sales. Thus, in our judgment, valuation of Arcion on a stand-alone basis is appropriately focused on ARC-4558.

Key assumptions utilized in the DCF analysis regarding the valuation of ARC-4558 are as follows:

•	A collaboration scenario would be the most likely path to commercialization of ARC-4558.

•

Peak sales are projected by Arcion management to be in the range of $400 million (pessimistic scenario) to $1.1 billion (optimistic scenario), based upon market analysis, expected patient population and a 25% peak penetration rate in painful diabetic neuropathy. The base-case, or most likely scenario, is for peak sales at approximately $800 million. Industry data[6] suggests that this figure is in line with average peak sales for comparable products.

•

Estimated milestone payments over a three-year period through the end of Phase 3 trials and potential FDA approval (2010 – 2013) total $125 million. Milestone estimates are based upon analysis of comparable collaboration arrangements.

•	An estimated royalty of 20% is applied to all product sales based upon analysis of industry deal terms which indicate rates in the 15% to 30% range for Phase 2/3 stage products.

[6]	Data presented in Valuation in Life Sciences by Boris Bogdan and Ralph Villiger indicates average peak sales for existing CNS drugs at $746 million.

•	General and administrative expense will flatten upon commercialization and reflect administration of the revenue stream (2% growth with inflation).

•

Probability assumptions associated with success of clinical trials and FDA approval are based upon studies conducted by Tufts University and presented in Valuation in Life Sciences by Borris Bogden and Ralph Villager for pain products.

•	Cash flows through 2026 are discounted to present value, reflecting the potential expiration of relevant patents (currently pending)

•

Discount rate range: 35% – 45% reflecting venture capital required rates of return. This range reflects the sizable risk associated with biotechnology products in the clinical trial process. Additionally, revenue projections assume that pending patents for treatment of diabetic neuropathy are eventually granted. Investors would require a substantial return in light of these uncertainties. This range is lower than the range examined for Adlea, since considerable financial distress/bankruptcy risk adds to the overall uncertainty associated with an investment in Anesiva relative to Arcion.

We examined a range of implied enterprise values at various peak sales figures. The resultant range of values implied by the DCF methodology is as follows:

Peak Sales Assumptions (in 000)

Discount Rate	$400,000	$500,000	$600,000	$700,000	$800,000	$900,000	$1,000,000	$1,100,000
35%	37,300	40,600	43,800	47,100	50,400	53,700	57,000	60,200
40%	32,100	34,600	37,000	39,400	41,900	44,300	46,800	49,200
45%	28,200	30,000	31,900	33,700	35,600	37,400	39,300	41,100

The DCF model for Arcion is attached as Exhibit XVI.

Asset Approach

Arcion has a book value of approximately $3.0 million. While book value may provide a measure of what has been invested in a company, it may not necessarily provide a useful measure of what shareholders may be able to realize in the form of investment returns. It should be noted that Arcion has intangible value (technology portfolio) which is not accounted for on the balance sheet; thus, the value of these intangible assets would not be reflected in an asset-based approach to value. Additionally, liquidation is not a likely outcome in the near-term for Arcion and its stand-alone value is most appropriately derived under a going-concern premise.

Summary: Arcion Stand-Alone Value

Three approaches were considered in assessing the value indications for Arcion on a stand-alone basis. Ultimately, it was determined that the DCF methodology based upon a collaboration partnership on the ARC-4558 assets provided the most reasonable indication of Arcion’s stand-alone value. We examined a range of discount rates and peak sales figures. Taking the midpoint of the examined peak sales range (approximately $800 million) as a basis for valuation purposes, the indicated range of enterprise values is $35.6 to $50.4 million (based on discount rates from 35% to 45%).

Step II: Analysis of Relative Fairness

In assessing the fairness, from a financial point of view, of the Series A Preference Exchange Ratio and the Common Exchange Ratio, from the perspective of Anesiva stockholders, the following factors, in our judgment, are particularly relevant:

•

Anesiva would be in a state of considerable financial distress, but for the pending Merger, Arcion loan and potential post-closing investment. Arcion is clearly in a better financial position, with cash available to fund operations through the end of 2010. On a stand-alone basis, Anesiva’s financing options would be limited (as evidenced by recent delisting notification) and would most likely not be able to attract an investment comparable to the proposed private placement ($10 million minimum). Arcion, on the other hand, would be in a better position to raise additional capital or secure a partner to further the development of ARC-4558 and other pipeline products.

•

Anesiva has attempted to secure a collaborative partner and/or buyer for the Adlea assets with no success. Anesiva met with various large and midsized pharmaceutical, biotechnology and medical device companies which rejected Anesiva’s offers for numerous reasons including (i) the length of patent exclusivity on Adlea, (ii) the expected cost of development and (iii) the expected time until NDA.

•

Arcion has a more diversified clinical pipeline, with multiple products in various stages of development, as opposed to Anesiva, with one product candidate. This lack of diversification would imply additional risk from an investor’s perspective. Stand-alone valuation of Arcion has been focused on ARC-4558. Although difficult to quantify at such an early stage, it is reasonable to assume that Arcion’s preclinical products would contribute to an upward pull on Arcion’s valuation.

•

Arcion’s lead product ARC-4558 addresses a larger and less crowded market than Adlea. Adlea’s current indication is for post-operative pain, which has considerable price pressure and competition due to its in-hospital use. Additionally, Adlea has limited patent exclusivity with potential extensions subject to competitive pressures[7]. Based upon the clinical development to date, Anesiva may eventually streamline the indication to TKA, negatively impacting its value and commercial attractiveness to potential partners. Arcion’s lead product addresses a market for which no indicated topical therapy exists, subject to less price pressure and competition.

•

Arcion is following a 505(b)(2) strategy which reduces the number of patients required for the clinical trial safety database. Costs are further reduced by the design of the study for an indication such as painful diabetic neuropathy, which has a relatively short endpoint (12 weeks)

As shown in Exhibit XVII, the effect of the Series A Preference Exchange Ratio and the Common Exchange Ratio is a preliminary ownership in NewCo of 64% for Arcion’s aggregate contribution8.

Stand-alone enterprise value indications for Anesiva are in the range of $13.1 to $18.5 million. There is a strong possibility, in our judgment that the liquidation value of Anesiva is (significantly) below the indicated range. Stand-alone indications of value for Arcion are in the range of $35.6 to $50.4 million, based upon expected partnering of ARC-4558.

[7]	NeurogesX is currently pursuing an indication which will likely make a patent extension unfeasible for Anesiva.
[8]	This percentage will be diluted by the $10.0 million (minimum) financing which will be executed in connection with the Merger. For relative fairness analysis, we observe the pre-investment percentages of 36%/64%.

The following chart summarizes and compares the relevant value indications:

Stand-Alone Valuation Summary

	High	Median	Low
Anesiva Stand-Alone	$18,500	$15,800	$13,100

Arcion Stand-Alone	50,400	43,000	35,600
Add: Arcion Loan (1)	2,000	2,000	2,000

Total Arcion	$52,400	$45,000	$37,600

Total Stand-Alone Value	$70,900	$60,800	$50,700

Anesiva % Contribution to NewCo	26.09%	25.99%	25.84%
Arcion % Contribution to NewCo	73.91%	74.01%	74.16%

(1)	Arcion provided a $2.0 million loan to Anesiva which will be forgiven upon completion of the Merger

As shown above, Anesiva’s relative contribution, in terms of intrinsic value, is indicated as approximately 26% of the combined stand-alone values of each entity. In exchange, Anesiva stockholders will receive 36% of the aggregate equity of Parent (NewCo is owned by Parent).

In assessing the fairness, from a financial point of view, to the stockholders of Anesiva, of this relative exchange relationship, it is important to note that Anesiva is in a state of considerable financial distress. On a stand-alone basis, Anesiva would likely enter liquidation and bankruptcy proceedings in which the ultimate liquidation value available to its stockholders would be uncertain. The value of intellectual property, which comprises substantially all of Anesiva’s value, is highly uncertain and difficult to estimate in a liquidation scenario. But for the pending Merger, the ultimate liquidation value of Anesiva’s common stock may be considerably less than the values indicated herein. Therefore, the actual contribution of Anesiva, on a stand-alone basis, may be substantially lower than 26%.

Based upon the preceding, it is our opinion that the relative contributions of Anesiva and Arcion to NewCo are fair, from a financial point of view, to the stockholders of Anesiva.

Step III: Valuation of NewCo

Valuation of NewCo is undertaken to answer the question of what Anesiva stockholders will receive as a result of the pending Merger.

Pro-Forma Parent Capitalization

In summary, Anesiva’s current stockholders will own 36% (preliminary) of the outstanding shares of Parent (Anesiva) Common Stock as a consequence of the Merger. This aggregate 36% interest is computed after conversion of Arcion Series A Preferred Stock and Arcion Common Stock pursuant to the provisions of the Merger Agreement, and conversion of Investor Securities (debt) and a portion of the Rights Offering into common stock of Parent on the basis of 1 times the outstanding principal and interest. It should be noted that the portion of the Rights Offering subscribed to by non-Investor shareholders will be repaid in cash. The preliminary 36% interest will be reduced by the $10.0 million minimum financing which is expected to be consummated in connection with the Merger. Management expects to execute a 20:1 reverse stock split at the time of the Merger. A table of these transactions is attached as Exhibit XVII. A summary of the post-merger capitalization of Parent is as follows:

Summary of Post-Merger Parent Common Stock Outstanding

	Shares	%
ANSV (original) Shares of Parent Post-Merger, Post-Reverse Split	3,211,787	36%
Arcion Shares of Parent Post-Merger, Post Reverse Split	5,709,844	64%

Total Common Shares (Parent) Outstanding Post-Merger, Post-Reverse Split	8,921,631	100%

New Shares: $10M Minimum Financing	1,851,852

ANSV (original) Shares of Parent Post-Merger	3,211,787	30%
Arcion Shares of Parent Post-Merger	5,709,844	53%
New Investment Shares	1,851,852	17%

Total Shares, Post-Investment	10,773,483	100%

Notes:

All options and warrants transferred from ANSV are assumed to be out of the money and non-dilutive as of the Merger date.

New options issued in respect of Arcion options will be issued at-the-money and will not have a dilutive effect as of the Merger date.

New shares arising from the $10 M investor private placement are computed based upon a $5.40 estimated market price, which is equivalent to the current market price of ANSV shares, adjusted for the 20:1 reverse eplit.

Income Approach

The value of NewCo, in our judgment, is appropriately measured using a forward-looking valuation approach. The Income Approach to value considers the expected future earnings from the subject business, discounted to present value at an appropriate cost of capital. Specifically, under a Discounted Cash Flows Methodology, the fair value of company’s stock is determined by discounting to present value the expected returns that accrue to capital holders.

We relied upon projections of cash flow previously employed in valuation calculations for Arcion and Anesiva’s stand-alone analyses. Based upon discussions with Anesiva and Arcion’s management, the most likely post-Merger scenario(s) would be partnering the development of Adlea and ARC-4558. This, we have relied upon collaboration scenario cash flows previously derived in Exhibits XII and XVI as the basis for projected NewCo cash flows. Anesiva and Arcion Management do not expect material synergies in the form of cost reduction; however, synergies are expected in the pooling of technical expertise and the ability to attract capital to fund pipeline development. Net cash flows are discounted to present value based upon a range of discount rates, from 30% to 40% (VC rates as discussed in Exhibit X). This range of discount rates is lower than the range employed in the stand-alone analyses for each entity, reflecting a reduced risk profile created by the combined entities’ greater access to capital, combined technical expertise and management depth.

The DCF models for Anesiva and Arcion under a NewCo scenario are attached as Exhibit XVIII. The models are presented separately due to the probability factors, which are specific to each collaboration scenario and different for each program. A peak revenue assumption of $800 million for ARC-4558 is applied to the Arcion component, and the 30%-40% discount rate range is applied to each cash flow model.

The resultant fair value indications for NewCo (Parent common stock) are as follows:

	(in 000 except per-share)
Discount Rates	30%	35%	40%
NewCo-Based Enterprise Value for Adlea Collaboration	25,700	20,900	17,300
NewCo-Based Enterprise Value for ARC-4558 Collaboration	59,300	47,600	39,200
Add: Minimum $10 M Cash Investment	10,000	10,000	10,000

Aggregate Enterprise Value	$95,000	$78,500	$66,500
Pro-Forma Parent Shares Outstanding	10,773	10,773	10,773

Post-Split Value Per Share	$8.82	$7.29	$6.17
Reverse Split	20	20	20

Pre-Split Value Per Share	$0.44	$0.36	$0.31

Fairness Analysis

As outlined in this memorandum, we have examined the indications of value of Anesiva shares on a stand-alone basis relative to value to be received as a result of the Merger.

1.	Fair value indications for Anesiva common stock on a stand-alone basis are in the range of $0.14 to $0.27 per share.

2.	Valuation analyses for NewCo, imply a range of fair value for the post-merger equity in Parent to be received by Anesiva’s current stockholders of approximately $0.31 to $0.44 per share.

3.	Arcion provided a $2.0 million loan to Anesiva, which will be forgiven upon completion of the Merger.

4.	Analysis of the relative contributions of Anesiva and Arcion to NewCo imply that Arcion’s contribution is in excess of the interest in Parent Common Stock to be received as a consequence of the Merger.

Based upon the relevant facts and our interpretation of them, it is our opinion that the Parent Common Stock to be received by the stockholders of Anesiva, Inc. as a consequence of the Merger, is fair to the stockholders of Anesiva, from a financial point of view. Additionally, based upon relative stand-alone valuation analyses for Anesiva and Arcion, it is our opinion that the relative contribution of Anesiva, in exchange for a preliminary interest in Parent of 36% is fair to the stockholders of Anesiva, from a financial point of view.

EXHIBIT I

ASSUMPTIONS AND LIMITING CONDITIONS

1.	Information, estimates and opinions contained in this opinion are obtained from sources considered reliable; however, no liability for such sources is assumed by the appraiser.

2.	We have relied upon the accuracy and completeness of information supplied by the client company without further verification thereof. We have assumed that all financial statements were prepared in conformity with generally accepted accounting principles unless informed otherwise. We are not engaged to discover fraud, errors, or similar illegalities or irregularities.

4.	Possession of this letter, or a copy thereof, does not carry with it the right of publication of all or part of it, provided however, that Anesiva is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Anesiva’s stockholders pursuant to applicable securities laws, rules and regulations.

5.	We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company and this opinion, unless previous arrangements have been made.

6.	This opinion is valid only for the date specified herein and only for the purpose specified herein. The opinion presented in this letter may not be used out of the context presented herein. It is also stipulated that this letter is not to be used for any purpose other than that stated.

7.	Neither the professionals who worked on this engagement nor the Managing Directors of Hempstead & Co. Inc. have any present or contemplated future interest in Anesiva, any personal interest with respect to the parties involved, or any other interest that might prevent us from providing an unbiased opinion. Our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this letter.

EXHIBIT II

PARTIAL LIST OF DOCUMENTS REVIEWED

1.	Anesiva, Inc. Form 10K, filed March 25, 2009 for the Period Ending December 31, 2008.

2.	Anesiva, Inc. Form 10K, filed March 14, 2008 for the Period Ending December 31, 2007.

3.	Anesiva, Inc. Form 10K, filed March 12, 2007 for the Period Ending December 31, 2006.

4.	Anesiva, Inc. Form 10K, filed March 30, 2006 for the Period Ending December 31, 2005.

5.	Anesiva, Inc. Form 10Q, filed May 15, 2009 for the Period Ending March 31, 2009.

6.	Draft copy of the Agreement and Plan of Merger dated June , 2009 by and among Anesiva, Inc., Arc Acquisition Corp., Arcion Therapeutics, Inc. and the stockholders of Arcion Therapeutics.

7.	Anesiva Investor Presentation dated May 6, 2009.

8.	Anesiva Merger Presentation dated May 26, 2009.

9.	Complaint filed by Andrew Lambert in the Court of Chancery of the State of Delaware, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement.

10.	Anesiva Post-Split (pro forma) Capitalization Table dated March 31, 2009.

11.	Arcion Therapeutics’ financial statements for the years ended December 31, 2007 and December 31, 2008, as well as the three and five-month periods ended March 31, 2009 and at May 31, 2009, respectively.

12.	Arcion Therapeutics, Inc. Series A Preferred Stock Purchase Agreement dated November 21, 2007.

13.	First Amendment to Arcion Therapeutics, Inc. Series A Preferred Stock Purchase Agreement dated May 9, 2008.

14.	Amended and Restated Certificate of Incorporation of Arcion Therapeutics, Inc. filed November 20, 2007.

15.	Arcion Therapeutics, Inc. Capitalization Table (post-Series A) effective November 21, 2007.

16.	Arcion Therapeutics, Inc. Projected P&L, FY 2009-2014.

17.	Anesiva, Inc. Projected Income and Expense Data, FY 2009-2018.

18.	Zacks Research Reports regarding Anesiva, Inc. dated March 17, 2009 and March 27, 2009.

19.	Fortis Investment Research regarding Anesiva, Inc. dated January 12, 2009 and March 13, 2009.

20.	Needham Research Report regarding Anesiva, Inc. dated January 9, 2009.

21.	Pacific Growth Equities Research Report dated February 27, 2009.

22.	NewCo Projections, FY 2009-2011.

EXHIBIT III

Anesiva, Inc.

Income Statement Summary

($ in 000)

	Year-Ended:
	31-Dec 2004	31-Dec 2005	31-Dec 2006	31-Dec 2007	31-Dec 2008	31-Mar 2009
Contract revenues	$—	$—	$89	$51	$304	$—
Operating expenses
Research and development	17,169	19,294	20,593	23,261	36,186	28,667
General and administrative	6,468	17,234	18,717	16,699	13,003	14,419

Total operating expenses	23,637	36,528	39,310	39,960	49,189	43,086

Loss from operations	(23,637)	(36,528)	(39,221)	(39,909)	(48,885)	(43,086)

Gain (loss) on sale of assets	—	22	(267)	151	(165)	(100)
Interest and other expense	(24)	—	(6)	(1,524)	(1,275)	(1,043)
Interest and other income	628	1,263	3,458	3,422	1,937	1,409
Loss from debt extinguishment	—	—	—	—	(3,709)	—

Loss before extraordinary gain	(23,033)	(35,243)	(36,036)	(37,860)	(52,097)	(42,820)
Extraordinary gain		1,725	—	—	—	—

Loss before discontinued operations	(23,033)	(33,518)	(36,036)	(37,860)	(52,097)	(42,820)
Loss from discontinued operations	—	—	(19,531)	(21,422)	(51,116)	(42,987)

Net loss	$(23,033)	$(33,518)	$(55,567)	$(59,282)	$(103,213)	$(85,807)

Basic and diluted net loss per common share
Continuing operations	$(27.68)	$(16.89)	$(1.75)	$(1.35)	$(1.29)	$(1.06)
Discontinued operations	$—	$—	$(0.95)	$(0.76)	$(1.27)	$(1.07)

Basic and diluted net loss per common share	$(27.68)	$(16.89)	$(2.69)	$(2.12)	$(2.56)	$(2.13)

Weighted average shares outstanding	832	1,985	20,643	28,024	40,349	40,357

Source: Form 10K

Anesiva, Inc.

Balance Sheet Summary

($ in 000)

	31-Dec 2004	31-Dec 2005	31-Dec 2006	31-Dec 2007	31-Dec 2008	31-Mar 2009
ASSETS
Current assets
Cash and cash equivalents	$13,595	$39,741	$46,454	$90,840	$658	$315
Marketable securities	26,263	55,172	38,601	—	—	—
Prepaid expenses and other current assets	391	1,464	1,153	1,666	1,021	832
Inventories	—	—	—	559	—	—
Restricted Cash	—	—	—	—	589	—
Assets held-for-sale	—	—	—	—	217	191

Total current assets	40,249	96,377	86,208	93,065	2,485	1,338

Property and equipment, net	1,370	871	8,446	15,276	218	155
Restricted cash, net of current	—	669	624	590	—	—
Deferred financing costs	1,222	—	—	—	—	—
Other assets	413	—	98	805	350	336

Total assets	$43,254	$97,917	$95,376	$109,736	$3,053	$1,829

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$6	$1,037	$2,839	$3,370	$8,016	$6,851
Accrued clinical trial liabilities	—	2,850	84	1,219	1,218	423
Accrued compensation	518	2,573	2,277	2,301	297	175
Other accrued liabilities	2,920	1,767	1,631	2,929	1,522	3,694
Current portion of long-term debt	—	150		2,356	—	4,765

Total current liabilities	3,444	8,377	6,831	12,175	11,053	15,908

Long-term debt, net of current	—	—	—	8,485	—	—
Other long-term liabilities	—	—	217	562	—	1,228

Total liabilities	3,444	8,377	7,048	21,222	11,053	17,136

Stockholders’ deficit
Preferred stock	87,687	—	—	—	—	—
Common stock	1	20	27	40	41	41
Additional paid-in capital	19,859	183,837	237,534	297,239	303,937	304,212
Accumulated other comprehensive gain (loss)	(50)	(101)	(22)	—	—	—
Deferred compensation	(7,561)	(572)	—	—	—	—
Accumulated deficit	(60,126)	(93,644)	(149,211)	(208,765)	(311,978)	(319,560)

Total stockholders’ equity (deficit)	39,810	89,540	88,328	88,514	(8,000)	(15,307)

Total liabilities and stockholders’ equity (deficit)	$43,254	$97,917	$95,376	$109,736	$3,053	$1,829

EXHIBIT IV

Arcion Therapeutics, Inc.

Income Statement Summary

($ in 000)

	6-Mos. End 31-Dec 2007	FYE 31-Dec 2008	TTM End 31-Mar 2009	5-Mos. End 31-May 2009
Revenue	$—	$—	$—	$—

Expenses
Research & development	154	1,624	2,402	1,700
General & administrative	254	1,067	1,167	720
Other income (expense), net	2	(51)	(45)	(6)

Total expenses	411	2,640	3,523	2,414

Net loss	$(411)	$(2,640)	$(3,523)	$(2,414)

TTM: Trailing twelve months

Arcion Therapeutics

Balance Sheet Summary

($ in 000)

	31-Dec 2007	31-Dec 2008	31-May 2009
ASSETS
Current assets
Cash	$2,581	$2,603	$1,443
Note receivable	—	—	2,000
Other current assets	101	57	51

Total current assets	2,682	2,660	3,493
Fixed assets, net	—	22	20
Other assets	360	—	—

Total assets	$3,042	$2,683	$3,514

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$250	$112	$480
Accrued compensation and related	108	10	20

Total current liabilities	358	122	500

Equity
Series A Preferred Stock	3,095	5,961	8,828
Common Stock	—	8	8
Retained loss before taxes	(411)	(3,409)	(5,823)

Total equity	2,684	2,561	3,014

Total liabilities and equity	$3,042	$2,683	$3,514

EXHIBIT V

U.S. Economy: First Quarter 2009

As discussed in the Economic Outlook Update 4Q 2008 published by Business Valuation Resources, the United States economy suffered its second largest drop in 26 years during the first quarter of 2009 and was only slightly higher than the previous quarter. The gross domestic product (GDP), which is the broadest measure of the economy’s health, decreased for the third straight quarter, but some economists believe the latest numbers show promising signs of improvement. While economic activity continued to decline, inflationary pressures remained low during the first quarter of 2009.

The U.S. Department of Commerce reported that the nation’s economy decreased at an annual rate of 6.1% in the first quarter of 2009, as indicated by the GDP. The first-quarter figure is slightly less severe than the 6.3% decrease in the previous quarter, but down significantly from the 0.5% decrease in the third quarter of 2008. In 2008, the economy grew by 1.1%, compared to increases of 2.0% in 2007 and 2.8% in 2006. The decrease in first-quarter GDP was largely attributed to a sharp decline in business inventories, residential fixed investment, and equipment and software expenditures, but was partly offset by an increase in personal consumption expenditures and a smaller trade gap.

•

Consumer spending, which accounts for two-thirds of all economic activity in the United States, grew by 2.2% during the first quarter of 2009. This compares with decreases of 4.3% in the previous quarter and 3.8% in the third quarter of 2008. In 2008, consumer spending grew by 0.2%, compared with a 2.8% increase in 2007 and a 3.0% increase in 2006.

•

During the first quarter of 2009, total government spending decreased at a rate of 3.9%. This compares with increases of 1.3% during the previous quarter and 5.8% in the third quarter of 2008. In 2008, government spending increased by 2.9%, which is up from a 2.1% increase in 2007 and a 1.7% increase in 2006.

•

Business spending, or nonresidential fixed investment, continued its decline during the first quarter of 2009, decreasing at a rate of 37.9% after declining by 21.7% in the previous quarter. In 2008, business spending grew by 1.6%, compared to increases of 4.9% in 2007 and 7.5% in 2006. Business expenditures on equipment and software recorded its largest drop in 50 years, declining by 33.8% and decreasing the first-quarter GDP by 2.55 percentage points.

•

During the first quarter of 2009, and for the seventh time in eight quarters, the trade deficit provided a positive contribution to the GDP. Exports fell by 30.0% in the first quarter of 2009, compared to a decrease of 23.6% in the previous quarter, which was the first decline in over five years. In 2008, exports grew by 6.2%, compared with increases of 8.4% in 2007 and 9.1% in 2006.

•

According to the U.S. Department of Commerce, the price index for gross domestic purchases, which measures prices paid by U.S. residents, decreased by 1.0% in the first quarter of 2009 after declining by 3.9% in the previous quarter. Excluding food and energy prices, the price index for gross domestic purchases grew by 1.4% in the first quarter after increasing by 1.2% in the previous quarter. The Department of Labor reported that the Consumer Price Index for All Urban Consumers (CPI-U) increased by 0.2% in March 2009, but has decreased 0.4% over the last year, representing the first 12-month decline since August 1955.

•

As reported by the Energy Information Administration (EIA), the United States spot price for a barrel of crude oil was $49.47 at the end of the first quarter of 2009, an increase from the incredibly low $31.84 per barrel at the end of the prior quarter.

•	At their first and second scheduled meetings on January 28 and March 18, the FOMC decided to keep the target for the federal funds rate unchanged from the prior quarter at a range of 0% to 0.25%.

•

The unemployment rate increased to 8.1% during the first quarter of 2009, up from the 6.9% rate posted in the previous quarter. Since the recession began in December 2007, 5.1 million jobs have been lost.

•

Overall consumer spending had an unanticipated rebound during the first quarter of 2009. Consumer spending on durable goods increased by 9.4% in the first quarter of 2009 and showed the largest gain since the first quarter of 2006.

•

All major stock indexes ended with losses for the first quarter 2009. The Wall Street Journal noted that the first quarter 2009 was the Dow’s worst first quarter in percentage terms since 1939. The S&P 500 experienced a considerable loss as well; it will take the S&P rising 96% to return to the high set in October 2007.

•

The five-year Treasury ended the first quarter of 2009 with a yield of 1.67%, up slightly from 1.55% at the end of the previous quarter. The 30-day T-bill yield was at 0.17% at the end of the first quarter, up from 0.11% at the end of last quarter. The 10-year Treasury bond yield was approximately 2.71% at the end of the first quarter of 2009, compared to a yield of 2.25% at the end of the previous quarter. At the end of the first quarter, the 20-year Treasury bond yield was 3.61%, compared with 3.05% at the end of the previous quarter.

•	For corporate bonds, Moody’s seasoned Aaa and Baa ended the first quarter with a yield of 5.39% and 8.45%, respectively, compared with yields at the end of last quarter of 4.70% and 8.07%.

•

The prime lending rate was 3.25% at the beginning of the first quarter and remained there through the end of March. The discount window primary credit remained unchanged at 0.5% throughout the first quarter of 2009.

•

According to the U.S. Department of Commerce, housing starts decreased 10.8% to an annual rate of 510,000 units in March 2009, down from 572,000 units in February. Spending on new construction increased 0.3% during March 2009 to an annual rate of $969.7 billion, up from $967.1 billion in February.

•	During the first quarter of 2009, total industrial production decreased at an annual rate of 20.0%, compared with decreases of 12.7% during the previous quarter and 9.0% in the third quarter of 2008.

Outlook

The cut-back in business inventories, may boost the economy in upcoming quarters as business will likely be forced to increase production once consumer demand increases. While the first quarter economic decline was worse than most economists forecasted, modest improvement is projected for the remainder of the year. According to Consensus Economics, Inc., publisher of Consensus Forecasts—USA, the real GDP is expected to decrease by 2.1% in the second quarter of 2009, but gain 0.1% in the third quarter of the year (percentage change from previous quarter, seasonally adjusted annual rates). In 2009, the real GDP growth rate is expected to decrease by 2.7%, while increasing by 1.8% in 2010 (average percentage change on previous calendar year). In the long term, the real GDP is expected to grow by 3.1% for 2011-2019 (average percentage change over previous year).

Source:

Economic Outlook Update™ 1Q 2009 published by Business Valuation Resources, LLC, © 2009.

EXHIBIT VI

Biotechnology Industry

Approximately 80% of biotechnology revenue is earned by products that have a considerable number of years and millions of dollars to develop, while a further 15% is earned by the licenses and patents designed to recover some of the money invested in bringing these products to market. The industry also has income from the investment of public and private sector venture capital for the development of new products.

The key factors affecting the performance of the biotechnology industry include (i) the age profile of the population, (ii) the level of government funding for scientific research, (iii) the level of investor confidence in the market, and (iv) legislative compliance requirements.

•

In 2000, approximately 12.4% of the US population was over the age of 65 years; by 2010 this figure I expected to rise to 13% and to 16.3% in 2020. Such trends imply that demand for medical treatments will increase (as more people get ill). As the resources available to the public sector fall (and the financial burden on the working population becomes greater), the public sector will seek to reduce the cost of treatment by using more effective drugs (such as those genetically compatible with the user), and curative and preventative treatments developed by the industry.

•

The U.S. government is one of the largest purchasers of R&D activities in the US. As such, increases in public sector expenditure can significantly affect total revenue in this industry. Experimental research that has the potential to benefit masses carries a risk as high as it requires significant funding. Therefore annual fiscal spending is a large driver of this industry.

•

The biotechnology industry is extremely reliant on investor confidence. Strong confidence in stock market returns and in the potential of the biotechnology industry to bring products to market will increase the amount of capital used to fund start ups and more established companies (that may be close to product commercialization). Investor confidence also ensures that capital remains with a company over the long term (as products take a number of years to reach commercialization).

•

The biotechnology industry is heavily regulated, and some of its research areas (such as stem cell research) are the topic of ongoing political debate. Any change in the regulatory environment will create volatility in the industry, and affect the performance of companies.

Major players in the biotechnology industry are as follows:

Market Share

Source: IBISWorld

IBISWorld estimates that there are approximately 6,815 establishments in the global biotechnology industry. These companies range from small companies with 1-9 employees to multinationals with over 10,000 workers. Companies also vary in the type of biotechnology products they produce, from human health therapeutics to chemical companies that provide biotechnology services for agricultural production. Biotechnology products and services may comprise all of a company’s sales (as is the case with firms such as Amgen and Genentech), or they may form only a fraction of total revenue. Biotechnology research and development is also undertaken by multinationals such as The Dow Chemical Company, BASF AG and Bayer AG, and by large pharmaceutical companies such as Eli Lilly, Wyeth and Johnson & Johnson.

Demand for biotechnology products is driven by (i) an aging population, (ii) personal wealth, (iii) attitude changes, and (iv) other societal trends:

•	The US population is aging rapidly and greater life expectancy has increased the incidence of age-related illnesses, such as various cancers, Alzheimer’s disease, heart disease, and diabetes.

•

Retiring baby boomers are generally more financially stable and in better health than in any previous period. This increases demand for curative treatments and demand for preventive treatments, such as those developed by biotechnology companies.

•

There is a growing acceptance of using biotechnology to improve crop yields, techniques that prevent against hereditary birth defects (such as multiple sclerosis), as well as gene cloning therapies that could be used to provide organs for donors later in life (should they become ill).

•

Other societal trends such as DNA fingerprinting and technologies that make detergents and other industrial processes more environmentally friendly. However, the more controversial stem cell research is curtailed by US legislation.

Outlook for the Biotech Industry

Growth in the short term is expected to remain strong despite the recent economic turmoil. The long lead time involved in product development pipelines is one insulating factor against short term volatility. The industry’s increasingly globalized nature ensures that companies are not as highly exposed to domestic economic volatility. In the human health market, most major players continue to expect positive growth over the year, although potential changes to healthcare policies may moderate demand. New biotech ventures on the other hand may slow given the climate for investment.

Total revenue within the biotechnology industry is expected to increase from $59.5 billion (2009 dollars) in 2004 to an estimated $97.1 billion by the end of 2009, representing average annualized growth of 10.3%.

During the 2010 to 2014 period, the biotechnology industry is expected to be fairly resilient in the face of expected weaker economic conditions. Industry revenue is expected to rise from $97.1 billion at year-end 2009 to $158.4 billion. This represents an annualized increase in revenue of 10.3%, above IBISWorld’s average real US GDP growth rate forecast over the same period. While IBISWorld predicts the US economy to see negative growth in 2009, it is expected to recover by 2011. Expected corporate profitability and household disposable income then will encourage the consumption of, and investment in, R&D-intensive products, again driving the biotechnology industry’s growth rates by the end of the period.

Over the next five years, the share of revenue generated from product sales as opposed to government funding will continue to increase. It will also develop new revenue streams, including income from licensing technologies, outsourced research and the production of biosimilar drugs. Biosimilars are generic versions of biotech drugs after the patent protecting the original product has expired. Such diversified revenue streams will help insulate the industry from changes in investment markets and contribute to positive returns. The industry is expected to continue to invest heavily in technology to reduce labor inputs and meet evolving technical specifications and regulations.

The volatility of debt and equity capital markets will affect financing options for companies in the short-term. Capital raised both in IPOs and on the secondary market has shown considerable volatility, and small biotechnology companies are expected to find it difficult to raise enough capital to sustain their operations during the development process. This may lead to more strategic alliances. However, the biotechnology industry may be better-off than other industries in the near-term, primarily due to the social and economic value of much of its products. While funding will be slow, it will be available. Ongoing investment is crucial to the U.S. biotech industry, Continued investment is necessary in order to develop equipment and processes to negate the effects of the significantly lower wages paid to labor in developing and competing economies (such as India, China and South Korea).

Pain Management Market

According to the American Pain Society (APS), pain is the leading public health problem in the U.S. and the most common symptom that leads to medical care, resulting in more than 50 million lost work days each year. The cost for pain is estimated at $100 billion per year in the U.S. Back pain alone produces chronic disability in 1% of the U.S. population and is the leading cause of disability in Americans under 45 years old. As the population ages, the significant occurrence of chronic pain in the elderly is expected to increase.

The APS reports that 40 million Americans have arthritis and more than 26 million Americans, age 20 to 64, experience frequent back pain. Among cancer patients, it is estimated that 70% have significant pain during their illness, but fewer than half receive adequate treatment for their pain. More than 25 million Americans suffer from migraine headaches, 20 million have jaw and facial pain each year, and 4 million suffer from fibromyalgia. Additionally, half of all hospitalized patients have moderate to severe pain in the last days of their lives.

Research conducted by Global Industry Analysts, Inc. indicates that the availability of generic drugs, emergence of pain management clinics, and the advent of new drugs have accelerated the pace of growth in the pain management market. The market continues to be driven by demand for more efficient medical devices and drugs for pain management.

The United States is the largest market worldwide for pain management devices and therapies, worth an estimated $14.5 billion in 2007, according to Global Industry Analysis. The global pain management market is estimated at $30.9 billion in 2007. It is forecasted to increase at a 5.6%, on a compound annual basis, to $40.6 billion by 2012, according to BCC Research.

Information Sources:

IBISWorld Industry Report: US Biotechnology Industry. March 11, 2009.

BCC Research. The Global Market for Pain Management Drugs and Devices.

Global Industry Analysts.

EXHIBIT VII

Anesiva, Inc.

Weekly Stock Price History

Quoted on NASDAQ

Date	Open	High	Low	Close	Volume	Adj Close
7/20/2009	$0.25	$0.25	$0.20	$0.25	123,700	$0.25
7/13/2009	0.27	0.28	0.24	0.25	73,700	0.25
7/6/2009	0.29	0.32	0.24	0.27	50,300	0.27
7/1/2009	0.30	0.32	0.29	0.30	59,000	0.30
6/29/2009	0.28	0.32	0.28	0.29	34,900	0.29
6/22/2009	0.34	0.36	0.26	0.29	93,700	0.29
6/15/2009	0.35	0.35	0.32	0.32	83,300	0.32
6/8/2009	0.36	0.46	0.30	0.33	347,500	0.33
6/1/2009	0.30	0.39	0.28	0.36	295,200	0.36
5/26/2009	0.30	0.30	0.26	0.30	136,200	0.30
5/18/2009	0.30	0.31	0.27	0.28	142,200	0.28
5/11/2009	0.34	0.37	0.28	0.30	124,900	0.30
5/4/2009	0.26	0.42	0.25	0.35	367,100	0.35
4/27/2009	0.24	0.50	0.24	0.26	551,300	0.26
4/20/2009	0.25	0.27	0.23	0.25	80,500	0.25
4/13/2009	0.27	0.28	0.24	0.26	143,800	0.26
4/6/2009	0.25	0.30	0.25	0.27	83,200	0.27
3/30/2009	0.33	0.33	0.25	0.28	142,000	0.28
3/23/2009	0.24	0.60	0.21	0.36	533,300	0.36
3/16/2009	0.30	0.42	0.18	0.24	131,200	0.24
3/9/2009	0.22	0.25	0.18	0.24	67,600	0.24
3/2/2009	0.20	0.26	0.17	0.23	56,200	0.23
2/23/2009	0.27	0.33	0.21	0.25	98,400	0.25
2/17/2009	0.39	0.41	0.25	0.27	126,600	0.27
2/9/2009	0.38	0.46	0.38	0.39	87,200	0.39
2/2/2009	0.41	0.45	0.38	0.38	100,000	0.38
1/26/2009	0.54	0.54	0.40	0.41	157,200	0.41
1/20/2009	0.64	0.67	0.45	0.50	280,800	0.50
1/12/2009	0.78	0.80	0.56	0.64	493,800	0.64
1/5/2009	0.39	1.13	0.38	0.76	2,508,500	0.76
12/29/2008	0.39	0.39	0.34	0.37	377,500	0.37
12/22/2008	0.59	0.59	0.39	0.39	640,000	0.39
12/15/2008	0.08	1.49	0.07	0.59	6,232,500	0.59
12/8/2008	0.11	0.11	0.08	0.08	387,700	0.08
12/1/2008	0.08	0.11	0.07	0.09	401,300	0.09
11/24/2008	0.09	0.09	0.06	0.07	193,000	0.07
11/17/2008	0.11	0.13	0.05	0.06	570,400	0.06
11/10/2008	0.80	0.80	0.05	0.11	1,052,300	0.11
11/3/2008	0.72	0.95	0.61	0.76	39,400	0.76
10/27/2008	0.78	0.82	0.60	0.73	45,800	0.73
10/20/2008	1.03	1.07	0.75	0.77	40,500	0.77
10/13/2008	0.90	1.19	0.90	1.03	53,800	1.03
10/6/2008	1.45	1.45	0.89	0.97	73,900	0.97
9/29/2008	1.50	1.79	1.20	1.51	187,500	1.51
9/22/2008	1.69	2.00	1.35	1.51	121,000	1.51
9/15/2008	1.57	1.67	1.20	1.65	119,900	1.65
9/8/2008	1.90	2.02	1.65	1.65	57,100	1.65
9/2/2008	2.19	2.25	1.86	1.90	52,000	1.90
8/25/2008	2.25	2.28	2.10	2.19	28,800	2.19
8/18/2008	2.28	2.50	2.20	2.25	85,800	2.25
8/11/2008	2.20	2.30	1.71	2.12	88,900	2.12
8/4/2008	2.68	2.71	2.16	2.16	36,100	2.16
7/28/2008	2.92	2.95	2.50	2.62	27,400	2.62

Anesiva, Inc.

Daily Stock Price History

Quoted on NASDAQ

Date	Open	High	Low	Close	Volume	Adj Close
7/24/2009	$0.21	$0.22	$0.16	$0.19	1,125,900	$0.19
7/23/2009	0.22	0.25	0.22	0.23	216,700	0.23
7/22/2009	0.23	0.25	0.23	0.25	19,300	0.25
7/21/2009	0.24	0.25	0.21	0.25	79,700	0.25
7/20/2009	0.25	0.25	0.20	0.25	272,300	0.25
7/17/2009	0.26	0.28	0.24	0.25	167,900	0.25
7/16/2009	0.26	0.28	0.26	0.26	17,600	0.26
7/15/2009	0.28	0.28	0.25	0.26	51,700	0.26
7/14/2009	0.25	0.27	0.25	0.27	64,500	0.27
7/13/2009	0.27	0.27	0.25	0.25	66,800	0.25
7/10/2009	0.25	0.30	0.25	0.27	21,100	0.27
7/9/2009	0.27	0.27	0.24	0.25	74,400	0.25
7/8/2009	0.32	0.32	0.27	0.27	55,400	0.27
7/7/2009	0.29	0.31	0.29	0.30	63,100	0.30
7/6/2009	0.29	0.30	0.29	0.29	37,800	0.29
7/2/2009	0.30	0.32	0.30	0.30	34,700	0.30
7/1/2009	0.30	0.30	0.29	0.29	83,300	0.29
6/30/2009	0.29	0.31	0.29	0.29	30,900	0.29
6/29/2009	0.28	0.32	0.28	0.30	39,000	0.30
6/26/2009	0.28	0.32	0.28	0.29	32,100	0.29

					High	0.30
					Low	0.19
					Average	0.27
					Median	0.27

EXHIBIT VIIII

Anesiva, Inc.

Guideline Company Analysis

Clinical Development Comparison

Company Name	Ticker	Corporate Partners	Clinical Development
Acadia Pharmaceuticals, Inc.	ACAD	Biovail, Allergan, Meiji	1 Ph III, 1 Ph II, 1 Ph I, 2 Preclin / IND track

Adolor Corporation	ADLR	GSK, Pfizer	1 Marketed, 1 Ph II, 1 Ph I-II, 2 Preclin.

Avigen, Inc.	AVGN	Genzyme, NIDA	1 Ph I-II

Icagen, Inc.	ICGN	Pfizer	1 Ph II, 1 PhI

Javelin Pharmaceuticals, Inc.	JAV	Therabel Pharma N.V., Dyloject	1 MHRA Approval, 4 Ph III, 1 Ph II

Neurogen Corporation	NRGN	Wyeth, Merck	1 Ph II-III, 3 Ph II, 1 Ph I-II, 1 Preclin.

NeurogesX, Inc.	NGSX	LTS Lohmann Therapie-Systeme AG	1 Marketed, 1 NDA approval, 1 Ph III, 1 Ph II-III, 1 Ph I, 4 Preclin

Pharmos Corporation (1)	PARS	None	1 Ph II, 2 Ph I, 2 Preclin

POZEN, Inc.	POZN	GSK, AstraZeneca	1 Marketed, 2Ph III, 2 Ph I, 5 Preclin.

Torrey Pines Therapeutics, Inc.	TPTX	Eisai Co.	2 Ph II, 5 Ph I-II, 1 Preclin

Anesiva	ANSV	None	1 PH III

Source: Recent Form 10K or 10Q

Anesiva, Inc.

Guideline Company Analysis

(in 000, except per-share)

Company Name	Ticker	Stock Price	Shares Outstanding	Market Cap	Debt	Enterprise Value	Less: Cash	Technology Value	(2) TTM Cash Burn	Years of Cash
Acadia Pharmaceuticals, Inc.	ACAD	2.42	37,179	89,973	1,009	90,982	(46,384)	44,598	57,610	0.81
Adolor Corporation	ADLR	1.59	46,334	73,671	—	73,671	(124,672)	(51,001)	28,539	4.37
Avigen, Inc.	AVGN	1.34	29,831	39,974	—	39,974	(38,932)	1,042	19,631	1.98
Icagen, Inc.	ICGN	0.38	46,995	17,858	1,408	19,266	(29,294)	(10,028)	15,456	1.90
Javelin Pharmaceuticals, Inc.	JAV	1.74	60,649	105,530	—	105,530	(17,320)	88,209	33,169	0.52
Neurogen Corporation	NRGN	0.19	68,698	13,053	4,407	17,460	(25,351)	(7,891)	28,606	0.89
NeurogesX, Inc.	NGSX	8.02	17,569	140,906	1,982	142,888	(18,847)	124,041	23,504	0.80
Pharmos Corporation (1)	PARS	0.34	55,944	19,021	5,000	24,021	(2,937)	21,084	8,820	0.33
POZEN, Inc.	POZN	7.89	29,812	235,217	—	235,217	(52,306)	182,911	11,262	4.64
Torrey Pines Therapeutics, Inc.	TPTX	0.09	15,999	1,440	3,197	4,637	(6,319)	(1,682)	18,904	0.33
High				235,217	5,000	235,217	(2,937)	182,911	57,610	5
Low				1,440	—	4,637	(124,672)	(51,001)	8,820	0
Median				56,822	1,209	56,822	(27,323)	11,063	21,568	1
Anesiva, Inc.	ANSV	0.27	40,451	10,922	7,562	18,484	(1,300)	17,184	59,625	0.02

(1)	Pharmos debt includes $1,000 milestone payable
(2)	Trailing twelve months (TTM) cash burn is estimated based on cash outflow from operating activities

NMF: Not meaningful

Sources: Recent for 10K or 10Q for financial data, Yahoo! Finance for stock price data

EXHIBIT IX

Merger & Acquisition Analysis

					$ in 000
Announce Date	Close Date	Buyer	Target	Target Description	Target Revenue	Price Offered	% Premium*
7/10/08		Access Pharmaceuticals, Inc.	MacroChem Corp.	Develops pharmaceutical products	$—	$7,900	36%

10/28/08		Clinical Data, Inc.	Avalon Pharmaceuticals, Inc.	Researches and develops therapeutics technologies	200	10,000	NA

2/25/08	3/5/08	Cypress Bioscience	Proprius Pharmaceuticals, Inc.	Develops, commercializes, and markets pharmaceutical products	—	75,000	NA

6/9/08	9/22/08	CytRx Corp.	Innovative Pharmaceuticals, Inc.	Develops biopharmaceutical products	—	21,300	NA

7/10/08	8/29/08	GlaxoSmithKline PLC	Sitiris Pharmaceuticals, Inc.	Manufactures drugs and pharmaceuticals	500	636,200	87%

4/23/08	4/23/08	MacroChem Corp.	Virium Pharmaceuticals, Inc.	Develops and commercializes novel therapeutics	—	6,400	NA

12/23/08		MedicNova, Inc.	Avigen, Inc.	Develops gene therapy products	—	2,800	NA

7/14/08	7/14/08	Pawfect Foods, Inc. (Synergy Pharmaceuticals)	Callisto Pharmaceuticals, Inc.	Researches and develops drugs to treat hepatitis, epilepsy, cancer	—	6,800	NA

5/1/08		RWD Acquisition I LLC	Pharmacyclics, Inc.	Develops drugs intended to treat cancer and atherosclerosis	100	4,200	44%

7/15/08	10/21/08	ViroPharma, Inc.	Lev Pharmaceuticals, Inc.	Develops and commercializes therapeutic products of treatment of inflammatory diseases	—	426,600	44%

				High	$500	$636,200	87%
				Low	—	2,800	36%
				Median	—	8,950	44%

*	Premium calculated by dividing the offer price per share by the seller’s closing market price five business days prior to the announcement of the transaction

EXHIBIT X

Earnings-Based Approach

The earnings based approach to value is based on the principle that a buyer of shares in an operating business entity is primarily concerned with its earnings capability, and that the appropriate price to pay is related to the underlying earning power of the enterprise. In implementing this approach we have employed the discounted cash flow model.

In this method, a company’s equity value is derived by determining the enterprise value of a corporation. Enterprise value is defined as the sum of all tangible and intangible assets plus a normal level of working capital at or near the valuation date. The total fair value of these assets must equal the fair value of invested capital, which is defined as a combination of stockholders equity and interest-bearing debt. A review of several accounting relationships is presented in the following paragraphs to further explain the concept of business enterprise value. (As explained in the following paragraphs, the term “business enterprise value”, “enterprise value”, and “invested capital” are equivalent and therefore, used interchangeably.)

In the framework which we have presented, the fair value of aggregate equity is specifically determined by discounting to present value the expected returns that accrue to holders of equity. This expected return is called equity net cash flow, defined as earnings before non-cash charges (i.e. depreciation and amortization), but after taxes, capital expenditures and changes in debt principal. The expected equity net cash flow is determined based upon reasoned projections of future operations.

In ascertaining market value via the DCF method, it is important to define the concept of “present value” which accounts for the time value of money.

A dollar received today is worth more than a dollar to be received in the future because the dollar today can be invested, providing its holder with a greater amount in the future. Conversely, a dollar to be received in a year’s time is worth less at present. Its present value is that amount which, if invested now, would be worth one dollar in a year’s time. Calculating the present value of sums to be received in the future is commonly called discounting.

The formula for calculating the present value or discounted value of one dollar to be received at time = t is given following.

	PV	=	$1
(1 + r)[t]
where:
	PV	=	present value
	T	=	time $1 is received
	r	=	discount rate

The discount rate, r, is that rate at which the dollar could be invested today by an investor. To determine the value of a business, the future cash flows are estimated and discounted to present value. Because the cash flows are to be realized over a number of periods, the basic formula for deriving the present value of future cash flows is slightly more complicated than the preceding formula. The basic valuation formula over a number of periods is as follows:

n
PV	=	S Ci/(1+r)[i]
i = 1

Selection of an appropriate discount rate requires analysis of external and internal factors which may influence the value of, or risk associated with, a particular cash flow.

Selection of Discount Rate

In general, as investors’ perception of risk increases, the return required by an equity investor increases. At one end of the spectrum are Treasury securities, which are often referred to as “risk-free” because they are backed by the United States Government. Higher returns are required on corporate bonds, usually scaled in quality according to the company’s ability to meet obligations to cover interest and principal requirements. Because debt securities typically are assigned rights senior to equity investments and are often backed by some property, the returns required on equity investments are greater than returns required on debt instruments.

The risk premium over “risk-free” Treasury securities for equity investments varies. For established businesses with a dominant trade position, management depth, and stable, predictable earnings, the equity risk premiums tend to be at the low end.

A number of conditions are associated with an escalating risk premium such as:

•	financial leverage

•	susceptibility to intense industry competition

•	lack of management depth, reliance on key people

•	uncertain industry outlook

•	illiquidity of business assets

•	stage of development

In general, the presences of factors which create the potential for large deviations from projections result in a higher risk premium applicable to a given company.

At the riskiest stage of the investment spectrum are investments in venture capital and turnaround situations. Typically, these investors require rates of return of 30% to 50% or higher depending on particular circumstances of the investment.

Because investments in emerging companies carry considerable potential for loss of initial investment, the returns required by early-stage investors is quite high. At various stages of development, the required rate of return changes with the amount of risk that is perceived at each stage.

Published sources of information set for the following schedule of required returns based on the stage of development.1

Stage of Development	Smith/Parr	Plummer	Scherlis and Sahlman
Start-Up	50%	50%-70%	50%-70%
First-Stage	40%	40%-60%	40%-60%
Second Stage	30%	35%-50%	30%-50%
Third Stage	25%	25%-35%	20%-35%

Similar rate of return requirements are expressed by a number of other sources. For some very early-stage investments, return requirements of 80% to 100% and beyond are suggested.2

Start-up stage investments are typically made in companies less than one year old. First-stage investments involve companies that have developed technologies or prototypes and significant commercial risk. Companies in the expansion, or Second, stage have entered commercialization. Third stage investment is usually pre-IPO or bridge financing in anticipation of a later public offering.

In the instant case, based on the risk profiles of the subject companies and the descriptions of the various stages of venture capital investments, we assume that an investor would classify Anesiva or Arcion as a Second or Third stage investment.

[1]

Intellectual Property: Valuation, Exploitation, and Infringement Damages.© 2005 by John Wiley & Sons, Inc., Gordon V. Smith and Russell L. Parr, page 763. See also James L. Plummer, QED Report on Venture Capital Financial Analysis, Palo Alto: QED Research, Inc., 1987; Daniel L. Scherlis and William A Sahlman, “A Method for Valuing High0Risk, Long-Term Investments: The Venture Capital Method.” Harvard Business School Teaching Note 9-288-006, Boston: Harvard Business School Publishing, 1989.

[2]	See “Venture Capital Rates of Return Revisited” by Bradley A. Fowler, JD, ASA, Business Valuation News, March 1996, pp. 13-16.

“Valuation of Start-Ups, Initial Public Offerings and Private Placements” by Roger C. Davisson, Chapter 12 in Financial Valuation: Businesses and Business Interests,© 1990 Research Institute of America, Inc., James H. Zukin, Editor.

“Recognizing ‘Anti-Dilution’ Provisions in Valuing Venture Capital-Backed Enterprises,” Bradley A. Fowler, Esq., AM, Business Valuation News, March 1989, pp. 3-6.

“What Do Venture Capital ‘Pricing’ Methods Tell About Valuation of Closely-Held Firms?”, Bradley A. Fowler, Esq., AM, Business Valuation News, June 1989, pp. 73-79.

“Valuation of Venture Capital Portfolio Companies-And Other Moving Targets”, Bradley A. Fowler, Esq., ASA, Business Valuation News, June 1990, pp. 123-17.

“Business Valuation Consideration for Emerging High-Growth Companies”, T.S. Tony Lung, CPA, CFA, ASA, Business Valuation News, March 1985, pp. 4-7.

EXHIBIT XI

Anesiva Projections

FY 2009 (as of May)—2018

(‘000)

		2009	2010	2011	2012	2013	2014	2015	2016	9-Jul	10-Jul
Adlea Sales
Ortho Postoperative (US)		$—	$—	$—	$—	$55,951	$82,499	$124,325	$196,209	$275,513	$363,032
Ortho Postoperative (EU)[6]		—	—	—	—	—	—	6,216	9,810	13,776	18,152

Total Sales		$—	$—	$—	$—	55,951	82,499	130,541	206,020	289,288	381,184

Revenue (Royalty)[1]		—	—	—	—	5,595	8,250	15,665	26,783	37,607	49,554
Royalties[2]	1.5%	—	—	—	—	839	1,237	1,958	3,090	4,339	5,718
Milestones[3]	350	—	—	—	—	350	—	—	—	—	—
R&D
Clinical		3,751	17,985	5,000	1,750	—	—	—	—	—	—
CMC		1,317	2,664	—	—	—	—	—	—	—	—
Regulatory		301	548	1,255	1,255	—	—	—	—	—
Total R&D4		5,368	21,197	6,255	3,005	—	—	—	—	—	—
G&A5		4,044	5,050	5,151	5,254	2,000	2,040	2,081	2,122	2,165	2,273
Total Expenses		9,413	26,247	11,406	8,259	3,189	3,277	4,039	5,213	6,504	7,991

Operating Income (Expense)		(9,413)	(26,247)	(11,406)	(8,259)	2,406	4,972	11,626	21,570	31,103	41,563

Beginning Cash Balance		$1,300	$(4,613)	$(113)	$4,736	$19,482	$21,888	$26,860	$38,486	$60,056	$91,159

ZingoAsset Sale[7]		3,500	—	—	—	—	—	—	—	—	—
Collaboration—R&D expenses[8]		—	21,197	6,255	3,005	—	—	—	—	—	—
Collaboration milestone #1[8]		—	10,000	—	—	—	—	—	—	—	—
Collaboration milestone #2[8]		—	—	15,000	—	—	—	—	—	—	—
Collaboration milestone #3[8]		—	—	—	25,000	—	—	—	—	—	—
Repayment of 2009 January Investors’ Debt[9]		—	—	(5,000)	(5,000)	—	—	—	—	—	—
Repayment of Rights Offering Proceeds[10]		—	(450)	—	—	—	—	—	—	—	—

Ending Cash Balance		$(4,613)	$(113)	$4,736	$19,482	$21,888	$26,860	$38,486	$60,056	$91,159	$132,723

Legend:

1—Royalty revenue is assumed at 10% from zero to $100M; 12% from $101M to $300M and 13% > $301M (cumulative). Collaboration partner will assume the revenue stream.

2—Per unit royalty under the Campbell license agreement.

3—Milestone royalty under the Campbell license agreement.

4—R&D expenses will be assumed at 100% under the collaboration agreement with partner.

5—G&A expenses will be reduced upon commencement of product sales to only administer the royalty revenue stream and SEC reporting.

6—EU revenue is project to be flat at 5% of US revenues.

7—Zingo asset sale is projected to occur in June/July 2009 timeframe.

8—Collaboration partner assumptions:

a)	Partner reimburses for all Adlea post op R&D related expenses starting in January 2010
b)	Partner will have WW exclusive rights for post op relating to Adlea and will only be required to pay a royalty upon commencement of sales
c)	Partner will assume all manufacturing responsibilities
d)	Partner will pay milestones as follows: $10M upfront upon execution of agreement, $15M upon filing NDA and $25M upon approval from FDA
e)	Timing is in Q1 2010 after the FDA meeting in September/October 2009

Total collaboration partnership is ~ $80M, excluding future sales royalty

9—Assumes that in conjunction with collaboration agreement, 2009 January investors are required to modify loan to be paid out at 1x and contingent on NDA and FDA approval milestone payments.

10—Assumes that in conjunction with modification of the 2009 January investors loans, the rights offering notes will be paid out at 1x + interest

EXHIBIT XII

Anesiva, Inc.

Stand-Alone DCF Model

Collaboration Scenario

($ in 000)

		Original Patent Exclusivity Period										Patent Extension (0% growth)
Year Ended December 31,		2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Growth							47%	90%	71%	40%	32%	0%	0%	-20%	-20%	-20%
Adlea Sales		$—	$—	$—	$—	$55,951	$82,499	$130,541	$206,020	$289,288	$381,184	$381,184	$381,184	$304,947	$243,958	$195,166
Royalty Income	10%	—	—	—	—	5,595	8,250	15,665	26,783	37,607	49,554	49,554	49,554	39,643	31,715	25,372
Milestone Income		—	10,000	15,000	25,000	350	—	—	—	—	—	—	—	—	—	—
Zingo Sale Income		3,500	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Income		3,500	10,000	15,000	25,000	5,945	8,250	15,665	26,783	37,607	49,554	49,554	49,554	39,643	31,715	25,372
Royalty Expense		—	—	—	—	839	1,237	1,958	3,090	4,339	5,718	5,718	5,718	4,574	3,659	2,927
SG&A Expense		4,044	5,050	5,151	5,254	2,000	2,040	2,081	2,122	2,165	2,273	2,319	2,365	2,412	2,460	2,510
R&D Expense (1)		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Operating Income		(544)	4,950	9,849	19,746	3,106	4,972	11,626	21,570	31,103	41,563	41,518	41,471	32,657	25,595	19,934
Margin						56%	60%	74%	81%	83%	84%	84%	84%	82%	81%	79%
Taxes (2)	40%	—	—	—	—	—	—	—	—	—	—	16,607	16,588	13,063	10,238	7,974

Net Income (Debt-Free)		(544)	4,950	9,849	19,746	3,106	4,972	11,626	21,570	31,103	41,563	24,911	24,883	19,594	15,357	11,961
Add: Depreciation (3)		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Capital Expenditures		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Working Capital Req.	5%	—	—	—	—	(280)	(133)	(371)	(556)	(541)	(597)	—	—	496	396	317

Net Cash Flow		(544)	4,950	9,849	19,746	2,826	4,840	11,255	21,014	30,562	40,966	24,911	24,883	20,090	15,753	12,278
Probability Factor		100%	78%	78%	78%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%

Probability-Weighted Net Cash Flow		$(544)	$3,861	$7,692	$15,421	$1,967	$3,368	$7,832	$14,623	$21,267	$28,507	$17,335	$17,315	$13,980	$10,962	$8,544

(1)	R&D expense is assumed to be reimbursed by collaboration partner.
(2)	NOL totaled $162.2 million as of 12/08. Expiration begins in 2018.
(3)	Depreciation and capital expenditures are assumed to be immaterial.

Anesiva, Inc.

Stand-Alone DCF Model

Collaboration Scenario

($ in 000)

		2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Probability-Weighted Net Cash Flow		$(544)	$3,861	$7,692	$15,421	$1,967	$3,368	$7,832	$14,623	$21,267	$28,507	$17,335	$17,315	$13,980	$10,962	$8,544
Partial Period		$(227)
Discount Interval		0.21	0.92	1.92	2.92	3.92	4.92	5.92	6.92	7.92	8.92	9.92	10.92	11.92	12.92	13.92
Present Value Factor @	50%	0.9190	0.6896	0.4597	0.3065	0.2043	0.1362	0.0908	0.0605	0.0404	0.0269	0.0179	0.0120	0.0080	0.0053	0.0035

Present Value of Net Cash Flow		(208)	3,413	4,528	6,052	577	659	1,022	1,272	1,233	1,102	447	298	160	84	44

Aggregate Present Value of Cash Flows		$20,683

Aggregate Value (Rounded)		$20,700

Anesiva Stand-Alone DCF Indications (in 000 except per-share)
Discount Rate	Enterprise Value	Debt	Aggregate Equity Value	Shares Outst.	Per-Share
45%	$23,700	$7,562	$16,138	40,451	$0.40
50%	20,700	7,562	13,138	40,451	0.32
55%	18,300	7,562	10,738	40,451	0.27

EXHIBIT XIII

Anesiva, Inc.

Liquidation Scenario

($ in 000 except per share)

Cash		$1,300
Fixed/Other Assets in Liquidation	(1)	dm
Zingo Assets in Liquidation	(2)	3,500
Adlea Assets in Liquidation (Implied)	(3)	27,055
Total Asset Value in Liquidation		31,855
Liquidation/Wind-Down Expenses	(4)	(1,000)
Investor Loan (+ Accrued Interest)		(7,136)
Rights Offering Loan (+ Accrued Interest)		(427)
Current Liabilities	(5)	(11,143)
Other Liabilities	(6)	(1,228)

Net Proceeds Available to Common Equity		$10,922

Shares Outstanding		40,451

Current Price/Share		$0.27

(1)	It is assumed that fixed assets and other assets (prepaid items) would have de minimis (dm) value in liquidation
(2)	Based upon ongoing negotiations with a potential buyer
(3)	Implied value, derived via iterative spreadsheet model
(4)	As estimated by Anesiva management—primarily legal fees
(5)	Excludes current debt
(6)	Related to restructuring accrual for former South San Francisco lease, currently subject to litigation

EXHIBIT XIV

Arcion Therapeutics

Guideline Company Analysis

Clinical Development Comparison

Company Name	Ticker	Corporate Partners	Clinical Development
Acadia Pharmaceuticals, Inc.	ACAD	Biovail, Allergan, Meiji	1 Ph III, 1 Ph II, 1 Ph I, 2 Preclin / IND track

Avanir Pharmaceuticals, Inc.	AVNR	GSK, Novartis	2 Ph 3, 2 Preclin, 1 Approved

Avigen, Inc.	AVGN	Genzyme, NIDA	1 Ph I-II

DARA Biosciences, Inc.	DARA	Bayer	2 Preclin, 1 Ph 2a

DURECT Corp.	DRRX	King, Nycomed, Pain Therapeutics	2 Ph 1, 3 Ph 2, 1 NDA

EpiCept Corp.	EPCT	Myriad Genetics, Endo, Adolor, DURECT	1 Ph 1, 1 Ph 2, 1 Ph 3, 1 Registration

NeurogesX, Inc.	NGSX	LTS Lohmann Therapie-Systeme AG	1 Marketed, 1 NDA approval, 1 Ph III, 1 Ph II-III, 1 Ph I, 4 Preclin

Arcion Therapeutics	NA	None	1 Ph 2b, 1 Pre-IND, 1 Preclin

Arcion Therapeutics

Guideline Company Analysis

(in 000, except per-share)

Company Name	Ticker	Stock Price	Shares Outstanding	Market Cap	Debt	Enterprise Value	Less: Cash	Technology Value	(1) TTM Cash Burn	Years of Cash
Acadia Pharmaceuticals, Inc.	ACAD	2.42	37,179	89,973	1,009	90,982	(46,384)	44,598	57,610	0.81
Avanir Pharmaceuticals, Inc.	AVNR	2.35	78,237	183,856	—	183,856	(30,501)	153,355	18,705	1.63
Avigen, Inc.	AVGN	1.34	29,831	39,974	—	39,974	(38,932)	1,042	19,631	1.98
DARA Biosciences, Inc.	DARA	0.41	30,083	12,334	50	12,385	(1,072)	11,312	9,145	0.12
DURECT Corp.	DRRX	2.64	82,171	216,931	—	216,931	(41,654)	175,277	6,640	6.27
EpiCept Corp.	EPCT	0.65	118,146	76,795	4,380	81,175	(10,143)	71,032	26,928	0.38
NeurogesX, Inc.	NGSX	8.02	17,569	140,906	1,982	142,888	(18,847)	124,041	23,504	0.80

High				216,931	4,380	216,931	(1,072)	175,277	57,610	6.27
Low				12,334	—	12,385	(46,384)	1,042	6,640	0.12
Median				89,973	50	90,982	(30,501)	71,032	19,631	0.81

Arcion Therapeutics	NA	NA	NMF	TBD	—	TBD	(1,443)	TBD		1.00

(1)	Trailing twelve months (TTM) cash burn is estimated based on cash outflow from operating activities

NA: Not applicable

NMF: Not meaningful

Sources: Recent for 10K or 10Q for financial data, Yahoo! Finance for stock price data

EXHIBIT XV

ARC-4558 United States	PHASE 2	PHASE 3	PHASE 3	NDA	LAUNCH
Valuation	2009	2010	2011	2012	2013	2014	2015	2016	2017
	0%	0%	0%	0%	0%	0%	0%	0%	0%
GROSS SALES PDN					95,415,716	259,002,633	430,290,709	545,837,714	729,995,162
Gross To Net Discount					9,541,572	25,900,263	43,029,071	54,583,771	72,999,516

NET SALES					85,874,145	233,102,370	387,261,638	491,253,943	656,995,646

Risk Adjusted NET SALES (pre-partner)	—	—	—	—	35,174,050	95,478,731	158,622,367	201,217,615	269,105,417

COGS					4,293,707	11,655,118	19,363,082	24,562,697	32,849,782

GROSS PROFIT					81,580,437	221,447,251	367,898,556	466,691,245	624,145,864

Risk Adjusted GROSS PROFIT (pre-partner)	—	—	—	—	33,415,347	90,704,794	150,691,248	191,156,734	255,650,146

Operating Expenses
R&D
Chemistry/Manufacturing/Control	202,000	500,000	500,000	500,000

Clinical trial cost	3,500,000	5,400,000	4,250,000	2,000,000	2,000,000	2,000,000	2,000,000	500,000	500,000

Regulatory (pre-NDA)	390,000	720,000	720,000	720,000	50,000	50,000	—	—	—

Regulatory NDA		500,000	1,000,000	400,000	400,000	400,000	400,000	400,000	400,000
TOTAL R&D	4,092,000	7,120,000	6,470,000	3,620,000	2,450,000	2,450,000	2,400,000	900,000	900,000
Marketing and Sales
Pre- Peak			5,000,000	10,000,000	20,000,000	46,620,474	77,452,328	98,250,789	131,399,129
Peak
Post-Peak
TOTAL M&S	0	0	5,000,000	10,000,000	20,000,000	46,620,474	77,452,328	98,250,789	131,399,129
G&A	650,000	1,000,000	1,100,000	1,200,000	8,587,414	23,310,237	38,726,164	49,125,394	65,699,565

TOTAL OPERATING EXPENSES	4,742,000	8,120,000	12,570,000	14,820,000	31,037,414	72,380,711	118,578,491	148,276,183	197,998,694

Risk Adjusted OPERATING EXPENSES (pre-partner)	3,034,880	3,325,952	5,148,672	6,070,272	12,712,925	29,647,139	48,569,750	60,733,924	81,100,265

PRE-TAX PROFIT	(4,742,000)	(8,120,000)	(12,570,000)	(14,820,000)	50,543,023	149,066,540	249,320,064	318,415,063	426,147,170

ARC-4558 United States
Valuation	2018	2019	2020	2021	2022	2023	2024	2025	2026
	0%	0%	0%	0%	0%	0%	0%	0%	0%
GROSS SALES PDN	815,145,417	768,669,630	782,988,868	794,948,050	702,165,958	574,598,965	456,514,440	386,055,560	315,951,554
Gross To Net Discount	81,514,542	76,866,963	78,298,887	79,494,805	70,216,596	57,459,897	45,651,444	38,605,556	31,595,155

NET SALES	733,630,875	691,802,667	704,689,981	715,453,245	631,949,362	517,139,069	410,862,996	347,450,004	284,356,398

Risk Adjusted NET SALES (pre-partner)	300,495,207	283,362,372	288,641,016	293,049,649	258,846,459	211,820,163	168,289,483	142,315,522	116,472,381

COGS	36,681,544	34,590,133	35,234,499	35,772,662	31,597,468	25,856,953	20,543,150	17,372,500	14,217,820

GROSS PROFIT	696,949,332	657,212,534	669,455,482	679,680,582	600,351,894	491,282,115	390,319,847	330,077,504	270,138,578

Risk Adjusted GROSS PROFIT (pre-partner)	285,470,446	269,194,254	274,208,966	278,397,167	245,904,136	201,229,154	159,875,009	135,199,746	110,648,762

Operating Expenses
R&D
Chemistry/Manufacturing/Control

Clinical trial cost	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000

Regulatory (pre-NDA)	—	—	—	—	—	—	—	—	—

Regulatory NDA	400,000	400,000	400,000	400,000	400,000	400,000	400,000	400,000	400,000
TOTAL R&D	900,000	900,000	900,000	900,000	900,000	900,000	900,000	900,000	900,000
Marketing and Sales
Pre- Peak
Peak	73,363,088	69,180,267	70,468,998	71,545,324
Post-Peak					31,597,468	25,856,953	20,543,150	17,372,500	14,217,820
TOTAL M&S	73,363,088	69,180,267	70,468,998	71,545,324	31,597,468	25,856,953	20,543,150	17,372,500	14,217,820
G&A	73,363,088	69,180,267	70,468,998	71,545,324	63,194,936	51,713,907	41,086,300	34,745,000	28,435,640

TOTAL OPERATING EXPENSES	147,626,175	139,260,533	141,837,996	143,990,649	95,692,404	78,470,860	62,529,449	53,017,501	43,553,460

Risk Adjusted OPERATING EXPENSES (pre-partner)	60,467,681	57,041,114	58,096,843	58,978,570	39,195,609	32,141,664	25,612,062	21,715,968	17,839,497

PRE-TAX PROFIT	549,323,156	517,952,000	527,617,486	535,689,933	504,659,490	412,811,255	327,790,397	277,060,003	226,585,119

EXHIBIT XVI

Arcion Therapeutics, Inc.

Discounted Cash Flows Model

ARC4558

($ in 000)

		2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Revenue		$—	$—	$—	$—	$120,000	$240,000	$360,000	$480,000	$600,000	$720,000	$800,000	$800,000	$800,000	$640,000	$512,000	$409,600	$327,680	$262,144
Ramp (7-year even assumption)						15%	30%	45%	60%	75%	90%	100%	0%	0%	-20%	-20%	-20%	-20%	-20%
Royalty Income	20%	—	—	—	—	24,000	48,000	72,000	96,000	120,000	144,000	160,000	160,000	160,000	128,000	102,400	81,920	65,536	52,429
Milestone Income	(1)	—	20,000	25,000	40,000	40,000	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Income		—	20,000	25,000	40,000	64,000	48,000	72,000	96,000	120,000	144,000	160,000	160,000	160,000	128,000	102,400	81,920	65,536	52,429
Operating Expenses
Research & Development	(2)	4,092	1,500	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
General & Admin	(3)	650	1,000	1,100	1,200	1,224	1,248	1,273	1,299	1,325	1,351	1,378	1,406	1,434	1,463	1,492	1,522	1,552	1,583

Total Operating Expenses		4,742	2,500	1,100	1,200	1,224	1,248	1,273	1,299	1,325	1,351	1,378	1,406	1,434	1,463	1,492	1,522	1,552	1,583

Operating Income	(4)	(4,742)	17,500	23,900	38,800	62,776	46,752	70,727	94,701	118,675	142,649	158,622	158,594	158,566	126,537	100,908	80,398	63,984	50,845
Taxes	40%	—	—	9,560	15,520	25,110	18,701	28,291	37,880	47,470	57,059	63,449	63,438	63,426	50,615	40,363	32,159	25,593	20,338

Net Income		(4,742)	17,500	14,340	23,280	37,666	28,051	42,436	56,821	71,205	85,589	95,173	95,156	95,140	75,922	60,545	48,239	38,390	30,507
Net Depreciation/CapEx		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Working Capital Req.	5%	—	—	—	—	(6,000)	(6,000)	(6,000)	(6,000)	(6,000)	(6,000)	(4,000)	—	—	8,000	6,400	5,120	4,096	3,277

Net Cash Flow to Equity		(4,742)	17,500	14,340	23,280	31,666	22,051	36,436	50,821	65,205	79,589	91,173	95,156	95,140	83,922	66,945	53,359	42,486	33,784
Probability Factor (Cumulative)	(5)	100%	80%	80%	62%	56%	56%	56%	56%	56%	56%	56%	56%	56%	56%	56%	56%	56%	56%

Probability-Weighted Net Cash Flow		$(4,742)	$14,000	$11,472	$14,527	$17,586	$12,246	$20,235	$28,224	$36,212	$44,201	$50,634	$52,846	$52,837	$46,607	$37,178	$29,633	$23,595	$18,762

Partial Period		$(2,766)

Probability-Weighted Net Cash Flow		$(2,766)	$14,000	$11,472	$14,527	$17,586	$12,246	$20,235	$28,224	$36,212	$44,201	$50,634	$52,846	$52,837	$46,607	$37,178	$29,633	$23,595	$18,762
Discount Interval		0.21	0.92	1.92	2.92	3.92	4.92	5.92	6.92	7.92	8.92	9.92	10.92	11.92	12.92	13.92	14.92	15.92	16.92
Present Value (PV) Factor	40%	0.93	0.73	0.52	0.37	0.27	0.19	0.14	0.10	0.07	0.05	0.04	0.03	0.02	0.01	0.01	0.01	0.00	0.00

PV of Net Cash Flow		(2,579)	10,284	6,019	5,445	4,708	2,342	2,764	2,754	2,524	2,200	1,800	1,342	958	604	344	196	111	63

Enterprise Value	(6)	$41,880

Enterprise Value (Rounded)		$41,900

(1)	Arcion management estimated milestone and royalty payment based upon analysis of comparable collaboration agreements involving pain products
(2)	R&D costs are assumed to be reimbursed by partner, once a collaboration agreement is executed in 2Q/3Q 2010
(3)	2% increase after 2013
(4)	It is assumed that 2010 income tax would be offset by NOLs
(5)	Probability assumptions associated with success of clinical trials and FDA approval are based upon various available studies (DiMassi 2001, Kola 2004, Avance) and presented in Valuation for Life Sciences by Borris Bogden and Ralph Villager for pain products. Phase II probabilities have been adjusted upward by approximately 25% (to 65%) reflecting the positive Phase II data generated to date, which would contribute to a greater likelihood of advancement to Phase III.

(6)	Arcion has no debt, therefore enterprise value and aggregate equity values are equivalent.

Peak Sales Assumptions (in 000)

Discount Rate	$400,000	$500,000	$600,000	$700,000	$800,000	$900,000	$1,000,000	$1,100,000
35%	37,300	40,600	43,800	47,100	50,400	53,700	57,000	60,200
40%	32,100	34,600	37,000	39,400	41,900	44,300	46,800	49,200
45%	28,200	30,000	31,900	33,700	35,600	37,400	39,300	41,100

EXHIBIT XVII

Post-Merger

Share Ownership Analysis

	2009 Jan Investors		20:1 Reverse Split	Reverse Acquisition		PIPE
Debt Conversion Rate	100	%(1)	5%	36	%(2)	$10,000,000	(3)
Current Stock Price	$0.2700		$5.40

	(pre-merger) Shares Owned	%	(pre-merger) Debt Conversion (2)	(post-merger) Proforma (Post)%		(post-merger) Proforma (Post)%		(post-merger) Proforma (Post)%
ANSV:
Alta Partners	6,696,645	17%	6,851,032	677,384	20%	677,384	7%	—	0%
JP Morgan	3,369,029	8%	—	168,451	5%	168,451	2%	—	0%
Interwest	4,796,733	12%	8,672,176	673,445	20%	673,445	7%	—	0%
Sofinnova	4,906,973	12%	7,172,795	603,988	18%	603,988	7%	—	0%
CMEA	—	0%	3,731,842	186,592	6%	186,592	2%	—	0%
Others ANSV shareholders	20,681,307	51%	—	1,034,065	31%	1,034,065	11%	—	0%

Subtotal ANSV	40,450,687	100%	26,427,844	3,343,927	100%	3,343,927	36%	—	0%

ARCION:
InterWest	4,399,999	39%	—	—	0%	2,326,353	25%	833,333	8%
CMEA	4,399,999	39%	—	—	0%	2,326,353	25%	833,333	8%
VLG Investments	50,000	0%	—	—	0%	26,436	0%	—	0%
Jim Campbell	2,393,750	21%	—	—	0%	1,265,616	14%	—	0%
TBD	—	0%	—	—	0%	—	0%	—	0%

Subtotal Arcion	11,243,748	100%	—	—	0%	5,944,758	64%	1,666,667	15%

Subtotal	—			3,343,927		9,288,685		1,666,667

Total Basic Shares Outstanding, Post-Merger, Post-Reverse Split								10,955,351

(4) Options and Warrants
Oxford Warrants								59,669	0%
ANSV Outstanding Options (pre merger)								121,769	1%
ANSV Outstanding Options (post merger)								1,330,000	10%
ANSV Options for ARC Conversion (post merger)								735,496	6%

Fully Diluted Shares								13,202,286

SUMMARY OF OWNERSHIP (POST MERGER)
ANSV:
Alta Partners						677,384	7%	677,384	6%
JP Morgan						168,451	2%	168,451	2%
Sofinnova						603,988	7%	603,988	6%
Others ANSV shareholders						1,034,065	11%	1,034,065	9%
ARCION:
Interwest						2,999,799	32%	3,833,132	35%
CMEA						2,512,945	27%	3,346,279	31%
VLG Investments						26,436	0%	26,436	0%
Jim Campbell						1,265,616	14%	1,265,616	12%
TBD						—	0%	—	0%

						9,288,685	100%	10,955,351	100%

Legend:

(1)	Conversion of 2009 January Notes per Arcion merger terms.
(2)	Per Arcion term sheet, 64% / 36% share of NewCo post-merger. Arcion team would get 64%.
(3)	New shares arising from the $10 M investor financing are computed based upon a $6.00 estimated market price, which is equivalent to the current market price of ANSV shares, adjusted for the 20:1 reverse eplit.
(4)	All options and warrants transferred from ANSV are assumed to be out of the money and non-dilutive as of the Merger date. New options issued in respect of Arcion options will be issued at-the-money and will not have a dilutive effect as of the Merger date.

Basis for Investor Securities Debt Conversion and Rights Offering Conversion

Anesiva, Inc.

Allocation of 2009 Investor Loan

June 30, 2009

		l--- actual ----l		l--- actual ----l		l--- actual ----l		l--- actual ----l
	Pro Rata % (original)	1st Tranche		2nd Tranche		3rd Tranche		Rights Offering		Total Principal	Pro Rata % (actual)	Est. Int	Total Prin & Int	Pro Rata % (actual)
Alta	36%	$1,080,000	36%	$720,000	36%	$—	0%	$—	0%	$1,800,000	26%	$49,779	$1,849,779	26%
InterWest	27%	810,000	27%	540,000	27%	540,000	42%	400,000	58%	$2,290,000	33%	$51,487	$2,341,487	33%
Soffinnova	27%	810,000	27%	540,000	27%	540,000	42%	—	0%	$1,890,000	27%	$46,655	$1,936,655	27%
CMEA	10%	300,000	10%	200,000	10%	200,000	16%	286,852	42%	$986,852	14%	$20,745	$1,007,597	14%

	100%	$3,000,000	100%	$2,000,000	100%	$1,280,000	100%	$686,852	100%	$6,966,852	100%	$168,666	$7,135,518	100%

Accrued Interest (est. @ 7%/annum)		$92,630		$45,644		$22,093		$8,299

Assumptions	$3,000,000	Total Rights Offering
Public shareholders will be repaid at 1X in cash	$426,526	Subscribed by Common Shareholders

Other investors will be repaid at 1X to be converted to Parent stock	$2,573,474	Total Unsubscribed under Rights Offering (as of April 30, 2009)

EXHIBIT XVIII

NewCo

DCF Model

Adlea Collaboration Scenario

($ in 000)

			Original Patent Exclusivity Period										Patent Extension (0% growth)
Year Ended December 31,			2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Growth								47%	90%	71%	40%	32%	0%	0%	-20%	-20%	-20%
Adlea Sales			$—	$—	$—	$—	$55,951	$82,499	$130,541	$206,020	$289,288	$381,184	$381,184	$381,184	$304,947	$243,958	$195,166
Royalty Income		10%	—	—	—	—	5,595	8,250	15,665	26,783	37,607	49,554	49,554	49,554	39,643	31,715	25,372
Milestone Income			—	10,000	15,000	25,000	350	—	—	—	—	—	—	—	—	—	—
Zingo Sale Income			3,500	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Income			3,500	10,000	15,000	25,000	5,945	8,250	15,665	26,783	37,607	49,554	49,554	49,554	39,643	31,715	25,372
Royalty Expense			—	—	—	—	839	1,237	1,958	3,090	4,339	5,718	5,718	5,718	4,574	3,659	2,927
SG&A Expense			4,044	5,050	5,151	5,254	2,000	2,040	2,081	2,122	2,165	2,273	2,319	2,365	2,412	2,460	2,510
R&D Expense	(1)		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Operating Income			(544)	4,950	9,849	19,746	3,106	4,972	11,626	21,570	31,103	41,563	41,518	41,471	32,657	25,595	19,934
Margin							56%	60%	74%	81%	83%	84%	84%	84%	82%	81%	79%
Taxes	(2)	40%	(218)	1,980	3,940	7,898	1,242	1,989	4,650	8,628	12,441	16,625	16,607	16,588	13,063	10,238	7,974

Net Income (Debt-Free)			(327)	2,970	5,909	11,848	1,864	2,983	6,976	12,942	18,662	24,938	24,911	24,883	19,594	15,357	11,961
Add: Depreciation	(3)		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Capital Expenditures			—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Working Capital Req.		5%	—	—	—	—	(280)	(133)	(371)	(556)	(541)	(597)	—	—	496	396	317

Net Cash Flow			(327)	2,970	5,909	11,848	1,584	2,851	6,605	12,386	18,121	24,341	24,911	24,883	20,090	15,753	12,278
Probability Factor			100%	78%	78%	78%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%

Probability-Weighted Net Cash Flow			$(327)	$2,317	$4,615	$9,253	$1,102	$1,984	$4,596	$8,619	$12,610	$16,938	$17,335	$17,315	$13,980	$10,962	$8,544

Partial Period			$(136)

Discount Interval			0.21	0.92	1.92	2.92	3.92	4.92	5.92	6.92	7.92	8.92	9.92	10.92	11.92	12.92	13.92
Present Value Factor @		35%	0.9394	0.7595	0.5626	0.4167	0.3087	0.2287	0.1694	0.1255	0.0929	0.0688	0.0510	0.0378	0.0280	0.0207	0.0154

Present Value of Net Cash Flow			(128)	2,256	3,325	4,937	489	652	1,119	1,554	1,684	1,676	1,270	940	562	327	188

Aggregate Present Value of Cash Flows			$20,850

Aggregate Value (Rounded)			$20,900

(1)	R&D expense is assumed to be reimbursed by collaboration partner
(2)	It is expected that a majority of Anesiva’s NOL’s will be eliminated as a result of the transaction (Section 382, change in control)
(3)	Depreciation and capital expenditures are assumed to be immaterial

NewCo

Discounted Cash Flows Model

ARC4558 Collaboration Scenario

($ in 000)

			2009	2010	2011	2012	2013	2014	2015	2016
Revenue			$—	$—	$—	$—	$120,000	$240,000	$360,000	$480,000
Ramp (7-year even assumption)							15%	30%	45%	60%
Royalty Income		20%	—	—	—	—	24,000	48,000	72,000	96,000
Milestone Income	(1)		—	20,000	25,000	40,000	40,000	—	—	—

Total Income			—	20,000	25,000	40,000	64,000	48,000	72,000	96,000
Operating Expenses
Research & Development	(2)		4,092	1,500	—	—	—	—	—	—
General & Admin.	(3)		650	1,000	1,100	1,200	1,224	1,248	1,273	1,299

Total Operating Expenses			4,742	2,500	1,100	1,200	1,224	1,248	1,273	1,299

Operating Income	(4)		(4,742)	17,500	23,900	38,800	62,776	46,752	70,727	94,701
Taxes		40%	(1,897)	7,000	9,560	15,520	25,110	18,701	28,291	37,880

Net Income			(2,845)	10,500	14,340	23,280	37,666	28,051	42,436	56,821
Net Depreciation/CapEx			—	—	—	—	—	—	—	—
Working Capital Req.		5%	—	—	—	—	(6,000)	(6,000)	(6,000)	(6,000)

Net Cash Flow to Equity			(2,845)	10,500	14,340	23,280	31,666	22,051	36,436	50,821
Probability Factor (Cumulative)	(5)		100%	80%	80%	62%	56%	56%	56%	56%

Probability-Weighted Net Cash Flow			(2,845)	$8,400	$11,472	$14,527	$17,586	$12,246	$20,235	$28,224

Partial Period			$(1,186)

Discount Interval			0.21	0.92	1.92	2.92	3.92	4.92	5.92	6.92
Present Value (PV) Factor		35%	0.94	0.76	0.56	0.42	0.31	0.23	0.17	0.13

PV of Net Cash Flow			(1,114)	6,380	6,454	6,054	5,429	2,800	3,427	3,541

Enterprise Value	(6)		$47,626

Enterprise Value (Rounded)			$47,600

NewCo

Discounted Cash Flows Model—(continued)

ARC4558 Collaboration Scenario

($ in 000)

	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Revenue	$600,000	$720,000	$800,000	$800,000	$800,000	$640,000	$512,000	$409,600	$327,680	$262,144
Ramp (7-year even assumption)	75%	90%	100%	0%	0%	-20%	-20%	-20%	-20%	-20%
Royalty Income	120,000	144,000	160,000	160,000	160,000	128,000	102,400	81,920	65,536	52,429
Milestone Income	—	—	—	—	—	—	—	—	—	—

Total Income	120,000	144,000	160,000	160,000	160,000	128,000	102,400	81,920	65,536	52,429
Operating Expenses
Research & Development	—	—	—	—	—	—	—	—	—	—
General & Admin.	1,325	1,351	1,378	1,406	1,434	1,463	1,492	1,522	1,552	1,583

Total Operating Expenses	1,325	1,351	1,378	1,406	1,434	1,463	1,492	1,522	1,552	1,583

Operating Income	118,675	142,649	158,622	158,594	158,566	126,537	100,908	80,398	63,984	50,845
Taxes	47,470	57,059	63,449	63,438	63,426	50,615	40,363	32,159	25,593	20,338

Net Income	71,205	85,589	95,173	95,156	95,140	75,922	60,545	48,239	38,390	30,507
Net Depreciation/CapEx	—	—	—	—	—	—	—	—	—	—
Working Capital Req.	(6,000)	(6,000)	(4,000)	—	—	8,000	6,400	5,120	4,096	3,277

Net Cash Flow to Equity	65,205	79,589	91,173	95,156	95,140	83,922	66,945	53,359	42,486	33,784
Probability Factor (Cumulative)	56%	56%	56%	56%	56%	56%	56%	56%	56%	56%

Probability-Weighted Net Cash Flow	$36,212	$44,201	$50,634	$52,846	$52,837	$46,607	$37,178	$29,633	$23,595	$18,762

Partial Period

Discount Interval	7.92	8.92	9.92	10.92	11.92	12.92	13.92	14.92	15.92	16.92
Present Value (PV) Factor	0.09	0.07	0.05	0.04	0.03	0.02	0.02	0.01	0.01	0.01

PV of Net Cash Flow	3,365	3,043	2,582	1,996	1,478	966	571	337	199	117

Enterprise Value

Enterprise Value (Rounded)

(1)	Arcion management estimated milestone and royalty payment based upon analysis of comparable collaboration agreements involving pain products
(2)	R&D costs are assumed to be reimbursed by partner, once a collaboration agreement is executed in 2Q/3Q 2010
(3)	2% increase after 2013
(4)	It is assumed that pre-Merger NOLs would be eliminated as a consequence of the Merger
(5)	Probability assumptions are based upon studies conducted by Tufts University and presented in Valuation for Life Sciences by Borris Bogden and Ralph Villager for pain products. Phase II probabilities have been adjusted upward by approximately 25% (to 65%) reflecting the positive Phase II data generated to date, which would contribute to a greater likelihood of advancement to Phase III.
(6)	Arcion has no debt, therefore enterprise value and aggregate equity values are equivalent.

Annex E

REINVESTMENT AGREEMENT

THIS REINVESTMENT AGREEMENT, dated as of August 4, 2009 (this “Agreement”), is entered into by and among Anesiva, Inc., a Delaware corporation (the “Company”), Arcion Therapeutics, Inc., a Delaware corporation (“Arcion”), and the undersigned investors (each an “Investor” and collectively, the “Investors”). Unless defined herein, capitalized terms used herein shall have the meanings provided to such terms in the below referenced Securities Purchase Agreement.

R E C I T A L S:

A. WHEREAS, the Company and the Investors are party to that certain Securities Purchase Agreement, dated as of January 20, 2009, as amended by that certain Amendment No. 1 to Securities Purchase Agreement, dated as of April 1, 2009, as further amended by that certain Amendment No. 2 to Securities Purchase Agreement, dated as of August 4, 2009 (as so amended and as further as amended, restated or otherwise modified and in effect from time to time, the “Securities Purchase Agreement”), pursuant to which the Investors purchased securities (the “Securities”) from the Company in the amounts set forth on Schedule I hereto.

B. WHEREAS, certain of the Investors are holders of 7% Senior Notes due 2010 (the “Notes”) in the amounts set forth on Schedule I hereto issued pursuant to that certain Indenture, dated as of April 2, 2009, as supplemented by that certain Supplemental Indenture, dated as of April 2, 2009 (the “First Supplemental Indenture”), as further supplemented by that certain Second Supplemental Indenture, dated as of April 28, 2009 (as so supplemented and as further supplemented, amended, restated or otherwise modified and in effect from time to time, the “Indenture”), by and between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

C. WHEREAS, on the date hereof, the Company, Arca Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Arcion and each of the stockholders of Arcion are entering into an Agreement and Plan of Merger (as amended, restated or otherwise modified and in effect from time to time, the “Merger Agreement”), providing for the merger of Merger Sub with and into Arcion (the “Merger”).

D. WHEREAS, pursuant to Section 8.2 (Change of Control) of the Securities Purchase Agreement, concurrently with the consummation of the Merger, the Company shall redeem all of the outstanding Securities at a redemption price in cash equal to 100% of the aggregate principal amount of the Securities being redeemed, plus all accrued but unpaid returns thereon through the date of redemption.

E. WHEREAS, pursuant to Section 5.1 (Right to Require Repurchase) of the First Supplemental Indenture, following the consummation of the Merger, the Company shall offer to repurchase all of the Notes from the holders thereof at a purchase price equal to the Change of Control Repurchase Price (as defined in the First Supplemental Indenture), plus all accrued but unpaid interest thereon to, but excluding, the date of repurchase.

F. WHEREAS, each Investor wishes to reinvest the gross proceeds of the redemption or repurchase of any and all of its outstanding Securities and Notes, together with any accrued but unpaid returns and interest thereon, in connection with the Merger by purchasing common stock, par value $0.001 per share, of the Company (“Common Stock”) at a price per share of $0.30.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Agreement to Reinvest Securities Proceeds. Immediately following the redemption by the Company of the Securities held by the Investors, each Investor hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to each Investor, Common Stock in an amount set forth opposite such Investor’s name on Schedule I hereto for the purchase price of $0.30 per share. The aggregate purchase price of Common Stock purchased by each Investor pursuant to this Section 1 shall equal the gross proceeds of the redemption of any and all of the outstanding Securities held by such Investor, together with any accrued but unpaid returns thereon through the redemption date.

2. Agreement to Reinvest Note Proceeds. Each Investor that is a holder of Notes agrees to exercise its right pursuant to Section 5.1 of the First Supplemental Indenture to require the Company to repurchase all of such Investor’s Notes on the terms and conditions set forth in Article 5 of the First Supplemental Indenture following the consummation of the Merger. Concurrently with the repurchase by the Company of the Notes held by the Investors, each Investor hereby agrees to purchase from the Company, and the Company hereby agrees to sell to each Investor, Common Stock in an amount set forth opposite such Investor’s name on Schedule I hereto for the purchase price of $0.30 per share. As payment in full of the purchase price of Common Stock purchased by each Investor pursuant to this Section 2, each such Investor hereby directs the Company to remit any and all amounts due to such Investor pursuant to the Indenture on account of the repurchase of its Notes, including any accrued but unpaid interest thereon to, but excluding, the date of the repurchase, by wire transfer of immediately available funds to an account designated in writing by the Company. The aggregate purchase price of Common Stock purchased by each Investor pursuant to this Section 2 shall equal the gross proceeds of the repurchase of any and all of the outstanding Notes held by such Investor, together with any accrued but unpaid interest thereon through the redemption date.

3. Representations and Warranties of Investors. Each Investor, severally and not jointly, represents and warrants to the Company and Arcion as follows as of the date hereof and as of the date(s) of purchase by such Investor of any Common Stock pursuant to Section 1 or Section 2 hereof (capitalized terms used in this Section 3 and not otherwise defined herein or in the Securities Purchase Agreement shall have the meanings provided to such terms in the Merger Agreement):

3.1. Organization. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

3.2. Authorization; Enforceability. Such Investor has the requisite power and authority (including all requisite power and authority as a corporation or other entity) to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Investor and the performance of its obligations hereunder have been duly authorized by all necessary action on the part of such Investor (including authorization by the board of directors or other managing body and by the stockholders or other securityholders of such Investor). This Agreement has been duly authorized and validly executed and delivered by such Investor and constitutes a legal, valid and binding obligation of such Investor, enforceable against the such Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3. Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by such Investor does not, and the performance by such Investor of such Investor’s obligations hereunder will not, (i) conflict with or result in any violation or breach of the certificate of incorporation, by-laws or other organization documents of such Investor, (ii) to the Investor’s knowledge, materially conflict with or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a material penalty under, any of the terms, conditions or provisions of any material contract to which such Investor is a party or by which such Investor or such Investor’s Securities or Notes may be bound or (iii) result in the imposition of any lien on any of the Securities or Notes held by such Investor.

3.4. Title to Securities or Notes. Such Investor holds of record and owns the aggregate principal amount of Notes and Securities set forth opposite the name of such Investor on Schedule I hereto, free and clear of any lien.

3.5. No Broker’s or Finder’s Fees. There are no investment bankers, brokers, advisors, finders or other intermediaries that have been retained by or are authorized to act on behalf of such Investor who are entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.6. Private Placement. Such Investor understands and acknowledges that the issuance of the shares of Common Stock pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and that any shares of Common Stock will be issued to such Investor in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable Blue Sky Laws. Such Investor acknowledges that any shares of Common Stock so issued to such Investor will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. Such Investor represents and acknowledges that such Investor is familiar with Rule 144 under the Securities Act as presently in effect and understands the restrictions and resale limitations imposed thereby and by the Securities Act.

3.7. Limitations on Transfer. Such Investor understands and agrees that any such shares of Common Stock cannot be offered, resold or otherwise transferred except pursuant to (a) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (b) an available exemption from registration. Such Investor hereby covenants and agrees that such Investor will not offer, sell or otherwise transfer any such shares of Common Stock except in compliance with the terms of this Agreement and with applicable federal and Blue Sky Laws.

3.8. Restrictive Legends. The certificates representing any shares of Common Stock issued pursuant to the Merger shall bear, in addition to any other legends required under applicable Blue Sky Laws, a legend in substantially the following form:

(a) These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any applicable state securities or “blue sky” laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or “blue sky” laws.

(b) In order to prevent any transfer from taking place in violation of applicable law or the terms of this Agreement, the Company may cause a stop transfer order to be placed with its transfer agent with respect to any shares of Common Stock issued to such Investor pursuant to the Reinvestment Agreement. The Company will not be required to transfer on its books any shares of Common Stock that have been sold or transferred in violation of any provision of applicable law or the terms of this Agreement.

3.9. Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, as presently in effect.

3.10. Investment Intent. Such Investor is acquiring the shares of Common Stock issued pursuant to this Agreement for such Investor’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof, without prejudice, however, to such Investor’s rights to dispose of all or any part of such shares of Common Stock under an exemption from the registration requirements of the Securities Act. Such Investor has no present intention of selling or otherwise distributing any portion of any such shares of Common Stock (or any interest therein), subject to such rights as aforesaid. If such Investor is not an individual, such Investor has not been formed to acquire any shares of Common Stock issuable to such Investor pursuant to this Agreement.

3.11. Investment Experience and Status. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of an investment in Common Stock and protecting such Investor’s own interests in connection with such investment.

3.12. Documents Delivered; Information. Such Investor acknowledges that such Investor has received a copy of this Agreement and been afforded the opportunity to review the schedule hereto. Such Investor has received or has had access to all the information relating to the Company that such Investor has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Common Stock, including the annual reports, quarterly reports, current reports, proxy statements and other information filed by the Company with the SEC. Such Investor has been given the opportunity to make a thorough investigation of the activities of the Company and has been furnished with access to materials relating to the Company and its activities. Such Investor has been afforded the opportunity to obtain any additional information deemed necessary by such Investor to verify the accuracy of the information conveyed by the Company to such Investor. Such Investor has had an opportunity to ask questions of and receive answers from the Company, or from a person or persons acting on the Company’s behalf, concerning the terms and conditions of this investment.

3.13. Professional Advice. With respect to the legal, tax, accounting, financial and other economic considerations involved in acquiring any shares of Common Stock, such Investor is not relying on the Company, Merger Sub, Arcion or any other Investor, or any director, officer, employee, agent or other representative of any of the foregoing.

3.14. Further Representations by Foreign Investors. If such Investor is not a United States person, such Investor hereby represents that such Investor is satisfied as to the full observance of the laws of such Investor’s jurisdiction in connection with acquiring any shares of Common Stock and the execution and delivery by such Investor of this Agreement and any other instrument or document executed and delivered by such Investor pursuant hereto, including (a) the legal requirements within such Investor’s jurisdiction for acquiring any shares of Common Stock issued pursuant to this Agreement, (b) any foreign exchange restrictions applicable to any such acquisition of shares of Common Stock issued in connection with this Agreement, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of any shares of Common Stock issued pursuant to this Agreement.

4. Delivery of Certificates Representing Common Stock Purchased.

4.1. Common Stock to be Issued on account of Securities. Upon receipt of the aggregate purchase price contemplated by Section 1 hereof with respect to any Investor, the Company shall deliver to such Investor a duly endorsed stock certificate in the name of such Investor representing Common Stock in an amount set forth opposite such Investor’s name in the column titled “Common Stock to be Issued on Account of Securities” on Schedule I hereto.

4.2. Common Stock to be Issued on account of Notes. Upon receipt of the aggregate purchase price contemplated by Section 2 hereof with respect to any Investor, the Company shall deliver to such Investor a duly endorsed stock certificate in the name of such Investor representing Common Stock in an amount set forth opposite such Investor’s name in the column titled “Common Stock to be Issued on Account of Notes” on Schedule I hereto.

5. Consent to Merger. Each Investor hereby consents to the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby and waives the observance by the Company of any provisions in the Securities Purchase Agreement to the extent necessary to effect such consent. The consent provided by the Investors in this Section 5 shall terminate automatically and no longer be effective in the event of a termination of this Agreement in accordance with Section 6 hereof.

6. Termination. The Investors’ obligations pursuant to Section 1 and Section 2 hereof are contingent upon the consummation of the Merger. This Agreement shall terminate automatically upon the earliest to occur of (i) termination of the Merger Agreement in accordance with the terms thereof, (ii) the date on which the Company’s Board of Directors withdraws or modifies in a manner adverse to Arcion the Parent Recommendation (as defined in the Merger Agreement) in accordance with Section 6.6(b) of the Merger Agreement, or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same agreement.

8. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of California, without regard to conflict of law principles thereof.

9. Entire Agreement; Survival. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties hereto in respect of such subject matter. The representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Company and the Investors acknowledge and agree that the execution and delivery of this agreement by such parties is a material inducement and a condition precedent to Arcion’s agreement to enter into the Merger Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers on the date first written above.

ANESIVA, INC.

By:	/s/ MICHAEL KRANDA
Name:	Michael Kranda
Title:	Chief Executive Officer, President

ARCION THERAPEUTICS, INC.

By:	/s/ JAMES N. CAMPBELL
Name:	James N. Campbell
Title:	Chief Executive Officer

INVESTORS:

SOFINNOVA VENTURE PARTNERS VII, L.P.

By:	Sofinnova Management VII, L.L.C.
Its General Partner

By:	/s/ MICHAEL F. POWELL
Michael F. Powell, Managing General Partner

ALTA CALIFORNIA PARTNERS III, L.P.

By:	Alta California Management Partners III, LLC

By:	/s/ HILARY STRAIN
Vice President of Finance & Administration

ALTA EMBARCADERO PARTNERS III, LLC

By:	/s/ HILARY STRAIN
Vice President of Finance & Administration

ALTA PARTNERS VIII, LP

By:	Alta Partners Management VIII, LLC

By:	/s/ HILARY STRAIN
Chief Financial Officer

CMEA VENTURES VII, L.P.

By:	CMEA Ventures VII GP, L.P.,
Its General Partner

By:	CMEA Ventures VII GP, LLC,
Its General Partner

By:	/s/ DAVID COLLIER
Name:	David Collier
Title:	Manager

CMEA VENTURES VII (PARALLEL), L.P.

By:	CMEA Ventures VII GP, L.P.,
Its General Partner

By:	CMEA Ventures VII GP, LLC,
Its General Partner

By:	/S/ DAVID COLLIER
Name:	David Collier
Title:	Manager

INTERWEST PARTNERS VIII, LP
INTERWEST INVESTORS VIII, LP
INTERWEST INVESTORS Q VIII, LP

By:	InterWest Management Partners VIII, LLC,
General Partner

By:	/S/ ARNOLD L. ORONSKY
Arnold L. Oronsky, Managing Director

Schedule I

Allocation of Common Stock

Investor	Principal Amount of Securities Held	Accrued Returns on Securities[1]	Principal Amount of Notes Held	Accrued Interest on Notes[2]	Common Stock to be Issued on account of Securities[3]	Common Stock to be Issued on account of Notes[4]
SOFINNOVA VENTURE PARTNERS VII, L.P.	$1,890,000.00		N/A	N/A		N/A
ALTA CALIFORNIA PARTNERS III, L.P.	136,196.67		N/A	N/A		N/A
ALTA EMBARCADERO PARTNERS III, LLC	4,598.33		N/A	N/A		N/A
ALTA PARTNERS VIII, LP	1,659,205		N/A	N/A		N/A
CMEA VENTURES VII, L.P.	682,500.00		$279,681.00
CMEA VENTURES VII (PARALLEL), L.P.	17,500.00		7,171.00
INTERWEST PARTNERS VIII, LP	1,823,283.00		385,880.00
INTERWEST INVESTORS VIII, LP	14,553.00		3,080.00
INTERWEST INVESTORS Q VIII, LP	52,164.00		11,040.00

[1]	To come based on Securities redemption date.
[2]	To come based on Notes redemption date.
[3]	To come based on Securities redemption date.
[4]	To come based on Notes redemption date.

Annex F

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARCION THERAPEUTICS, INC.

ARCION THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Arcion Therapeutics, Inc. (the “Company”).

SECOND: The original name of this corporation is Caber Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is January 19, 1999.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

1. Article IV(A) of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in full as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred five million (105,000,000) shares, one hundred million (100,000,000) shares of which shall be Common Stock (the “Common Stock”) and five million (5,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-tenth of one cent per share ($0.001) and the Common Stock shall have a par value of one-tenth of one cent per share ($0.001). Effective as of 5:00 p.m., Eastern Time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, every forty (40) outstanding shares of Common Stock of the Company shall automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock of the Company. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Company’s Common Stock as reported on The NASDAQ Global Market as of the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

FOURTH: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval in accordance with the provisions of Sections 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

F-1

IN WITNESS WHEREOF, ARCION THERAPEUTICS, INC. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this                      day of                     , 2009.

ARCION THERAPEUTICS, INC.

Michael L. Kranda
President and Chief Executive Officer

F-2

Annex G

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANESIVA, INC.

ANESIVA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Anesiva, Inc. (the “Company”).

SECOND: The original name of this corporation is Caber Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is January 19, 1999.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

1. Article I of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in full as follows:

“I.

The name of the corporation is ARCION THERAPEUTICS, INC. (the “Company”).”

FOURTH: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval in accordance with the provisions of Sections 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, ANESIVA, INC. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this                      day of                     , 2009.

ANESIVA, INC.

Michael L. Kranda
President and Chief Executive Officer

G-1

Annex H

ANESIVA, INC.

2003 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD: DECEMBER 5, 2003

APPROVED BY STOCKHOLDERS: JANUARY 9, 2004

AMENDED BY THE BOARD: OCTOBER 19, 2005

APPROVED BY STOCKHOLDERS AND AMENDED TO EFFECT THE

ONE-FOR-FOUR REVERSE STOCK SPLIT: DECEMBER 15, 2005

AMENDED BY THE BOARD: JULY 30, 2009

TERMINATION DATE: DECEMBER 4, 2013

1.	PURPOSES.

(a) The Plan initially was established as the Anesiva, Inc. 1999 Equity Incentive Plan, effective as of July 19, 1999 (the “Initial Plan”). The Initial Plan is amended and restated in its entirety as the “Anesiva, Inc. 2003 Equity Incentive Plan,” effective as of the initial public offering of the Common Stock pursuant to a registration statement filed under the Securities Act as declared effective by the U.S. Securities and Exchange Commission. No options shall be granted under the Initial Plan from and after the effective date of the amendment and restatement. The terms of the Initial Plan (other than the aggregate number of shares issuable thereunder) shall remain in effect and apply to all Stock Awards granted pursuant to the Initial Plan.

(b) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(c) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Options, (ii) Restricted Stock Awards, (iii) Stock Appreciation Rights, (iv) Phantom Stock and (v) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(d) “Cause” means that, in the reasonable determination of the Company, (i) a Participant has committed an act that materially injures the business of the Company; (ii) a Participant has refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom the Participant reports; (iii) a Participant has willfully or habitually neglected the Participant’s duties with the Company; (iv) a Participant has been convicted of a felony that is likely to inflict or has inflicted material injury on the business of the Company; or (v) a Participant has committed a material fraud, misappropriation, embezzlement or other act of gross dishonesty that resulted in material loss, damage or injury to the Company. Notwithstanding the foregoing, Cause based on the conduct described in clause (ii) or clause (iii) shall not exist unless the conduct described in such clause has not been cured within fifteen (15) days following receipt by the Participant of written notice from the Company or the Board, as the case may be, specifying the particulars of the Participant’s conduct constituting Cause.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Anesiva, Inc., a Delaware corporation.

(j) “Constructive Termination” means that a Participant voluntarily terminates employment within twelve (12) months following a Change in Control after any of the following are undertaken without the Participant’s express written consent:

(i) the assignment to the Participant’of any duties or responsibilities which results in a significant diminution in the Participant’s function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a mere change in the Participant’s title or reporting relationships shall not constitute a Constructive Termination;

(ii) a five percent (5%) or greater reduction by the Company in a Participant’s annual base salary, as in effect on the effective date of the Change in Control;

(iii) any failure by the Company to continue in effect any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of the Company, in which a Participant is participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”); or the taking of any action by the Company that would adversely affect a Participant’s participation in or reduce the Participant’s benefits under the Benefit Plans; provided, however, that a “Constructive Termination” shall not exist under this paragraph following a Change in Control if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans;

(iv) a relocation of a Participant’s business office to a location more than thirty-five (35) miles from the location at which the Participant performs duties as of the effective date of the Change in Control, except for required travel by the Participant on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control; or

(v) a material breach by the Company of any provision of the Participant’s Option Agreement.

(k) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(o) “Director” means a member of the Board of Directors of the Company.

(p) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(q) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company for such service or for service as a member of the Board of Directors of an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(r) “Entity” means a corporation, partnership or other entity.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(cc) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(d).

(dd) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director; or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ff) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg) “Phantom Stock” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(hh) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(ii) “Plan” means this Anesiva, Inc. 2003 Equity Incentive Plan.

(jj) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Stock Appreciation Right” means a right to receive the appreciation of Common Stock that is granted pursuant to the terms and conditions of Section 7(c).

(mm) “Stock Award” means any right granted under the Plan, including an Option, a Restricted Stock Award, Phantom Stock, a Stock Appreciation Right and an Other Stock Award.

(nn) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(pp) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan, (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (A) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (B) a Restricted Stock Award (including a stock bonus), (C) a Stock Appreciation Right, (D) Phantom Stock, (E) an Other Stock Award, (F) cash and/or (G) other valuable consideration (as determined by the Board, in its sole discretion), or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(iv) To amend the Plan or a Stock Award as provided in Section 12.

(v) To terminate or suspend the Plan as provided in Section 13.

(vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Stock Awards and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value of the Common Stock

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate three million one hundred seventy-eight thousand four hundred fifty-six (3,178,456) shares of Common Stock. Such share reserve consists of (i) the one hundred seventy-eight thousand four hundred fifty-six (178,456) shares initially reserved for issuance under the Plan, plus (ii) an additional three million (3,000,000) shares authorized by the Board on July 30, 2009 and subject to the stockholders’ approval of both the share increase under the Plan and the issuance of Common Stock in the contemplated merger between the Company and Arcion Therapeutics, Inc. The number of shares available for issuance under the Plan shall automatically increase on January 1st of each year, from January 1, 2006 through January 1, 2013 (each such day, a “Calculation Date”), equal to the lesser of (i) five percent (5%) of the shares of Common Stock outstanding on each such Calculation Date (rounded down to the nearest whole share), or (ii) two million five hundred thousand (2,500,000) shares. Notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than the amount described in the foregoing sentence.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered shall revert to and again become available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of such tendered shares shall revert to and again become available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than fifty percent (50%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder, (3) by a “net exercise” of the Option (as further described below), (4) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds or (5) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly, from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. The shares of Common Stock so used to pay the exercise price of an Option under a “net exercise” will be considered to have resulted from the exercise of the Option, and accordingly, the Option will not again be exercisable with respect to such shares, the shares actually delivered to the Participant, and any shares withheld for purposes of tax withholding.

(e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Sections 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Award agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award agreements need not be identical; provided, however, that each Restricted Stock Award agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. At the time of the grant of a Restricted Stock Award, the Board will determine the price to be paid by the Participant for each share subject to the Restricted Stock Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Restricted Stock Award will not be less than the par value of a share of Common Stock. A Restricted Stock Award may be awarded as a stock bonus (i.e., with no cash purchase price to be paid) to the extent permissible under applicable law.

(ii) Consideration. At the time of the grant of a Restricted Stock Award, the Board will determine the consideration permissible for the payment of the purchase price of the Restricted Stock Award. The purchase price of Common Stock acquired pursuant to the Restricted Stock Award shall be paid in one of the following ways: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; (iii) by services rendered or to be rendered to the Company; or (iv) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be paid by deferred payment and must be paid in a form of consideration that is permissible under the Delaware Corporation Law.

(iii) Vesting. Shares of Common Stock acquired under a Restricted Stock Award may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Award agreement. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise determined by the Board or provided in the Restricted Stock Award agreement.

(v) Transferability. Rights to purchase or receive shares of Common Stock granted under a Restricted Stock Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award agreement, as the Board shall determine in its discretion, and so long as Common Stock awarded under the Restricted Stock Award remains subject to the terms of the Restricted Stock Award agreement.

(b) Phantom Stock. Each Phantom Stock agreement shall be in such form and shall contain such terms and conditions as the Board shall determine. The terms and conditions of Phantom Stock agreements may change from time to time, and the terms and conditions of separate Phantom Stock agreements need not be identical; provided, however, that each Phantom Stock agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Phantom Stock award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Phantom Stock award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Phantom Stock award will not be less than the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.

(ii) Vesting. At the time of the grant of a Phantom Stock award, the Board may impose such restrictions or conditions to the vesting of the shares Phantom Stock as it deems appropriate.

(iii) Payment. A Phantom Stock award may be settled by the delivery of shares of Common Stock, their cash equivalent, or any combination of the two, as the Board deems appropriate.

(iv) Additional Restrictions. At the time of the grant of a Phantom Stock award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Phantom Stock award after the vesting of such Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Phantom Stock, as the Board deems appropriate. Such dividend equivalents may be converted into additional shares of Phantom Stock by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equal to the number of shares of Phantom Stock then credited by (2) the Fair Market Value per share of Common Stock on the payment date for such dividend. The additional shares of Phantom Stock credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Phantom Stock award to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement, shares of Phantom Stock that have not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

(c) Stock Appreciation Rights. Each Stock Appreciation Rights agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Rights agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Rights agreements need not be identical, but each Stock Appreciation Rights agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation. Each Stock Appreciation Right will be denominated in share of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount that will be determined by the Committee at the time of grant of the Stock Appreciation Right.

(ii) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Right as it deems appropriate.

(iii) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Rights agreement evidencing such Right.

(iv) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, or any combination of the two, as the Board deems appropriate.

(v) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Rights agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Rights agreement. If, after such termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified in the Stock Appreciation Rights agreement, the Stock Appreciation Right shall terminate.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Awards and all other terms and conditions of such Awards.

8.	SECURITIES LAW COMPLIANCE.

The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. Subject to the further limitations of Section 7(b)(iv) hereof, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(e) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

(f) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of a Stock Award Agreement.

11.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b) and the maximum number of securities subject to award to any person pursuant to Section 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company), if any, in connection with such

Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have been not assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), the Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards held by Participants whose Continuous Service has not terminated shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

(d) Change in Control.

(i) Double Trigger Acceleration. If a Change in Control occurs and either (i) a Participant’s Continuous Service with the Company or its successor or the successor’s parent (together, the “Successor Company”) is terminated by the Successor Company without Cause or (ii) a Participant’s Continuous Service with the Successor Company is terminated as a result of a Constructive Termination, in either case, within twelve months after the effective time of the Change in Control, then, immediately prior to such termination, the Participant’s Stock Award shall become fully vested and, if applicable, exercisable. In the event that a Participant is required to resign his or her position with the Company as a condition of a Change in Control, (for example, if an officer of the Company must resign his or her position as a condition of the Change of Control transaction), then the outstanding Stock Awards of such Participant shall become fully vested and exercisable immediately prior to the effectiveness of such resignation.

(ii) Additional Acceleration. A Stock Award held by any Participant whose Continuous Service has not terminated prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. In the absence of such provision, no additional vesting acceleration shall occur.

12.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law including the requirements of Section 422 of the Code.

(b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(d) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date this amended and restated Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Annex I

ANESIVA, INC.

2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

ADOPTED BY THE BOARD: DECEMBER 5, 2003

APPROVED BY STOCKHOLDERS: JANUARY 9, 2004

AMENDED BY THE BOARD: APRIL 15, 2005

APPROVED BY STOCKHOLDERS: JUNE 7, 2005

AMENDED BY THE BOARD: OCTOBER 19, 2005

AMENDED BY STOCKHOLDERS AND AMENDED TO EFFECT THE

ONE-FOR-FOUR REVERSE STOCK SPLIT: DECEMBER 15, 2005

AMENDED BY THE BOARD: JULY 30, 2009

1.	PURPOSES.

(a) Eligible Option Recipients. The persons eligible to receive Options are the Non-Employee Directors of the Company.

(b) Available Options. The purpose of the Plan is to provide a means by which Non-Employee Directors may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Nonstatutory Stock Options.

(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of its Non-Employee Directors, to secure and retain the services of new Non-Employee Directors and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	DEFINITIONS.

(a) “Accountant” means the independent public accountants of the Company.

(b) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(c) “Annual Grant” means an Option granted annually to all Non-Employee Directors who meet the specified criteria pursuant to Section 6(b).

(d) “Annual Meeting” means the annual meeting of the stockholders of the Company.

(e) “Board” means the Board of Directors of the Company.

(f) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the

Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Anesiva, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors of the Company who are not compensated by the Company for their services as Directors or Directors of the Company who are merely paid a director’s fee by the Company for their services as Directors.

(l) “Continuous Service” means that the Optionholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Optionholder’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s Continuous Service. For example, a change in status from a Non-Employee Director of the Company to a Consultant of an Affiliate or an Employee of the Company will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Director” means a member of the Board of Directors of the Company.

(o) “Disability” means the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person’s position with the Company or an Affiliate of the Company because of the sickness or injury of the person.

(p) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(q) “Entity” means a corporation, partnership or other entity.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(t) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(u) “Initial Grant” means an Option granted to a Non-Employee Director who meets the specified criteria pursuant to Section 6(a).

(v) “IPO Date” means the first day that the Common Stock is publicly traded.

(w) “Non-Employee Director” means a Director who is not an Employee.

(x) “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a Nonstatutory Stock Option granted pursuant to the Plan.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(cc) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(dd) “Plan” means this Anesiva, Inc. 2003 Non-Employee Directors’ Stock Option Plan.

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ff) “Securities Act” means the Securities Act of 1933, as amended.

(gg) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan. The Board may not delegate administration of the Plan to a committee.

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine the provisions of each Option to the extent not specified in the Plan.

(ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Option as provided in Section 12.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in the Common Stock, the Common Stock that may be issued pursuant to Options shall not exceed in the aggregate five hundred nineteen thousand sixty-two (519,062) shares of Common Stock. Such share reserve consists of (i) the nineteen thousand sixty-two (19,062) shares available for issuance under the Plan, plus (ii) an additional five hundred thousand (500,000) shares authorized by the Board on July 30, 2009 and subject to the stockholders’ approval of both the share increase under the Plan and the issuance of Common Stock in the contemplated merger between the Company and Arcion Therapeutics, Inc. The number of shares available for issuance under the Plan shall automatically increase for nine years beginning on January 1, 2006 and ending on (and including) January 1, 2014 equal to the number of shares subject to Options granted during the prior calendar year. Notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than the amount described in the foregoing sentence.

(b) Reversion of Shares to the Share Reserve. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Option shall revert to and again become available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	ELIGIBILITY.

The Options, as set forth in Section 6, automatically shall be granted under the Plan to all Non-Employee Directors who meet the criteria specified in Section 6.

6.	NON-DISCRETIONARY GRANTS.

(a) Initial Grants. Without any further action of the Board, each person who after the IPO Date is elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted an Initial Grant to purchase twelve thousand five hundred (12,500) shares of Common Stock on the terms and conditions set forth herein.

(b) Annual Grants. Without any further action of the Board, on the day following each Annual Meeting, commencing with the Annual Meeting in 2005, each person who is then a Non-Employee Director automatically shall be granted an Annual Grant to purchase two thousand five hundred (2,500) shares of Common Stock on the terms and conditions set forth herein; provided, however, that if the person has not been serving as a Non-Employee Director for the entire period since the preceding Annual Meeting, then the number of shares subject to such Annual Grant shall be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a Non- Employee Director.

7.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as required by the Plan. Each Option shall contain such additional terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate. Each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price. The exercise price of each Option shall be one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted.

(c) Consideration. The purchase price of stock acquired pursuant to an Option may be paid, to the extent permitted by applicable law, in any combination of (i) cash or check, (ii) delivery to the Company of other Common Stock or (iii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. The purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(d) Transferability. Except as otherwise provided for in this Section, an Option is transferable only by will or by the laws of descent and distribution and exercisable only by the Optionholder during the life of the Optionholder. However, an Option may be transferred for no consideration upon written consent of the Board (i) if, at the time of transfer, a Form S-8 registration statement under the Securities Act is available for the issuance of shares by the Company upon the exercise of such transferred Option or (ii) the transfer is to the Optionholder’s employer at the time of transfer or an affiliate of the Optionholder’s employer at the time of transfer. Any such transfer is subject to such limits as the Board may establish, and subject to the transferee agreeing to remain subject to all the terms and conditions applicable to the Option prior to such transfer. The forgoing right to transfer the Option shall apply to the right to consent to amendments to the Stock Option Agreement for such Option. In addition, until the Optionholder transfers the Option, an Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting. Options shall vest as follows:

(i) Initial Grants: 1/48th of the shares shall vest monthly from the date of grant for four (4) years.

(ii) Annual Grants: 1/12th of the shares shall vest monthly from the date of grant for one (1) year.

(f) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shared of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

(g) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If the

Optionholder’s Continuous Service terminates in a manner described in Section 11(d), then the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date twelve (12) months following the termination of the Optionholder’s Continuous Service, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(h) Extension of Termination Date. If the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(i) Disability of Optionholder. In the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(j) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the three-month period after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

8.	SECURITIES LAW COMPLIANCE.

The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

10.	MISCELLANEOUS.

(a) Stockholder Rights. No Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such Optionholder has satisfied all requirements for exercise of the Option pursuant to its terms.

(b) No Service Rights. Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Optionholder any right to continue to serve the Company as a Non-Employee Director or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(c) Investment Assurances. The Company may require an Optionholder, as a condition of exercising or acquiring stock under any Option, (i) to give written assurances satisfactory to the Company as to the Optionholder’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring the stock subject to the Option for the Optionholder’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares upon the exercise or acquisition of stock under the Option has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(d) Withholding Obligations. The Optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionholder by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Optionholder as a result of the exercise or acquisition of stock under the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK.

(a) Capitalization Adjustments. If any change is made in, or other events occur with respect to, the stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject both to the Plan pursuant to Section 4 and to the nondiscretionary Options specified in Section 6, and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume any or all Options outstanding under the Plan or may substitute similar stock options for Options outstanding under the Plan (it being understood that similar stock options include, but are not limited to, options to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that any surviving corporation or acquiring corporation does not assume any or all such outstanding Options or substitute similar stock options for such outstanding Options, then with respect to Options that have been neither assumed nor substituted and that are held by Optionholders whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Options (and, if applicable, the time at which such Options may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and the Options shall terminate if not exercised (if applicable) at or prior to such effective time. With respect to any other Options outstanding under the Plan that have been neither assumed nor substituted, the vesting of such Options (and, if applicable, the time at which such Options may be exercised) shall not be accelerated unless otherwise provided in Section 11(d) or in a written agreement between the Company or any Affiliate and the holder of such Options, and such Options shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

(d) Change in Control. If a Change in Control occurs and an Optionholder’s Continuous Service with the Company or its successor terminates within twelve months after the effective time of the Change in Control, then, immediately prior to such termination, the Optionholder’s Options shall become fully vested and exercisable. For purposes of this Section, a termination of Continuous Service with the Company includes the Non-Employee Director’s failure to be nominated or elected for a new term if the election occurs within twelve months after the effective time of the Change in Control. In the event that an Optionholder is required to resign his or her position as a Non-Employee Director as a condition of a Change in Control, the outstanding Options of such Optionholder shall become fully vested and exercisable immediately prior to the effectiveness of such resignation.

(e) Parachute Payments. If the acceleration of the vesting and exercisability of Options provided for in Section 11(c), together with payments and other benefits of an Optionholder, (collectively, the “Payment”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 11(e) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Payment shall be either (1) provided to such Optionholder in full, or (2) provided to such Optionholder as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Optionholder, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

Unless the Company and such Optionholder otherwise agree in writing, any determination required under this Section 11(e) shall be made in writing in good faith by the Accountant. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless the Optionholder elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof): reduction of cash payments; cancellation of accelerated vesting of Options; reduction of employee benefits. If acceleration of vesting of Options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of Options (i.e., earliest granted Option cancelled last) unless the Optionholder elects in writing a different order for cancellation.

For purposes of making the calculations required by this Section 11(e), the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Optionholder shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make such a determination. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section 11(e).

If, notwithstanding any reduction described above, the Internal Revenue Service (the “IRS”) determines that the Optionholder is liable for the Excise Tax as a result of the Payment, then the Optionholder shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that the Optionholder challenges the final IRS determination, a final judicial determination, a portion of the Payment equal to the “Repayment Amount.” The Repayment Amount with respect to the Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Optionholder’s net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in the Optionholder’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Optionholder shall pay the Excise Tax.

Notwithstanding any other provision of this Section 11(e), if (i) there is a reduction in the Payment as described above, (ii) the IRS later determines that the Optionholder is liable for the Excise Tax, the payment of which would result in the maximization of the Optionholder’s net after-tax proceeds of the Payment (calculated as if the Payment had not previously been reduced), and (iii) the Optionholder pays the Excise Tax, then the Company shall pay or otherwise provide to the Optionholder that portion of the Payment that was reduced pursuant to this Section 11(e) contemporaneously or as soon as administratively possible after the Optionholder pays the Excise Tax so that the Optionholder’s net after-tax proceeds with respect to the Payment are maximized.

If the Optionholder either (i) brings any action to enforce rights pursuant to this Section 11(e), or (ii) defends any legal challenge to his or her rights under this Section 11(e), the Optionholder shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that if such action is commenced by the Optionholder, the court finds that the action was brought in good faith.

12.	AMENDMENT OF THE PLAN AND OPTIONS.

(a) Amendment of Plan. The Board, at any time and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of applicable laws.

(b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval.

(c) No Impairment of Rights. Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

(d) Amendment of Options. The Board, at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Optionholder.

14.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective on the IPO Date, but no Option shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	CHOICE OF LAW.

The law of the state of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Annex J

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

COMMISSION FILE NO. 000-50573

ANESIVA, INC.

(Exact Name of Registrant as specified in its Charter)

Delaware	77-0503399
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

650 Gateway Boulevard

South San Francisco, California 94080

(650) 624-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value per share	Nasdaq Global Market

Securities Registered Pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of the voting stock held by non-affiliates of the Registrant based upon the closing price of the common stock listed on the Nasdaq Global Market on June 30, 2008 was $58,103,979 based on a closing price of $2.95 per share, excluding 20,747,932 shares of the Registrant’s common stock held by executive officers, directors and stockholders whose ownership exceeds five percent of the common stock outstanding as of such date. Exclusion of such shares should not be construed to indicate that any such person possesses the power, direct or indirect, to direct or cause the direction of the management or policies of the Registrant or that such person is controlled by or under common control with the Registrant.

The total number of shares outstanding of the Registrant’s common stock as of February 28, 2009 was 40,452,741.

DOCUMENTS INCORPORATED BY REFERENCE

Certain exhibits are incorporated herein by reference into Part IV of this Annual Report on Form 10-K.

Forward-Looking Statements

This Annual Report on Form 10-K, including particularly the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or the negative of these terms or other comparable terminology. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this Annual Report on Form 10-K is filed with the Securities and Exchange Commission.

PART I

Item 1.	Business

Overview

Anesiva, Inc. (“we” or “Anesiva”) is a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management.

Our portfolio of products includes:

•

Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee arthroplasty (TKA, or total knee replacement surgery). We are initially pursuing an indication for Adlea for the management of acute pain associated with orthopedic surgeries.

•

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Adlea is a novel non-opioid drug candidate that is a vanilloid receptor 1 agonist, or TRPV1 agonist, based on the compound capsaicin which provides analgesia from weeks to months. Zingo and Adlea are different drugs, each with its own mechanisms of action. Zingo is comprised of microcrystals of lidocaine delivered into the skin by compressed gas. Zingo employs a proprietary needle-free dispenser.

We believe that our existing cash and cash equivalents, including amounts received subsequent to December 31, 2008, will be sufficient to fund our activities into April 2009. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in “Risk Factors.” Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidate we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials.

Our capital requirements depend on numerous factors, including: our ability to successfully implement our restructuring plan, our management of continuing operations and whether we determine to pursue other indications for Adlea. Our announcement that we have discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea for use in bunionectomy surgeries did not meet its primary end point have significantly depressed our stock price and severely impaired our ability to raise additional funds. It could be difficult or impossible for us to raise additional capital.

If we do proceed with raising funds in the future, we may be required to raise those funds through public or private financings, strategic relationships or other arrangements. The sale of additional equity and debt securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. As a consequence if we are unable to obtain any additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned development and commercialization activities for Adlea, which could materially harm our business. In addition, we have already significantly reduced our workforce and may need to further reduce or curtail our current workforce or may even cease operations if we do not obtain any additional funding. At year-end December 31, 2008, we had higher total liabilities compared to total assets on our consolidated balance sheets. We are pursuing strategic transactions and alternatives with respect to all aspects of our business, including sales of our Zingo product and asset and seeking a partner or acquirer for our Adlea program or opportunities for the merger, sale or other combination of Anesiva.

In June 2008, we commenced our principal business operations with the shipment of our first commercialized product, Zingo, and we exited the development stage. Prior to our first commercial shipment, we were a development stage company in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. We operate in one business segment.

On September 2, 2008, we announced that we were realigning our operations. Accordingly, we reduced our workforce by 21 employees to focus primarily on sales, marketing, late-stage clinical development and outsourced manufacturing.

On September 30, 2008, we paid the remaining $10.7 million in principal, interest and prepayment fees under the terms of an equipment loan and security agreement with General Electric Capital Corporation (“GE equipment loan”). In connection with the debt extinguishment, we recorded a charge of approximately $656,000 for legal costs, termination and penalty fees and unamortized debt discounts.

On November 8, 2008, our board of directors approved a further restructuring of our operations to focus on the clinical and commercial development of Adlea and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration. On November 10, 2008, we initiated a recall of Zingo due to a non-safety related shelf life issue observed in a lot of unreleased product. We are currently exploring strategic transactions and alternatives, including the sale of the assets related to Zingo.

In connection with the November 2008 restructuring, we reduced our workforce by 23 employees and eliminated our sales and marketing functions relating to Zingo commercial activities. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long–Lived Assets, we reclassified our Zingo related assets to assets held-for-sale on the consolidated balance sheet as of December 31, 2008. In addition, since we expect to have no significant or direct involvement in future operations related to these assets, the results of the Zingo manufacturing and commercial activities, including our cooperative joint venture (“CJV”) with Wanbang Pharmaceuticals Corporation Limited, located in China, have been presented as discontinued operations. For the years ended December 31, 2008, 2007 and 2006, we recorded net loss from discontinued operations for Zingo manufacturing and commercial activities of $51.1 million, $21.4 million and $19.5 million, respectively. Discontinued operations are reported as a separate component within the consolidated statement of operations outside of loss from continuing operations.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. Adverse events rates were largely similar for both active treatment and placebo groups.

On November 10, 2008, we provided the Worker Adjustment and Retraining Notification Act notices to 62 employees to inform them that their employment would end on January 9, 2009 as a result of the November 2008 restructuring.

On November 10, 2008, we repaid approximately $20.1 million in outstanding principal and accrued interest pursuant to a loan and security agreement (the “Oxford loan”), dated September 30, 2008 between us and

Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the “Oxford Lenders”), as a result of the discontinuance of Zingo manufacturing and commercial operations. On December 5, 2008, we paid the Oxford Lenders’ termination and legal fees of approximately $800,000. In connection with the debt extinguishment, we recorded a charge of approximately $3.1 million for legal costs, terminal fees and unamortized debt discounts associated with warrants.

On December 16, 2008, we announced that the ACTIVE-2 Phase 3 trial evaluating Adlea achieved its primary efficacy endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant statistical difference in opioid medication consumption compared to placebo (p=0.005). Adverse events rates were largely similar for both active treatment and placebo groups.

During the year ended December 31, 2008, we invested heavily in Adlea clinical development to complete the two Phase 3 trials in bunionectomy and TKA and the commercial product launch and discontinuation of Zingo, which ultimately caused us to incur significant restructuring charges. For the year ended December 31, 2008, net loss was $103.2 million, net cash used in operating activities was $74.8 million, and net cash used in financing, including the repayment of the GE equipment loan and the Oxford loan, was $11.0 million, which all contributed to our ending cash and cash equivalent balance of approximately $658,000 at December 31, 2008.

On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities (each a “Security” and together the “Securities”) for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of seven percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Investor Agreement to be received before April 1, 2009.

Our objective is to actively seek partnership for the continued development and commercialization of Adlea for the treatment of pain and pursue other potential business combination transactions. Key elements of our strategy include:

•	Advance the Clinical Development of Adlea

•	Initiation of a Phase 2 dose-validation study in total knee arthroplasty patients;

•	Conduct a supportive study in arthroscopic shoulder surgeries; and

•	Conduct a replacement Phase 3 study in an appropriate surgical model during 2009 and 2010.

•

Be Opportunistic About Partnering our Existing Products and About Expanding Our Pain Management Franchise. Evaluate partnership opportunities for Adlea that would provide maximum exposure of the product in the marketplace. Seek to in-license product candidates that would enhance our product pipeline of pain management products.

•

Explore other Potential Business Combination Transactions. Explore and evaluate opportunities for the merger, sale or other combination of Anesiva that would provide maximum return to our creditors and stockholders.

Pain Management Market

Pain is a worldwide problem with serious health and economic consequences. The medical effort to treat pain, known as pain management, addresses a large and under-served market. Pain in the hospital is associated with increased length of stay, longer recovery times and poorer patient outcomes, all of which have health care quality and cost implications. Decision Resources estimates that the worldwide prescription market for pain drugs totaled $27 billion in 2006. In the United States:

•	Decision Resources estimates that nearly $17 billion was spent in 2006 on prescription pain drugs;

•	approximately 25 million Americans experience acute pain each year due to injury or surgery, according to the American Pain Society, as published in 2003 by Medtech Insight; and

•	approximately 50 million Americans suffer chronic pain, according to the American Pain Society.

According to a 2004 Global Strategic Business Report by Global Industry Analysts, Inc., the prescription pain management market is anticipated to grow at a compounded annual growth rate of nine percent through 2010 due to a number of factors, including:

•	a rapidly aging population with an increasing need to address pain-related ailments;

•	longer survival times for patients with painful chronic conditions, such as cancer and AIDS;

•	patients’ increased demand for effective pain relief; and

•	increasing recognition of the therapeutic and economic benefits of effective pain management by physicians, other health care providers and payors.

Analgesic Drugs

Drugs that treat pain are referred to as analgesics, and the type of analgesic selected for treatment depends principally upon the severity and character of the pain. For mild pain, weak analgesics such as acetaminophen or non-steroidal anti-inflammatory drugs, or NSAIDs, such as aspirin and ibuprofen are often used. For moderate pain, NSAIDs, weak opioids such as codeine or short-acting formulations of strong opioids may be used. Severe pain may require stronger opioids such as morphine, oxycodone, hydrocodone or fentanyl.

Shortcomings of Current Pain Management

Despite widespread clinical use of drugs for pain, pain management remains less than optimal due to a variety of factors, including:

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Insufficient efficacy. Many patients continue to experience levels of pain after surgery even with an increased focus on pain management and the availability of potent opioid medications. Pain due to moderate to severe osteoarthritis is also not readily treated, with many patients eventually exhausting available treatment options. Neuropathic pain typically does not respond well to treatment with NSAIDs and may respond poorly to treatment with opioids at doses that do not impair the ability of patients to live reasonably active lifestyles.

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Lack of site specificity. Most analgesics, including opioids and NSAIDs, are given orally, intravenously (IV) or transdermally and thereby can subject the patient to high systemic concentrations of drug or have a diffuse, non-targeted effect. These drugs are delivered to the entire body despite the fact that most types of pain are experienced in discrete parts of the body. Opioids, and NSAIDs, given by mouth, or IV, provide pain relief by acting on nerves all over the body: in the spinal cord, in the brain and locally at the site of injury. As a consequence, opioids provide nonspecific pain relief because their mechanism of action targets broad areas of the body. Moreover, systemic drugs can cause side effects at parts of the body unrelated to the perception of pain. Although there are currently means of delivering site-specific analgesia, such as by delivering short-acting anesthetics into joints such as the ankle or knee, these techniques are currently used to provide relatively short-term anesthesia after surgery.

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Occurrence of side effects. NSAIDs may cause gastrointestinal ulcers, and between 10,000 and 20,000 patients die each year from gastrointestinal bleeding believed to be related to the use of NSAIDs. Use of opioids is associated with nausea and vomiting in many patients. High-dose opioids can cause sedation and may also cause respiratory depression, or a decrease in the ability to breathe spontaneously. Opioids used chronically can cause severe constipation that leads many patients to stop using them, and opioids may sometimes cause severe itching. Many drugs used to treat neuropathic pain, such as antiseizure medications, may frequently cause sedation and problems with coordination.

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Need for frequent dosing. Many drugs used to treat pain require frequent dosing that can be inconvenient or confusing to follow the instructions for use, often leading to reduced patient compliance or errors.

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Potential to cause physical dependence. Opioids, when used chronically, can cause physical dependence. Fear of physical dependence often influences clinicians to prescribe less than adequate doses of opioid analgesics. Similar fears lead many patients to refuse opioid analgesics.

Given the desire to achieve effective pain control and the significant shortcomings of existing treatments, doctors and patients often struggle to find an appropriate balance between pain relief and adverse side effects. With both over- and under-treatment of pain, patients may be suffering unnecessarily, have poor quality of life and have difficulty meeting their social, familial and work-related commitments.

Anesiva Product Pipeline

Project Candidate	Clinical Indications	Development Status	Anesiva Commercialization Rights
Adlea™	Post-surgical, musculoskeletal and neuropathic pain	Multiple Phase 2 trials and Phase 3 trials completed	100% worldwide

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system	Reduce pain associated with peripheral IV insertions or blood draws	Approved for use in children three to 18 years of age and adults	In November 2008, we discontinued the Zingo manufacturing and commercial operations

Adlea for the Treatment of Post-surgical, Musculoskeletal or Neuropathic Pain

Adlea is our product candidate for the treatment of site-specific moderate to severe pain. These types of pain are not treated well with existing drugs, many of which have well-documented and severe side effects. We are developing Adlea to treat post-surgical pain associated with orthopedic surgeries, including bunionectomy and total knee replacement surgeries, and to treat pain resulting from osteoarthritis. Adlea is delivered directly onto the cut surfaces of muscle, bone and connective tissue during open surgeries and into the surgical site during an arthroscopic procedure. For pain resulting from musculoskeletal diseases, such as osteoarthritis and neuropathic pain, Adlea is directly injected into the site of pain. Prior to use of Adlea in non-surgical settings, patients should receive pre-treatment with analgesics to ameliorate the transient algesic pain experienced upon injection of Adlea. Such pre-treatment is not required in surgical settings because these patients are already under a general anesthetic and/or a local nerve block. We will be focusing our near-term development efforts of Adlea on post-surgical pain. We initiated two Phase 2 trials of Adlea in post-surgical pain in 2007: one in total knee replacement and one in total hip replacement. The Phase 2 knee study was later amended to become a Phase 3 study. In addition to the Phase 3 study in total knee replacement surgery, we conducted a Phase 3 study in bunionectomy surgery during 2008.

Based on communications with the FDA, we have developed a registration directed program for Adlea consisting of Phase 3 trials in total knee replacement and bunionectomy surgeries—to support a broad product label of management of post-surgical pain associated with orthopedic surgeries. Adlea has demonstrated statistically significant pain reduction in the Phase 3 total knee replacement study and did not reach significance in the Phase 3 bunionectomy study in 2008. We anticipate conducting a replacement Phase 3 study in an appropriate surgical model as well as an additional Phase 2 dose validation study in order to support a regulatory filing for the proposed acute pain indication.

Adlea is a long acting purified capsaicin analgesic. It relieves pain by causing localized desensitization of the TRPV1 receptors on neuronal C fibers which are responsible for the slow, dull, longer-lasting, second pain sensation. The activation of TRPV1 causes a short burst of nerve activations followed by a longer desensitizing of the pain conducting C-fibers. This short lasting burst causes the C-fibers to not transmit sensation of pain but this is reversible. The key factor is that because Adlea affects a specific C-type pain fiber by acting on a local site level, other sensory and motor functions are not affected, including protective reflexes and the sense of position. This unique mechanism of action is the basis for what we believe will be Adlea’s ability, if approved, to provide highly selective, long lasting pain relief following a single administration.

Opioid drugs, such as morphine, the current standard for managing pain after surgery are associated with significant side effects including respiratory depression, euphoria, and nausea and vomiting during acute use, and constipation and physical dependence during chronic use. In clinical studies to date, Adlea has not demonstrated similar side effects. Additionally, it has been shown that pain in the hospital is associated with increased length of stay, longer recovery times and poorer patient outcomes. By safely reducing pain and opioid use, Adlea may have the potential to reduce opioid-related side effects and the length of hospital stay.

Clinical trials of Adlea

Adlea has been administered to over 750 patients to date for the treatment of post-surgical, neuropathic and musculoskeletal pain indications.

Adlea—Post-surgical Pain

Multiple Phase 1 and Phase 2 clinical trials of Adlea in post-surgical pain indications have been completed. In June 2006, we reported positive, top-line clinical data from a small Phase 2 exploratory clinical trial in total knee replacement surgeries showing that Adlea demonstrated pain reduction at selected pre-specified time intervals in the study, including statistically significant pain relief at day one (p=0.0273) and at day 14 (p=0.0071). The difference in average daily pain scores between the Adlea-treated group (n=25) and the placebo group (n=25) on day one was statistically significant and showed a relative difference in pain on first ambulation of 24 percent. On a numerical rating scale of zero to 10, the average pain score for the treated group was 5.4 compared with the placebo group’s average of 7.1. It is noteworthy that this difference was detected despite all patients being on concomitant morphine analgesia. On day 14, the patients’ “worst pain in the previous 24-hour period” using the Brief Pain Inventory form showed a relative difference of 34 percent with the average pain scores being 3.9 and 5.9 for the treated group and placebo group, respectively. The preliminary data suggested that Adlea was safe and well tolerated.

Two Phase 2 trials evaluating patients undergoing bunionectomy surgery were previously completed. The first proof-of-concept trial, which treated 40 patients, suggested a reduction in the use of rescue medication during the first 72 hours following surgery in a small subset of patients receiving Adlea with lidocaine pretreatment compared to patients receiving placebo. However, the overall study was not of sufficient size or design to draw meaningful statistical conclusions of efficacy. The second exploratory bunionectomy trial, which treated 185 patients, demonstrated several statistically significant reductions in the magnitude of average and worst pain suffered during the first 32 hours following surgery by subjects receiving doses of 0.5 and 1.0 mg in 4 mL of Adlea. In March 2006, a Phase 2, 41-patient clinical trial evaluating Adlea in hernia repair pain was completed. While Adlea was well tolerated at all time points during the study, there was no significant difference in pain score in the drug versus control arm at the pre-specified time point of pain measured during the seven days following surgery. However, Adlea did significantly reduce pain over the first three days following surgery in a post-hoc comparison versus placebo. Additionally, we reported in June 2006 that a Phase 2 trial of Adlea in 44 patients undergoing cholecystectomy (gall bladder removal) surgeries did not show a significant difference in pain scores between those receiving Adlea and those receiving placebo. We believe that the extent of contact between the drug and the relevant tissues in the cholecystectomy surgeries may not have been maintained at a level sufficient to provide therapeutic benefit.

On November 10, 2008, we announced the results of our ACTIVE-1 Phase 3 clinical trial which compared Adlea (1 mg in 4 mL of solution; 0.25 mg/mL) to placebo in 301 patients undergoing bunion removal surgery (bunionectomy). The study drug was injected into the surgical wound at the end of the surgery immediately prior to wound closure in this randomized, double-blind study. The postsurgical period of four to 32 hours was arbitrarily chosen for pain assessment as the primary efficacy endpoint and the area under the curve of pain scores from four to 32 hours were assessed using an 11-point numeric rating scale (NRS, 0–10). This primary efficacy endpoint did not significantly differentiate Adlea from the placebo group (p=0.07), although a secondary endpoint of opioid consumption during this period was significantly reduced in the Adlea group (p=0.012). A secondary endpoint of pain assessment as measured by the area under the curve of NRS pain scores for the four to 48 hour time period was significant (p=0.004) in favor of Adlea, and ACTIVE-1 met another secondary endpoint by a significant reduction in opioid requirements (p=0.007). This postoperative reduction in pain from treatment with Adlea was accompanied by a safety profile that did not distinguish Adlea from the placebo group. There was no difference in wound healing between the Adlea and placebo treatment groups, nor were there any effects on sensory testing around the wound, validating the sensory selectivity of the analgesic blockade produced by Adlea.

On December 16, 2008, we announced the results of our ACTIVE-2 randomized, double-blind, Phase 3 clinical trial which compared Adlea (15 mg in 60 mL of solution; 0.25mg/mL) to placebo in 217 patients undergoing total knee arthroplasty (TKA; ie, knee replacement surgery). Similar to the previous acute postoperative studies evaluating Adlea, the study drug was injected into the wound at the end of the surgery immediately prior to wound closure in this randomized, double-blind study. The primary efficacy endpoint was assessment of the post-operative pain in the four to 48 hour period using the area under the curve of NRS (0–10) pain scores and was determined to be statistically significant (p=0.03). ACTIVE-2 met a secondary endpoint by a statistically significant reduction in opioid requirements during this same time period (p=0.005). This analgesic effect of Adlea on pain continued as a consistent trend over the six week post-operative assessment period, and was also supported by a similar trend in rehabilitation and range of motion in the operated knee. There was a significant reduction in the severity and distress caused by the side effects of opioid medications throughout the entire six-week period of postoperative assessment in the Adlea group, and the adverse event and wound healing findings from ACTIVE-2 continued to support the safety profile of Adlea as compared to placebo.

Adlea—Musculoskeletal Pain

Multiple trials evaluating Adlea in musculoskeletal pain indications have been conducted, including several studies in osteoarthritis of the knee. A Phase 1 and Phase 2 trial, which treated 28 end-stage osteoarthritis patients across the two trials, suggest that Adlea was safe and well-tolerated. In a Phase 2 trial in 59 patients, designed to assess efficacy as well as safety, there was no significant difference in pain in the Adlea-treated group compared with patients who received placebo. In a 55 patient Phase 2 open label trial in patients with moderate and severe osteoarthritis of the knee, various pre-treatment regimens and a stepped dose regimen were explored to minimize the algesic response on injection. This acutely painful response was seen in most patients despite pretreatment with an intraarticular injection of local anesthetic. There was a statistically significant reduction in pain from baseline using various established measures that lasted the eight week study period after a single injection (p<0.001) with various doses. A 45-patient, Phase 2 trial evaluating Adlea for the treatment of tendonitis of the elbow failed to meet its primary endpoint, although it did demonstrate a statistically significant reduction in pain at four weeks in the Adlea-treated group compared to the group who received placebo (p=0.0256).This was supported by improvement in grip strength, significant reduction in pain during grip strength testing, and reduction in investigator-elicited tenderness over the lateral epicondyle. Patients in this study also experienced significant pain immediately following injection of Adlea. For patients treated with Adlea, a statistically significant improvement was maintained at least eight weeks after treatment compared to placebo, and the trend for Adlea patients to experience lower pain scores was maintained from two to 12 weeks (the last time point in the efficacy follow-up).

Adlea—Neuropathic Pain

A Phase 2 trial evaluating Adlea in the neuropathic pain indication of intermetatarsal (Morton’s) neuroma was completed in late 2005. Morton’s neuroma is a painful neuropathic condition of the foot that typically occurs as a result of wearing high narrow shoes, running, or spending considerable time standing each day. In the 58-patient randomized, double-blind, placebo-controlled clinical trial, conducted at two study centers in the United States. The treatment group of 30 subjects who received Adlea showed significant decreases in their foot pain four weeks after the single administration of study drug. The mean baseline pain score (0-10 Numeric Rating Scale) was 5.7 for subjects in each treatment group. Pain scores were reduced at four weeks following the single administration of Adlea, with a mean pain score of 2.1 (63 percent reduction in pain) compared to 3.5 (38 percent reduction in pain) in subjects treated with placebo (p=0.0188). Additionally, Adlea was well tolerated and did not demonstrate any significant safety issues, although patients did report significant initial analgesic pain on injection of Adlea.

Zingo for the Reduction of Pain Associated with Venipunctures

Zingo was approved by the FDA in August 2007 to reduce the pain associated with peripheral IV insertions or blood draws in children three to 18 years of age. In January 2009, Zingo was approved by the FDA to reduce the pain associated with blood draws in adults. Zingo is an easy-to-administer, single-use, sterile, needle-free system that utilizes compressed gas to deliver 0.5 mg lidocaine powder into the skin in order to anesthetize nerves. It provides a rapid onset of action, allowing peripheral IV insertions or blood draws to begin one to three minutes after administration, thus offering an important advantage over currently available therapies. In October 2007, we announced positive top-line results from a pivotal Phase 3 trial of Zingo in adult patients, demonstrating less venous procedural pain in those treated with Zingo compared to placebo (p= 0.003). The trial was requested by the FDA. In November 2008, we initiated a recall of Zingo due to a non-safety related shelf life issue observed in a lot of unreleased product. On November 8, 2008, our board of directors approved the restructuring of our operations to discontinue Zingo commercial operations as a result of manufacturing challenges and limited market penetration.

Strategy

Our objective is to actively seek partnership for the continued development and commercialization of Adlea for the treatment of pain and pursue other potential business combination transactions. Key elements of our strategy include:

•	Advance the Clinical Development of Adlea

•	Initiation of a Phase 2 dose-validation study in total knee arthroplasty patients;

•	Conduct a supportive study in arthroscopic shoulder surgeries; and

•	Conduct a replacement Phase 3 study in an appropriate surgical model during 2009 and 2010.

•

Be Opportunistic About Partnering our Existing Products and About Expanding Our Pain Management Franchise. Evaluate partnership opportunities for Adlea that would provide maximum exposure of the product in the marketplace. Seek to in-license product candidates that would enhance our product pipeline of pain management products.

•

Explore other Potential Business Combination Transactions. Explore and evaluate opportunities for the merger, sale or other combination of Anesiva that would provide maximum return to our creditors and stockholders.

Sales and Marketing

On November 8, 2008, our board of directors approved the restructuring of our operations to discontinue Zingo commercial operations as a result of manufacturing challenges and limited market penetration. In connection with the restructuring, we reduced our workforce by 23 employees and eliminated our sales and marketing functions relating to Zingo commercial activities. We are currently exploring strategic transactions and alternatives, including the sale of the assets related to Zingo.

Manufacturing

We are currently using contract manufacturers to supply Adlea for clinical trials. There are multiple sources for the active ingredient, capsaicin, which is extracted from plant material and purified or chemically synthesized. We currently source the plant material from a third party and are exploring other secondary sources. The plant material is processed at an experienced third party dedicated to the extraction and purification of natural products, where the capsaicin is extracted from chili peppers. This crude capsaicin extract is further processed at another third party in the U.S. to produce a highly refined and pure capsaicin drug substance, which is formulated and filled into vials as the final product. After development is complete, we expect that we will use these same experienced third parties to manufacture commercial supplies of Adlea.

On November 8, 2008, our board of directors approved the restructuring of our operations to discontinue Zingo manufacturing as a result of manufacturing challenges and limited market penetration. In connection with the restructuring, we have closed down our U.S. contract manufacturing sites, are discussing the dissolution of the CJV with our business partners and have eliminated the manufacturing, quality and engineering functions relating to Zingo manufacturing activities. We are currently exploring strategic transactions and alternatives, including the sale of the assets related to Zingo.

License, Marketing and Distribution Agreements

License Agreement with James N. Campbell, M.D., Richard A. Meyer, M.S. and Marco Pappagallo, M.D.

In August 2001, we entered into an agreement with James N. Campbell, M.D., Richard A. Meyer, M.S. and Marco Pappagallo, M.D. to acquire the exclusive, worldwide license to U.S. Patent Application No. 09/041294 (U.S. Patent No. 5,962,532) and all applications and products relating thereto directed to methods and kits for relieving pain using capsaicin as an anesthetic. The technology licensed under the agreement relates to the steps of administering capsaicin for pain reduction that we use in our product Adlea. This license excludes topical application to the skin of capsaicin and analogues. Upon execution of the license, the licensees were paid an aggregate up-front license fee of approximately $42,000, granted options for an aggregate of 21,667 shares of common stock of AlgoRx Pharmaceuticals, Inc. and reimbursed for expenses associated with filing, prosecution and maintenance of the patent. Upon its merger with AlgoRx, these stock options were terminated. We are obligated to pay Drs. Campbell and Pappagallo and Mr. Meyer royalties on any future sales of Adlea by us and any of our sublicensees. We are also obligated to pay up to $775,000 in milestone payments under the agreement, of which, as of December 31, 2008 and 2007, we have paid an aggregate of $400,000 and $200,000, respectively. Of the remaining milestone payments, we are obligated to pay $25,000 upon the grant of a Japanese patent using the licensed technology and $350,000 upon approval of the licensed technology for commercial use by the FDA. The license terminates in March 2018, the date of expiration of the patent (U.S. Patent No. 5,962,532), or earlier upon the date of the invalidation of the patent. Our rights under this license can be terminated on 10 days’ written notice if we fail to fulfill any material obligation under the agreement and the failure is not cured by us within 180 days of receiving notice of such failure. We can terminate the license agreement upon 30 days’ prior notice for any reason or upon 10 days prior notice for the failure of any counterparty to fulfill a material obligation not cured within 90 days of our giving notice of the failure. The license is subject to a license granted by Drs. Campbell and Pappagallo and Mr. Meyer to Johns Hopkins University for non-profit purposes. The license is subject to a sublicense to the inventors for research and development, with no right to commercialization.

License Agreement with Marco Pappagallo, M.D.

In August 2001, we entered into a non-exclusive, worldwide license agreement with Marco Pappagallo, M.D. for U.S. Provisional Patent Application No. 60/006,385 and U.S. Utility Patent Application No. 08/746,207 (U.S. Patent No. 6,248,788) directed to methods of treating neuropathic pain using capsaicin anesthetic, and all applications and patents relating thereto. The licensed technology relates to the use of capsaicin for pain relief. The primary patent underlying the license expires on November 6, 2016. This license agreement makes reference to the August 2001 license agreement between us and Drs. Campbell and Pappagallo and Mr. Meyer and provides that if Dr. Pappagallo develops or has any right to any technology under U.S. Patent No. 6,248,788 relating to an injectable product or service using capsaicin and its analogues for pain relief, the technology will be licensed to us pursuant to the terms of the August 2001 license agreement with Drs. Campbell and Pappagallo and Mr. Meyer. We are also obligated to pay up to $222,000 in milestone payments, and we have made no milestone payments to date. Of the $222,000 in milestone payments, $40,000 is payable upon the first administration to a subject using licensed technology in a Phase 1 clinical trial, $66,000 is payable upon the first administration to a subject using licensed technology in a Phase 3 clinical trial and $116,000 is payable upon FDA approval of the first product using licensed technology. With respect to the licensed technology, we are obligated to pay Dr. Pappagallo royalties on any future sales by us or our sublicensees of transdermal or topical products or services developed from the licensed technology. If at any time Dr. Pappagallo becomes the exclusive owner of the licensed technology, the royalty payments that we are obligated to pay will increase and we will be obligated to make milestone payments of up to $666,000. Our rights under the agreement can be terminated on 10 days’ written notice if we fail to fulfill any material obligation under the agreement and the failure is not cured by us within 180 days of receiving notice of such failure. We can terminate the agreement upon 30 days’ prior notice for any reason or upon 10 days’ prior notice for the failure of any counterparty to fulfill a material obligation not cured within 90 days of our giving notice of the failure. The license is subject to a sublicense to the inventors for research and development, with no right to commercialization.

License with PowderMed Limited

In March 2002, we acquired from then PowderJect Research Limited and now PowderMed Limited (“PowderMed”), a wholly-owned subsidiary of Pfizer, Inc., a license to intellectual property consisting of over 150 patents and applications relating to the methods and apparatus for the delivery of powder forms of medications. The technology licensed under this PowderMed agreement includes the technology underlying our Zingo product, as well as a Supply Agreement for the production and supply of certain components for Zingo. The license is exclusive worldwide with respect to products delivered by powder injection into the space between cells under the skin, except for certain immune products and certain products defined as “cytokine drugs” and except for products to which PowderMed retains the exclusive right for delivery in dental procedures to the extracellular space within the oral cavity. In December 2008, we amended our agreement with PowderMed and are no longer subject to paying royalties on any of the direct sales and any sublicense sales. For products other than Zingo resulting from the licensed technology, we are obligated to pay PowderMed royalties on any future direct sales. We also pay royalties on licensing fees, milestone payments, royalty payments, transfer price and other consideration that we receive from any sublicensees, if any. On December 22, 2008, we terminated the Supply Agreement, dated March 22, 2002, originally between AlgoRx Pharmaceuticals, Inc., a wholly-owned subsidiary of Anesiva, and PowderMed for the supply of certain components for our Zingo product.

Co-Promotion and Distribution Agreement with Sagent Pharmaceuticals, Inc.

In October 2007, we signed a three year co-promotion and distribution agreement with Sagent Pharmaceuticals, Inc. which provided for co-promotion of Zingo in the U.S. We paid Sagent a set up fee and Sagent is due royalties on net sales of Zingo within hospitals as well as the facilitation of contract negotiations with hospitals and group purchase organizations in the U.S. The terms of the agreement provided for Sagent to earn a royalty based on net sales of Zingo and for us to reimburse Sagent for certain direct expenses, such as distribution and management of orders. We are currently exploring strategic alternatives, including the transfer of this agreement with the assets related to Zingo.

Exclusive Zingo License and Distribution Agreements

We plan to meet with our Zingo business partners to discuss our future relationship. We plan to restructure, suspend or cancel agreements for the distribution of Zingo for non-U.S. territories. The following are license and distribution agreements with our Zingo partners for the years ended December 31, 2007 and 2008:

In December 2007, we entered into an agreement with Medical Futures Inc. whereby we granted an exclusive license to Medical Futures for the marketing and distribution of Zingo in Canada. Upon regulatory approval in Canada, Medical Futures will purchase Zingo at a transfer price. We received a $50,000 upfront payment which is classified as other accrued liabilities. For the years ended December 31, 2007 and 2008, we recognized an insignificant amount in revenue under this agreement.

In February 2008, as amended in April 2008, we entered into a license agreement with Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. (Sigma-Tau). We received a total of $275,000 of upfront payments, which are classified as other accrued liabilities. As of December 31, 2008, we had not recognized any revenue under the license agreement.

In April 2008, we entered into an exclusive license and distribution agreement with Green Vision Company. The agreement provides for an upfront payment, royalty payments, and payments for the achievement of certain sales milestones. We received a $25,000 upfront payment, which is classified as other accrued liabilities. For the year ended December 31, 2008, we recognized an insignificant amount in revenue under this agreement.

In July 2008, we entered into an exclusive license and distribution agreement with Lee’s Pharmaceutical (HK) Limited (Lee’s Pharma). Under the terms of the agreement, Lee’s Pharma is the exclusive distributor of the Zingo product in People’s Republic of China, Hong Kong and Macau. Pursuant to the agreement, we will receive an upfront payment, royalty payments, and payment for the achievement of a milestone. As of December 31, 2008, we had not recognized any revenue under the license agreement and we had not received the upfront payment license fee under the license agreement.

NF-kappa B Decoy License Agreement

In June 2008, we entered into a license agreement for worldwide rights to our NF-kappa B Decoy program to Transcription Factor Therapeutics, Inc. (TFT). Under the terms of the agreement, we will receive a non-refundable upfront licensing fee of $1.7 million and a milestone payment of $500,000 upon the latter of inventory or technology transfer. We may receive substantial milestone payments if additional products are commercialized. In turn, we are required to pay a sublicense fee to a third party that is a percentage of the license revenues received from TFT upon receipt of any license payments. As of December 31, 2008, we had not received the upfront license fee or milestone payment under the license agreement.

Specific-Use License of Needle-Free Drug Delivery Technology with Particle Therapeutics

In August 2007, we entered into an agreement with Particle Therapeutics Limited (“Particle Therapeutics”) under which we granted Particle Therapeutics a specific-use license to incorporate our drug delivery technology into its needle-free, intradermal delivery system for glucagon, a hormone commonly used for the treatment of hypoglycemia associated with Type 1 and Type 2 diabetes. Under the terms of the license agreement, we received an up-front payment, and are entitled to milestone payments for certain key clinical and regulatory achievements, royalties on future sales, as well as royalties on revenues from any future sub-licensing of the technology by Particle Therapeutics.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology and know-how, to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We also rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position.

As of December 31, 2008, we own or license approximately 653 United States and foreign patents and pending patent applications. Our patents and patent applications if granted, will expire between 2013 and 2028, without regulatory extension or patent term restoration.

Specifically, we currently own or license approximately 112 patents and patent applications related to our capsaicin technology, compounds and their application in pharmaceutical development or their use as pharmaceuticals. We believe these issued patents and pending applications, if and when issued, will provide us with intellectual property protection in the methods of medical use, purification, manufacturing and formulation of capsaicin. These patents and technologies relates to our Adlea product. We also license over 450 patents and patent applications relating to the methods and apparatus for delivering powder forms of medications. This portfolio includes the technology underlying our Zingo product.

The patent positions of biotechnology companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of our patent applications or those patent applications that we license will result in the issuance of any patents. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

Our success will also depend in part upon our not infringing patents issued or assigned to others. If our product candidates are found to infringe the patents of others, our development, manufacture and sale of such potential products could be severely restricted or prohibited. In fact, one of our issued European patents covering capsaicin for injection has been challenged by Grunenthal, a German pharmaceutical company, in the European Patent Court. In response to this challenge, we submitted proposed modifications to the patent which the patent court approved and published in November 2004. The amended patent can be objected to by Grunenthal or any other third party within two months following publication of the amended patent by the court. The two month period for filing an objection has expired, and we are not aware of any objections filed against the amended patent. If any future challenge by Grunenthal or any other party is ultimately successful in invalidating the patent, the ability of third parties to market competing technologies to Adlea in Europe could be enhanced.

We rely on trade secrets to protect our technology in addition to patents, especially where patent protection is believed not to be appropriate or obtainable. However, trade secrets are difficult to protect. We attempt to protect our proprietary technology, in part, with appropriate agreements with our employees, consultants and collaborators. There can be no assurance that these agreements will provide meaningful protection, that these agreements will not be breached, that we will have an adequate remedy for any such breach, or that our trade secrets will not otherwise become known or independently developed by a third party. Our commercial success will depend in part on not infringing upon the proprietary rights of third parties and on not breaching the technology licenses pursuant to which we have obtained certain of our proprietary rights, but we may be infringing on third party rights. It is uncertain whether the issuance of any third party patent would require us to alter our products or processes, obtain licenses or cease certain activities. We may not be able to obtain a license from any third party on reasonable terms. Our breach of our license agreements or failure to obtain a license to technology that we may require to discover, develop or commercialize our future products may have a material adverse impact on us. One or more third party patents or patent applications may conflict with patent applications to which we have rights. Any such conflict may substantially reduce the coverage of any rights that may issue from the patent applications to which we have rights. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention.

Competition

Adlea, if approved and commercialized, will face significant competition in the marketplace. For post-surgical pain, morphine administered by infusion pump is a common treatment method. Several other oral, injectable and patch opioids are also used, including Vicodin® (Abbott Labs), OxyContin® (Purdue Pharma), and Duragesic® (Johnson & Johnson). For later-stage osteoarthritis, glucocorticosteroids and hyaluronic acid products, including Synvisc® (Genzyme), a market leader in 2007, are injected locally and several oral opioids, most prominently OxyContin® (Purdue Pharma) and Duragesic® (Johnson & Johnson) are used. For localized neuropathic pain, Neurontin® (Pfizer) and tricyclic antidepressants are used to treat neuropathic pain. For the treatment of tendonitis, glucocorticosteroids are used.

TRPV1, a receptor which is involved in the transmission of pain signals to the brain and which is affected by Adlea, has become a popular target for the pharmaceutical industry. TRPV1 antagonists that may also compete with Adlea are being developed by several companies, including Lilly, GlaxoSmithKline, Merck-Neurogen, Pfizer, Amgen, Purdue Pharma and Abbott. Some of these TRPV1 antagonists are in the clinic and others may advance to clinical evaluation.

Zingo faced significant competition in the commercial marketplace, including adoption and market penetration of our new product. Two leading products for local anesthesia prior to venipuncture procedures are L.M.X.4®, a cream-based product from Ferndale Labs, and EMLA®, a cream-based product sold by APP Pharmaceuticals. A third product, J-Tip, sold by National Medical Products had more rapid onset than the cream-based products above that also competed with Zingo. The key competitive factors which Zingo addressed were the speed of the anesthetic effect and the safety profile compared to existing therapies for the prevention of pain associated with venipunctures. However, given the limited market penetration and our non-safety related recall related to shelf life, we discontinued Zingo on November 10, 2008 and began to sell the associated assets.

Research and Development

In 2008, 2007 and 2006, we incurred costs of $36.2 million, $23.3 million and $20.6 million, respectively, for research and development for Adlea, 1207, NF-kappa B Decoy and other research and development activities, which excludes the research and development expenses relating to Zingo of $11.5 million, 12.4 million and 14.7 million, respectively, currently accounted for under discontinued operations. 1207 was our clinical stage drug candidate being evaluated as a topical anesthetic for neuropathic patients and we discontinued its clinical development in 2007. NF-kappa B Decoy inhibits NF-kappa B, a protein implicated in the inflammatory cascade in diseases such as inflammatory bowel disease (IBD), eczema, rheumatoid arthritis, and asthma and we discontinued its clinical development in 2007. We use our employee and infrastructure resources across several projects, and some costs are not attributable to an individually-named project but rather are directed across these research projects. Our research and development expenses consist primarily of:

•	salaries and related expenses for personnel;

•	costs of operating facilities and equipment;

•

fees paid to regulatory agencies, consultants, and clinical research organizations in conjunction with independently monitoring our clinical trials and acquiring and evaluating data in conjunction with the clinical trials;

•	fees paid to research organizations in conjunction with preclinical studies;

•	costs to develop manufacturing processes at third-party manufacturers;

•	costs of materials used in research and development;

•	upfront and milestone payments under in-licensing agreements;

•	consulting fees paid to third parties; and

•	depreciation of capital resources used to develop products.

We expect that a large percentage of our research and development expenses in the future will be incurred in support of Adlea for management of pain following orthopedic surgery and osteoarthritis pain. These expenditures are subject to numerous uncertainties in timing and cost to completion. These uncertainties are discussed more fully under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Government Regulation

Government authorities in the United States, at the federal, state, and local level, and other countries extensively regulate, among other things, the safety, efficacy, research, development, testing, manufacture, storage, record-keeping, labeling, promotion, advertising, distribution, marketing and export and import of pharmaceutical products such as those we are developing.

United States Government Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act and implementing regulations. If we fail to comply with the applicable United States requirements at any time during the product development process, clinical testing, and the approval process or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us.

Our products are considered by the FDA to be drugs. The drugs are subject to FDA review and approval or clearance. If the FDA denies approval or clearance of the drugs, our ability to market our products could be significantly delayed or precluded.

The steps required before a drug may be marketed in the United States include:

•	completion of preclinical laboratory tests, animal studies and formulation studies under FDA’s good laboratory practices regulations;

•	submission to the FDA of an Investigational New Drug, or IND, application for human clinical testing, which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication;

•	submission to the FDA of a New Drug Application, or NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practice, or cGMP;

•	FDA review and approval of the NDA before any commercial marketing, sale or shipment of the product.

Preclinical tests include laboratory evaluations of product chemistry, toxicity, and formulation, as well as animal studies. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. The FDA requires a 30-day waiting period after the filing of each IND application before clinical tests may begin, in order to ensure that human research subjects will not be exposed to unreasonable health risks. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA has placed the IND on clinical hold. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing the trial to commence on the terms originally specified in the IND.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND before the clinical trial may begin. Each trial must be reviewed and approved by an independent Institutional Review Board, or IRB, before it can begin and the trial is subject to IRB oversight. The FDA, the IRB or we may discontinue a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive good clinical practice, or GCP, requirements and the requirements for informed consent.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Phase 1 trials usually involve the initial introduction of the investigational drug into humans to evaluate the product’s safety, dosage tolerance, pharmacodynamics, and, if possible, to gain an early indication of its effectiveness.

Phase 2 trials usually involve controlled trials in a limited patient population to:

•	evaluate dosage tolerance and appropriate dosage;

•	identify possible adverse effects and safety risks; and

•	evaluate preliminarily the efficacy of the drug for specific indications.

Phase 3 trials usually further evaluate clinical efficacy and test further for safety in an expanded patient population. Phase 1, Phase 2 and Phase 3 testing may not be completed successfully within any specified period, if at all. Furthermore, the FDA or we may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including extensive manufacturing information and information on the composition of the product, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more specified indications. An NDA may also be submitted in the format of an electronic Common Technical Document, or eCTD, which under ICH guidelines, is acceptable to the FDA and many foreign regulatory authorities. The FDA reviews an NDA or eCTD to determine, among other things, whether a product is safe and effective for its intended use.

Before approving an application, the FDA will inspect the facility or the facilities at which the product is manufactured, and will not approve the product unless cGMP compliance is satisfactory. The FDA will also inspect the clinical sites at which the trials were conducted to assess their compliance, and will not approve the product unless compliance with Good Clinical Practice requirements is satisfactory. If the FDA determines the application demonstrates that the product is safe and effective for the proposed indication and that the manufacturing process and the manufacturing facilities are acceptable, the FDA will issue an approval letter. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, the FDA will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval and may deny the application, limit the indication for which the drug is approved or require additional post-approval testing in other requirements.

The testing and approval process requires substantial time, effort, and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our products. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, certain changes to the approved product, such as adding new indications, manufacturing changes, or additional labeling claims are subject to further FDA review and approval.

If and when regulatory approval of a product is obtained, we will be required to comply with a number of post-approval requirements. We also must comply with other regulatory requirements, including cGMP regulations and adverse event reporting. Holders of an approved NDA are required to report certain adverse reactions and production problems, if any, to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional activities for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

We use, and will continue to use at least in the near term, third-party manufacturers to produce our products in clinical and commercial quantities. Future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, although within the European Union, a centralized registration procedure is available to companies wishing to market a product in more than one European Union state. The time required to obtain regulatory approval outside the United States may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Environment

We have made, and will continue to make, expenditures for environmental compliance and protection. Expenditures for compliance with environmental laws and regulations have not had, and are not expected to have, a material effect on our capital expenditures, results of operations, or competitive position.

Third Party Reimbursement and Pricing

General

In the United States and elsewhere, sales of therapeutic and other pharmaceutical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. In determining payment rates, third party payors are increasingly scrutinizing the prices charged for medical products and services. Our products may not be reimbursed by these third party payors at rates sufficient to allow us to sell our products on a competitive and profitable basis.

In addition, in many foreign markets, including the countries in the European Union, pricing of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to limit payments for pharmaceuticals by governmental payors. While we cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability.

Financial Information by Business Segment and Geographic Data

We operate in one segment, the discovery, development and commercialization of pain therapeutics. During 2006 we had revenue attributed to the United States that was derived from the out-licensing of technology in the amount of $89,000. During 2007 we had revenue attributed to the United States that was derived from the out-licensing of technology in the amount of $51,000. During 2008 we had revenue attributed to the United States that was derived from the out-licensing of technology in the amount of $304,000. At December 31, 2008, 2007 and 2006, all of our long-lived assets of $568,000, $16.7 million and $9.2 million, respectively, are located in the United States.

Employees

At January 1, 2008, we had 100 full time employees. On September 2, 2008, we announced that we were realigning our operations by reducing our workforce by 21 employees in our preclinical development function to focus primarily on sales, marketing, late-stage clinical development and outsourced manufacturing. On November 8, 2008, our board of directors approved the restructuring of our operations to focus on the clinical and commercial development of Adlea and to discontinue Zingo manufacturing and commercial operations. In connection with the restructuring, we reduced our workforce by 23 employees and eliminated our sales and marketing functions relating to Zingo commercial activities. On November 10, 2008, we provided the Worker Adjustment and Retraining Notification Act (WARN Act) notices to 62 employees to inform them that their employment would end on January 9, 2009.

As of December 31, 2008, we had 78 full time employees, including 62 employees under the WARN Act. Our employees are not represented by any collective bargaining unit.

As of January 10, 2009, we had 16 employees. We believe that we maintain good relations with our remaining employees.

Executive Officers and Key Employees

Our executive officers and their respective ages as of March 13, 2009 are:

Name	Age	Position
Executive Officers:
Michael L. Kranda	55	President, Chief Executive Officer and Director
William C. Houghton	66	Senior Vice President and Chief Medical Officer
John H. Tran	33	Vice President, Finance and Chief Accounting Officer

Executive Officers

Michael L. Kranda joined Anesiva as president, chief executive officer and director in June 2008. Prior to Anesiva, Mr. Kranda served as a consultant at Vulcan Capital, the private investment group of Vulcan, Inc. since January 2007. From September 2003 to December 2006, Mr. Kranda led the life science venture investments as Managing Director for Vulcan Capital. From July 1996 to July 2002, Mr. Kranda served as chief executive officer at Oxford GlycoSciences, establishing the biotechnology company as the leading proteomics platform-

based drug discovery company. Prior to joining Oxford GlycoSciences, Mr. Kranda was president and chief operating officer at Immunex Corporation (which was acquired by Amgen), where he was responsible for sales and marketing, manufacturing and operations. Mr. Kranda serves on the boards of PTC Therapeutics and BiPar Sciences. Mr. Kranda received his B.A. and M.B.A from University of Washington School of Business.

William C. Houghton, M.D. joined Anesiva as senior vice president and chief medical officer in September 2008. Dr. Houghton has more than 20 years of clinical development and regulatory affairs experience. Prior to joining Anesiva, he was chief medical officer of Eleos, Inc., a privately-held biopharmaceutical company from May 2007 to August 2008. From 2005 to 2007 he was vice president, clinical and regulatory affairs for Alexza Pharmaceuticals, Inc., a biopharmaceutical company where he was responsible for the development and conduct of clinical trials for a novel Fentanyl formulation, among others. From 1998 to 2005, Dr. Houghton held various management positions with Orphan Medical, Inc., a biopharmaceutical company, where he most recently served as chief operating officer and directed regulatory and clinical development strategies, and provided scientific support of commercialized products. He began his career in industry with Abbott Laboratories, Inc. in 1984 where he worked until 1995. Most recently, from 1992 to 1995, he was medical director of Abbott’s hospital products division, providing medical support to the business units for anesthesia and pain management, including both pharmaceutical and device aspects. Prior to joining industry, Dr. Houghton was a practicing physician in Australia, and received his M.D. from the University of Sydney (Australia).

John H. Tran joined Anesiva in May 2008 and is the vice president, finance and chief accounting officer. Prior to joining Anesiva, from September 2004 to April 2008, Mr. Tran served in various roles in finance and was most recently the director of finance at Kyphon Inc., a medical device company. Mr. Tran became part of Medtronic, Inc. through its 2007 acquisition of Kyphon Inc. Prior to Kyphon Inc., from January 2000 to September 2004, Mr. Tran served as an audit manager in the audit and assurance practice with PricewaterhouseCoopers LLP. Mr. Tran received his Bachelor of Art degrees from the University of California at Santa Barbara in Biology and Business Economics with Accounting Emphasis. Mr. Tran is also a certified public accountant in the State of California.

Available Information

We make available, free of charge, through our Internet website, http://www.anesiva.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Information found on, or accessible through, our website is not part of, and is not incorporated into, this Annual Report on Form 10-K.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically at www.sec.gov.

Item 1A.	Risk Factors

The following risks and uncertainties may have a material adverse effect on our business, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment.

Risk Factors Relating to Our Business

We will need additional financing, which may be difficult or impossible to obtain. If we fail to obtain necessary financing or do so on unattractive terms, our development programs and other operations could be severely harmed.

We currently have capital resources, including amounts received subsequent to December 31, 2008, that we believe to be sufficient to support our operations into April 2009. We may not be able to raise sufficient additional capital to continue our existing operations beyond that time. We have based this estimate on assumptions that may prove to be wrong, and we may utilize our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the other factors discussed in this section.

We believe that strict cost containment in the near term is essential if our current funds are to be sufficient to allow us to continue our currently planned operations. If we are unable to effectively manage our current operations, we may not be able to implement our business strategy and our financial condition and results of operations may be adversely affected. To conserve cash, we have implemented a plan for a substantial reduction of our workforce and reduction of our monthly expenditures. We are also evaluating our alternatives with respect to the sale of equipment, inventory and other non-critical assets. We are attempting to work out settlements with our creditors at this time but there is no assurance that we will be able to do so on satisfactory terms or at all. We may be legally declared to have an inability or impairment of our ability to pay our creditors, including the filing of an involuntary petition for bankruptcy. If we are unable to effectively manage our expenses, we may find it necessary to reduce our expenses through another reduction in our workforce, which could adversely affect our operations.

In addition, we are pursuing strategic transactions and alternatives with respect to all aspects of our business, including sales of our Zingo product and asset and seeking a partner or acquirer for our Adlea program or opportunities for the merger, sale or other combination of Anesiva. Stockholders should recognize that, to satisfy our liabilities and fund the clinical development of Adlea, we may pursue strategic alternatives that result in the stockholders of Anesiva having little or no continuing interest in the Zingo product or Adlea or any other assets of Anesiva as stockholders or otherwise.

We will require substantial funds to further develop and commercialize Adlea. We expect to incur significant spending as we expand our development programs, manage continuing operations and partnering activities and our future capital requirements will depend on many factors, including:

•	the scope and results of our clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals for Adlea, and other future product candidates; and

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including any litigation costs and the results of such litigation.

We cannot assure you that any actions that we take would raise or generate sufficient capital to fully address the uncertainties of our financial position. Additional financing may not be available when we need it or may not be available on favorable terms or at all. If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our development programs for Adlea and to further reduce our current operations. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products which we would otherwise pursue on our own. In addition, we have already significantly reduced our workforce and may need to further reduce or curtail our current workforce or may even cease operations if we do not obtain any additional funding. If we raise additional funds by issuing equity securities, our then-existing stockholders will experience dilution and the terms of any new equity securities may have preference over our existing common stock. In the current economic climate, we may be unable to raise additional funds through any sources.

We may not be able to raise sufficient funds to continue our current operations, and there is substantial doubt about our ability to continue as a going concern.

If we are not able to raise additional funding, we may not be able to enter into successful collaborations under favorable terms. As a result, we may be unable to realize value from our assets and discharge our liabilities in the normal course of business. All of these factors raise substantial doubt about our ability to continue as a going concern. If we become unable to continue as a going concern, we would have to liquidate our assets, and we might realize significantly less than the values at which they are carried on our financial statements. The accompanying financial statements include adjustments to the long-lived assets to indicate impairment of those assets. However, additional adjustments or charges may be necessary should we be unable to continue as a going concern, such as additional charges related to further impairment of our long-lived assets, the recoverability and classification of assets or the amounts and classification of liabilities or other similar adjustments. The report of our independent registered public accounting firm on financial statements contained herein contains an explanatory paragraph regarding going-concern uncertainty (see Note 1 in the consolidated financial statements).

We may need to seek protection under the provisions of the U.S. Bankruptcy Code, and in that event, it is unlikely that stockholders would receive any value for their shares.

We have not generated any revenues to date, and we have incurred losses in each year since our inception in 1999. We currently have capital resources, including amounts received subsequent to December 31, 2008, that we believe to be sufficient to support our operations approximately into April 2009. We may not be able to raise sufficient capital to continue our existing operations beyond that time, particularly in light of our obligations under our lease and credit agreements, and we are currently evaluating our strategic alternatives with respect to all aspects of our business. We cannot assure you that any actions that we take would raise or generate sufficient capital to fully address the uncertainties of our financial position. As a result, we may be unable to realize value from our assets and discharge our liabilities in the normal course of business. If we are unable to settle our obligations to our creditors, including our landlords, or if we are unable to obtain financing to support continued satisfaction of our leases and other debt obligations, we would likely be in default under our lease and credit agreements and may need to seek protection under the provisions of the U.S. Bankruptcy Code. In that event, we may seek to reorganize our business, or we or a trustee appointed by the court may be required to liquidate our assets. In either of these events, whether the stockholders receive any value for their shares is highly uncertain. If we needed to liquidate our assets, we would likely realize significantly less from them than the values at which they are carried on our financial statements. The funds resulting from the liquidation of our assets would be used first to pay off the debt owed to secured and unsecured creditors before any funds would be available to pay our stockholders, and any shortfall in the proceeds would directly reduce the amounts available for distribution, if any, to our creditors and to our stockholders. In the event we were required to liquidate under the federal bankruptcy laws, it is highly unlikely that stockholders would receive any value for their shares.

We may not be able to identify and successfully complete a strategic transaction for the assets related to Zingo.

We have decided to eliminate our Zingo sales and marketing functions, close down Zingo contract manufacturing and engineering activities and have implemented a substantial restructuring plan approved by our board of directors. We had previously devoted a substantial amount of efforts and capital expenditures relating to these activities. We are currently exploring strategic alternatives, including the sale of the assets related to Zingo. We cannot predict whether we will be able to identify strategic transactions on a timely basis or at all. We also cannot predict whether any such transaction, once identified, will be consummated on favorable terms or at all. We anticipate that any such transaction would be time-consuming and may require us to incur significant additional costs regardless even if completed. If we are unable to identify and complete an alternate strategic transaction, we may incur material expenses relating to writing down the assets relating to Zingo.

If we do not complete an Adlea partnering, Zingo divestiture or additional financing, we may not be able to repay the loan from our debt investors when it becomes due and we may not be able to return capital to our stockholders.

On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities (each a “Security” and together the “Securities”) for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of seven percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Investor Agreement to be received before April 1, 2009.

Upon a change of control event, we will be required to repay up to $49.0 million in debt plus accrued interest, which we may not be able to repay our Investors or may not leave sufficient funding to distribute capital to our stockholders.

We may not have the sufficient funding to distribute capital to our stockholders upon a change of control event.

On January 20, 2009, we entered into the Investor Agreement with the Investors, where we agreed to sell and issue Securities for a total principal amount of up to $7.0 million. The Securities are secured by a first priority security interest in all of our assets. We will pay interest at a continuously compounding rate of seven percent per year. If a change of control (as that term is defined in the Investor Agreement) occurs, which includes a sale or merger of Anesiva, we will owe the Investors seven times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Investor Agreement to be received before April 1, 2009.

Upon a change of control event under the Investor Agreement we may have to pay up to seven times the amount of the outstanding principal amount of the Securities in change of control proceeds to the Investors plus all accrued but unpaid interest. As a result, we will not have any capital to distribute to our common stockholders if the consideration received pursuant to a consummated transaction that triggers a change of control event under the Investor Agreement is less than amounts of secured and unsecured debt outstanding at that time plus the $49.0 million that will be payable pursuant to the Investor Agreement.

Our success is dependent on the proper management of our current and future business operations, and the expenses associated with them.

Our business strategy requires us to manage our operations to provide for the continued development and potential commercialization of Adlea. Our strategy also calls for us to undertake increased research and clinical development activities, and to manage an increasing number of relationships with collaborators and other third parties to achieve our development timelines, while simultaneously managing the expenses generated by these activities. On September 3, 2008, we announced a reduction of approximately 20% of our workforce, across our pre-clinical development and administrative functions. This reduction in force was a part of our efforts to reduce our operating expenses through prioritization of our development portfolio and streamlining our infrastructure. On November 10, 2008, we announced that the ACTIVE-1 Phase 3 clinical trial studying Adlea versus placebo following bunionectomy surgery missed its primary endpoint, a non-safety related recall potentially related to shelf life of our marketed Zingo product and the early repayment of our Oxford Loan in the amount of over $20.9 million which led to a second reduction of approximately 80% of our workforce, across all departments. As a result of these reductions in force, we recorded a restructuring charge of approximately $1.3 million in the third and fourth quarters of 2008.

We continue to believe that strict cost containment in the near term is essential if our current funds are to be sufficient to allow us to continue our currently planned operations and clinical development. If we are unable to effectively manage our current operations, we may not be able to implement our business strategy and our financial condition and results of operations may be adversely affected. If we are unable to effectively manage our expenses, we may find it necessary to reduce our expenses through another reduction in our workforce, which could adversely affect our operations.

We currently are, and in the future may be, subject to stockholder litigation which could hurt our business.

On March 17, 2009, we were served with a lawsuit naming certain of our officers, directors and stockholders affiliated with certain of our directors as defendants in a purported derivative lawsuit filed in the Court of Chancery of the State of Delaware in connection with a financing transaction we completed pursuant to the Investor Agreement in January 2009, alleging, among other things, breaches of fiduciary duties. On March 19, 2009, a second lawsuit was filed in the Court of Chancery of the State of Delaware naming certain of our officers, directors and stockholders affiliated with certain of our directors in a purported derivative lawsuit in connection with the same financing transaction we completed in January 2009. The plaintiffs are seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. The stockholder derivative suits are discussed in more detail in Part I, Item 3 of this Annual Report on Form 10-K. We cannot predict the outcome of these lawsuits, nor can we predict the amount of time and expense that will be required to resolve them. The ongoing legal fees we are incurring in connection with these actions, or any attorneys’ fees that we may be required to pay as a result of the derivative suits, could have an adverse effect on our operating results and financial condition. In addition, if these lawsuits are successful and as a result the investors who are parties to the Investor Agreement require us to repay amounts we have received pursuant to the Investor Agreement we will likely need to significantly reduce or curtail our current workforce or may have to cease operations. Further, these lawsuits may divert management’s attention and resources, which could harm our business.

We have a limited operating history and if we do not generate significant revenues, we will not be able to achieve profitability.

We have a limited history of operations and we have incurred net losses since our inception. As of December 31, 2008, we had accumulated deficit of approximately $312.0 million. We expect to incur substantial net losses in order to further develop and commercialize our products and do not know whether or when we will become profitable and may not be able to sustain our operations.

As a result of our ongoing reductions in force, we will be operating with a severe shortage of personnel and may not be able to conduct even limited operations or maintain effective disclosure controls and procedures. If we fail to retain key scientific and clinical personnel, we may be unable to successfully develop Adlea or any other product candidates.

On November 10, 2008, we announced a reduction in force to reduce our staff to approximately 16 employees. On November 10, 2008, we provided Worker Adjustment and Retraining Notification Act (WARN Act) notices to 62 employees that their employment would end on January 9, 2009. On February 18, 2009, we announced that our chief financial officer position was eliminated. Accordingly, we will be operating with a severe shortage of resources and may not be able to conduct even limited operations. Even if we are able to obtain necessary funding and continue our business beyond April 2009, we may not have adequate personnel to operate our business or be able to attract and retain qualified employees.

The reduction in force may also impact the effectiveness of our disclosure controls and procedures, including certain segregation of duties and other controls to reduce the risk that a potential material misstatement of the financial statements could occur without being prevented or detected. Effective internal controls are necessary for us to provide reliable financial reports, maintain investor confidence and prevent fraud. As a result of our restructuring, we have significantly reduced our number of employees and there can be no guarantee that we will be able to retain employees with the requisite expertise to maintain an effective system of internal controls in a timely manner. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

The competition for qualified personnel in the biotechnology field is intense and we must retain and motivate highly qualified scientific personnel. We are highly dependent upon our scientific staff, particularly those employees who are involved in the development of Adlea. The loss of services of any of these key scientific employees could delay or prevent the development of Adlea, which may have a material adverse effect on our business, financial condition and results of operations.

We will need to complete additional trials for Adlea and perform additional preclinical testing and clinical trials for Adlea in children before we can submit an NDA which may impact our registration timeline.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery, although the same measure was highly significant at four to 48 hours post-surgery (p=0.004). On December 16, 2008, we announced that the ACTIVE -2 Phase 3 trial evaluating Adlea met its primary endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours post-surgery. At a minimum, we will need to repeat one Phase 3 trial, and choose to include data from three Phase 2 trials: total hip arthroplasty (for which patient enrollment is completed), an arthroscopic shoulder surgery study, and a Phase 2 dose validation study in total knee replacement to appropriately deliver a registration package suitable for NDA assessment to the FDA.

Although we plan to submit an NDA for Adlea upon the completion of a clinical trial program in adults, we may be required by the FDA to complete preclinical pediatric studies as well as provide clinical data in a pediatric population before we can submit Adlea for commercial approval in the United States. If this the case, the time to NDA submission would be significantly affected.

Even though the adult patient population treated so far with Adlea has exhibited a safety profile similar to the placebo treated population, it is possible that Adlea may exhibit signs of safety concerns in a children population, which may ultimately restrict Adlea’s label for use, or further delay Adlea’s registration timeline.

If the FDA does not accept our proposal to replace the ACTIVE-1 Phase 3 study with a more robust ACTIVE-3 Phase 3 Bunionectomy study in an appropriate surgical model, our development timeline for Adlea may be significantly delayed.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. On December 16, 2008, we announced that the ACTIVE -2 Phase 3 trial evaluating Adlea met its primary endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours post-surgery. Given the positive results of our ACTIVE-2 Phase 3 study in total knee replacement, it is our intention to propose replacing the failed ACTIVE-1 study with a more robust ACTIVE-3 study in an appropriate surgical model for the purpose of filing an NDA for Adlea with the FDA. If the FDA does not accept our proposal or requires that we perform a replacement Phase 3 study in another pain model, this could introduce a significant time delay in our clinical development plan and such a delay may have a material adverse effect on our business, financial conditions or results of operations.

If we fail to successfully develop our single product candidate, or to successfully sublicense or sell our single approved product, our future revenues will be adversely affected.

At this time, Adlea is our only product candidate being actively developed and our future revenues, if any, in the foreseeable future will be derived solely from Adlea and any sublicense revenues from or sale of our only approved product, Zingo. We currently only have one sublicense for Zingo technology. If the clinical development of Adlea is unsuccessful, or if we are unable to enter into additional sublicenses for or sell the Zingo technology, our revenues will be adversely affected.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. Adverse events were essentially similar for both active treatment and placebo groups.

On December 16, 2008, we announced that the ACTIVE-2 Phase 3 trial evaluating Adlea achieved its primary efficacy endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee arthroplasty (TKA, or total knee replacement surgery) at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant reduction in opioid medication consumption compared to placebo (p=0.005). Adverse events were essentially similar for both active treatment and placebo groups.

If the Adlea clinical program progresses to an FDA approval, we will most likely need a partner to commercialize Adlea successfully.

If we obtain marketing approval for Adlea, we may not be able to build a sales and marketing organization or manufacturing operations as a result of the recent restructurings and will most likely need to seek to partner with one or more companies in order to successfully launch, distribute and market Adlea in the United States and the rest of the world. If we are not able to find a suitable partner, we may not be able to raise capital and would likely have to cease operations.

If we do not find collaborators for our product candidates, we may have to reduce or delay our rate of product development and/or increase our expenditures, and our business, results of operations and financial condition could suffer.

Our strategy to develop, manufacture and commercialize Adlea may include entering into various relationships with other pharmaceutical companies or organizations with respect to some programs to advance such programs and reduce our expenditures on such programs. Our product candidates will sometimes target highly competitive therapeutic markets in which we have limited experience and expertise. If we are unable to develop this expertise ourselves, we will need to enter into agreements with a biotechnology or pharmaceutical company to provide us with the necessary resources and experience for the development and commercialization of products in these markets. There are a limited number of companies with the resources necessary to develop our future products commercially, and we may be unable to attract any of these firms. A company that has entered into a collaboration agreement with one of our competitors may choose not to enter into a collaboration agreement with us. We may not be able to negotiate any collaboration on acceptable terms or at all. If we are not able to establish collaborative arrangements, we may have to reduce or delay further development of some of our programs and/or increase our expenditures and undertake the development activities at our own expense. If we elect to increase our expenditures to fund our development programs, we will need to obtain additional capital, which may not be available on acceptable terms or at all. If we are unable to find suitable partners or to negotiate acceptable collaborative arrangements or future sale of assets held-for-sale with respect to our existing and future product candidates or the licensing of our technology, or if any arrangements we negotiate, or have negotiated, include unfavorable commercial terms, our business, results of operations and financial condition could suffer.

In addition, there have been a significant number of recent business combinations among biotechnology and pharmaceutical companies that have reduced the number of potential future collaborators. If business combinations involving potential collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our product development programs.

We may not be able to maintain our listing on The Nasdaq Global Market, which would adversely affect the price and liquidity of our common stock.

To maintain the listing of our common stock on The Nasdaq Global Market we are required to meet certain listing requirements, including a minimum closing bid price of $1.00 per share. Our common stock has traded below the $1.00 minimum bid price every trading day since October 21, 2008. Under normal circumstances, companies traded on Nasdaq would receive a deficiency notice from Nasdaq if their common stock has traded below the $1.00 minimum bid price for 30 consecutive business days. Due to market conditions, however, on October 16, 2008, Nasdaq announced suspension of the enforcement of rules requiring a minimum $1.00 closing bid price, with the suspension to remain in place until Monday, July 20, 2009. If our common stock continues to trade below the $1.00 minimum bid price for 30 consecutive business days following the end of Nasdaq’s enforcement suspension, we would likely receive a deficiency notice. Following receipt of a deficiency notice, we expect we would have 180 calendar days to regain compliance by having our common stock trade over the $1.00 minimum bid price for at least a 10-day period. If we were to fail to meet the minimum bid price for at least 10 consecutive days during the grace period, our common stock could be delisted. Even if we are able to comply with the minimum bid requirement, there is no assurance that in the future we will continue to satisfy Nasdaq listing requirements, with the result that our common stock may be delisted. Should our common stock be delisted from Nasdaq, and the delisting determination was based solely on non-compliance with the $1.00 minimum bid price, we may consider applying to transfer our common stock to The Nasdaq Capital Market provided that we satisfy all criteria for initial inclusion on such market other than the minimum bid price rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that we would have an additional 180 calendar days to comply with the minimum bid price rule while on The Nasdaq Capital Market. If our stock is delisted from The Nasdaq Global Market and The Nasdaq Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Delisting of our common stock could materially adversely affect the market price and market liquidity of our common stock and our ability to raise necessary capital.

If we are unable to establish and maintain partnerships on commercially attractive terms, our business, results of operations and financial condition could suffer.

We intend to continue to seek partnerships with pharmaceutical and biotechnology partners to fund some of our research and development expense and develop and commercialize Adlea. We are also seeking to license the rights to the Zingo technology to third parties for use with other medications. There may be valuable opportunities to use this advanced needle-free delivery technology for the delivery of drugs other than lidocaine. We are engaging our CJV partners in China to discuss the dissolution of the CJV, which may affect potential partnerships. In addition, our current Zingo partners may seek damages against us as part of their negotiations to modify or terminate any existing agreements. The timing of any future partnerships, as well as the terms and conditions of the partnerships, will affect our results of operation and financial condition. If we are unable to find suitable partners or to negotiate acceptable collaborative arrangements with respect to our existing and future product candidates or the licensing of our technology, or if any arrangements we negotiate, or have negotiated, include unfavorable commercial terms, our business, results of operations and financial condition could suffer.

If we fail to obtain U.S. regulatory approval for product candidate, Adlea, we will not be able to generate revenue in the U.S. market.

We must receive FDA approval for Adlea before we can commercialize or sell this product candidate in the United States. Even if approved by the FDA, the specific approval may be significantly limited to specific disease indications, patient populations and dosages. The FDA can limit or deny its approval for many reasons, including:

•	a product candidate may be found to be unsafe or ineffective for the desired indication;

•	regulators may interpret data from preclinical testing and clinical trials differently and less favorably than we do;

•	regulators may not approve the manufacturing processes or facilities that we use; and

•	regulators may change their approval policies or adopt new regulations.

Failure to obtain FDA approval or any delay or setback in obtaining such approval would:

•	adversely affect our ability to market any drugs that we develop and our ability to generate product revenues; and

•	impose additional costs and diminish any competitive advantages that we may attain.

As to any product for which marketing approval is obtained, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product is subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems with the product, up to and including a previously unknown or unrecognized adverse side effect, may result in restrictions on the product and/or labeling, including withdrawal of the product from the market. In addition, we may be slow to adapt, or we may never be able to adapt, to changes in existing requirements or new regulatory requirements or policies.

If we fail to comply with applicable U.S. regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Even if our products are approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown or unforeseeable problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, product returns, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

If our clinical trials with respect to our product candidate do not meet safety or efficacy endpoints in these evaluations, or if we experience significant delays in these tests or trials, our ability to commercialize our product and our financial position will be impaired.

Clinical development is a long, expensive and uncertain process that is subject to significant delays. Due to the known or unknown circumstances beyond our control, it may take us several years to complete our testing, and failure can occur at any stage of testing. Patient enrollment in future clinical trials depends on many factors, including the size of the desired patient population, the nature and complexity of the trial protocol, the proximity of patients to clinical sites, and the eligibility criteria for inclusion in the study and patient compliance. Delays in patient enrollment or failure of patients to continue to participate in a planned or ongoing study may cause an increase in costs and delays, or even result in the failure of the trial. Favorable relationships with our investigators is also important in managing and maintaining a clinical development program.

The results of preclinical or previous clinical studies do not necessarily predict future clinical trial results, and acceptable results in early studies may not adequately inform future risks observed in later studies. Any preclinical or clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities. Preclinical and clinical data can be interpreted in different ways by different reviewers and regulators, which could delay, limit or prevent regulatory approval. Drug-related adverse events during a clinical trial could cause us to repeat a trial, perform an additional trial, terminate a trial or even cancel a clinical program. In addition, we are required by the FDA to conduct additional preclinical studies, including toxicology, while our clinical studies are ongoing which may identify previously unknown risks or questions that could require additional investigations.

To obtain regulatory approval to market our product candidate, we will need to conduct nonclinical studies in animals, and the results of these nonclinical studies may not demonstrate adequate safety or efficacy and, even if they do, the results may not necessarily be predictive of results in human trials.

As part of the regulatory approval process, we must conduct, at our own expense, nonclinical studies in laboratory animals as well as clinical trials in humans. The number of nonclinical trials that the regulatory authorities will require varies depending on the product candidate, the disease or condition for which the product candidate is being developed to address and the regulations applicable to the particular product candidate. We may need to perform multiple nonclinical studies in different species using various doses and formulations of our product candidate before we can begin clinical trials, continue clinical trials or obtain approval of our drugs, which could result in delays in our ability to develop or obtain approval of our product candidate. Furthermore, nonclinical results in animal studies are not necessarily predictive of outcomes in human clinical trials. Even after we have conducted the adequate nonclinical studies in animals, we must demonstrate in clinical trials that our product candidate is safe and efficacious for use on humans, in order to receive regulatory approval for commercial sale. Even if initial results of nonclinical studies for our product candidate are positive, we may obtain different unforeseeable results in later stages of nonclinical and clinical drug development, including failure to show desired safety and efficacy.

There may be delays in developing a product candidate as a result of the necessary preclinical studies to assess the safety of the product candidate including its ability to cause cancer and interactions with other drugs.

We are required to conduct preclinical studies to evaluate the safety of our product candidate including its ability to cause cancer or negatively interact with other drugs. For example, such studies may be required for Adlea, or other future products, for the treatment of certain indications. Such studies require up to three years, or longer, to complete and report.

Failure to enroll patients for clinical trials may cause delays in developing the product candidates, and delays in the commencement of clinical testing of the current product candidates could result in increased costs to us and delay our ability to generate revenues.

We will encounter delays or possibly regulatory rejections if we are unable to enroll enough patients to complete clinical trials as planned. Patient enrollment depends on many factors, including the size of the patient population, the nature and complexity of the protocol, the proximity of patients to clinical sites and the eligibility criteria for patient inclusion in the trial. Any delays in planned patient enrollment in the future may result in increased costs and delays, which could harm or hamper our ability to develop the product candidate in the desired timelines and planning period.

Delays in the commencement of clinical testing could significantly increase product development costs and delay product commercialization beyond the period planned and disclosed publicly. The commencement of clinical trials can also be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and individual trial sites;

•	manufacturing sufficient quantities of a product candidate; and

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site.

It may require longer and larger clinical trials to study a product candidate for certain indications such as chronic conditions.

The time frame of our clinical studies for a product candidate for a chronic condition may also be affected by the International Conference on Harmonisation guidelines that state that at least 1,500 patients must be exposed to the drug prior to submission of a registration application and from 300 to 600 patients be exposed to a new drug for one year. If development of Adlea for pain resulting from any disease syndrome or indication is subject to these guidelines, development for these indications may be longer than a development program for an acute condition such as postsurgical pain, which typically, but not always, requires a smaller patient exposure database. In addition to the time required to conduct these studies, the results of such studies may demonstrate previously unknown or unknowable harmful side effects of a product candidate, which could delay, impair or prevent our ability to develop such a product candidate.

If third-party clinical research organizations do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

We do not have the ability to conduct all of our clinical trials independently. As in similar companies who operate with limited personnel and in a virtual mode within our industry, we rely on the skills and individual commitments of clinical investigators, third party clinical research organizations and consultants to perform substantially all of these functions. If we cannot locate acceptable contractors to run our clinical trials or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties, satisfy FDA requirements for the conduct of clinical trials or meet expected deadlines, we will be unable to obtain required approvals and will be unable to commercialize our products on a timely basis, if at all. If we do not maintain good professional and working relationships with our clinical investigators or their clinical sites, our clinical trials may be negatively impacted. Our agreements are generally cancelable by either party with 30 days notice, with or without cause.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

We intend to market our products in international markets. In order to market our products in the European Union and many other foreign jurisdictions, we or our foreign marketing partners must obtain separate regulatory approvals. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

Our competitors currently offer and may develop therapies that reduce the size of our markets.

Our business has been characterized by extensive research and development efforts, rapid developments and intense competition. Our competitors may have or may develop superior technologies or approaches, which may provide them with competitive advantages. Our potential products may not compete successfully. If these competitors get to the marketplace before we do with better or less expensive drugs, our product candidates, if approved for commercialization, may not be profitable to sell or worthwhile to continue to develop. Technology in the pharmaceutical industry has undergone rapid and significant change, and we expect that it will continue to do so. Any compounds, products or processes that we develop may become obsolete or uneconomical before we recover any expenses incurred in connection with their development. The success of our product candidates will depend upon factors such as product efficacy, safety, reliability, availability, timing, scope of regulatory approval, acceptance and price, among other things. Other important factors to our success include speed in developing product candidates, completing clinical development and laboratory testing, obtaining regulatory approvals and manufacturing and selling commercial quantities of potential products to the market.

Our product candidates are intended to compete directly or indirectly with existing drugs. Even if approved and commercialized, our products may fail to achieve market acceptance with hospitals, physicians or patients. Hospitals, physicians or patients may conclude that our potential products are less safe or effective or otherwise less attractive than these existing drugs. If our product candidates do not receive market acceptance for any reason, our revenue potential would be diminished, which would materially adversely affect our ability to become profitable.

Adlea, if approved and commercialized, will face significant competition. For postsurgical pain, morphine administered by infusion pump is a common treatment method. Several other oral, injectable and patch opioids are also used, including Vicodin® (Abbott Labs), OxyContin® (Purdue Pharma), Ionsys™ and Duragesic® (Johnson & Johnson) and generic versions of Duragesic that are manufactured by Mylan & Sandoz. For later-stage osteoarthritis, in addition to NSAIDs, and Celebrex® (Pfizer), hyaluronic acid products, including Synvisc® (Genzyme), are injected locally and there is some oral opioid use. For the treatment of tendonitis, glucocorticosteroids are used. TRPV1, which is involved in the transmission of pain signals to the brain and which is affected by Adlea, has become a popular target for the pharmaceutical industry. TRPV1 inhibitors, or agonists, that may also compete with Adlea are being developed by several companies, including Merck-Neurogen, Pfizer-Renovis (a subsidiary of Evotec AG), Amgen, Schwarz Pharma-Amore Pacific, Purdue Pharma, and PainCeptor. These TRPV1 inhibitors are expected to advance to clinical evaluation shortly. We believe there are other products that are in development that may compete with our current product candidates.

Most of our competitors, including many of those listed above, have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. As a result, they may achieve product commercialization or patent protection earlier than we can.

If we fail to obtain an adequate level of reimbursement for our products by third-party payors, there may be no commercially viable markets for our products or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third party payors affect the market for our products. The efficacy, safety and cost-effectiveness of our products as well as the efficacy, safety and cost-effectiveness of any competing products will determine the availability and level of reimbursement. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. In certain countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take up to nine to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies. If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, our revenues would be reduced.

We depend on our officers and key employees, and if we are not able to retain them or recruit additional qualified personnel, our business will suffer.

We are highly dependent on our management and key employees. Due to the specialized knowledge each of our officers and key employees possesses with respect to our product candidates and our operations, the loss of service of any of our officers or key employees could delay or prevent the successful enrollment and completion of our clinical trials. We do not carry key man life insurance on our officers or key employees.

We have an employment agreement with Michael Kranda, our president and chief executive officer. Mr. Kranda joined the Company in June 2008. Each of our officers and key employees may terminate his or her employment without notice and without cause or good reason.

On February 18, 2009, we eliminated the chief financial officer position and terminated the employment of Jean-Frédéric Viret.

In addition, our continued operations and growth will require hiring qualified executive, scientific, regulatory, manufacturing, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success in light of our current financial situation and past reductions in workforce. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. Our offices are located in the San Francisco Bay Area, where competition for personnel with biopharmaceutical skills is intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

Risks Related to Our Industry

We face the risk of product liability claims and may not be able to obtain insurance.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing, and marketing of drugs and related devices. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. We may not be able to obtain or maintain adequate protection against potential liabilities. In addition, as our product candidates other than Zingo are approved for marketing, we may seek additional insurance coverage. If we are unable to obtain insurance at acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity or reduced acceptance of our products in the market.

Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive.

We have refocused our operations as a virtual company and have eliminated our basic research and pre-clinical functions by relying on outside companies and third party contractors to work on our product development and we are seeking to leave our current facilities with laboratory space. However, our past research and development activities within the laboratory spaces involved the controlled use of hazardous materials, including chemicals and radioactive and biological materials. Our past operations also produced hazardous waste products. We are subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of these materials. We generally contract with third parties for the disposal of such substances and store certain low-level radioactive waste at our facility until the materials are no longer considered radioactive. We cannot eliminate the risk of accidental contamination or injury from these materials. We may be required to incur substantial costs to comply with current or future environmental and safety regulations. If an accident or contamination occurred, we would likely incur significant costs associated with civil penalties or criminal fines and in complying with environmental laws and regulations. We do not have any insurance for liabilities arising from hazardous materials. Compliance with environmental laws and regulations is expensive, and current or future environmental regulation may impair our research, development or production efforts.

The life sciences industry is highly competitive and subject to rapid technological change.

The life sciences industry is highly competitive and subject to rapid and profound technological change. Our present and potential competitors include major pharmaceutical companies, as well as specialized biotechnology and life sciences firms in the United States and in other countries. Most of these companies have considerably greater financial, technical and marketing resources than we do. Additional mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated in our competitors. Our existing or prospective competitors may develop processes or products that are more effective than ours or be more effective at implementing their technologies to develop commercial products faster. Our competitors may succeed in obtaining patent protection and/or receiving regulatory approval for commercializing products before us. Developments by our competitors may render our product candidates obsolete or non-competitive.

We also experience competition from universities and other research institutions, and we frequently compete with others in acquiring technology from those sources. These industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in each field are made and become more widely known. There can be no assurance that others will not develop technologies with significant advantages over those that we are seeking to develop. Any such development could harm our business.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact upon our ability to sell our products profitably. In the United States in recent years, new legislation has been proposed at the federal and state levels that would effect major changes in the healthcare system, either nationally or at the state level. These proposals have included prescription drug benefit proposals for Medicare beneficiaries introduced in Congress and proposed changes in reimbursement. Legislation creating a prescription drug benefit and making certain changes in Medicare reimbursement has recently been enacted by Congress. Given this legislation’s recent enactment, it is still too early to determine its impact on the pharmaceutical industry and our business. Further federal and state proposals are likely. More recently, administrative proposals are pending that would change the method for calculating the reimbursement of certain drugs. The potential for adoption of these proposals may affect our ability to raise capital, obtain additional collaborators or market our products. Such proposals, if enacted, may reduce our revenues, increase our expenses or limit the markets for our products. In particular, we expect to experience pricing pressures in connection with the sale of our products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

Risk Factors Relating to Our Intellectual Property

If we are unable to obtain, maintain and extend protection for the intellectual property incorporated into our products, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability or the ability of our licensors to obtain, maintain and extend protection in the United States and other countries for the intellectual property incorporated into our products. The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal and scientific questions. Neither we nor our licensors may be able to obtain additional issued patents relating to our technology to extend our intellectual property portfolio to protect our products which could affect commercialization, potential partnering or sale of the product asset. Even if issued, patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of the term of patent protection we may have for our products. In addition, our patents and our licensors’ patents may not afford us protection against competitors with similar technology. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.

Protection afforded by U.S. patents may be adversely affected by proposed changes to patent-related U.S. statutes and to U.S. Patent and Trademark Office, or USPTO, rules, especially changes to rules concerning the filing of continuation applications and other rules affecting the prosecution of our patent applications in the U.S, which were enacted August 22, 2007 and were to be effective November 1, 2007 but were successfully challenged by a third party. While the rules have not been interpreted or implemented at this time and it is unknown when and if the rules would apply to our current patent applications, the rules require that third or subsequent continuing application filings be supported by a showing as to why the new amendments or claims, argument or evidence presented could not have been previously submitted. In addition, the rules limit the numbers of Requests for Continuing Examination (RCEs) to one per application family. Other rules limit consideration by the USPTO of up to only 5 independent claims and 25 total claims per application. It is common practice to file multiple patent applications with many claims and file multiple RCEs in an effort to maximize patent protection. The USPTO rules as implemented and interpreted may limit our ability to file RCEs and continuing applications directed to our products and methods and related competing products and methods. In addition, the USPTO rules may limit our ability to patent a number of claims sufficient to cover our products and methods and related competing products and methods. Other changes to the patent statutes may adversely affect the protection afforded by U.S. patents and/or open up U.S. patents to third party attack in non-litigation settings.

We also rely on trade secrets to protect some of our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our or our collaboration partners’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, non-U.S. courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we would not be able to assert our trade secrets against them and our business could be harmed. We cannot be certain that we will be able to protect our trade secrets adequately. Any leak of confidential data into the public domain or to third parties could allow our competitors to learn our trade secrets.

If we lose our licenses from PowderMed Limited for Zingo or certain licenses for Adlea, we will not be able to continue development or outlicensing of our current products.

We are a party to two significant license agreements relating to patents, patent applications and know-how covering the technology relating to Zingo and Adlea. These license agreements impose various diligence, commercialization, royalty and other obligations on us. If we fail to comply with the obligations in the license agreements, the licensor may have the right to terminate the license and we may not be able to market products that were covered by the license.

The license agreement with James N. Campbell, M.D., Richard A. Meyer, M.S. and Marco Pappagallo, M.D. relates to the steps of administering capsaicin for pain reduction utilized in Adlea, and our rights under this agreement can be terminated on 10 days’ written notice if we fail to make a payment or fulfill any material obligation under the agreement and the failure is not cured by us within 180 days of receiving notice of such failure. The license agreement with PowderMed Limited, now a wholly-owned subsidiary of Pfizer, Inc., relates to delivery technology underlying Zingo. The agreement with PowderMed Limited can be terminated immediately by either party if the other party ceases to do business in the ordinary course, or assigns all or substantially all of its assets for the benefit of creditors. Either party can also terminate for material breach if not cured within 60 days of notice or if not cured within 30 days of notice if the breach relates to payment provisions. To date, we believe we have met our obligations under all of these agreements.

We may incur substantial costs enforcing our patents, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may not have rights under some patents or patent applications that would be infringed by technologies that we use in our research, drug targets that we select, or product candidates that we seek to develop and commercialize. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We or our collaborators therefore may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of patent infringement claims, which could harm our business.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. Although we are not currently a party to any patent litigation or any other adversarial proceeding for Zingo or Adlea, including any interference proceeding declared before the United States Patent and Trademark Office, regarding intellectual property rights with respect to our products and technology, we may become so in the future. We are not currently aware of any actual or potential infringement claim involving our intellectual property rights. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. The outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party, especially in biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent or other proceeding is resolved against us, we may be enjoined from researching, developing, manufacturing or commercializing our products without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could harm our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Other Risk Factors

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change the direction or management of the company.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law and contractual provisions may make it more difficult for or prevent a third-party from acquiring control of us without the approval of our board of directors. These provisions:

•	establish a classified board of directors, so that not all members of our board may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance agreement requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	provide our board of directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval; and

•	require the approval of the Investors for a change of control.

These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our principal stockholders and management own a significant percentage of our stock and are able to exercise significant influence.

Our executive officers, directors and principal stockholders, together with their affiliates, own approximately 48.9% of our voting stock, including shares subject to outstanding options based upon shares outstanding as of December 31, 2008. Our executive officers are not affiliated with any of our directors, principal stockholders or their affiliates. The interests of these stockholders may be different than the interests of other stockholders on these matters. This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

Our stockholders may be diluted, and the prices of our securities may decrease, by the exercise of outstanding stock options and warrants or by future issuances of securities.

We may issue additional common stock, preferred stock, restricted stock units, restricted stock awards, or securities convertible into or exchangeable for our common stock. Furthermore, substantially all shares of common stock for which our outstanding stock options or warrants are exercisable are, once they have been purchased, eligible for immediate sale in the public market. The issuance of additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock or the exercise of stock options or warrants would dilute existing investors and could adversely affect the price of our securities.

Our stock price is volatile and purchasers of our common stock could incur substantial losses.

Our stock price is volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The price for our common stock may be influenced by many factors, including:

•	positive or negative results of our clinical trials;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	regulatory developments in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	ability to manufacture our products to commercial standards;

•	public concern over our products;

•	litigation;

•	the departure of key personnel;

•	future sales of our common stock;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment system;

•	investors’ perceptions of us; and

•	general economic, industry and market conditions.

Our ability to use net operating loss carryforwards could be limited as a result of issuances of equity securities.

To the extent that our taxable income exceeds any current year operating losses, we may use our net operating loss carryforwards to offset income that would otherwise be taxable. However, under the Tax Reform Act of 1986, the amount of benefits from our net operating loss carryforwards may be impaired or limited if we incur a cumulative ownership change of more than 50%, as interpreted by the Internal Revenue Service, or IRS, over a three year period. As a result, our use of federal net operating loss carryforwards could be limited by the provisions of Section 382 of the Internal Revenue Code, depending upon the timing and amount of additional equity securities that we issue. State net operating loss carryforwards may be similarly limited. Any such disallowances may result in greater tax liabilities than we would incur in the absence of such a limitation and any increased liabilities could adversely affect our business, results of operations, financial condition and cash flow.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

As of December 31, 2008, we leased an approximately 50,400 square foot office and laboratory space facility in South San Francisco, California for our headquarters and as the base for corporate and research and development activities. In August 2006, we extended the term of our lease agreement for this facility from July 1, 2007 through November 13, 2010. On January 9, 2009, we received a notice of default from our landlord due to non-payment of December 2008 rent. Under our lease agreement, we have a rental obligation of approximately $3.5 million through the end of the lease term. On February 10, 2009, we sent our landlord, Coulter Pharmaceuticals, Inc., now GlaxoSmithKline (GSK) a notice of our intent to terminate the lease and vacate the facility effective March 31, 2009. On March 4, 2009, GSK drew down on our security deposit in the form of a letter of credit in the amount of $450,000. In connection with the continuous review of our operations and cost cutting measures, we are currently evaluating more cost effective alternatives to our current corporate office in South San Francisco that will be sufficient to meet our needs through the end of 2009.

In addition, we leased an approximately 6,400 square foot office space facility in West Conshohocken, Pennsylvania for our sales and marketing operations, which we vacated in November 2008. Under our lease agreement, we have a rental obligation of approximately $215,000 through the end of the lease term. On February 4, 2009, we received a notice of default from our landlord due to non-payment of December 2008, January 2009 and February 2009 rents. This lease expires in November 2009 and as of December 31, 2008 we had not secured a sub-tenant for this facility.

We also leased an approximately 16,000 square foot office space facility in Secaucus, New Jersey, which we vacated in October 2006. This lease expires in July 2009 and as of December 31, 2008 we had not secured a sub-tenant for this facility. Under our lease agreement, we had a rental obligation of approximately $247,000 through the end of the lease term. On December 23, 2008, we received a notice from the landlord exercising their termination right under the lease effective December 28, 2008 due to non-payment of December 2008 rent. On February 9, 2009, as described in “Item 3. Legal Proceedings” below, a default judgment was issued against us for non-payment of rent under the lease. As a result, we no longer have possession of the Secaucus facility.

Item 3.	Legal Proceedings

We are a party to various legal proceedings incident to the normal course of business. Management believes that adverse decisions in any pending or threatened proceedings could have a material effect on our financial position, results of operations or cash flows.

On January 5, 2009, Pacific Die Cut Industries, Inc. (PDCI) filed a lawsuit against us in the Alameda County Superior Court for an amount of approximately $140,000. The lawsuit related to services provided by PDCI to us. On February 13, 2009, we settled this litigation with PDCI. Pursuant to the settlement agreement, we paid PDCI an amount lower than their claim to settle all claims between PDCI and Anesiva. The litigation has been fully resolved and dismissed and the settlement will not have a material effect on our operating results in 2009.

On December 23, 2008, 500 Plaza Drive Corporation (500 Plaza) exercised a termination right under our lease for our facility in Secaucus, New Jersey, to terminate the lease effective December 28, 2008 due to non-payment of December, 2008 rent. On January 5, 2009, 500 Plaza filed a summary dispossess action against us in the Superior Court of New Jersey, Special Civil Part, in Hudson County, New Jersey. The summary dispossess action sought a ruling to remove us from the office space at 500 Plaza Drive and pay nominal attorneys fees. On February 9, 2009, a default judgment was issued against us and we no longer have possession of the Secaucus facility. After termination of the lease, 500 Plaza drew down on the security deposit in the form of a letter of credit for their benefit in the amount of approximately $112,000. On March 9, 2009, 500 Plaza served a further complaint seeking more than $242,000 for amounts allegedly due under the terminated lease. We are unable to predict the outcome of this litigation at this time.

On January 16, 2009, Maria Monshaw initiated legal proceedings against us in U.S. District Court for the Eastern District of Pennsylvania. The lawsuit alleges breach of contract and non-payment of consulting services and business expenses totaling approximately $136,000 as well as interest and legal costs. No trial date has been set for these proceedings and we are unable to predict the outcome of these proceedings.

On March 17, 2009, Andrew Lambert, an alleged stockholder, served a derivative complaint filed in the Court of Chancery of the State of Delaware on us, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the financing transaction we completed in January 2009. On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On March 19, 2009, Sheryl Gluck, an alleged stockholder, filed a derivative complaint in the Court of Chancery of the State of Delaware, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the financing transaction we completed in January 2009. On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

Item 4.	Submission of Matters to a Vote of Security Holders

None.

PART II

Item 5.	Market for the Registrant’s Common Equity and Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock trades on The Nasdaq Global Market under the symbol “ANSV.” As of February 23, 2009 there were approximately 165 stockholders of record of our common stock. The following table sets forth, for the periods indicated, the high and low bid quotations for our common stock as reported by The Nasdaq Global Market.

	High	Low
Year Ended December 31, 2007

First Quarter	$8.71	$6.70
Second Quarter	$8.35	$5.78
Third Quarter	$7.07	$4.92
Fourth Quarter	$7.00	$3.95

Year Ended December 31, 2008

First Quarter	$5.41	$3.16
Second Quarter	$3.97	$2.72
Third Quarter	$3.13	$1.27
Fourth Quarter	$1.51	$0.05

Performance Graph

Below is a graph showing the cumulative total return to our stockholders during the period from February 14, 2004 through December 31, 2008 in comparison to the cumulative return on the NASDAQ Index and NASDAQ Biotechnology Index during that same period. The results assume that $100 was invested on February 14, 2004.

Dividends

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, covenants in our debt instruments, and such other factors as the board of directors deems relevant.

On January 20, 2009, we entered into a securities purchase agreement (the “Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and collectively, the “Investors”), pursuant to which Anesiva agreed to sell and issue securities (each a “Security” and collectively, the “Securities”) in the aggregate principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Agreement. Under the terms of the Agreement, while the Securities remain outstanding the consent of certain of the Investors will be required for us to declare or pay any cash dividends or redeem any of our equity securities, other than in connection with benefit plans.

Issuer Purchases of Equity Securities

None.

Item 6.	Selected Financial Data

The following consolidated selected financial data should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” included elsewhere in this Annual Report on Form 10-K.

	Year ended December 31,
	(in thousands, except share and per share amounts)
	2008	2007	2006	2005	2004
Consolidated Statements of Operations Data:
Contract revenue	$304	$51	$89	$—	$—
Operating expenses:
Research and development	36,186	23,261	20,593	13,302	11,309
General and administrative	13,003	16,699	18,717	17,234	6,468

Total operating expenses	49,189	39,960	39,310	30,536	17,777

Loss from operations	(48,885)	(39,909)	(39,221)	(30,536)	(17,777)
Gain (loss) on sale of assets	(165)	151	(267)	22	—
Interest and other expense	(1,275)	(1,524)	(6)	—	(24)
Interest and other income	1,937	3,422	3,458	1,263	628
Loss from debt extinguishment	(3,709)	—	—	—	—

Loss before discontinued operations and extraordinary gain	(52,097)	(37,860)	(36,036)	(29,251)	(17,173)
Loss from discontinued operations	(51,116)	(21,422)	(19,531)	(5,992)	(5,860)

Loss before extraordinary gain	(103,213)	(59,282)	(55,567)	(35,243)	(23,033)

Extraordinary gain	—	—	—	1,725	—

Net loss	(103,213)	(59,282)	(55,567)	(33,518)	(23,033)

Basic and diluted net loss per common share:
Continuing operations	$(1.29)	$(1.36)	$(1.74)	$(14.74)	$(20.64)

Discontinued operations	$(1.27)	$(0.76)	$(0.95)	$(3.02)	$(7.04)

Extraordinary gain	$—	$—	$—	$0.87	$—

Net loss per share	$(2.56)	$(2.12)	$(2.69)	$(16.89)	$(27.68)

Shares used in computing basic and diluted net loss per common share	40,348,919	28,024,078	20,643,318	1,984,951	832,024

See Note 15 to our consolidated financial statements for a description of the method used to compute basic and diluted net loss per common share and shares used in computing basic and diluted net loss attributable to common stockholders per share.

	As of December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$658	$90,840	$85,055	$94,913	$39,858
Total assets	3,053	109,736	95,376	97,917	43,254
Total current liabilities	11,053	12,175	6,831	8,377	3,444
Total long-term liabilities	—	9,047	217	—	—
Convertible preferred stock	—	—	—	—	87,687
Accumulated deficit	(311,978)	(208,765)	(149,211)	(93,644)	(60,126)
Total stockholders’ equity (deficit)	$(8,000)	$88,514	$88,328	$89,540	$(47,877)

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This report contains certain statements that may be deemed “forward-looking statements” within the meaning of United States of America securities laws. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such a will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements about our anticipated expenditures, including those related to clinical research studies, and general and administrative expenses; the potential size of the market for our products, future development and/or expansion of our products in our markets; our ability to obtain regulatory clearance; expectations as to our future performance; the future impact and ongoing appeal with respect to on-going litigation and the “Liquidity and Capital Resources” section of this report, including our need for additional financing. Our actual results will likely differ, perhaps materially, from those anticipated in these forward-looking statements as a result of various factors, including: our need and ability to raise additional cash, our ability to manage our current creditors and business partners, risks associated with laws or regulatory requirements applicable to us, market conditions, and unforeseen litigation to name a few. The forward-looking statements included in this report are subject to a number of additional material risks and uncertainties, including but not limited to the risks described in our filings with the Securities and Exchange Commission and under the “Risk Factors” section in Part I above.

We encourage you to read the “Risk Factors” section in Part 1 carefully. We caution you not to place undue reliance on the forward-looking statements contained in this report. These statements, like all statements in this report, speak only as of the date of this report (unless an earlier date is indicated) and we undertake no obligation to update or revise the statements except as required by law. Such forward-looking statements are not guarantees of future performance and actual results will likely differ, perhaps materially, from those suggested by such forward-looking statements. You should also read the following discussion and analysis in conjunction with “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data” included elsewhere in this Annual Report on Form 10-K.

Liquidity

We incurred net losses of $103.2 million, $59.3 million and $55.6 million for the years ended December 31, 2008, 2007, and 2006 respectively. We have an accumulated deficit of $312.0 million as of December 31, 2008. Additionally, we have used net cash of $74.8 million, $48.2 million and $44.6 million to fund our operating activities for years ended December 31, 2008, 2007, and 2006, respectively. During the year ended December 31, 2008, we invested heavily in Adlea clinical development to complete the two Phase 3 trials in bunionectomy and total knee arthroplasty (TKA, or total knee replacement surgery) and the commercial product launch and discontinuation of Zingo, which ultimately caused us to incur significant restructuring charges. In addition, our net cash used in financing, including the repayment of the GE equipment loan and the Oxford loan, was $11.0 million. All of which contributed to our ending cash and cash equivalent balance of approximately $658,000 at December 31, 2008. To date these operating losses have been funded primarily from outside sources of invested capital.

During 2008, we initiated our commercialization activities relating to Zingo while simultaneously pursuing available financing sources to support operations and growth. We have had, and continue to have, an ongoing need to raise additional cash from outside sources to fund our operations. However, our announcement in November 2008 that we discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea for use in bunionectomy surgeries did not meet its primary end point has significantly depressed our stock price. The current credit conditions and the downturn in the financial markets and the global economy may have severely impaired our ability to raise additional funds. At year-end December 31, 2008, we had higher total liabilities compared to total assets on our consolidated balance sheets. We believe that our existing cash and cash equivalents, including amounts received subsequent to December 31, 2008, will be sufficient to fund our activities into April 2009. Accordingly, the combination of these facts raises substantial doubt as to our ability to continue as a going concern. The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that we will continue as a going concern. If we are unsuccessful in our efforts to raise additional outside capital in the near term, we will be required to significantly reduce our research, development, and administrative operations, including further reduction of our employee base, or we may be required to cease operations in order to offset the lack of available funding.

We are pursuing financing opportunities in both the private and public debt as well as through strategic transactions and corporate partnerships. We have an established history of raising capital through these platforms, and we are actively pursuing our options. On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities (each a “Security” and together the “Securities”) for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of seven percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Investor Agreement to be received before April 1, 2009.

Additional amounts under the Investor Agreement may become available to us at any time prior to April 1, 2009 upon the request our board of directors of the Company provided that: (1) the amount requested does not exceed $2.0 million for each subsequent closing; (2) we do not request more than two subsequent closings; and (3) the request for a subsequent closing is approved in writing by the Investors holding, at any time, at least sixty percent (60%) of the aggregate unpaid principal of the then outstanding Securities purchased pursuant to the Investor Agreement. We may not be able to access the remaining $2.0 million under this facility if the request is not approved by the Investors.

We expect to continue to utilize our cash and cash equivalents, including amounts received subsequent to December 31, 2008, to fund operations into April 2009, subject to minimum cash and cash liquidity requirements of the Investor Agreement with the Investors, which requires that we maintain at least $250,000 of cash on hand to avoid an event of default under the Investor Agreement. Although there can be no assurance given, we hope to successfully complete one or more additional financing transactions and corporate partnerships in the near-term. Without this additional capital, current working capital and containment of operating costs will not provide adequate funding for research, clinical trials, and development activities relating to Adlea. When we raise funds in the near future, we may be required to raise those funds through public or private financings, strategic relationships or other arrangements. The sale of additional equity and debt securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. If such efforts are not successful, we may need to further reduce or curtail our current workforce or may even cease operations if we do not obtain any additional funding. Based on our recent reductions described below and impact of other actions taken by management, the cash operating requirements in the near term have been reduced. In addition, we are pursuing strategic transactions and alternatives with respect to all aspects of our business, including sales of our Zingo product and asset and seeking a partner or acquirer for our Adlea program or opportunities for the merger, sale or other combination of Anesiva.

Overview

Anesiva, Inc. (“we” or “Anesiva”) is a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management. Our portfolio of products includes:

•

Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee replacement surgery. We are initially pursuing an indication for Adlea for the management of acute pain associated with orthopedic surgeries.

•

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Adlea is a novel non-opioid drug candidate that is a vanilloid receptor 1 agonist, or TRPV1 agonist, based on the compound capsaicin which provides analgesia from weeks to months. Zingo and Adlea are different drugs, each with its own mechanisms of action. Zingo is comprised of microcrystals of lidocaine delivered into the skin by compressed gas. Zingo employs a proprietary needle-free dispenser.

In June 2008, we commenced our principal business operations with the shipment of our first commercialized product, Zingo, and we exited the development stage. Prior to our first commercial shipment, we were a development stage company in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. We operate in one business segment.

On September 2, 2008, we announced that we were realigning our operations. Accordingly, we reduce our workforce by 21 employees to focus primarily on sales, marketing, late-stage clinical development and outsourced manufacturing.

On September 30, 2008, we paid the remaining $10.7 million in principal, interest and prepayment fees under the terms of an equipment loan and security agreement with General Electric Capital Corporation (“GE equipment loan”). In connection with the debt extinguishment, we recorded a charge of approximately $656,000 for legal costs, termination and penalty fees and unamortized debt discounts.

On November 8, 2008, our board of directors approved a further restructuring of our operations to focus on the clinical and commercial development of Adlea and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration. On November 10, 2008, we initiated a recall of Zingo due to a non-safety related shelf life issue observed in a lot of unreleased product. We are currently exploring strategic transactions and alternatives, including the sale of the assets related to Zingo.

In connection with the November 2008 restructuring, we reduced our workforce by 23 employees and eliminated our sales and marketing functions relating to Zingo commercial activities. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long–Lived Assets, we reclassified our Zingo related assets to assets held-for-sale on the consolidated balance sheet as of December 31, 2008. In addition, since we expect to have no significant or direct involvement in future operations related to these assets, the results of the Zingo manufacturing and commercial activities, including our cooperative joint venture (“CJV”) with Wanbang

Pharmaceuticals Corporation Limited, have been presented as discontinued operations. For the years ended December 31, 2008, 2007 and 2006, we recorded net loss from discontinued operations for Zingo manufacturing and commercial activities of $51.1 million, $21.4 million and $19.5 million, respectively. Discontinued operations are reported as a separate component within the consolidated statement of operations outside of loss from continuing operations.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. Adverse events rates were largely similar for both active treatment and placebo groups.

On November 10, 2008, we provided the Worker Adjustment and Retraining Notification Act notices to 62 employees to inform them that their employment would end on January 9, 2009 as a result of the November 2008 restructuring.

On November 10, 2008, we repaid approximately $20.1 million in outstanding principal and accrued interest pursuant to a loan and security agreement (the “Oxford loan”), dated September 30, 2008 between us and Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the “Oxford Lenders”), as a result of the discontinuance of Zingo manufacturing and commercial operations. On December 5, 2008, we paid the Oxford Lenders’ termination and legal fees of approximately $800,000. In connection with the debt extinguishment, we recorded a charge of approximately $3.1 million for legal costs, terminal fees and unamortized debt discounts associated with warrants.

In November 2008, in connection with the discontinuance of all Zingo manufacturing and commercial operations, we immediately commenced discussions with our CJV partners to wind down the CJV activities and terminate the entity. On December 23, 2008, in cooperation with our partners, the CJV ceased operations and terminated all but one employee. Furthermore, Wanbang took control of operating and financial decisions on this date. These actions constituted a significant curtailment of the CJV’s activities. In accordance FIN 46R, Consolidation of Variable Interest Entities this represented a qualified reconsideration event and effective December 23, 2008 we determined that we are no longer the primary beneficiary of the CJV. Therefore, as of December 23, 2008, we ceased consolidation of the CJV with Anesiva.

On December 16, 2008, we announced that the ACTIVE-2 Phase 3 trial evaluating Adlea achieved its primary efficacy endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant statistical difference in opioid medication consumption compared to placebo (p=0.005). Adverse events rates were largely similar for both active treatment and placebo groups.

During the year ended December 31, 2008, we invested heavily in Adlea clinical development to complete the two Phase 3 trials in bunionectomy and TKA and the commercial product launch and discontinuation of Zingo, which ultimately caused us to incur significant restructuring charges. For the year ended December 31, 2008, net loss was $103.2 million, net cash used in operating activities was $74.8 million, and net cash used in financing, including the repayment of the GE equipment loan and the Oxford loan, was $11.0 million, all contributed to our ending cash and cash equivalent balance of approximately $658,000 at December 31, 2008.

On January 20, 2009, we entered into an Investor Agreement with the Investors, where we agreed to sell and issue Securities for a total principal amount of up to $7.0 million. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of seven percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Unless we paid the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will owe the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Investor Agreement to be received before April 1, 2009.

Our objective is to actively seek partnership for the continued development and commercialization of Adlea for the treatment of pain and pursue other potential business combination transactions. Key elements of our strategy include:

•	Advance the Clinical Development of Adlea

•	Initiation of a Phase 2 dose-validation study in total knee arthroplasty patients;

•	Conduct a supportive study in arthroscopic shoulder surgeries; and

•	Conduct a replacement Phase 3 study in an appropriate surgical model during 2009 and 2010.

•

Be Opportunistic About Partnering our Existing Products and About Expanding Our Pain Management Franchise. Evaluate partnership opportunities for Adlea that would provide maximum exposure of the product in the marketplace. Seek to in-license product candidates that would enhance our product pipeline of pain management products.

•

Explore other Potential Business Combination Transactions. Explore and evaluate opportunities for the merger, sale or other combination of Anesiva that would provide maximum return to our creditors and stockholders.

Financial Operations Overview

Contract Revenues

Contract revenues are revenues from licensing agreements that are based on the performance requirements of the agreement. If we have an ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the consolidated statement of operations over the term of the performance obligation. If we have no ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as revenue in the period in which the rights are transferred.

Research and Development Expenses

Our research and development expenses consist primarily of:

•	salaries and related expenses for personnel;

•	costs of operating facilities and equipment;

•

fees paid to regulatory agencies, consultants, and clinical research organizations in conjunction with independently monitoring our clinical trials and acquiring and evaluating data in conjunction with the clinical trials;

•	fees paid to research organizations in conjunction with preclinical studies;

•	costs to develop manufacturing processes at third-party manufacturers;

•	costs of materials used in research and development;

•	upfront and milestone payments under in-licensing agreements;

•	consulting fees paid to third parties; and

•	depreciation of capital resources used to develop products.

We expense both internal and external research and development costs as incurred.

We use our employee and infrastructure resources across several projects, and some costs are not attributable to an individually-named project but rather are directed across these research projects. The following table shows, for the years ended December 31, 2008, 2007 and 2006, the total costs associated with Adlea, 1207, NF-kB Decoy and other research and development activities (in thousands):

	For the year ended December 31,
	2008	2007	2006
Adlea	24,863	11,034	4,353
NF-kB Decoy	33	657	1,678
1207	6	350	2,291
Other R&D	11,284	11,220	12,271

Total	36,186	23,261	20,593

We expect that a large percentage of our research and development expenses in the future will be incurred in support of Adlea for management of pain following orthopedic surgery and osteoarthritis pain. These expenditures are subject to numerous uncertainties in timing and cost to completion. We test our product candidates in numerous preclinical studies for toxicology, safety, and efficacy. We then conduct early stage clinical trials for each drug candidate. As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus our resources on more promising product candidates or programs. Completion of clinical trials by us or our future collaborators may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

•	the number of patients included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of sites that participate in the trials;

•	the number of doses that patients receive;

•	the duration of patient follow-up;

•	the phase of development the product is in; and

•	the efficacy and safety profile of the product.

Adlea is still being studied in clinical trials and has not yet received approval by the FDA or any foreign regulatory authority. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that our clinical data establish the safety and efficacy of our drug candidates.

As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will receive cash inflows from the commercialization and sale of a product.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation, including stock-based compensation, for employees in executive and operational functions, including finance and business development. Other significant costs include facilities costs and professional fees for accounting and legal services, including legal services associated with obtaining and maintaining patents.

Discontinued Operations

Discontinued operations consist primarily of Zingo related costs including: research and development, compensation, including stock-based compensation; for employees in sales, marketing, manufacturing and development; marketing and advertising expenses, consulting expenses, product registration fees and manufacturing related costs related to the Zingo manufacturing and commercial activities. Manufacturing costs associated with Zingo include certain costs associated with our manufacturing process, including depreciation and personnel costs for activities such as quality assurance and quality control that were not capitalized in inventory, asset impairment charges, losses from asset disposal, scrap during the manufacturing process, idle facility, expenses related to unusable inventories and the lower of cost or market determinations.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an on-going basis, we evaluate our estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following accounting policies are most critical to a full understanding and evaluation of our reported financial results.

Contract and Other Revenues

Our revenue recognition policies are in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, or SAB 104, and EITF 00-21, Revenue Recognition in Financial Statements, which provides guidance on revenue recognition in financial statements and is based on the interpretations and practices developed by the SEC. SAB 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence exists of an arrangement; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fees charged for services rendered and products delivered and the collectability of those fees. Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. If we have an ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the consolidated statement of operations over the term of the performance obligation. If we have no ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as revenue in the period in which the rights are transferred.

In August 2007, we entered into an agreement granting Particle Therapeutics a license to incorporate our drug delivery technology into its needle-free, transdermal delivery system for glucagon, a hormone commonly used for the treatment of hypoglycemia associated with Type 1 and Type 2 diabetes. Under the terms of the license agreement, we received an up-front payment in ordinary shares of Particle Therapeutics and will receive milestone payments for certain key clinical and regulatory achievements, royalties on future sales, as well as royalties on revenues from any future sub-licensing of the technology from Particle Therapeutics to third parties. In accordance with Accounting Principles Board (“APB”) Opinion 29, Accounting for Nonmonetary Transactions, or APB 29, the fair value of the exchanges is based on the fair value of the shares received, or approximately $89,000 from Lumen and $150,000 from Particle Therapeutics. For the years ended December 31, 2008, 2007 and 2006, we have recognized $100,000, $50,000 and $89,000 in non monetary revenue, respectively.

Valuation and Impairment of Long-Lived Assets

Assets related to the discontinued Zingo business are classified as assets held-for-sale when certain criteria are met. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long–Lived Assets, we classified these assets as assets held-for-sale on the consolidated balance sheet as of December 31, 2008, which includes prepaid and other assets, fixed assets and inventories related to Zingo. Since our Zingo assets were classified as held-for-sale as of December 31, 2008, we were required to report these assets at the lower of their respective carrying amounts or their fair values less costs to sell. The net book carrying value of the Zingo assets was approximately $20.1 million and, based upon our analysis as of December 31, 2008, the estimated fair value of the Zingo assets was $183,000. Therefore, we recognized an asset impairment charge of approximately $19.9 million in discontinued operations for our Zingo related assets.

Stock Compensation

On January 1, 2006, we adopted SFAS 123(R), using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. Our consolidated financial statements reflect the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. We value share-based awards using the Black-Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. As stock-based compensation expense recognized in the consolidated statement of operations for the years ended December 31, 2008 and 2007 are based on awards ultimately expected to vest, they have been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock compensation is amortized on a straight-line basis over the vesting period of the underlying option, generally four years for stock options and two to three years for restricted stock.

Clinical Trial Accounting

Our expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients or the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis.

Marketable Securities Accounting

We invest our excess cash in money market funds and in highly liquid debt instruments of the U.S. government, its agencies and municipalities and corporate notes. All highly liquid investments with stated maturities of 90 days or less from date of purchase are classified as cash equivalents; highly liquid investments with stated maturities of greater than 90 days are classified as marketable securities.

We determine the appropriate classification of investments in debt securities at the time of purchase. Cash equivalents and marketable securities are classified as available-for-sale securities as we do not intend to hold securities with stated maturities greater than twelve months until maturity. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). Any realized gains or losses on the sale of marketable securities are determined on a specific identification method, and such gains and losses are reflected as a component of interest income or expense.

We periodically evaluate investments for impairment and write-down if we estimate that the impairment is other than temporary. We take into account general market conditions, changes in economic environment as well as specific investment attributes, such as credit downgrade or illiquidity for each investment, to estimate either the fair value of our investments and to determine whether impairment is other than temporary.

Inventories

Inventories are stated at the lower of cost or market and consist primarily of material and certain contract manufacturing costs for the production of Zingo that were incurred subsequent to the approval for marketing by the FDA. Cost is determined using the first-in, first-out basis. The valuation of inventory requires us to estimate obsolete or excess inventory based on analysis of future demand for Zingo. If inventory costs exceed expected market value, impairment charges may be recorded as deemed necessary by management for the difference between the cost and the market value.

Results of Operations

Comparison of the Years Ended December 31, 2008, 2007 and 2006

Contract Revenues

	Year Ended December 31,			2008 to 2007 Change		2007 to 2006 Change
	2008	2007	2006	$	%	$	%
	(in thousands, except percentage)
Contract revenues	$304	$51	$89	$253	496%	$(38)	-43%

The revenue increase for 2008 compared to 2007 primarily reflects an increase in contract revenues of $300,000 from the recording of drug delivery technology license revenue from Particle Therapeutics in fiscal 2008. Revenue in 2007 resulted primarily from recording of drug delivery technology license revenue from Particle Therapeutics. Revenue in 2006 resulted from recording of database license revenue from Lumen Therapeutics, LLC.

Although we are seeking licensing or acquisition partners for the needle-free drug delivery technology underlying Zingo, we anticipate that we will not generate further contract revenues in 2009 from any collaboration since we are discontinuing Zingo activities.

Research and Development Expenses

The following table summarizes our research and development expenses:

	Year Ended December 31,			2008 to 2007 Change		2007 to 2006 Change
	2008	2007	2006	$	%	$	%
	(in thousands, except percentage)
Research and development	$36,186	$23,261	$20,593	$12,925	56%	$2,668	13%

The increase in research and development expenses for 2008 compared to 2007 was primarily due to the following:

•	Increase in clinical trial costs of $11.9 million primarily due to expenses for Phase 2 and Phase 3 Adlea trials for post surgical pain and osteoarthritis pain; and

•	Increase in research and development outside services of $798,000 primarily related to process development costs for Adlea.

The increase in research and development expenses for 2007 compared to 2006 was primarily due to the following:

•	Increase in clinical trial costs of $2.3 million due to expenses for Phase 2 Adlea trials for post-surgical and osteoarthritis pain;
•	Increase in compensation and employee related expenses of $1.2 million primarily due to addition of clinical and pre-clinical personnel;

•	Increase and travel and entertainment expenses of $405,000 due to increased headcount;

•	Decrease in professional services of $490,000 reflecting in part lower expenses in clinical and preclinical; and

•	Decrease in facilities and related expenses of $464,000 due to lower allocation of facilities overhead.

In 2009, we expect that our research and development expenses will decrease from 2008 levels due to the completion of two Phase 3 Adlea trials in the fourth quarter of 2008 and the mass reduction in the number of employees in November 2008 and January 2009.

General and Administrative Expenses

The following table summarizes our general and administrative expenses:

	Year Ended December 31,			2008 to 2007 Change		2007 to 2006 Change
	2008	2007	2006	$	%	$	%
	(in thousands, except percentage)
General and administrative	$13,003	$16,699	$18,717	$(3,696)	-22%	$(2,018)	-11%

The decrease in general and administrative expenses for 2008 compared to 2007 was primarily due to the following:

•	Decrease in compensation expense and employee related expenses of $2.6 million including stock based compensation due reduction in force;

•	Decrease in facilities and related expense of $429,000;

•	Decrease in travel and entertainment expenses of $242,000;

•	Decrease in other corporate expenses of $188,000; and

•	Decrease in outside services of $162,000.

The decrease in general and administrative expenses for 2007 compared to 2006 was primarily due to the following:

•

Decrease in compensation expense and employee related expenses of $1.6 million due to lower priced options in 2007 and charges associated with acceleration of stock option vesting for terminated employees in 2006;

•	Decrease in professional and consulting services of $829,000; and

•	Increase in other corporate expenses of $154,000;

In 2009, we expect that our general and administrative expenses will decrease over 2008 levels due to the reduction in number of employees in November 2008 and January 2009.

Discontinued Operations

The following table summarizes our losses from discontinued operations:

	Year Ended December 31,			2008 to 2007 Change		2007 to 2006 Change
	2008	2007	2006	$	%	$	%
	(in thousands, except percentage)
Loss from discontinued operations	$51,116	$21,422	$19,531	$29,694	139%	$1,891	10%

The increase in loss from discontinued operations expenses for 2008 compared to 2007 was primarily due to the following:

•	Increase in impairment of Zingo related assets of $19.9 million;

•	Increase in compensation and employee related expenses of $3.9 million primarily due to addition of sales force; and

•

Increase in overall manufacturing related costs of $6.1 million primarily due to increase in expenses related to unusable inventories of $4.2 million, impairment of the investment in the CJV of $1.0 million, and increase in idle facility expenses of $579,000.

The increase in loss from discontinued operations expenses for 2007 compared to 2006 was primarily due to the following:

•	Increase in professional services of $3.6 million primarily in marketing due to Zingo pre-launch/launch activities;

•	Increase in Zingo clinical trial expenses of $184,000;

•	Increase in travel and entertainment expenses of $159,000; and

•	Decrease in compensation and employee related expenses of $2.3 million including stock based compensation.

Interest and Other Income. Interest and other income was $1.9 million in 2008, compared to $3.4 million in 2007 and compared to $3.5 million in 2006. The decrease of $1.5 million in 2008 was primarily due to lower average cash and marketable securities’ balances offset by a $900,000 gain from a previously written down investment, which was redeemed by the issuer, during the fourth quarter of fiscal 2008. The decrease of $36,000 in 2007 was primarily due to lower average cash and marketable securities’ balances.

Interest and Other Expense. Interest and other expense was $1.3 million in 2008 compared to $1.5 million in 2007, and compared to approximately $6,000 in 2006. The decrease of $249,000 in 2008 was due to lower interest expense paid on our equipment line of credit due to loan payoff offset by decrease in $1.3 million due to write down of two investments in 2007. The increase of $1.5 million in 2007 was primarily due to the write down of two investments of $1.3 million and interest paid on our equipment line of credit of $218,000.

Loss from Debt Extinguishment. Loss from debt extinguishment was $3.7 million in 2008 as a result of terminating the GE loan for $656,000 and Oxford loan for $3.1 million. There were no loss from debt extinguishment in 2007 and 2006.

Income Taxes

As of December 31, 2008, we had net operating loss and research carryforwards for federal income taxes of $162.2 million and approximately $2.0 million, respectively. If not utilized, federal net operating loss carryforwards will begin to expire in 2018. We completed a study of our tax attributes through December 31, 2007 under the Section 382 of the Internal Revenue Code, which resulted in significant limitation of net operating losses and credits prior to utilization.

As of December 31, 2008 and 2007, we had deferred tax assets representing the benefit of net operating loss carryforwards and certain start-up costs capitalized for tax purposes. We did not record a benefit for the deferred tax assets because realization of the benefit was uncertain and, accordingly, a valuation allowance is provided to offset the deferred tax assets.

Liquidity and Capital Resources

We believe that our existing cash and cash equivalents, including amounts received subsequent to December 31, 2008, will be sufficient to fund our activities into April 2009. To conserve cash, we have implemented a plan in November 2008 that resulted in a substantial reduction of our workforce and reduction of our monthly expenditures. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in “Risk Factors.” Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidate we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials. At year-end December 31, 2008, we had higher total liabilities compared to total assets on our consolidated balance sheets.

If we do proceed with raising funds in the future, we may be required to raise those funds through public or private financings, strategic relationships or other arrangements. The sale of additional equity and debt securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. As a consequence if we are unable to obtain any additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned development and commercialization activities for Adlea, which could materially harm our business. In addition, we have already significantly reduced our workforce and may need to further reduce or curtail our current workforce or may even cease operations if we do not obtain any additional funding.

We have entered into letters of credit totaling $562,000 securing our operating lease obligation. We are required to set aside cash as collateral. At December 31, 2008, we had $589,000 in certificates of deposit designated as restricted cash, which is not available for use in current operations. On February 24, 2009, our New Jersey landlord drew down on a letter of credit totaling approximately $112,000. On March 4, 2009, our South San Francisco landlord drew down on a letter of credit totaling approximately $450,000.

On September 30, 2008, we paid the remaining $10.7 million in principal, interest due and prepayment fees under the terms of the GE Loan Agreement. In connection with the debt extinguishment, we recorded a charge of approximately $656,000 for legal costs, termination and penalty fees and unamortized debt discounts.

On September 30, 2008, we entered into a loan and security agreement (the “Oxford Loan Agreement”) with Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the “Lenders”), and Oxford Financial Corporation, as Agent, pursuant to which the Lenders agreed to lend us up to $30.0 million. On September 30, 2008, we received an initial $20.0 million pursuant to the terms and conditions set forth in the Oxford Loan Agreement. The remaining $10.0 million under the Oxford Loan Agreement was to become available to us prior to March 31, 2009 upon the achievement of positive Phase 3 data from our product candidate Adlea in either bunionectomy or total knee replacement surgery, and if our company’s average market capitalization is at least $75.0 million for the 10 consecutive business days prior to the drawdown.

On November 10, 2008, we repaid approximately $20.1 million in outstanding principal and accrued interest to the Lenders as a result of the discontinuance of Zingo manufacturing and commercial operations. On December 5, 2008, we paid the Lenders’ termination and legal fees of approximately $800,000. In connection with the debt extinguishment, we recorded a charge of approximately $3.1 million for legal costs, termination fees and unamortized debt discounts.

On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities (each a “Security” and together the “Securities”) for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of seven percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a Change of Control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Investor Agreement to be received before April 1, 2009.

Additional amounts under the Investor Agreement may become available to us at any time prior to April 1, 2009 upon the request our board of directors of the Company provided that: (1) the amount requested does not exceed $2.0 million for each subsequent closing; (2) we do not request more than two subsequent closings; and (3) the request for a subsequent closing is approved in writing by the Investors holding, at any time, at least sixty percent (60%) of the aggregate unpaid principal of the then outstanding Securities purchased pursuant to the Investor Agreement.

Cash Flows

The following table summarizes our statement of cash flows (in millions):

	Year ended December 31,
	2008	2007	2006
Cash flows provided by (used in):
Operating activities	$(74.8)	$(48.2)	$(44.6)
Investing activities	(4.4)	30.3	8.4
Financing activities	(11.0)	62.3	42.9

Net decrease in cash and cash equivalents	$(90.2)	$44.4	$6.7

Cash Flows from Operating Activities.

Net cash used in operating activities was $74.8 million in 2008, $48.2 million in 2007, and $44.6 million in 2006. Net cash used in operating activities in 2008 was primarily driven by our net loss of $103.2 million adjusted for non-cash items of $20.2 million in asset impairment charges, $4.4 million of stock-based compensation, $900,000 gain on previously written off auction rate securities, $2.3 million loss on debt extinguishment, $1.4 million in depreciation and amortization, $4.6 million cash outflow related to changes in operating assets and liabilities, $1.0 million loss in equity investments, and $165,000 loss on disposal of equipment. Net cash used in operating activities in 2007 was primarily driven by our net loss of $59.3 million adjusted for non-cash items of $8.3 million of stock-based compensation, $1.4 million cash inflow related to changes in operating assets and liabilities, and $1.3 million for the write-down of marketable securities. Net cash used in operating activities in 2006 was primarily driven by our net loss of $55.6 million offset by non-cash items of $11.3 million of stock-based compensation and $919,000 cash outflow related to changes in operating assets and liabilities.

Cash Flows from Investing Activities.

Net cash used in investing activities was $4.4 million in 2008 compared to net cash provided by investing activities of $30.3 million in 2007 and $8.4 million in 2006. Net cash used in investing activities in 2008 was due to $4.3 million in purchases of property, plant, and equipment and $1.0 million of investments in equity investment offset by $900,000 proceeds from gain on auction rate securities. Net cash provided by investing activities in 2007 was due to $37.4 million from net proceeds from sales of marketable securities offset by $7.3 million in purchases of property, plant, and equipment. Net cash provided by investing activities in 2006 was due to $16.7 million net cash proceeds from the sales of marketable securities offset by $8.2 million in purchases of property, plant, and equipment.

Cash Flows from Financing Activities.

Net cash used in financing activities was $11.0 million in 2008 compared to cash provided by financing activities of $62.3 million in 2007 and $42.9 million in 2006. Net cash used in financing activities in 2008 was due to $31.4 million repayment of equipment loans offset by $20.1 million for proceeds from term loan and $384,000 from the issuance of common stock. Net cash provided by financing activities in 2007 was due to $51.4 million for proceeds from the issuance of common stock and $10.8 million for proceeds from debt. Net cash provided by financing activities in 2006 was due to $43.0 million for proceeds from the issuance of common stock offset by $150,000 in repayment of debt.

Stock Purchase Agreement

As of December 31, 2008, under the terms of the stock purchase agreement with Azimuth Opportunity, Ltd., we had received a total of $4.1 million of cash proceeds from the sale of 617,898 shares of our common stock to Azimuth and have approximately $25.9 million available for future draws. On March 2, 2009, we terminated the stock purchase agreement with Azimuth Opportunity, Ltd.

Operating Capital and Capital Expenditure Requirements

We expect to devote substantial resources to continue our research and development efforts for Adlea. We believe that the key factors that will affect our internal and external sources of cash are:

•	our ability to execute on the approved restructuring plans;

•	our ability to access capital;

•	the progress of preclinical development and laboratory testing and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	delays that may be caused by evolving requirements of regulatory agencies;

•	the number of product candidates we pursue;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•	our ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization;

•	the acquisition of technologies, products and other business opportunities that require financial commitments; and

•	our revenues, if any, from successful development and commercialization of Adlea.

Our announcements that we discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea versus placebo following bunionectomy surgery did not meet its primary end point have significantly depressed our stock price and severely impaired our ability to raise additional funds. It could be difficult or impossible for us to raise additional capital.

Contractual Obligations

Our outstanding contractual obligations relate to our facilities leases and obligations under our agreement with our third-party contract manufacturer. Our contractual obligations as of December 31, 2008 were as follows (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less than One Year	One to Three Years	Four to Five Years	After Five Years
Operating leases	$3.8	$2.2	$1.6	$—	$—

Total contractual cash obligations	$3.8	$2.2	$1.6	$—	$—

Under all of our license agreements, we could be required to pay up to a total of approximately $1.0 million in payments for milestones such as the initiation of clinical trials and the granting of patents. As of December 31, 2008, we incurred approximately $3.1 million of milestone charges, including approximately $1.6 million of cash payments and approximately $1.5 million of stock compensation, for the execution of agreements, patent approvals and the initiation of U.S. clinical trials. Milestone payments will also be due upon the first administration to a subject using licensed technology in a Phase 1 clinical trial, the first administration to a subject using licensed technology in a Phase 3 clinical trial and FDA approval of Adlea in addition to sales milestones and royalties payable on commercial sales if any occur. Dr. James N. Campbell, who was a member of the Board of Anesiva from June 29, 2007 to December 19, 2008, is one of the three licensors of Adlea.

We have entered into letters of credit totaling $562,000 securing our operating lease obligation. We are required to set aside cash as collateral. At December 31, 2008, we had $589,000 in certificates of deposit designated as restricted cash, which is not available for use in current operations. On February 24, 2009, our New Jersey landlord drew down on a letter of credit totaling approximately $112,000. On March 4, 2009, our South San Francisco landlord drew down on a letter of credit totaling approximately $450,000.

In August 2006, we entered an agreement with GlaxoSmithKline to extend the term of the lease agreement for our headquarter office in South San Francisco, California from June 1, 2007 through November 13, 2010. Please see “Item 2. Properties.”

On September 30, 2008, we paid the remaining $10.7 million in principal, interest due and prepayment fees under the terms of the GE Loan Agreement. In connection with the debt extinguishment, we recorded a charge of approximately $656,000 for legal costs, termination and penalty fees and unamortized debt discounts.

On September 30, 2008, we entered into a loan and security agreement (the “Oxford Loan Agreement”) with Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the “Lenders”), and Oxford Financial Corporation, as Agent, pursuant to which the Lenders agreed to lend us up to $30.0 million. On September 30, 2008, we received an initial $20.0 million pursuant to the terms and conditions set forth in the Oxford Loan Agreement. On November 10, 2008, we have repaid approximately

$20.1 million in outstanding principal and accrued interest pursuant to the Oxford Loan Agreement with the Lenders as a result of the discontinuance of Zingo manufacturing and commercial operations. On December 5, 2008, we paid the Lenders’ terminal and legal fees of approximately $800,000. In connection with the debt extinguishment, we recorded a charge of approximately $3.1 million for legal costs, terminal fees and unamortized debt discounts.

On January 20, 2009, we entered into a securities purchase agreement (the “Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities (each a “Security” and together the “Securities”) for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Agreement. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of seven percent per year. If we default under the Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Unless we pay the principal back early under the terms of the Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Agreement to be received before April 1, 2009.

Off-Balance Sheet Arrangements

At December 31, 2008 and 2007, we did not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purposes entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements. SFAS No. 160 changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. This statement also requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. Those expanded disclosures include a reconciliation of the beginning and ending balances of the equity attributable to the parent and the noncontrolling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent. SFAS No. 160 is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008. We are currently evaluating the effect that SFAS No.160 will have on its consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk is principally limited to our cash equivalents and investments that have maturities of less than 90 days. We do not use or hold derivative financial instruments. We maintain an investment portfolio of investment grade, liquid debt securities that limit the amount of credit exposure to any one issue, issuer or type of instrument. We currently do not hedge interest rate exposure. If market interest rates were to increase by 100 basis points, or 1 percent from December 31, 2008 levels, the fair value of our portfolio would decline by approximately $1,000. The modeling technique used measures the change in fair values arising from an immediate hypothetical shift in market interest rates and assumes ending fair values include principal plus accrued interest.

Item 8.	Financial Statements and Supplementary Data

The financial statements required by this item are submitted as a separate section of this Annual Report on Form 10-K. See Item 15 of Part IV.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Evaluation of disclosure controls and procedures.

Based on their evaluation as required by paragraph (b) of Rules 13a-15 or 15d-15 of the Securities Exchange Act of 1934, as amended, as of December 31, 2008, our principal executive officer and principal financial officer, have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) were effective.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Our management has concluded that, as of December 31, 2008, our internal control over financial reporting was effective based on these criteria. The Company’s independent registered public accountants, Ernst & Young LLP, audited the consolidated financial statements included in this Annual Report on Form 10-K and have issued an attestation report on the Company’s internal control over financial reporting. The report on the audit of internal control over financial reporting appears below.

Changes in internal controls.

There were no changes in our internal controls over financial reporting during the quarter ended December 31, 2008 that have materially affected, or are reasonably likely to materially affect our internal controls over financial reporting.

Limitations on the effectiveness of controls.

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Anesiva have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Anesiva, Inc.

We have audited Anesiva, Inc.’s internal controls over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Anesiva, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Anesiva, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Anesiva, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008 of Anesiva, Inc. and our report dated March 25, 2009 expressed an unqualified opinion thereon that included an explanatory paragraph regarding Anesiva, Inc.’s ability to continue as a going concern.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 25, 2009

Item 9B.	Other Information

On March 23, 2009, the Company entered into an amendment to the Offer Letter, dated March 24, 2008, as amended on December 3, 2008, between the Company and John H. Tran, our vice president and corporate controller (the “Amendment”). Pursuant to the Amendment, effective February 19, 2009, the Company promoted John H. Tran to vice president, finance and chief accounting officer. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such document, which is attached hereto as Exhibit 10.80, and incorporated herein by this reference.

On March 24, 2009, the Company entered into an amendment to the Offer Letter, dated June 16, 2008 between the Company and Michael L. Kranda, our president and chief executive officer (the “Amendment”). Pursuant to the Amendment, effective January 1, 2009, Mr. Kranda will be provided with a commuting allowance of up to $70,000 a year for reasonable hotel, airfare, and rental car expenses. In addition, the compensation committee also approved the reimbursement of his fiscal 2008 commuting expenses totaling $60,000. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such document, which is attached hereto as Exhibit 10.76, and incorporated herein by this reference.

On March 24, 2009, the Company entered into an amendment to the Offer Letter, dated July 9, 2008 between the Company and William C. Houghton, our senior vice president and chief medical officer (the “Amendment”). Pursuant to the Amendment, effective April 1, 2009, Dr. Houghton’s relocation benefits for temporary housing was modified to accelerate upon a change of control event, as defined in the Company’s Amended and Restated Executive Change in Control and Severance Benefit Plan, and he will be reimbursed up to an additional $5,000 under his commuting allowance for reasonable hotel, airfare, and rental car expenses. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such document, which is attached hereto as Exhibit 10.78, and incorporated herein by this reference.

In conjunction with the restructuring plan of the Company and the uncertainty surrounding the financial condition of the Company, the board of directors of the Company approved on November 8, 2008, grants of retention bonuses to the Company’s remaining 16 employees, including the named executive officers, which required repayment if the respective employee terminated employment before February 9, 2009. Under the terms of retention bonus agreements, the retention bonus amounts were equal to two months of base salary for each respective retained employee, of which 50% was paid on November 17, 2008, 25% was paid on November 26, 2008 and 25% was paid on December 15, 2008. Mr. Kranda, Jean-Frédéric Viret, the Company’s former chief financial officer, and Dr. Houghton received retention bonuses in the aggregate amounts of $75,000, $44,167 and $56,667, respectively.

As a result of the continuing uncertainty surrounding the financial condition of the Company and in conjunction with the Company’s continuing operations for 2009, the board of directors of the Company approved on February 12, 2009, grants of retention bonuses to the Company’s remaining employees to maintain ongoing operations and retain such employees, including the named executive officers. Under the terms of retention bonus agreements, the retention bonuses must be repaid if the employee resigns from employment before the expiration of a 60 day period following the retention bonus payment. The retention bonuses are equal to a pre-determined amount for each remaining employee, of which 33% was paid on March 1, 2009 and of which the subsequent amounts will be paid on or about May 15, 2009, and on or about June 30, 2009, subject to further approval by the board of directors. For Mr. Kranda, Mr. Tran, and Dr. Houghton, the retention bonuses paid on March 1, 2009 amounted to $66,667, $16,000 and $33,333, respectively.

PART III

Item 10.	Directors and Executive Officers of the Registrant

Anesiva’s board of directors is divided into three classes with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The following is a brief biography of each director and executive officer.

Daniel S. Janney, 43 years old, has served as a member of our board of directors since February 2008. Mr. Janney previously served on our board of directors from November 2000 to December 2005. Since 1996, Mr. Janney has been a managing director of Alta Partners, a venture capital firm investing in information technologies and life science companies. Prior to Alta Partners, he was Vice President at Montgomery Securities’ health care and biotechnology investment banking group from 1993 to 1996. Previously, Mr. Janney was an associate at Bankers’ Trust Company in the leveraged buyout/private equity group. Mr. Janney currently serves on the board of directors of ChemGenex Pharmaceuticals Ltd. as well as several private companies. Mr. Janney received a B.A. from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles.

Arnold L. Oronsky, Ph.D., 69 years old, has served as a member of our board of directors since December 2005. Dr. Oronsky is a General Partner with InterWest Partners, a venture capital firm focusing on investments in medical and information technology. Dr. Oronsky joined InterWest in a full-time capacity in 1994 after serving as a special limited partner since 1989. In addition to the position of General Partner at InterWest, he also serves as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. From March 2001 to December 2005, Dr. Oronsky served on the board of directors of AlgoRx Pharmaceuticals, Inc. From 1980 to 1993, Dr. Oronsky was the Vice President for Discovery Research at the Lederle Laboratories division of American Cyanamid Company, a pharmaceutical company. From 1970 to 1972, Dr. Oronsky was assistant professor at Harvard Medical School, where he also served as a research fellow from 1968 to 1970. Dr. Oronsky serves on the board of directors of Aspreva Pharmaceuticals Corporation, Metabasis Therapeutics, Inc. and Dynavax Technologies Corp. He received a Ph.D. from Columbia University’s College of Physicians and Surgeons.

Michael F. Powell, Ph.D., 54 years old, has served as a member of our board of directors since December 2005. He has served as managing director of Sofinnova Ventures, a venture capital firm, since 1997. Previously, he was a Group Leader at Genentech, Inc. from December 1990 to June 1997 and Director of Product Development for Cytel Corporation, a biotechnology company, from September 1987 to December 1990. In 1993, Dr. Powell was honored as a Fellow by the American Association of Pharmaceutical Scientists. From March 2001 to December 2005, Dr. Powell served on the board of directors of AlgoRx Pharmaceuticals, Inc. Dr. Powell serves on the board of directors of Orexigen Therapeutics, a biotechnology company, as well as several private biotechnology companies, including Trius, Anza Therapeutics, Ocera, Alvine and Ascenta. He received a Ph.D. in Chemistry from the University of Toronto in 1981 and was a postdoctoral fellow in Bio-Organic Chemistry at the University of California, Berkeley.

Rodney A. Ferguson, J.D., Ph.D., 52 years old, has been a member of our board of directors since November 2000. Dr. Ferguson is a managing director of Panorama Capital, LLC, a venture capital firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co., where he is responsible for life science investments. Panorama Capital also advises J.P. Morgan Partners with respect to its investment in Anesiva. Prior to August 1, 2006, Dr. Ferguson was a Partner with J.P. Morgan Partners, LLC. From 1999 to 2000, Dr. Ferguson was a partner at InterWest Partners, a venture capital firm, where he focused on investments in medical technology. From 1988 to 1999, Dr. Ferguson held a variety of positions at Genentech, Inc., including Senior Corporate Counsel and Senior Director of Business and Corporate Development. Dr. Ferguson serves on the board of directors of several private life science companies. He received a B.S. in Biochemistry from the University of Illinois, a Ph.D. in Biochemistry from the State University of New York, Buffalo and a J.D. from Northwestern University.

John F. Hamilton, 63 years old, has been a member of our board of directors since February 2008 and Chairman of the Audit Committee since then. Mr. Hamilton began his career in international banking with The Philadelphia National Bank and Crocker National Bank and went on to hold senior financial positions at several biopharmaceutical companies, including treasurer of Chiron Corporation and vice president and chief financial officer of Glyko Inc. (now BioMarin Pharmaceuticals), a biopharmaceutical company. From 1997 until his retirement in 2007, Mr. Hamilton served as vice president and chief financial officer of Depomed, Inc., a pharmaceutical company. He sits on the regional board of directors of the Association of Bioscience Financial Officers and is past-president of the Treasurers Club of San Francisco. He is also on the board of directors of Vermillion, Inc., a biomedical company, and serves as the Chairman of its Audit Committee. Mr. Hamilton received his M.B.A. from the University of Chicago and his B.A. in International Relations from the University of Pennsylvania.

Michael L. Kranda, 55 years old, joined Anesiva as president, chief executive officer and director in June of 2008. Prior to Anesiva, Mr. Kranda led life sciences venture investments as Managing Director for Vulcan Capital. From July 1996 to July 2002, Mr. Kranda served as chief executive officer at Oxford GlycoSciences, establishing the biotechnology company as the leading proteomics platform-based drug discovery company. Prior to joining Oxford GlycoSciences, Mr. Kranda was president and chief operating officer at Immunex Corporation (now Amgen), where he was responsible for sales and marketing, manufacturing and operations. Mr. Kranda serves on the boards of PTC Therapeutics and BiPar Sciences. Mr. Kranda received his B.A. and M.B.A from University of Washington School of Business.

William C. Houghton, M.D., 66 years old, joined Anesiva as senior vice president and chief medical officer, effective September 1, 2008. Dr. Houghton has more than 20 years of clinical development and regulatory affairs experience. Prior to joining Anesiva, he was chief medical officer of Eleos, Inc., a privately-held biopharmaceutical company from May 2007 to August 2008. From 2005 to 2007 he was vice president, clinical and regulatory affairs for Alexza Pharmaceuticals, Inc., a biopharmaceutical company where he was responsible for the development and conduct of clinical trials for a novel Fentanyl formulation, among others. From 1998 to 2005, Dr. Houghton was associated with Orphan Medical, Inc., a biopharmaceutical company, where he most recently served as chief operating officer and directed regulatory and clinical development strategies, and provided scientific support of commercialized products. He began his career in industry with Abbott Laboratories, Inc. in 1984 where he worked until 1995. Most recently, from 1992 to 1995, he was medical director of Abbott’s hospital products division, providing medical support to the business units for anesthesia and pain management, including both pharmaceutical and device aspects. Prior to joining industry, Dr. Houghton was a practicing physician in Australia, and received his M.D. from the University of Sydney (Australia).

John H. Tran, 33 years old, joined Anesiva in May 2008 and is the vice president, finance and chief accounting officer. Prior to joining Anesiva, from 2004 to 2008, Mr. Tran served in various roles in finance and was most recently the director of finance at Kyphon Inc., a medical device company. Prior to Kyphon, Mr. Tran was a manager in the audit and assurance practice with PricewaterhouseCoopers LLP from January 2000 to September 2004. Mr. Tran received his Bachelor of Arts degrees from the University of California at Santa Barbara in Biology and Business Economics with an Accounting emphasis. Mr. Tran is a certified public accountant in the State of California.

INFORMATION REGARDING THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the board of directors was established by the board of directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions.

The Audit Committee of the board of directors is responsible for, among other things:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•

overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance, and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	providing the board of directors with the results of its monitoring and recommendations; and

•

providing to the board of directors additional information and materials as it deems necessary to make the board of directors aware of significant financial matters that require the attention of the board of directors.

Our Audit Committee is currently comprised of Messrs. Hamilton, Dr. Ferguson and Dr. Powell. Mr. Hamilton is the chairman of the Audit Committee. The Audit Committee met seven times during fiscal 2008. The Audit Committee has adopted a written charter that is available on the Company’s website at www.anesiva.com.

The board of directors has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The board of directors has determined that Mr. Hamilton is an “audit committee financial expert” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year end December 31, 2008 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114 The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence. Based on the foregoing, the Audit Committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2008.

Dr. Rodney A. Ferguson

Mr. John F. Hamilton

Dr. Michael F. Powell

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of its directors. This information is available on the Company’s website at www.anesiva.com.

CODE OF CONDUCT

The Company has adopted a Code of Conduct that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.anesiva.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Item 11.	Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to:

•	align compensation with business objectives and individual performance,

•	attract, retain and motivate executives who are expected to contribute to the long-term success of the Company,

•	provide executives fair and competitive compensation for sustained performance through both cash compensation and long-term incentives, and

•	use long-term incentive compensation to align the interests between executives and stockholders and assist in the retention of executive officers.

Executives are expected to contribute to the long-term success of the Company, and the compensation committee’s goal is to provide executives fair and competitive compensation for sustained performance through both cash compensation and long-term incentives. The compensation committee believes that long-term incentives align the interests between executives and stockholders and assist in the retention of executive officers.

Throughout this compensation, discussion and analysis, the individuals who served as the Company’s chief executive officer and chief financial officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table on page 64, are referred to as the “named executive officers.”

The compensation committee created and regularly reviews our compensation philosophy and approves all elements of our compensation program for our named executive officers. The compensation committee recognizes the importance of maintaining sound principles for the development and administration of our compensation programs which are intended to strengthen the link between executive pay and performance. The charter for the compensation committee reflects their responsibilities, and the compensation committee and the board of directors periodically review and revise the charter. The compensation committee charter has been published in the corporate governance section of our website located at www.anesiva.com.

All members of our compensation committee are independent, as defined in Rule 4200(a)(15) of the NASDAQ listing standards and as determined by the board of directors. Qualifications for inclusion on the compensation committee include independence and experience with: compensation, benefits, leading and motivating people, and fiscal responsibility. From January 1, 2008, until December 16, 2008, the compensation committee was composed of the following directors: Rodney A. Ferguson, who served as chairperson, James A. Harper and Robert L. Zerbe. Messrs. Harper and Zerbe resigned on December 16, 2008. In February 2009, Dr. Ferguson stepped down as chairperson of the compensation committee and the board of directors appointed Michael F. Powell to the compensation committee as chairperson. In February 2009, Arnold L. Oronsky and Daniel S. Janney were appointed as members of the compensation committee.

The compensation committee meets at scheduled times during the year. The compensation committee met eight times during fiscal 2008. The compensation committee chairperson annually sets the agenda for the scheduled committee meetings, and before each meeting the chairperson, in collaboration with the compensation committee’s compensation consultant and the executive officers, creates a detailed meeting agenda.

On January 4, 2007 the compensation committee adopted new procedures for making equity grants. These procedures were not adopted in response to any perceived failings of prior procedures, but solely in order to adopt current best practice for making equity grants. The procedures for making equity grants adopted by the compensation committee are based on the following guidelines:

•	Equity grants to non-employee directors will be issued automatically according to the terms of the 2003 Non-Employee Directors’ Stock Option Plan.

•	All other grants shall be approved by the compensation committee or the full board.

•	No grants shall be delegated to any other committee or sub-committee of the board of directors or the officers.

•	All grants must be approved at a compensation committee or full board meeting. No grants will be approved by written consent.

•	Grants shall be approved on meeting dates which are annually pre-determined meeting dates.

Determining Executive Compensation

At compensation committee meetings members of management, including the chief executive officer, chief financial officer, general counsel, and certain other executive officers may attend. These executive officers attend at the request and discretion of the compensation committee and present and discuss agenda items, answer questions, and take the minutes of the meeting. The compensation committee may solicit information from the chief executive officer in order to assist the compensation committee in determining executive officer compensation. On a regular basis, the compensation committee has executive sessions with no executive officers present. Periodically, the chief executive officer may be asked to attend a specific executive session to review the performance and compensation of other executive officers. The compensation committee may from time to time request the attendance of independent compensation consultants at its meetings as well as at executive sessions.

The compensation committee has the authority to engage the services of outside advisors, experts, and others to assist the committee. In 2006 the Company, at the direction of the compensation committee, retained the compensation consulting firm of Radford Surveys and Consulting (“Radford”) to assist the compensation committee in evaluating our compensation practices and to assist in developing and implementing the executive compensation program and philosophy. In February 2007 the compensation committee retained Radford directly. In 2006, Radford developed a competitive peer group, using criteria such as stage of development, employee size and market capitalization. Radford reviewed data on this peer group, as well as additional data provided through market survey sources that reflect companies of comparable size and complexity in the biotechnology industry, to perform analyses of competitive performance and compensation levels. It also met with the members of the compensation committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the markets in which we compete. Radford developed recommendations that were reviewed by the compensation committee and the board of directors in connection with developing and approving our compensation plan. Our executive compensation plan consists of the following principal components: base salary, annual cash bonuses, long-term incentive compensation, change of control benefits and benefit plans generally available to all employees.

Benchmarking is one component in determining executive officer compensation. The compensation committee compares annual base salaries, total cash compensation and long-term incentive compensation to compensation at certain peer companies we benchmark against. In the first quarter of 2006 Radford provided an analysis of data from the following 18 selected public companies: ACADIA Pharmaceuticals Inc., Adolor Corporation, Anadys Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Atherogenics, Inc., Corcept Therapeutics, Inc., Cytokinetics, Incorporated, Dendreon Corporation, Dov Pharmaceutical, Inc., Dynavax Technologies Corporation, Genitope Corporation, Inhibitex, Inc., NeoPharm, Inc., Nuvelo, Inc., Pain Therapeutics, Inc., Progenics Pharmaceuticals, Inc., Renovis, Inc. and Threshold Pharmaceuticals, Inc. The compensation committee used the market survey data as one resource to assess the appropriate level of executive compensation for fiscal 2007 and not as a stand-alone tool.

The compensation committee seeks to target (i) base salaries to result in annual salaries equal to the market 50th – 60th percentile as among our peer groups, (ii) total cash compensation of base salary plus annual performance incentives to result in cash compensation equal to the market 50th percentile as among our peer groups and (iii) long-term equity incentive compensation to result in compensation equal to the market 50th percentile as among our peer groups. We believe our named executive officer compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

In the fourth quarter of 2007, Radford reassessed the peer group for purposes of benchmarking and provided an analysis of data from the following 18 selected public companies: Acadia Pharmaceuticals, Inc., Adolor Corporation, Arena Pharmaceuticals, Inc., Avigen, Inc., Corcept Therapeutics, Inc., Cytokinetics, Incorporated, Dendreon Corporation, DURECT Corporation, Dynavax Technologies Corporation, Genitope Corporation, ISTA Pharmaceuticals, Inc., Kosan Biosciences Incorporated, NeurogesX, Inc., Pain Therapeutics, Inc., Penwest Pharmaceuticals Co., POZEN Inc., Progenics Pharmaceuticals, Inc. and Tercica, Inc. The compensation committee used the market survey data as one resource to assess the appropriate level of executive compensation for fiscal 2008 and not as a stand-alone tool. We did not obtain a Radford survey in fiscal 2008 for the benchmarking of year-end salary reviews.

Design and Elements of our Compensation Program

Compensation is broken out into the following components:

•	Base Salary;

•	Annual Cash Bonuses;

•	Long-Term Equity Incentive Program; and

•	Other Compensation and Benefits.

Each component of compensation is evaluated based on the factors discussed in each section below.

Base Salary. Base salaries for our named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The compensation committee seeks to set named executive officer base salaries within the competitive range of salaries based on the 50th – 60th percentile range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. The compensation committee defines the competitive range to be within 10% of the 50th – 60th percentile range of salaries in the market survey data. However, the compensation committee also takes into account specific retention factors for certain positions, as well as internal pay equity, and thus, benchmarks serve only as one source in determining base salary levels. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. Base salaries are intended to compensate individuals for the knowledge and experience that they bring with them to Anesiva, and for building on those skills over time. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. The compensation committee reviewed that the market survey data of the peer group discussed above, and determined that the 2007 base salaries for Messrs. McLaughlin, Huang, Broderick, and Ms. Donahue were within the competitive range of salaries. The 2007 base salaries for Messrs. Regan and Powers were above the competitive range due to their level of experience and scope of responsibilities. We believe that the base salaries paid to our named executive officers during fiscal year 2007 achieve our executive compensation objectives, are in line with our peer group, and are within our target of providing base salary at the market median. In February 2007, during the annual review of base salaries, the compensation committee approved base salary increases for each named executive officer, none of which exceeded five and a half percent of the named executive officer’s base salary for fiscal 2006. In July 2007, the compensation committee approved an additional salary increase for Mr. Regan in connection with a promotion. In October 2007, the compensation committee approved an additional salary increase for Ms. Donahue in connection with a promotion. The compensation committee determined the base salary increases based on the analysis of the market survey data of the peer group as well as internal pay equity and specific retention factors.

In February 2008, during the annual review of base salaries, the compensation committee approved 2008 salary increases for Messrs. Regan and Broderick. In February 2008, the full board, at the recommendation of the compensation committee, approved a 2008 salary increase for Mr. McLaughlin. The compensation committee determined the base salary increases based on the analysis of the market survey data. Each salary increase was in accordance with the compensation committee’s established salary guidelines. The compensation committee determined that no further salary increase was warranted for Ms. Donahue given her recent salary increase in connection with a promotion in October 2007. In February 2008, the compensation committee and board of directors appointed Jean-Frédéric Viret, Ph.D. as vice president and chief financial officer of the Company, effective March 1, 2008. The board of directors, at the recommendation of the compensation committee, approved an additional salary increase for Dr. Viret in connection with the promotion. The compensation committee determined that Dr. Viret’s base salary increase was within the competitive range of salaries based on the analysis of the market survey data. In June 2008, the board of directors appointed Michael L. Kranda as president, chief executive officer and director. The compensation committee determined Mr. Kranda’s 2008 base salary based on salaries for executives in similar positions and with similar responsibilities at comparable company and Mr. Kranda’s level of experience and scope of responsibilities. We believe that the base salaries paid to our named executive officers during fiscal year 2008 achieve our executive compensation objectives and are in line with salaries paid to executives in similar positions at comparable companies.

In December 2008, the compensation committee approved a salary freeze for all of Anesiva’s executive officers and employees for 2009 as a result of overall cost reduction efforts in response to current economic conditions.

Annual Cash Bonuses. Annual cash bonuses are used to motivate executive officers to meet short-term product results, annual operational goals, and individual objectives established by the compensation committee and the chief executive officer as part of the performance management process. The compensation committee recommends the annual cash bonus for the chief executive officer to the full board and approves the annual cash bonus for each other named executive officer based on the chief executive officer’s recommendations. We use annual cash bonuses specifically to align compensation with the achievement of specified business objectives and specific individual performance. The compensation committee seeks to set total cash compensation, base salary plus annual cash bonuses, within the competitive range of total cash compensation based on the median of the range of total cash compensation for executives in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. The compensation committee defines the competitive range to be within 15% of the median total cash compensation in the range of total cash compensation in the market survey data. The compensation committee takes into account specific retention factors for certain positions as well as internal pay equity, and thus benchmarks serve only as one source in determining annual cash bonuses.

Our compensation committee established bonus amounts to be paid in 2008 for performance in 2007 at (i) up to 30% of base salary for each of our named executive officers, excluding our chief executive officer, and (ii) up to 45% of base salary for our chief executive officer. The compensation committee linked approximately 75% of each named executive officer’s bonus to the achievement of corporate goals and milestones and approximately 25% to the achievement of individual objectives. The chief executive officer’s bonus was based 100% on corporate achievement. The corporate goals and milestones for 2007 depended on the achievement of various weighted performance objectives. These objectives can be divided into three primary categories: (i) preclinical and clinical development milestones and objectives for Zingo and Adlea, (ii) business development objectives, and (iii) internal business and financial objectives. The business development and financial objectives included equity financing goals, collaboration and licensing goals as well as goals relating to employment matters. The goals were set with weightings that would result in an overall achievement ranging from 0% to 125% depending on the Company’s overall performance. The compensation committee determined in January 2008 that the Company had met some, but not all of its goals for 2007. The actual amount of bonuses for 2007 was determined by the compensation committee in February 2008 following a review of the achievement of overall corporate goals and milestones, and each named executive officer’s individual performance and contributions. The compensation committee approved 2007 bonus payouts for Messrs. Broderick and Regan and Ms. Donahue in February 2008. The full board approved a 2007 bonus payout for Mr. McLaughlin in February 2008 based on the recommendation of the compensation committee. Mr. McLaughlin received a bonus payout of approximately 28% of his base salary, and Messrs. Broderick and Regan and Ms. Donahue each received a bonus payout of approximately 21% of their respective base salaries. The bonus payouts were below the target amounts set by the compensation committee in 2007 due to the fact that the Company did not meet all of its goals for 2007. Mr. Powers tendered his resignation on February 7, 2008, and did not receive a bonus for 2007. Mr. Huang separated employment in October 2007, and he received a bonus for consulting services rendered in 2007 in connection with his ongoing consulting agreement with the Company.

The compensation committee reviewed the market survey data of the peer group discussed above, and found that the 2007 total cash compensation for Messrs. McLaughlin, Broderick, Regan and Ms. Donahue were within the competitive range of total cash compensation. The 2007 total cash compensation for Mr. Powers was below the competitive range due to the fact that he was not eligible to receive a bonus for 2007. The 2007 total cash compensation paid to Mr. Huang as an employee was below the competitive range due to the fact that he separated employment with the Company in October of 2007. The 2007 total cash compensation paid to Mr. Huang, including amounts paid to him as a consultant, was within the competitive range of total cash compensation.

The compensation committee also determined in January 2008 that the bonus amounts to be paid in 2009 for performance in 2008 would be targeted at (i) up to 30% of base salary for each of our named executive officers, excluding our chief executive officer, with approximately 75% of each named executive officer’s bonus linked to the achievement of corporate goals and milestones and approximately 25% of each named executive officer’s bonus linked to the achievement of individual objectives, and (ii) up to 45% of base salary for our chief executive officer, with 100% of the chief executive officer’s bonus linked to the achievement of corporate goals. In December 2008, the compensation committee determined that the Company did not meet most of its annual objectives and approved a zero payout for all of Anesiva’s executive officers and employees under the 2008 bonus plan.

On November 8, 2008, our board of directors approved the restructuring of our operations to focus on the clinical and commercial development of Adlea and to discontinue Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration. In connection with the restructuring, we reduced our workforce and eliminated our sales and marketing functions of 23 employees relating to Zingo commercial activities. On November 10, 2008, we provided the Worker Adjustment and Retraining Notification Act (WARN Act) notices to 62 employees to inform them that their employment with the Company would end by January 9, 2009. In conjunction with the restructuring plan and the uncertainty surrounding our financial conditions, the board of directors approved a retention bonus plan for the remaining 16 employees, including the named executive officers which would have to be repaid if the employee terminated employment before February 9, 2009. The retention bonus amount is equal to two months of base salary for each retained employee, of which 50% was paid on November 17, 2008, 25% was paid on November 26, 2008 and 25% was paid on December 15, 2008. For Mr. Kranda, Dr. Viret and Dr. Houghton, the total retention bonus paid was $75,000, $44,167 and $56,667, respectively.

In conjunction with our continuing operations for 2009 and the uncertainty surrounding our financial conditions, the board of directors approved a retention bonus plan for our remaining employees to retain such employees to work and maintain our ongoing operations, including our named executive officers. Each respective amount would have to be repaid if the employee resigns from employment before a 60 day period following each retention bonus payment. The retention bonus amount is equal to a pre-determined amount for each remaining employee, of which 33% was paid on March 1, 2009 and the subsequent amounts may be paid on or about May 15, 2009 and on or about June 30, 2009, subject to further approval by the board of directors. For Mr. Kranda, Mr. Tran and Dr. Houghton, the retention bonus paid on March 1, 2009 amounted to $66,667, $16,000 and $33,333, respectively.

Long-Term Equity Incentive Program. Long-term equity incentives, which have historically been delivered predominantly via stock options, are used to ensure executive alignment with Anesiva’s stockholders through stock price appreciation and long-term retention of the executive team. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards and facilitates long-term thinking and business planning. The compensation committee seeks to target long-term incentives within the competitive range of long-term incentives based on the median of the range of long-term incentives for executives in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. In determining grants of long-term incentives, the compensation committee also takes into account specific retention factors for certain positions, each executive officer’s ability to impact our results that drive stockholder value, the executive officer’s organization level and the executive officer’s potential to take on roles of increasing responsibility. In addition, the compensation committee considers the executive officer’s unvested options, as we believe the vesting of options over time is important to the future performance of our executive officers. The compensation committee also considers the executive officer’s total potential ownership as a percent of company compared to its peers. The compensation committee also reviews overall dilution to stockholders that may result from annual grants to the executive officers. In 2007, the compensation committee sought to target total option grants to all directors, executive officers, employees and consultants at approximately four percent of the total outstanding stock.

In February 2007, the compensation committee approved the grant of stock options and restricted stock awards to Messrs. Broderick, and Regan and Ms. Donahue in connection with the compensation committee’s annual performance review process. The compensation committee determined that a mix of stock options and restricted stock awards was appropriate to provide retention benefits in light of the volatile nature of the stock while minimizing dilution to stockholders. In March 2007, the full board approved the grant of stock options and a restricted stock award to Mr. McLaughlin based on the recommendation of the compensation committee in connection with the compensation committee’s annual performance review. In July 2007, the compensation committee approved the grant of stock options and a restricted stock award to Mr. Regan in connection with a promotion. In October 2007, the compensation committee approved the grant of stock options to Ms. Donahue in connection with a promotion. The compensation committee reviewed the market survey data of the peer group discussed above, and determined that the 2007 long-term incentives for Messrs. McLaughlin, Broderick, Regan and Ms. Donahue were within the competitive range of long-term incentives for the peer group. Mr. Powers did not receive any long-term incentives in 2007. Equity forms a key part of overall compensation of the named executive officers and will be considered each year as part of the annual performance review process.

In February 2008, in connection with the compensation committee’s annual review process, the compensation committee approved 2008 long-term equity incentive awards for Messrs. Regan and Broderick and Ms. Donahue. In February 2008, the full board approved a long-term incentive equity award for Mr. McLaughlin based on the recommendation of the compensation committee. In August 2008, the compensation committee approved a long-term incentive equity award for Mr. Kranda as his new hire grant. In October 2008, the compensation committee approved a long-term incentive equity award for Dr. Houghton as his new hire grant. In December 2008, in connection with the restructuring plan, the compensation committee approved 2008 long-term equity incentive awards for Messrs. Kranda, Viret and Houghton. All equity awards were determined based on previously determined compensation committee guidelines and upon the analyses done by Radford.

The 1999 Equity Incentive Plan was adopted in July 1999, and provided for the issuance of stock options. In December of 2003, the Company’s board of directors adopted the reservation of an additional 250,000 shares of common stock for issuance under the 1999 Equity Incentive Plan, and to rename it the 2003 Equity Incentive Plan (the “2003 Plan”), to become effective upon the effective date of the initial public offering. The stockholders approved this action in January of 2004. In October of 2005, the board of directors adopted, and in December of 2005, the stockholders approved, the reservation of an additional 1,800,000 shares of common stock for issuance under the Plan. The aggregate number of shares of common stock that may be currently issued pursuant to stock awards granted under the 2003 Plan is 7,384,139 shares, an amount that will be increased annually on January 1st for the life of the 2003 Plan by the lesser of (a) 5% of the number of shares of common stock outstanding on such date or (b) 2,500,000 shares of common stock. However, the compensation committee of the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date. On January 1, 2008, the compensation committee approved the annual evergreen increase of 1,615,136 shares to be reserved under the 2003 Plan, which was equivalent to 4% rather than 5%, of the total number of shares of Anesiva’s common stock outstanding on January 1, 2008. After the increase of the additional evergreen shares to the 2003 Plan reserves, on January 1, 2008, 3,171,705 shares of common stock were issued and outstanding, and 3,385,872 shares were reserved for future issuance under the 2003 Plan. In December 2008, the board of directors approved that no shares would be added under the annual evergreen increase for 2009.

Stock awards granted under the 2003 Plan may be either (i) options, (ii) restricted stock awards, (iii) stock appreciation rights, (iv) phantom stock or (v) other stock awards. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time Anesiva grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of Anesiva stock, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of the grant. Stock awards may be granted with vesting terms as determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant, or earlier if employment is terminated.

The board of directors adopted in December 2003, and the stockholders approved in January of 2004, the 2003 Non-employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to non-employee directors upon election to the Board and after each annual meeting held by Anesiva. The aggregate number of shares of common stock that may be issued pursuant to options granted under the Directors’ Plan is 762,500 shares, an amount that will be increased annually on January 1st, from 2009 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. On January 1, 2008, pursuant to the terms of the Directors’ Plan, Anesiva automatically added an additional 170,000 shares to the Directors’ Plan, which was equivalent to the number of shares granted in the prior year under the Directors’ Plan. After the increase of the additional evergreen shares to the Directors’ Plan reserves, on January 1, 2009, 319,112 shares of common stock were issued and outstanding, and 443,388 shares were reserved for future issuance under the Directors’ Plan. In December 2008, the board of directors approved that no shares would be added to the Directors’ Plan for 2009.

Stock options may include a provision whereby the holder, while an employee, director, or consultant, may elect at any time to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Upon termination of services, any unvested shares so exercised are subject to repurchase by Anesiva at a price equal to the original exercise price of the stock. This right of repurchase will lapse with respect to the option shares that have vested upon termination of services. As of December 31, 2008, no shares of common stock acquired through the exercise of options are subject to Anesiva’s right of repurchase.

Other Compensation and Benefits. We provide benefit programs to executive officers and to other employees, including health and welfare programs. Anesiva provides these benefits to remain competitive with our peers in attracting and retaining the best possible employee talent. In December 2008, the compensation committee eliminated the 401(k) match program for all of Anesiva’s executive officers and employees for 2009 as a result of overall cost reduction efforts in response to current economic conditions. We do not have any special benefit programs for our executive officers other than the Executive Change in Control and Severance Benefit Plan discussed on page 63.

Perquisites. We believe perquisites for executive officers should be extremely limited in scope and value. As a result, we have historically given nominal perquisites to our executive officers, if any. In 2008, we provided some nominal perquisites to our named executive officers as disclosed in the Summary Compensation Table on page 64.

Termination Benefits for Named Executive Officers

Michael L. Kranda

In June 2008, we entered into an offer letter agreement with Michael L. Kranda, our president, chief executive officer and director. Pursuant to Mr. Kranda’s offer letter, in the event he is terminated without cause or he voluntarily terminates employment for good reason, he will be entitled to 12 months of his then current base salary and monthly payment of health care coverage for 12 months pursuant to COBRA, assuming timely election of such coverage. Mr. Kranda will also be entitled to the benefits provided in the Company’s Executive Change in Control Severance Benefits Plan, as amended (the “Change in Control Plan”), which provides that if he is terminated without cause within three months prior to or 12 months following the effective date of a change in control of the Company or he resigns due to a constructive termination within 12 months following the effective date of a change in control of the Company, he will receive a cash severance payment equal to (a) two times his base salary, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the change in control of the Company, (b) his maximum annual target cash bonus, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the change in control of the Company, (c) continued premiums for health insurance coverage for a period of up to six months and (d) outplacement services for a period of three months.

John P. McLaughlin

In November 1999, we entered into a letter agreement with John P. McLaughlin, our former chief executive officer and director. In June 2008, Mr. McLaughlin resigned from the Company. As a result, Mr. McLaughlin received severance and medical benefits for a period of six months after the date of the termination and accelerated vesting of his unvested stock options equal to six months. The amount of these severance benefits is equal to the amount Mr. McLaughlin would have received under his offer letter had his employment with the Company been terminated without cause.

In June 2008, Mr. McLaughlin entered into a consulting agreement with the Company, whereby Mr. McLaughlin receives $18,166.66 per month for consulting services up to one year from effective date. The consulting agreement also provides that Mr. McLaughlin may exercise his stock options up to three months after the termination of the consulting agreement. We stopped payments to Mr. McLaughlin under his consulting agreement in November 2008.

William C. Houghton, M.D.

In July 2008, we entered into an offer letter agreement with Dr. Houghton. Under the terms of the offer letter Dr. Houghton will also be entitled to the benefits provided in the Change in Control Plan, which provides that if he is terminated without cause within three months prior to or 12 months following the effective date of a change in control of the Company or he resigns due to a constructive termination within 12 months following the effective date of a change in control of the Company, he will receive a cash severance payment equal to (a) an amount equal to his base salary, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the change in control of the Company, (b) his maximum annual target cash bonus, as in effect on the date of a covered termination, or, if higher, as in effect immediately prior to the change in control of the Company, (c) continued premiums for health insurance coverage for a period of up to six months and (d) outplacement services for a period of three months.

Jean-Frédéric Viret

In March 2008, we promoted Dr. Viret to vice president and chief financial officer. In February 2009, we eliminated the chief financial officer position and Dr. Viret was terminated as a result. We entered into a separation and consulting agreement with Dr. Viret. Under the terms of the consulting agreement, Dr. Viret is entitled to receive severance benefits consisting of (i) a sabbatical payment equal to six weeks of salary, (ii) acceleration of 12 months vesting for outstanding stock options and restricted stock units and (iii) payment of COBRA premiums for up to six months following his termination. Also under the terms of the Consulting Agreement, we engaged Dr. Viret as a consultant to provide consulting services to the Company of up to 40 hours per month at a rate of $175 per hour when and if requested by the Company.

Richard P. Powers

In October 2001, we entered into an offer letter with Richard P. Powers, our former vice president and chief financial officer. In February 2008, Mr. Powers’ employment with the Company was terminated through mutual agreement. As a result, Mr. Powers received salary, bonus and medical benefits for a period of six months after the date of the termination and accelerated vesting of his unvested stock options equal to six months. The amount of these severance benefits is equal to the amount Mr. Powers would have received under his offer letter had his employment with the Company been terminated without cause.

In February 2008, Mr. Powers entered into a consulting agreement with the Company, whereby Mr. Powers receives $350 per hour for any consulting services. The consulting agreement also provided that Mr. Powers may exercise his stock options up to three months after the termination of the consulting agreement.

John X. Regan

In December 2002, we entered into an offer letter with John X. Regan, our former senior vice president, operations. In September 2008, Mr. Regan’s employment was terminated as part of a company restructuring. In September 2008, the Company entered into a separation and consulting agreement with Mr. Regan. Under the terms of the separation and consulting agreement, Mr. Regan received severance benefits of two and one-half (2 1/2) months salary and payment of COBRA premiums for up to six months following his termination dated September 2, 2008. Under the terms of the Consulting Agreement, the Company also engaged Mr. Regan as a consultant to provide consulting services to the Company of up to 80 hours per month when and if requested by the Company. Mr. Regan’s existing stock options and restricted stock grant will remain outstanding during the consulting period. Mr. Regan’s consulting relationship with the Company will continue for 3 months, unless it is terminated earlier for cause. We stopped payments to Mr. Regan under this consulting agreement in November 2008.

Nancy E. Donahue

In September 2005, we entered into an offer letter with Nancy E. Donahue, our former senior vice president, sales and marketing. In September 2008, Ms. Donahue’s employment was terminated as part of a company restructuring. Under the separation agreement, Ms. Donahue received severance benefits of approximately seven (7) weeks in salary and payment of COBRA premiums for up to two months following her termination date of November 21, 2008.

Executive Change in Control and Severance Benefit Plan. On July 29, 2005, our board of directors approved the Executive Change in Control and Severance Benefit Plan, or the Change in Control Plan. The Change in Control Plan was amended in March 2008, and amended again in January 2009. Pursuant to the Change in Control Plan, our chief executive officer, chief financial officer, senior vice presidents and vice presidents, each an eligible employee under the Change in Control Plan, will be entitled to certain benefits in the event of a covered termination. We provide benefits under the Change in Control Plan because we believe, in the event of a potential change of control, the benefits promote the ability of our executive officers to act in the best interest of our stockholders without regard for the potential impact on their own job position. A covered termination in general means either: (a) an involuntary termination without cause which occurs within three months prior to, or 12 months following, the effective date of a change of control, or (b) a constructive termination which occurs within 12 months following the effective date of a change of control. In general, in the event of a covered termination, an eligible employee will be entitled to receive: (a) cash severance payments as described below; (b) continued health insurance coverage for six months; and (c) outplacement assistance for three months. In order to receive benefits under the Change in Control Plan, an eligible employee will be required to execute a general waiver and release at the time of the covered termination.

The cash severance benefits that an eligible employee receives in the event of a covered termination under the Change in Control Plan are as follows: under the Change in Control Plan, an eligible employee that is not the chief executive officer would receive the greater of (A) cash severance payments equal to the sum of (i) one times the eligible employee’s annual base salary and (ii) the eligible employee’s annual target cash bonus or, (B) if the aggregate proceeds to the Company upon a change in control (the “Change in Control Proceeds”) are (a) less than or equal to $30,000,000, 9.0% of the Change in Control Proceeds, (b) greater than $30,000,000 but less than or equal to $50,000,000, 10.0% of the Change in Control Proceeds, (c) greater than $50,000,000 but less than or equal to $100,000,000, 11.0% of the Change in Control Proceeds, or (d) greater than $100,000,000, 12.0% of the Change in Control Proceeds at an eligible employee’s pro rata amount as determined by the Board. Under the Change in Control Plan, the chief executive officer would receive cash severance payments in the event of a covered termination of the greater of (A) cash severance payments equal to the sum of (i) two times the chief executive officer’s annual base salary and (ii) the chief executive officer’s annual target cash bonus, or (B) if the Change in Control Proceeds are (a) less than or equal to $30,000,000, a cash severance payment of 9.0% of the Change in Control Proceeds, (b) greater than $30,000,000 but less than or equal to $50,000,000, a cash severance payment of 10.0% of the Change in Control Proceeds, (c) greater than $50,000,000 but less than or equal to $100,000,000, a cash severance payment of 11.0% of the Change in Control Proceeds, or (d) greater than $100,000,000, a cash severance payment of 12.0% of the Change in Control Proceeds at the chief executive officer’s pro rata amount as determined by the Board.

Board Process. On at least an annual basis, the compensation committee approves all compensation and awards to our named executive officers. In reviewing compensation, the compensation committee reviews a number of factors involving Company and individual performance. With respect to equity compensation awarded to other employees, the compensation committee currently grants stock options and restricted stock awards, generally based on guidelines approved by the compensation committee with input from the chief executive officer on individual performance. The compensation committee reviews the chief executive officer’s compensation at least annually and recommends applicable changes to the full board for approval.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2008, 2007 and 2006, compensation awarded to or paid to, or earned by, the Company’s chief executive officer, chief financial officer, its other most highly compensated executive officers at December 31, 2008 and two former executive officers who departed from the Company during the fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR FISCAL 2008

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($) (3)	Total ($)
Mr. Michael L. Kranda, President and Chief Executive Officer	2008	243,750	—	62,840	175,000	(10)	62,807	544,397
	2007	—	—	—	—		—	—
	2006	—	—	—	—		—	—

Mr. John P. McLaughlin, Chief Executive Officer (4)	2008	264,396	43,856	279,330	218,000	(11)	3,319	808,901
	2007	417,384	93,683	2,041,333	118,000		4,532	2,674,932
	2006	395,625	—	2,423,471	169,130		4,532	2,992,758

Dr. William C. Houghton, Sr. Vice President and Chief Medical Officer (5)	2008	113,333	—	4,940	70,667	(12)	2,716	191,656
	2007	—	—	—	—		—	—
	2006	—	—	—	—		—	—

Dr. Jean-Frédéric Viret, Vice President and Chief Financial Officer (6)	2008	260,167	13,144	134,651	44,167	(13)	3,740	455,869
	2007	—	—	—	—		—	—
	2006	—	—	—	—		—	—

Mr. Richard P. Powers, Chief Financial Officer (7)	2008	107,360	—	118,721	44,753	(11)	2,468	273,302
	2007	298,354	—	397,320	—		5,084	700,758
	2006	295,400	—	445,010	63,142		5,084	808,636

Mr. John X. Regan, Sr. Vice President, Operations (8)	2008	268,491	25,479	187,253	—		3,987	485,210
	2007	283,027	20,792	401,017	60,000		4,052	768,888
	2006	—	—	—	—		—	—

Ms. Nancy E. Donahue, Sr. Vice President, Sales and Marketing (9)	2008	248,612	21,031	223,047	—		4,048	496,738
	2007	249,421	18,847	170,500	55,000		3,740	497,508
	2006	—	—	—	—		—	—

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2006, 2007 and 2008 in accordance with FAS 123(R). For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. For a complete description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the indicated fiscal year.
(2)	Represents amounts paid under the Company’s 2006 Bonus Program during 2007 and amounts paid under the Company’s 2007 Bonus Program during 2008, respectively.
(3)	Represents term life insurance premiums and 401(k) company matching contributions.
(4)	Mr. McLaughlin’s employment with the Company terminated effective June 13, 2008
(5)	Dr. Houghton became a Named Executive Officer in 2008.
(6)	Dr. Viret’s employment with the Company terminated effective February 18, 2009.
(7)	Mr. Powers’ employment with the Company terminated effective February 29, 2008.
(8)	Mr. Regan’s employment with the Company terminated effective September 2, 2008.
(9)	Ms. Donahue’s employment with the Company terminated effective November 21, 2008.

(10)	Includes $100,000 in sign-on bonus and $75,000 in retention bonus.
(11)	Represents severance payment
(12)	Includes $14,000 in cost of living adjustment and $56,667 in retention bonus
(13)	Represents retention bonus

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2008

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Michael L. Kranda	8/13/2008	—	—	—	500,000	1.97	627,550
	12/3/2008	—	—	—	150,000	0.09	11,445
				225,000

Mr. John P. McLaughlin	2/7/2008	—	—	—	150,000	5.00	472,680
				218,000

Dr. William C. Houghton	10/14/2008	—	—	—	140,000	0.96	87,948
	12/3/2008	—	—	—	70,000	0.09	5,341
				119,000

Dr. Jean-Frédéric Viret	2/7/2008	—	—	—	60,000	5.00	189,072
	10/14/2008	—	—	—	35,000	0.96	21,987
	12/3/2008	—	—	—	50,000	0.09	3,815
				79,500

Mr. John X. Regan	2/6/2008	—	—	—	50,000	5.03	158,260
				90,600

Ms. Nancy E. Donahue	2/6/2008	—	—	—	50,000	5.03	158,260
	10/14/2008	—	—	—	35,000	0.96	21,987
				77,100

(1)	Actual amounts earned by our Named Executive Officers for 2008 are shown in the column entitled “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table.
(2)	Represents the closing sales price per share of our common stock on the NASDAQ Global Market on the day prior to the grant date pursuant to the terms of our 2003 Equity Incentive Plan.
(3)	Amount represents the total fair value of stock options granted to our Named Executive Officers in 2008, calculated in accordance with FAS 123(R). See Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2008 for all of our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (a)(#) (c)
Equity compensation plans approved by security holders	3,742,971	4.87	4,492,760
Equity compensation plans not approved by security holders	10,000	4.80	—

Total	3,752,971	4.87	4,492,760

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END.

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Michael L. Kranda	500,000	(4)	—	1.97	8/13/2018	—	—
	150,000	(5)	—	0.09	12/3/2018

Mr. John P. McLaughlin	150,000	(6)	—	5.00	2/7/2018	—	—

Dr. William C. Houghton	140,000	(7)	—	0.96	10/14/2018	—	—
	70,000	(5)	—	0.09	12/3/2018

Dr. Jean-Frédéric Viret	1,875	(8)	—	8.00	11/18/2013	3,333	1,167
	3,937	(9)	—	9.00	4/28/2015
	6,250	(10)	—	9.88	5/13/2015
	7,500	(11)	—	9.80	2/21/2015
	2,625	(12)	—	9.80	10/5/2014
	1,250	(13)	—	9.80	2/27/2014
	20,000	(14)	—	7.46	5/10/2016
	25,000	(15)	—	6.85	8/11/2016
	12,500	(16)	—	8.05	2/6/2017
	60,000	(6)	—	5.00	2/7/2018
	35,000	(17)	—	0.96	10/14/2018
	50,000	(5)	—	0.09	12/3/2018

Mr. Richard P. Powers	—		—	—	—	—	—

Mr. John X. Regan	12,500	(18)	—	4.80	11/6/2012	—	—
	12,500	(8)	—	8.00	11/18/2013
	7,875	(9)	—	9.00	4/28/2015
	1,525	(19)	—	9.80	2/17/2015
	3,750	(12)	—	9.80	10/5/2014
	8,750	(20)	—	9.80	1/3/2015
	80,000	(14)	—	7.46	5/10/2016
	20,000	(16)	—	8.05	2/6/2017
	5,000	(21)	—	6.57	7/24/2017
	50,000	(22)	—	5.03	2/6/2018

Ms. Nancy E. Donahue	20,500	(23)	—	10.20	9/22/2015	—	—
	80,000	(14)	—	7.46	5/10/2016
	20,000	(16)	—	8.05	2/6/2017
	15,000	(24)	—	6.49	10/15/2017
	50,000	(22)	—	5.03	2/6/2018

(1)	All shares are immediately exercisable prior to vesting pursuant to the terms of the option agreements under which the shares were granted.
(2)	Represents the closing sales price per share of our common stock on the NASDAQ Global Market on the day prior to the grant date pursuant to the terms of our equity plans.
(3)	All shares expire ten years from original date of grant.
(4)	Option shares vest as follows: 1/4 of the shares vested on 8/13/10 and the remaining shares vested monthly in equal increments thereafter for 3 years.

(5)	Option shares vest as follows: 1/48 of the shares vested monthly in equal increments from 12/3/08 over a four year period.
(6)	Option shares vest as follows: 1/48 of the shares vested monthly in equal increments from 2/7/08 over a four year period.
(7)	Option shares vest as follows: 1/4 of the shares vested on 10/14/10 and the remaining shares vested monthly in equal increments thereafter for 3 years.
(8)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 11/18/03 over a four year period.
(9)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 4/28/05 over a four year period.
(10)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 5/13/05 over a four year period.
(11)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/21/05 over a four year period.
(12)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 10/5/04 over a four year period.
(13)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/27/04 over a four year period.
(14)	Option shares vest as follows: 1/4 of the shares vested on 5/10/07 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(15)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 8/11/06 over a four year period.
(16)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/6/07 over a four year period.
(17)	Option shares vest as follows: 1/4 of the shares vested on 10/14/09 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(18)	Option shares vest as follows: 1/4 of the shares vested on 12/17/03 and the remaining shares vested monthly in equal increments thereafter for 3 years.
(19)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/17/05 over a four year period.
(20)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 1/3/05 over a four year period.
(21)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 7/24/07 over a four year period.
(22)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/6/08 over a four year period.
(23)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 9/22/05 over a four year period.
(24)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 10/15/07 over a four year period.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

None of our Named Executive Officers exercised any stock options or vested in any restricted stock awards during the year ended December 31, 2008.

PENSION BENEFITS

Anesiva currently does not sponsor any pension or retirement plans for our Named Executive Officers and directors, thus, none of our Named Executive Officers or directors participated in, or otherwise received any benefits under any pension or retirement plan sponsored by us during the year ended December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION

None of our Named Executive Officers or directors earned any nonqualified deferred compensation benefits from us during the year ended December 31, 2008.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($) (11)	Stock Awards ($) (1)	Option Awards ($) (1) (2)	Total ($)
James N. Campbell (3)	39,000	—	67,057	106,057
Thomas J. Colligan (4)	55,500	2,805	181,295	239,600
Carter H. Eckert (5)	42,000	—	120,531	162,531
Rodney A. Ferguson (6)	58,500	—	120,531	179,031
James A. Harper (7)	45,000	—	79,461	124,461
Daniel S. Janney (8)	31,250	—	43,171	74,421
Arnold L. Oronsky (9)	41,750	—	120,531	162,281
Michael F. Powell (9)	45,750	—	120,531	166,281
Robert L. Zerbe (10)	41,250	—	120,531	161,781

(1)	Represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the year ended December 31, 2008 in accordance with FAS 123(R) (excluding any risk of forfeiture, per SEC regulations). For a complete description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	The grant date fair value, as calculated in accordance with FAS 123(R) and using a Black-Scholes model, of the stock option awards granted during 2008 for each of the directors listed in the table, was as follows: Dr. Campbell, $23,302; Mr. Colligan, $23,302; Mr. Eckert, $23,302; Dr. Ferguson, $23,302; Mr. Harper, $23,302; Mr. Janney $169,911; Dr. Oronsky, $23,302; Dr. Powell, $23,302; and Dr. Zerbe, $23,302. Please refer to Note 1—Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of assumptions made in determining the grant date fair value of our equity awards.
(3)	Dr. Campbell resigned from the Board of Directors on December 19, 2008. As of December 31, 2008, Mr. Campbell held options to purchase up to a total of 70,000 shares of our common stock, of which all shares were immediately exercisable and 33,541 shares were vested. In addition, prior to becoming a director, Mr. Campbell received from the Company a grant of 20,000 shares of restricted stock that vested in full on April 27, 2007 and all shares were released to him on that date.
(4)	Mr. Colligan resigned from the Board of Directors on December 15, 2008. As of December 31, 2008, Mr. Colligan held options to purchase up to a total of 95,000 shares of our common stock, of which all shares were immediately exercisable and 78,176 shares were vested. Mr. Colligan also received from the Company a grant of 2,500 shares of restricted stock, of which 1,250 shares vested on February 17, 2007 and 2008, respectively, and were released to him.
(5)	Mr. Eckert resigned from the Board of Directors on December 15, 2008. As of December 31, 2008, Mr. Eckert held options to purchase up to a total of 77,500 shares of our common stock, of which all shares were immediately exercisable and each director held 63,176 vested shares. Mr. Eckert received no restricted stock from the Company during his tenure.
(6)	As of December 31, 2008, Mr. Ferguson held options to purchase up to 92,500 shares of our common stock, of which all shares were immediately exercisable and 78,958 shares were vested. To date, no restricted stock has been granted by the Company to Dr. Ferguson.

(7)	Mr. Harper resigned from the Board of Directors on December 16, 2008. As of December 31, 2008, Mr. Harper held options to purchase up to 60,000 shares of our common stock, of which all shares were immediately exercisable and 24,583 shares were vested. To date, no restricted stock has been granted by the Company to Mr. Harper.
(8)	As of December 31, 2008, Mr. Janney held options to purchase up to 55,000 shares of our common stock, of which all shares were immediately exercisable and 13,332 shares were vested. To date, no restricted stock has been granted by the Company to Mr. Harper.
(9)	As of December 31, 2008, Drs. Oronsky and Powell each held options to purchase up to a total of 77,500 shares of our common stock, of which all shares were immediately exercisable and each director held 63,958 vested shares. To date, no restricted stock has been granted by the Company to Drs. Oronsky and Powell.
(10)	Dr. Zerbe resigned from the Board of Directors on December 16, 2008. As of December 31, 2008, Dr. Zerbe held options to purchase up to 77,500 shares of our common stock, of which all shares were immediately exercisable and 63,958 shares were vested. To date, no restricted stock has been granted by the Company to Dr. Zerbe.
(11)	On February 12, 2009, in conjunction with the review of Company operations, the Board of Directors approved compensation of Board fees to only independent non-investor Directors. As of March 2009, the only independent non-investor Directors are Rodney A. Ferguson and John F. Hamilton.

Compensation Committee Report2

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Annual Report on Form 10-K. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Mr. Daniel S. Janney

Dr. Arnold L. Oronsky

Dr. Michael F. Powell

Compensation Committee Interlocks and Insider Participation

The Company’s compensation committee consists of Dr. Powell, Dr. Oronsky and Mr. Janney. During 2008, Messrs. Harper and Zerbe served as members of the compensation committee as well, until their resignations from the board of directors in December 2008. During 2008, Dr. Ferguson served as the chairperson of the compensation committee, however he stepped down in February 2009. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 23, 2009 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject

[2]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

to options currently exercisable within 60 days of February 28, 2009. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 40,452,741 shares of our common stock outstanding as of February 28, 2009. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California 94080.

	Shares Issuable Pursuant to Options Exercisable Within 60 days of February 28, 2009	Shares Subject to a Right of Repurchase/Forfeiture Within 60 days of February 28, 2009		Shares Beneficially Owned (1)
Name and Address of Beneficial Owner				Number	Percent
Entities affiliated with Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC and Alta Partners VIII, L.P.(2)	—	—		6,696,645	16.5%
Entities affiliated with InterWest Partners (3)	77,500	—		4,874,233	12.0%
Entities affiliated with CVCA, LLC (4)	92,500	—		3,461,529	8.6%
Entities affiliated with Sofinnova Ventures (5)	—	—		4,906,973	12.1%
James N. Campbell	39,867	—		157,867	*
Thomas J. Colligan	—	—		2,500	*
Carter H. Eckert	—	—		13,258	*
Rodney A. Ferguson, PhD. (6) (7) (8)	—	—		3,461,563	8.6%
James A. Harper	—	—		9,030	*
Daniel S. Janney (2)	10,000	—		6,706,645	16.6%
Arnold L. Oronsky, PhD. (3) (9) (10)	—	—		4,884,417	12.1%
Michael F. Powell, PhD. (5) (11)	150	—		4,907,188	12.1%
Robert L. Zerbe, M.D.	—	—		—	*
Michael L. Kranda	—	—		—	*
William C. Houghton, M.D.	—	—		—	*
Jean-Frédéric Viret, PhD.	—	1,667	(12)	6,541	*
Nancy E. Donahue (13)	—	—		22,651	*
John P. McLaughlin (14)	—	—		128,024	*
John X. Regan (15)	—	—		16,064	*
All directors and executive officers as a group (15 persons)

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 40,468,808 shares outstanding on January 31, 2009, adjusted as required by rules promulgated by the SEC.
(2)	Includes (a) 6,172,840 shares held by Alta Partners VIII, L.P., (b) 506,606 shares held by Alta California Partners III, L.P., and (c) 17,199 shares held by Alta Embarcadero Partners III, LLC., collectively, the Alta Partners Funds. Mr. Janney, one of our current directors, is a managing director of Alta Partners Management VIII, LLC, which is the general partner of Alta Partners VIII, L.P., and is also a managing director of Alta California Management Partners III, LLC, which is the general partner of Alta California Partners III, L.P. Mr. Janney is also a manager of Alta Embarcadero Partners III, LLC. As managing director and manager of these entities, Mr. Janney may be deemed to share voting and investment powers over the shares held by the funds. Mr. Janney disclaims beneficial ownership of the shares held by the Alta Partners entities, except to the extent of his pecuniary interest therein. The address for the Alta Partners Funds is One Embarcadero Center, Suite 3700, San Francisco, California, 94111.
(3)

Includes (a) 4,627,266 shares held by InterWest Partners VIII, L.P., (b) 132,388 shares held by InterWest Investors Q VIII, L.P., (c) 37,079 shares held by InterWest Investors VIII, L.P., collectively, the InterWest

Funds, and (d) options to purchase 77,500 shares granted to Dr. Oronsky, one of our current directors. Dr. Oronsky is obligated to transfer any shares issued pursuant to the exercise of such options to InterWest. Dr. Oronsky, one of our current directors, is a Managing Director of InterWest Management Partners VIII, LLC, the general partner of the InterWest Funds. Dr. Oronsky has shared voting and dispositive powers over the shares held by the InterWest Funds. Dr. Oronsky disclaims beneficial ownership of the shares held by the InterWest Funds, except to the extent of his pecuniary interest therein. The address for the InterWest Partners is 2710 Sand Hill Road, Second Floor, Menlo Park, California, 94025.

(4)	Includes (a) 2,886,121 shares held by CVCA, LLC, or CVCA, (b) 234,689 shares held by J.P. Morgan Partners Global Investors, L.P., (c) 35,134 shares held by J.P. Morgan Partners Global Investors A, L.P., (d) 118,118 shares held by J.P. Morgan Partners Global Investors (Cayman), L.P., (e) 13,198 shares held by J.P. Morgan Partners Global Investors (Cayman) II, L.P., (f) 81,769 shares held by J.P. Morgan Partners Global Investors (Selldown), L.P. and (g) options to purchase 92,500 shares granted to Dr. Rodney Ferguson, one of our directors. Dr. Ferguson is obligated to transfer any shares issued pursuant to the exercise of such options to CVCA. The sole member of CVCA is J.P. Morgan Partners (BHCA), L.P., or JPMP BHCA, the general partner of which is JPMP Master Fund Manager, L.P., or JPMP MFM, the general partner of which is JPMP Capital Corp., or JPMP Capital, a wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly traded bank holding company, or J.P. Morgan Chase. Each of JPMP BHCA, JPMP MFM, JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by CVCA, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. Additionally, JPMP Capital is the general partner of JPMP Global Investors, L.P., the general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and J.P. Morgan J.P. Morgan Partners Global Investors (Selldown), L.P., collectively, the J.P. Morgan Funds and together with CVCA, JPMP BHCA, JPMP MFM and JPMP Capital, or the JPMP Entities. Each of JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by the J.P. Morgan Funds, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. The address for J.P. Morgan is 2440 Sand Hill Road #302, Menlo Park, California, 94025.
(5)	Includes (a) 1,148,524 shares held by Sofinnova Venture Partners V, L.P., (b) 37,145 shares held by Sofinnova Venture Affiliates V, L.P., (c) 17,600 shares held by Sofinnova Venture Principals V, L.P., and (d) 3,703,704 shares held by Sofinnova Venture Partners VII, L.P., collectively, the Sofinnova Funds. Dr. Powell, one of our current directors, is a Managing Director of the Sofinnova Funds and a Managing Member of Sofinnova Management V, L.L.C., the general partner of the Sofinnova Funds. Dr. Powell has shared voting and dispositive powers over the shares held by the Sofinnova Funds. Dr. Powell disclaims beneficial ownership of the shares held by the Sofinnova Funds, except to the extent of his pecuniary interest therein. The address for the Sofinnova Funds is 140 Geary Street, 10th Floor, San Francisco, California, 94108.
(6)	Dr. Ferguson is a Managing Director of Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital serves as an advisor to CCMP Capital Advisors, LLC, in connection with certain J.P. Morgan Partners, LLC securities holdings. CCMP Capital Advisors, LLC serves as an advisor to J.P. Morgan Partners, LLC in connection with certain of J.P. Morgan Partners, LLC’s securities holdings. Prior to August 1, 2006, Mr. Ferguson was a Partner with J.P. Morgan Partners, LLC.
(7)	Includes options to purchase 82,500 shares granted to Dr. Ferguson. Dr. Ferguson is obligated to transfer any shares issued pursuant to the exercise of such options to CVCA, LLC. (See also footnote 4 above.)
(8)	Includes 34 shares held in the Ferguson/Egan Family Trust dated 6/28/99 (“Family Trust”), of which Dr. Ferguson is a trustee and beneficiary. Dr. Ferguson disclaims beneficial ownership of the shares held by the Family Trust, except to the extent of his pecuniary interest therein.
(9)	Includes 9,864 shares held in the Oronsky Living Trust dated 12/15/00, of which Dr. Oronsky is a co-trustee, and 320 shares held by Matadoro Investments, L.P. (“Matadoro”). Dr. Oronsky is the General Partner of Matadoro. He has shared voting and dispositive powers over the shares held by Matadoro. He disclaims beneficial ownership of the shares held by Matadoro, except to the extent of his pecuniary interest therein.

(10)	Includes options to purchase 67,500 shares granted to Dr. Oronsky. Dr. Oronsky is obligated to transfer any shares issued pursuant to the exercise of such options to InterWest Partners. (See also footnote 3 above.)
(11)	Includes options to purchase 77,500 shares granted to Dr. Powell.
(12)	Represents shares of restricted common stock subject to a right of forfeiture in the event the holder ceases to provide services to us.
(13)	Ms. Donahue's employment with the Company terminated effective November 21, 2008.
(14)	Mr. McLaughlin employment with the Company terminated effective June 13, 2008. Includes (a) 1,562 shares held in The John P. McLaughlin Grantor Retained Annuity Trust, (b) 1,562 shares held in The Susan McLaughlin Grantor Retained Annuity Trust, (c) 1,386 shares held in The 2005 John P. McLaughlin Grantor Retained Annuity Trust est. 3/23/05 and (d) 1,386 shares held in The 2005 Susan McLaughlin Grantor Retained Annuity Trust est. 3/23/05 and (e) 4,864 shares held by Mr. McLaughlin’s spouse.
(15)	Mr. Regan's employment with the Company terminated effective September 2, 2008.

Item 13.	Certain Relationships and Related Transactions

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The NASDAQ Stock Market LLC (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the Company’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Ferguson, Mr. Janney, Dr. Oronsky, Dr. Powell and Mr. Hamilton. In making this determination, the board found that none of these directors had a material or other disqualifying relationship with the Company. Mr. Kranda, the Company’s president and chief executive officer, is not an independent director by virtue of his employment with the Company.

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of our audit committee, the audit committee is charged with reviewing all related party transactions for potential conflict of interest situations and is also responsible for approving such related party transactions. Pursuant to Anesiva’s Code of Conduct, all of our directors, executive officers and employees are required to report to the compliance officer under the Code of Conduct any conflicts of interest, including any related party transactions. In approving or rejecting a proposed related party transaction, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to Anesiva, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The audit committee will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Anesiva, as the audit committee determines in the good faith exercise of its discretion.

There were no “related party” transactions arising during 2008 requiring disclosure under applicable NASDAQ listing standards, SEC rules and regulations or Anesiva policy and procedures, other than:

•

A license agreement by and between us and Dr. James N. Campbell and other parties, under which we will owe Dr. Campbell and the other parties up to $775,000 in milestone payments under the agreement, of which, as of December 31, 2008 and 2007, we have paid an aggregate of $400,000 and $200,000, respectively, in addition to royalty payments for any sales of the Adlea product. Dr. Campbell was a member of our board of directors from July 2007 until December 2008. The license agreement was entered into in August 2001, prior to Dr. Campbell joining our board of directors.

•

We have entered into indemnification agreements with each of our directors and executive officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and officers.

Item 14.	Principal Accountant Fees and Services

In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and 2007, by Ernst & Young LLP, the Company’s principal registered public accounting firm.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

	Fiscal Year Ended
	2008	2007
Audit Fees	$514,650	$641,499
Audit -related Fees	82,500	—
Tax Fees (1)	77,000	58,000
All Other Fees	45,000	—

Total Fees	$719,150	$699,499

(1)	Tax Fees include assistance with 382 tax study.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2008, all of the total hours expended on the Company’s financial audit by Ernst & Young LLP were provided by Ernst & Young LLP permanent employees.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a)	The following documents are filed as part of this Annual Report on Form 10-K:

(b)	Exhibits

See Item 15(a) above.

(c)	Financial Statement Schedule

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Anesiva, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Anesiva, Inc.

We have audited the accompanying consolidated balance sheets of Anesiva, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anesiva, Inc. at December 31, 2008 and 2007 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2006, the Company changed its method of accounting for stock-based compensation in accordance with guidance provided in Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” in 2007, the Company changed its method of accounting for sabbatical leave in accordance with guidance provided in Emerging Issues Task Force Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43”, and its method of accounting for uncertainty in income taxes in accordance with guidance provided in Statement of Financial Accounting Standards No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109.”

The accompanying financial statements have been prepared assuming that Anesiva, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and negative cash flows from operations and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2008 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Anesiva, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 25, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 25, 2009

Anesiva, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$658	$90,840
Prepaid expenses and other current assets	1,021	1,666
Inventories	—	559
Restricted cash	589	—
Assets held-for-sale	217	—

Total current assets	2,485	93,065
Property and equipment, net	218	15,276
Restricted cash, net of current portion	—	590
Other assets	350	805

Total assets	$3,053	$109,736

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,016	$3,370
Accrued clinical trial liabilities	1,218	1,219
Accrued compensation	297	2,301
Other accrued liabilities	1,522	2,929
Current debt	—	2,356

Total current liabilities	11,053	12,175

Long-term debt, net of current portion	—	8,485
Other long-term liabilities	—	562

Commitments

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2008 and December 31, 2007; 40,468,808 and 40,378,413 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	41	40

Additional paid-in capital	303,937	297,239
Accumulated deficit	(311,978)	(208,765)

Total stockholders’ equity (deficit)	(8,000)	88,514

Total liabilities and stockholders’ equity (deficit)	$3,053	$109,736

See accompanying notes.

Anesiva, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year-ended December 31,
	2008	2007	2006
Contract revenues	$304	$51	$89
Operating expenses:
Research and development	36,186	23,261	20,593
General and administrative	13,003	16,699	18,717

Total operating expenses	49,189	39,960	39,310

Loss from operations	(48,885)	(39,909)	(39,221)
Gain (loss) on sale of assets	(165)	151	(267)
Interest and other expense	(1,275)	(1,524)	(6)
Interest and other income	1,937	3,422	3,458
Loss from debt extinguishment	(3,709)	—	—

Loss before discontinued operations	(52,097)	(37,860)	(36,036)
Loss from discontinued operations	(51,116)	(21,422)	(19,531)

Net loss	$(103,213)	$(59,282)	$(55,567)

Basic and diluted net loss per common share:
Continuing operations	$(1.29)	$(1.36)	$(1.74)
Discontinued operations	$(1.27)	$(0.76)	$(0.95)

Basic and diluted net loss per common share	$(2.56)	$(2.12)	$(2.69)

Weighted average shares used to compute basic and diluted net loss per common share	40,348,919	28,024,078	20,643,318

See accompanying notes.

Anesiva, Inc.

(In thousands, except share and per share amounts)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in Capital	Other Comprehensive Gain (Loss)	Deferred Compensation	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at January 1, 2006	20,073,924	$20	$183,837	$(101)	$(572)	$(93,644)	$89,540
							—
Elimination of deferred compensation upon adoption of FAS123(R)	—	—	(572)	—	572	—	—
Issuance of common stock upon exercise of stock options	8,739	—	143	—	—	—	143
Issuance of common stock under the Azimuth Opportunity stock purchase agreement net of issuance costs of $38 in September 2006	154,837	—	962	—	—	—	962
Issuance of common stock under a registered direct offering, net issuance costs of $3,013 in November 2006	7,000,000	7	41,635	—	—	—	41,642
Issuance of common stock under the employee stock purchase plan	38,956	—	260	—	—	—	260
Stock-based compensation resulting from stock options granted to employees	—	—	10,937	—	—	—	10,937
Compensation expense resulting from restricted stock awards to employees, net of cancellation of awards	(375)	—	140	—	—	—	140
Stock-based compensation resulting from stock options granted to non-employees	—	—	63	—	—	—	63
Issuance of restricted stock awards to non-employees and related compensation expenses from outstanding awards	24,500	—	129	—	—	—	129
Net loss	—	—	—	—	—	(55,567)	(55,567)
Other comprehensive gain	—	—	—	79	—	—	79

Total comprehensive loss							(55,488)

Balance at December 31, 2006	27,300,581	27	237,534	(22)	—	(149,211)	88,328
Issuance of common stock upon exercise of stock options	42,412	—	292	—	—	—	292
Issuance of common stock under the Azimuth Opportunity stock purchase agreement net of issuance costs of $91 in June and August 2007	463,061	1	3,027	—	—	—	3,028
Issuance of common stock under shelf offering net issuance costs of $298 in December 2007	12,345,679	12	47,683	—	—	—	47,695
Issuance of common stock under the employee stock purchase plan	73,610	—	419	—	—	—	419
Stock-based compensation resulting from stock options granted to employees	—	—	7,735	—	—	—	7,735
Compensation expense resulting from restricted stock awards to employees, net of cancellation of awards	153,070	—	268	—	—	—	268
Stock-based compensation resulting from stock options granted to non-employees	—	—	160	—	—	—	160
Issuance of restricted stock awards to non-employees and related compensation expenses from outstanding awards	—	—	121	—	—	—	121
Cumulative adjustment upon adoption of EITF06-2 for the Company’s sabbatical program	—	—	—	—	—	(272)	(272)
Net loss	—	—	—	—	—	(59,282)	(59,282)
Other comprehensive gain	—	—	—	22	—	—	22

Total comprehensive loss							(59,260)

Balance at December 31, 2007	40,378,413	40	297,239	—	—	(208,765)	88,514
Issuance of common stock under the employee stock purchase plan	154,457	1	383	—	—	—	384
Stock-based compensation resulting from stock options granted to employees	—	—	3,971	—	—	—	3,971
Compensation expense resulting from restricted stock awards to employees, net of cancellation of awards	(63,996)	—	165	—	—	—	165
Stock-based compensation resulting from stock options granted to non-employees	—	—	203	—	—	—	203
Issuance of restricted stock awards to non-employees and related compensation expenses from outstanding awards	(66)	—	97	—	—	—	97
Fair value of warrants issued in conjunction with Oxford Loan	—	—	1,879	—	—	—	1,879
Net loss	—	—	—	—	—	(103,213)	(103,213)

Balance at December 31, 2008	40,468,808	$41	$303,937	$—	$—	$(311,978)	$(8,000)

See accompanying notes.

Anesiva, Inc.

(In thousands)

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
	2008	2007	2006
Net loss	$(103,213)	$(59,282)	$(55,567)
Adjustments to reconcile net loss to net cash used in operating activities:
Assets impairment charges	20,207	—	—
Loss on equity method investments, net	1,029	—	—
Depreciation and amortization	1,434	350	329
Provision for inventories	4,162	—	—
Non-cash stock-based compensation	4,438	8,284	11,269
Loss (gain) on marketable securities	(900)	1,255	—
Interest expense	89	14	—
Loss (gain) on disposal of equipment	165	(151)	267
Non-cash portion of loss on debt extinguishment	2,347	—	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	768	(513)	313
Inventories	(6,011)	(559)	—
Other assets	(45)	(673)	(53)
Accounts payable	4,636	531	1,802
Accrued clinical trial liabilities	(1)	1,135	(2,766)
Accrued compensation	(2,005)	24	(296)
Other accrued liabilities	(1,924)	1,424	81

Net cash used in operating activities	(74,824)	(48,161)	(44,621)

Investing activities
Purchases of property, plant and equipment	(4,293)	(7,253)	(8,206)
Proceeds from disposal of equipment	14	171	33
Purchases of marketable securities	—	(31,800)	(49,503)
Maturities of marketable securities	—	69,168	66,153
Investments in equity investments	(1,029)	—	—
Proceeds from gain on auction rate securities	900	—	—

Net cash provided by (used in) investing activities	(4,408)	30,286	8,477

Financing activities
Repayment of equipment loans and capital lease obligations	(31,399)	—	(150)
Proceeds from term loans	20,065	51,434	43,007
Proceeds from issuance of common stock	384	10,827	—

Net cash provided by (used in) financing activities	(10,950)	62,261	42,857

Net increase (decrease) in cash and cash equivalents	(90,182)	44,386	6,713

Cash and cash equivalents at beginning of period	90,840	46,454	39,741

Cash and cash equivalents at end of period	$658	$90,840	$46,454

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$1,184	$257	$6

See accompanying notes.

Anesiva, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

1. Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

Anesiva, Inc. (“we” or “Anesiva” or the “Company”) was incorporated on January 19, 1999 in Delaware. We are a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses and negative cash flows from operations. At December 31, 2008, the Company has a negative working capital and a stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unsuccessful in its efforts to raise additional capital in the near term, the Company will be required to significantly reduce its research, development, and administrative operations, including further reduction of its employee base, or the Company may be required to cease operations in order to offset the lack of available funding. The 2008 financial statements do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuance as a going concern is dependent on our future profitability and on the on-going support of our shareholders, affiliates and creditors. In order to mitigate the going concern issues, we are actively pursuing business partnerships, managing our continuing operations, and seeking capital funding on an ongoing basis via the issuance of securities and private placements.

We believe that our existing cash and cash equivalents, including amounts received subsequent to December 31, 2008, will be sufficient to fund our activities into April 2009. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in “Risk Factors.” Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidate we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials.

Our capital requirements depend on numerous factors, including: our ability to successfully implement our restructuring plan, our management of continuing operations and whether we determine to pursue other indications for Adlea. Our announcement that we have discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea for use in bunionectomy surgeries did not meet its primary end point have significantly depressed our stock price and severely impaired our ability to raise additional funds. It could be difficult or impossible for us to raise additional capital.

If we do proceed with raising funds in the future, we may be required to raise those funds through public or private financings, strategic relationships or other arrangements. The sale of additional equity and debt securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. As a consequence if we are unable to obtain any additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned development and commercialization activities, which could materially harm our business. In addition, we have already significantly reduced our workforce and may need to further reduce or curtail our current workforce or may even cease operations if we do not obtain any additional funding. At year-end December 31, 2008, we had higher total liabilities compared to total assets on our consolidated balance sheets.

Our portfolio of products includes:

•

Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee arthroplasty (TKA, or total knee replacement surgery). We are initially pursuing an indication for Adlea for the management of acute pain associated with orthopedic surgeries.

•

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Adlea is a novel non-opioid drug candidate that is a vanilloid receptor 1 agonist, or TRPV1 agonist, based on the compound capsaicin which provides analgesia from weeks to months. Zingo and Adlea are different drugs, each with its own mechanisms of action. Zingo is comprised of microcrystals of lidocaine delivered into the skin by compressed gas. Zingo employs a proprietary needle-free dispenser.

In June 2008, we commenced our principal business operations with the shipment of our first commercialized product, Zingo, and we exited the development stage. Prior to our first commercial shipment, we were a development stage company in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. We operate in one business segment.

On September 2, 2008, we announced that we were realigning our operations. Accordingly, we reduced our workforce by 21 employees to focus primarily on sales, marketing, late-stage clinical development and outsourced manufacturing.

On September 30, 2008, we paid the remaining $10.7 million in principal, interest and prepayment fees under the terms of an equipment loan and security agreement with General Electric Capital Corporation (“GE equipment loan”). In connection with the debt extinguishment, we recorded a charge of approximately $656,000 for legal costs, termination and penalty fees and unamortized debt discounts.

On November 8, 2008, our board of directors approved a further restructuring of our operations to focus on the clinical and commercial development of Adlea and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration. On November 10, 2008, we initiated a recall of Zingo due to a non-safety related shelf life issue observed in a lot of unreleased product. We are currently exploring strategic transactions and alternatives, including the sale of the assets related to Zingo.

In connection with the November 2008 restructuring, we reduced our workforce by 23 employees and eliminated our sales and marketing functions relating to Zingo commercial activities. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long–Lived Assets, we reclassified our Zingo related assets to assets held-for-sale on the consolidated balance sheet as of December 31, 2008. In addition, since we expect to have no significant or direct involvement in future operations related to these assets, the results of the Zingo manufacturing and commercial activities, including our cooperative joint venture (“CJV”) with Wanbang Pharmaceuticals Corporation Limited, have been presented as discontinued operations. For the years ended

December 31, 2008, 2007 and 2006, we recorded net loss from discontinued operations for Zingo manufacturing and commercial activities of $51.1 million, $21.4 million and $19.5 million, respectively. Discontinued operations are reported as a separate component within the consolidated statement of operations outside of loss from continuing operations.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. Adverse events rates were largely similar for both active treatment and placebo groups.

On November 10, 2008, we provided the Worker Adjustment and Retraining Notification Act notices to 62 employees to inform them that their employment would end on January 9, 2009 as a result of the November 2008 restructuring.

On November 10, 2008, we repaid approximately $20.1 million in outstanding principal and accrued interest pursuant to a loan and security agreement (the “Oxford loan”), dated September 30, 2008 between us and Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the “Oxford Lenders”), as a result of the discontinuance of Zingo manufacturing and commercial operations. On December 5, 2008, we paid the Oxford Lenders’ termination and legal fees of approximately $800,000. In connection with the debt extinguishment, we recorded a charge of approximately $3.1 million for legal costs, terminal fees and unamortized debt discounts associated with warrants.

On December 16, 2008, we announced that the ACTIVE-2 Phase 3 trial evaluating Adlea achieved its primary efficacy endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant statistical difference in opioid medication consumption compared to placebo (p=0.005). Adverse events rates were largely similar for both active treatment and placebo groups.

During the year ended December 31, 2008, we invested heavily in Adlea clinical development to complete the two Phase 3 trials in bunionectomy and TKA and the commercial product launch and discontinuation of Zingo, which ultimately caused us to incur significant restructuring charges. For the year ended December 31, 2008, net loss was $103.2 million, net cash used in operating activities was $74.8 million, and net cash used in financing, including the repayment of the GE equipment loan and the Oxford loan, was $11.0 million, all contributed to our ending cash and cash equivalent balance of approximately $658,000 at December 31, 2008.

On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities (each a “Security” and together the “Securities”) for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of seven percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Investor Agreement to be received before April 1, 2009.

Principles of Consolidation

The consolidated financial statements include the accounts of Anesiva, Inc., our wholly owned subsidiaries, AlgoRx Pharmaceuticals, Inc. and Anesiva Hong Kong Ltd. In addition, we consolidate variable interest entities (VIEs) for which we are deemed the primary beneficiary. Specifically, during 2007 and 2008, we consolidated the results of its joint venture with Jiangsu Wanbang Biological Pharmaceutical Corporation Limited, Wanbang, and an individual investor that was determined to be a VIE. As discussed in Note 4, we had determined that we were the primary beneficiary of the VIE until the restructuring of the joint venture operations in December 2008. We use the equity method to account for investments in entities in which we have a substantial ownership interest (20% to 50%), but for which do not require consolidation because we do not have significant influence over the operating and financial decisions of the investee. Our consolidated statement of operations includes our share of the earnings and losses of these entities during such periods. Intercompany accounts and transactions have been eliminated.

Reclassifications

We reclassified certain costs previously included in research and development expenses and sales and marketing expenses in fiscal 2008, 2007 and 2006 to discontinued operations (see Note 5). Such amounts relate to the discontinued operations of the Zingo business. The impact of these reclassifications decreased research and development expenses by $11.5 million, $12.4 million and $14.7 million, respectively, and reclassified sales and marketing expenses into discontinued operations by $13.5 million, $9.0 million and $4.9 million, respectively, for fiscal 2008, 2007 and 2006. The reclassification had no impact on our total net losses for fiscal 2008, 2007 and 2006 in our consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management makes estimates when preparing the consolidated financial statements including those related to accrued but unbilled expenses for clinical trials, accrued liabilities, stock-based compensation, fair value, asset impairment and contingencies.

Cash and Cash Equivalents and Marketable Securities

We invest our excess cash in money market funds and in highly liquid debt instruments of the U.S. government, its agencies and municipalities and corporate notes. All highly liquid investments with stated maturities of 90 days or less from date of purchase are classified as cash equivalents; highly liquid investments with stated maturities of greater than 90 days are classified as marketable securities.

We determine the appropriate classification of investments in debt securities at the time of purchase. Cash equivalents and marketable securities are classified as available-for-sale securities as we do not intend to hold securities with stated maturities greater than twelve months until maturity. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). Any realized gains or losses on the sale of marketable securities are determined on a specific identification method, and such gains and losses are reflected as a component of interest income or expense.

In August 2007, $900,000 invested in a AAA-rated auction rate security failed to settle in auction. The failure resulted in the interest rate on this investment resetting at a higher rate. We concluded that the impairment for the security was other-than-temporary. At December 31, 2007, we held no marketable securities, except the illiquid security discussed above. In a letter dated October 2, 2008, Credit Suisse Securities (USA) LLC offered to purchase our auction rate security upon the terms and conditions of a tender offer which we accepted. In

December 2008, we received proceeds equal to the par value of the instrument, $900,000 and recorded a gain of the same amount in other income in the consolidated statement of operations during the fourth quarter of 2008. At December 31, 2008, we held no marketable securities.

Concentration of Credit Risks and Fair Value of Financial Instruments

The carrying values of our financial instruments, which include cash and cash equivalents, other assets, accounts payable and accrued expenses, approximate their fair values.

Inventories

Inventories are stated at the lower of cost or market and consist primarily of material and certain contract manufacturing costs for the production of Zingo that were incurred subsequent to the approval for marketing by the FDA. Cost is determined using the first-in, first-out basis. The valuation of inventory requires us to estimate obsolete or excess inventory based on analysis of future demand for Zingo. If inventory costs exceed expected market value, impairment charges may be recorded as deemed necessary by management for the difference between the cost and the market value. During the year ended December 31, 2008, we wrote down the value of our inventory by $4.2 million for unusable inventories and the lower of cost or market determinations. At December 31, 2008, in conjunction with the discontinued operations, we reclassified $2.4 million of raw materials to assets held-for-sale. The value of the assets were accounted for as part of the $19.9 million impairment in manufacturing related costs for our Zingo related assets (see Note 5). At December 31, 2008, there were no work-in-progress or finished inventories on hand.

Other Assets

Other assets consist of nonmarketable equity investments in Lumen Therapeutics LLC, or Lumen, and Particle Therapeutics Ltd., or Particle Therapeutics, both private companies, carried at the cost of approximately $89,000 and $150,000, respectively, which approximates their fair values.

Restricted Cash

Under certain operating lease agreements, we are required from time to time to set aside cash as collateral. At December 31, 2008 and 2007, we had approximately $562,000 and $658,000, of which approximately $68,000 was included in prepaid expenses and other current assets, related to such agreements, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation is provided over the estimated useful lives of the respective assets, which are three years for computer, five years for furniture, laboratory and certain manufacturing equipment and ten years for all other manufacturing equipment, using the straight-line method.

Leasehold improvements are amortized over the lives of the related leases or their estimated useful lives, whichever is shorter, using the straight-line method. Amortization expense during 2008 has been adjusted for expected changes in the facilities in use.

Long-Lived Assets

Long-lived assets with definite lives that are held and used are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values. Long-lived assets with definite lives to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Contract and Other Revenues

Our revenue recognition policies are in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, or SAB 104, and Emerging Issues task Force (“EITF”) 00-21, Revenue Recognition in Financial Statements, which provides guidance on revenue recognition in financial statements and is based on the interpretations and practices developed by the Securities and Exchange Commission (“SEC”). SAB 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence exists of an arrangement; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fees charged for services rendered and products delivered and the collectability of those fees. Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. If we have an ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the consolidated statement of operations over the term of the performance obligation. If we have no ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as revenue in the period in which the rights are transferred.

In August 2007, we entered into an agreement granting Particle Therapeutics a license to incorporate our drug delivery technology into its needle-free, transdermal delivery system for glucagon, a hormone commonly used for the treatment of hypoglycemia associated with Type 1 and Type 2 diabetes. Under the terms of the license agreement, we received an up-front payment in ordinary shares and will receive milestone payments for certain key clinical and regulatory achievements, royalties on future sales, as well as royalties on revenues from any future sub-licensing of the technology from Particle Therapeutics to third parties. In accordance with Accounting Principles Board (“APB”) Opinion 29, Accounting for Nonmonetary Transactions, or APB 29, the fair value of the exchanges is based on the fair value of the shares received, or approximately $89,000 from Lumen and $150,000 from Particle Therapeutics. For the year ended December 31, 2008, 2007 and 2006, we have recognized $100,000, $50,000 and $89,000 in non monetary revenue, respectively. Under EITF 00-8: Accounting by a Grantee for an Equity Instrument to Be Received in Conjunction with Providing Goods or Services, changes in fair value of the shares received from Particle Therapeutics after the measurement date unrelated to the achievement of performance conditions will be accounted for in accordance with relevant literature on the accounting and reporting for investments in equity instruments.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of salaries, employee benefits, laboratory supplies, consulting services, manufacturing products and services, preclinical and clinical services, and facility costs.

Discontinued Operations

In accordance with FAS 144, Accounting for the Impairment or Disposal of Long–Lived Assets, the manufacturing and commercial activities relating to Zingo could be clearly distinguished operationally and, for financial reporting purposes, from the rest of our continued operations since it met the following two conditions: (1) the operations and cash flows for Zingo have been eliminated from the ongoing operations of our company as approved by our board of directors, and, (2) we will not have any significant continuing involvement in the operations of Zingo after the disposal transaction.

Discontinued operations consist primarily of compensation, including stock-based compensation; for employees in sales, marketing, manufacturing and development; marketing and advertising expenses, consulting expenses, product registration fees and manufacturing related costs related to the Zingo manufacturing and commercial activities. Manufacturing costs associated with Zingo include certain costs associated with our manufacturing process, including depreciation and personnel costs for activities such as quality assurance and quality control that were not capitalized in inventory, asset impairment of long-lived assets, losses from asset disposal, scrap during the manufacturing process, idle facility, operating expenses relating to the CJV operations, expenses related to unusable inventories and the lower of cost or market determinations (See Note 5 for further discussion).

Concentration of Credit Risk

Our financial instruments that are exposed to credit risks consist primarily of cash and cash equivalents and marketable securities. We maintain our cash and cash equivalents in bank accounts, which, at times, exceed federally insured limits. Marketable securities are held in custody by a large bank, and we do not require collateral to support such instruments. At December 31, 2008, we did not hold any marketable securities and we believe are not exposed to significant credit risk related to cash and cash equivalents.

Income Taxes

Our accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Comprehensive Gain and Loss

Our other comprehensive losses or gains for the years ended December 31, 2008, 2007 and 2006 were none and $22,000 and $79,000 in gains attributed to net unrealized gains on marketable securities, respectively. We report comprehensive loss in accordance with Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (“SFAS 130”).

Net Loss Per Share

We compute net loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS 128”). Under the provisions of SFAS 128, basic net loss per common share (“Basic EPS”) is computed by dividing net loss by the weighted-average number of common shares outstanding (excluding unvested founders’ shares subject to repurchase). Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss by the weighted-average number of common shares and dilutive common shares equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, convertible debt, shares issuable upon the exercise of stock options, and unvested founders’ shares subject to repurchase. Diluted EPS is identical to Basic EPS since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive.

Segment reporting

Our operations are treated as one operating segment, as we report loss information only on an aggregate basis to the chief operating decision-makers.

Stock-Based Compensation Expense

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases pursuant to the Employee Stock Purchase Plan based on estimated fair values. SFAS 123(R) supersedes our previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, for periods beginning in fiscal 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or SAB 107, relating to SFAS 123(R). We have applied the provisions of SAB 107 in our adoption of SFAS 123(R).

Prior to the adoption of SFAS 123(R), we accounted for employee stock options using the intrinsic value method in accordance with APB 25 Financial Accounting Standards Board, or FASB, Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB 25, and related interpretations and have adopted the disclosure-only provisions of SFAS 123, as amended by SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. The consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

In November 2005, the FASB issued FSP No. 123R-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. We have adopted the simplified method to calculate the beginning balance of the additional paid-in-capital, or APIC, pool of the excess tax benefit, and to determine the subsequent impact on the APIC pool and the consolidated statements of cash flows for the tax effects of employee stock-based compensation awards that were outstanding upon adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The Company values share-based awards using the Black-Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statement of operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or SFAS 123. Under the intrinsic value method, no stock-based compensation expense had been recognized in the consolidated statement of operations, other than as related to options granted to employees and directors at an exercise price deemed lower than the fair value of the underlying stock at the date of grant.

Stock-based compensation expense recognized during a period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during that period. Stock-based compensation expense recognized in our consolidated statement of operations for the years ended December 31, 2008, 2007 and 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). We use the straight-line single option method to allocate stock-based compensation expense. As stock-based compensation expense recognized in the consolidated statement of operations for the years ended December 31, 2008, 2007 and 2006 is based on awards ultimately expected to vest, stock compensation has been reduced for estimated stock option forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2008 was $4.1 million, which consisted of stock-based compensation expense related to employee stock options, employee restricted stock awards and employee stock purchases of $3.8 million, $165,000 and $120,000, respectively. Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2007 was $8.0 million, which consisted of stock-based compensation expense related to employee stock options, employee restricted stock awards and employee stock purchases of $7.5 million, $268,000 and $149,000, respectively. Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $11.1 million, which consisted of stock-based compensation expense related to employee stock options, restricted stock awards and employee stock purchases of $10.8 million, $150,000 and $140,000, respectively.

On January 1, 2006, we reversed $572,000 related to unamortized deferred stock compensation from options granted below its stock deemed fair value before December 31, 2005 and restricted stock awards as a result of its adoption of SFAS 123(R).

The Company has also granted restricted stock awards and stock options to consultants. We account for stock awards issued to such non-employees in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or Issue No. 96-18. Under Issue No. 96-18, stock awards to non-employees are accounted for at their respective fair values using the Black-Scholes option-pricing model unless a more readily determinable fair value is available. The fair value of options granted to non-employees is remeasured during the performance period as the underlying options vest or as milestones are reached. During the year ended December 31, 2008, we granted 7,000 shares of restricted stock and 10,000 shares of stock options to purchase common stock to one non-employee and recorded approximately $97,000 and $203,000 in stock-based compensation expense, respectively. During the year ended December 31, 2007, we granted 7,000 shares of restricted stock and 17,000 stock options to purchase common stock to two non-employees and recorded approximately $160,000 and $121,000 in stock-based compensation expense, respectively. During the year ended December 31, 2006, we granted 24,500 shares of restricted stock and 20,000 shares of stock options to non-employees and recorded $129,000 and $63,000 in stock-based compensation expenses, respectively.

Employee Stock Plans

The 1999 Equity Incentive Plan was adopted in July 1999 and provides for the issuance of stock options. The Anesiva board of directors adopted in December 2003 and the stockholders approved in January 2004 the reservation of an additional 250,000 shares of common stock for issuance under the 1999 Equity Incentive Plan and to rename it the 2003 Equity Incentive Plan (the “2003 Plan”), which became effective upon the effective date of the registration statement. Shares reserved under the 2003 Plan are increased annually for the life of the 2003 Plan on January 1 beginning in 2006, by the lesser of (a) 5% of the number of shares of common stock outstanding on such date and (b) 2,500,000 shares of common stock. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date.

Stock options granted under the 2003 Plan may be either incentive stock options, nonstatutory stock options, stock bonuses, or rights to acquire restricted stock. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 50% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time we grant an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options may be granted with vesting terms as determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated. Stock options granted under the 2003 Plan have vesting terms as determined by the board of directors.

The board of directors adopted in December 2003 and the stockholders approved in January 2004 the 2003 Nonemployee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to non-employee directors. Shares reserved under the plan are increased annually on January 1, from 2006 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. Stock options granted under the Directors’ Plan vest as follows: initial grants vest in 48 equal monthly installments from the date of grant; and annual grants vest in 12 equal monthly installments from the date of grant.

Common stock options may include a provision whereby the holder, while an employee, director, or consultant, may elect at any time to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Any unvested shares so purchased are subject to its repurchase at a price equal to the original purchase price of the stock. This right of repurchase will lapse with respect to option shares upon vesting of the underlying options. Stock options granted under the Directors’ Plan vest as follows: initial grants vest in 48 equal monthly installments from the date of grant; and annual grants vest in 12 equal monthly installments from the date of grant. Stock options granted under the 2003 Plan have vesting terms as determined by the board of directors.

Stock compensation

We estimate the fair value of each option grant to employees on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2008	2007	2006
	Stock option plans
Dividend yield	—	—	—
Risk-free interest rate	2.8%	4.7%	5.0%
Expected life (in years)	5.3	5.4	4.8
Volatility	82%	78%	89%
Dividend yield	—	—	—
Fair value of options granted	$1.66	$4.87	$4.97

Employee stock-based compensation expense recognized for the year ended December 31, 2008, 2007 and 2006 was calculated based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Employee stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2008 and 2007 was as follows (in thousands):

	For the year ended December 31,
	Stock options		ESPP		Restricted stock
	2008	2007	2008	2007	2008	2007
Research and development	$985	$1,095	$48	$49	$72	$53
General and administrative	1,937	$3,623	43	44	54	113
Discontinued operations	929	$2,868	28	56	39	102

	$3,851	$7,586	$119	$149	$165	$268

At December 31, 2008, the unrecognized compensation expense related to unvested outstanding stock options was approximately $1.7 million which will be recognized through 2012, and the weighted-average remaining recognition period was 3.25 years.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for us beginning January 1, 2009. We do not expect the impact of the adoption of SFAS 160 to have a material impact on our consolidated financial position, results of operations or cash flows.

2. Available-for-Sale Investments

The following is a summary of available-for-sale investments as of December 31, 2007 (in thousands):

	Amortized Cost	Gross Unrealized (Loss)/Gain	Fair Value
Maturities within one year:
Commercial paper	$3,690	$—	$3,690

Total	$3,690	$—	$3,690

Reported as:
Cash and cash equivalents	$3,690	$—	$3,690

Total	$3,690	$—	$3,690

At December 31, 2007, we held one AAA rated security (“auction rate security”) that was purchased for $900,000 and was written down to $0 in the third quarter of 2007 due to the lack of liquidity for this security. For the year ended December 31, 2007, we realized a $355,000 loss on the sale of one corporate debt obligation security.

Our auction rate security is managed by Credit Suisse Securities (USA) LLC, or Credit Suisse. In a letter dated October 2, 2008, Credit Suisse offered to purchase our auction rate security noted above upon the terms and conditions of a tender offer which we accepted. On December 5, 2008, we received and recorded a gain of approximately $900,000 in other income in the consolidated statement of operations. At December 31, 2008, we held no marketable securities.

3. Restructurings

In October 2006, we announced the closure of a former AlgoRx Pharmaceuticals, Inc. office space in Secaucus, New Jersey to further reduce ongoing operational costs. As a result, we incurred a charge of approximately $176,000 primarily related to severance costs for five employees. Also in October 2006, we recorded a charge of approximately $487,000 related to vacating our office space in Secaucus, New Jersey and discontinuing other office equipment operating leases. In September 2007, we recorded an additional charge of $579,000 due to the elimination of any future sublease income, as a result of a worsening of the office rental market in Secaucus, New Jersey. The lease related to this office space expires in July 2009 and the remaining leases related to the office equipment expire in January 2009. At December 31, 2008, the remaining accrued liability related to this sublease of the Secaucus office was approximately $237,000. The following table sets forth the activity in the accrued liability related to exiting the lease of our office space in Secaucus, New Jersey, which is included in other accrued liabilities and other long term liabilities at December 31, 2008 (in thousands):

Exit Costs of New Jersey Office
Accrued liabilities at December 31, 2006	$443
Additional accrual for exit costs of Secaucus office recorded in September 2007	579
Payment against accrued liability	(365)

Accrued liabilities at December 31, 2007	657

Payment against accrued liability	(420)

Accrued liabilities at December 31, 2008	$237

On September 2, 2008, we announced that we were realigning our operations. Accordingly, we reduce our workforce by 21 employees to focus primarily on sales, marketing, late-stage clinical development and outsourced manufacturing. We recorded an expense of $551,000 in severance salaries and other termination-related benefits related to the termination of 21 employees. During the year ended December 31, 2008, we made payments of $478,000 related to the restructuring. At December 31, 2008, we had approximately $73,000 accrued for severance salaries and other termination-related benefits relating to the reduction-in-force.

On November 10, 2008, we provided the Worker Adjustment and Retraining Notification ACT (WARN) notices to 62 employees to inform them that their employment ended on January 9, 2009. Expenses relating to employees receiving the WARN notices was recognized ratability over their period of service.

4. Variable Interest Entity—China Joint Venture (CJV)

In October 2007, we entered into a contract with Wanbang and an individual investor to establish a joint venture, CJV, to develop additional Zingo manufacturing capacity for worldwide supply. In February 2008, we contributed $514,500 to our joint venture with Wanbang in accordance with the cooperative joint venture contract upon approval by the Chinese commerce government authorities, which was received in January 2008. In July 2008, we invested an additional $514,500 in the CJV in accordance with the cooperative joint venture contract. Wanbang and an individual investor contributed $1.1 million to the CJV as of December 31, 2008. We own 49% of the outstanding equity of the CJV.

The CJV has five directors on its board of directors; two are appointed by Anesiva, two are appointed by Wanbang, and one is appointed jointly. The chairman of the board is appointed by Wanbang and the vice-chairman is appointed by Anesiva. A quorum of the board of directors is two thirds of the directors, or four out of the five directors. The vote of two thirds of the directors, or four out of five directors, is required to change a supply agreement and a quality agreement between the CJV and Anesiva. The directors of the CJV serve without remuneration except for the director appointed jointly. Anesiva and Wanbang each appoint a supervisor to oversee the activities of the board of the directors and the CJV and to investigate any irregularities.

Under the terms of the joint venture agreement, commencing upon receipt of FDA approval for manufacturing Zingo by the CJV through the third anniversary of such approval if the accumulated net profits obtained by Wanbang are less than the actual capital contributions made by Wanbang to the CJV by then, we will reimburse Wanbang for the difference between Wanbang actual capital contribution and Wanbang cumulative third anniversary profits from the U.S. FDA approval date. We could potentially have to pay out a maximum of $1.1 million under this guarantee if the CJV receives FDA approval but does not accumulate any profits within three years of that approval. In November 2008, our board of directors approved the restructuring of our operations including to discontinuance of all Zingo manufacturing and commercial operations (see Note 5 for further detail). We immediately commenced discussions with our CJV partners to wind down the CJV activities and terminate the entity. On December 23, 2008, in cooperation with our partners, the CJV ceased operations and terminated all but one employee as part of our efforts to discontinue the Zingo related activities. Furthermore, Wanbang took control of operating and financial decisions on this date. Given these events, we do not expect the CJV to achieve the necessary approvals to enable Wanbang to be eligible to receive benefit from such a guarantee.

Furthermore, these actions constituted a significant curtailment of the CJV’s activities. In accordance FIN 46R, Consolidation of Variable Interest Entities, this represented a qualified reconsideration event and, effective December 23, 2008, we determined that we are no longer the primary beneficiary of the CJV. Therefore, as of December 23, 2008, we ceased consolidation of the CJV with Anesiva.

As of December 31, 2008, we have accounted for the CJV investment as an equity investment. We believe this equity investment has a fair value of zero based upon the net realizable future value of the asset and our inability to sell our interest in the CJV to another party. We recorded an impairment charge of $393,000 during the year ended December 31, 2008 resulting from the impairment of the investment’s fair value. This amount has been included in the loss from discontinued operations.

5. Assets Held-for-Sale and Discontinued Operations

On November 8, 2008, our board of directors approved the restructuring of our operations to focus on the clinical and commercial development of Adlea, our novel, capsaicin-based product candidate currently in late-stage clinical development for the management of acute pain following orthopedic surgery, and to discontinue Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration. In connection with the restructuring, we reduced our workforce and eliminating our sales and marketing functions of 23 employees relating to Zingo commercial activities. We offered severance benefits to the terminated employees, and recorded a restructuring charge of approximately $500,000, primarily associated with personnel-related termination costs during the fourth quarter of fiscal 2008. In conjunction with the discontinued Zingo operations, we recorded a charge of approximately $205,000 related to vacating our sales and marketing office space in Conshohocken, Pennsylvania as its primary purpose was to facilitate the Zingo commercial activities. The lease related to this office space expires in November 2009. At December 31, 2008, the remaining accrued liability related to this sublease of the Conshohocken office was approximately $205,000.

Assets related to the discontinued Zingo business are classified as assets held-for-sale when certain criteria are met. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long–Lived Assets, we classified these assets as assets held-for-sale on the consolidated balance sheet as of December 31, 2008, which includes certain raw material used in Zingo, prepaid and other assets, and fixed assets associated to Zingo manufacturing. In addition, since we expect to have no significant or direct involvement in future operations related to these assets after November 8, 2008, the operations related to the Zingo manufacturing and commercial activities, including the CJV, have been presented as discontinued operations. Discontinued operations are reported as a separate component within the consolidated statement of operations outside of loss from continuing operations.

As part of our discontinuance of operations, we are engaging our CJV partners in China to discuss the dissolution of the CJV, which may affect potential partnerships. In addition, our current Zingo partners may seek damages against us as part of their negotiations to modify or terminate any existing agreements.

Since our Zingo assets were classified as asset held-for-sale as of December 31, 2008, we were required to report these assets at the lower of their respective carrying amounts or their fair values less costs to sell. The net book carrying value of the Zingo assets was approximately $20.1 million and, based upon our analysis as of December 31, 2008, the estimated fair value of the Zingo assets was $183,000. The estimated fair value is based on a third party offer, less cost to sell the assets. Therefore, we recognized an asset impairment charge of approximately $19.9 million in manufacturing related costs for our Zingo related assets.

The significant components of our Zingo manufacturing and commercial operations, which were presented as discontinued operations for the years ended December 31, 2008, 2007 and 2006, were as follows:

	Year-ended December 31,
	2008	2007	2006
Operating expenses:
Manufacturing related costs	$26,023	$—	$—
Research and development	11,541	12,399	14,666
Sales and marketing	13,552	9,023	4,865

Total operating expenses	51,116	21,422	19,531

Loss from discontinued operations	$(51,116)	$(21,422)	$(19,531)

Basic and diluted net loss per common share:	$(1.27)	$(0.76)	$(0.95)

Weighted average shares used to compute basic and diluted net loss per common share	40,348,919	28,024,078	20,643,318

Additionally, we reclassified certain non-Zingo related laboratory equipment to asset held-for-sale and ceased the depreciation of these assets as of December 31, 2008. The carrying value of the laboratory equipment was approximately $244,000. We recorded a $210,000 impairment charge against this laboratory equipment as we determined that the carrying value exceeded the fair value of the assets. The $210,000 impairment charge was included in the research and development expense on the consolidated statement of operations for the year ended December 31, 2008.

6. Inventories

Inventories consist of the following (in thousands):

	December 31,
	2008	2007
Raw material	$—	$274
Work-in-process	—	285
Finished goods	—	—

Total	$—	$559

At December 31, 2008, all remaining inventories had been re-classified as asset held-for-sale as part of the discontinuance of the Zingo product. These inventories will not be commercially sold and are being valued as part of the Zingo related group of available for sale assets.

7. Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,
	2008	2007
Leasehold improvements	$11	$274
Computer and office equipment	372	783
Laboratory equipment	—	1,204
Construction-in-process	—	7,408
Manufacturing equipment	—	6,662

	383	16,331
Less accumulated depreciation and amortization	(165)	(1,055)

Property and equipment, net	$218	$15,276

At December 31, 2008, in conjunction with the discontinued operations, we reclassified net book value of approximately $17.1 million of Zingo related equipment and construction-in-process and approximately $244,000 of certain laboratory equipment to assets held-for-sale. In addition, we recorded approximately $128,000 of impairment charges against certain computer and office equipment and leasehold improvements as we determined that the carrying value exceeded the fair value of the assets. The $128,000 impairment charge was included in the general and administrative expense on the consolidated statement of operations for the year ended December 31, 2008.

Depreciation and amortization expense was approximately $1.4 million, $350,000 and $329,000 for the years ended December 31, 2008, 2007 and 2006, respectively. We recorded a gain on disposal of equipment of approximately $151,000 during the year ended December 31, 2007. For the years ended December 31, 2008 and 2006, we disposed certain computer, laboratory equipment and leasehold improvements due to the closure of its Conshohocken, Pennsylvania, Sunnyvale, California and Secaucus, New Jersey offices and recorded a recognized loss on disposal of approximately $165,000 and $267,000, respectively.

8. Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	December 31,
	2008	2007
Accrued professional fees	$263	$179
License fee accruals	346	—
Restructuring accruals	443	657
Other accrued liabilities	470	2,093

Total	$1,522	$2,929

9. Leases and Commitments

Leases

We lease certain of our facilities under non-cancelable operation leases which generally require us to make minimum lease payments as well as to reimburse maintenance expenses. We entered into a lease agreement in May 2004 for office space in Secaucus, New Jersey under a noncancelable operating lease through July 2009. In January 2005, we entered into an agreement to increase the amount of rented office space in New Jersey and the lease was extended to 2009. In December 2005, we also assumed a lease agreement for office and laboratory space in South San Francisco, California, which expires in November 2010 and a lease agreement for office space in West Conshohocken, Pennsylvania which expires in June 2009. In February 2007, we entered into an agreement to increase the amount of rented office space for the expansion of its sales force in West Conshohocken, Pennsylvania. The future minimum payments for all noncancelable operating leases as of December 31, 2008 are as follows (in thousands):

Year ending December 31,
2009	$2,202
2010	1,605

Total	$3,807

Rent expense under operating leases was approximately $2.2 million, $2.5 million, and $2.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

We have two letters of credit outstanding related to leases as of December 31, 2008, one for approximately $450,000 to secure the lease in South San Francisco, California, one for approximately $112,000 to secure the lease in Secaucus, New Jersey. These letters of credit are secured by our cash and as such are reflected in restricted cash in the accompanying consolidated balance sheets.

Licenses and Related Party

In August 2001, we entered into an agreement with James N. Campbell, M.D., Richard A. Meyer, M.S. and Marco Pappagallo, M.D. to acquire the exclusive, worldwide license to U.S. Patent Application No. 09/041294 (U.S. Patent No. 5,962,532) and all applications and products relating thereto directed to methods and kits for relieving pain using capsaicin as an anesthetic. The technology licensed under the agreement relates to the steps of administering capsaicin for pain reduction that we use in its product Adlea. This license excludes topical application to the skin of capsaicin and analogues. Upon execution of the agreement, the licensees were paid an aggregate up-front license fee of approximately $42,000, granted options for an aggregate of 21,667 shares of common stock of AlgoRx Pharmaceuticals, Inc. and reimbursed for expenses associated with filing, prosecution and maintenance of the patent. Upon its merger with AlgoRx, these stock options were terminated. We are obligated to pay Drs. Campbell and Pappagallo and Mr. Meyer royalties on any future sales of Adlea by us and any of its sublicensees. We are also obligated to pay up to $775,000 in milestone payments under the agreement, of which, as of December 31, 2008 and 2007, we have paid an aggregate of $400,000 and $200,000, respectively. Of the remaining milestone payments, we are obligated to pay $25,000 upon the grant of a Japanese patent using the licensed technology and $350,000 upon approval of the licensed technology for commercial use by the FDA. The license terminates on March 12, 2018, the date of expiration of the patent (U.S. Patent No. 5,962,532), or earlier upon the date of the invalidation of the patent. Our rights under this agreement can be terminated on 10 days’ written notice if we fail to fulfill any material obligation under the agreement and the failure is not cured by us within 180 days of receiving notice of such failure. We can terminate the agreement upon 30 days’ prior notice for any reason or upon 10 days prior notice for the failure of any counterparty to fulfill a material obligation not cured within 90 days of its giving notice of the failure. The license is subject to a license granted by Drs. Campbell and Pappagallo and Mr. Meyer to Johns Hopkins University for non-profit purposes. The license is subject to a sublicense to the inventors for research and development, with no right to commercialization. Dr. Campbell was a member of the Board of the Company from June 29, 2007 to December 19, 2008 and received approximately $105,000 in stock compensation and $12,000 in cash compensation for 2007, of which approximately $10,000 was accrued at December 31, 2007. For the year ended December 31, 2008, Dr. Campbell received approximately $67,000 in stock compensation and $39,000 in cash compensation.

Under all of our license agreements, we could be required to pay up to a total of approximately $800,000 in payments for milestones such as the initiation of clinical trials and the granting of patents. As of December 31,

2008, we incurred approximately $3.1 million of milestone charges, including approximately $1.6 million of cash payments and approximately $1.5 million of stock compensation, for the execution of agreements, patent approvals and the initiation of U.S. clinical trials. Milestone payments will also be due upon the first administration to a subject using licensed technology in a Phase 1 clinical trial, the first administration to a subject using licensed technology in a Phase 3 clinical trial and FDA approval of Adlea in addition to sales milestones and royalties payable on commercial sales if any occur.

In March 2002, we acquired from then PowderJect Research Limited and now PowderMed Limited (“PowderMed”), a wholly-owned subsidiary of Pfizer, Inc., a license to intellectual property consisting of over 150 patents and applications relating to the methods and apparatus for the delivery of powder forms of medications. The technology licensed under this PowderMed agreement includes the technology underlying our Zingo product. The license is exclusive worldwide with respect to products delivered by powder injection into the space between cells under the skin, except for certain immune products and certain products defined as “cytokine drugs” and except for products to which PowderMed retains the exclusive right for delivery in dental procedures to the extracellular space within the oral cavity. In December 2008, we amended our agreement with PowderMed and are no longer subject to paying royalties on any of the direct sales and any sublicense sales. For products other than Zingo resulting from the licensed technology, we are obligated to pay PowderMed royalties on any future direct sales. We also pay royalties on licensing fees, milestone payments, royalty payments, transfer price and other consideration that we receive from any sublicensees, if any. On December 22, 2008, we terminated the Supply Agreement, dated March 22, 2002, originally between AlgoRx Pharmaceuticals, Inc., a wholly-owned subsidiary of Anesiva, and PowderJect Research Limited, now PowderMed for the supply of certain components for our Zingo product.

In October 2004, we licensed the intellectual property underlying 1207 from Bridge Pharma, Inc. In consideration for the license, we paid Bridge Pharma, Inc. an up-front license fee consisting of a cash payment of $1.0 million and the issuance of 160,000 shares of its common stock. Such amounts were expensed during the fourth quarter of 2004. The Company valued the 160,000 shares at approximately $1.5 million based on our determination of the fair value of the common stock at the time of issuance. We have paid Bridge Pharma $200,000 for the commencement of Phase 1 trials in October 2006. The Company terminated the license in September 2007.

Debt

In August 2007, we entered into an equipment loan and security agreement, which was amended on June 24, 2008 (the “GE Loan Agreement”) with General Electric Capital Corporation, GECC, with respect to the financing of laboratory and manufacturing equipment in an amount up to $15.0 million. We borrowed approximately $6.6 million, $4.4 million and $420,000 under the agreement on August 30, 2007, November 30, 2007 and May 30, 2008, respectively. The promissory notes for the three borrowings were repayable over 42 months and carried a fixed interest rate of 9.91% per annum. The first six payments under the promissory notes were interest payments and the next 36 payments are both interest and principal payments. The loan and security agreement contained certain restrictive covenants relating primarily to the financed equipment and additional indebtedness. The loan and security agreement also contained provisions permitting the lender to accelerate the loan if we are in default. On September 30, 2008, we paid the remaining $10.7 million in principal, interest due and prepayment fees under the terms of the GE Loan Agreement. In connection with the debt extinguishment, we recorded a charge of approximately $656,000 for legal costs, termination and penalty fees and unamortized debt discounts.

On September 30, 2008, we entered into a loan and security agreement (the “Oxford Loan Agreement”) with Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the “Lenders”), and Oxford Financial Corporation, as agent, pursuant to which the Lenders agreed to lend us up to $30.0 million. On September 30, 2008, we received an initial $20.0 million pursuant to the terms and conditions set forth in the Oxford Loan Agreement. The remaining $10.0 million under the Oxford Loan

Agreement was to become available to us prior to March 31, 2009 upon the achievement of positive Phase 3 data from our product candidate Adlea in either bunionectomy or total knee replacement surgery, and if our company’s average market capitalization were at least $75.0 million for the 10 consecutive business days prior to a drawdown. We paid the Lenders a one-time fee of $300,000 in the aggregate upon the execution of the Oxford Loan Agreement.

Any amounts drawn down under the Oxford Loan Agreement accrue interest at a per annum rate equal to the greater of (i) 12.00% and (ii) the sum of (a) the three-month U.S. LIBOR rate reported in the Wall Street Journal three business days prior to the applicable funding rate, plus (b) 9.21%. Through June 30, 2009, we were required make monthly payments of interest only, at which time we will commence monthly payments of interest and principal. Additionally, any amounts drawn under the Oxford Loan Agreement would become immediately due and payable in full or in part upon (i) an “Event of Default,” which is defined in the Oxford Loan Agreement in a customary way for financings of this type or (ii) the non-achievement of both of the following two milestones by us: (a) we would have received, by no later than June 30, 2009, net proceeds of at least $50.0 million from the issuance and sale of our stock, and (b) our product sales revenue, excluding licensing revenue, for the trailing twelve month period ending on June 30, 2009 were to be equal to or greater than $20.0 million. In addition, the Lenders were issued warrants to purchase an aggregate of up to 1,790,082 shares of our common stock at an exercise price of $1.6759 per share. The estimated fair value of the warrants of $1.9 million was recorded as a debt discount with an offsetting entry to additional paid-in-capital. The warrants expire on the tenth anniversary of the date of the Oxford Loan Agreement.

On November 10, 2008, we repaid approximately $20.1 million in outstanding principal and accrued interest pursuant to the Oxford Loan Agreement with the Lenders as a result of the discontinuance of Zingo manufacturing and commercial operations. On December 5, 2008, we paid the Lenders’ terminal and legal fees of approximately $800,000. In connection with the debt extinguishment, we recorded a charge of approximately $3.1 million for legal costs, termination fees and unamortized debt discounts associated with warrants.

10. License and Distribution Agreements

In December 2007, we entered into an agreement with Medical Futures Inc. whereby we have granted an exclusive license to Medical Futures for the marketing and distribution of Zingo in Canada. Under the terms of the agreement, Medical Futures is responsible for all regulatory filings, marketing, distribution and selling in Canada. Upon regulatory approval in Canada, Medical Futures will purchase Zingo at a transfer price. We received a $50,000 upfront payment which is classified as other accrued liabilities. For the years ended December 31, 2007 and 2008, we recognized an insignificant amount in revenue under this agreement.

In February 2008, as amended in April 2008, we entered into a license agreement with Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. (Sigma-Tau). Under the terms of the agreement, Sigma-Tau is the exclusive distributor of Zingo in Italy, France, Germany, Netherlands, Belgium, Luxembourg certain French-speaking African countries, Liechtenstein, Portugal, Spain and Switzerland. We received a total of $275,000 of upfront payments, which are classified as other accrued liabilities. As of December 31, 2008, we had not recognized any revenue under the license agreement.

In April 2008, we entered into an exclusive license and distribution agreement with Green Vision Company. Under the terms of the agreement, Green Vision is the exclusive distributor of Zingo in Bahrain, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia and United Arab Emirates. The agreement provides for an upfront payment, royalty payments, and payments for the achievement of certain sales milestones. We received a $25,000 upfront payment, which is classified as other accrued liabilities. For the year ended December 31, 2008, we recognized an insignificant amount in revenue under this agreement.

In June 2008, we entered into a license agreement for worldwide rights to our NF-kappa B Decoy program to Transcription Factor Therapeutics, Inc. (TFT). Under the terms of the agreement, we will receive a non-refundable upfront licensing fee of $1.7 million and a milestone payment of $500,000 upon the latter of inventory or technology transfer. We may receive substantial milestone payments if additional products are commercialized. In turn, we are required to pay a sublicense fee that is a percentage of the license revenues received from TFT upon receipt of any license payments. As of December 31, 2008, we had not received the upfront license fee or milestone payment under the license agreement.

In July 2008, we entered into an exclusive license and distribution agreement with Lee’s Pharmaceutical (HK) Limited (“Lee’s Pharma”). Under the terms of the agreement, Lee’s Pharma is the exclusive distributor of the Zingo product in People’s Republic of China, Hong Kong and Macau. Pursuant to the agreement, we will receive an upfront payment, royalty payments, and payment for the achievement of a milestone. As of December 31, 2008, we had not recognized any revenue under the license agreement and we had not received the upfront payment license fee under the license agreement.

11. Capital Structure

Common Stock

As of December 31, 2008, Anesiva is authorized to issue 100,000,000 shares of common stock. Dividends on common stock will be paid when, and if, declared by the board of directors. Each holder of common stock is entitled to vote on all matters and is entitled to one vote for each share held.

In February 2005, we issued 19,684 shares of restricted common stock to employees and two directors, half of which will cliff vest on the anniversary dates of the grant date over a two to three year period. The weighted average fair value of this stock at the time of issuance was $24.72 per share. In February 2007, we issued 127,650 shares of restricted common stock to employees, one-third of which will cliff vest on the anniversary dates of the grant date over a three-year period. The weighted average fair value of this stock at the time of issuance was $7.60 per share. In February 2008, we issued 19,012 shares of restricted common stock to employees, one-third of which will cliff vest on the anniversary dates of the grant date over a three-year period. The weighted average fair value of this stock at the time of issuance was $5.03 per share. Restricted stock awards are grants that entitle the holder to shares of common stock as the award vests. As a result of these awards, during the year ended December 31, 2008, we recognized approximately $165,000 in compensation expense. These stock awards offer employees the opportunity to earn shares of our stock over time, rather than options that give the employee the right to purchase stock at a set price. If all the remaining restricted stock awards that were granted in 2005, 2007 and 2008 continue to vest, we expect to recognize approximately $31,000, $22,000, and $2,000 in compensation expense during the years ended December 31, 2009, 2010, and 2011, respectively. However, no compensation expense will be recognized for stock awards that do not vest.

As of December 31, 2008, under the terms of the stock purchase agreement with Azimuth Opportunity, Ltd., we had received a total of $4.1 million of cash proceeds from the sale of 617,898 shares of our common stock to Azimuth Opportunity, Ltd. and have approximately $25.9 million available for future draws. On March 2, 2009, we terminated the stock purchase agreement with Azimuth.

We have also granted restricted stock awards and stock options to consultants. We account for stock awards issued to such non-employees in accordance with the provisions of Emerging Issues Task Force, or EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or Issue No. 96-18. Under Issue No. 96-18, stock awards to non-employees are accounted for at their respective fair values using the Black-Scholes option-pricing model unless a more readily determinable fair value is available. The fair value of options granted to non-employees is remeasured during the performance period as the underlying options vest or as milestones are reached. During the year ended December 31, 2008, we granted 7,000 shares of restricted stock and 10,000 of stock options to purchase shares of common stock to one non-employee and recorded approximately $97,000 and $203,000 in stock-based compensation expense, respectively. During the year ended December 31, 2007, we granted 7,000 shares of restricted stock and 17,000 of stock options to purchase shares of common stock to two non-employees and recorded approximately $121,000 and $160,000 in stock-based compensation expense, respectively. During the year ended December 31, 2006, we granted 24,500 shares of restricted stock to three consultants with vesting periods from 110 days to one year and recorded $129,000 in stock-based compensation expense.

Preferred Stock

As of December 31, 2008, the Company was authorized to issue 5,000,000 shares of preferred stock.

Warrant

In February 2004, in connection with AlgoRx’s convertible Series C preferred stock financing transaction, AlgoRx issued a warrant to purchase an aggregate of 692,568 shares of convertible Series C preferred stock at an exercise price of $0.5925 per share to an investment adviser. In conjunction with the merger between Anesiva and AlgoRx, the warrant was converted into the right to purchase an aggregate of 65,212 shares of Anesiva common stock at an exercise price of $6.29 per share. We valued the warrant at $354,000 using the Black-Scholes model and the value of the warrants was recorded in stockholders’ equity. The termination date of this warrant is February 19, 2009. The exercise price and the number of shares of common stock issuable upon exercise of the warrant are subject to adjustment upon the occurrence of any stock dividend or stock split.

In September 2008, in connection with the Oxford Loan Agreement between us and the Lenders, we issued to the Lenders warrants to purchase an aggregate of up to 1,790,082 shares of our common stock at an exercise price of $1.6759 per share. The warrants expire on the September 30, 2018. We valued the warrants at $1.9 million using the Black-Scholes model and the value of the warrants was recorded in stockholders’ equity. On December 5, 2008, we amended the warrant agreements to reduce the aggregate number of shares to be purchased under the warrants from 1,790,082 shares to 1,193,388 shares without changing any other terms of the warrants.

At December 31, 2008, 1,258,600 warrants were outstanding, of which 65,212 were exercisable at $6.29 and 1,193,388 were exercisable at $1.6759 per share. The warrants expire at various dates from February 2009 to September 2018.

Employee Stock Purchase Plan

The Anesiva board of directors adopted the 2003 Employee Stock Purchase Plan (the “Purchase Plan”) in December 2003 and Anesiva’s stockholders approved it in January 2004 to become effective upon the effective date of the registration statement effecting Anesiva’s initial public offering. The Purchase Plan authorizes the issuance of 250,000 post-split shares of common stock pursuant to purchase rights granted to our employees or to employees of any of its affiliates, which amount will be increased on January 1, from 2005 until 2024, by 2% of the number of shares of common stock outstanding on that date or such lesser amount as the board of directors may determine. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on that date.

Under the Purchase Plan, employees, subject to certain restrictions, may purchase shares of common stock at 85% of the fair market value at either the date of eligibility for enrollment or the date of purchase, whichever is less. Purchases are limited to 15% of each employee’s eligible annual compensation. Under the Purchase Plan, 851,592 shares of common stock are available for future issuance at December 31, 2008.

12. Stock Option Plans

The 1999 Equity Incentive Plan was adopted in July 1999 and provides for the issuance of stock options. The Anesiva board of directors adopted in December 2003 and the stockholders approved in January 2004 the reservation of an additional 250,000 shares of common stock for issuance under the 1999 Equity Incentive Plan and to rename it the 2003 Equity Incentive Plan (the “2003 Plan”), to become effective upon the effective date of the registration statement. The board of directors adopted in October 2005 and the stockholders approved in December 2005 the reservation of an additional 1,800,000 shares of common stock for issuance under the Plan. An aggregate of 3,154,418 shares of common stock was reserved for issuance under the 2003 Plan, which amount will be increased annually for the life of the 2003 Plan on January 1 beginning in 2006, by the lesser of (a) 5% of the number of shares of common stock outstanding on such date and (b) 2,500,000 shares of common stock. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date.

Stock options granted under the 2003 Plan may be either incentive stock options, nonstatutory stock options, stock bonuses, or rights to acquire restricted stock. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time we grant an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options may be granted with vesting terms as determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated.

The board of directors adopted in December 2003 and the stockholders approved in January 2004 the 2003 Nonemployee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to non-employee directors. The aggregate number of shares of common stock that may be issued pursuant to options granted under the Directors’ Plan is 457,500 shares which amount will be increased annually on January 1, from 2006 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. The board of directors adopted in October 2005 and the stockholders approved in December 2005 the reservation of an additional 400,000 shares of common stock for issuance under the Plan.

As of December 31, 2008, the Company had reserved 7,384,139 shares of common stock for issuance under both the Directors’ Plan and the 2003 Plan.

Common stock options may include a provision whereby the holder, while an employee, director, or consultant, may elect at any time to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Any unvested shares so purchased are subject to repurchase by us at a price equal to the original purchase price of the stock. This right of repurchase will lapse with respect to the option shares, and each optionee shall vest in his or her option shares, as follows: a minimum of 20% of the option shares upon completion of one year of service measured from the vesting commencement date, and the balance of the option shares in a series of successive equal monthly installments upon the optionee’s completion of each of the next 36 months of service thereafter. At December 31, 2008 and 2007, no shares of common stock were acquired through the exercise of options are subject to Anesiva’s right of repurchase, respectively. At December 31, 2006, 459 shares of common stock acquired through the exercise of options are subject to Anesiva’s right of repurchase.

A summary of activity under the 2003 Plan and Directors’ Plan are as follows:

	Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted-Average Exercise Price Per Share
Balances at December 31, 2005	1,618,873	1,630,690	$10.25
Additional shares authorized	1,081,196	—	$—
Options granted	(1,776,250)	1,776,250	$7.49
Options exercised	—	(9,347)	$7.84
Options canceled	552,482	(552,482)	$9.18
Options shares repurchased	607	—	$7.07
Restricted shares issued	(24,500)	—	$—
Restricted shares canceled	375	—	$—

Balances at December 31, 2006	1,452,783	2,845,111	$8.74
Additional shares authorized	1,422,529	—	$—
Options granted	(914,552)	914,552	$7.21
Options exercised	—	(32,412)	$7.43
Options canceled	278,046	(278,046)	$12.18
Restricted shares issued	(166,150)	—	$—
Restricted shares canceled	13,080	—	$—

Balances at December 31, 2007	2,085,736	3,449,205	$8.07
Additional shares authorized	1,785,136	—	$—
Options granted	(2,770,952)	2,770,952	$2.65
Options exercised	—	—	$—
Options canceled	2,477,186	(2,477,186)	$6.83
Restricted shares issued	(29,012)	—	$—
Restricted shares canceled	93,074	—	$—

Balances at December 31, 2008	3,641,168	3,742,971	$4.87

The following table summarizes information about stock options for Anesiva common stock outstanding at December 31, 2008:

	Options Outstanding
		Year Ended December 31, 2008
	Weighted-Avg. Exercise Price	Number of Outstanding	Weighted- Avg. Remaining Contractual Life	Options Vested
Exercise Prices
$0.09—$.96	$0.53	896,200	7.92	—
$0.97—$5.03	$3.51	1,301,228	6.04	226,477
$5.04—$7.46	$7.15	824,582	2.03	621,938
$7.47—$64.48	$10.15	720,961	2.98	632,604

	$4.87	3,742,971	5.01	1,481,019

As of December 31, 2008, there were 10,000 options issued outside of the plans with a weighted-average exercise price of $4.80 per share. During the year ended December 31, 2007, 20,000 and 10,000 options issued outside of the plan were canceled and exercised, respectively. During the year ended December 31, 2008, the Company granted 7,000 stock options to a consultant at a price $3.97 per share, the fair value of common stock at the date of issuance, none of which were exercised. During the years ended December 31, 2007, we granted 17,000 stock options to consultants at a price range of $6.97 to $7.20 per share, the fair value of common stock at the date of issuance, none of which were exercised.

13. Employee Benefit Plan

The Company has one defined contribution 401(k) plan available to employees, the Anesiva retirement and Savings Plan. Employee contributions under both plans are voluntary and are determined on an individual basis, limited by the maximum amounts allowable under federal tax regulations. For the year ended December 31, 2008 and 2007, our contributions to the Anesiva retirement and Savings Plan were approximately $342,000 and $273,000, respectively. For the year ended December 31, 2008 and 2007, we matched $0.50 on each dollar of employee contribution to a maximum of $3,500 capped at 17% of an employee annual compensation.

14. Income Taxes

As of December 31, 2008 and 2007, we had deferred tax assets of approximately $88.8 million and $46.9 million, respectively. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance at December 31, 2008 and 2007. The valuation allowance increased by approximately $41.9 million, decreased by $81.2 million and increased by $18.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to net operating loss carryforwards. Significant components of our deferred tax assets are as follows (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$63,663	$32,837
Research credits	3,424	1,311
Deferred stock compensation	11,876	11,692
Other temporary differences	9,837	1,070

Total gross deferred tax assets	88,800	46,910
Valuation allowance	(88,800)	(46,910)

Net deferred tax assets	$—	$—

As of December 31, 2008, we had federal net operating loss carryforwards and research carryforwards for federal income tax purposes of approximately $162.2 million and approximately $2.0 million which expire beginning in the year 2018. As of December 31, 2008, we had state net operating loss carryforwards and research carryforwards of approximately $119.9 million and $6.0 million. The state net operating losses start to expire in 2012 and the research carryforwards have no expiration date.

Utilization of the net operating loss carryforwards and credit carryforwards may be subject to a substantial annual limitation due to the limitations set forth in Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company concluded a detailed analysis to determine whether ownership changes under Section 382 of the Internal Revenue Code have occurred in the Company and its predecessor entities, AlgoRx Pharmaceutical, Inc. and Corgentech Inc. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards and credit carryforwards attributable to periods before the change. The Company concluded that approximately $230.6 million and $10.3 million in federal net operating loss carryforwards and credit carryforwards and approximately $216.0 million and $7.7 million in state net operating loss carryforwards are significantly limited to offset future taxable income, if any.

The Company had unrecognized tax benefit of approximately $2.0 million and $3.5 million as of December 31, 2007 and 2008, respectively, all of which is offset by a full valuation allowance. These unrecognized tax benefits, if recognized, would affect the effective tax rate. There was no interest or penalties accrued at the adoption date and at December 31, 2007 and 2008.

The Company files income tax returns in the US federal jurisdiction and California tax jurisdictions. The tax years 1997 to 2008 remain open to examination by the US and state tax authorities.

A reconciliation of the change in the unrecognized tax benefit balance from January 1, 2007 to December 31, 2008 is as follows (in thousands):

Federal and State Tax
Balance as of January 1, 2007	$1,275

Additions for tax positions related to current year	699
Additions for tax positions related to prior years	—

Balance as of December 31, 2007	$1,974

Additions for tax positions related to current year	1,501
Additions for tax positions related to prior years	—

Balance at December 31, 2008	3,475
Less: unrecognized tax benefits attributable to temporary items included above	—

Total unrecognized tax benefits as of December 31, 2008, if recognized, would impact the effective tax rate	$3,475

15. Loss Per Share

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share:

	For the year ended December 31,
	2008	2007	2006
Numerator for basic and diluted net loss per share:
Net loss from continuing operations	$(52,097)	$(37,860)	$(36,036)

Net loss from discontinued operations	$(51,116)	$(21,422)	$(19,531)

Net loss	$(103,213)	$(59,282)	$(55,567)

Denominator for basic and diluted net loss per share:
Weighted-average shares of common stock outstanding	40,348,919	28,024,289	20,648,878
Less: weighted-average shares subject to repurchase	—	(211)	(5,560)

Weighted-average shares used in computing basic and diluted net loss per share	40,348,919	28,024,078	20,643,318

Basic and diluted net loss per share
Continuing operations	$(1.29)	$(1.36)	$(1.74)

Discontinued operations	$(1.27)	$(0.76)	$(0.95)

Basic and diluted net loss per share	$(2.56)	$(2.12)	$(2.69)

The following table shows dilutive common share equivalents outstanding, which are not included in the above historical calculations, as the effect of their inclusion is anti-dilutive during each period. Restricted stock that is not yet vested is included as dilutive common share equivalents because we consider such securities as the equivalent of stock options.

	Year ended December 31,
	2008	2007	2006
Restricted stock	27,370	152,320	26,061
Warrants	1,258,600	65,212	65,212
Plan Options	3,742,971	3,449,205	2,845,111
Out of Plan Options	10,000	10,000	40,000

Total	5,038,941	3,676,737	2,976,384

Shares Reserved for Issuance

The Company has reserved shares of common stock for future issuance at December 31, 2008 as follows:

Options outside plans	10,000
2003 Plan and Director’s Plan	7,384,139
Warrant	1,258,600
Purchase Plan	851,592

Total	9,504,331

16. Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands)
2008
Contract revenues	$1	$302	$1	$—
Research and development (1)	9,374	10,598	9,860	6,354
General and administrative (1)	4,249	4,278	2,801	1,675
Loss from debt extinguishment	—	—	(656)	(3,053)
Loss before discontinued operations (1)	(13,365)	(14,633)	(13,372)	(10,727)
Loss from discontinued operations (1)	(8,218)	(7,226)	(9,498)	(26,174)
Net loss	(21,583)	(21,859)	(22,870)	(36,901)

Basic and diluted net loss per common share:
Continuing operations	$(0.33)	$(0.36)	$(0.33)	$(0.27)
Discontinued operations	$(0.20)	$(0.18)	$(0.24)	$(0.65)
Basic and diluted net loss per common share	$(0.53)	$(0.54)	$(0.57)	$(0.92)

2007
Contract revenues	$—	$—	$50	$1
Research and development (1)	4,146	4,603	6,885	7,627
General and administrative (1)	4,207	4,229	4,171	4,092
Loss before discontinued operations (1)	(7,315)	(8,013)	(11,146)	(11,386)
Loss from discontinued operations (1)	(4,363)	(5,825)	(4,911)	(6,323)
Net loss	(11,678)	(13,838)	(16,057)	(17,709)

Basic and diluted net loss per common share:
Continuing operations	$(0.27)	$(0.29)	$(0.40)	$(0.40)
Discontinued operations	$(0.16)	$(0.22)	$(0.18)	$(0.20)
Basic and diluted net loss per common share	$(0.43)	$(0.51)	$(0.58)	$(0.60)

(1)	Reflects adjustments made as a result of the discontinued operations relating to the Zingo manufacturing and commercial activities announced in November 2008 (see Note 5 for further details).

17. Subsequent Events

Debt

On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities (each a “Security” and together the “Securities”) for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Agreement. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of seven percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Securities, plus all accrued but unpaid interest. Unless we pay the principal back early under the terms of the Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Agreement, we received an initial $3.0 million on January 20, 2009, and we requested and received a second tranche of $2.0 million on March 3, 2009. We have requested the final tranche of $2.0 million under the Investor Agreement to be received before April 1, 2009.

Additional amounts under the Investor Agreement may become available to us at any time prior to April 1, 2009 upon the request our board of directors of the Company provided that: (1) the amount requested does not exceed $2.0 million for each subsequent closing; (2) we do not request more than two subsequent closings; and (3) the request for a subsequent closing is approved in writing by the Investors holding, at any time, at least sixty percent (60%) of the aggregate unpaid principal of the then outstanding Securities purchased pursuant to the Investor Agreement. We may not be able to access the remaining $2.0 million under this facility if the request is not approved by the Investors.

Common Stock

On March 2, 2009, we terminated the stock purchase agreement with Azimuth.

Legal Proceedings

We are a party to various legal proceedings incident to the normal course of business. Management believes that adverse decisions in any pending or threatened proceedings could have a material effect on our financial position, results of operations or cash flows.

On January 5, 2009, Pacific Die Cut Industries, Inc. (PDCI) filed a lawsuit against us in the Alameda County Superior Court for an amount of approximately $140,000. The lawsuit related to services provided by PDCI to us. On February 13, 2009, we settled this litigation with PDCI. Pursuant to the settlement agreement, we paid PDCI an amount lower than their claim to settle all claims between PDCI and Anesiva. The litigation has been fully resolved and dismissed and the settlement will not have a material effect on our operating results in 2009.

On December 23, 2008, 500 Plaza Drive Corporation (500 Plaza) exercised a termination right under our lease for our facility in Secaucus, New Jersey, to terminate the lease effective December 28, 2008 due to non-payment of December, 2008 rent. On January 5, 2009, 500 Plaza filed a summary dispossess action against us in the Superior Court of New Jersey, Special Civil Part, in Hudson County, New Jersey. The summary dispossess action sought a ruling to remove us from the office space at 500 Plaza Drive and pay nominal attorneys fees. On February 9, 2009, a default judgment was issued against us and we no longer have possession of the Secaucus facility. After termination of the lease, 500 Plaza drew down on the security deposit in the form of a letter of credit for their benefit in the amount of approximately $112,000. On March 9, 2009, 500 Plaza served a further complaint seeking more than $242,200 for amounts allegedly due under the terminated lease. We are unable to predict the outcome of this litigation at this time.

On January 16, 2009, Maria Monshaw initiated legal proceedings against us in U.S. District Court for the Eastern District of Pennsylvania. The lawsuit alleges breach of contract and non-payment of consulting services and business expenses totaling approximately $136,000 as well as interest and legal costs. No trial date has been set for these proceedings and we are unable to predict the outcome of these proceedings.

On March 17, 2009, Andrew Lambert, an alleged stockholder, served a derivative complaint filed in the Court of Chancery of the State of Delaware on us, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the financing transaction we completed in January 2009. On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On March 19, 2009, Sheryl Gluck, an alleged stockholder, filed a derivative complaint in the Court of Chancery of the State of Delaware, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the financing transaction we completed in January 2009. On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and together the “Investors”), where we agreed to sell and issue securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 25, 2009.

ANESIVA, INC.

By:	/s/ MICHAEL L. KRANDA
Michael L. Kranda
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL L. KRANDA	Chief Executive Officer and Director (Principal Executive Officer)	03/25/2009
Michael L. Kranda

/s/ JOHN H. TRAN	Vice President, Finance and Chief Accounting Officer (Principal Financial and Accounting Officer)	03/25/2009
John H. Tran

/s/ RODNEY A. FERGUSON	Director	03/25/2009
Rodney A. Ferguson, Ph.D.

/s/ JOHN F. HAMILTON	Director	03/25/2009
John F. Hamilton

/s/ DANIEL S. JANNEY	Director	03/25/2009
Daniel S. Janney

/s/ ARNOLD L. ORONSKY	Director	03/25/2009
Arnold L. Oronsky, Ph.D.

/s/ MICHAEL F. POWELL	Director	03/25/2009
Michael F. Powell, Ph.D.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1(1)	Agreement and Plan of Merger among Corgentech Inc., Element Acquisition Corp. and AlgoRx Pharmaceuticals, Inc. dated September 23, 2005.

3.1	Amended and Restated Certificate of Incorporation, dated February 18, 2004.

3.2(33)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 15, 2005.

3.3(3)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated June 21, 2006.

3.4(4)	Restated Bylaws.

4.1	Reference is made to Exhibits 3.1 through 3.4.

4.2(5)	Specimen stock certificate.

4.3(25)	Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.4	Form of Amendment to Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.5(30)	Form of Security.

4.6(31)	Registration Rights Agreement, dated September 30, 2008, by and among Anesiva, Inc., Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation.

10.1(6)*	2003 Equity Incentive Plan.

10.2(7)*	2003 Non-Employee Directors’ Stock Option Plan.

10.3(5)*	2003 Employee Stock Purchase Plan.

10.4(5)	Lease Agreement, dated March 16, 2000, between Gateway Center, LLC and Corgentech Inc.

10.5(5)	Sublease, dated March 11, 2002, between Michael Gurfinkel and Corgentech Inc.

10.6(5)	Sublease, dated May 15, 2003, between Coulter Pharmaceuticals, Inc. and Corgentech Inc.

10.7(5)	Lease, dated November 7, 1997, between Coulter Pharmaceuticals, Inc. and HMS Gateway Office L.P., as amended by the First Amendment to Lease Agreement, dated November 10, 1998, and Second Amendment to Lease Agreement, dated May 19, 2000.

10.8	Reserved.

10.9	Reserved.

10.10	Reserved.

10.11(5)	Master Security Agreement, dated February 3, 2003, between GE Capital Corporation and Corgentech Inc., as amended.

10.12(6)	Amended and Restated Investor Rights Agreement, dated October 10, 2003.

10.13(5)	Form of Indemnity Agreement.

10.14(5)*	Employment Letter, dated November 29, 1999, with John P. McLaughlin.

10.15	Reserved.

10.16	Reserved.

Exhibit Number	Description of Document
10.17(5)*	Termination of Preemptive Rights and Registration Rights Agreement, dated May 17, 2002, between John P. McLaughlin and Corgentech Inc.

10.18(5)*	Employment Letter, dated August 18, 2000, with Leslie M. McEvoy.

10.19(5)*	Promissory Note, dated June 28, 2001, issued by Leslie M. McEvoy to Corgentech Inc.

10.20	Reserved.

10.21(5)*	Letter Agreement, dated June 30, 2001, with Leslie M. McEvoy.

10.22	Reserved.

10.23(5)*	Stock Pledge Agreement, dated August 28, 2001, with Leslie M. McEvoy.

10.24(5)*	Employment Letter, dated October 18, 2001, with Richard P. Powers.

10.25(5)*	Promissory Note, dated December 20, 2001, issued by Richard P. Powers to Corgentech Inc.

10.26(5)*	Stock Pledge Agreement, dated December 20, 2001, with Richard P. Powers.

10.27(8)*	Employment Agreement with Ronald M. Burch, dated December 6, 2005 and effective December 15, 2005.

10.28(5)*	Employment Letter, dated July 2, 2002, with James Z. Huang.

10.29(5)*	Letter Agreement, dated October 11, 2002, with James Z. Huang.

10.30(5)*	Promissory Note, dated October 11, 2002, issued by James Z. Huang to Corgentech Inc.

10.31(5)*	Stock Pledge Agreement, dated October 11, 2002, with James Z Huang.

10.32(9)*	Employment Letter, dated April 30, 2004, with Patrick Broderick.

10.33(10)*	Form of Stock Option Grant Notice and Stock Option Agreement under the 2003 Equity Incentive Plan.

10.34(11)*	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2003 Equity Incentive Plan.

10.35(12)*	Form of Grant Notice and Stock Option Agreement for the 2003 Non-Employee Directors’ Stock Option Plan.

10.36(13)	Non-employee director cash compensation arrangement.

10.37(14)	Escrow Agreement, dated December 15, 2005 between Corgentech Inc. and Mellon Investor Services.

10.38(15)	Lease Agreement dated August 27, 1997, by and between AlgoRx Technologies, Inc. (formerly PowderJect Technologies, Inc.) and John Arrillaga, or his Successor Trustee, UTA dated 07/20/77 (the John Arrillaga Survivor’s Trust) as amended and Richard T. Peery, Trustee, or his Successor Trustee, UTA 7/20/77 (Richard T. Peery Separate Property Trust) as amended (Exhibit 10.8 to File No. 333-120757).

10.39(15)	Lease dated May 10, 2004, between AlgoRx Pharmaceuticals, Inc. and 500 Plaza Drive Corp. (exhibit 10.9 to File No. 333-120757).

10.41(15)	License Agreement entered into as of August 28, 2001, among AlgoRx Pharmaceuticals, Inc. and James N. Campbell, M.D., Richard Meyer, M.S. and Marco Pappagallo, M.D. (exhibit 10.10 to File No. 333-120757).

Exhibit Number	Description of Document
10.42(15)	License Agreement entered into as of August 28, 2001, between AlgoRx Pharmaceuticals, Inc. and Marco Pappagallo, M.D. (Exhibit 10.11 to File No. 333-120757).

10.43(15)††	License Agreement entered into as of March 22, 2002, by and between AlgoRx Pharmaceuticals, Inc. and PowderJect Research Limited (Exhibit 10.12 to File Number 333-120757).

10.44(15)††	First Amendment to License Agreement entered into as of July 7, 2003, between AlgoRx Pharmaceuticals, Inc. and PowderJect Research Limited (Exhibit 10.13 to File No. 333-120757).

10.45(15)	Assignment, Assumption and Consent Agreement made as of May 14, 2004, by and among PowderMed Limited, PowderJect Research Limited, PowderJect Technologies Limited, AlgoRx Pharmaceuticals, Inc. and AlgoRx Technologies, Inc. (Exhibit 10.14 to File No. 333-120757).

10.46(15)	Letter Agreement entered into as of September 30, 2004, between AlgoRx Pharmaceuticals, Inc. and PowderJect Research Limited (Exhibit 10.15 to File No. 333-120757).

10.47(15)††	Supply Agreement entered into as of March 22, 2002, between AlgoRx Pharmaceuticals, Inc. and PowderJect Research Ltd. (Exhibit 10.16 to File No. 333-120757).

10.48(15)††	First Amendment to Supply Agreement entered into as of July 7, 2003, between AlgoRx Pharmaceuticals, Inc. and PowderJect Technologies Limited (Exhibit 10.17 to File No. 333-120757).

10.49(15)††	Collaboration, Development and License Agreement made as of October 28, 2004, between AlgoRx Pharmaceuticals, Inc. and Bridge Pharma, Inc. (Exhibit 10.18 to File No. 333-120757).

10.50(15)	Lease Modification Agreement dated January 17, 2005 between AlgoRx Pharmaceuticals, Inc. and 500 Plaza Drive Corp. (Exhibit 10.20 to File No. 333-120757).

10.51(15)	Lease dated January 12, 2005 between AlgoRx Pharmaceuticals, Inc. and Sunnyvale Village Associates (Exhibit 10.21 to File No. 333-120757).

10.52(3)††	Letter Agreement, dated May 20, 2006, between Mikron Corporation and Anesiva, Inc.

10.53(16)	Sublease Extension, dated August 17, 2006, by and among the Registrant and GlaxoSmithKline plc, as Successor in Interest to Coulter Pharmaceuticals.

10.54(17)†	Loan and Security Agreement, dated August 30, 2007, by and among the Registrant and General Electric Capital Corporation.

10.55(17)†	Promissory Note, dated August 30, 2007, issued to General Electric Capital Corporation.

10.56(33)††	Promotional Agreement, dated October 9, 2007, by Anesiva, Inc. and Sagent Pharmaceuticals, Inc.

10.57(33)††	Cooperative Joint Venture Contract, dated October 11, 2007, by Anesiva, Inc. and Lau,Yat Ming and Wanbang Biopharmaceutical Co. Ltd.

10.58(20)*	Executive Change in Control and Severance Benefit Plan, as amended.

10.59(19)	Common Stock Purchase Agreement, dated June 19, 2006, between Corgentech Inc., and Aximuth Opportunity Ltd.

10.60(21)	Amendment No.1 to the Common Stock Purchase Agreement entered into as of March 24, 2008, by and between Anesiva and Azimuth Opportunity Ltd. (Exhibit 10.60 to File No. 000-50573).

10.61†(22)	License Agreement entered into as of February 4, 2008, by and between Anesiva and Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. (“Sigma-Tau”). (Exhibit 10.61 to File No. 000-50573).

10.62†(22)	Amendment to the License Agreement entered into as of April 15, 2008 by and between Anesiva and Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. (“Sigma-Tau”). (Exhibit 10.62 to File No. 000-50573).

Exhibit Number	Description of Document
10.63†(22)	License and Distribution Agreement entered into as of April 24, 2008, by and between Anesiva and Green Vision Company (Exhibit 10.63 to File No. 000-50573).

10.64(23)*	Offer Letter between Anesiva and Michael Kranda entered into as of June 16, 2008 (Exhibit 10.64 to File No. 000-50573).

10.65(23)*	Separation and Consulting Agreement between Anesiva and John P. McLaughlin entered into as of June 13, 2008 (Exhibit 10.65 to File No. 000-50573).

10.66(24)	First Amendment to Equipment Loan and Security Agreement and Waiver entered into as of June 24, 2008, by Anesiva and General Electric Capital Corporation (Exhibit 10.66 to File No. 000-50573).

10.67(32)†	License and Distribution Agreement entered into as of July 21, 2008, by and between Anesiva and Lee’s Pharmaceutical (HK) Limited (Exhibit 10.67 to File No. 000-50573).

10.68(26)*	Separation and Consulting Agreement between Anesiva, Inc. and John X. Regan, dated September 2, 2008 (Exhibit 10.68 to File No. 000-50573).

10.69(26)*	Offer Letter between Anesiva, Inc. and William C. Houghton, M.D., dated July 9, 2008 (Exhibit 10.69 to File No. 000-50573).

10.70(25)	Loan and Security Agreement, dated September 30, 2008, by and among Anesiva, Inc., Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (Exhibit 10.70 to File No. 000-50573).

10.71	Letter Agreement, dated November 10, 2008, by and among Anesiva, Inc., Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation

10.72(25)	Letter Agreement, dated September 30, 2008, by and between Anesiva, Inc. and General Electric Capital Finance Corporation.

10.73(27)*	Separation Agreement between Anesiva, Inc, and Nancy E. Donahue, dated November 10, 2008.

10.74	Termination Agreement between Anesiva, Inc. and PowderMed, Ltd, effective as of December 18, 2008.

10.75(28)	Securities Purchase Agreement, dated January 20, 2009, by and among Anesiva, Inc., Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP.

10.76*	Amendment to Offer Letter, dated June 16, 2008 between Anesiva and Michael L. Kranda entered into as of March 24, 2009.

10.77(29)*	Separation and Consulting Agreement between Anesiva, Inc. and Jean-Frédéric Viret, dated February 18, 2009.

10.78*	Amendment to Offer Letter, dated July 9, 2008 between Anesiva and William C. Houghton entered into as of March 24, 2009.

10.79*	Amendment to Offer Letter, dated July 9, 2008 between Anesiva and William C. Houghton entered into as of November 19, 2008.

10.80*	Offer Letter Agreement between Anesiva and John H. Tran, dated March 23, 2009.

10.81*	Amendment to Offer Letter, dated November 21, 2002 between Anesiva and Jean-Frédéric Viret entered into as of November 18, 2008.

10.82*	Amendment to Offer Letter, dated June 16, 2008 between Anesiva and Michael L. Kranda entered into as of November 19, 2008.

Exhibit Number	Description of Document
10.83*	Retention Bonus Letter between Anesiva and Michael L. Kranda, dated February 25, 2009.

10.84*	Retention Bonus Letter between Anesiva and William C. Houghton, dated February 25, 2009.

10.85*	Retention Bonus Letter between Anesiva and John H. Tran, dated February 25, 2009.

10.86*	Retention Bonus Arrangements.

21.1	List of Subsidiaries

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page).

31.1	Certification of Principal Executive Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

31.2	Certification of Principal Financial Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

32.1**	Certification of Chief Executive Officer, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

32.2**	Certification of Vice President, Finance, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

(1)	Filed as Exhibit 1.1 to our Current Report on Form 8-K, (File No. 000-50573), dated September 26, 2005, filed on September 26, 2005 and incorporated by reference herein.
(2)	Filed as Exhibit 3.2 to our Registration Statement on Form S-1, as amended (File No. 333-110923), filed on December 4, 2003, and incorporated by reference herein.
(3)	Filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended June 30, 2006, filed on August 10, 2006, and incorporated by reference herein.
(4)	Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-50573), filed on February 11, 2008, and incorporated by reference herein.
(5)	Filed as the like-numbered exhibit to our Registration Statement on Form S-1, as amended (File No. 333-110923), filed on December 4, 2003, and incorporated by reference herein.
(6)	Filed as Exhibit 10.48 to our Current Report on Form 8-K (File No. 000-50573), dated December 15, 2005, filed on December 16, 2005, and incorporated by reference herein.
(7)	Filed as Exhibit 10.49 to our Current Report on Form 8-K (File No. 000-50573), dated December 15, 2005, filed on December 16, 2005, and incorporated by reference herein.
(8)	Filed as Exhibit 10.50 to our Current Report on Form 8-K (File No. 000-50573), dated December 15, 2005, filed on December 16, 2005, and incorporated by reference herein.
(9)	Filed as Exhibit 10.32 to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended June 30, 2004, filed on August 12, 2004, and incorporated by reference herein.
(10)	Filed as Exhibit 10.35 to our Report on Form 8-K (File No. 000-50573), dated December 15, 2005, filed on December 16, 2005, and incorporated by reference herein.
(11)	Filed as Exhibit 10.36 to our Current Report on Form 8-K (File No. 000-50573), dated December 15, 2005, filed on February 24, 2005, and as amended as filed as Exhibit 99.1 to our Report on Form 8-K, filed on February 9, 2007, and incorporated by reference herein.
(12)	Filed as Exhibit 10.37 to our Current Report on Form 8-K (File No. 000-50573), dated December 15, 2005, filed on December 16, 2005, and incorporated by reference herein.
(13)	Filed as Exhibit 10.38 to our Annual Report on Form 10-K, as amended (File No. 000-50573), for the year ended December 31, 2004, filed on March 22, 2005, and incorporated by reference herein.

(14)	Filed as Exhibit 2.4 to InterWest Partners VIII, LP’s Schedule 13D (File No. 005-79795), filed on December 27, 2005, and incorporated by reference herein.
(15)	Filed as an exhibit under the number indicated to AlgoRx Pharmaceuticals, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-120757), filed on November 24, 2004, and incorporated by reference herein.
(16)	Filed as the like numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), dated August 17, 2006, filed on August 23, 2006, and incorporated by reference herein.
(17)	Filed as the liked-numbered exhibit to our Current Report of Form 8-K, filed with the SEC on September 6, 2007, and incorporated herein by reference.
(18)	Filed as Exhibit 10.44 to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended June 30, 2005, filed on August 4, 2005, and incorporated by reference herein.
(19)	Filed as Exhibit 99.2 to our Current Report on Form 8-K (File No. 000-50573), dated June 19, 2006, filed on June 20, 2006, and incorporated by reference herein.
(20)	Filed as Exhibit 10.76 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein
(21)	Filed the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on March 25, 2008, and incorporated by reference herein.
(22)	Filed as the like-numbered exhibit to our Quarterly Report on Form 10-Q (File No. 000-50573), filed on May 8, 2008, and incorporated by reference herein.
(23)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on June 19, 2008, and incorporated by reference herein.
(24)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on June 26, 2008, and incorporated by reference herein.
(25)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.
(26)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on September 3, 2008, and incorporated by reference herein.
(27)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on November 14, 2008, and incorporated by reference herein.
(28)	Filed as Exhibit 10.74 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein.
(29)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on February 19, 2009, and incorporated by reference herein.
(30)	Filed as Exhibit 10.75 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein.
(31)	Filed as Exhibit 10.71 to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.
(32)	Filed as the like-numbered exhibit to our Quarterly Report on Form 10-Q (File No. 000-50573), filed on August 11, 2008, and incorporated by reference herein.
(33)	Filed as the like numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573), filed on March 14, 2008, and incorporated by reference herein.
†	Confidential treatment has been granted for portions of this exhibit. These portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.
††	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.
*	Management contract, compensatory plan or arrangement.
**	The certifications attached as Exhibit 32.1 and Exhibit 32.2 accompany this Annual Report on Form 10-K, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of Anesiva, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.

Annex K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2009

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

COMMISSION FILE NO. 000-50573

Anesiva, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0503399
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

400 Oyster Point, Suite 502

South San Francisco, California 94080

(650) 624-9600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The total number of shares outstanding of the Registrant’s common stock as of April 30, 2009 was 40,452,353.

PART I—FINANCIAL INFORMATION

Item 1.	Condensed Consolidated Financial Statements (Unaudited)

Anesiva, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2009	December 31, 2008
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$315	$658
Prepaid expenses and other current assets	832	1,021
Restricted cash	—	589
Assets held-for-sale	191	217

Total current assets	1,338	2,485
Property, plant and equipment, net	155	218
Other assets	336	350

Total assets	$1,829	$3,053

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,851	$8,016
Accrued clinical trial liabilities	423	1,218
Accrued compensation	175	297
Other accrued liabilities	3,694	1,522
Debt obligations	4,765	—

Total current liabilities	15,908	11,053
Other long-term liabilities	1,228	—
Commitments
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000 shares authorized	—	—
Common stock, $0.001 par value; 100,000 shares authorized at March 31, 2009 and December 31, 2008; 40,451 and 40,469 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	41	41
Additional paid-in capital	304,212	303,937
Accumulated deficit	(319,560)	(311,978)

Total stockholders’ equity (deficit)	(15,307)	(8,000)

Total liabilities and stockholders’ equity (deficit)	$1,829	$3,053

See accompanying notes to condensed consolidated financial statements.

Anesiva, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the three months ended March 31,
	2009	2008
Contract revenues	$—	$1
Operating expenses:
Research and development	1,855	9,374
General and administrative	5,665	4,249

Total operating expenses	7,520	13,623

Loss from operations	(7,520)	(13,622)
Gain on sale of assets	65	—
Interest and other expense	(51)	(283)
Interest and other income	3	531

Loss before discontinued operations	(7,503)	(13,374)
Loss from discontinued operations	(80)	(8,209)

Net loss	$(7,583)	$(21,583)

Basic and diluted net loss per common share:
Continuing operations	$(0.19)	$(0.34)
Discontinuing operations	$(0.00)	$(0.20)

Basic and diluted net loss per common share	$(0.19)	$(0.54)

Weighted average shares used to compute basic and diluted net loss per common share	40,444	40,269

See accompanying notes to condensed consolidated financials statements.

Anesiva, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the three months ended March 31,
	2009	2008
Net loss	$(7,583)	$(21,583)
Adjustments to reconcile net loss to net cash used in operating activities:
Minority interest in loss of the CJV	—	(9)
Depreciation and amortization	46	290
Stock-based compensation	275	1,562
Interest expense	51	10
Gain on disposal of assets	(65)
Changes in assets and liabilities:
Prepaid expenses and other current assets	681	57
Inventories	—	(1,025)
Other assets	—	14
Accounts payable	(1,165)	5
Accrued clinical trial liabilities	(795)	319
Accrued compensation	(121)	(510)
Other accrued liabilities	3,114	109

Net cash used in operating activities	(5,562)	(20,761)

Investing activities
Cash from consolidation of the CJV	—	546
Purchases of property, plant and equipment	—	(631)
Proceeds from disposal of equipment	219	—

Net cash provided by (used in) investing activities	219	(85)

Financing activities
Repayment of equipment loans and capital lease obligations	—	(158)
Proceeds from issuance of common stock	—	198
Proceeds from term loans	5,000	—

Net cash provided by financing activities	5,000	40

Net decrease in cash and cash equivalents	(343)	(20,806)
Effect of foreign exchange rates on cash and cash equivalents	—	9
Cash and cash equivalents at beginning of period	658	90,840

Cash and cash equivalents at end of period	$315	$70,043

See accompanying notes to condensed consolidated financial statements.

Anesiva, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2009

1. Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

Anesiva, Inc. (“we” or “Anesiva” or the “Company”) was incorporated on January 19, 1999 in Delaware. We are a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had incurred recurring operating losses and negative cash flows from operations. At March 31, 2009, the Company has a negative working capital and a stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unsuccessful in its efforts to raise additional capital in the near term, the Company will be required to significantly reduce its research, development, and administrative operations, including further reduction of its employee base, or the Company may be required to cease operations completely, or liquidate in order to offset the lack of available funding. The 2009 and 2008 financial statements do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuance as a going concern is dependent on our future profitability and on the on-going support of our shareholders, affiliates and creditors and our future product commercialization and profitability. In order to mitigate the going concern issues, we are actively pursuing business partnerships, managing our continuing operations, and seeking capital funding on an ongoing basis via the issuance of securities and private placements.

We believe that our existing cash and cash equivalents, including amounts received subsequent to March 31, 2009, will be sufficient to fund our activities through May 2009. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development or we may need to cease operations completely, or liquidate. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in “Risk Factors.” Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidate we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials.

Our capital requirements depend on numerous factors, including: our ability to continue implementing our restructuring plan, our management of continuing operations, completion of our clinical development plan and whether we determine to pursue other indications for Adlea. Our announcement that we have discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea for use in bunionectomy surgeries did not meet its primary end point have significantly depressed our stock price and severely impaired our ability to raise additional funds. It could be difficult or impossible for us to raise additional capital.

If we do proceed with raising funds in the future, we may be required to raise those funds through public or private financings, strategic relationships or other arrangements. The sale of additional equity and debt securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. As a consequence if we are unable to obtain any additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned development and commercialization activities, which could materially harm our business. In addition, we have already significantly reduced our workforce and may need to further reduce or curtail our current workforce or may even cease operations completely, or liquidate if we do not obtain any additional funding. At March 31, 2009, we had higher total liabilities compared to total assets on our consolidated balance sheets.

Our portfolio of products includes:

•

Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee arthroplasty (TKA, or total knee replacement surgery). We are initially pursuing an indication for Adlea for the management of acute post-operative pain associated with orthopedic surgeries.

•

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Adlea is a novel non-opioid drug candidate that is a vanilloid receptor 1 agonist, or TRPV1 agonist, based on the compound capsaicin which provides analgesia from weeks to months. Zingo and Adlea are different drugs, each with its own mechanisms of action. Zingo is comprised of microcrystals of lidocaine delivered into the skin by compressed gas. Zingo employs a proprietary needle-free dispenser.

On January 20, 2009, we entered into a securities purchase agreement (the “Investor Agreement”) with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (the “Investors”), where we agreed to sell and issue securities (the “Investor Securities”) for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

On April 2, 2009, we offered to the holders of our common stock securities subscription rights (the “Rights Offering”) to purchase an aggregate principal amount of up to $3,000,000 of unsecured notes (the “Rights Offering Notes”) subject to the terms and conditions set forth in the senior debt indenture as supplemented by the supplemental indentures (the “Indenture”). On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% percent per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined in the Rights Offering Notes,, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the Rights Offering Notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, the outstanding principal and accrued but unpaid interest will be due on April 28, 2010.

The accompanying unaudited condensed consolidated financial statements of Anesiva and its subsidiaries have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. In the opinion of management these unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Anesiva’s financial position at March 31, 2009 and Anesiva’s results of operations and cash flows for the three-month periods ended March 31, 2009 and 2008. Interim-period results are not necessarily indicative of results of operations and cash flows for a full-year period.

Balance sheet data as of December 31, 2008 were derived from audited financial statements, but do not include all disclosures required by U.S. generally accepted accounting principles.

These unaudited condensed consolidated financial statements and the notes accompanying them should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. Stockholders are encouraged to review the Form 10-K for a broader discussion of Anesiva’s business and the risks inherent therein.

Principles of Consolidation

The consolidated financial statements include the accounts of Anesiva, Inc., our wholly owned subsidiaries, AlgoRx Pharmaceuticals, Inc. and Anesiva Hong Kong Ltd. In addition, we consolidate variable interest entities (VIEs) for which we are deemed the primary beneficiary. Specifically, during 2008, we consolidated the results of its joint venture with Jiangsu Wanbang Biological Pharmaceutical Corporation Limited, Wanbang, and an individual investor that was determined to be a VIE. We had determined that we were the primary beneficiary of the VIE until the restructuring of the china joint venture (CJV) operations in December 2008. We use the equity method to account for investments in entities in which we have a substantial ownership interest (20% to 50%), but for which do not require consolidation because we do not have significant influence over the operating and financial decisions of the investee. Our consolidated statement of operations includes our share of the earnings and losses of these entities during such periods. Intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management makes estimates when preparing the consolidated financial statements including those related to accrued but unbilled expenses for clinical trials, accrued liabilities, stock-based compensation, fair value, asset impairment and contingencies.

Cash and Cash Equivalents and Marketable Securities

We invest our excess cash in money market funds and in highly liquid debt instruments of the U.S. government, its agencies and municipalities and corporate notes. All highly liquid investments with stated maturities of 90 days or less from date of purchase are classified as cash equivalents; highly liquid investments with stated maturities of greater than 90 days are classified as marketable securities.

We determine the appropriate classification of investments in debt securities at the time of purchase. Cash equivalents and marketable securities are classified as available-for-sale securities as we do not intend to hold securities with stated maturities greater than twelve months until maturity. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). Any realized gains or losses on the sale of marketable securities are determined on a specific identification method, and such gains and losses are reflected as a component of interest income or expense.

Concentration of Credit Risks and Fair Value of Financial Instruments

The carrying values of our financial instruments, which include cash and cash equivalents, other assets, accounts payable and accrued expenses, approximate their fair values.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of salaries, employee benefits, laboratory supplies, consulting services, manufacturing products and services, preclinical and clinical services, and facility costs.

Discontinued Operations

In accordance with FAS 144, Accounting for the Impairment or Disposal of Long–Lived Assets , the manufacturing and commercial activities relating to Zingo could be clearly distinguished operationally and, for financial reporting purposes, from the rest of our continued operations since it met the following two conditions: (1) the operations and cash flows for Zingo have been eliminated from the ongoing operations of our company as approved by our board of directors, and, (2) we will not have any significant continuing involvement in the operations of Zingo after the disposal transaction.

Discontinued operations consist primarily of compensation, including stock-based compensation; for employees in sales, marketing, manufacturing and development; marketing and advertising expenses, consulting expenses, product registration fees and manufacturing-related costs related to the Zingo manufacturing and commercial activities. Manufacturing costs associated with Zingo include certain costs associated with our manufacturing process, including depreciation and personnel costs for activities such as quality assurance and quality control that were not capitalized in inventory, asset impairment of long-lived assets, losses from asset disposal, scrap during the manufacturing process, idle facility, operating expenses relating to the CJV operations, expenses related to unusable inventories and the lower of cost or market determinations.

Net Loss Per Share

We compute net loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS 128”). Under the provisions of SFAS 128, basic net loss per common share (“Basic EPS”) is computed by dividing net loss by the weighted-average number of common shares outstanding (excluding unvested founders’ shares subject to repurchase). Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss by the weighted-average number of common shares and dilutive common shares equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, convertible debt, shares issuable upon the exercise of stock options, and unvested founders’ shares subject to repurchase. Diluted EPS is identical to Basic EPS since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive.

Stock-Based Compensation Expense

Under SFAS No. 123 (revised 2004), share-based payment, or SFAS 123(R), the value of the portion of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods in our condensed consolidated statements of operations.

Employee Stock Plans

The 1999 Equity Incentive Plan was adopted in July 1999 and provides for the issuance of stock options. The Anesiva board of directors adopted in December 2003 and the stockholders approved in January 2004 the reservation of an additional 250,000 shares of common stock for issuance under the 1999 Equity Incentive Plan and to rename it the 2003 Equity Incentive Plan (the “2003 Plan”), which became effective upon the effective date of the registration statement. Shares reserved under the 2003 Plan are increased annually for the life of the 2003 Plan on January 1 beginning in 2006, by the lesser of (a) 5% of the number of shares of common stock outstanding on such date and (b) 2,500,000 shares of common stock. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date.

Stock options granted under the 2003 Plan may be either incentive stock options, nonstatutory stock options, stock bonuses, or rights to acquire restricted stock. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 50% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time we grant an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options may be granted with vesting terms as determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated. Stock options granted under the 2003 Plan have vesting terms as determined by the board of directors.

The board of directors adopted in December 2003 and the stockholders approved in January 2004 the 2003 Nonemployee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to non-employee directors. Shares reserved under the plan are increased annually on January 1, from 2006 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. Stock options granted under the Directors’ Plan vest as follows: initial grants vest in 48 equal monthly installments from the date of grant; and annual grants vest in 12 equal monthly installments from the date of grant.

As of January 1, 2009, we did not have any participants in the Employee Stock Purchase Plan.

Stock compensation

We estimate the fair value of each option grant to employees on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	For the three months ended March 31,
	2009	2008	2008 ESPP
	Stock option plans	Stock option plans
Dividend yield	—	—	—
Risk-free interest rate	1.9%	2.8%	3.0%
Volatility	160%	73%	74%
Expected life (in years)	5.7	5.3	0.5

During the three months ended March 31, 2009, we granted options to one employee. During the three months ended March 31, 2009 and March 31, 2008, the fair value of the options granted was $0.39 and $3.10, respectively.

Employee stock-based compensation expense recognized for the three months ended March 31, 2009 and 2008 was calculated based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Employee stock-based compensation expense recognized under SFAS 123(R) for the three months ended March 31, 2009 and 2008 was as follows (in thousands):

	For the three months ended March 31,
	Stock options		ESPP	Restricted stock
	2009	2008	2008	2009	2008
Research and development	$94	$253	$26	$(3)	$9
General and administrative	172	1,012	20	2	72
Discontinued operations	—	130	—	—	—

	$266	$1,395	$46	$(1)	$81

At March 31, 2009, the unrecognized compensation expense related to unvested outstanding stock options was approximately $661,000 which will be recognized through 2012, and the weighted-average remaining recognition period was 3.19 years. As of January 1, 2009, we did not have any participants in the Employee Stock Purchase Plan.

We have also granted restricted stock awards and stock options to consultants. We account for stock awards issued to such non-employees in accordance with the provisions of Emerging Issues Task Force, or EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or Issue No. 96-18. Under Issue No. 96-18, stock awards to non-employees are accounted for at their respective fair values using the Black-Scholes option-pricing model unless a more readily determinable fair value is available. The fair value of options granted to non-employees is remeasured during the performance period as the underlying options vest or as milestones are reached. During the three months ended March 31, 2009, we did not grant any shares of restricted stock or shares to purchase stock options to non-employees. During the three months ended March 31, 2009 we recorded approximately $5,000 and $5,000 in stock-based compensation expense for restricted stock and stock options granted to non-employees, respectively, for previously granted options. During the three months ended March 31, 2008, we granted 10,000 shares of restricted stock to one non-employee. During the three months ended March 31, 2008, we recorded approximately $14,000 and $26,000 in stock-based compensation expense for restricted stock and stock options granted to non-employees, respectively.

Recent Accounting Pronouncements

In October 2008, the FASB issued Staff Position No. FSP FAS 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS No. 157-3) which amends FAS No. 157 to include guidance on how to determine the fair value of a financial asset in an inactive market and which is effective immediately on issuance, including prior periods for which financial statements have not been issued. The implementation of FSP FAS No. 157-3 did not have a material impact on our condensed consolidated financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States of America. SFAS No. 162 becomes effective on November 15, 2008. We do not anticipate the adoption of SFAS No. 162 will have a material impact on our consolidated financial position, results of operations or cash flows.

2. Net Loss Per Share

Basic and diluted net loss per common share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration of additional potential common shares.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share (in thousands, except share and per share amounts):

	For the three months ended March 31,
	2009	2008
Numerator for basic and diluted net loss per share:
Net loss from continuing operations	$(7,503)	$(13,374)

Net loss from discontinued operations	$(80)	$(8,209)

Net loss	$(7,583)	$(21,583)

Denominator for basic and diluted net loss per share:
Weighted-average shares of common stock outstanding	40,443,793	40,269,148
Less: weighted-average shares subject to repurchase	—	—

Weighted-average shares used in computing basic and diluted net loss per share	40,443,793	40,269,148

Basic and diluted net loss per share
Continuing operations	$(0.19)	$(0.34)

Discontinued operations	$(0.00)	$(0.20)

Basic and diluted net loss per share	$(0.19)	$(0.54)

The following table shows dilutive common share equivalents outstanding, which are not included in the above historical calculations, as the effect of their inclusion is anti-dilutive during each period. Restricted stock that is not yet vested is included as dilutive common share equivalents because we consider such securities as the equivalent of stock options.

	Three months ended March 31,
	2009	2008
Restricted stock	3,943	117,711
Warrants	1,193,388	65,212
Options	2,495,375	4,257,148

Total	3,692,706	4,440,071

3. Restructurings

In October 2006, we announced the closure of a former AlgoRx Pharmaceuticals, Inc. office space in Secaucus, New Jersey to further reduce ongoing operational costs. As a result, we incurred a charge of approximately $176,000 primarily related to severance costs for five employees. Also in October 2006, we recorded a charge of approximately $487,000 related to vacating our office space in Secaucus, New Jersey and discontinuing other office equipment operating leases. In September 2007, we recorded an additional charge of $579,000 due to the elimination of any future sublease income, as a result of a worsening of the office rental market in Secaucus, New Jersey. The lease related to this office space expires in July 2009 and the remaining leases related to the office equipment expired in January 2009. At March 31, 2009, the remaining accrued liability related to this sublease of the Secaucus office was approximately $168,000. The following table sets forth the activity in the accrued liability related to exiting the lease of our office space in Secaucus, New Jersey, which is included in other accrued liabilities at March 31, 2009 (in thousands):

Exit Costs of Secaucus Office
Accrued liabilities at December 31, 2007	$657
Payment against accrued liability	(383)

Accrued liabilities at December 31, 2008	274
Payment against accrued liability	(106)

Accrued liabilities at March 31, 2009	$168

On September 2, 2008, we announced that we were realigning our operations. Accordingly, we reduce our workforce by 21 employees to focus primarily on sales, marketing, late-stage clinical development and outsourced manufacturing. We recorded an expense of $551,000 in severance salaries and other termination-related benefits related to the termination of 21 employees. During the year ended December 31, 2008, we made payments of $478,000 related to the restructuring. During the three months ended March 31, 2009, we made payments of $9,000 related to restructuring. At March 31, 2009, we had approximately $64,000 accrued for severance salaries and other termination-related benefits relating to the reduction-in-force. The following table sets forth the activity in the accrued liability related to severance costs, which is included in other accrued liabilities at March 31, 2009 (in thousands):

Employee Severance Costs
Accrued liabilities at September 2, 2008	$551
Payment against accrued liability	(478)

Accrued liabilities at December 31, 2008	73
Payment against accrued liability	(9)

Accrued liabilities at March 31, 2009	$64

On November 8, 2008, our board of directors approved the restructuring of our operations to focus on the clinical and commercial development of Adlea, our novel, capsaicin-based product candidate currently in late-stage clinical development for the management of acute post-operative pain following orthopedic surgery, and to discontinue Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration. In connection with the restructuring, we reduced our workforce and eliminated our sales and marketing functions of 23 employees relating to Zingo commercial activities. We offered severance benefits to the terminated employees, and recorded a restructuring charge of approximately $500,000, primarily associated with personnel-related termination costs during the fourth quarter of fiscal 2008. In conjunction with the discontinued Zingo operations, we recorded a charge of approximately $242,000 related to vacating our sales and marketing office space in Conshohocken, Pennsylvania as its primary purpose was to facilitate the Zingo commercial activities. The lease related to this office space expires in November 2009. At March 31, 2009, the remaining accrued liability related to the sublease of the Conshohocken office was approximately $242,000. The following table sets forth the activity in the accrued liability related to exiting the lease of our office space in Conshohocken, Pennsylvania, which is included in other accrued liabilities at March 31, 2009 (in thousands):

Exit Costs of Conshohocken Office
Accrued liabilities at November 8, 2008	$242
Payment against accrued liability	—

Accrued liabilities at December 31, 2008	242
Payment against accrued liability	—

Accrued liabilities at March 31, 2009	$242

On November 10, 2008, we provided the Worker Adjustment and Retraining Notification ACT (WARN) notices to 62 employees to inform them that their employment ended on January 9, 2009. Expenses relating to employees receiving the WARN notices was recognized ratability over their period of service.

In March 2009, our board of directors approved the closure of the office and laboratory space in South San Francisco, California to further reduce ongoing operational costs. As a result, we incurred a charge of approximately $3.3 million related to vacating our office space. The lease related to this office and laboratory space expires in November 2010. At March 31, 2009, the remaining liability related to this sublease of the South San Francisco office was approximately $3.5 million, which is included in other accrued liabilities on our condensed consolidated balance sheet.

4. Leases and Commitments

Leases

In March 2009, we entered into a sublease for office space in South San Francisco, California under a noncancelable operating lease, effective April 1, 2009 through June 2010. The future minimum payments for the operating lease as of March 31, 2009 are approximately $116,000.

Legal Proceedings

We are a party to various legal proceedings incident to the normal course of business. Management believes that adverse decisions in any pending or threatened proceedings could have a material effect on our financial position, results of operations or cash flows.

On January 5, 2009, Pacific Die Cut Industries, Inc. (PDCI) filed a lawsuit against us in the Alameda County Superior Court for an amount of approximately $140,000. The lawsuit related to services provided by PDCI to us. On February 13, 2009, we settled this litigation with PDCI. Pursuant to the settlement agreement, we paid PDCI an amount lower than their claim to settle all claims between PDCI and Anesiva. The litigation has been fully resolved and dismissed and the settlement did not have a material effect on our operating results in 2009.

On December 23, 2008, 500 Plaza Drive Corporation (500 Plaza) exercised a termination right under our lease for our facility in Secaucus, New Jersey, to terminate the lease effective December 28, 2008 due to non-payment of December, 2008 rent. On January 5, 2009, 500 Plaza filed a summary dispossess action against us in the Superior Court of New Jersey, Special Civil Part, in Hudson County, New Jersey. The summary dispossess action sought a ruling to remove us from the office space at 500 Plaza Drive and pay nominal attorneys fees. On February 9, 2009, a default judgment was issued against us and we no longer have possession of the Secaucus facility. After termination of the lease, 500 Plaza drew down on the security deposit in the form of a letter of credit for their benefit in the amount of approximately $112,000. On March 9, 2009, 500 Plaza served a further complaint seeking more than $242,200 for amounts allegedly due under the terminated lease. We are unable to predict the outcome of this litigation at this time.

On January 16, 2009, Maria Monshaw initiated legal proceedings against us in U.S. District Court for the Eastern District of Pennsylvania. The lawsuit alleges breach of contract and non-payment of consulting services and business expenses totaling approximately $136,000 as well as interest and legal costs. We are unable to predict the outcome of this litigation at this time.

On March 17, 2009, Andrew Lambert, an alleged stockholder, served a derivative complaint filed in the Court of Chancery of the State of Delaware on us, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On March 19, 2009, Sheryl Gluck, an alleged stockholder, filed a derivative complaint in the Court of Chancery of the State of Delaware, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

5. Discontinued Operations

On November 8, 2008, our board of directors approved the restructuring of our operations to focus on the clinical and commercial development of Adlea, our novel, capsaicin-based product candidate currently in late-stage clinical development for the management of acute post-operative pain following orthopedic surgery, and to discontinue Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Assets related to the discontinued Zingo business are classified as assets held-for-sale when certain criteria are met. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long–Lived Assets, we classified these assets as assets held-for-sale on the consolidated balance sheet as of December 31, 2008, which includes certain raw material used in Zingo, prepaid and other assets, and fixed assets associated to Zingo manufacturing. In addition, since we expect to have no significant or direct involvement in future operations related to these assets after November 8, 2008, the operations related to the Zingo manufacturing and commercial activities, including the CJV, have been presented as discontinued operations. Discontinued operations are reported as a separate component within the consolidated statement of operations outside of loss from continuing operations.

As part of our discontinued operations related to Zingo, we are engaging our CJV partners in China to discuss the dissolution of the CJV, which may affect potential partnerships. In addition, our current Zingo partners may seek damages against us as part of their negotiations to modify or terminate any existing agreements.

The significant components of our Zingo manufacturing and commercial operations, which were presented as discontinued operations for the three months ended March 31, 2009 and 2008, were as follows:

	For the three months ended March 31,
	2009	2008
Operating expenses:
Research and development	$60	$4,001
Sales and marketing	—	4,208

Total operating expenses	60	8,209

Interest expense	20

Loss from discontinued operations	$(80)	$(8,209)

Basic and diluted net loss per common share:	$(0.00)	$(0.20)

Weighted average shares used to compute basic and diluted net loss per common share	40,443,793	40,269,148

6. Debt

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement. At March 31, 2009, we had $5.0 million principal amount of Investor Securities outstanding.

7. Stockholders’ Equity (Deficit)

Common Stock

In June 2006, we entered into a stock purchase agreement with Azimuth Opportunity, Ltd for a two year commitment of up to $30.0 million. In March 2008, we entered into an amendment to the purchase agreement to extend the term of the agreement to March 2010. Since inception of the agreement, under the terms of the stock purchase agreement with Azimuth Opportunity, Ltd, we had received a total of $4.1 million of cash proceeds from the sale of 617,898 shares of our common stock to Azimuth Opportunity, Ltd. On March 2, 2009, we terminated the stock purchase agreement with Azimuth.

8. Subsequent Events

Debt

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

Litigation

On April 24, 2009, Eight Tower Bridge Development Associates filed a lawsuit against us in the Court of Common Pleas of Montgomery County, Pennsylvania alleging breach of contract and seeking more than $261,000 for amounts allegedly due under our lease for our facility in Conshohocken Pennsylvania. We are unable to predict the outcome of this litigation at this time.

Commitments

On May 7, 2009, we entered into a settlement agreement with a creditor to waive our outstanding payables of approximately $360,000 (at March 31, 2009) in exchange for manufacturing equipment (carrying value of zero) relating to the Zingo discontinued operations.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report on Form 10-Q, including particularly the sections entitled “Business Risks” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or the negative of these terms or other comparable terminology. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission.

Liquidity

We have an accumulated deficit of $319.6 million as of March 31, 2009. Additionally, we have used net cash of $5.6 million and $20.8 million to fund our operating activities for three months ended March 31, 2009, and 2008, respectively. All of which contributed to our ending cash and cash equivalent balance of approximately $315,000 at March 31, 2009. To date our operating losses have been funded primarily from outside sources of capital.

During 2008, we initiated our commercialization activities relating to Zingo while simultaneously pursuing available financing sources to support operations and growth. We have had, and continue to have, an ongoing need to raise additional cash from outside sources to fund our operations. However, our announcement in November 2008 that we discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea for use in bunionectomy surgeries did not meet its primary end point has significantly depressed our stock price. The current credit conditions and the downturn in the financial markets and the global economy may have severely impaired our ability to raise additional funds. At March 31, 2009, we had higher total liabilities compared to total assets on our condensed consolidated balance sheets. We believe that our existing cash and cash equivalents, including amounts received subsequent to March 31, 2009, will be sufficient to fund our activities through May 2009. Accordingly, the combination of these facts raises substantial doubt as to our ability to continue as a going concern. The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that we will continue as a going concern. If we are unsuccessful in our efforts to raise additional outside capital in the near term, we will be required to significantly reduce our research, development, and administrative operations, including further reduction of our employee base, or we may be required to cease operations completely, or liquidate in order to offset the lack of available funding.

We are pursuing financing opportunities in both the private and public debt as well as through strategic transactions and corporate partnerships. We have an established history of raising capital through these platforms, and we are actively pursuing our options. On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement. At March 31, 2009, we had $5.0 million principal amount of Investor Securities outstanding.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

Although there can be no assurance given, we hope to successfully complete one or more additional financing transactions and corporate partnerships in the near-term. It could be difficult or impossible for us to raise additional capital. Without this additional capital, current working capital and containment of operating costs will not provide adequate funding for research, clinical trials, and development activities relating to Adlea and may impact our ability to successfully partner or sell our Adlea asset. If we are able to raise funds in the near future, we may be required to raise those funds through public or private financings, strategic relationships or other arrangements. The sale of additional equity and debt securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. If such efforts are not successful, we may need to further reduce or curtail our current workforce, or may even cease operations completely, or liquidate if we do not obtain any additional funding. Based on our recent reductions described below and impact of other actions taken by management, the cash operating requirements in the near term have been reduced. In addition, we are pursuing strategic transactions and alternatives with respect to all aspects of our business, including sales of our Zingo product and asset and seeking a partner or acquirer for our Adlea program or opportunities for the merger, sale or other combination of Anesiva.

Overview

Anesiva, Inc. (“we” or “Anesiva”) is a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management. Our portfolio of products includes:

•

Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee replacement surgery. We are initially pursuing an indication for Adlea for the management of acute post-operative pain associated with orthopedic surgeries.

•

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Adlea is a novel non-opioid drug candidate that is a vanilloid receptor 1 agonist, or TRPV1 agonist, based on the compound capsaicin which provides analgesia from weeks to months. Zingo and Adlea are different drugs, each with its own mechanisms of action. Zingo is comprised of microcrystals of lidocaine delivered into the skin by compressed gas. Zingo employs a proprietary needle-free dispenser.

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

Our objective is to actively seek partnership for the continued development and commercialization of Adlea for the treatment of pain and pursue other potential business combination transactions. Key elements of our strategy include:

•	Advance the Clinical Development of Adlea

•	Initiation of a Phase 2 dose-validation study in total knee arthroplasty patients;

•	Conduct a supportive study in arthroscopic shoulder surgeries; and

•	Conduct a replacement Phase 3 study in an appropriate surgical model during 2009 and 2010.

•

Be Opportunistic About Partnering our Existing Products and About Expanding Our Pain Management Franchise. Evaluate partnership opportunities for Adlea that would provide maximum exposure of the product in the marketplace. Seek to in-license product candidates that would enhance our product pipeline of pain management products.

•

Explore other Potential Business Combination Transactions. Explore and evaluate opportunities for the merger, sale or other combination of Anesiva that would provide maximum return to our creditors and stockholders.

Financial Operations Overview

Contract Revenues

Contract revenues are revenues from licensing agreements that are based on the performance requirements of the agreement. If we have an ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the consolidated statement of operations over the term of the performance obligation. If we have no ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as revenue in the period in which the rights are transferred.

Research and Development Expenses

Our research and development expenses consist primarily of:

•	salaries and related expenses for personnel;

•	costs of operating facilities and equipment;

•

fees paid to regulatory agencies, consultants, and clinical research organizations in conjunction with independently monitoring our clinical trials and acquiring and evaluating data in conjunction with the clinical trials;

•	fees paid to research organizations in conjunction with preclinical studies;

•	costs to develop manufacturing processes at third-party manufacturers;

•	costs of materials used in research and development;

•	upfront and milestone payments under in-licensing agreements;

•	consulting fees paid to third parties; and

•	depreciation of capital resources used to develop products.

We expense both internal and external research and development costs as incurred.

We use our employee and infrastructure resources across several projects, and some costs are not attributable to an individually-named project but rather are directed across these research projects. The following table shows, for the three months ended March 31, 2009 and 2008, the total costs associated with Adlea, NF-kB Decoy and other research and development activities (i.e., salary and wages) (in thousands):

	For the three months ended March 31,
	2009	2008
Adlea	720	6,102
NF-kB Decoy	4	18
Other R&D	1,131	3,254

Total	1,855	9,374

We expect that a large percentage of our research and development expenses in the future will be incurred in support of Adlea for management of pain following orthopedic surgery and osteoarthritis pain. These expenditures are subject to numerous uncertainties in timing and cost to completion. We test our product candidates in numerous preclinical studies for toxicology, safety, and efficacy. We then conduct early stage clinical trials for each drug candidate. As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus our resources on more promising product candidates or programs. Completion of clinical trials by us or our future collaborators may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

•	the number of patients included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of sites that participate in the trials;

•	the number of doses that patients receive;

•	the duration of patient follow-up;

•	the phase of development the product is in; and

•	the efficacy and safety profile of the product.

Adlea is still being studied in clinical trials and has not yet received approval by the FDA or any foreign regulatory authority. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that our clinical data establish the safety and efficacy of our drug candidates.

As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will receive cash inflows from the commercialization and sale of a product.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation, including stock-based compensation, for employees in executive and operational functions, including finance and business development. Other significant costs include facilities costs and professional fees for accounting and legal services, including legal services associated with obtaining and maintaining patents.

Discontinued Operations

Discontinued operations consist primarily of Zingo related costs including: research and development, compensation, including stock-based compensation; for employees in sales, marketing, manufacturing and development; marketing and advertising expenses, consulting expenses, product registration fees and manufacturing related costs related to the Zingo manufacturing and commercial activities. Manufacturing costs associated with Zingo include certain costs associated with our manufacturing process, including depreciation and personnel costs for activities such as quality assurance and quality control that were not capitalized in inventory, asset impairment charges, losses from asset disposal, scrap during the manufacturing process, idle facility, expenses related to unusable inventories and the lower of cost or market determinations.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an on-going basis, we evaluate our estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following accounting policies are most critical to a full understanding and evaluation of our reported financial results.

Contract and Other Revenues

Our revenue recognition policies are in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, or SAB 104, and EITF 00-21, Revenue Recognition in Financial Statements, which provides guidance on revenue recognition in financial statements and is based on the interpretations and practices developed by the SEC. SAB 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence exists of an arrangement; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fees charged for services rendered and products delivered and the collectability of those fees. Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. If we have an ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the consolidated statement of operations over the term of the performance obligation. If we have no ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as revenue in the period in which the rights are transferred.

In November 2006, we entered into an agreement with Lumen Therapeutics, LLC granting a non-exclusive license to our clinical data and technical information relating to the prevention of saphenous vein graft disease in exchange for future royalties on the net sales of Lumen Therapeutics lead drug candidate and an equity position in Lumen Therapeutics. In August 2007, we entered into an agreement granting Particle Therapeutics a license to incorporate our drug delivery technology into its needle-free, transdermal delivery system for glucagon, a hormone commonly used for the treatment of hypoglycemia associated with Type 1 and Type 2 diabetes. Under the terms of the license agreement, we received an up-front payment in ordinary shares of Particle Therapeutics and will receive milestone payments for certain key clinical and regulatory achievements, royalties on future sales, as well as royalties on revenues from any future sub-licensing of the technology from Particle Therapeutics to third parties. In accordance with Accounting Principles board (“APB”) Opinion 29, Accounting for Nonmonetary Transactions, or APB 29, the fair value of the exchanges is based on the fair value of the shares received, or approximately $89,000 from Lumen and $150,000 from Particle Therapeutics. For the three months ended March 31, 2009 and 2008, we did not recognize any non monetary revenue.

Valuation and Impairment of Long-Lived Assets

Assets related to the discontinued Zingo business are classified as assets held-for-sale when certain criteria are met. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long–Lived Assets, we classified these assets as assets held-for-sale on the consolidated balance sheet as of December 31, 2008, which includes prepaid and other assets, fixed assets and inventories related to Zingo. Since our Zingo assets were classified as held-for-sale as of December 31, 2008, we were required to report these assets at the lower of their respective carrying amounts or their fair values less costs to sell. The net book carrying value of the Zingo assets was approximately $20.1 million and, based upon our analysis as of December 31, 2008, the estimated fair value of the Zingo assets was $183,000. For the three months ended March 31, 2009 and 2008, we did not recognize any impairments of long-lived assets.

Stock Compensation

On January 1, 2006, we adopted SFAS 123(R), using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. Our consolidated financial statements reflect the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. We value share-based awards using the Black-Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. As stock-based compensation expense recognized in the consolidated statement of operations for the three months ended March 31, 2009 and 2008 are based on awards ultimately expected to vest, they have been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock compensation is amortized on a straight-line basis over the vesting period of the underlying option, generally four years for stock options and two to three years for restricted stock.

Clinical Trial Accounting

Our expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients or the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis.

Results of Operations

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Contract Revenues

	Three Months Ended March 31,		2009 to 2008 Change
	2009	2008	$	%
	(in thousands, except percentage)
Contract revenues	$—	$1	$(1)	-100%

The contract revenue decrease for the three months ended March 31, 2009 compared to the same period in 2008 was not material.

Although we are seeking licensing or acquisition partners for the needle-free drug delivery technology underlying Zingo, we anticipate that we will not generate further contract revenues in 2009 from any collaboration since we are discontinuing Zingo activities.

Research and Development Expenses

The following table summarizes our research and development expenses:

	Three Months Ended March 31,		2009 to 2008 Change
	2009	2008	$	%
	(in thousands, except percentage)
Research and development	$1,855	$9,374	$(7,519)	-80%

The decrease in research and development expenses for the three months ended March 31, 2009 compared to the same period in 2008 was primarily due to the following:

•	Decrease in clinical trial costs of $2.8 million primarily due to the completion of Phase 2 and Phase 3 Adlea trials for post surgical pain and osteoarthritis pain during fiscal 2008;

•	Decrease in compensation and employee related expense of $2.1 million due to lower headcount as a result of the restructuring events in fiscal 2008;

•	Decrease in research and development outside services of $1.1 million;

•	Decrease in facilities and related expenses of $829,000 due to lower headcount and overhead allocation; and

•	Decrease in professional services of $662,000 primarily due lower clinical related expenses.

We expect that our research and development expenses will decrease from 2008 levels due to the completion of Phase 2 and Phase 3 Adlea trials for post surgical pain and osteoarthritis pain during fiscal 2008 and the reduction in the number of employees in November 2008 and January 2009.

General and Administrative Expenses

The following table summarizes our general and administrative expenses:

	Three Months Ended March 31,		2009 to 2008 Change
	2009	2008	$	%
	(in thousands, except percentage)
General and administrative	$5,665	$4,249	$1,416	33%

The increase in general and administrative expenses for the three months ended March 31, 2009 compared to the same period in 2008 was primarily due to the following:

•

Increase in facilities and related expenses of $4.0 million primarily due to the restructuring charge associated with vacating the office and laboratory space at our South San Francisco location of $3.3 million and idle facilility charges of $479,000;

•	Decrease in compensation expenses and employee-related expenses of $1.8 million due to lower headcount;

•	Decrease in professional services of $609,000 primarily due to lower legal expenses and lower expenses associated with Adlea marketing; and

•	Decrease in other corporate expenses of $121,000.

We expect that our general and administrative expenses will decrease from 2008 levels due to the reduction in the number of employees in November 2008 and January 2009.

Discontinued Operations

The following table summarizes our losses from discontinued operations:

	Three Months Ended March 31,		2009 to 2008 Change
	2009	2008	$	%
	(in thousands, except percentage)
Loss from discontinued operations	$80	$8,209	$(8,129)	-99%

The decrease in loss from discontinued operations for the three months ended March 31, 2009 compared to the same period in 2008 was primarily due to the following:

•	Decrease in marketing expenses in support of Zingo of $4.1 million; and

•	Decrease in overall manufacturing start-up related expenses of $4.0 million due to the discontinuation of Zingo.

Gain on Sale of Assets: Gain on sale of assets was $65,000 for the three months ended March 31, 2009 related to the sale of laboratory equipment compared to none for the three months ended March 31, 2008.

Interest and Other Income. Interest and other income was $3,000 for the three months ended March 31, 2009 compared to $531,000 for the three months ended March 31, 2008 reflecting lower interest income from cash and investments balances.

Interest and Other Expense. Interest and other expense was $51,000 for the three months ended March 31, 2009 reflecting interest from the Investor Securities compared to $283,000 for the three months ended March 31, 2008 reflecting interest paid on our equipment line of credit in 2008.

Capital Resources

We have entered into letters of credit totaling $562,000 securing our operating lease obligation. We are required to set aside cash as collateral. At December 31, 2008, we had $589,000 in certificates of deposit designated as restricted cash, which is not available for use in current operations. On February 24, 2009, our New Jersey landlord drew down on a letter of credit totaling approximately $112,000.

On March 4, 2009, our South San Francisco landlord drew down on a letter of credit totaling approximately $450,000. The remaining balance of $27,000 has been released from restriction and is included in cash and cash equivalents as of March 31, 2009.

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

Cash Flows

The following table summarizes our statement of cash flows (in millions):

	Three months ended March 31,
	2009	2008
Cash flows provided by (used in):
Operating activities	$(5.6)	$(20.8)
Investing activities	0.2	(0.1)
Financing activities	5.0	—

Net decrease in cash and cash equivalents	$(0.4)	$(20.9)

Cash Flows from Operating Activities.

Net cash used in operating activities of $5.6 million for the three months ended March 31, 2009 was primarily driven by our net loss of $7.6 million adjusted for non-cash items of $275,000 of stock-based compensation, $65,000 gain on disposal of assets, $51,000 in interest expense, $46,000 in depreciation and amortization, and $1.7 million cash inflow related to changes in operating assets and liabilities.

Net cash used in operating activities of $20.8 million for the three months ended March 31, 2008 was primarily driven by our net loss of $21.6 million adjusted for non-cash items of $1.6 million of stock-based compensation, $290,000 in depreciation and amortization, and $1.0 million cash outflow related to changes in operating assets and liabilities.

Cash Flows from Investing Activities.

Net cash provided by investing activities of $219,000 for the three months ended March 31, 2009 was due to proceeds from the disposal of equipment.

Net cash used in investing activities of $85,000 for the three months ended March 31, 2008 was due to $631,000 in purchases of property, plant, and equipment offset by $546,000 of cash from consolidation of the CJV.

Cash Flows from Financing Activities.

Net cash provided by financing activities of $5.0 million for the three months ended March 31, 2009 was due to proceeds from the Investor Securities sold pursuant to the Investor Agreement.

Net cash provided by financing activities of $40,000 for the three months ended March 31, 2008 was due to $198,000 proceeds from issuance of common stock offset by $158,000 for repayment of equipment loan.

Stock Purchase Agreement

In June 2006, we entered into a stock purchase agreement with Azimuth Opportunity, Ltd for a two year commitment of up to $30.0 million. In March 2008, we entered into an amendment to the purchase agreement to extend the term of the agreement to March 2010. Since the inception of the agreement, under the terms of the stock purchase agreement with Azimuth Opportunity, Ltd, we had received a total of $4.1 million of cash proceeds from the sale of 617,898 shares of our common stock to Azimuth Opportunity, Ltd. On March 2, 2009, we terminated the stock purchase agreement with Azimuth.

Operating Capital and Capital Expenditure Requirements

We expect to devote substantial resources to continue our research and development efforts for Adlea. We believe that the key factors that will affect our internal and external sources of cash are:

•	our ability to execute on the approved restructuring plans;

•	our ability to access capital;

•	our ability to enter into a strategic transaction;

•	the progress of preclinical development and laboratory testing and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	delays that may be caused by evolving requirements of regulatory agencies;

•	the number of product candidates we pursue;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•	our ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization;

•	the acquisition of technologies, products and other business opportunities that require financial commitments; and

•	our revenues, if any, from successful development and commercialization of Adlea.

Our announcements that we discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea versus placebo following bunionectomy surgery did not meet its primary end point have significantly depressed our stock price and severely impaired our ability to raise additional funds. It could be difficult or impossible for us to raise additional capital.

Contractual Obligations

Our outstanding contractual obligations relate to our facilities leases and debt obligation. Our contractual obligations as of March 31, 2009 were as follows (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less than One Year	One to Three Years	Four to Five Years	After Five Years
Operating leases	3.2	2.1	1.1	—	—
Debt obligation	5.2	5.2	—	—	—

Total contractual cash obligations	$8.4	$7.3	$1.1	$—	$—

Under all of our license agreements, we could be required to pay up to a total of approximately $1.0 million in payments for milestones such as the initiation of clinical trials and the granting of patents. As of March 31, 2009, we incurred approximately $3.1 million of milestone charges, including approximately $1.6 million of cash payments and approximately $1.5 million of stock compensation, for the execution of agreements, patent approvals and the initiation of U.S. clinical trials. Milestone payments will also be due upon the first administration to a subject using licensed technology in a Phase 1 clinical trial, the first administration to a subject using licensed technology in a Phase 3 clinical trial and FDA approval of Adlea in addition to sales milestones and royalties payable on commercial sales if any occur. Dr. James N. Campbell, who was a member of the board of Anesiva from June 29, 2007 to December 19, 2008, is one of the three licensors of Adlea.

We have entered into letters of credit totaling $562,000 securing our operating lease obligation. We are required to set aside cash as collateral. At December 31, 2008, we had $589,000 in certificates of deposit designated as restricted cash, which is not available for use in current operations. On February 24, 2009, our New Jersey landlord drew down on a letter of credit totaling approximately $112,000. On March 4, 2009, our South San Francisco landlord drew down on a letter of credit totaling approximately $450,000. The remaining balance of $27,000 has been released from restriction and is included in cash and cash equivalents as of March 31, 2009.

In August 2006, we entered an agreement with GlaxoSmithKline to extend the term of the lease agreement for our headquarter office in South San Francisco, California from June 1, 2007 through November 13, 2010.

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

In March 2009, we entered into a sublease for office space in South San Francisco, California under a noncancelable operating lease effective April 1, 2009 through June 2010. The projected minimum payments for the operating lease at March 31, 2009 are approximately $116,000.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

Off-Balance Sheet Arrangements

At March 31, 2009 and 2008, we did not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purposes entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

In October 2008, the FASB issued Staff Position No. FSP FAS 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS No. 157-3) which amends FAS No. 157 to include guidance on how to determine the fair value of a financial asset in an inactive market and which is effective immediately on issuance, including prior periods for which financial statements have not been issued. The implementation of FSP FAS No. 157-3 did not have a material impact on our condensed consolidated financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States of America. SFAS No. 162 becomes effective on November 15, 2008. We do not anticipate the adoption of SFAS No. 162 will have a material impact on our consolidated financial position, results of operations or cash flows.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk is principally limited to our cash equivalents. We currently do not invest in any short-term investments. If market interest rates were to decrease by 100 basis points, or 1 percent, the change in the fair value of our portfolio would be insignificant. The modeling technique used measures the change in fair values arising from an immediate hypothetical shift in market interest rates and assumes ending fair values include principal plus accrued interest.

During the three months ended March 31, 2009, there were no material changes in the interest rate risk or foreign currency exchange risk disclosure set forth in Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008.

Item 4.	Controls and Procedures

Evaluation of disclosure controls and procedures.

Our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) are designed to provide reasonable assurance of achieving their objectives. Based on their evaluation as of March 31, 2009, our chief executive officer and chief accounting officer have concluded that our disclosure controls and procedures were effective at the reasonable assurance level to ensure that the information required to be disclosed by us in reports we file with the Securities and Exchange Commission is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in internal control over financial reporting.

There were no changes in our internal control over financial reporting during the quarter ended March 31, 2009 that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

Limitations on the effectiveness of controls.

Our management, including our chief executive officer and chief accounting officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Anesiva have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings

We are a party to various legal proceedings incident to the normal course of business. Management believes that adverse decisions in any pending or threatened proceedings could have a material effect on our financial position, results of operations or cash flows.

On January 5, 2009, Pacific Die Cut Industries, Inc. (PDCI) filed a lawsuit against us in the Alameda County Superior Court for an amount of approximately $140,000. The lawsuit related to services provided by PDCI to us. On February 13, 2009, we settled this litigation with PDCI. Pursuant to the settlement agreement, we paid PDCI an amount lower than their claim to settle all claims between PDCI and Anesiva. The litigation has been fully resolved and dismissed and the settlement did not have a material effect on our operating results in 2009.

On December 23, 2008, 500 Plaza Drive Corporation (500 Plaza) exercised a termination right under our lease for our facility in Secaucus, New Jersey, to terminate the lease effective December 28, 2008 due to non-payment of December, 2008 rent. On January 5, 2009, 500 Plaza filed a summary dispossess action against us in the Superior Court of New Jersey, Special Civil Part, in Hudson County, New Jersey. The summary dispossess action sought a ruling to remove us from the office space at 500 Plaza Drive and pay nominal attorneys fees. On February 9, 2009, a default judgment was issued against us and we no longer have possession of the Secaucus facility. After termination of the lease, 500 Plaza drew down on the security deposit in the form of a letter of credit for their benefit in the amount of approximately $112,000. On March 9, 2009, 500 Plaza served a further complaint seeking more than $242,200 for amounts allegedly due under the terminated lease. We are unable to predict the outcome of this litigation at this time.

On January 16, 2009, Maria Monshaw initiated legal proceedings against us in U.S. District Court for the Eastern District of Pennsylvania. The lawsuit alleges breach of contract and non-payment of consulting services and business expenses totaling approximately $136,000 as well as interest and legal costs. We are unable to predict the outcome of this litigation at this time.

On March 17, 2009, Andrew Lambert, an alleged stockholder, served a derivative complaint filed in the Court of Chancery of the State of Delaware on us, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On March 19, 2009, Sheryl Gluck, an alleged stockholder, filed a derivative complaint in the Court of Chancery of the State of Delaware, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On April 24, 2009, Eight Tower Bridge Development Associates filed a lawsuit against us in the Court of Common Pleas of Montgomery County, Pennsylvania alleging breach of contract and seeking more than $261,000 for amounts allegedly due under our lease for our facility in Conshohocken Pennsylvania. We are unable to predict the outcome of this litigation at this time.

Item 1A.	Risk Factors

The following risks and uncertainties may have a material adverse effect on our business, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment.

We have marked with an asterisk (*) those risks described below that reflect substantive changes from the risks described under “Item 1A. Risk Factors” included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2009.

Risk Factors Relating to Our Business

We will need additional financing, which may be difficult or impossible to obtain. If we fail to obtain necessary financing or do so on unattractive terms, our development programs and other operations could be severely harmed.*

As of March 31, 2009, we had current liabilities of $15.9 million and cash on hand of approximately $315,000. We currently have capital resources, including amounts received subsequent to March 31, 2009, that we believe to be sufficient to support our operations through May 2009. We are attempting to, but may not be able to raise sufficient additional capital to continue our existing operations beyond that time. We have based this estimate on assumptions that may prove to be wrong, and we may utilize our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the other factors discussed in this section.

We believe that strict cost containment in the near term is essential if our current funds are to be sufficient to allow us to continue our currently planned operations. If we are unable to effectively manage our current operations, we may not be able to implement our business strategy and our financial condition and results of operations may be adversely affected. To conserve cash, we have implemented a plan and substantially reduced of our workforce and reduction of our monthly expenditures. We are also evaluating our alternatives with respect to the sale of equipment, inventory and other non-critical assets. We are attempting to work out settlements with our creditors at this time but there is no assurance that we will be able to do so on satisfactory terms or at all. We may be legally declared to have an inability or impairment of our ability to pay our creditors, including the filing of an involuntary petition for bankruptcy. If we are unable to effectively manage our expenses, we may find it necessary to reduce our expenses through another reduction in our workforce, which could adversely affect our operations, or we may be required to cease operations completely, or liquidate.

In addition, we are pursuing strategic transactions and alternatives with respect to all aspects of our business, including sales of our Zingo product and asset and seeking a partner or acquirer for our Adlea program or opportunities for the merger, sale or other combination of Anesiva. Stockholders should recognize that, to satisfy our liabilities and fund the clinical development of Adlea, we may pursue strategic alternatives that result in the stockholders of Anesiva having little or no continuing interest in the Zingo product or Adlea or any other assets of Anesiva as stockholders or otherwise.

We will require substantial funds to further develop and commercialize Adlea. We expect to incur significant spending as we expand our development programs, manage continuing operations and partnering activities and our future capital requirements will depend on many factors, including:

•	the scope and results of our clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals for Adlea, and other future product candidates; and

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including any litigation costs and the results of such litigation.

We cannot assure you that any actions that we take would raise or generate sufficient capital to fully address the uncertainties of our financial position. Additional financing may not be available when we need it or may not be available on favorable terms or at all. If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our development programs for Adlea and to further reduce our current operations. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products which we would otherwise pursue on our own. In addition, we have already significantly reduced our workforce and may need to further reduce or curtail our current workforce or may even cease operations completely, or liquidate if we do not obtain any additional funding. If we raise additional funds by issuing equity securities, our then-existing stockholders will experience dilution and the terms of any new equity securities may have preference over our existing common stock. In the current economic climate, we may be unable to raise additional funds through any sources.

We may not be able to raise sufficient funds to continue our current operations, and there is substantial doubt about our ability to continue as a going concern.

If we are not able to raise additional funding, we may not be able to enter into successful collaborations under favorable terms. As a result, we may be unable to realize value from our assets and discharge our liabilities in the normal course of business. All of these factors raise substantial doubt about our ability to continue as a going concern. If we become unable to continue as a going concern, we would have to liquidate our assets, and we might realize significantly less than the values at which they are carried on our financial statements. The accompanying financial statements include adjustments to the long-lived assets to indicate impairment of those assets. However, additional adjustments or charges may be necessary should we be unable to continue as a going concern, such as additional charges related to further impairment of our long-lived assets, the recoverability and classification of assets or the amounts and classification of liabilities or other similar adjustments.

We may need to seek protection under the provisions of the U.S. Bankruptcy Code, and in that event, it is unlikely that stockholders would receive any value for their shares.*

We have not generated any revenues to date, and we have incurred losses in each year since our inception in 1999. We currently have capital resources, including amounts received subsequent to March 31, 2009, that we believe to be sufficient to support our operations approximately through May 2009. We may not be able to raise sufficient capital to continue our existing operations beyond that time, particularly in light of our obligations under our lease and credit agreements, and we are currently evaluating our strategic alternatives with respect to all aspects of our business. We cannot assure you that any actions that we take would raise or generate sufficient capital to fully address the uncertainties of our financial position. As a result, we may be unable to realize value from our assets and discharge our liabilities in the normal course of business. If we are unable to settle our obligations to our creditors, including our landlords, or if we are unable to obtain financing to support continued satisfaction of our leases and other debt obligations, we would likely be in default under our lease and credit agreements and may need to seek protection under the provisions of the U.S. Bankruptcy Code. In that event, we may seek to reorganize our business, or we or a trustee appointed by the court may be required to liquidate our assets. In either of these events, whether the stockholders receive any value for their shares is highly uncertain. If we needed to liquidate our assets, we would likely realize significantly less from them than the values at which they are carried on our financial statements. The funds resulting from the liquidation of our assets would be used first to pay off the debt owed to secured and unsecured creditors before any funds would be available to pay our stockholders, and any shortfall in the proceeds would directly reduce the amounts available for distribution, if any, to our creditors and to our stockholders. In the event we were required to liquidate under the federal bankruptcy laws, it is highly unlikely that stockholders would receive any value for their shares.

If we do not complete an Adlea partnering, Zingo divestiture or additional financing, we may not be able to repay the loan pursuant to our Investor Agreement or the Rights Offering Notes when they become due and we may not be able to return capital to our stockholders.*

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal back early under the terms of the Investor Agreement or it is accelerated because of a default, we will pay the outstanding principal and accrued but unpaid interest at any time at the request of a certain majority of the Investors on or after July 20, 2009. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

The Investor Securities and the Rights Offering notes become due on July 20, 2009 and April 28, 2010, respectively, and bear interest at a rate of 7% per annum. Since the inception of Anesiva’s business, it has incurred significant cumulative net losses. As of March 31, 2009, we had accumulated deficit of approximately $319.6 million. As of March 31, 2009, we had current liabilities of $15.9 million and cash on hand of approximately $315,000. We currently have capital resources that we believe to be sufficient to support our operations through May 2009. We expect to continue to incur substantial net losses in order to further develop and commercialize our products and may not be able to sustain our operations. Accordingly, absent additional financing, we will likely not have sufficient funds to pay the principal amount of the Investor Securities or the Rights Offering notes when due or upon any acceleration thereof. In addition, we may not have sufficient funds to pay interest on the Investor Securities or the Rights Offering notes. If we fail to pay principal or interest when due, we will be in default under the Indenture.

Upon a change of control event under the Investor Agreement and the Indenture we may have to pay up to seven times the amount of the outstanding principal amount of the notes in change of control proceeds plus all accrued but unpaid interest. As a result, we will not have any capital to distribute to our common stockholders if the consideration received pursuant to a consummated transaction that triggers a change of control event under the Investor Agreement is less than amounts of secured and unsecured debt outstanding at that time plus the $51.8 million that will be payable pursuant to the Investor Agreement and Rights Offering Notes.

We may not be able to maintain our listing on The Nasdaq Global Market, which would adversely affect the price and liquidity of our common stock.*

To maintain the listing of our common stock on The Nasdaq Global Market we are required to meet certain listing requirements, including a minimum closing bid price of $1.00 per share. Our common stock has traded below the $1.00 minimum bid price every trading day since October 21, 2008. Under normal circumstances, companies traded on Nasdaq would receive a deficiency notice from Nasdaq if their common stock has traded below the $1.00 minimum bid price for 30 consecutive business days. Due to market conditions, however, on October 16, 2008, Nasdaq announced suspension of the enforcement of rules requiring a minimum $1.00 closing bid price, with the suspension to remain in place until Monday, July 20, 2009. If our common stock continues to trade below the $1.00 minimum bid price for 30 consecutive business days following the end of Nasdaq’s enforcement suspension, we would likely receive a deficiency notice. Following receipt of a deficiency notice, we expect we would have 180 calendar days to regain compliance by having our common stock trade over the $1.00 minimum bid price for at least a 10-day period. If we were to fail to meet the minimum bid price for at least 10 consecutive days during the grace period, our common stock could be delisted. Even if we are able to comply with the minimum bid requirement, there is no assurance that in the future we will continue to satisfy Nasdaq listing requirements, with the result that our common stock may be delisted. Should our common stock be delisted from Nasdaq, and the delisting determination was based solely on non-compliance with the $1.00 minimum bid price, we may consider applying to transfer our common stock to The Nasdaq Capital Market provided that we satisfy all criteria for initial inclusion on such market other than the minimum bid price rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that we would have an additional 180 calendar days to comply with the minimum bid price rule while on The Nasdaq Capital Market.

On March 27, 2009, we received a letter from Nasdaq indicating that the stockholders’ equity held in the Company was below the minimum requirement for continued listing on Nasdaq. The Nasdaq Marketplace Rules provide that we submit a plan within 15 calendar days to regain compliance with this requirement, and if our plan is accepted, Nasdaq will grant us up to 105 days from the date of the notice to regain compliance. If our plan to regain compliance with the stockholders’ equity requirement is not approved, our common stock may be delisted from Nasdaq. In addition to submitting a plan to regain compliance with the stockholders’ equity requirements, we may consider applying to transfer our common stock to The Nasdaq Capital Market, provided that we satisfy all criteria for initial inclusion on that market other than the minimum bid price rule. We responded to Nasdaq’s letter within the required time.

If our stock is delisted from The Nasdaq Global Market and The Nasdaq Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Delisting of our common stock could materially adversely affect the market price and market liquidity of our common stock and our ability to raise necessary capital.

We may not be able to identify and successfully complete a strategic transaction for the assets related to Zingo.

We eliminated our Zingo sales and marketing functions, closed down Zingo contract manufacturing and engineering activities and implemented a substantial restructuring plan approved by our board of directors. We previously devoted a substantial amount of efforts and capital expenditures relating to these activities. We are currently exploring strategic alternatives, including the sale of the assets related to Zingo. We cannot predict whether we will be able to identify strategic transactions on a timely basis or at all. We also cannot predict whether any such transaction, once identified, will be consummated on favorable terms or at all. We anticipate that any such transaction would be time consuming and may require us to incur significant additional costs regardless even if completed. If we are unable to identify and complete an alternate strategic transaction, we may incur material expenses relating to writing down the assets relating to Zingo.

Our success is dependent on the proper management of our current and future business operations, and the expenses associated with them.

Our business strategy requires us to manage our operations to provide for the continued development and potential commercialization of Adlea. Our strategy also calls for us to undertake increased research and clinical development activities, and to manage an increasing number of relationships with collaborators and other third parties to achieve our development timelines, while simultaneously managing the expenses generated by these activities. On September 3, 2008, we announced a reduction of approximately 20% of our workforce, across our pre-clinical development and administrative functions. This reduction in force was a part of our efforts to reduce our operating expenses through prioritization of our development portfolio and streamlining our infrastructure. On November 10, 2008, we announced that the ACTIVE-1 Phase 3 clinical trial studying Adlea versus placebo following bunionectomy surgery missed its primary endpoint, a non-safety related recall potentially related to shelf life of our marketed Zingo product and the early repayment of our Oxford Loan in the amount of over $20.9 million which led to a second reduction of approximately 80% of our workforce, across all departments. As a result of these reductions in force, we recorded a restructuring charge of approximately $1.3 million in the third and fourth quarters of 2008.

We continue to believe that strict cost containment in the near term is essential if our current funds are to be sufficient to allow us to continue our currently planned operations and clinical development. If we are unable to effectively manage our current operations, we may not be able to implement our business strategy and our financial condition and results of operations may be adversely affected. If we are unable to effectively manage our expenses, we may find it necessary to reduce our expenses through another reduction in our workforce or may need to cease operations completely, or liquidate.

We currently are, and in the future may be, subject to stockholder litigation which could hurt our business.

On March 17, 2009, we were served with a lawsuit naming certain of our officers, directors and stockholders affiliated with certain of our directors as defendants in a purported derivative lawsuit filed in the Court of Chancery of the State of Delaware in connection with a financing transaction we completed pursuant to the Investor Agreement in January 2009, alleging, among other things, breaches of fiduciary duties. On March 19, 2009, a second lawsuit was filed in the Court of Chancery of the State of Delaware naming certain of our officers, directors and stockholders affiliated with certain of our directors in a purported derivative lawsuit in connection with the same financing transaction we completed in January 2009. The plaintiffs are seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. The stockholder derivative suits are discussed in more detail in Part II, Item 1 of this Quarterly Report on Form 10-Q. We cannot predict the outcome of these lawsuits, nor can we predict the amount of time and expense that will be required to resolve them. The ongoing legal fees we are incurring in connection with these actions, or any attorneys’ fees that we may be required to pay as a result of the derivative suits, could have an adverse effect on our operating results and financial condition. In addition, if these lawsuits are successful and as a result the investors who are parties to the Investor Agreement require us to repay amounts we have received pursuant to the Investor Agreement we will likely need to significantly reduce or curtail our current workforce or may have to cease operations completely, or liquidate. Further, these lawsuits may divert management’s attention and resources, which could harm our business.

We have a limited operating history and if we do not generate significant revenues, we will not be able to achieve profitability*.

We have a limited history of operations and we have incurred net losses since our inception. As of March 31, 2009, we had accumulated deficit of approximately $319.6 million. We expect to incur substantial net losses in order to further develop and commercialize our products and do not know whether or when we will become profitable and may not be able to sustain our operations.

As a result of our ongoing reductions in force, we will be operating with a severe shortage of personnel and may not be able to conduct even limited operations or maintain effective disclosure controls and procedures. If we fail to retain key scientific and clinical personnel, we may be unable to successfully develop Adlea or any other product candidates.

On November 10, 2008, we announced a reduction in force to reduce our staff to approximately 16 employees. On November 10, 2008, we provided Worker Adjustment and Retraining Notification Act (WARN Act) notices to 62 employees that their employment would end on January 9, 2009. On February 18, 2009, we announced that our chief financial officer position was eliminated. Accordingly, we will be operating with a severe shortage of resources and may not be able to conduct even limited operations. Even if we are able to obtain necessary funding and continue our business beyond May 2009, we may not have adequate personnel to operate our business or be able to attract and retain qualified employees.

The reduction in force may also impact the effectiveness of our disclosure controls and procedures, including certain segregation of duties and other controls to reduce the risk that a potential material misstatement of the financial statements could occur without being prevented or detected. Effective internal controls are necessary for us to provide reliable financial reports, maintain investor confidence and prevent fraud. As a result of our restructuring, we have significantly reduced our number of employees and there can be no guarantee that we will be able to retain employees with the requisite expertise to maintain an effective system of internal controls in a timely manner. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

The competition for qualified personnel in the biotechnology field is intense and we must retain and motivate highly qualified scientific personnel. We are highly dependent upon our scientific staff, particularly those employees who are involved in the development of Adlea. The loss of services of any of these key scientific employees could delay or prevent the development of Adlea, which may have a material adverse effect on our business, financial condition and results of operations.

We will need to complete additional trials for Adlea and may need to perform additional preclinical testing and clinical trials for Adlea in children before we can submit an NDA, which may impact our registration timeline.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery, although the same measure was highly significant at four to 48 hours post-surgery (p=0.004). On December 16, 2008, we announced that the ACTIVE -2 Phase 3 trial evaluating Adlea met its primary endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours post-surgery. At a minimum, we will need to repeat one Phase 3 trial, and choose to include data from three Phase 2 trials: total hip arthroplasty (for which patient enrollment is completed), an arthroscopic shoulder surgery study, and a Phase 2 dose validation study in total knee replacement to appropriately deliver a registration package suitable for NDA assessment to the FDA.

Although we plan to submit an NDA for Adlea upon the completion of a clinical trial program in adults, we may be required by the FDA to complete preclinical pediatric studies as well as provide clinical data in a pediatric population before we can submit Adlea for commercial approval in the United States. If this the case, the time to NDA submission would be significantly affected.

Even though the adult patient population treated so far with Adlea has exhibited a safety profile similar to the placebo treated population, it is possible that Adlea may exhibit signs of safety concerns in a children population, which may ultimately restrict Adlea’s label for use, or further delay Adlea’s registration timeline.

If the FDA does not accept our proposal to replace the ACTIVE-1 Phase 3 Bunionectomy study with a more robust ACTIVE-3 Phase 3 Bunionectomy study in an appropriate surgical model, our development timeline for Adlea may be significantly delayed.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. On December 16, 2008, we announced that the ACTIVE -2 Phase 3 trial evaluating Adlea met its primary endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours post-surgery. Given the positive results of our ACTIVE-2 Phase 3 study in total knee replacement, it is our intention to propose replacing the failed ACTIVE-1 study with a more robust ACTIVE-3 study in an appropriate surgical model for the purpose of filing an NDA for Adlea with the FDA. If the FDA does not accept our proposal or requires that we perform a replacement Phase 3 study in another pain model, this could introduce a significant time delay in our clinical development plan and such a delay may have a material adverse effect on our business, financial conditions or results of operations.

If we fail to successfully develop our single product candidate, or to successfully sublicense or sell our single approved product, our future revenues will be adversely affected.

At this time, Adlea is our only product candidate being actively developed and our future revenues, if any, in the foreseeable future will be derived solely from Adlea and any sublicense revenues from or sale of our only approved product, Zingo. We currently only have one sublicense for Zingo technology. If the clinical development of Adlea is unsuccessful, or if we are unable to enter into additional sublicenses for or sell the Zingo technology, our revenues will be adversely affected.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. Adverse events were essentially similar for both active treatment and placebo groups.

On December 16, 2008, we announced that the ACTIVE-2 Phase 3 trial evaluating Adlea achieved its primary efficacy endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee arthroplasty (TKA, or total knee replacement surgery) at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant reduction in opioid medication consumption compared to placebo (p=0.005). Adverse events were essentially similar for both active treatment and placebo groups.

If the Adlea clinical program progresses to an FDA approval, we will most likely need a partner to commercialize Adlea successfully.

If we obtain marketing approval for Adlea, we may not be able to build a sales and marketing organization or manufacturing operations as a result of the recent restructurings and will most likely need to seek to partner with one or more companies in order to successfully launch, distribute and market Adlea in the United States and the rest of the world. If we are not able to find a suitable partner, we may not be able to raise capital and would likely have to cease operations completely, or liquidate.

If we do not find collaborators for our product candidates, we may have to reduce or delay our rate of product development and/or increase our expenditures, and our business, results of operations and financial condition could suffer.

Our strategy to develop, manufacture and commercialize Adlea may include entering into various relationships with other pharmaceutical companies or organizations with respect to some programs to advance such programs and reduce our expenditures on such programs. Our product candidates will sometimes target highly competitive therapeutic markets in which we have limited experience and expertise. If we are unable to develop this expertise ourselves, we will need to enter into agreements with a biotechnology or pharmaceutical company to provide us with the necessary resources and experience for the development and commercialization of products in these markets. There are a limited number of companies with the resources necessary to develop our future products commercially, and we may be unable to attract any of these firms. A company that has entered into a collaboration agreement with one of our competitors may choose not to enter into a collaboration agreement with us. We may not be able to negotiate any collaboration on acceptable terms or at all. If we are not able to establish collaborative arrangements, we may have to reduce or delay further development of some of our programs and/or increase our expenditures and undertake the development activities at our own expense. If we elect to increase our expenditures to fund our development programs, we will need to obtain additional capital, which may not be available on acceptable terms or at all. If we are unable to find suitable partners or to negotiate acceptable collaborative arrangements or future sale of assets held-for-sale with respect to our existing and future product candidates or the licensing of our technology, or if any arrangements we negotiate, or have negotiated, include unfavorable commercial terms, our business, results of operations and financial condition could suffer.

In addition, there have been a significant number of recent business combinations among biotechnology and pharmaceutical companies that have reduced the number of potential future collaborators. If business combinations involving potential collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our product development programs.

If we are unable to establish and maintain partnerships on commercially attractive terms, our business, results of operations and financial condition could suffer.

We intend to continue to seek partnerships with pharmaceutical and biotechnology partners to fund some of our research and development expense and develop and commercialize Adlea. We are also seeking to license the rights to the Zingo technology to third parties for use with other medications. There may be valuable opportunities to use this advanced needle-free delivery technology for the delivery of drugs other than lidocaine. We are engaging our CJV partners in China to discuss the dissolution of the CJV, which may affect potential partnerships. In addition, our current Zingo partners may seek damages against us as part of their negotiations to modify or terminate any existing agreements. The timing of any future partnerships, as well as the terms and conditions of the partnerships, will affect our results of operation and financial condition. If we are unable to find suitable partners or to negotiate acceptable collaborative arrangements with respect to our existing and future product candidates or the licensing of our technology, or if any arrangements we negotiate, or have negotiated, include unfavorable commercial terms, our business, results of operations and financial condition could suffer.

If we fail to obtain U.S. regulatory approval for product candidate, Adlea, we will not be able to generate revenue in the U.S. market.

We must receive FDA approval for Adlea before we can commercialize or sell this product candidate in the United States. Even if approved by the FDA, the specific approval may be significantly limited to specific disease indications, patient populations and dosages. The FDA can limit or deny its approval for many reasons, including:

•	a product candidate may be found to be unsafe or ineffective for the desired indication;

•	regulators may interpret data from preclinical testing and clinical trials differently and less favorably than we do;

•	regulators may not approve the manufacturing processes or facilities that we use; and

•	regulators may change their approval policies or adopt new regulations.

Failure to obtain FDA approval or any delay or setback in obtaining such approval would:

•	adversely affect our ability to market any drugs that we develop and our ability to generate product revenues; and

•	impose additional costs and diminish any competitive advantages that we may attain.

As to any product for which marketing approval is obtained, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product is subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems with the product, up to and including a previously unknown or unrecognized adverse side effect, may result in restrictions on the product and/or labeling, including withdrawal of the product from the market. In addition, we may be slow to adapt, or we may never be able to adapt, to changes in existing requirements or new regulatory requirements or policies.

If we fail to comply with applicable U.S. regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Even if our products are approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown or unforeseeable problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, product returns, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

If our clinical trials with respect to our product candidate do not meet safety or efficacy endpoints in these evaluations, or if we experience significant delays in these tests or trials, our ability to commercialize our product and our financial position will be impaired.

Clinical development is a long, expensive and uncertain process that is subject to significant delays. Due to the known or unknown circumstances beyond our control, it may take us several years to complete our testing, and failure can occur at any stage of testing. Patient enrollment in future clinical trials depends on many factors, including the size of the desired patient population, the nature and complexity of the trial protocol, the proximity of patients to clinical sites, and the eligibility criteria for inclusion in the study and patient compliance. Delays in patient enrollment or failure of patients to continue to participate in a planned or ongoing study may cause an increase in costs and delays, or even result in the failure of the trial. Favorable relationships with our investigators are also important in managing and maintaining a clinical development program.

The results of preclinical or previous clinical studies do not necessarily predict future clinical trial results, and acceptable results in early studies may not adequately inform future risks observed in later studies. Any preclinical or clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities. Preclinical and clinical data can be interpreted in different ways by different reviewers and regulators, which could delay, limit or prevent regulatory approval. Drug-related adverse events during a clinical trial could cause us to repeat a trial, perform an additional trial, terminate a trial or even cancel a clinical program. In addition, we are required by the FDA to conduct additional preclinical studies, including toxicology, while our clinical studies are ongoing which may identify previously unknown risks or questions that could require additional investigations.

To obtain regulatory approval to market our product candidate, we will need to conduct nonclinical studies in animals, and the results of these nonclinical studies may not demonstrate adequate safety or efficacy and, even if they do, the results may not necessarily be predictive of results in human trials.

As part of the regulatory approval process, we must conduct, at our own expense, nonclinical studies in laboratory animals as well as clinical trials in humans. The number of nonclinical trials that the regulatory authorities will require varies depending on the product candidate, the disease or condition for which the product candidate is being developed to address and the regulations applicable to the particular product candidate. We may need to perform multiple nonclinical studies in different species using various doses and formulations of our product candidate before we can begin clinical trials, continue clinical trials or obtain approval of our drugs, which could result in delays in our ability to develop or obtain approval of our product candidate. Furthermore, nonclinical results in animal studies are not necessarily predictive of outcomes in human clinical trials. Even after we have conducted the adequate nonclinical studies in animals, we must demonstrate in clinical trials that our product candidate is safe and efficacious for use on humans, in order to receive regulatory approval for commercial sale. Even if initial results of nonclinical studies for our product candidate are positive, we may obtain different unforeseeable results in later stages of nonclinical and clinical drug development, including failure to show desired safety and efficacy.

There may be delays in developing a product candidate as a result of the necessary preclinical studies to assess the safety of the product candidate including its ability to cause cancer and interactions with other drugs.

We are required to conduct preclinical studies to evaluate the safety of our product candidate including its ability to cause cancer or negatively interact with other drugs. For example, such studies may be required for Adlea, or other future products, for the treatment of certain indications. Such studies require up to three years, or longer, to complete and report.

Failure to enroll patients for clinical trials may cause delays in developing the product candidates, and delays in the commencement of clinical testing of the current product candidates could result in increased costs to us and delay our ability to generate revenues.

We will encounter delays or possibly regulatory rejections if we are unable to enroll enough patients to complete clinical trials as planned. Patient enrollment depends on many factors, including the size of the patient population, the nature and complexity of the protocol, the proximity of patients to clinical sites and the eligibility criteria for patient inclusion in the trial. Any delays in planned patient enrollment in the future may result in increased costs and delays, which could harm or hamper our ability to develop the product candidate in the desired timelines and planning period.

Delays in the commencement of clinical testing could significantly increase product development costs and delay product commercialization beyond the period planned and disclosed publicly. The commencement of clinical trials can also be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and individual trial sites;

•	manufacturing sufficient quantities of a product candidate; and

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site.

It may require longer and larger clinical trials to study a product candidate for certain indications such as chronic conditions.

The time frame of our clinical studies for a product candidate for a chronic condition may also be affected by the International Conference on Harmonisation guidelines that state that at least 1,500 patients must be exposed to the drug prior to submission of a registration application and from 300 to 600 patients be exposed to a new drug for one year. If development of Adlea for pain resulting from any disease syndrome or indication is subject to these guidelines, development for these indications may be longer than a development program for an acute condition such as postsurgical pain, which typically, but not always, requires a smaller patient exposure database. In addition to the time required to conduct these studies, the results of such studies may demonstrate previously unknown or unknowable harmful side effects of a product candidate, which could delay, impair or prevent our ability to develop such a product candidate.

If third-party clinical research organizations do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

We do not have the ability to conduct all of our clinical trials independently. As in similar companies who operate with limited personnel and in a virtual mode within our industry, we rely on the skills and individual commitments of clinical investigators, third party clinical research organizations and consultants to perform substantially all of these functions. If we cannot locate acceptable contractors to run our clinical trials or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties, satisfy FDA requirements for the conduct of clinical trials or meet expected deadlines, we will be unable to obtain required approvals and will be unable to commercialize our products on a timely basis, if at all. If we do not maintain good professional and working relationships with our clinical investigators or their clinical sites, our clinical trials may be negatively impacted. Our agreements are generally cancelable by either party with 30 days notice, with or without cause.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

We intend to market our products in international markets. In order to market our products in the European Union and many other foreign jurisdictions, we or our foreign marketing partners must obtain separate regulatory approvals. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

Our competitors currently offer and may develop therapies that reduce the size of our markets.

Our business has been characterized by extensive research and development efforts, rapid developments and intense competition. Our competitors may have or may develop superior technologies or approaches, which may provide them with competitive advantages. Our potential products may not compete successfully. If these competitors get to the marketplace before we do with better or less expensive drugs, our product candidates, if approved for commercialization, may not be profitable to sell or worthwhile to continue to develop. Technology in the pharmaceutical industry has undergone rapid and significant change, and we expect that it will continue to do so. Any compounds, products or processes that we develop may become obsolete or uneconomical before we recover any expenses incurred in connection with their development. The success of our product candidates will depend upon factors such as product efficacy, safety, reliability, availability, timing, scope of regulatory approval, acceptance and price, among other things. Other important factors to our success include speed in developing product candidates, completing clinical development and laboratory testing, obtaining regulatory approvals and manufacturing and selling commercial quantities of potential products to the market.

Our product candidates are intended to compete directly or indirectly with existing drugs. Even if approved and commercialized, our products may fail to achieve market acceptance with hospitals, physicians or patients. Hospitals, physicians or patients may conclude that our potential products are less safe or effective or otherwise less attractive than these existing drugs. If our product candidates do not receive market acceptance for any reason, our revenue potential would be diminished, which would materially adversely affect our ability to become profitable.

Adlea, if approved and commercialized, will face significant competition. For postsurgical pain, morphine administered by infusion pump is a common treatment method. Several other oral, injectable and patch opioids are also used, including Vicodin ® (Abbott Labs), OxyContin ® (Purdue Pharma), Ionsys™ and Duragesic ® (Johnson & Johnson) and generic versions of Duragesic that are manufactured by Mylan & Sandoz. For later-stage osteoarthritis, in addition to NSAIDs, and Celebrex ® (Pfizer), hyaluronic acid products, including Synvisc ® (Genzyme), are injected locally and there is some oral opioid use. For the treatment of tendonitis, glucocorticosteroids are used. TRPV1, which is involved in the transmission of pain signals to the brain and which is affected by Adlea, has become a popular target for the pharmaceutical industry. TRPV1 inhibitors, or agonists, that may also compete with Adlea are being developed by several companies, including Merck-Neurogen, Pfizer-Renovis (a subsidiary of Evotec AG), Amgen, Schwarz Pharma-Amore Pacific, Purdue Pharma, and PainCeptor. These TRPV1 inhibitors are expected to advance to clinical evaluation shortly. We believe there are other products that are in development that may compete with our current product candidates.

Most of our competitors, including many of those listed above, have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. As a result, they may achieve product commercialization or patent protection earlier than we can.

If we fail to obtain an adequate level of reimbursement for our products by third-party payors, there may be no commercially viable markets for our products or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third party payors affect the market for our products. The efficacy, safety and cost-effectiveness of our products as well as the efficacy, safety and cost-effectiveness of any competing products will determine the availability and level of reimbursement. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. In certain countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take up to nine to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies. If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, our revenues would be reduced.

We depend on our officers and key employees, and if we are not able to retain them or recruit additional qualified personnel, our business will suffer.

We are highly dependent on our management and key employees. Due to the specialized knowledge each of our officers and key employees possesses with respect to our product candidates and our operations, the loss of service of any of our officers or key employees could delay or prevent the successful enrollment and completion of our clinical trials. We do not carry key man life insurance on our officers or key employees.

We have an employment agreement with Michael Kranda, our president and chief executive officer. Mr. Kranda joined the Company in June 2008. Each of our officers and key employees may terminate his or her employment without notice and without cause or good reason.

On February 18, 2009, we eliminated the chief financial officer position and terminated the employment of Jean-Frédéric Viret.

In addition, our continued operations and growth will require hiring qualified executive, scientific, regulatory, manufacturing, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success in light of our current financial situation and past reductions in workforce. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. Our offices are located in the San Francisco Bay Area, where competition for personnel with biopharmaceutical skills is intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

Risks Related to Our Industry

We face the risk of product liability claims and may not be able to obtain insurance.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing, and marketing of drugs and related devices. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. We may not be able to obtain or maintain adequate protection against potential liabilities. In addition, as our product candidates other than Zingo are approved for marketing, we may seek additional insurance coverage. If we are unable to obtain insurance at acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity or reduced acceptance of our products in the market.

Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive.

We have refocused our operations as a virtual company and have eliminated our basic research and pre-clinical functions by relying on outside companies and third party contractors to work on our product development and we are seeking to leave our current facilities with laboratory space. However, our past research and development activities within the laboratory spaces involved the controlled use of hazardous materials, including chemicals and radioactive and biological materials. Our past operations also produced hazardous waste products. We are subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of these materials. We generally contract with third parties for the disposal of such substances and store certain low-level radioactive waste at our facility until the materials are no longer considered radioactive. We cannot eliminate the risk of accidental contamination or injury from these materials. We may be required to incur substantial costs to comply with current or future environmental and safety regulations. If an accident or contamination occurred, we would likely incur significant costs associated with civil penalties or criminal fines and in complying with environmental laws and regulations. We do not have any insurance for liabilities arising from hazardous materials. Compliance with environmental laws and regulations is expensive, and current or future environmental regulation may impair our research, development or production efforts.

The life sciences industry is highly competitive and subject to rapid technological change.

The life sciences industry is highly competitive and subject to rapid and profound technological change. Our present and potential competitors include major pharmaceutical companies, as well as specialized biotechnology and life sciences firms in the United States and in other countries. Most of these companies have considerably greater financial, technical and marketing resources than we do. Additional mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated in our competitors. Our existing or prospective competitors may develop processes or products that are more effective than ours or be more effective at implementing their technologies to develop commercial products faster. Our competitors may succeed in obtaining patent protection and/or receiving regulatory approval for commercializing products before us. Developments by our competitors may render our product candidates obsolete or non-competitive.

We also experience competition from universities and other research institutions, and we frequently compete with others in acquiring technology from those sources. These industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in each field are made and become more widely known. There can be no assurance that others will not develop technologies with significant advantages over those that we are seeking to develop. Any such development could harm our business.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact upon our ability to sell our products profitably. In the United States in recent years, new legislation has been proposed at the federal and state levels that would effect major changes in the healthcare system, either nationally or at the state level. These proposals have included prescription drug benefit proposals for Medicare beneficiaries introduced in Congress and proposed changes in reimbursement. Legislation creating a prescription drug benefit and making certain changes in Medicare reimbursement has recently been enacted by Congress. Given this legislation’s recent enactment, it is still too early to determine its impact on the pharmaceutical industry and our business. Further federal and state proposals are likely. More recently, administrative proposals are pending that would change the method for calculating the reimbursement of certain drugs. The potential for adoption of these proposals may affect our ability to raise capital, obtain additional collaborators or market our products. Such proposals, if enacted, may reduce our revenues, increase our expenses or limit the markets for our products. In particular, we expect to experience pricing pressures in connection with the sale of our products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

Risk Factors Relating to Our Intellectual Property

If we are unable to obtain, maintain and extend protection for the intellectual property incorporated into our products, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability or the ability of our licensors to obtain, maintain and extend protection in the United States and other countries for the intellectual property incorporated into our products. The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal and scientific questions. Neither we nor our licensors may be able to obtain additional issued patents relating to our technology to extend our intellectual property portfolio to protect our products which could affect commercialization, potential partnering or sale of the product asset. Even if issued, patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of the term of patent protection we may have for our products. In addition, our patents and our licensors’ patents may not afford us protection against competitors with similar technology. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.

Protection afforded by U.S. patents may be adversely affected by proposed changes to patent-related U.S. statutes and to U.S. Patent and Trademark Office, or USPTO, rules, especially changes to rules concerning the filing of continuation applications and other rules affecting the prosecution of our patent applications in the U.S, which were enacted August 22, 2007 and were to be effective November 1, 2007 but were successfully challenged by a third party. While the rules have not been interpreted or implemented at this time and it is unknown when and if the rules would apply to our current patent applications, the rules require that third or subsequent continuing application filings be supported by a showing as to why the new amendments or claims, argument or evidence presented could not have been previously submitted. In addition, the rules limit the numbers of Requests for Continuing Examination (RCEs) to one per application family. Other rules limit consideration by the USPTO of up to only 5 independent claims and 25 total claims per application. It is common practice to file multiple patent applications with many claims and file multiple RCEs in an effort to maximize patent protection. The USPTO rules as implemented and interpreted may limit our ability to file RCEs and continuing applications directed to our products and methods and related competing products and methods. In addition, the USPTO rules may limit our ability to patent a number of claims sufficient to cover our products and methods and related competing products and methods. Other changes to the patent statutes may adversely affect the protection afforded by U.S. patents and/or open up U.S. patents to third party attack in non-litigation settings.

We also rely on trade secrets to protect some of our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our or our collaboration partners’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, non-U.S. courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we would not be able to assert our trade secrets against them and our business could be harmed. We cannot be certain that we will be able to protect our trade secrets adequately. Any leak of confidential data into the public domain or to third parties could allow our competitors to learn our trade secrets.

If we lose our licenses from PowderMed Limited for Zingo or certain licenses for Adlea, we will not be able to continue development or outlicensing of our current products.

We are a party to two significant license agreements relating to patents, patent applications and know-how covering the technology relating to Zingo and Adlea. These license agreements impose various diligence, commercialization, royalty and other obligations on us. If we fail to comply with the obligations in the license agreements, the licensor may have the right to terminate the license and we may not be able to market products that were covered by the license.

The license agreement with James N. Campbell, M.D., Richard A. Meyer, M.S. and Marco Pappagallo, M.D. relates to the steps of administering capsaicin for pain reduction utilized in Adlea, and our rights under this agreement can be terminated on 10 days’ written notice if we fail to make a payment or fulfill any material obligation under the agreement and the failure is not cured by us within 180 days of receiving notice of such failure. The license agreement with PowderMed Limited, now a wholly-owned subsidiary of Pfizer, Inc., relates to delivery technology underlying Zingo. The agreement with PowderMed Limited can be terminated immediately by either party if the other party ceases to do business in the ordinary course, or assigns all or substantially all of its assets for the benefit of creditors. Either party can also terminate for material breach if not cured within 60 days of notice or if not cured within 30 days of notice if the breach relates to payment provisions. To date, we believe we have met our obligations under all of these agreements.

We may incur substantial costs enforcing our patents, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may not have rights under some patents or patent applications that would be infringed by technologies that we use in our research, drug targets that we select, or product candidates that we seek to develop and commercialize. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We or our collaborators therefore may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of patent infringement claims, which could harm our business.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. Although we are not currently a party to any patent litigation or any other adversarial proceeding for Zingo or Adlea, including any interference proceeding declared before the United States Patent and Trademark Office, regarding intellectual property rights with respect to our products and technology, we may become so in the future. We are not currently aware of any actual or potential infringement claim involving our intellectual property rights. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. The outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party, especially in biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent or other proceeding is resolved against us, we may be enjoined from researching, developing, manufacturing or commercializing our products without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could harm our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Other Risk Factors

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change the direction or management of the company.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law and contractual provisions may make it more difficult for or prevent a third-party from acquiring control of us without the approval of our board of directors. These provisions:

•	establish a classified board of directors, so that not all members of our board may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance agreement requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our board of directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our principal stockholders and management own a significant percentage of our stock and are able to exercise significant influence.

Our executive officers, directors and principal stockholders, together with their affiliates, own approximately 48.9% of our voting stock, including shares subject to outstanding options based upon shares outstanding as of March 31, 2009. Our executive officers are not affiliated with any of our directors, principal stockholders or their affiliates. The interests of these stockholders may be different than the interests of other stockholders on these matters. This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

Our stockholders may be diluted, and the prices of our securities may decrease, by the exercise of outstanding stock options and warrants or by future issuances of securities.

We may issue additional common stock, preferred stock, restricted stock units, restricted stock awards, or securities convertible into or exchangeable for our common stock. Furthermore, substantially all shares of common stock for which our outstanding stock options or warrants are exercisable are, once they have been purchased, eligible for immediate sale in the public market. The issuance of additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock or the exercise of stock options or warrants would dilute existing investors and could adversely affect the price of our securities.

Our stock price is volatile and purchasers of our common stock could incur substantial losses.

Our stock price is volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The price for our common stock may be influenced by many factors, including:

•	positive or negative results of our clinical trials;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	regulatory developments in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	ability to manufacture our products to commercial standards;

•	public concern over our products;

•	litigation;

•	the departure of key personnel;

•	future sales of our common stock;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment system;

•	investors’ perceptions of us; and

•	general economic, industry and market conditions.

Our ability to use net operating loss carryforwards could be limited as a result of issuances of equity securities.

To the extent that our taxable income exceeds any current year operating losses, we may use our net operating loss carryforwards to offset income that would otherwise be taxable. However, under the Tax Reform Act of 1986, the amount of benefits from our net operating loss carryforwards may be impaired or limited if we incur a cumulative ownership change of more than 50%, as interpreted by the Internal Revenue Service, or IRS, over a three year period. As a result, our use of federal net operating loss carryforwards could be limited by the provisions of Section 382 of the Internal Revenue Code, depending upon the timing and amount of additional equity securities that we issue. State net operating loss carryforwards may be similarly limited. Any such disallowances may result in greater tax liabilities than we would incur in the absence of such a limitation and any increased liabilities could adversely affect our business, results of operations, financial condition and cash flow.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.	Defaults upon Senior Securities

Not applicable.

Item 4.	Submission of Matters to a Vote of Security Holders

Not applicable.

Item 5.	Other Information

None.

Item 6.	Exhibits

Exhibit Number	Description of Document
3.1(1)	Amended and Restated Certificate of Incorporation, dated February 18, 2004.

3.2(2)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 15, 2005.

3.3(3)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated June 21, 2006.

3.4(4)	Restated Bylaws.

4.1	Reference is made to Exhibits 3.1 through 3.4.

4.2(5)	Specimen stock certificate.

4.3(6)	Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.4(1)	Form of Amendment to Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.5(7)	Form of Security.

4.6(8)	Registration Rights Agreement, dated September 30, 2008, by and among Anesiva, Inc., Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation.

4.7(9)	Form of Rights Certificate

4.8(10)	Senior Debt Indenture, dated April 2, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.9(11)	Supplemental Indenture, dated April 2, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.10(12)	Second Supplemental Indenture, dated April 28, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

10.58(13)*	Executive Change in Control and Severance Benefit Plan, as amended.

10.75(14)	Securities Purchase Agreement, dated January 20, 2009, by and among Anesiva, Inc., Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP.

10.76(1)*	Amendment to Offer Letter, dated June 16, 2008 between Anesiva and Michael L. Kranda entered into as of March 24, 2009.

10.77(15)*	Separation and Consulting Agreement between Anesiva, Inc. and Jean-Frédéric Viret, dated February 18, 2009.

10.78(1)*	Amendment to Offer Letter, dated July 9, 2008 between Anesiva and William C. Houghton entered into as of March 24, 2009.

10.80(1)*	Offer Letter Agreement between Anesiva and John H. Tran, dated March 23, 2009.

10.83(1)*	Retention Bonus Letter between Anesiva and Michael L. Kranda, dated February 25, 2009.

10.84(1)*	Retention Bonus Letter between Anesiva and William C. Houghton, dated February 25, 2009.

10.85(1)*	Retention Bonus Letter between Anesiva and John H. Tran, dated February 25, 2009.

Exhibit Number	Description of Document
10.86(1)*	Retention Bonus Arrangements.

10.87(16)	Amendment to Securities Purchase Agreement, dated April 1, 2009, by and between Anesiva, Inc. and Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP.

10.88(16)	Sublease Agreement, dated March 27, 2009, by and between Anesiva, Inc. and Titan Pharmaceuticals, Inc.

10.89	First Amendment to Sublease Agreement, dated April 8, 2009, by and between Anesiva, Inc. and Titan Pharmaceuticals, Inc.

31.1	Certification of Principal Executive Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

31.2	Certification of Principal Financial Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

32.1**	Certification of Chief Executive Officer, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

32.2**	Certification of Vice President, Finance, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

(1)	Filed as the like-numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573) for the year ended December 31, 2008, filed on March 25, 2009, and incorporated by reference herein.

(2)	Filed as the like-numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573) for the year ended December 31, 2007, filed on March 14, 2008, and incorporated herein by reference.

(3)	Filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended June 30, 2006, filed on August 10, 2006, and incorporated by reference herein.

(4)	Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-50573), filed on February 11, 2008, and incorporated by reference herein.

(5)	Filed as the like-numbered exhibit to our Registration Statement on Form S-1, as amended (File No. 333-110923), filed on December 4, 2003, and incorporated by reference herein.

(6)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.

(7)	Filed as Exhibit 10.75 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein.

(8)	Filed as Exhibit 10.71 to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.

(9)	Filed as Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.

(10)	Filed as Exhibit 4.2 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.

(11)	Filed as Exhibit 4.3 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.

(12)	Filed as Exhibit 4.4. to our Current Report on Form 8-K (File No. 000-50573), filed on April 28, 2009, and incorporated by reference herein.

(13)	Filed as Exhibit 10.76 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein

(14)	Filed as Exhibit 10.74 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein.

(15)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on February 19, 2009, and incorporated by reference herein.

(16)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.

*	Management contract, compensatory plan or arrangement.

**	The certifications attached as Exhibit 32.1 and Exhibit 32.2 accompanying this Quarterly Report on Form 10-Q, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of Anesiva, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 15, 2009

Anesiva, Inc.

/s/ MICHAEL L. KRANDA
Michael L. Kranda President and Chief Executive Officer (Principal Executive Officer)

/s/ JOHN H. TRAN
John H. Tran VP, Finance and Chief Accounting Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1(1)	Amended and Restated Certificate of Incorporation, dated February 18, 2004.

3.2(2)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 15, 2005.

3.3(3)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated June 21, 2006.

3.4(4)	Restated Bylaws.

4.1	Reference is made to Exhibits 3.1 through 3.4.

4.2(5)	Specimen stock certificate.

4.3(6)	Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.4(1)	Form of Amendment to Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.5(7)	Form of Security.

4.6(8)	Registration Rights Agreement, dated September 30, 2008, by and among Anesiva, Inc., Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation.

4.7(9)	Form of Rights Certificate

4.8(10)	Senior Debt Indenture, dated April 2, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.9(11)	Supplemental Indenture, dated April 2, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.10(12)	Second Supplemental Indenture, dated April 28, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

10.58(13)*	Executive Change in Control and Severance Benefit Plan, as amended.

10.75(14)	Securities Purchase Agreement, dated January 20, 2009, by and among Anesiva, Inc., Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP.

10.76(1)*	Amendment to Offer Letter, dated June 16, 2008 between Anesiva and Michael L. Kranda entered into as of March 24, 2009.

10.77(15)*	Separation and Consulting Agreement between Anesiva, Inc. and Jean-Frédéric Viret, dated February 18, 2009.

10.78(1)*	Amendment to Offer Letter, dated July 9, 2008 between Anesiva and William C. Houghton entered into as of March 24, 2009.

10.80(1)*	Offer Letter Agreement between Anesiva and John H. Tran, dated March 23, 2009.

10.83(1)*	Retention Bonus Letter between Anesiva and Michael L. Kranda, dated February 25, 2009.

10.84(1)*	Retention Bonus Letter between Anesiva and William C. Houghton, dated February 25, 2009.

10.85(1)*	Retention Bonus Letter between Anesiva and John H. Tran, dated February 25, 2009.

10.86(1)*	Retention Bonus Arrangements.

Exhibit Number	Description of Document
10.87(16)	Amendment to Securities Purchase Agreement, dated April 1, 2009, by and between Anesiva, Inc. and Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP.

10.88(16)	Sublease Agreement, dated March 27, 2009, by and between Anesiva, Inc. and Titan Pharmaceuticals, Inc.

10.89	First Amendment to Sublease Agreement, dated April 8, 2009, by and between Anesiva, Inc. and Titan Pharmaceuticals, Inc.

31.1	Certification of Principal Executive Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

31.2	Certification of Principal Financial Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

32.1**	Certification of Chief Executive Officer, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

32.2**	Certification of Vice President, Finance, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

(1)	Filed as the like-numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573) for the year ended December 31, 2008, filed on March 25, 2009, and incorporated by reference herein.
(2)	Filed as the like-numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573) for the year ended December 31, 2007, filed on March 14, 2008, and incorporated herein by reference.
(3)	Filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended June 30, 2006, filed on August 10, 2006, and incorporated by reference herein.
(4)	Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-50573), filed on February 11, 2008, and incorporated by reference herein.
(5)	Filed as the like-numbered exhibit to our Registration Statement on Form S-1, as amended (File No. 333-110923), filed on December 4, 2003, and incorporated by reference herein.
(6)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.
(7)	Filed as Exhibit 10.75 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein.
(8)	Filed as Exhibit 10.71 to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.
(9)	Filed as Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(10)	Filed as Exhibit 4.2 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(11)	Filed as Exhibit 4.3 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(12)	Filed as Exhibit 4.4. to our Current Report on Form 8-K (File No. 000-50573), filed on April 28, 2009, and incorporated by reference herein.
(13)	Filed as Exhibit 10.76 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein
(14)	Filed as Exhibit 10.74 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein.

(15)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on February 19, 2009, and incorporated by reference herein.
(16)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
*	Management contract, compensatory plan or arrangement.
**	The certifications attached as Exhibit 32.1 and Exhibit 32.2 accompanying this Quarterly Report on Form 10-Q, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of Anesiva, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

Annex L

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2009

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

COMMISSION FILE NO. 000-50573

Anesiva, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0503399
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

400 Oyster Point, Suite 502

South San Francisco, California 94080

(650) 624-9600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The total number of shares outstanding of the Registrant’s common stock as of August 3, 2009 was 40,467,057.

PART I—FINANCIAL INFORMATION

Item 1.	Condensed Consolidated Financial Statements (Unaudited)

Anesiva, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2009	December 31, 2008
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$920	$658
Prepaid expenses and other current assets	391	1,021
Restricted cash	—	589
Assets held-for-sale	191	217

Total current assets	1,502	2,485
Property, plant and equipment, net	126	218
Other assets	322	350

Total assets	$1,950	$3,053

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$5,413	$8,016
Accrued clinical trial liabilities	375	1,218
Accrued compensation	179	297
Other accrued liabilities	4,329	1,522
Debt obligations	9,325	—

Total current liabilities	19,621	11,053
Other long-term liabilities	750	—
Commitments
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000 shares authorized	—	—
Common stock, $0.001 par value; 100,000 shares authorized at June 30, 2009 and December 31, 2008; 40,467 and 40,469 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	41	41
Additional paid-in capital	304,364	303,937
Accumulated deficit	(322,826)	(311,978)

Total stockholders’ equity (deficit)	(18,421)	(8,000)

Total liabilities and stockholders’ equity	$1,950	$3,053

See accompanying notes to condensed consolidated financial statements.

Anesiva, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Contract revenues	$—	$302	$—	$303
Operating expenses:
Research and development	1,726	10,598	3,581	19,972
General and administrative	1,505	4,278	7,170	8,527

Total operating expenses	3,231	14,876	10,751	28,499

Loss from operations	(3,231)	(14,574)	(10,751)	(28,196)
Gain on sale of assets	15	—	80	—
Interest and other expense	(450)	(396)	(501)	(679)
Interest and other income	39	285	42	816

Loss before discontinued operations	(3,627)	(14,685)	(11,130)	(28,059)
Gain (Loss) from discountinued operations	361	(7,174)	281	(15,383)

Net income (loss)	$(3,266)	$(21,859)	$(10,849)	$(43,442)

Basic income (loss) per common share:
Continuing operations	$(0.09)	$(0.36)	$(0.28)	$(0.70)
Discountinuing operations	$0.01	$(0.18)	$0.01	$(0.38)

Basic net income (loss) per common share	$(0.08)	$(0.54)	$(0.27)	$(1.08)

Diluted net income (loss) per common share:
Continuing operations	$(0.09)	$(0.36)	$(0.28)	$(0.70)
Discountinuing operations	$0.01	$(0.18)	$0.01	$(0.38)

Diluted net income (loss) per common share	$(0.08)	$(0.54)	$(0.27)	$(1.08)

Weighted average shares used to compute basic net income (loss) per common share	40,458	40,328	40,449	40,299

Weighted average shares used to compute diluted net income (loss) per common share	40,624	40,328	40,593	40,299

See accompanying notes to condensed consolidated financials statements.

Anesiva, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Six Months Ended June 30,
	2009	2008
Net loss	$(10,849)	$(43,442)
Adjustments to reconcile net loss to net cash used in operating activities:
Minority interest in loss of the CJV	—	(61)
Depreciation and amortization	74	672
Provision in inventory		1,003
Stock-based compensation	425	3,166
Amortization of debt discount	250	20
Loss (gain) on disposal of equipment	(438)	76
Changes in assets and liabilities:
Prepaid expenses and other current assets	1,135	330
Inventories	—	(3,190)
Other assets	—	(72)
Accounts payable	(2,244)	711
Accrued clinical trial liabilities	(843)	506
Accrued compensation	(117)	656
Other accrued liabilities	3,239	(245)

Net cash used in operating activities	(9,368)	(39,870)

Investing activities
Cash from consolidation of the CJV	—	546
Purchases of property, plant and equipment	—	(2,744)
Proceeds from disposal of equipment	235	—

Net cash provided by (used in) investing activities	235	(2,198)

Financing activities
Repayment of equipment loans and capital lease obligations	—	(746)
Proceeds from issuance of common stock	2	198
Proceeds from term loans	9,393	418

Net cash provided by (used in) financing activities	9,395	(130)

Net increase (decrease) in cash and cash equivalents	262	(42,198)
Effect of foreign exchange rates on cash and cash equivalents	—	25

Cash and cash equivalents at beginning of period	658	90,840

Cash and cash equivalents at end of period	$920	$48,667

See accompanying notes to condensed consolidated financial statements.

Anesiva, Inc.

Notes to Condensed Consolidated Financial Statements

June 30, 2009

1. Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

Anesiva, Inc. (“we” or “Anesiva” or the “Company”) was incorporated on January 19, 1999 in Delaware. We are a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management.

Our portfolio of products includes:

•

Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee arthroplasty (TKA, or total knee replacement surgery). We are initially pursuing an indication for Adlea for the management of acute post-operative pain associated with orthopedic surgeries.

•

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Adlea and Zingo are different drugs, each with its own mechanisms of action. Adlea is a novel non-opioid drug candidate that is a vanilloid receptor 1 agonist, or TRPV1 agonist, based on the compound capsaicin which provides analgesia from weeks to months. Zingo is comprised of microcrystals of lidocaine delivered into the skin by compressed gas and employs a proprietary needle-free dispenser.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had incurred recurring operating losses and negative cash flows from operations. At June 30, 2009, the Company has a negative working capital and a stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unsuccessful in its efforts to raise additional capital in the near term, the Company will be required to significantly reduce its research, development, and administrative operations, including further reduction of its employee base, or the Company may be required to cease operations completely, or liquidate in order to offset the lack of available funding. The financial statements do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuance as a going concern is dependent on our future profitability and on the on-going support of our shareholders, affiliates and creditors and our future product commercialization and profitability. In order to mitigate the going concern issues, we are actively pursuing business partnerships, merger, sale or other combination of the company, managing our continuing operations, and seeking capital funding on an ongoing basis via the issuance of securities and private placements.

We believe that our existing cash and cash equivalents, including amounts received subsequent to June 30, 2009, will be sufficient to fund our activities through the end of August 2009. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development or we may need to cease operations completely, or liquidate. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in “Risk Factors.” Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidate we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials.

Our capital requirements depend on numerous factors, including: our ability to continue implementing our restructuring plan, our management of continuing operations, completion of our clinical development plan and whether we determine to pursue other indications for Adlea. Our announcement that we have discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea for use in bunionectomy surgeries did not meet its primary end point and receipt of the Nasdaq delisting determination letter have significantly depressed our stock price and severely impaired our ability to raise additional funds. It could be difficult or impossible for us to raise additional capital.

If we do proceed with raising funds in the future, we may be required to raise those funds through public or private financings, strategic relationships or other arrangements. The sale of additional equity and debt securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. As a consequence if we are unable to obtain any additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned development and commercialization activities, which could materially harm our business. In addition, we have already significantly reduced our workforce and may need to further reduce or curtail our current workforce or may even cease operations completely, or liquidate if we do not obtain any additional funding. At June 30, 2009, we had higher total liabilities compared to total assets on our consolidated balance sheets.

Deficiency letter from The Nasdaq Global Market

On March 27, 2009 the Company received a notification from The Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with Marketplace Rule 4450(a)(3) because the Company’s stockholders’ equity at December 31, 2008 was less than the $10.0 million required for continued listing on The Nasdaq Global Market. In addition, the Company is not in compliance with Marketplace Rule 4450(b)(1) because the market value of listed securities of the Company is less than $50.0 million and the total assets and total revenue of the Company was less than $50.0 million as of December 31, 2008. In the notice, Nasdaq requested that the Company provide a plan to regain compliance with the continued listing requirements of The Nasdaq Global Market by April 13, 2009.

On July 17, 2009, we received a letter from Nasdaq notifying us that based on Nasdaq’s further review of the Company’s business plan and material submitted by us, the Company has failed to regain compliance with the minimum requirement for continued listing and that, therefore, Nasdaq has determined to delist our securities from The Nasdaq Global Market. As provided in the Nasdaq Listing Rule 5815(a)(1)(A), we have the opportunity to appeal the decision to a Nasdaq Hearings Panel. On July 24, 2009, we filed the request for an appeal and, as a result, our securities will remain listed on The Nasdaq Global Market pending a decision by the Hearings Panel.

Merger Agreement

On August 4, 2009, Anesiva, Inc. (the “Company”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Arca Acquisition Corporation (“Arca”), a wholly owned subsidiary of the Company, Arcion Therapeutics, Inc. (“Arcion”). The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, Arca will merge with and into Arcion, a privately held corporation, with Arcion as the surviving corporation of the merger (the “Merger”). As a result of the Merger, Arcion will become a wholly owned subsidiary of the Company and each outstanding share of Arcion capital stock will be converted into the right to receive shares of Company common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement, the Company will issue, and Arcion stockholders will receive in a tax-free exchange, shares of Anesiva common stock such that Arcion stockholders will own approximately 64% and Company stockholders will own approximately 36% of the outstanding shares of the Company immediately following the Merger and the Reinvestment (as defined below). Consummation of the Merger is subject to customary closing conditions, including approval by the stockholders of the Company and Arcion. In connection with the execution of the Merger Agreement, certain stockholders of the Company, including entities affiliated with certain members of the Company’s board of directors, entered into voting agreements pursuant to which they have agreed to, among other things, vote in favor of the issuance of common stock pursuant to the Merger.

Amendment to Securities Purchase Agreement

On August 4, 2009, the Company entered into a second amendment (the “Amendment”) to the securities purchase agreement, dated as of January 20, 2009 and amended on April 1, 2009 (the “Securities Agreement”), by and between the Company and Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and collectively, the “Investors”) which, among other things, provides that in connection with the Merger the Company shall redeem, on or following the consummation of the Merger, all of the outstanding securities issued pursuant to the Securities Agreement for a price equal to only 100% of the aggregate principal amount of such securities plus all accrued but unpaid returns thereon.

Reinvestment Agreement

On August 4, 2009, the Company entered into a reinvestment agreement with Arcion and the Investors (the “Reinvestment Agreement”), contingent upon consummation of the Merger. The Reinvestment Agreement provides that immediately following the redemption by the Company of all of the outstanding securities held by the Investors issued pursuant to the Securities Purchase Agreement at a redemption price in cash equal to 100% of the aggregate outstanding principal amount of and all accrued but unpaid returns on such securities being redeemed, each Investor, upon receipt of the redemption price for the securities, will reinvest the proceeds of such redemption by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. The Reinvestment Agreement further provides that following the consummation of the merger, and upon the repurchase by the Company of all of the 7% senior notes due 2010 (the “Notes”) held by the Investors and outstanding under that certain Supplemental Indenture dated April 2, 2009, as supplemented by that Second Supplemental Indenture, dated April 28, 2009, by and between the Company and the Bank of New York Mellon Trust Company, N.A., each Investor will reinvest the proceeds of the repurchase of its outstanding Notes, together with any accrued by unpaid returns and interest thereon, by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. The transactions contemplated by the Reinvestment Agreement are referred to as the “Reinvestment.”

The accompanying unaudited condensed consolidated financial statements of Anesiva and its subsidiaries have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. In the opinion of management these unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Anesiva’s financial position at June 30, 2009 and Anesiva’s results of operations for the three and six month periods ended June 30, 2009 and 2008 and cash flows for the six month periods ended June 30, 2009 and 2008. Interim-period results are not necessarily indicative of results of operations and cash flows for a full-year period.

Balance sheet data as of December 31, 2008 were derived from audited financial statements, but do not include all disclosures required by U.S. generally accepted accounting principles.

These unaudited condensed consolidated financial statements and the notes accompanying them should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. Stockholders are encouraged to review the Form 10-K for a broader discussion of Anesiva’s business and the risks inherent therein.

Principles of Consolidation

The consolidated financial statements include the accounts of Anesiva, Inc., our wholly owned subsidiaries, AlgoRx Pharmaceuticals, Inc. and Anesiva Hong Kong Ltd. In addition, we consolidate variable interest entities (VIEs) for which we are deemed the primary beneficiary. Specifically, during 2008, we consolidated the results of our joint venture with Wanbang Biopharmaceutical Corporation Limited, Wanbang, China, and an individual investor that was determined to be a VIE. We had determined that we were the primary beneficiary of the VIE until the restructuring of the Cooperative Joint Venture (CJV) operations in December 2008. We use the equity method to account for investments in entities in which we have a substantial ownership interest (20% to 50%), but for which do not require consolidation because we do not have significant influence over the operating and financial decisions of the investee. Our consolidated statement of operations includes our share of the earnings and losses of these entities during such periods. Intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management makes estimates when preparing the consolidated financial statements including those related to accrued but unbilled expenses for clinical trials, accrued liabilities, stock-based compensation, fair value, asset impairment and contingencies.

Cash and Cash Equivalents and Marketable Securities

We invest our excess cash in money market funds and in highly liquid debt instruments of the U.S. government, its agencies and municipalities and corporate notes. All highly liquid investments with stated maturities of 90 days or less from date of purchase are classified as cash equivalents; highly liquid investments with stated maturities of greater than 90 days are classified as marketable securities.

We determine the appropriate classification of investments in debt securities at the time of purchase. Cash equivalents and marketable securities are classified as available-for-sale securities as we do not intend to hold securities with stated maturities greater than twelve months until maturity. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). Any realized gains or losses on the sale of marketable securities are determined on a specific identification method, and such gains and losses are reflected as a component of interest income or expense.

Concentration of Credit Risks and Fair Value of Financial Instruments

The carrying values of our financial instruments, which include cash and cash equivalents, other assets, accounts payable and accrued expenses and debt obligations, approximate their fair values. In accordance with the provisions of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, or FAS 157, we have classified our debt obligations within the Level 3 fair value hierarchy. We have not recognized any realized or unrealized gains or losses during the period.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of salaries, employee benefits, laboratory supplies, consulting services, manufacturing products and services, preclinical and clinical services, and facility costs.

Discontinued Operations

In accordance with FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets , the manufacturing and commercial activities relating to Zingo could be clearly distinguished operationally and, for financial reporting purposes, from the rest of our continued operations since it met the following two conditions: (1) the operations and cash flows for Zingo have been eliminated from the ongoing operations of our company as approved by our board of directors, and, (2) we will not have any significant continuing involvement in the operations of Zingo after a disposal transaction.

Discontinued operations consist primarily of compensation, including stock-based compensation; for employees in sales, marketing, manufacturing and development; marketing and advertising expenses, consulting expenses, product registration fees and manufacturing-related costs related to the Zingo manufacturing and commercial activities. Manufacturing costs associated with Zingo include certain costs associated with our manufacturing process, including depreciation and personnel costs for activities such as quality assurance and quality control that were not capitalized in inventory, asset impairment of long-lived assets, losses from asset disposal, scrap during the manufacturing process, idle facility, operating expenses relating to the CJV operations, expenses related to unusable inventories and the lower of cost or market determinations.

Net Income (Loss) Per Share

We compute net income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS 128”). Under the provisions of SFAS 128, basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding (excluding unvested founders’ shares subject to repurchase). Diluted net income (loss) per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive common shares equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, convertible debt, shares issuable upon the exercise of stock options, and unvested founders’ shares subject to repurchase. Diluted loss per share is identical to basic loss per share since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive.

Stock-Based Compensation Expense

Under SFAS No. 123 (revised 2004), share-based payment, or SFAS 123(R), the value of the portion of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods in our condensed consolidated statements of operations.

Employee Stock Plans

The 1999 Equity Incentive Plan was adopted in July 1999 and provides for the issuance of stock options. The Anesiva board of directors adopted in December 2003 and the stockholders approved in January 2004 the reservation of an additional 250,000 shares of common stock for issuance under the 1999 Equity Incentive Plan and to rename it the 2003 Equity Incentive Plan (the “2003 Plan”), which became effective upon the effective date of the registration statement. Shares reserved under the 2003 Plan are increased annually for the life of the 2003 Plan on January 1 beginning in 2006, by the lesser of (a) 5% of the number of shares of common stock outstanding on such date and (b) 2,500,000 shares of common stock. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date.

Stock options granted under the 2003 Plan may be either incentive stock options, nonstatutory stock options, stock bonuses, or rights to acquire restricted stock. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 50% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time we grant an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options may be granted with vesting terms as determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated. Stock options granted under the 2003 Plan have vesting terms as determined by the board of directors.

The board of directors adopted in December 2003 and the stockholders approved in January 2004 the 2003 Nonemployee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to non-employee directors. Shares reserved under the plan are increased annually on January 1, from 2006 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. Stock options granted under the Directors’ Plan vest as follows: initial grants vest in 48 equal monthly installments from the date of grant; and annual grants vest in 12 equal monthly installments from the date of grant.

As of January 1, 2009, we did not have any participants in the Employee Stock Purchase Plan.

Stock compensation

We estimate the fair value of each option grant to employees on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2009	2008	2008	2009	2008	2008
	Stock option plans		ESPP	Stock option plans		ESPP
Dividend yield	—	—	—	—	—	—
Risk-free interest rate	2.3%	3.2%	3.0%	2.1%	2.8%	3.0%
Volatility	161%	74%	74%	161%	73%	74%
Expected life (in years)	5.3	5.5	0.5	5.4	5.4	0.5

During the three months ended June 30, 2009 and 2008, we granted options to purchase 119,000 and 157,000 shares of common stock to employees, respectively. During the six months ended June 30, 2009 and 2008 we granted options to purchase 179,000 and 1.1 million shares of common stock to employees, respectively. During the three months ended June 30, 2009 and 2008, the weighted average fair value of the options granted was $0.33 and $2.27, respectively. During the six months ended June 30, 2009 and 2008, the weighted average fair value of the options granted was $0.35 and $2.99, respectively.

Employee stock-based compensation expense recognized for the three and six months ended June 30, 2009 and 2008 was calculated based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Employee stock-based compensation expense recognized under SFAS 123(R) for the three and six months ended June 30, 2009 and 2008 was as follows (in thousands):

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
	Stock options		ESPP	Restricted stock		Stock options		ESPP	Restricted stock
	2009	2008	2008	2009	2008	2009	2008	2008	2009	2008
Research and development	$72	$405	$22	$5	$24	$166	$788	$48	$2	$33
General and administrative	70	850	20	3	32	242	1,862	40	5	104
Discontinued operations	—	1	—	—	—	—	1	—	—	—

	$142	$1,256	$42	$8	$56	$408	$2,651	$88	$7	$137

At June 30, 2009, the unrecognized compensation expense related to unvested outstanding stock options was approximately $554,000 which will be recognized through 2012, and the weighted-average remaining recognition period was 3.14 years. As of January 1, 2009, we did not have any participants in the Employee Stock Purchase Plan.

We have also granted restricted stock awards and stock options to consultants. We account for stock awards issued to such non-employees in accordance with the provisions of Emerging Issues Task Force, or EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or Issue No. 96-18. Under Issue No. 96-18, stock awards to non-employees are accounted for at their respective fair values using the Black-Scholes option-pricing model unless a more readily determinable fair value is available. The fair value of options granted to non-employees is remeasured during the performance period as the underlying options vest or as milestones are reached. During the six months ended June 30, 2009, we did not grant any shares of restricted stock or shares to purchase stock options to non-employees. During the three months ended June 30, 2009, we recorded approximately $1,000 in stock-based compensation expense for stock options previously granted to non-employees. During the six months ended June 30, 2009 we recorded approximately $5,000 and $6,000 in stock-based compensation expense for restricted stock and stock options granted to non-employees, respectively, for previously granted options. During the three months ended June 30, 2008, we granted a stock option to purchase 7,000 shares of common stock to one non-employee and recorded approximately $249,000 in stock-based compensation expense. During the six months ended June 30, 2008, we granted 10,000 shares of restricted stock and stock options to purchase 7,000 shares of common stock to two non-employees and recorded approximately $87,000 and $203,000 in stock-based compensation expense, respectively.

Fair Value Measurement

On January 1, 2008, we adopted the provisions of FAS 157 on a prospective basis for our financial assets and liabilities. We do not hold any non-financial assets that are recognized or disclosed at fair value. FAS 157 requires that we determine the fair value of assets and liabilities using the fair value hierarchy established in FAS 157 and describes three levels of inputs that may be used to measure fair value, as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity.

The adoption of this statement did not have a material impact on our consolidated results of operations and financial condition.

Recent Accounting Pronouncements

In October 2008, the FASB issued Staff Position No. FSP FAS 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS No. 157-3) which amends FAS No. 157 to include guidance on how to determine the fair value of a financial asset in an inactive market and which is effective immediately on issuance, including prior periods for which financial statements have not been issued. The implementation of FSP FAS No. 157-3 did not have a material impact on our condensed consolidated financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States of America. SFAS No. 162 becomes effective on November 15, 2008. We do not anticipate the adoption of SFAS No. 162 will have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2009, the FASB issued Statement No. 165, “Subsequent Events” (“FAS 165”), which establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted the provisions of FAS 165 for the quarter ended June 30, 2009. The adoption of FAS 165 did not have a material effect on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” (SFAS 168). SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” and establishes the “FASB Accounting Standard Codification™” (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles in the United States. All guidance contained in the Codification carries an equal level of authority. On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We have evaluated this new statement, and have determined that it will not have a significant impact on the determination or reporting of our financial results.

2. Net Income (loss) Per Share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding (excluding unvested founders’ shares subject to repurchase). Diluted net income (loss) per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive common shares equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, convertible debt, shares issuable upon the exercise of stock options, and unvested founders’ shares subject to repurchase. Diluted loss per share is identical to basic loss per share since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive.

The following table sets forth the computation of basic and diluted net income (loss) attributable to common stockholders per share (in thousands, except share and per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Numerator for basic and diluted net income (loss) per share:
Net income (loss) from continuing operations	$(3,627)	$(14,685)	$(11,130)	$(28,059)

Net income (loss) from discontinued operations	$361	$(7,174)	$281	$(15,383)

Net income (loss)	$(3,266)	$(21,859)	$(10,849)	$(43,442)

Denominator for basic net income (loss) per share:
Weighted-average shares of common stock outstanding	40,457,561	40,328,320	40,448,843	40,298,734
Effects of diluted stock options	166,423	—	144,459	—

Weighted-average shares used in computing diluted net income (loss) per share	40,623,984	40,328,320	40,593,302	40,298,734

Basic income (loss) per common share:
Continuing operations	$(0.09)	$(0.36)	$(0.28)	$(0.70)
Discountinuing operations	$0.01	$(0.18)	$0.01	$(0.38)

Basic net income (loss) per common share	$(0.08)	$(0.54)	$(0.27)	$(1.08)

Diluted net income (loss) per common share:
Continuing operations	$(0.09)	$(0.36)	$(0.28)	$(0.70)
Discountinuing operations	$0.01	$(0.18)	$0.01	$(0.38)

Diluted net income (loss) per common share	$(0.08)	$(0.54)	$(0.27)	$(1.08)

The following table shows dilutive common share equivalents outstanding, which are included in the above historical calculations of diluted income per common share but excluded from the diluted loss per common share as the effect of their inclusion in diluted loss per common share is anti-dilutive during each period in which we had a loss. Restricted stock that is not yet vested is included as dilutive common share equivalents because we consider such securities as the equivalent of stock options.

	Six Months Ended June 30,
	2009	2008
Restricted stock	—	115,876
Warrants	1,193,388	65,212
Options	1,718,274	4,294,266

Total	2,911,662	4,475,354

3. Restructurings

In October 2006, we announced the closure of a former AlgoRx Pharmaceuticals, Inc. office space in Secaucus, New Jersey to further reduce ongoing operational costs. As a result, we incurred a charge of approximately $176,000 primarily related to severance costs for five employees. Also in October 2006, we recorded a charge of approximately $487,000 related to vacating our office space in Secaucus, New Jersey and discontinuing other office equipment operating leases. In September 2007, we recorded an additional charge of $579,000 due to the elimination of any future sublease income, as a result of a worsening of the office rental market in Secaucus, New Jersey. The lease related to this office space expired July 2009 and the remaining leases related to the office equipment expired January 2009. At June 30, 2009, the remaining accrued liability related to this lease of the Secaucus office was approximately $168,000. The following table sets forth the activity in the accrued liability related to exiting the lease of our office space in Secaucus, New Jersey, which is included in other accrued liabilities at June 30, 2009 (in thousands):

Exit Costs of Secaucus Office
Accrued liabilities at December 31, 2007	$657
Payment against accrued liability	(383)

Accrued liabilities at December 31, 2008	274
Payment against accrued liability	(106)

Accrued liabilities at June 30, 2009	$168

On September 2, 2008, we announced that we were realigning our operations. Accordingly, we reduced our workforce by 21 employees to focus primarily on sales, marketing, late-stage clinical development and outsourced manufacturing. We recorded an expense of $551,000 in severance salaries and other termination-related benefits related to the termination of 21 employees. During the year ended December 31, 2008, we made payments of $478,000 related to the restructuring. During the six months ended June 30, 2009, we made payments of $9,000 related to restructuring. At June 30, 2009, we had approximately $64,000 accrued for severance salaries and other termination-related benefits relating to the reduction-in-force. The following table sets forth the activity in the accrued liability related to severance costs, which is included in other accrued liabilities at June 30, 2009 (in thousands):

Employee Severance Costs
Accrued liabilities at September 2, 2008	$551
Payment against accrued liability	(478)

Accrued liabilities at December 31, 2008	73
Payment against accrued liability	(9)

Accrued liabilities at June 30, 2009	$64

On November 8, 2008, our board of directors approved the restructuring of our operations to focus on the clinical and commercial development of Adlea, our novel, capsaicin-based product candidate currently in late-stage clinical development for the management of acute post-operative pain following orthopedic surgery, and to discontinue Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration. In connection with the restructuring, we reduced our workforce and eliminated our sales and marketing functions of 23 employees relating to Zingo commercial activities. We offered severance benefits to the terminated employees, and recorded a restructuring charge of approximately $500,000, primarily associated with personnel-related termination costs during the fourth quarter of fiscal 2008. In conjunction with the discontinued Zingo operations, we recorded a charge of approximately $242,000 related to vacating our sales and marketing office space in Conshohocken, Pennsylvania as its primary purpose was to facilitate the Zingo commercial activities. The lease related to this office space expires in November 2009. There have been no payments made on this facility since November 8, 2008.

In March 2009, our board of directors approved the closure of the office and laboratory space in South San Francisco, California to further reduce ongoing operational costs. As a result, we incurred a charge of approximately $3.3 million related to vacating our office space. The lease related to this office and laboratory space expires in November 2010. At June 30, 2009, the remaining liability related to this sublease of the South San Francisco office was approximately $3.3 million, which is included in other accrued liabilities on our condensed consolidated balance sheet.

4. Leases and Commitments

Leases

In March 2009, we entered into a sublease for office space in South San Francisco, California under a noncancelable operating lease, effective April 1, 2009 through June 2010. The future minimum payments for the operating lease as of June 30, 2009 are approximately $107,000.

Legal Proceedings

We are a party to various legal proceedings incident to the normal course of business. Management believes that adverse decisions in any pending or threatened proceedings could have a material effect on our financial position, results of operations or cash flows.

On December 23, 2008, 500 Plaza Drive Corporation (500 Plaza) exercised a termination right under our lease for our facility in Secaucus, New Jersey, to terminate the lease effective December 28, 2008 due to non-payment of December, 2008 rent. On January 5, 2009, 500 Plaza filed a summary dispossess action against us in the Superior Court of New Jersey, Special Civil Part, in Hudson County, New Jersey. The summary dispossess action sought a ruling to remove us from the office space at 500 Plaza Drive and pay nominal attorneys fees. On February 9, 2009, a default judgment was issued against us and we no longer have possession of the Secaucus facility. After termination of the lease, 500 Plaza drew down on the security deposit in the form of a letter of credit for their benefit in the amount of approximately $112,000. On March 9, 2009, 500 Plaza served a further complaint seeking more than $242,200 for amounts allegedly due under the terminated lease. We are unable to predict the outcome of this litigation at this time.

On January 16, 2009, Maria Monshaw filed a lawsuit against us in U.S. District Court for the Eastern District of Pennsylvania. The lawsuit alleges breach of contract and non-payment of consulting services and business expenses totaling approximately $136,000 as well as interest and legal costs. We are unable to predict the outcome of this litigation at this time.

On March 17, 2009, Andrew Lambert, an alleged stockholder, served a derivative complaint filed in the Court of Chancery of the State of Delaware on us, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On March 19, 2009, Sheryl Gluck, an alleged stockholder, filed a derivative complaint in the Court of Chancery of the State of Delaware, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On April 24, 2009, Eight Tower Bridge Development Associates filed a lawsuit against us in the Court of Common Pleas of Montgomery County, Pennsylvania alleging breach of contract and seeking more than $261,000 for amounts allegedly due under our lease for our facility in Conshohocken Pennsylvania. We are unable to predict the outcome of this litigation at this time.

On May 29, 2009, Coulter Pharmaceutical, Inc. filed a suit for damages against us in the California Superior Court, County of San Mateo alleging breach of sublease agreement and seeking more than $25,000 in damages. We are unable to predict the outcome of this litigation at this time.

On June 1, 2009, John Regan filed a wage complaint claim with the Division of Labor Standards Enforcement (“DLSE”) of the California Department of Industrial Relations alleging non-payment of severance payments totaling $63,000 under his separation and consulting agreement dated September 3, 2008. A hearing was held on July 27, 2009 at the DLSE. On July 29, 2009, the DLSE awarded John Regan $102,000. We intend to appeal this award and we are unable to predict the outcome of this appeal at this time.

On June 8, 2009 GKD-USA, Inc. filed a lawsuit against us in the Circuit Court for Dorchester County, Maryland alleging the non-payment for goods and services in the amount of $273,000. We are unable to predict the outcome of this litigation at this time.

5. Discontinued Operations

On November 8, 2008, our board of directors approved the restructuring of our operations to focus on the clinical and commercial development of Adlea, our novel, capsaicin-based product candidate currently in late-stage clinical development for the management of acute post-operative pain following orthopedic surgery, and to discontinue Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Assets related to the discontinued Zingo business are classified as assets held-for-sale when certain criteria are met. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we classified these assets as assets held-for-sale on the consolidated balance sheet as of December 31, 2008, which includes certain raw material used in Zingo, prepaid and other assets, and fixed assets associated to Zingo manufacturing. In addition, since we expect to have no significant or direct involvement in future operations related to these assets after November 8, 2008, the operations related to the Zingo manufacturing and commercial activities, including the CJV, have been presented as discontinued operations. Discontinued operations are reported as a separate component within the consolidated statement of operations outside of loss from continuing operations.

On July 3, 2009, the Company, Wanbang, an individual investor and the CJV entered into a termination agreement (the “Termination Agreement”) for the termination, liquidation and dissolution of the CJV and the termination of the cooperative joint venture contract, dated October 11, 2007 (the “CJV Contract”) and any other agreements among the Company, Wanbang and the individual investor and between the Company and the CJV. Under the Termination Agreement, Wanbang released us from any and all claims and obligations under the CJV and the remaining assets of the CJV would be distributed to Wanbang and the individual investor. At December 31, 2008, the Company impaired its investment in the CJV as part of the discontinued operations for Zingo. The parties also terminated all rights, obligations, responsibilities and liabilities of the parties under the CJV Contract, the Quality Agreement between the Company and the CJV, dated July 16, 2008 and the Technology License Agreement between the Company and the CJV, dated August 6, 2008. The Company did not pay or receive any monetary considerations upon termination of the agreement.

The significant components of our Zingo manufacturing and commercial operations, which were presented as discontinued operations for the three and six months ended June 30, 2009 and 2008, were as follows (in thousands except per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Operating expenses:
Research and development	58	3,538	118	7,539
General and administrative	—	3,636	—	7,844

Total operating expenses	58	7,174	118	15,383

Gain on sale of assets	(358)	—	(358)	—
Interest and other expenses	24	—	44	—
Interest and other income	(85)	—	(85)	—

Gain (Loss) from discontinued operations	$361	$(7,174)	$281	$(15,383)

Net income(loss) per common share

Basic net income (loss) per share	$0.01	$(0.18)	$0.01	$(0.38)

Diluted net income (loss) per share	$0.01	$(0.18)	$0.01	$(0.38)

Weighted average shares used to compute basic net income (loss) per common share	40,458	40,328	40,449	40,299

Weighted average shares used to compute diluted net income (loss) per common share	40,624	40,328	40,593	40,299

6. Debt

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. As of July 20, 2009, we are obligated to pay the outstanding principal and accrued but unpaid interest at the request of a certain majority of the Investors, which has not been received by the Company. Under the terms of the Reinvestment Agreement and upon the close of the Merger, immediately following the redemption by the Company of all of the outstanding securities held by the Investors issued pursuant to the Securities Purchase Agreement at a redemption price in cash equal to 100% of the aggregate outstanding principal amount of and all accrued but unpaid returns on such securities being redeemed, each Investor, upon receipt of the redemption price for the securities, will reinvest the proceeds of such redemption by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009. At June 30, 2009, we had approximately $6.3 million principal amount and approximately $163,000 accrued interest of Investor Securities outstanding.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010. At June 30, 2009, we had approximately $1.1 million principal amount and approximately $14,000 accrued interest of Rights Offering Notes outstanding.

On May 18, 2009, we entered into a secured note purchase agreement (the “Note Purchase Agreement”) with Arcion Therapeutics, Inc. (Arcion), pursuant to which we agreed to sell and issue a note (the “Arcion Note”) in the principal amount of $2.0 million, subject to the terms and conditions set forth in the Note Purchase Agreement. The Arcion Note is secured by a first priority security interest in all of the assets of the Company and AlgoRx Pharmaceuticals, Inc. (“AlgoRx”), one of our wholly-owned subsidiaries. The Arcion Note accrues interest at a continuously compounding rate of 10% per annum. During the occurrence and continuance of an event of default, the Arcion Note will accrue interest at a continuously compounding rate of 14% per annum. Unless earlier paid pursuant to the terms of the Note Purchase Agreement or accelerated in connection with an event of default, subject to the terms of the Note Purchase Agreement, the outstanding principal and accrued but unpaid returns will be immediately due and payable on October 20, 2009. We may prepay the Arcion Note at any time without penalty. An event of default is defined in the Note Purchase Agreement to include, among other things: (1) a default of the Company or a subsidiary of the Company beyond any applicable cure period under any monetary liability that results in the acceleration of payment of such obligation in an amount over $100,000; (2) any judgment(s) entered against the Company or any subsidiary which in the aggregate exceeds $100,000 and remains unsatisfied pending appeal for 45 days or more after entry; and (3) a failure to pay any principal or interest due under the Arcion Note or failure to pay any other charges due under the Note Purchase Agreement, with such failure continuing for at least three business days. At June 30, 2009, we had $2.0 million principal amount and approximately $24,000 accrued interest of Arcion Note outstanding.

7. Subsequent Events

In accordance with FAS 165, the Company evaluated all events or transactions that occurred after June 30, 2009 up through August 6, 2009, the date the Company issued these financial statements.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report on Form 10-Q, including particularly the sections entitled “Business Risks” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or the negative of these terms or other comparable terminology. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission.

Liquidity

We have an accumulated deficit of $322.8 million as of June 30, 2009. Additionally, we have used net cash of $9.4 million and $39.9 million to fund our operating activities for six months ended June 30, 2009, and 2008, respectively. All of which contributed to our ending cash and cash equivalent balance of approximately $920,000 at June 30, 2009. To date our operating losses have been funded primarily from outside sources of capital.

During 2008, we initiated our commercialization activities relating to Zingo while simultaneously pursuing available financing sources to support operations and growth. We have had, and continue to have, an ongoing need to raise additional cash from outside sources to fund our operations. However, our announcement in November 2008 that we discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea for use in bunionectomy surgeries did not meet its primary end point has significantly depressed our stock price. The current credit conditions and the downturn in the financial markets and the global economy may have severely impaired our ability to raise additional funds. At June 30, 2009, we had more total liabilities as compared to total assets on our condensed consolidated balance sheets. We believe that our existing cash and cash equivalents, including amounts received subsequent to June 30, 2009, will be sufficient to fund our activities through the end of August 2009. Accordingly, the combination of these facts raises substantial doubt as to our ability to continue as a going concern. The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that we will continue as a going concern. If we are unsuccessful in our efforts to raise additional outside capital in the near term, we will be required to significantly reduce our research, development, and administrative operations, including further reduction of our employee base, or we may be required to cease operations completely, or liquidate in order to offset the lack of available funding.

We are pursuing financing opportunities in both the private and public debt as well as through strategic transactions and corporate partnerships. We have an established history of raising capital through these platforms, and we are actively pursuing our options. On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% percent per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. As of July 20, 2009, we are obligated to pay the outstanding principal and accrued but unpaid interest at the request of a certain majority of the Investors, which has not been received by the Company. Under the terms of the Reinvestment Agreement and upon the close of the Merger, immediately following the redemption by the Company of all of the outstanding securities held by the Investors issued pursuant to the Securities Purchase Agreement at a redemption price in cash equal to 100% of the aggregate outstanding principal amount of and all accrued but unpaid returns on such securities being redeemed, each Investor, upon receipt of the redemption price for the securities, will reinvest the proceeds of such redemption by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

On May 18, 2009, we entered into a secured note purchase agreement (the “Note Purchase Agreement”) with Arcion Therapeutics, Inc. (Arcion), pursuant to which we agreed to sell and issue a note (the “Arcion Note”) in the principal amount of $2.0 million, subject to the terms and conditions set forth in the Note Purchase Agreement. The Arcion Note is secured by a first priority security interest in all of the assets of the Company and AlgoRx Pharmaceuticals, Inc. (“AlgoRx”), one of our wholly-owned subsidiaries. The Arcion Note accrues interest at a continuously compounding rate of 10% per annum. During the occurrence and continuance of an event of default, the Arcion Note will accrue interest at a continuously compounding rate of 14% per annum. Unless earlier paid pursuant to the terms of the Note Purchase Agreement or accelerated in connection with an event of default, subject to the terms of the Note Purchase Agreement, the outstanding principal and accrued but unpaid returns will be immediately due and payable on October 20, 2009. We may prepay the Arcion Note at any time without penalty. An event of default is defined in the Note Purchase Agreement to include, among other things: (1) a default of the Company or a subsidiary of the Company beyond any applicable cure period under any monetary liability that results in the acceleration of payment of such obligation in an amount over $100,000; (2) any judgment(s) entered against the Company or any subsidiary which in the aggregate exceeds $100,000 and remains unsatisfied pending appeal for 45 days or more after entry; and (3) a failure to pay any principal or interest due under the Arcion Note or failure to pay any other charges due under the Note Purchase Agreement, with such failure continuing for at least three business days.

Although there can be no assurance given, we hope to successfully complete one or more additional financing transactions and corporate partnerships in the near-term. It could be difficult or impossible for us to raise additional capital. Without this additional capital, current working capital and containment of operating costs will not provide adequate funding for research, clinical trials, and development activities relating to Adlea and may impact our ability to successfully partner or sell our Adlea asset. If we are able to raise funds in the near future, we may be required to raise those funds through public or private financings, strategic relationships or other arrangements. The sale of additional equity and debt securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. If such efforts are not successful, we may need to further reduce or curtail our current workforce, or may even cease operations completely, or liquidate if we do not obtain any additional funding. Based on our recent reductions described below and impact of other actions taken by management, the cash operating requirements in the near term have been reduced. In addition, we are pursuing strategic transactions and alternatives with respect to all aspects of our business, including sales of our Zingo product and asset and seeking a partner or acquirer for our Adlea program or opportunities for the merger, sale or other combination of Anesiva.

Deficiency letter from The Nasdaq Global Market

On March 27, 2009 the Company received a notification from The Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with Marketplace Rule 4450(a)(3) because the Company’s stockholders’ equity at December 31, 2008 was less than the $10.0 million required for continued listing on The Nasdaq Global Market. In addition, the Company is not in compliance with Marketplace Rule 4450(b)(1) because the market value of listed securities of the Company is less than $50.0 million and the total assets and total revenue of the Company was less than $50.0 million as of December 31, 2008. In the notice, Nasdaq requested that the Company provide a plan to regain compliance with the continued listing requirements of The Nasdaq Global Market by April 13, 2009.

On July 17, 2009, we received a letter from Nasdaq notifying us that based on Nasdaq’s further review of the Company’s business plan and material submitted by us, the Company has failed to regain compliance with the minimum requirement for continued listing and that, therefore, Nasdaq has determined to delist our securities from The Nasdaq Global Market. As provided in the Nasdaq Listing Rule 5815(a)(1)(A), we have the opportunity to appeal the decision to a Nasdaq Hearings Panel. On July 24, 2009, we filed the request for an appeal and, as a result, our securities will remain listed on The Nasdaq Global Market pending a decision by the Hearings Panel.

Merger Agreement

On August 4, 2009, Anesiva, Inc. (the “Company”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Arca Acquisition Corporation (“Arca”), a wholly owned subsidiary of the Company, Arcion Therapeutics, Inc. (“Arcion”). The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, Arca will merge with and into Arcion, a privately held corporation, with Arcion as the surviving corporation of the merger (the “Merger”). As a result of the Merger, Arcion will become a wholly owned subsidiary of the Company and each outstanding share of Arcion capital stock will be converted into the right to receive shares of Company common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement, the Company will issue, and Arcion stockholders will receive in a tax-free exchange, shares of Anesiva common stock such that Arcion stockholders will own approximately 64% and Company stockholders will own approximately 36% of the outstanding shares of the Company immediately following the Merger and the Reinvestment (as defined below). Consummation of the Merger is subject to customary closing conditions, including approval by the stockholders of the Company and Arcion. In connection with the execution of the Merger Agreement, certain stockholders of the Company, including entities affiliated with certain members of the Company’s board of directors, entered into voting agreements pursuant to which they have agreed to, among other things, vote in favor of the issuance of common stock pursuant to the Merger.

Amendment to Securities Purchase Agreement

On August 4, 2009, the Company entered into a second amendment (the “Amendment”) to the securities purchase agreement, dated as of January 20, 2009 and amended on April 1, 2009 (the “Securities Agreement”), by and between the Company and Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an “Investor” and collectively, the “Investors”) which, among other things, provides that in connection with the Merger the Company shall redeem, on or following the consummation of the Merger, all of the outstanding securities issued pursuant to the Securities Agreement for a price equal to only 100% of the aggregate principal amount of such securities plus all accrued but unpaid returns thereon.

Reinvestment Agreement

On August 4, 2009, the Company entered into a reinvestment agreement with Arcion and the Investors (the “Reinvestment Agreement”), contingent upon consummation of the Merger. The Reinvestment Agreement provides that immediately following the redemption by the Company of all of the outstanding securities held by the Investors issued pursuant to the Securities Purchase Agreement at a redemption price in cash equal to 100% of the aggregate outstanding principal amount of and all accrued but unpaid returns on such securities being redeemed, each Investor, upon receipt of the redemption price for the securities, will reinvest the proceeds of such redemption by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. The Reinvestment Agreement further provides that following the consummation of the merger, and upon the repurchase by the Company of all of the 7% senior notes due 2010 (the “Notes”) held by the Investors and outstanding under that certain Supplemental Indenture dated April 2, 2009, as supplemented by that Second Supplemental Indenture, dated April 28, 2009, by and between the Company and the Bank of New York Mellon Trust Company, N.A., each Investor will reinvest the proceeds of the repurchase of its outstanding Notes, together with any accrued by unpaid returns and interest thereon, by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. The transactions contemplated by the Reinvestment Agreement are referred to as the “Reinvestment.”

Overview

Anesiva, Inc. (“we” or “Anesiva”) is a biopharmaceutical company focused on the development and commercialization of novel therapeutic treatments for pain management. Our portfolio of products includes:

•

Adlea™, a long-acting, site-specific, non-opioid analgesic, is being developed for moderate to severe pain, and has completed multiple Phase 2 trials in post-surgical, musculoskeletal and neuropathic pain and Phase 3 trials in bunionectomy and total knee replacement surgery. We are initially pursuing an indication for Adlea for the management of acute post-operative pain associated with orthopedic surgeries.

•

Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection system, was approved by the Food and Drug Administration (the “FDA”) in August 2007 to reduce the pain associated with peripheral intravenous (“IV”) insertions or blood draws in children three to 18 years of age. Zingo was approved in January 2009 to reduce the pain associated with blood draws in adults. On November 8, 2008, our board of directors approved the restructuring of our operations and discontinuing Zingo manufacturing and commercial operations as a result of manufacturing challenges and limited market penetration.

Adlea and Zingo are different drugs, each with own mechanisms of action. Adlea is a novel non-opioid drug candidate that is a vanilloid receptor 1 agonist, or TRPV1 agonist, based on the compound capsaicin which provides analgesia from weeks to months. Zingo is comprised of microcrystals of lidocaine delivered into the skin by compressed gas and employs a proprietary needle-free dispenser.

Our objective is to actively seek partnership for the continued development and commercialization of Adlea for the treatment of pain and pursue other potential business combination transactions. Key elements of our strategy include:

•	Advance the Clinical Development of Adlea

•	Initiation of a Phase 2 dose-validation study in total knee arthroplasty patients;

•	Conduct a supportive study in arthroscopic shoulder surgeries; and

•	Conduct a replacement Phase 3 study in an appropriate surgical model during 2009 and 2010.

•

Be Opportunistic About Partnering our Existing Products and About Expanding Our Pain Management Franchise. Evaluate partnership opportunities for Adlea that would provide maximum exposure of the product in the marketplace. Seek to in-license product candidates that would enhance our product pipeline of pain management products.

•

Explore other Potential Business Combination Transactions. Explore and evaluate opportunities for the merger, sale or other combination of Anesiva that would provide maximum return to our creditors and stockholders.

Financial Operations Overview

Contract Revenues

Contract revenues are revenues from licensing agreements that are based on the performance requirements of the agreement. If we have an ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the consolidated statement of operations over the term of the performance obligation. If we have no ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as revenue in the period in which the rights are transferred.

Research and Development Expenses

Our research and development expenses consist primarily of:

•	salaries and related expenses for personnel;

•	costs of operating facilities and equipment;

•

fees paid to regulatory agencies, consultants, and clinical research organizations in conjunction with independently monitoring our clinical trials and acquiring and evaluating data in conjunction with the clinical trials;

•	fees paid to research organizations in conjunction with preclinical studies;

•	costs to develop manufacturing processes at third-party manufacturers;

•	costs of materials used in research and development;

•	upfront and milestone payments under in-licensing agreements;

•	consulting fees paid to third parties; and

•	depreciation of capital resources used to develop products.

We expense both internal and external research and development costs as incurred.

We use our employee and infrastructure resources across several projects, and some costs are not attributable to an individually-named project but rather are directed across these research projects. The following table shows, for the three and six months ended June 30, 2009 and 2008, the total costs associated with Adlea, NF-kB Decoy and other research and development activities (i.e., salary and wages) (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Adlea	$848	$7,611	$1,568	$13,713
NF-kB Decoy	11	3	15	22
Other research and development	867	2,984	1,998	6,237

Total	$1,726	$10,598	$3,581	$19,972

We expect that a large percentage of our research and development expenses in the future will be incurred in support of Adlea for management of pain following orthopedic surgery and osteoarthritis pain. These expenditures are subject to numerous uncertainties in timing and cost to completion. We test our product candidates in numerous preclinical studies for toxicology, safety, and efficacy. We then conduct early stage clinical trials for each drug candidate. As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus our resources on more promising product candidates or programs. Completion of clinical trials by us or our future collaborators may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

•	the number of patients included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of sites that participate in the trials;

•	the number of doses that patients receive;

•	the duration of patient follow-up;

•	the phase of development the product is in; and

•	the efficacy and safety profile of the product.

Adlea is still being studied in clinical trials and has not yet received approval by the FDA or any foreign regulatory authority. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that our clinical data establish the safety and efficacy of our drug candidates.

As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will receive cash inflows from the commercialization and sale of a product.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation, including stock-based compensation, for employees in executive and operational functions, including finance and business development. Other significant costs include facilities costs and professional fees for accounting and legal services, including legal services associated with obtaining and maintaining patents.

Discontinued Operations

Discontinued operations consist primarily of Zingo related costs including: research and development, compensation, including stock-based compensation; for employees in sales, marketing, manufacturing and development; marketing and advertising expenses, consulting expenses, product registration fees and manufacturing related costs related to the Zingo manufacturing and commercial activities. Manufacturing costs associated with Zingo include certain costs associated with our manufacturing process, including depreciation and personnel costs for activities such as quality assurance and quality control that were not capitalized in inventory, asset impairment charges, losses from asset disposal, scrap during the manufacturing process, idle facility, expenses related to unusable inventories and the lower of cost or market determinations.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an on-going basis, we evaluate our estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following accounting policies are most critical to a full understanding and evaluation of our reported financial results.

Contract and Other Revenues

Our revenue recognition policies are in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, or SAB 104, and EITF 00-21, Revenue Recognition in Financial Statements, which provides guidance on revenue recognition in financial statements and is based on the interpretations and practices developed by the SEC. SAB 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence exists of an arrangement; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fees charged for services rendered and products delivered and the collectability of those fees. Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. If we have an ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the consolidated statement of operations over the term of the performance obligation. If we have no ongoing involvement or performance obligation, non-refundable up-front fees are generally recorded as revenue in the period in which the rights are transferred.

In November 2006, we entered into an agreement with Lumen Therapeutics, LLC granting a non-exclusive license to our clinical data and technical information relating to the prevention of saphenous vein graft disease in exchange for future royalties on the net sales of Lumen Therapeutics lead drug candidate and an equity position in Lumen Therapeutics. In August 2007, we entered into an agreement granting Particle Therapeutics a license to incorporate our drug delivery technology into its needle-free, transdermal delivery system for glucagon, a hormone commonly used for the treatment of hypoglycemia associated with Type 1 and Type 2 diabetes. Under the terms of the license agreement, we received an up-front payment in ordinary shares of Particle Therapeutics and will receive milestone payments for certain key clinical and regulatory achievements, royalties on future sales, as well as royalties on revenues from any future sub-licensing of the technology from Particle Therapeutics to third parties. For the three months ended June 30, 2009 and 2008, we recognized none and $100,000 in non monetary revenue, respectively. For the six months ended June 30, 2009 and 2008, we recognized none and $100,000 in non monetary revenue, respectively.

Valuation and Impairment of Long-Lived Assets

Assets related to the discontinued Zingo business are classified as assets held-for-sale when certain criteria are met. In accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we classified these assets as assets held-for-sale on the consolidated balance sheet as of December 31, 2008, which includes prepaid and other assets, fixed assets and inventories related to Zingo. Since our Zingo assets were classified as held-for-sale as of December 31, 2008, we were required to report these assets at the lower of their respective carrying amounts or their fair values less costs to sell. The net book carrying value of the Zingo assets was approximately $20.1 million and, based upon our analysis as of December 31, 2008, the estimated fair value of the Zingo assets was $183,000. For the three and six months ended June 30, 2009 and 2008, we did not recognize any impairment of long-lived assets.

Stock Compensation

On January 1, 2006, we adopted SFAS 123(R), using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. Our consolidated financial statements reflect the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. We value share-based awards using the Black-Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. As stock-based compensation expense recognized in the consolidated statement of operations for the three and six months ended June 30, 2009 and 2008 are based on awards ultimately expected to vest, they have been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock compensation is amortized on a straight-line basis over the vesting period of the underlying option, generally four years for stock options and two to three years for restricted stock.

Clinical Trial Accounting

Our expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients or the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis.

Results of Operations

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Contract Revenues

	Three Months Ended June 30,		Change
	2009	2008	$	%
	(in thousands, except percentage)
Contract revenues	$—	$302	$(302)	-100%

The contract revenue decrease for the three months ended June 30, 2009 compared to the same period in 2008 was due to recording of license revenues of $300,000 from Particle Therapeutics for drug delivery technology in 2008.

Although we are seeking licensing or acquisition partners for the needle-free drug delivery technology underlying Zingo, we anticipate that we will not generate further contract revenues in 2009 from any collaboration since we have discontinued Zingo activities.

Research and Development Expenses

The following table summarizes our research and development expenses:

	Three Months Ended June 30,		Change
	2009	2008	$	%
	(in thousands, except percentage)
Research and development	$1,726	$10,598	$(8,872)	-84%

The decrease in research and development expenses for the three months ended June 30, 2009 compared to the same period in 2008 was primarily due to the following:

•	Decrease in clinical trial costs of $5.1 million primarily due to the completion of Phase 2 and Phase 3 Adlea trials for post surgical pain and osteoarthritis pain during fiscal 2008;

•	Decrease in compensation and employee related expense of $2.3 million due to lower headcount as a result of the restructuring events in fiscal 2008;

•	Decrease in facilities and related expenses of $847,000 due to lower headcount and overhead allocation;

•	Decrease in professional services of $223,000 primarily due to lower clinical related expenses; and

•	Decrease in other research and development expenses of $211,000.

We expect that our research and development expenses will decrease from 2008 levels due to the completion of Phase 2 and Phase 3 Adlea trials for post surgical pain and osteoarthritis pain during fiscal 2008 and the reduction in the number of employees in November 2008 and January 2009.

General and Administrative Expenses

The following table summarizes our general and administrative expenses:

	Three Months Ended June 30,		Change
	2009	2008	$	%
	(in thousands, except percentage)
General and administrative	$1,505	$4,278	$(2,773)	-65%

The decrease in general and administrative expenses for the three months ended June 30, 2009 compared to the same period in 2008 was primarily due to the following:

•	Decrease in compensation expenses and employee-related expenses of $2.3 million due to lower headcount;

•	Decrease in professional services of $346,000 primarily due to lower legal expenses and lower expenses associated with Adlea marketing; and

•	Decrease in other corporate expenses of $95,000.

We expect that our general and administrative expenses will decrease from 2008 levels due to the reduction in the number of employees in November 2008 and January 2009.

Discontinued Operations

The following table summarizes our losses (gains) from discontinued operations:

	Three Months Ended June 30,		Change
	2009	2008	$	%
	(in thousands, except percentage)
Loss (Gain) from discontinuing operations	$(361)	$7,174	$(7,535)	N/A

The decrease in loss from discontinued operations for the three months ended June 30, 2009 compared to the same period in 2008 was primarily due to the following:

•	Decrease in marketing expenses in support of Zingo of $3.4 million; and

•	Decrease in overall manufacturing start-up related expenses of $3.7 million due to the discontinuation of Zingo;

•	Increase in gain on disposal of assets of $358,000 due to settlement of Zingo related liabilities related to manufacturing equipment for and amount less than previously estimated; and

•	Increase in other income of $85,000 due to other Zingo related settlements and write off of product recall reserve.

Gain on Sale of Assets. Gain on sale of assets was $15,000 for the three months ended June 30, 2009 related to the sale of laboratory equipment compared to none for the three months ended June 30, 2008.

Interest and Other Income. Other income was $39,000 for the three months ended June 30, 2009 reflecting settlements on liabilities compared to $285,000 for the three months ended June 30, 2008 primarily reflecting lower interest income from cash and investment balances.

Interest and Other Expense. Interest and other expense was $450,000 for the three months ended June 30, 2009 primarily reflecting interest due on the Investor Securities and Rights Offering and amortization of debt discount compared to $396,000 for the three months ended June 30, 2008 reflecting interest paid on our equipment line of credit in 2008.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Contract Revenues

	Six Months Ended June 30,		Change
	2009	2008	$	%
	(in thousands, except percentage)
Contract revenues	$—	$303	$(303)	-100%

The contract revenue decrease for the six months ended June 30, 2009 compared to the same period in 2008 was due to recording of license revenues of $300,000 from Particle Therapeutics for drug delivery technology in 2008.

Although we are seeking licensing or acquisition partners for the needle-free drug delivery technology underlying Zingo, we anticipate that we will not generate further contract revenues in 2009 from any collaboration since we are discontinuing Zingo activities.

Research and Development Expenses

The following table summarizes our research and development expenses:

	Six Months Ended June 30,		Change
	2009	2008	$	%
	(in thousands, except percentage)
Research and development	$3,581	$19,972	$(16,391)	-82%

The decrease in research and development expenses for the six months ended June 30, 2009 compared to the same period in 2008 was primarily due to the following:

•	Decrease in clinical trial costs of $7.9 million primarily due to the completion of Phase 2 and Phase 3 Adlea trials for post surgical pain and osteoarthritis pain during fiscal 2008;

•	Decrease in compensation and employee related expense of $4.4 million due to lower headcount as a result of the restructuring events in fiscal 2008;

•	Decrease in facilities and related expenses of $1.7 million due to lower headcount and overhead allocation;

•	Decrease in research and development outside services of $1.2 million;

•	Decrease in professional services of $886,000 primarily due lower clinical related expenses.

We expect that our research and development expenses will decrease from 2008 levels due to the completion of Phase 2 and Phase 3 Adlea trials for post surgical pain and osteoarthritis pain during fiscal 2008 and the reduction in the number of employees in November 2008 and January 2009.

General and Administrative Expenses

The following table summarizes our general and administrative expenses:

	Six Months Ended June 30,		Change
	2009	2008	$	%
	(in thousands, except percentage)
General and administrative	$7,170	$8,527	$(1,357)	-16%

The decrease in general and administrative expenses for the six months ended June 30, 2009 compared to the same period in 2008 was primarily due to the following:

•

Increase in facilities and related expenses of $4.0 million primarily due to the restructuring charge associated with vacating the office and laboratory space at our South San Francisco location of $3.3 million and idle facility charges of $479,000;

•	Decrease in compensation expenses and employee-related expenses of $4.1 million due to lower headcount;

•	Decrease in professional services of $955,000 primarily due to lower legal expenses and lower expenses associated with Adlea marketing; and

•	Decrease in other corporate expenses of $153,000.

We expect that our general and administrative expenses will decrease from 2008 levels due to the reduction in the number of employees in November 2008 and January 2009.

Discontinued Operations

The following table summarizes our losses (gains) from discontinued operations:

	Six Months Ended June 30,		Change
	2009	2008	$	%
	(in thousands, except percentage)
Loss (Gain) from discontinuing operations	$(281)	$15,383	$(15,664)	-102%

The decrease in loss from discontinued operations for the six months ended June 30, 2009 compared to the same period in 2008 was primarily due to the following:

•	Decrease in marketing expenses in support of Zingo of $7.5 million;

•	Decrease in overall manufacturing start-up related expenses of $7.8 million due to the discontinuation of Zingo;

•	Increase in gain on disposal of assets of $358,000 due to settlement of Zingo liabilities related to manufacturing equipment; and

•	Increase in other income of $85,000 due to other Zingo related settlements and write off of product recall reserve.

Gain on Sale of Assets. Gain on sale of assets was $80,000 for the six months ended June 30, 2009 related to the sale of laboratory equipment compared to none for the six months ended June 30, 2008.

Interest and Other Income. Other income was $42,000 for the six months ended June 30, 2009 primarily reflecting settlement on liabilities compared to $816,000 for the six months ended June 30, 2008 reflecting lower interest income from cash and investment balances.

Interest and Other Expense. Interest and other expense was $501,000 for the six months ended June 30, 2009 reflecting interest from the Investor Securities and amortization of debt discount compared to $679,000 for the six months ended June 30, 2008 reflecting interest paid on our equipment line of credit in 2008.

Capital Resources

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. As of July 20, 2009, we are obligated to pay the outstanding principal and accrued but unpaid interest at the request of a certain majority of the Investors, which has not been received by the Company. Under the terms of the Reinvestment Agreement and upon the close of the Merger, immediately following the redemption by the Company of all of the outstanding securities held by the Investors issued pursuant to the Securities Purchase Agreement at a redemption price in cash equal to 100% of the aggregate outstanding principal amount of and all accrued but unpaid returns on such securities being redeemed, each Investor, upon receipt of the redemption price for the securities, will reinvest the proceeds of such redemption by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

On May 18, 2009, we entered into a secured note purchase agreement (the “ Note Purchase Agreement”) with Arcion Therapeutics, Inc. (Arcion), pursuant to which we agreed to sell and issue a note (the “Arcion Note”) in the principal amount of $2.0 million, subject to the terms and conditions set forth in the Note Purchase Agreement. The Arcion Note is secured by a first priority security interest in all of the assets of the Company and AlgoRx Pharmaceuticals, Inc. (“AlgoRx”), one of our wholly-owned subsidiaries. The Arcion Note accrues interest at a continuously compounding rate of 10% per annum. During the occurrence and continuance of an event of default, the Arcion Note will accrue interest at a continuously compounding rate of 14% per annum. Unless earlier paid pursuant to the terms of the Note Purchase Agreement or accelerated in connection with an event of default, subject to the terms of the Note Purchase Agreement, the outstanding principal and accrued but unpaid returns will be immediately due and payable on October 20, 2009. We may prepay the Arcion Note at any time without penalty. An event of default is defined in the Note Purchase Agreement to include, among other things: (1) a default of the Company or a subsidiary of the Company beyond any applicable cure period under any monetary liability that results in the acceleration of payment of such obligation in an amount over $100,000; (2) any judgment(s) entered against the Company or any subsidiary which in the aggregate exceeds $100,000 and remains unsatisfied pending appeal for 45 days or more after entry; and (3) a failure to pay any principal or interest due under the Arcion Note or failure to pay any other charges due under the Note Purchase Agreement, with such failure continuing for at least three business days.

Cash Flows

The following table summarizes our statement of cash flows (in millions):

	Six Months Ended June 30,
	2009	2008
Cash flows provided by (used in):
Operating activities	$(9.4)	$(39.9)
Investing activities	0.2	(2.2)
Financing activities	9.4	(0.1)

Net increase (decrease) in cash and cash equivalents	$0.2	$(42.2)

Cash Flows from Operating Activities.

Net cash used in operating activities of $9.4 million for the six months ended June 30, 2009 was primarily driven by our net loss of $10.8 million adjusted for non-cash items of $425,000 of stock-based compensation, $250,000 in amortization of debt discount, $438,000 gain on disposal of assets, $74,000 in depreciation and amortization, and $1.2 million cash inflow related to changes in operating assets and liabilities.

Net cash used in operating activities of $39.9 million for the six months ended June 30, 2008 was primarily driven by our net loss of $43.4 million adjusted for non-cash items of $3.2 million of stock-based compensation, $1.0 million in provision in inventory, and $672,000 in depreciation and amortization, and $1.3 million cash outflow related to changes in operating assets and liabilities including increase in inventories of $3.2 million.

Cash Flows from Investing Activities.

Net cash provided by investing activities of $235,000 for the six months ended June 30, 2009 was due to proceeds from the disposal of equipment.

Net cash used in investing activities of $2.2 million for the six months ended June 30, 2008 was due to $2.7 million in purchases of property, plant, and equipment offset by $546,000 of cash from consolidation of the CJV.

Cash Flows from Financing Activities.

Net cash provided by financing activities of $9.4 million for the six months ended June 30, 2009 was due to proceeds from the Investor Securities sold pursuant to the Investor Agreement, the Rights Offering, and the Arcion Note.

Net cash used in financing activities of $130,000 for the six months ended June 30, 2008 was due to $746,000 repayment on equipment loan offset by cash inflow of $418,000 from proceeds from debt and $198,000 from issuance of common

Operating Capital and Capital Expenditure Requirements

We expect to devote substantial resources to continue our research and development efforts for Adlea. We believe that the key factors that will affect our internal and external sources of cash are:

•	our ability to execute on the approved restructuring plans;

•	our ability to access capital;

•	our ability to enter into a strategic transaction;

•	the progress of preclinical development and laboratory testing and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	delays that may be caused by evolving requirements of regulatory agencies;

•	the number of product candidates we pursue;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•	our ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization;

•	the acquisition of technologies, products and other business opportunities that require financial commitments;

•	our revenues, if any, from successful development and commercialization of Adlea; and

•	our ability to complete the Merger on a timely basis.

Our announcements that we discontinued Zingo manufacturing and commercial operations and that the ACTIVE-1 Phase 3 clinical trial evaluating Adlea versus placebo following bunionectomy surgery did not meet its primary end point have significantly depressed our stock price and severely impaired our ability to raise additional funds. It could be difficult or impossible for us to raise additional capital.

Contractual Obligations

Our outstanding contractual obligations relate to our facilities leases and debt obligation. Our contractual obligations as of June 30, 2009 were as follows (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less than One Year	One to Three Years	Four to Five Years	After Five Years
Debt Obligations	9.7	9.7	—	—	—
Operating leases	2.7	2.0	0.7	—	—

Total contractual cash obligations	$12.4	$11.7	$0.7	$—	$—

Under all of our license agreements, we could be required to pay up to a total of approximately $1.0 million in payments for milestones such as the initiation of clinical trials and the granting of patents. As of June 30, 2009, we incurred approximately $3.1 million of milestone charges, including approximately $1.6 million of cash payments and approximately $1.5 million of stock compensation, for the execution of agreements, patent approvals and the initiation of U.S. clinical trials. Milestone payments will also be due upon the first administration to a subject using licensed technology in a Phase 1 clinical trial, the first administration to a subject using licensed technology in a Phase 3 clinical trial and FDA approval of Adlea in addition to sales milestones and royalties payable on commercial sales if any occur. Dr. James N. Campbell, who was a member of the board of Anesiva from June 29, 2007 to December 19, 2008, is one of the three licensors of Adlea.

In August 2006, we entered an agreement with GlaxoSmithKline to extend the term of the lease agreement for our headquarter office in South San Francisco, California from June 1, 2007 through November 13, 2010.

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. As of July 20, 2009, we are obligated to pay the outstanding principal and accrued but unpaid interest at the request of a certain majority of the Investors, which has not been received by the Company. Under the terms of the Reinvestment Agreement and upon the close of the Merger, immediately following the redemption by the Company of all of the outstanding securities held by the Investors issued pursuant to the Securities Purchase Agreement at a redemption price in cash equal to 100% of the aggregate outstanding principal amount of and all accrued but unpaid returns on such securities being redeemed, each Investor, upon receipt of the redemption price for the securities, will reinvest the proceeds of such redemption by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

In March 2009, we entered into a sublease for office space in South San Francisco, California under a noncancelable operating lease effective April 1, 2009 through June 2010. The projected minimum payments for the operating lease at June 30, 2009 are approximately $107,000.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

On May 18, 2009, we entered into a secured note purchase agreement (the “ Note Purchase Agreement”) with Arcion Therapeutics, Inc. (Arcion), pursuant to which we agreed to sell and issue a note (the “Arcion Note”) in the principal amount of $2.0 million, subject to the terms and conditions set forth in the Note Purchase Agreement. The Arcion Note is secured by a first priority security interest in all of the assets of the Company and AlgoRx Pharmaceuticals, Inc. (“AlgoRx”), one of our wholly-owned subsidiaries. The Arcion Note accrues interest at a continuously compounding rate of 10% per annum. During the occurrence and continuance of an event of default, the Arcion Note will accrue interest at a continuously compounding rate of 14% per annum. Unless earlier paid pursuant to the terms of the Note Purchase Agreement or accelerated in connection with an event of default, subject to the terms of the Note Purchase Agreement, the outstanding principal and accrued but unpaid returns will be immediately due and payable on October 20, 2009. We may prepay the Arcion Note at any time without penalty. An event of default is defined in the Note Purchase Agreement to include, among other things: (1) a default of the Company or a subsidiary of the Company beyond any applicable cure period under any monetary liability that results in the acceleration of payment of such obligation in an amount over $100,000; (2) any judgment(s) entered against the Company or any subsidiary which in the aggregate exceeds $100,000 and remains unsatisfied pending appeal for 45 days or more after entry; and (3) a failure to pay any principal or interest due under the Arcion Note or failure to pay any other charges due under the Note Purchase Agreement, with such failure continuing for at least three business days.

Off-Balance Sheet Arrangements

At June 30, 2009 and 2008, we did not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purposes entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

In October 2008, the FASB issued Staff Position No. FSP FAS 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS No. 157-3) which amends FAS No. 157 to include guidance on how to determine the fair value of a financial asset in an inactive market and which is effective immediately on issuance, including prior periods for which financial statements have not been issued. The implementation of FSP FAS No. 157-3 did not have a material impact on our condensed consolidated financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States of America. SFAS No. 162 becomes effective on November 15, 2008. We do not anticipate the adoption of SFAS No. 162 will have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2009, the FASB issued Statement No. 165, “Subsequent Events” (“FAS 165”), which establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted the provisions of FAS 165 for the quarter ended June 30, 2009. The adoption of FAS 165 did not have a material effect on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” (SFAS 168). SFAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” and establishes the “FASB Accounting Standard Codification™” (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles in the United States. All guidance contained in the Codification carries an equal level of authority. On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We have evaluated this new statement, and have determined that it will not have a significant impact on the determination or reporting of our financial results.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk is principally limited to our cash equivalents. We currently do not invest in any short-term investments. If market interest rates were to decrease by 100 basis points, or 1 percent, the change in the fair value of our portfolio would be insignificant. The modeling technique used measures the change in fair values arising from an immediate hypothetical shift in market interest rates and assumes ending fair values include principal plus accrued interest.

During the six months ended June 30, 2009, there were no material changes in the interest rate risk or foreign currency exchange risk disclosure set forth in Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008.

Item 4.	Controls and Procedures

Evaluation of disclosure controls and procedures.

Our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) are designed to provide reasonable assurance of achieving their objectives. Based on their evaluation as of June 30, 2009, our chief executive officer and chief accounting officer have concluded that our disclosure controls and procedures were effective at the reasonable assurance level to ensure that the information required to be disclosed by us in reports we file with the Securities and Exchange Commission is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in internal control over financial reporting.

There were no changes in our internal control over financial reporting during the quarter ended June 30, 2009 that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

Limitations on the effectiveness of controls.

Our management, including our chief executive officer and chief accounting officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Anesiva have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings

We are a party to various legal proceedings incident to the normal course of business. Management believes that adverse decisions in any pending or threatened proceedings could have a material effect on our financial position, results of operations or cash flows.

On December 23, 2008, 500 Plaza Drive Corporation (500 Plaza) exercised a termination right under our lease for our facility in Secaucus, New Jersey, to terminate the lease effective December 28, 2008 due to non-payment of December, 2008 rent. On January 5, 2009, 500 Plaza filed a summary dispossess action against us in the Superior Court of New Jersey, Special Civil Part, in Hudson County, New Jersey. The summary dispossess action sought a ruling to remove us from the office space at 500 Plaza Drive and pay nominal attorneys fees. On February 9, 2009, a default judgment was issued against us and we no longer have possession of the Secaucus facility. After termination of the lease, 500 Plaza drew down on the security deposit in the form of a letter of credit for their benefit in the amount of approximately $112,000. On March 9, 2009, 500 Plaza served a further complaint seeking more than $242,200 for amounts allegedly due under the terminated lease. We are unable to predict the outcome of this litigation at this time.

On January 16, 2009, Maria Monshaw filed a lawsuit against us in U.S. District Court for the Eastern District of Pennsylvania. The lawsuit alleges breach of contract and non-payment of consulting services and business expenses totaling approximately $136,000 as well as interest and legal costs. We are unable to predict the outcome of this litigation at this time.

On March 17, 2009, Andrew Lambert, an alleged stockholder, served a derivative complaint filed in the Court of Chancery of the State of Delaware on us, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On March 19, 2009, Sheryl Gluck, an alleged stockholder, filed a derivative complaint in the Court of Chancery of the State of Delaware, purportedly on behalf of Anesiva, against Anesiva, Anesiva’s chief executive officer, certain members of Anesiva’s board of directors and certain stockholders of Anesiva affiliated with the directors relating to the Investor Agreement. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. We are unable to predict the outcome of this litigation at this time.

On April 24, 2009, Eight Tower Bridge Development Associates filed a lawsuit against us in the Court of Common Pleas of Montgomery County, Pennsylvania alleging breach of contract and seeking more than $261,000 for amounts allegedly due under our lease for our facility in Conshohocken Pennsylvania. We are unable to predict the outcome of this litigation at this time.

On May 29, 2009, Coulter Pharmaceutical, Inc. filed a suit for damages against us in the California Superior Court, County of San Mateo alleging breach of sublease agreement and seeking more than $25,000 in damages. We are unable to predict the outcome of this litigation at this time.

On June 1, 2009, John Regan filed a wage complaint claim with the Division of Labor Standards Enforcement (“DLSE”) of the California Department of Industrial Relations alleging non-payment of severance payments totaling $63,000 under his separation and consulting agreement dated September 3, 2008. A hearing was held on July 27, 2009 at the DLSE. On July 29, 2009, the DLSE awarded John Regan $102,000. We intend to appeal this award and we are unable to predict the outcome of this appeal at this time.

On June 8, 2009 GKD-USA, Inc. filed a lawsuit against us in the Circuit Court for Dorchester County, Maryland alleging the non-payment for goods and services in the amount of $273,000. We are unable to predict the outcome of this litigation at this time.

Item 1A.	Risk Factors

The following risks and uncertainties may have a material adverse effect on our business, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment.

We have marked with an asterisk (*) those risks described below that reflect substantive changes from the risks described under “Item 1A. Risk Factors” included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2009.

Risk Factors Relating to Our Business

We will need additional financing, which may be difficult or impossible to obtain. If we fail to obtain necessary financing or do so on unattractive terms, our development programs and other operations could be severely harmed.*

As of June 30, 2009, we had current liabilities of $19.6 million and cash on hand of approximately $920,000. We currently have capital resources, including amounts received subsequent to June 30, 2009, that we believe to be sufficient to support our operations through the end of August 2009. We are attempting to, but may not be able to raise sufficient additional capital to continue our existing operations beyond that time. We have based this estimate on assumptions that may prove to be wrong, and we may utilize our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the other factors discussed in this section.

We believe that strict cost containment in the near term is essential if our current funds are to be sufficient to allow us to continue our currently planned operations. If we are unable to effectively manage our current operations, we may not be able to implement our business strategy and our financial condition and results of operations may be adversely affected. To conserve cash, we have implemented a plan and substantially reduced our workforce and reduced our monthly expenditures. We are also evaluating our alternatives with respect to the sale of equipment, inventory and other non-critical assets. We are attempting to work out settlements with our creditors at this time but there is no assurance that we will be able to do so on satisfactory terms or at all. We may be legally declared to have an inability or impairment of our ability to pay our creditors, including the filing of an involuntary petition for bankruptcy. If we are unable to effectively manage our expenses, we may find it necessary to reduce our expenses through another reduction in our workforce, which could adversely affect our operations, or we may be required to cease operations completely, or liquidate.

In addition, we are pursuing strategic transactions and alternatives with respect to all aspects of our business, including sales of our Zingo product and asset and seeking a partner or acquirer for our Adlea program or opportunities for the merger, sale or other combination of Anesiva. Stockholders should recognize that, to satisfy our liabilities and fund the clinical development of Adlea, we may pursue strategic alternatives that result in the stockholders of Anesiva having little or no continuing interest in the Zingo product or Adlea or any other assets of Anesiva as stockholders or otherwise.

We will require substantial funds to further develop and commercialize Adlea. We expect to incur significant spending as we expand our development programs, manage continuing operations and partnering activities and our future capital requirements will depend on many factors, including:

•	the scope and results of our clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals for Adlea, and other future product candidates; and

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including any litigation costs and the results of such litigation.

We cannot assure you that any actions that we take would raise or generate sufficient capital to fully address the uncertainties of our financial position. Additional financing may not be available when we need it or may not be available on favorable terms or at all. If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our development programs for Adlea and to further reduce our current operations. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products which we would otherwise pursue on our own. In addition, we have already significantly reduced our workforce and may need to further reduce or curtail our current workforce or may even cease operations completely, or liquidate if we do not obtain any additional funding. If we raise additional funds by issuing equity securities, our then-existing stockholders will experience dilution and the terms of any new equity securities may have preference over our existing common stock. In the current economic climate, we may be unable to raise additional funds through any sources.

We may not be able to raise sufficient funds to continue our current operations, and there is substantial doubt about our ability to continue as a going concern.

If we are not able to raise additional funding, we may not be able to enter into successful collaborations under favorable terms. As a result, we may be unable to realize value from our assets and discharge our liabilities in the normal course of business. All of these factors raise substantial doubt about our ability to continue as a going concern. If we become unable to continue as a going concern, we would have to liquidate our assets, and we might realize significantly less than the values at which they are carried on our financial statements. The accompanying financial statements include adjustments to the long-lived assets to indicate impairment of those assets. However, additional adjustments or charges may be necessary should we be unable to continue as a going concern, such as additional charges related to further impairment of our long-lived assets, the recoverability and classification of assets or the amounts and classification of liabilities or other similar adjustments.

We may need to seek protection under the provisions of the U.S. Bankruptcy Code, and in that event, it is unlikely that stockholders would receive any value for their shares.*

We have not generated any revenues to date, and we have incurred losses in each year since our inception in 1999. We currently have capital resources, including amounts received subsequent to June 30, 2009, that we believe to be sufficient to support our operations approximately through the end of August 2009. We may not be able to raise sufficient capital to continue our existing operations beyond that time, particularly in light of our obligations under our lease and credit agreements, and we are currently evaluating our strategic alternatives with respect to all aspects of our business. We cannot assure you that any actions that we take would raise or generate sufficient capital to fully address the uncertainties of our financial position. As a result, we may be unable to realize value from our assets and discharge our liabilities in the normal course of business. If we are unable to settle our obligations to our creditors, including our landlords, or if we are unable to obtain financing to support continued satisfaction of our leases and other debt obligations, we would likely be in default under our lease and credit agreements and may need to seek protection under the provisions of the U.S. Bankruptcy Code. In that event, we may seek to reorganize our business, or we or a trustee appointed by the court may be required to liquidate our assets. In either of these events, whether the stockholders receive any value for their shares is highly uncertain. If we needed to liquidate our assets, we would likely realize significantly less from them than the values at which they are carried on our financial statements. The funds resulting from the liquidation of our assets would be used first to pay off the debt owed to secured and unsecured creditors before any funds would be available to pay our stockholders, and any shortfall in the proceeds would directly reduce the amounts available for distribution, if any, to our creditors and to our stockholders. In the event we were required to liquidate under the federal bankruptcy laws, it is highly unlikely that stockholders would receive any value for their shares.

The announcement and pendency of our agreement to merge with Arcion could adversely affect our business.*

On August 4, 2009, Anesiva, Inc. (the “Company”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Arca Acquisition Corporation (“Arca”), a wholly owned subsidiary of the Company, Arcion Therapeutics, Inc. (“Arcion”). The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, Arca will merge with and into Arcion, a privately held corporation, with Arcion as the surviving corporation of the merger (the “Merger”). As a result of the Merger, Arcion will become a wholly owned subsidiary of the Company and each outstanding share of Arcion capital stock will be converted into the right to receive shares of Company common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement, the Company will issue, and Arcion stockholders will receive in a tax-free exchange, shares of Anesiva common stock such that Arcion stockholders will own approximately 64% and Company stockholders will own approximately 36% of the outstanding shares of the Company immediately following the Merger and the transactions contemplated by the reinvestment agreement between Arcion and the holders of the Investors Securities. Consummation of the Merger is subject to customary closing conditions, including approval by the stockholders of the Company and Arcion. In connection with the execution of the Merger Agreement, certain stockholders of the Company, including entities affiliated with certain members of the Company’s board of directors, entered into voting agreements pursuant to which they have agreed to, among other things, vote in favor of the issuance of common stock pursuant to the Merger. The announcement and pendency of the Merger could cause disruptions in our business, including affecting our relationship with our vendors and employees, which could have an adverse effect on our business, financial results and operations.

The failure to complete the merger could adversely affect our business.*

There is no assurance that the Merger with Arcion or any other transaction will occur. If the proposed Merger or a similar transaction is not completed, the share price of our common stock may change to the extent that the current market price of our common stock reflects an assumption that a transaction will be completed. In addition, under circumstances defined in the Merger Agreement, we may be required to pay a termination fee of up to approximately $1.2 million and reimburse reasonable out-of-pocket fees and expenses of Arcion of not more than $500,000 incurred with respect to the transactions contemplated by the Merger Agreement. Further, a failed transaction may result in negative publicity and a negative impression of us in the investment community.

If we do not complete an Adlea partnering, Zingo divestiture or additional financing, we may not be able to repay the loan pursuant to our Investor Agreement, the Rights Offering Notes, or the Arcion Note when they become due and we may not be able to return capital to our stockholders.*

On January 20, 2009, we entered into the Investor Agreement where we agreed to sell and issue Investor Securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the

Investor Agreement. The Investor Securities are secured by a first priority security interest in all of the assets we own. We will pay interest at a continuously compounding rate of 7% per year. If we default under the Investor Agreement, we will pay interest at a continuously compounding rate of 14% per year. If a change of control event occurs as defined under the Investor Agreement, we will owe the Investors seven (7) times the amount of the outstanding principal amount of the Investor Securities, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. As of July 20, 2009, we are obligated to pay the outstanding principal and accrued but unpaid interest at the request of a certain majority of the Investors, which has not been received by the Company. Under the terms of the Reinvestment Agreement and upon the close of the Merger, immediately following the redemption by the Company of all of the outstanding securities held by the Investors issued pursuant to the Securities Purchase Agreement at a redemption price in cash equal to 100% of the aggregate outstanding principal amount of and all accrued but unpaid returns on such securities being redeemed, each Investor, upon receipt of the redemption price for the securities, will reinvest the proceeds of such redemption by purchasing unregistered common stock of the Company at a fixed price of $0.30 per share. Under the terms and conditions set forth in the Investor Agreement, we received an initial $3.0 million on January 20, 2009, a second tranche of $2.0 million on March 3, 2009 and the final tranche of approximately $1.3 million on April 1, 2009 under the Investor Agreement.

On April 2, 2009, we offered the holders of our common stock the Rights Offering to purchase the Rights Offering Notes subject to the terms and conditions set forth in the Indenture. On April 28, 2009, we completed the Rights Offering. We received total gross proceeds of approximately $1.1 million in exchange for the issuance of these Rights Offering Notes. The Rights Offering Notes will bear interest at a rate of 7% per annum. If we default under the Rights Offering Notes, the Rights Offering Notes will bear interest at a rate of 14% per annum. If a change of control event occurs as defined under the Rights Offering Notes, we will owe the holders of the Rights Offering Notes seven (7) times the amount of the outstanding principal amount of the unsecured notes, plus all accrued but unpaid interest. A sale of assets of the company under a bankruptcy, chapter 7 or chapter 11, will be a change of control event, as defined. Unless we pay the principal and accrued but unpaid interest back early under a change control event, we will pay the outstanding principal and accrued but unpaid interest on April 28, 2010.

The Investor Securities and the Rights Offering notes became due on July 20, 2009 and will become due on April 28, 2010, respectively, and bear interest at a rate of 7% per annum. Since the inception of Anesiva’s business, it has incurred significant cumulative net losses. As of June 30, 2009, we had accumulated deficit of approximately $322.8 million. As of June 30, 2009, we had current liabilities of $19.6 million and cash on hand of approximately $920,000. We currently have capital resources that we believe to be sufficient to support our operations through the end of August 2009. We expect to continue to incur substantial net losses in order to further develop and commercialize our products and may not be able to sustain our operations. Accordingly, absent additional financing, we will likely not have sufficient funds to pay the principal amount of the Investor Securities or the Rights Offering notes when due or upon any acceleration thereof. In addition, we may not have sufficient funds to pay interest on the Investor Securities or the Rights Offering notes. If we fail to pay principal or interest when due, we will be in default under the Investment Agreement and Indenture.

Upon a change of control event under the Investor Agreement and the Indenture we may have to pay up to seven times the amount of the outstanding principal amount of the notes in change of control proceeds plus all accrued but unpaid interest. As a result, we will not have any capital to distribute to our common stockholders if the consideration received pursuant to a consummated transaction that triggers a change of control event under the Investor Agreement is less than amounts of secured and unsecured debt outstanding at that time plus the $51.8 million that will be payable pursuant to the Investor Agreement and Rights Offering Notes.

On May 18, 2009, we entered into a secured note purchase agreement (the “Note Purchase Agreement”) with Arcion Therapeutics, Inc. (Arcion), pursuant to which we agreed to sell and issue a note (the “Arcion Note”) in the principal amount of $2.0 million, subject to the terms and conditions set forth in the Note Purchase Agreement. The Arcion Note is secured by a first priority security interest in all of the assets of the Company and

AlgoRx Pharmaceuticals, Inc. (“AlgoRx”), one of our wholly-owned subsidiaries. The Arcion Note accrues interest at a continuously compounding rate of 10% per annum. During the occurrence and continuance of an event of default, the Arcion Note will accrue interest at a continuously compounding rate of 14% per annum. Unless earlier paid pursuant to the terms of the Note Purchase Agreement or accelerated in connection with an event of default, subject to the terms of the Note Purchase Agreement, the outstanding principal and accrued but unpaid returns will be immediately due and payable on October 20, 2009. We may prepay the Arcion Note at any time without penalty. An event of default is defined in the Note Purchase Agreement to include, among other things: (1) a default of the Company or a subsidiary of the Company beyond any applicable cure period under any monetary liability that results in the acceleration of payment of such obligation in an amount over $100,000; (2) any judgment(s) entered against the Company or any subsidiary which in the aggregate exceeds $100,000 and remains unsatisfied pending appeal for 45 days or more after entry; and (3) a failure to pay any principal or interest due under the Arcion Note or failure to pay any other charges due under the Note Purchase Agreement, with such failure continuing for at least three business days. At June 30, 2009, we had $2.0 million principal amount of Arcion Note outstanding.

We may not be able to maintain our listing on The Nasdaq Global Market, which would adversely affect the price and liquidity of our common stock.*

To maintain the listing of our common stock on The Nasdaq Global Market we are required to meet certain listing requirements, including a minimum closing bid price of $1.00 per share. Our common stock has traded below the $1.00 minimum bid price every trading day since October 21, 2008. Under normal circumstances, companies traded on Nasdaq would receive a deficiency notice from Nasdaq if their common stock has traded below the $1.00 minimum bid price for 30 consecutive business days. Due to market conditions, however, on October 16, 2008, Nasdaq announced suspension of the enforcement of rules requiring a minimum $1.00 closing bid price, with the suspension to remain in place until July 31, 2009. Even if we are able to comply with the minimum bid requirement, there is no assurance that in the future we will continue to satisfy Nasdaq listing requirements, with the result that our common stock may be delisted. Should our common stock be delisted from Nasdaq, and the delisting determination was based solely on non-compliance with the $1.00 minimum bid price, we may consider applying to transfer our common stock to The Nasdaq Capital Market provided that we satisfy all criteria for initial inclusion on such market other than the minimum bid price rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that we would have an additional 180 calendar days to comply with the minimum bid price rule while on The Nasdaq Capital Market.

On March 27, 2009 the Company received a notification from The Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with Marketplace Rule 4450(a)(3) because the Company’s stockholders’ equity at December 31, 2008 was less than the $10.0 million required for continued listing on The Nasdaq Global Market. In addition, the Company is not in compliance with Marketplace Rule 4450(b)(1) because the market value of listed securities of the Company is less than $50.0 million and the total assets and total revenue of the Company was less than $50.0 million as of December 31, 2008. In the notice, Nasdaq requested that the Company provide a plan to regain compliance with the continued listing requirements of The Nasdaq Global Market by April 13, 2009.

On July 17, 2009, we received a letter from Nasdaq notifying us that based on Nasdaq’s further review of the Company’s business plan and material submitted by us, the Company has failed to regain compliance with the minimum requirement for continued listing and that, therefore, Nasdaq has determined to delist our securities from The Nasdaq Global Market. As provided in the Nasdaq Listing Rule 5815(a)(1)(A), we have the opportunity to appeal the decision to a Nasdaq Hearings Panel. On July 24, 2009, we filed the request for an appeal and, as a result, our securities will remain listed on The Nasdaq Global Market pending a decision by the Hearings Panel.

If our stock is delisted from The Nasdaq Global Market and The Nasdaq Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Delisting of our common stock could materially adversely affect the market price and market liquidity of our common stock and our ability to raise necessary capital.

We may not be able to identify and successfully complete a strategic transaction for the assets related to Zingo.

We eliminated our Zingo sales and marketing functions, closed down Zingo contract manufacturing and engineering activities and implemented a substantial restructuring plan approved by our board of directors. We previously devoted a substantial amount of efforts and capital expenditures relating to these activities. We are currently exploring strategic alternatives, including the sale of the assets related to Zingo. We cannot predict whether we will be able to identify strategic transactions on a timely basis or at all. We also cannot predict whether any such transaction, once identified, will be consummated on favorable terms or at all. We anticipate that any such transaction would be time consuming and may require us to incur significant additional costs regardless even if completed. If we are unable to identify and complete an alternate strategic transaction, we may incur additional material expenses relating to writing down the remaining assets relating to Zingo.

Our success is dependent on the proper management of our current and future business operations, and the expenses associated with them.

Our business strategy requires us to manage our operations to provide for the continued development and potential commercialization of Adlea. Our strategy also calls for us to undertake increased research and clinical development activities, and to manage an increasing number of relationships with collaborators and other third parties to achieve our development timelines, while simultaneously managing the expenses generated by these activities. On September 3, 2008, we announced a reduction of approximately 20% of our workforce, across our pre-clinical development and administrative functions. This reduction in force was a part of our efforts to reduce our operating expenses through prioritization of our development portfolio and streamlining our infrastructure. On November 10, 2008, we announced that the ACTIVE-1 Phase 3 clinical trial studying Adlea versus placebo following bunionectomy surgery missed its primary endpoint, a non-safety related recall potentially related to shelf life of our marketed Zingo product and the early repayment of our Oxford Loan in the amount of over $20.9 million which led to a second reduction of approximately 80% of our workforce, across all departments. As a result of these reductions in force, we recorded a restructuring charge of approximately $1.3 million in the third and fourth quarters of 2008.

We continue to believe that strict cost containment in the near term is essential if our current funds are to be sufficient to allow us to continue our currently planned operations and clinical development. If we are unable to effectively manage our current operations, we may not be able to implement our business strategy and our financial condition and results of operations may be adversely affected. If we are unable to effectively manage our expenses, we may find it necessary to reduce our expenses through another reduction in our workforce or we may need to cease operations completely, or liquidate.

We currently are, and in the future may be, subject to stockholder litigation which could hurt our business.*

On March 17, 2009, we were served with a lawsuit naming certain of our officers, directors and stockholders affiliated with certain of our directors as defendants in a purported derivative lawsuit filed in the Court of Chancery of the State of Delaware in connection with a financing transaction we completed pursuant to the Investor Agreement in January 2009, alleging, among other things, breaches of fiduciary duties. On March 19, 2009, a second lawsuit was filed in the Court of Chancery of the State of Delaware naming certain of our officers, directors and stockholders affiliated with certain of our directors in a purported derivative lawsuit in connection with the same financing transaction we completed in January 2009. The plaintiffs are seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control. The stockholder derivative suits are discussed in more detail in Part II, Item 1 of this Quarterly Report on Form 10-Q. We cannot predict the outcome of these lawsuits, nor can we predict the amount of time and expense that will be required to resolve them. The ongoing legal fees we are incurring in connection with these actions, or any attorneys’ fees that we may be required to pay as a result of the derivative suits, could have an adverse effect on our operating results and financial condition. In addition, if these lawsuits are successful and as a result the investors who are parties to the Investor Agreement require us to repay amounts we have received pursuant to the Investor Agreement we will likely need to significantly reduce or curtail our current workforce or may have to cease operations completely, or liquidate. Further, these lawsuits may divert management’s attention and resources, which could harm our business.

We have become subject to litigation and commercial disputes in multiple jurisdictions and venues that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.*

From time to time we are engaged in litigation and disputes regarding our commercial transactions. These litigation matters and disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes and litigation, they may distract our management from operating our business, the cost of defending these disputes and litigation would reduce our operating results and may prevent us from moving forward and pursuing the clinical development of our products.

While we believe some of the assertions against us are without merit, we cannot assure you that the outcome of any dispute or litigation will be favorable to us. If we lose any suit against us, it will hurt our cash flow and may prevent us from developing our products. In addition, if any of these lawsuits are successful and as a result we are required to pay material damages we will likely need to significantly reduce or curtail our current workforce or may have to cease operations completely, or liquidate.

For more information on our litigation matters, see “Part II—Item 1: Legal Proceedings.”

We have a limited operating history and if we do not generate significant revenues, we will not be able to achieve profitability.*

We have a limited history of operations and we have incurred net losses since our inception. As of June 30, 2009, we had accumulated deficit of approximately $322.8 million. We expect to incur substantial net losses in order to further develop and commercialize our products and do not know whether or when we will become profitable and may not be able to sustain our operations.

As a result of our ongoing reductions in force, we will be operating with a severe shortage of personnel and may not be able to conduct even limited operations or maintain effective disclosure controls and procedures. If we fail to retain key scientific and clinical personnel, we may be unable to successfully develop Adlea or any other product candidates.*

On November 10, 2008, we announced a reduction in force to reduce our staff to approximately 16 employees. On November 10, 2008, we provided Worker Adjustment and Retraining Notification Act (WARN Act) notices to 62 employees that their employment would end on January 9, 2009. On February 18, 2009, we announced that our chief financial officer position was eliminated. Accordingly, we will be operating with a severe shortage of resources and may not be able to conduct even limited operations. Even if we are able to obtain necessary funding and continue our business beyond August 2009, we may not have adequate personnel to operate our business or be able to attract and retain qualified employees.

The reduction in force may also impact the effectiveness of our disclosure controls and procedures, including certain segregation of duties and other controls to reduce the risk that a potential material misstatement of the financial statements could occur without being prevented or detected. Effective internal controls are necessary for us to provide reliable financial reports, maintain investor confidence and prevent fraud. As a result of our restructuring, we have significantly reduced our number of employees and there can be no guarantee that we will be able to retain employees with the requisite expertise to maintain an effective system of internal controls in a timely manner. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

The competition for qualified personnel in the biotechnology field is intense and we must retain and motivate highly qualified scientific personnel. We are highly dependent upon our scientific staff, particularly those employees who are involved in the development of Adlea. The loss of services of any of these key scientific employees could delay or prevent the development of Adlea, which may have a material adverse effect on our business, financial condition and results of operations.

We will need to complete additional trials for Adlea and may need to perform additional preclinical testing and clinical trials for Adlea in children before we can submit an NDA, which may impact our registration timeline.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery, although the same measure was highly significant at four to 48 hours post-surgery (p=0.004). On December 16, 2008, we announced that the ACTIVE -2 Phase 3 trial evaluating Adlea met its primary endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours post-surgery. At a minimum, we will need to repeat one Phase 3 trial, and choose to include data from three Phase 2 trials: total hip arthroplasty (for which patient enrollment is completed), an arthroscopic shoulder surgery study, and a Phase 2 dose validation study in total knee replacement to appropriately deliver a registration package suitable for the indication of post-operative orthopedic pain for NDA assessment to the FDA.

Although we plan to submit an NDA for Adlea upon the completion of a clinical trial program in adults, we may be required by the FDA to complete preclinical pediatric studies as well as provide clinical data in a pediatric population before we can submit Adlea for commercial approval in the United States. If this the case, the time to NDA submission would be significantly affected.

Even though the adult patient population treated so far with Adlea has exhibited a safety profile similar to the placebo treated population, it is possible that Adlea may exhibit signs of safety concerns in a children population, which may ultimately restrict Adlea’s label for use, or further delay Adlea’s registration timeline.

If the FDA does not accept our proposal to replace the ACTIVE-1 Phase 3 Bunionectomy study with a more robust ACTIVE-3 Phase 3 Bunionectomy study in an appropriate surgical model, our development timeline for Adlea may be significantly delayed.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. On December 16, 2008, we announced that the ACTIVE -2 Phase 3 trial evaluating Adlea met its primary endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee replacement surgery at four to 48 hours post-surgery. Given the positive results of our ACTIVE-2 Phase 3 study in total knee replacement, it is our intention to propose replacing the failed ACTIVE-1 study with a more robust ACTIVE-3 study in an appropriate surgical model for the purpose of filing an NDA for Adlea with the FDA. If the FDA does not accept our proposal or requires that we perform a replacement Phase 3 study in another pain model, this could introduce a significant time delay in our clinical development plan and such a delay may have a material adverse effect on our business, financial conditions or results of operations.

If we fail to successfully develop our single product candidate, or to successfully sublicense or sell our single approved product, our future revenues will be adversely affected.

At this time, Adlea is our only product candidate being actively developed and our future revenues, if any, in the foreseeable future will be derived solely from Adlea and any sublicense revenues from or sale of our only approved product, Zingo. We currently only have one sublicense for Zingo technology. If the clinical development of Adlea is unsuccessful, or if we are unable to enter into additional sublicenses for or sell the Zingo technology, our revenues will be adversely affected.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period.

On December 16, 2008, we announced that the ACTIVE-2 Phase 3 trial evaluating Adlea achieved its primary efficacy endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee arthroplasty (TKA, or total knee replacement surgery) at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant reduction in opioid medication consumption compared to placebo (p=0.005).

If the Adlea clinical program progresses to an FDA approval, we will most likely need a partner to commercialize Adlea successfully.*

If we obtain marketing approval for Adlea, we may not be able to build a sales and marketing organization or manufacturing operations as a result of the recent restructurings and will most likely need to seek to partner with one or more companies in order to successfully launch, distribute and market Adlea in the United States and the rest of the world. If we are not able to find a suitable partner, we may not be able to raise capital and would likely have to cease operations completely, or liquidate.

If we do not find collaborators for our product candidates, we may have to reduce or delay our rate of product development and/or increase our expenditures, and our business, results of operations and financial condition could suffer.

Our strategy to develop, manufacture and commercialize Adlea may include entering into various relationships with other pharmaceutical companies or organizations with respect to some programs to advance such programs, finance clinical development and reduce our expenditures on such programs. Our product candidates will sometimes target highly competitive therapeutic markets in which we have limited experience and expertise. If we are unable to develop this expertise ourselves, we will need to enter into agreements with a biotechnology or pharmaceutical company to provide us with the necessary resources and experience for the development and commercialization of products in these markets. There are a limited number of companies with the resources necessary to develop our future products commercially, and we may be unable to attract any of these firms. A company that has entered into a collaboration agreement with one of our competitors may choose not to enter into a collaboration agreement with us. We may not be able to negotiate any collaboration on acceptable terms or at all. If we are not able to establish collaborative arrangements, we may have to reduce or delay further development of some of our programs and/or increase our expenditures and undertake the development activities at our own expense. If we elect to increase our expenditures to fund our development programs, we will need to obtain additional capital, which may not be available on acceptable terms or at all. If we are unable to find suitable partners or to negotiate acceptable collaborative arrangements or future sale of assets held-for-sale with respect to our existing and future product candidates or the licensing of our technology, or if any arrangements we negotiate, or have negotiated, include unfavorable commercial terms, our business, results of operations and financial condition could suffer.

In addition, there have been a significant number of recent business combinations among biotechnology and pharmaceutical companies that have reduced the number of potential future collaborators. If business combinations involving potential collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our product development programs.

If we are unable to establish and maintain partnerships on commercially attractive terms, our business, results of operations and financial condition could suffer.*

We intend to continue to seek partnerships with pharmaceutical and biotechnology partners to fund some of our research and development expense and develop and commercialize Adlea. We are also seeking to license the rights to the Zingo technology to third parties for use with other medications. There may be valuable opportunities to use this advanced needle-free delivery technology for the delivery of drugs other than lidocaine. We have terminated our CJV partnership in China which may affect potential Zingo partnerships. In addition, our current Zingo partners may seek damages against us as part of their negotiations to modify or terminate any existing agreements. The timing of any future partnerships, as well as the terms and conditions of the partnerships, will affect our results of operation and financial condition. If we are unable to find suitable partners or to negotiate acceptable collaborative arrangements with respect to our existing and future product candidates or the licensing of our technology, or if any arrangements we negotiate, or have negotiated, include unfavorable commercial terms, our business, results of operations and financial condition could suffer.

If we fail to obtain U.S. regulatory approval for product candidate, Adlea, we will not be able to generate revenue in the U.S. market.

We must receive FDA approval for Adlea before we can commercialize or sell this product candidate in the United States. Even if approved by the FDA, the specific approval may be significantly limited to specific disease indications, patient populations and dosages. The FDA can limit or deny its approval for many reasons, including:

•	a product candidate may be found to be unsafe or ineffective for the desired indication;

•	regulators may interpret data from preclinical testing and clinical trials differently and less favorably than we do;

•	regulators may not approve the manufacturing processes or facilities that we use; and

•	regulators may change their approval policies or adopt new regulations.

Failure to obtain FDA approval or any delay or setback in obtaining such approval would:

•	adversely affect our ability to market any drugs that we develop and our ability to generate product revenues; and

•	impose additional costs and diminish any competitive advantages that we may attain.

As to any product for which marketing approval is obtained, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product is subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems with the product, up to and including a previously unknown or unrecognized adverse side effect, may result in restrictions on the product and/or labeling, including withdrawal of the product from the market. In addition, we may be slow to adapt, or we may never be able to adapt, to changes in existing requirements or new regulatory requirements or policies.

If we fail to comply with applicable U.S. regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Even if our products are approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown or unforeseeable problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, product returns, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

If our clinical trials with respect to our product candidate do not meet safety or efficacy endpoints in these evaluations, or if we experience significant delays in these tests or trials, our ability to commercialize our product and our financial position will be impaired.*

Clinical development is a long, expensive and uncertain process that is subject to significant delays. Due to the known or unknown circumstances beyond our control, it may take us several years to complete our testing, and failure can occur at any stage of testing. Patient enrollment in future clinical trials depends on many factors, including the size of the desired patient population, the nature and complexity of the trial protocol, the proximity of patients to clinical sites, and the eligibility criteria for inclusion in the study and patient compliance. Delays in patient enrollment or failure of patients to continue to participate in a planned or ongoing study may cause an increase in costs and delays, or even result in the failure of the trial. Favorable relationships with our investigators are also important in managing and maintaining a clinical development program.

On November 10, 2008, we announced that the ACTIVE-1 Phase 3 trial evaluating Adlea missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. Adverse events were essentially similar for both active treatment and placebo groups.

On December 16, 2008, we announced that the ACTIVE-2 Phase 3 trial evaluating Adlea achieved its primary efficacy endpoint of reducing post-surgical pain versus placebo (p=0.03) following total knee arthroplasty (TKA, or total knee replacement surgery) at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant reduction in opioid medication consumption compared to placebo (p=0.005). Adverse events were essentially similar for both active treatment and placebo groups.

In June 2009, topline results of a supportive blinded, randomized Phase 2 study in 122 patients undergoing total hip arthroplasty (THA) became available. The THA study was not powered to be a pivotal study, but its primary endpoint, the area under the curve (AUC) of pain scores in the postoperative period at four to 48 hours did not show a significant reduction in postoperative pain (p=0.212) compared to placebo. Opioid use in the first 48 hours was not significantly different between the groups. There was no difference in the safety profile seen between the two groups.

The results of preclinical or previous clinical studies do not necessarily predict future clinical trial results, and acceptable results in early studies may not adequately inform future risks observed in later studies. Any preclinical or clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities.

Preclinical and clinical data can be interpreted in different ways by different reviewers and regulators, which could delay, limit or prevent regulatory approval. Drug-related adverse events during a clinical trial could cause us to repeat a trial, perform an additional trial, terminate a trial or even cancel a clinical program. In addition, we are required by the FDA to conduct additional preclinical studies, including toxicology, while our clinical studies are ongoing which may identify previously unknown risks or questions that could require additional investigations.

To obtain regulatory approval to market our product candidate, we will need to conduct nonclinical studies in animals, and the results of these nonclinical studies may not demonstrate adequate safety or efficacy and, even if they do, the results may not necessarily be predictive of results in human trials.

As part of the regulatory approval process, we must conduct, at our own expense, nonclinical studies in laboratory animals as well as clinical trials in humans. The number of nonclinical trials that the regulatory authorities will require varies depending on the product candidate, the disease or condition for which the product candidate is being developed to address and the regulations applicable to the particular product candidate. We may need to perform multiple nonclinical studies in different species using various doses and formulations of our product candidate before we can begin clinical trials, continue clinical trials or obtain approval of our drugs, which could result in delays in our ability to develop or obtain approval of our product candidate. Furthermore, nonclinical results in animal studies are not necessarily predictive of outcomes in human clinical trials. Even after we have conducted the adequate nonclinical studies in animals, we must demonstrate in clinical trials that our product candidate is safe and efficacious for use on humans, in order to receive regulatory approval for commercial sale. Even if initial results of nonclinical studies for our product candidate are positive, we may obtain different unforeseeable results in later stages of nonclinical and clinical drug development, including failure to show desired safety and efficacy.

There may be delays in developing a product candidate as a result of the necessary preclinical studies to assess the safety of the product candidate including its ability to cause cancer and interactions with other drugs.

We are required to conduct preclinical studies to evaluate the safety of our product candidate including its ability to cause cancer or negatively interact with other drugs. For example, such studies may be required for Adlea, or other future products, for the treatment of certain indications. Such studies require up to three years, or longer, to complete and report.

Failure to enroll patients for clinical trials may cause delays in developing the product candidates, and delays in the commencement of clinical testing of the current product candidates could result in increased costs to us and delay our ability to generate revenues.

We will encounter delays or possibly regulatory rejections if we are unable to enroll enough patients to complete clinical trials as planned. Patient enrollment depends on many factors, including the size of the patient population, the nature and complexity of the protocol, the proximity of patients to clinical sites and the eligibility criteria for patient inclusion in the trial. Any delays in planned patient enrollment in the future may result in increased costs and delays, which could harm or hamper our ability to develop the product candidate in the desired timelines and planning period.

Delays in the commencement of clinical testing could significantly increase product development costs and delay product commercialization beyond the period planned and disclosed publicly. The commencement of clinical trials can also be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and individual trial sites;

•	manufacturing sufficient quantities of a product candidate; and

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site.

It may require longer and larger clinical trials to study a product candidate for certain indications such as chronic conditions.

The time frame of our clinical studies for a product candidate for a chronic condition may also be affected by the International Conference on Harmonisation guidelines that state that at least 1,500 patients must be exposed to the drug prior to submission of a registration application and from 300 to 600 patients be exposed to a new drug for one year. If development of Adlea for pain resulting from any disease syndrome or indication is subject to these larger patient number guidelines, development for these indications may be longer than a development program for an acute condition such as postsurgical pain, which typically, but not always, requires a smaller patient exposure database. In addition to the time required to conduct these studies, the results of such studies may demonstrate previously unknown or undiscoverable harmful side effects of a product candidate, which could delay, impair or prevent our ability to develop such a product candidate.

If third-party clinical research organizations do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

We do not have the ability to conduct all of our clinical trials independently. As in similar companies who operate with limited personnel and in a virtual mode within our industry, we rely on the skills and individual commitments of clinical investigators, third party clinical research organizations and consultants to perform substantially all of these functions. If we cannot locate acceptable contractors to run our clinical trials or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties, satisfy FDA requirements for the conduct of clinical trials or meet expected deadlines, we will be unable to obtain required approvals and will be unable to commercialize our products on a timely basis, if at all. If we do not maintain good professional and working relationships with our clinical investigators or their clinical sites, our clinical trials may be negatively impacted. Our agreements are generally cancelable by either party with 30 days notice, with or without cause.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

We intend to market our products in international markets. In order to market our products in the European Union and many other foreign jurisdictions, we or our foreign marketing partners must obtain separate regulatory approvals. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

Our competitors currently offer and may develop therapies that reduce the size of our markets.

Our business has been characterized by extensive research and development efforts, rapid developments and intense competition. Our competitors may have or may develop superior technologies or approaches, which may provide them with competitive advantages. Our potential products may not compete successfully. If these competitors get to the marketplace before we do with better or less expensive drugs, our product candidates, if approved for commercialization, may not be profitable to sell or worthwhile to continue to develop. Technology in the pharmaceutical industry has undergone rapid and significant change, and we expect that it will continue to do so. Any compounds, products or processes that we develop may become obsolete or uneconomical before we recover any expenses incurred in connection with their development. The success of our product candidates will depend upon factors such as product efficacy, safety, reliability, availability, timing, scope of regulatory approval, acceptance and price, among other things. Other important factors to our success include speed in developing product candidates, completing clinical development and laboratory testing, obtaining regulatory approvals and manufacturing and selling commercial quantities of potential products to the market.

Our product candidates are intended to compete directly or indirectly with existing drugs. Even if approved and commercialized, our products may fail to achieve market acceptance with hospitals, physicians or patients. Hospitals, physicians or patients may conclude that our potential products are less safe or effective or otherwise less attractive than these existing drugs. If our product candidates do not receive market acceptance for any reason, our revenue potential would be diminished, which would materially adversely affect our ability to become profitable.

Adlea, if approved and commercialized, will face significant competition. For postsurgical pain, morphine administered by infusion pump is a common treatment method. Several other oral, injectable and patch opioids are also used, including Vicodin® (Abbott Labs), OxyContin® (Purdue Pharma), Ionsys™ and Duragesic® (Johnson & Johnson) and generic versions of Duragesic that are manufactured by Mylan & Sandoz. For later-stage osteoarthritis, in addition to NSAIDs, and Celebrex® (Pfizer), hyaluronic acid products, including Synvisc® (Genzyme), are injected locally and there is some oral opioid use. For the treatment of tendonitis, glucocorticosteroids are used. TRPV1, which is involved in the transmission of pain signals to the brain and which is affected by Adlea, has become a popular target for the pharmaceutical industry. TRPV1 inhibitors, or agonists, that may also compete with Adlea are being developed by several companies, including Merck-Neurogen, Pfizer-Renovis (a subsidiary of Evotec AG), Amgen, Schwarz Pharma-Amore Pacific, Purdue Pharma, and PainCeptor. These TRPV1 inhibitors are expected to advance to clinical evaluation shortly. We believe there are other products that are in development that may compete with our current product candidates.

Most of our competitors, including many of those listed above, have substantially greater capital resources, research and development staff, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. As a result, they may achieve product commercialization or patent protection earlier than we can.

If we fail to obtain an adequate level of reimbursement for our products by third-party payors, there may be no commercially viable markets for our products or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third party payors affect the market for our products. The efficacy, safety and cost-effectiveness of our products as well as the efficacy, safety and cost-effectiveness of any competing products will determine the availability and level of reimbursement. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. In certain countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take up to nine to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies. If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, our revenues would be reduced.

We depend on our officers and key employees, and if we are not able to retain them or recruit additional qualified personnel, our business will suffer.

We are highly dependent on our management and key employees. Due to the specialized knowledge each of our officers and key employees possesses with respect to our product candidates and our operations, the loss of service of any of our officers or key employees could delay or prevent the successful enrollment and completion of our clinical trials. We do not carry key man life insurance on our officers or key employees.

We have an employment agreement with Michael Kranda, our president and chief executive officer. Mr. Kranda joined the Company in June 2008. Each of our officers and key employees may terminate his or her employment without notice and without cause or good reason.

In addition, our continued operations and growth will require hiring qualified executive, scientific, regulatory, manufacturing, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success in light of our current financial situation and past reductions in workforce. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. Our offices are located in the San Francisco Bay Area, where competition for personnel with biopharmaceutical skills is intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

Risks Related to Our Industry

We face the risk of product liability claims and may not be able to obtain insurance.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing, and marketing of drugs and related devices. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. We may not be able to obtain or maintain adequate protection against potential liabilities. In addition, as our product candidates other than Zingo are approved for marketing, we may seek additional insurance coverage. If we are unable to obtain insurance at acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity or reduced acceptance of our products in the market.

Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive.

We have refocused our operations as a virtual company and have eliminated our basic research and pre-clinical functions by relying on outside companies and third party contractors to work on our product and clinical development and we no longer have facilities with laboratory space. However, our past research and development activities within the laboratory spaces involved the controlled use of hazardous materials, including chemicals and radioactive and biological materials. Even though we have certification from local authorities of proper decommissioning of our former facility, our past operations also produced hazardous waste products. We are subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of these materials. We generally contract with third parties for the disposal of such substances and store certain low-level radioactive waste at our facility until the materials are no longer considered radioactive. We cannot completely eliminate the risk of accidental contamination or injury from these materials. We may be required to incur substantial costs to comply with current or future environmental and safety regulations. If an accident or contamination occurred, we would likely incur significant costs associated with civil penalties or criminal fines and in complying with environmental laws and regulations. We do not have any insurance for liabilities arising from hazardous materials. Compliance with environmental laws and regulations is expensive, and current or future environmental regulation may impair our research, development or production efforts.

The life sciences industry is highly competitive and subject to rapid technological change.

The life sciences industry is highly competitive and subject to rapid and profound technological change. Our present and potential competitors include major pharmaceutical companies, as well as specialized biotechnology and life sciences firms in the United States and in other countries. Most of these companies have considerably greater financial, technical and marketing resources than we do. Additional mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated in our competitors. Our existing or prospective competitors may develop processes or products that are more effective than ours or be more effective at implementing their technologies to develop commercial products faster. Our competitors may succeed in obtaining patent protection and/or receiving regulatory approval for commercializing products before us. Developments by our competitors may render our product candidates obsolete or non-competitive.

We also experience competition from universities and other research institutions, and we frequently compete with others in acquiring technology from those sources. These industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in each field are made and become more widely known. There can be no assurance that others will not develop technologies with significant advantages over those that we are seeking to develop. Any such development could harm our business.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact upon our ability to sell our products profitably. In the United States in recent years, new legislation has been proposed at the federal and state levels that would effect major changes in the healthcare system, either nationally or at the state level. These proposals have included additional prescription drug benefit proposals for Medicare beneficiaries introduced in Congress and proposed changes in reimbursement and other healthcare reform measures. Legislation creating a prescription drug benefit and making certain changes in Medicare reimbursement has recently been enacted by Congress. Given this legislation’s recent enactment, it is still too early to determine its impact on the pharmaceutical industry and our business. Further federal and state proposals are likely. More recently, administrative proposals are pending that would change the method for calculating the reimbursement of certain drugs. The potential for adoption of these proposals may affect our ability to raise capital, obtain additional collaborators or market our products. Such proposals, if enacted, may reduce our revenues, increase our expenses or limit the markets for our products. In particular, we expect to experience pricing pressures in connection with the sale of our products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

Risk Factors Relating to Our Intellectual Property

If we are unable to obtain, maintain and extend protection for the intellectual property incorporated into our products, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability or the ability of our licensors to obtain, maintain and extend protection in the United States and other countries for the intellectual property incorporated into our products. The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal and scientific questions. Neither we nor our licensors may be able to obtain additional issued patents relating to our technology to extend our intellectual property portfolio to protect our products which could affect commercialization, potential partnering or sale of the product asset. Even if issued, patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of the term of patent protection we may have for our products. In addition, our patents and our licensors’ patents may not afford us protection against competitors with similar technology. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.

Protection afforded by U.S. patents may be adversely affected by proposed changes to patent-related U.S. statutes and to U.S. Patent and Trademark Office, or USPTO, rules, especially changes to rules concerning the filing of continuation applications and other rules affecting the prosecution of our patent applications in the U.S, which were enacted August 22, 2007 and were to be effective November 1, 2007 but were successfully challenged by a third party. While the rules have not been interpreted or implemented at this time and it is unknown when and if the rules would apply to our current patent applications, the rules require that third or subsequent continuing application filings be supported by a showing as to why the new amendments or claims, argument or evidence presented could not have been previously submitted. In addition, the rules limit the numbers of Requests for Continuing Examination (RCEs) to one per application family. Other rules limit consideration by the USPTO of up to only 5 independent claims and 25 total claims per application. It is common practice to file multiple patent applications with many claims and file multiple RCEs in an effort to maximize patent protection. The USPTO rules as implemented and interpreted may limit our ability to file RCEs and continuing applications directed to our products and methods and related competing products and methods. In addition, the USPTO rules may limit our ability to patent a number of claims sufficient to cover our products and methods and related competing products and methods. Other changes to the patent statutes may adversely affect the protection afforded by U.S. patents and/or open up U.S. patents to third party attack in non-litigation settings.

We also rely on trade secrets to protect some of our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our or our collaboration partners’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, non-U.S. courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we would not be able to assert our trade secrets against them and our business could be harmed. We cannot be certain that we will be able to protect our trade secrets adequately. Any leak of confidential data into the public domain or to third parties could allow our competitors to learn our trade secrets.
If we lose our licenses from PowderMed Limited for Zingo or certain licenses for Adlea, we will not be able to continue development or outlicensing of our current products.

We are a party to two significant license agreements relating to patents, patent applications and know-how covering the technology relating to Zingo and Adlea. These license agreements impose various diligence, commercialization, royalty and other obligations on us. If we fail to comply with the obligations in the license agreements, the licensor may have the right to terminate the license and we may not be able to market products that were covered by the license.

The license agreement with James N. Campbell, M.D., Richard A. Meyer, M.S. and Marco Pappagallo, M.D. relates to the steps of administering capsaicin for pain reduction relating to Adlea, and our rights under this agreement can be terminated on 10 days’ written notice if we fail to make a payment or fulfill any material obligation under the agreement and the failure is not cured by us within 180 days of receiving notice of such failure. The license agreement with PowderMed Limited, now a wholly-owned subsidiary of Pfizer, Inc., relates to delivery technology underlying Zingo. The agreement with PowderMed Limited can be terminated immediately by either party if the other party ceases to do business in the ordinary course, or assigns all or substantially all of its assets for the benefit of creditors. Either party can also terminate for material breach if not cured within 60 days of notice or if not cured within 30 days of notice if the breach relates to payment provisions. To date, we believe we have met our obligations under all of these agreements.

We may incur substantial costs enforcing our patents, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may not have rights under some patents or patent applications that would be infringed by technologies that we use in our research, drug targets that we select, or product candidates that we seek to develop and commercialize. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We or our collaborators therefore may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of patent infringement claims, which could harm our business.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. Although we are not currently a party to any patent litigation or any other adversarial proceeding for Zingo or Adlea, regarding intellectual property rights with respect to our products and technology, we may become so in the future. We are not currently aware of any actual or potential infringement claim involving our intellectual property rights. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. The outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party, especially in biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent or other proceeding is resolved against us, we may be enjoined from researching, developing, manufacturing or commercializing our products without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could harm our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Other Risk Factors

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change the direction or management of the company.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law and contractual provisions may make it more difficult for or prevent a third-party from acquiring control of us without the approval of our board of directors. These provisions:

•	establish a classified board of directors, so that not all members of our board may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance agreement requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our board of directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our principal stockholders and management own a significant percentage of our stock and are able to exercise significant influence.*

Our executive officers, directors and principal stockholders, together with their affiliates, own approximately 48.9% of our voting stock, including shares subject to outstanding options based upon shares outstanding as of June 30, 2009. Our executive officers are not affiliated with any of our directors, principal stockholders or their affiliates. The interests of these stockholders may be different than the interests of other stockholders on these matters. This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

Our stockholders may be diluted, and the prices of our securities may decrease, by the exercise of outstanding stock options and warrants or by future issuances of securities.

We may issue additional common stock, preferred stock, restricted stock units, restricted stock awards, or securities convertible into or exchangeable for our common stock. Furthermore, substantially all shares of common stock for which our outstanding stock options or warrants are exercisable are, once they have been purchased, eligible for immediate sale in the public market. The issuance of additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock or the exercise of stock options or warrants would dilute existing investors and could adversely affect the price of our securities.

Our stock price is volatile and purchasers of our common stock could incur substantial losses.

Our stock price is volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The price for our common stock may be influenced by many factors, including:

•	positive or negative results of our clinical trials;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	regulatory developments in the United States and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	ability to manufacture our products to commercial standards;

•	public concern over our products;

•	litigation;

•	the departure of key personnel;

•	future sales of our common stock;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in corporate structure;

•	changes in the structure of healthcare payment system;

•	investors’ perceptions of us; and

•	general economic, industry and market conditions.

Our ability to use net operating loss carryforwards could be limited as a result of issuances of equity securities.

To the extent that our taxable income exceeds any current year operating losses, we may use our net operating loss carryforwards to offset income that would otherwise be taxable. However, under the Tax Reform Act of 1986, the amount of benefits from our net operating loss carryforwards may be impaired or limited if we incur a cumulative ownership change of more than 50%, as interpreted by the Internal Revenue Service, or IRS, over a three year period. As a result, our use of federal net operating loss carryforwards could be limited by the provisions of Section 382 of the Internal Revenue Code, depending upon the timing and amount of additional equity securities that we issue. State net operating loss carryforwards may be similarly limited. Any such disallowances may result in greater tax liabilities than we would incur in the absence of such a limitation and any increased liabilities could adversely affect our business, results of operations, financial condition and cash flow.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.	Defaults upon Senior Securities

Not applicable.

Item 4.	Submission of Matters to a Vote of Security Holders

Not applicable.

Item 5.	Other Information

Not applicable.

Item 6.	Exhibits

Exhibit Number	Description of Document
2.1(13)	Agreement and Plan of Merger, dated August 4, 2009, by and between Anesiva, Inc., Arca Acquisition Corporation and Arcion Therapeutics, Inc.

3.1(1)	Amended and Restated Certificate of Incorporation, dated February 18, 2004.

3.2(2)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 15, 2005.

3.3(3)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated June 21, 2006.

3.4(4)	Restated Bylaws.

4.1	Reference is made to Exhibits 3.1 through 3.4.

4.2(5)	Specimen stock certificate.

4.3(6)	Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.4(1)	Form of Amendment to Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.5(7)	Form of Security.

4.6(8)	Registration Rights Agreement, dated September 30, 2008, by and among Anesiva, Inc., Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation.

4.7(9)	Form of Rights Certificate

4.8(10)	Senior Debt Indenture, dated April 2, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.9(11)	Supplemental Indenture, dated April 2, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.10(12)	Second Supplemental Indenture, dated April 28, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

10.1(13)	Registration Rights Agreement, dated August 4, 2009.

10.2(13)	Amendment No. 2 to Securities Purchase Agreement, dated August 4, 2009, by and between Anesiva, Inc., Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, L.P., CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., Interwest Partners VIII, L.P., Interwest Investors VIII, L.P., Interwest Investors Q VIII, L.P., Arcion Therapeutics, Inc. and Anesiva, Inc., amending the Securities Purchase Agreement, dated January 20, 2009.

10.3(13)	Reinvestment Agreement, dated August 4, 2009, by and between Anesiva, Inc., Arcion Therapeutics, Inc., Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, L.P., CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., Interwest Partners VIII, L.P., Interest Investors VIII, L.P., Interwest Investors Q VIII, L.P.

10.4(13)	Amended and Restated Executive Change in Control and Severance Benefit Plan.

10.87(14)	Amendment to Securities Purchase Agreement, dated April 1, 2009, by and between Anesiva, Inc. and Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP.

Exhibit Number	Description of Document
10.88(14)	Sublease Agreement, dated March 27, 2009, by and between Anesiva, Inc. and Titan Pharmaceuticals, Inc.

10.89(15)	First Amendment to Sublease Agreement, dated April 8, 2009, by and between Anesiva, Inc. and Titan Pharmaceuticals, Inc.

10.90(16)	Secured Note Purchase Agreement, dated May 18, 2009, by and between Anesiva, Inc. and Arcion Therapeutics, Inc.

10.91(16)	Note issued to Arcion Therapeutics, Inc., dated May 18, 2009.

10.92(16)	Subordination Agreement, dated May 18, 2009, by and between Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, L.P., CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., Interwest Partners VIII, L.P., Interwest Investors VIII, L.P., Interwest Investors Q VIII, L.P., Arcion Therapeutics, Inc. and Anesiva, Inc.

10.93	Termination Agreement, dated June 4, 2009, by and between Anesiva, Inc. and Sagent Pharmaceuticals, Inc.

10.94	Termination Agreement by and among Anesiva, Inc., Wanbang Biopharmaceutical Co., Ltd, Yat Ming Lau and Wanbang Anesiva (Jiangsu) Biotech Co., Ltd. (the “CJV”) dated July 3, 2009.

31.1	Certification of Principal Executive Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

31.2	Certification of Principal Financial Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

32.1*	Certification of Chief Executive Officer, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

32.2*	Certification of Vice President, Finance, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

(1)	Filed as the like-numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573) for the year ended December 31, 2008, filed on March 25, 2009, and incorporated by reference herein.
(2)	Filed as the like-numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573) for the year ended December 31, 2007, filed on March 14, 2008, and incorporated herein by reference.
(3)	Filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended June 30, 2006, filed on August 10, 2006, and incorporated by reference herein.
(4)	Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-50573), filed on February 11, 2008, and incorporated by reference herein.
(5)	Filed as the like-numbered exhibit to our Registration Statement on Form S-1, as amended (File No. 333-110923), filed on December 4, 2003, and incorporated by reference herein.
(6)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.
(7)	Filed as Exhibit 10.75 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein.
(8)	Filed as Exhibit 10.71 to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.
(9)	Filed as Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.

(10)	Filed as Exhibit 4.2 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(11)	Filed as Exhibit 4.3 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(12)	Filed as Exhibit 4.4. to our Current Report on Form 8-K (File No. 000-50573), filed on April 28, 2009, and incorporated by reference herein.
(13)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on August 5, 2009, and incorporated by reference herein.
(14)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(15)	Filed as the like-numbered exhibit to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended March 30, 2009, filed on May 15, 2009, and incorporated by reference herein.
(16)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on May 22, 2009, and incorporated by reference herein.
*	The certifications attached as Exhibit 32.1 and Exhibit 32.2 accompanying this Quarterly Report on Form 10-Q, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of Anesiva, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 7, 2009

Anesiva, Inc.

By:	/s/ MICHAEL L. KRANDA
Michael L. Kranda
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ JOHN H. TRAN
John H. Tran
VP, Finance and Chief Accounting Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1(13)	Agreement and Plan of Merger, dated August 4, 2009, by and between Anesiva, Inc., Arca Acquisition Corporation and Arcion Therapeutics, Inc.

3.1(1)	Amended and Restated Certificate of Incorporation, dated February 18, 2004.

3.2(2)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 15, 2005.

3.3(3)	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated June 21, 2006.

3.4(4)	Restated Bylaws.

4.1	Reference is made to Exhibits 3.1 through 3.4.

4.2(5)	Specimen stock certificate.

4.3(6)	Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.4(1)	Form of Amendment to Form of Warrant to purchase shares of common stock of Anesiva, Inc.

4.5(7)	Form of Security.

4.6(8)	Registration Rights Agreement, dated September 30, 2008, by and among Anesiva, Inc., Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation.

4.7(9)	Form of Rights Certificate

4.8(10)	Senior Debt Indenture, dated April 2, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.9(11)	Supplemental Indenture, dated April 2, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.10(12)	Second Supplemental Indenture, dated April 28, 2009, by and between Anesiva, Inc. and The Bank of New York Mellon Trust Company, N.A.

10.1(13)	Registration Rights Agreement, dated August 4, 2009.

10.2(13)	Amendment No. 2 to Securities Purchase Agreement, dated August 4, 2009, by and between Anesiva, Inc., Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, L.P., CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., Interwest Partners VIII, L.P., Interwest Investors VIII, L.P., Interwest Investors Q VIII, L.P., Arcion Therapeutics, Inc. and Anesiva, Inc., amending the Securities Purchase Agreement, dated January 20, 2009.

10.3(13)	Reinvestment Agreement, dated August 4, 2009, by and between Anesiva, Inc., Arcion Therapeutics, Inc., Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, L.P., CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., Interwest Partners VIII, L.P., Interest Investors VIII, L.P., Interwest Investors Q VIII, L.P.

10.4(13)	Amended and Restated Executive Change in Control and Severance Benefit Plan.

10.87(14)	Amendment to Securities Purchase Agreement, dated April 1, 2009, by and between Anesiva, Inc. and Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP.

Exhibit Number	Description of Document
10.88(14)	Sublease Agreement, dated March 27, 2009, by and between Anesiva, Inc. and Titan Pharmaceuticals, Inc.

10.89(15)	First Amendment to Sublease Agreement, dated April 8, 2009, by and between Anesiva, Inc. and Titan Pharmaceuticals, Inc.

10.90(16)	Secured Note Purchase Agreement, dated May 18, 2009, by and between Anesiva, Inc. and Arcion Therapeutics, Inc.

10.91(16)	Note issued to Arcion Therapeutics, Inc., dated May 18, 2009.

10.92(16)	Subordination Agreement, dated May 18, 2009, by and between Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, L.P., CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., Interwest Partners VIII, L.P., Interwest Investors VIII, L.P., Interwest Investors Q VIII, L.P., Arcion Therapeutics, Inc. and Anesiva, Inc.

10.93	Termination Agreement, dated June 4, 2009, by and between Anesiva, Inc. and Sagent Pharmaceuticals, Inc.

10.94	Termination Agreement by and among Anesiva, Inc., Wanbang Biopharmaceutical Co., Ltd, Yat Ming Lau and Wanbang Anesiva (Jiangsu) Biotech Co., Ltd. (the “CJV”) dated July 3, 2009.

31.1	Certification of Principal Executive Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

31.2	Certification of Principal Financial Officer, as required by Rule 13a-14(a) of the Securities and Exchange Act of 1934, as amended.

32.1*	Certification of Chief Executive Officer, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

32.2*	Certification of Vice President, Finance, as required by Rule 13a-14(b) of the Securities and Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350).

(1)	Filed as the like-numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573) for the year ended December 31, 2008, filed on March 25, 2009, and incorporated by reference herein.
(2)	Filed as the like-numbered exhibit to our Annual Report on Form 10-K (File No. 000-50573) for the year ended December 31, 2007, filed on March 14, 2008, and incorporated herein by reference.
(3)	Filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended June 30, 2006, filed on August 10, 2006, and incorporated by reference herein.
(4)	Filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-50573), filed on February 11, 2008, and incorporated by reference herein.
(5)	Filed as the like-numbered exhibit to our Registration Statement on Form S-1, as amended (File No. 333-110923), filed on December 4, 2003, and incorporated by reference herein.
(6)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.
(7)	Filed as Exhibit 10.75 to our Current Report on Form 8-K (File No. 000-50573), filed on January 23, 2009, and incorporated by reference herein.
(8)	Filed as Exhibit 10.71 to our Current Report on Form 8-K (File No. 000-50573), filed on October 6, 2008, and incorporated by reference herein.
(9)	Filed as Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.

(10)	Filed as Exhibit 4.2 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(11)	Filed as Exhibit 4.3 to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(12)	Filed as Exhibit 4.4. to our Current Report on Form 8-K (File No. 000-50573), filed on April 28, 2009, and incorporated by reference herein.
(13)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on August 5, 2009, and incorporated by reference herein.
(14)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on April 2, 2009, and incorporated by reference herein.
(15)	Filed as the like-numbered exhibit to our Quarterly Report on Form 10-Q (File No. 000-50573), for the quarter ended March 30, 2009, filed on May 15, 2009, and incorporated by reference herein.
(16)	Filed as the like-numbered exhibit to our Current Report on Form 8-K (File No. 000-50573), filed on May 22, 2009, and incorporated by reference herein.
*	The certifications attached as Exhibit 32.1 and Exhibit 32.2 accompanying this Quarterly Report on Form 10-Q, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of Anesiva, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

Annex M

Arcion Therapeutics, Inc.

(A Development Stage Company)

Financial Statements

Year Ended December 31, 2008, Period Ended December 31, 2007 and Period from February 28, 2007 (inception) through December 31, 2008

Report of Independent Auditors

To the Board of Directors

Arcion Therapeutics, Inc.

We have audited the accompanying balance sheets of Arcion Therapeutics, Inc. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the year ended December 31, 2008, period ended December 31, 2007 and the period from February 28, 2007 (inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arcion Therapeutics, Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, the period ended December 31, 2007 and the period from February 28, 2007 (inception) through December 31, 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Arcion Therapeutics, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2008 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

July 23, 2009

Arcion Therapeutics, Inc.

(A Development Stage Company)

Balance Sheets

(In thousands except share amounts)

	December 31
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,573	$2,631
Prepaid expenses and other current assets	15	3

Total current assets	2,588	2,634
Property and equipment, net	22	—
Other assets	50	23
Restricted cash	30	—

Total assets	$2,690	$2,657

Liabilities, Convertible Preferred Stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$579	$250
Accrued liabilities	8	83
Series A Preferred Stock obligation	602	315

Total current liabilities	1,189	648
Series A Preferred Stock obligation, noncurrent	—	315

Total liabilities	1,189	963
Convertible Preferred Stock:
Series A Convertible Preferred Stock, $0.01 par value; 8,850,000 shares authorized; 5,983,332 and 3,116,666 shares issued and outstanding at December 31, 2008 and 2007, respectively (liquidation value of $5,983,000 at December 31, 2008)	5,990	2,465
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 20,000,000 shares authorized; 2,393,750 shares issued and outstanding at December 31, 2008 and 2007	24	24
Additional paid-in capital	231	215
Deficit accumulated during the development stage	(4,744)	(1,010)

Total stockholders equity (deficit)	(4,489)	(771)

Total liabilities, Convertible Preferred Stock and stockholders’ equity (deficit)	$2,690	$2,657

See accompanying notes.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Statements of Operations

(In thousands)

	Year Ended December 31 2008	Period Ended December 31 2007	Period from February 28 2007 (inception) through December 31 2008
Operating expenses:
Research and development	$2,313	$705	$3,018
General and administrative	846	303	1,149

Total operating expenses	3,159	1,008	4,167

Loss from operations	(3,159)	(1,008)	(4,167)
Other income (expense):
Interest income (expense)	56	3	59
Other income (expense)	—	(5)	(5)
Series A Preferred Stock obligation expense	(631)	—	(631)

Total other income (expense)	(575)	(2)	(577)

Net loss	$(3,734)	$(1,010)	$(4,744)

See accompanying notes.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(In thousands, excepts share amounts)

	Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at February 28, 2007 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	2,393,750	24	215	—	239
Issuance of Series A Preferred Stock at $1.00 per share, net of issuance costs of $22,000	3,116,666	3,095	—	—	—	—
Issuance of Series A Preferred Stock obligation	—	(630)	—	—	—	—	—
Net loss	—	—	—	—	—	(1,010)	(1,010)

Balance at December 31, 2007	3,116,666	2,465	2,393,750	24	215	(1,010)	(771)
Stock-based compensation	—	—	—	—	16	—	16
Exercise of Series A Preferred Stock obligation	—	659	—	—	—	—	—
Issuance of Series A Preferred Stock in satisfaction of Series A Preferred Stock obligation	2,866,666	2,866	—	—	—	—	—
Net loss	—	—	—	—	—	(3,734)	(3,734)

Balance at December 31, 2008	5,983,332	$5,990	2,393,750	$24	$231	$(4,744)	$(4,489)

See accompanying notes.

Arcion Therapeutics, Inc.

Statements of Cash Flows

(In thousands)

	Year Ended December 31 2008	Period Ended December 31 2007	Period From February 28 2007 (Inception) Through December 31 2008
Net loss	$(3,734)	$(1,010)	$(4,744)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest on notes	—	5	5
Depreciation	4	—	4
Noncash stock-based compensation	16	—	16
Noncash research and development expense	—	239	239
Series A Preferred Stock obligation expense	631	—	631
Changes in assets and liabilities:
Prepaid expenses and other current assets	(69)	(26)	(95)
Accounts payable	329	250	579
Accrued liabilities	(75)	83	8

Net cash used in operating activities	(2,898)	(459)	(3,357)

Investing activities
Purchases of property, plant and equipment	(26)	—	(26)

Cash used in financing activities	(26)	—	(26)

Cash flows from financing activities
Proceeds from notes payable	—	200	200
Payments on notes payable	—	(20)	(20)
Proceeds from issuance of Series A Preferred Stock, net of issuance costs	2,866	2,910	5,776

Cash provided by financing activities	2,866	3,090	5,956

Net increase (decrease) in cash and cash equivalents	(58)	2,631	2,573
Cash and cash equivalents at beginning of period	2,631	—	—

Cash and cash equivalents at end of period	$2,573	$2,631	$2,573

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$—	$—	$—

See accompanying notes.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements

December 31, 2008

(In thousands, except share and per share amounts)

1.	Description of Business

Arcion Therapeutics, Inc. (Arcion or the Company) is a clinical-stage biotechnology company that applies breakthroughs in neuroscience to advance the treatment of chronic pain. The Company focuses on developing innovative topical treatments to provide pain relief with convenient application and potentially reduced systemic side effects. Arcion’s product pipeline comprises multiple candidates to treat neuropathic pain. Arcion’s lead clinical program, ARC-4558, is a topical product targeted at relieving pain caused by damaged nerves in the skin. ARC-4558 is currently in a Phase IIb clinical trial for the treatment of painful diabetic neuropathy. Arcion’s preclinical candidates, also intended for topical administration, include ARC-2022 for the treatment of post-herpetic neuralgia and ARC-1834 for the treatment of Raynaud’s syndrome.

The Company was incorporated on February 28, 2007 in Delaware and is headquartered in Baltimore, Maryland.

The consolidated financial statements of the Company have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company incurred net losses since inception, has an accumulated deficit of approximately $4,700 at December 31, 2008. In addition, further impacting the Company’s current liquidity is the fact that the Company loaned $2,000 to Anesiva, Inc. (“Anesiva), a company which Arcion is currently in merger discussions with. The Company anticipates incurring additional losses until such time, if ever, it can generate significant product revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern through at least 2009 without raising additional funding. Management believes that actions presently being taken will provide for the Company to continue as a going concern through at least January 1, 2010, however, there can be no assurance in this regard. Such actions include raising additional capital in connection with the proposed merger with Anesiva or securing additional external financing.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The audited financial statements reflect the results of operations and cash flows of the Company for the year ended December 31, 2008, and the period from February 28, 2007 (inception) through December 31, 2007. The company commenced operations in July 2007.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates are based on experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts payables and accrued expenses. The carrying value of the financial instruments in the accompanying balance sheets approximate their fair values as of December 31, 2008 and 2007, because of the relatively short maturity of these items.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

Effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements for financial instruments (see Note 11).

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. As of December 31, 2007, cash equivalents consisted of investments in money market funds. There were no cash equivalents as of December 31, 2008.

Restricted Cash

Restricted cash at December 31, 2008, includes a certificate of deposit held by a bank as collateral for the Company’s credit card accounts.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains cash balances with financial institutions in excess of federally insured limits. The Company places its cash and cash equivalents with high quality financial institutions. Management believes that the financial risks associated with its cash and cash equivalents are minimal.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally five years.

Repair and maintenance costs are expensed as incurred.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of cost of consulting services, cost of materials used in research and development and clinical trials, outside testing and clinical trial management services and personnel costs.

Impairment of Long-Lived Assets

Long-lived assets such as fixed assets are reviewed for impairment whenever events or changes occur that indicate that the carrying value of the asset may not be recoverable. The recoverability of assets to be held for use is assessed by a comparison of the carrying amount of the assets to estimated undiscounted future cash flows expected to be generated by the asset. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds fair value. No events have been identified that caused an evaluation of the recoverability of long-lived assets.

Stock-Based Compensation

In November 2007, the Board of Directors and sole stockholder approved the 2007 Stock Plan (the Plan). Under the terms of the Plan, the Company may grant options to purchase up to 1,606,249 shares of common

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

stock to employees, consultants and directors with an exercise price no less than the estimated fair value of the common stock on the date of grant. Options generally vest over a four-year period and expire ten years from the date of grant.

During 2007 the Company granted 899,499 and 25,000 options to employees and one director of the Company, respectively. There were no options granted during the year ended December 31, 2008. Through December 31, 2008, the Company has not granted any options to consultants or other nonemployees/directors.

Arcion recognizes compensation expense for all share-based payment awards made to employees and directors pursuant to the Plan in accordance with SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R). SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the statements of operations.

SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. No awards were forfeited for the year ended December 31, 2008 and the period ended December 31, 2007.

Stock Options

A summary of activity under the Plan is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at February 28, 2007 (inception)	—	$—
Granted	924,499	0.10	9.89
Exercised	—
Forfeited	—
Cancelled	—
Outstanding at December 31, 2007	924,499	0.10	9.89

Vested or expected to vest at December 31, 2007	924,499

Exercisable at December 31, 2007	—

Granted	—
Exercised	—
Forfeited	—
Cancelled	—
Outstanding at December 31, 2008	924,499	0.10	8.89

Vested or expected to vest at December 31, 2008	924,499	0.10	8.89

Exercisable at December 31, 2008	251,948	$0.10	8.89

As of December 31, 2008, there are 681,750 shares available for future awards.

The Company estimated the fair value of its common stock in 2008 utilizing a third-party valuation. The valuation methodologies used by the valuation firm relied on the “income approach” and the “market approach”

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

to estimate enterprise value. The income approach involves projecting future cash flows and discounting them to present value using a discount rate based on the risk-adjusted, weighted-average cost of capital of comparable companies. The market approach involves analyzing the market price and other parameters of similar businesses as a determinant of the enterprise value of the Company. Both the income approach and the market approach involve a significant level of judgment. In order to allocate the enterprise value to the various securities that comprise the Company’s capital structure, the probability-weighted expected return method was used. The estimated fair value of common stock approximated $0.66 per share during 2008.

The Company estimates the grant-date fair value of each option grant to employees using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Period Ended December 31 2007
Expected dividend yield	0.0%
Risk-free interest rate	3.5%
Expected volatility	79%
Expected life of options	5 years

Expected dividend yield—The Company does not pay regular dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.

Risk-free interest rate—This is the U.S. Treasury rate with a term that most closely resembles the expected life of the option at the date in which the option was granted.

Expected volatility—Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company analyzed the volatility used by similar companies at a similar stage of development to estimate expected volatility.

Expected life of options—This is the period of time that the options granted are expected to remain outstanding. This estimate is based primarily on the Company’s expectation of optionee exercise behavior subsequent to vesting of options.

Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2008, was $16. Employee stock-based compensation charged to general and administrative and research and development expenses totaled $11 and $5, respectively, in the statements of operations. The weighted-average grant date fair value for options granted during the period ended December 31, 2007 is $0.07. The total fair value of options vested during the year ended December 31, 2008 is $16. Total unrecognized compensation expense as of December 31, 2008 is $43, which is expected to be amortized over the weighted-average remaining recognition period of 2.9 years.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are provided for temporary differences resulting from recognition of income and expense in different periods for income tax versus financial reporting purposes, and differences between the financial reporting and tax bases of assets and liabilities. Deferred taxes are measured using tax rates in effect for

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets when it believes that it is more likely than not that the asset will not be realized. As of December 31, 2008 and 2007, a full valuation allowance has been provided against the deferred tax assets.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which is an interpretation of SFAS 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition. The Company does not expect the adoption of FIN 48 to have a material impact on its financial statements.

In February 2008, the FASB issued a one-year deferral for nonfinancial assets and liabilities to comply with SFAS No. 157, Fair Value Measurements. The Company adopted SFAS 157 for financial assets and liabilities effective January 1, 2008. There was no material effect upon adoption of this accounting pronouncement on the Company’s results of operations, financial position or liquidity. The Company does not expect the adoption of SFAS 157 as it pertains to nonfinancial assets and liabilities to have a material impact on its financial statements.

In June 2008, the FASB issued Emerging Issues Task Force (EITF) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for the Company as of January 1, 2009. The Company is currently evaluating the impact of EITF 07-5, and has not yet determined whether its adoption will have a material impact on the financial statements.

3.	Property and Equipment

Property and equipment consist of the following:

	Year Ended December 31 2008	Period Ended December 31 2007
Computer hardware and software	$24	$—
Furniture and fixtures	2	—

	26	—
Less: accumulated depreciation	(4)	—

Property and equipment, net	$22	$—

Depreciation and amortization expense was $4 for the year ended December 31, 2008. There was no depreciation expense for the period from February 28, 2007 (inception) through December 31, 2007.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

4.	Accrued Liabilities

Accrued liabilities consist of the following:

	December 31
	2008	2007
Accrued compensation	$—	$75
Accrued professional fees	8	—
Other accrued liabilities	—	8

	$8	$83

5.	Debt

On July 9, 2007, the Company issued $200 in Convertible Promissory Notes (the Notes) to its principal investors bearing interest at 7% per annum. Under the terms of the Notes, if the Company completes a qualifying equity financing prior to September 30, 2008, the Notes would automatically convert into those equity shares that were issued in the financing. The conversion rate is equal to the aggregate principal and accrued interest outstanding divided by the issuance price of the equity shares. The Company had the option of repaying the Notes at any time without penalty.

On November 21, 2007, the Company entered into a purchase agreement for its Series A Preferred Stock. Concurrent with this closing, the Notes and accrued interest were converted into shares of Series A Preferred Stock.

6.	Convertible Preferred Stock

On November 21, 2007 (Initial Closing), the Company entered into the Series A Preferred Stock Purchase Agreement (the Purchase Agreement) with its principal investors for the issuance of up to 8,849,998 shares of Series A Preferred Stock. At the Initial Closing, the Company issued 3,116,666 shares for $1.00 per share and the investors agreed to purchase additional shares of Series A Preferred Stock at future dates. At the Initial Closing, the Notes were converted into shares of Preferred Stock.

The Series A Preferred Stock investors agreed to purchase an additional 2,866,666 shares at both the Second Closing and Third Closing at a price per share of $1.00. Pursuant to the terms of the Purchase Agreement, the Second Closing would occur by May 9, 2008 and the Third Closing would occur by April 10, 2009, assuming no material adverse events occurred, as defined in the Purchase Agreement. This obligation/right to purchase additional shares of Series A Preferred Stock at the Second and Third Closings represents a free-standing financial instrument, which is recorded as a liability at its estimated fair value of $630 on the date of issuance in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Subsequent changes in the fair value of the obligation/right will be recorded as a component of Series A Preferred Stock obligation expense in the statements of operations. The Company did not record any expense in the period ended December 31, 2007, as the fair value of the obligation/right did not materially change from the Initial Closing to December 31, 2007.

At the Second Closing in May 2008, the investors purchased 2,866,666 shares of Series A Preferred Stock for $1.00 per share and the related obligation/right was deemed to be exercised. At the time of the Second Closing, the Company estimated the fair value of the obligation/right using the methodology described below and

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

recorded the change in the fair value, which totaled $344, to Series A Preferred Stock obligation expense in the statements of operations. The aggregate fair value of the Second Closing right/obligation was reclassified to mezzanine equity upon the Second Closing. The fair value of the Third Closing right/obligation increased by $287 and totaled $602 as of December 31, 2008. The change in fair value for the Third Closing obligation/right of $287 is recorded to Series A Preferred Stock obligation expense in the statements of operations. Subsequent to December 31, 2008, the investors purchased an additional 2,866,666 shares of Series A Preferred Stock for $1.00, thereby exercising the Third Closing obligation/right.

The Company estimated the fair value of the obligation/right on the issuance date and at each reporting date by using a binomial lattice model, which incorporates the probability of the obligation/right being exercised, expected term of the obligation/right and the value of the underlying Series A Preferred Stock.

Each holder of Series A Preferred Stock is entitled to receive noncumulative dividends equal to 8% of the original purchase price only when and if declared by the Board of Directors. The holders of Series A Preferred Stock are entitled to the number of votes equal to the number of common shares into which the Series A Preferred Stock can be converted.

Holders of Series A Preferred Stock can elect at any time to convert all or part of the Series A Preferred Stock into shares of common stock. The initial conversion rate is one share of common stock for each share of Series A Preferred stock, which is adjusted for certain dilutive events, as defined. The Series A Preferred Stock will automatically convert into shares of common stock upon the earlier of (i) the date specified by the holders of a majority of the then outstanding shares of Series A Preferred Stock, and (ii) immediately prior to the closing of a qualifying public offering, with a price of at least five times the initial purchase price of the Series A Preferred Stock, which results in aggregate gross proceeds to the Company of at least $30,000.

The Series A Preferred Stock has a liquidation preference equal to the original purchase price per share, subject to certain adjustments, plus any declared but unpaid dividends. This liquidation preference is senior to the common stock. As of December 31, 2008 and 2007, the aggregate liquidation preference of the outstanding shares of Series A Preferred Stock was $5,983 and $3,116, respectively. As redemption of the Series A Preferred Stock will only occur upon a deemed liquidation event, such as a merger, at December 31, 2008 the Company does not believe it is probable that the Series A Preferred Stock will be redeemed.

7.	Stockholder’s Equity

Common Stock

During 2007, the Company entered into two common stock purchase agreements with ARC1, a related party, whereby the Company sold 2,393,750 shares of its common stock for $0.10 per share. With the exception of 1,000 shares, all common stock was issued as payment for certain intellectual property related to Arcion’s development programs. This payment was recorded as research and development expense in the period ended December 31, 2007.

8.	Income Taxes

The Company did not recognize any provision for or benefit from income taxes for the year ended December 31, 2008 and the period ended December 31, 2007. The Company’s actual income tax expense for those periods differs from the expected amounts computed by applying the statutory federal income tax rate primarily due to the valuation allowance established against the deferred tax assets.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

As of December 31, 2008, the Company had federal and state net operating loss carryforwards of approximately $1,300, which expire beginning in the year 2022.

The Company has a valuation allowance of approximately $1,353 and $404 as of December 31, 2008 and 2007, respectively, to offset deferred tax assets, mainly relating to capitalized costs, net operating losses and other temporary differences. The Company has established a valuation allowance against the entire tax asset. As a result, the Company does not recognize any tax benefit until the Company is in a taxable position and, therefore, is likely to realize the benefit. Utilization of the net operating loss carryforwards may be subject to limitations due to the limitations set forth in Sections 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions.

Significant components of our deferred tax assets are as follows:

	December 31
	2008	2007
Capitalized costs	$789	$112
Net operating loss carryforwards	519	150
Research and development credits	—	—
Other	45	142

	1,353	404
Valuation allowance	(1,353)	(404)

Deferred tax assets, net	$—	$—

9.	Leases and Commitments

Office Lease

On December 10, 2007, the Company entered into an agreement with the Maryland Economic Development Corporation to lease space in the Emerging Technology Center in Baltimore, Maryland. The term of the lease is two years beginning December 15, 2007, with a one-year renewal option. The lease contains an annual rent escalation clause.

Rent expense under this lease was $22 for the year ended December 31, 2008.

10.	Related Parties

Arcion’s Chief Executive Officer and a member of the Board of Directors, Dr. James Campbell, is the sole owner of ARC1. In 2007, Arcion sold 2,393,750 shares of common stock to ARC1 at a value of $0.10 per share in exchange for intellectual property rights. The shares of common stock were valued consistent with the Company’s other common stock grants at that time, based on the fair value determined by the Board of Directors. The cost of the intellectual property is included in research and development expenses for the period ended December 31, 2007.

11.	Fair Value Measurements

SFAS 157 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value and requires expanded disclosures about fair value measurements. The adoption of SFAS 157 did not have an impact on the Company’s financial position, results of operations, or cash flows.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

The SFAS 157 hierarchy ranks the quality and reliability of inputs, or assumptions, used in the determination of fair value and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories based on the lowest level input used that is significant to a particular fair value measurement:

Level 1—quoted prices in active markets for identical assets and liabilities

Level 2—inputs other than Level 1 quoted prices that are directly or indirectly observable

Level 3—unobservable inputs that are not corroborated by market data.

The Company has deferred the application of the provisions of SFAS 157 to nonfinancial assets and liabilities in accordance with FASB Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157, which defers the effective date of SFAS 157 for nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008.

In October 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP 157-3 clarifies the application of SFAS 157 to financial assets for which an active market does not exist. Specifically, FSP 157-3 addresses the following SFAS 157 application issues: (1) how a reporting entity’s own assumptions should be considered in measuring fair value when observable inputs do not exist, (2) how observable inputs in inactive markets should be considered when measuring fair value, and (3) how the use of market quotes should be considered when assessing the relevance of inputs available to measure fair value. FSP 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157 and was effective upon issuance. Adoption of FSP 157-3 did not materially affect the Company’s methodology for determining Level 3 pricing.

The Company evaluates financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires highly subjective judgments as to the significance of inputs used in determining fair value and where such inputs lie within the SFAS 157 hierarchy.

As of December 31, 2008, the Company held certain assets and liabilities that are required to be measured at fair value on a recurring basis. These financial assets and liabilities were as follows:

	As of December 31, 2008
	Level 1	Level 2	Level 3	Balance
Assets:
Cash and cash equivalents	$2,573	$—	$—	$2,573

Total assets	$2,573	$—	$—	$2,573

Liabilities:
Series A Preferred Stock obligation	$—	$—	$602	$602

Total liabilities	$—	$—	$602	$602

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

The table below provides a reconciliation of the beginning and ending balances of the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

Series A Preferred Stock Obligation
Balance at January 1, 2008	$630
Transfers to (from) Level 3	—
Total losses (realized or unrealized):	—
Included in earnings	631
Settlements	(659)

Balance at December 31, 2008	$602

12.	Subsequent Events

Loan to Anesiva, Inc.

On May 18, 2009, Arcion entered into a $2,000 secured note (the Note) with Anesiva, Inc. (Anesiva or the Borrower). The Note is secured by a first priority security interest in all of the assets of the Borrower and AlgoRx Pharmaceuticals, Inc., one of the Borrower’s wholly owned subsidiaries. The Note accrues interest at a continuously compounding rate of 10% per annum, and all outstanding principal and accrued but unpaid interest will be immediately due and payable on October 20, 2009. The Borrower may prepay the Note at any time without penalty.

Letter of Intent with Anesiva

Proposed Merger

In July 2009, the Company plans to enter into a merger agreement with Anesiva, Inc. (NasdaqGM: ANSV) (Anesiva) pursuant to which the Company will acquire a controlling interest in Anesiva via reverse triangular merger (the Merger). In connection with the Merger, all stockholders of the Company will exchange their shares in the Company for approximately 65% of the outstanding common stock of Anesiva. The terms and conditions of the Merger have not yet been finalized.

Annex N

Arcion Therapeutics, Inc.

(A Development Stage Company)

Financial Statements

Second Quarter Report

(Unaudited)

June 30, 2009

Arcion Therapeutics, Inc.

(A Development Stage Company)

Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	June 30 2009	December 31 2008
Assets
Current assets:
Cash and cash equivalents	$678	$2,573
Prepaid expenses and other current assets	32	15
Loan receivable	2,000	—

Total current assets	2,710	2,588
Property, plant and equipment, net	20	22
Other assets	50	50
Restricted cash	30	30

Total assets	$2,810	$2,690

Liabilities, Convertible Preferred Stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$497	$579
Other accrued liabilities	—	8
Series A Preferred Stock obligation	—	602

Total current liabilities	497	1,189
Convertible Preferred Stock:
Series A Convertible Preferred Stock, $0.01 par value; 8,850,000 shares authorized; 8,849,998 and 5,983,332 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively (liquidation value of $8,849,998 at June 30, 2009)	9,401	5,990
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 20,000,000 shares authorized; 2,393,750 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	24	24
Additional paid-in capital	239	231
Deficit accumulated during the developmental stage	(7,351)	(4,744)

Total stockholders’ equity (deficit)	(7,088)	(4,489)

Total liabilities, Convertible Preferred Stock and stockholders’ equity (deficit)	$2,810	$2,690

See accompanying notes.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Statements of Operations (Unaudited)

(In thousands)

	For the Six Months Ended June 30		Period from February 28 2007 (Inception) through June 30 2009
	2009	2008
Operating expenses:
Research and development	$1,782	$1,129	$4,800
General and administrative	906	423	2,055

Total operating expenses	2,688	1,552	6,855

Loss from operations	(2,688)	(1,552)	(6,855)
Other income (expense):
Interest and other income (expense)	24	26	78
Series A preferred stock obligation income (expense)	57	(659)	(574)

Total other income (expense)	81	(633)	(496)

Net loss	$(2,607)	$(2,185)	$(7,351)

See accompanying notes.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Condensed Statements of Cash Flows (Unaudited)

(In thousands)

	For the Six Months Ended June 30		Period from February 28 2007 (Inception) through June 30 2009
	2009	2008
Net loss	$(2,607)	$(2,185)	$(7,351)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest on notes	—	—	5
Depreciation and amortization	2	1	6
Non-cash stock-based compensation	8	8	24
Non-cash research and development expense	—	—	239
Series A Preferred Stock obligation expense (income)	(57)	659	574
Changes in assets and liabilities:
Prepaid expenses and other current assets	(17)	(65)	(112)
Accounts payable	(82)	91	497
Other accrued liabilities	(8)	(81)	—

Net cash used in operating activities	(2,761)	(1,572)	(6,118)

Investing activities
Purchases of property, plant and equipment	—	(26)	(26)
Issuance of note receivable	(2,000)	—	(2,000)

Net cash used in investing activities	(2,000)	(26)	(2,026)

Cash flows from financing activities
Proceeds from note payable	—	—	200
Payments on notes payable	—	—	(20)
Proceeds from issuance of Series A Preferred Stock, net of issuance costs	2,866	2,866	8,642

Net cash provided by financing activities	2,866	2,866	8,822

Net (decrease) increase in cash and cash equivalents	(1,895)	1,268	678
Cash and cash equivalents at beginning of period	2,573	2,631	—

Cash and cash equivalents at end of period	$678	$3,899	$678

See accompanying notes.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (Unaudited)

June 30, 2009

(In thousands, except share and per share amounts)

1.	Description of Business

Arcion Therapeutics, Inc. (Arcion or the Company) is a clinical-stage biotechnology company that applies breakthroughs in neuroscience to advance the treatment of chronic pain. The Company focuses on developing innovative topical treatments to provide pain relief with convenient application and potentially reduced systemic side effects. Arcion’s product pipeline comprises multiple candidates to treat neuropathic pain. Arcion’s lead clinical program, ARC-4558, is a topical product targeted at relieving pain caused by damaged nerves in the skin. ARC-4558 is currently in a Phase IIb clinical trial for the treatment of painful diabetic neuropathy. Arcion’s preclinical candidates, also intended for topical administration, include ARC-2022 for the treatment of post-herpetic neuralgia and ARC-1834 for the treatment of Raynaud’s syndrome.

The Company was incorporated on February 28, 2007 in Delaware and is headquartered in Baltimore, Maryland.

The consolidated financial statements of the Company have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company incurred net losses since inception and has an accumulated deficit of approximately $7,351 at June 30, 2009. In addition, further impacting the Company’s current liquidity is the fact that the Company loaned $2,000 to Anesiva, Inc. (“Anesiva”), a company which Arcion is currently in merger discussions with. The Company anticipates incurring additional losses until such time, if ever, it can generate significant product revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern through at least 2009 without raising additional funding. Management believes that actions presently being taken will provide for the Company to continue as a going concern through at least January 1, 2010, however, there can be no assurance in this regard. Such actions include raising additional capital in connection with the proposed merger with Anesiva or securing additional external financing.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and in accordance with Article 10 of Regulation S-X of the Securities and Exchange Commission and do not include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly our financial position, results of operations and cash flows. Operating results for the six month period ended June 30, 2009, are not necessarily indicative of the results that may be expected for a full fiscal year.

The financial statements reflect the results of operations and cash flows of the Company for the six months ended June 30, 2009 and 2008, and the period from February 28, 2007 (inception) through June 30, 2009.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

at the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates are based on experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts payables and accrued expenses. The carrying value of the financial instruments in the accompanying balance sheets approximate their fair values as of June 30, 2009 and December 31, 2008, because of the relatively short maturity of these items.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. There were no cash equivalents as of June 30, 2009 and December 31, 2008.

Restricted Cash

Restricted cash at June 30, 2009 and December 31, 2008, includes a certificate of deposit held by a bank as collateral for the Company’s credit card accounts.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains cash balances with financial institutions in excess of federally insured limits. The Company places its cash and cash equivalents with high quality financial institutions. Management believes that the financial risks associated with its cash and cash equivalents are minimal.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally five years.

Repair and maintenance costs are expensed as incurred.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of cost of consulting services, cost of materials used in research and development and clinical trials, outside testing and clinical trial management services and personnel costs.

Impairment of Long-Lived Assets

Long-lived assets such as fixed assets are reviewed for impairment whenever events or changes occur that indicate that the carrying value of the asset may not be recoverable. The recoverability of assets to be held for use is assessed by a comparison of the carrying amount of the assets to estimated undiscounted future cash flows expected to be generated by the asset. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds fair value. No events have been identified that caused an evaluation of the recoverability of long-lived assets.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

Stock-Based Compensation

In November 2007, the Board of Directors and sole stockholder approved the 2007 Stock Plan (the Plan). Under the terms of the Plan, the Company may grant options to purchase up to 1,606,249 shares of common stock to employees, consultants and directors with an exercise price no less than the estimated fair value of the common stock on the date of grant. Options generally vest over a four-year period and expire ten years from the date of grant.

During 2007 the Company granted 899,499 and 25,000 options to employees and one director of the Company, respectively. There were no options granted for the six months ended June 30, 2009 or during the year ended December 31, 2008. Through June 30, 2009, the Company has not granted any options to consultants or other nonemployees/directors.

Arcion recognizes compensation expense for all share-based payment awards made to employees and directors pursuant to the Plan in accordance with SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R). SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the statements of operations.

SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. No awards were forfeited for the six months ended June 30, 2009 and the year ended December 31, 2008.

Stock Options

A summary of activity under the Plan is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at December 31, 2008	924,499	$0.10	9.89

Granted	—
Exercised	—
Forfeited	—
Cancelled	—
Outstanding at June 30, 2009	924,499	0.10	8.39

Vested or expected to vest at June 30, 2009	924,499	0.10	8.39

Exercisable at June 30, 2009	364,385	$0.10	8.39

As of June 30, 2009, there are 681,750 shares available for future awards.

The Company estimates the grant-date fair value of each option grant to employees using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected dividend yield—The Company does not pay regular dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

Risk-free interest rate—This is the U.S. Treasury rate with a term that most closely resembles the expected life of the option at the date in which the option was granted.

Expected volatility—Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company analyzed the volatility used by similar companies at a similar stage of development to estimate expected volatility.

Expected life of options—This is the period of time that the options granted are expected to remain outstanding. This estimate is based primarily on the Company’s expectation of optionee exercise behavior subsequent to vesting of options.

Stock-based compensation expense recognized under SFAS 123(R) for the six months ended June 30, 2009 and 2008, was $8 and $8, respectively. The total fair value of stock options which vested during the six month ended June 30, 2009 was approximately $8. Total unrecognized compensation expense as of June 30, 2009 is $36, which is expected to be amortized over the weighted-average remaining recognition period of 2.4 years.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are provided for temporary differences resulting from recognition of income and expense in different periods for income tax versus financial reporting purposes, and differences between the financial reporting and tax bases of assets and liabilities. Deferred taxes are measured using tax rates in effect for the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets when it believes that it is more likely than not that the asset will not be realized. As of June 30, 2009, a full valuation allowance has been provided against the deferred tax assets.

3.	Property and Equipment

Property and equipment consist of the following:

	Period Ended June 30 2009	Year Ended December 31 2008
Computer hardware and software	$24	$24
Furniture and fixtures	2	2

	26	26
Less: accumulated depreciation	(6)	(4)

Property and equipment, net	$20	$22

Depreciation and amortization expense was $2 and $1 for the six months ended June 30, 2009 and 2008, respectively.

4.	Convertible Preferred Stock

On November 21, 2007 (Initial Closing), the Company entered into the Series A Preferred Stock Purchase Agreement (the Purchase Agreement) with its principal investors for the issuance of up to 8,849,998 shares of Series A Preferred Stock. At the Initial Closing, the Company issued 3,116,666 shares for $1.00 per share and the investors agreed to purchase additional shares of Series A Preferred Stock at future dates.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

The Series A Preferred Stock investors agreed to purchase an additional 2,866,666 shares at both the Second Closing and Third Closing at a price per share of $1.00. Pursuant to the terms of the Purchase Agreement, the Second Closing would occur by May 9, 2008 and the Third Closing would occur by April 10, 2009, assuming no material adverse events occurred, as defined in the Purchase Agreement. This obligation/right to purchase additional shares of Series A Preferred Stock at the Second and Third Closings represents a free-standing financial instrument, which is recorded as a liability at its estimated fair value of $630 on the date of issuance in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Subsequent changes in the fair value of the obligation/right was recorded as a component of Series A Preferred Stock obligation expense in the statements of operations.

At the Second Closing in May 2008, the investors purchased 2,866,666 shares of Series A Preferred Stock for $1.00 per share and the related obligation/right was deemed to be exercised.

At the time of the Second Closing, the Company estimated the fair value of the obligation/right using the methodology described below and recorded the change in the fair value, which totaled $344, to Series A Preferred Stock obligation expense in the statements of operations. The aggregate fair value of the Second Closing obligation/right was reclassified to mezzanine equity upon the Second Closing. The fair value of the Third Closing obligation/right increased by $287 and totaled $602 as of December 31, 2008. The change in fair value for the Third Closing obligation/right of $287 is recorded to Series A Preferred Stock obligation expense in the statements of operations for the period ended December 31, 2008

On April 10, 2009, the investors purchased an additional 2,866,666 shares of Series A Preferred Stock for $1.00, thereby exercising the Third Closing obligation/right. At the time of the Third Closing, the fair value of the Series A Preferred Stock obligation/right had increased by $229 since the right was originally issued in 2007. The change in the fair value of $57 during the six month ended June 30, 2009 is recorded to Series A Preferred Stock obligation income (expense). The aggregate fair value of the Third Closing obligation/right was reclassified to mezzanine equity upon the Third Closing.

Each holder of Series A Preferred Stock is entitled to receive noncumulative dividends equal to 8% of the original purchase price only when and if declared by the Board of Directors. The holders of Series A Preferred Stock are entitled to the number of votes equal to the number of common shares into which the Series A Preferred Stock can be converted.

Holders of Series A Preferred Stock can elect at any time to convert all or part of the Series A Preferred Stock into shares of common stock. The initial conversion rate is one share of common stock for each share of Series A Preferred stock, which is adjusted for certain dilutive events, as defined. The Series A Preferred Stock will automatically convert into shares of common stock upon the earlier of (i) the date specified by the holders of a majority of the then outstanding shares of Series A Preferred Stock, and (ii) immediately prior to the closing of a qualifying public offering, with a price of at least five times the initial purchase price of the Series A Preferred Stock, which results in aggregate gross proceeds to the Company of at least $30,000.

The Series A Preferred Stock has a liquidation preference equal to the original purchase price per share, subject to certain adjustments, plus any declared but unpaid dividends. This liquidation preference is senior to the common stock. As of June 30, 2009 and December 31, 2008, the aggregate liquidation preference of the outstanding shares of Series A Preferred Stock was $8,850 and $5,983, respectively.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

5.	Leases and Commitments

Office Lease

On December 10, 2007, the Company entered into an agreement with the Maryland Economic Development Corporation to lease space in the Emerging Technology Center in Baltimore, Maryland. The term of the lease is two years beginning December 15, 2007, with a one-year renewal option. The lease contains an annual rent escalation clause.

Rent expense under this lease was $12 and $11 for the six months ended June 30, 2009 and 2008.

6.	Fair Value Measurements

SFAS 157 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value and requires expanded disclosures about fair value measurements. The adoption of SFAS 157 did not have an impact on the Company’s financial position, results of operations, or cash flows.

The SFAS 157 hierarchy ranks the quality and reliability of inputs, or assumptions, used in the determination of fair value and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories based on the lowest level input used that is significant to a particular fair value measurement:

Level 1—quoted prices in active markets for identical assets and liabilities

Level 2—inputs other than Level 1 quoted prices that are directly or indirectly observable

Level 3—unobservable inputs that are not corroborated by market data.

The Company has deferred the application of the provisions of SFAS 157 to nonfinancial assets and liabilities in accordance with FASB Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157, which defers the effective date of SFAS 157 for nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted FSP 157-2 effective January 1, 2009. Adopting FSP 157-2 did not impact the Company’s financial statements.

In October 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP 157-3 clarifies the application of SFAS 157 to financial assets for which an active market does not exist. Specifically, FSP 157-3 addresses the following SFAS 157 application issues: (1) how a reporting entity’s own assumptions should be considered in measuring fair value when observable inputs do not exist, (2) how observable inputs in inactive markets should be considered when measuring fair value, and (3) how the use of market quotes should be considered when assessing the relevance of inputs available to measure fair value. FSP 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157 and was effective upon issuance. Adoption of FSP 157-3 did not materially affect the Company’s methodology for determining Level 3 pricing.

The Company evaluates financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires highly subjective judgments as to the significance of inputs used in determining fair value and where such inputs lie within the SFAS 157 hierarchy.

Arcion Therapeutics, Inc.

(A Development Stage Company)

Notes to Financial Statements (continued)

As of June 30, 2009, the Company held cash of $678 which is measured at fair value and is considered a Level 1 valuation.

The table below provides a reconciliation of the beginning and ending balances of the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3) for the six months ended June 30, 2009:

Series A Preferred Stock Obligation
Balance at December 31, 2008	$602
Transfers to (from) Level 3	—
Total losses (realized or unrealized):	—
Included in earnings	(57)
Settlements	(545)

Balance at June 30, 2009	$—

The Company estimated the fair value of the obligation/right on the issuance date and at each reporting date by using a binomial lattice model, which incorporates the probability of the obligation/right being exercised, expected term of the obligation/right and the value of the underlying Series A Preferred Stock.

7.	Note Receivable

Loan to Anesiva, Inc.

On May 18, 2009, Arcion entered into a $2,000 secured note (the Note) with Anesiva. The Note is secured by a first priority security interest in all of the assets of Anesiva and AlgoRx Pharmaceuticals, Inc., one of Anesiva’s wholly owned subsidiaries. The Note accrues interest at a continuously compounding rate of 10% per annum, and all outstanding principal and accrued but unpaid interest will be immediately due and payable on October 20, 2009. The Borrower may prepay the Note at any time without penalty.

8.	Subsequent Events

Management has performed an analysis of subsequent events through August 4, 2009, the date our financial statements were available to be issued, and deemed the following event to be significant:

Letter of Intent with Anesiva

Proposed Merger

In 2009, the Company plans to enter into a merger agreement with Anesiva, Inc. (Nasdaq GM: ANSV) (Anesiva) pursuant to which the Company will acquire a controlling interest in Anesiva via reverse triangular merger (the Merger). In connection with the Merger, all stockholders of the Company will exchange their shares in the Company for approximately 65% of the outstanding common stock of Anesiva. The terms and conditions of the Merger have not yet been finalized. The Company has incurred approximately $428 in merger-related expenses for the six month period ended June 30, 2009 which has been recorded in General and Administrative expenses.